As filed with the Securities and Exchange Commission on December 23, 2022.

Registration Statement No. 333-267830

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMMERHEAD ENERGY INC.

(Exact name of Registrant as Specified in its Charter)

N/A

(Translation of registrant’s name into English)

Canada	1382	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Suite 2700, 525-8th Avenue SW,

Calgary, Alberta, T2P 1G1

(403) 930-0560

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Bill Maslechko Lindsay Cox Burnet, Duckworth & Palmer LLP 2400, 525 – 8th Avenue SW Calgary, Alberta T2P 1G1 Canada (403) 260-0100	Adam M. Givertz Ian M. Hazlett Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Peter Haskopoulos Decarbonization Plus Acquisition Corp. IV 2744 Sand Hill Road Menlo Park, CA 94025 (212) 993-0076	E. Ramey Layne Zach Swartz Vinson & Elkins L.L.P. 1114 Avenue of the Americas 32nd Floor New York, NY 10036 (212) 237-0000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION, DATED DECEMBER 23, 2022

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF DECARBONIZATION PLUS ACQUISITION CORPORATION IV AND PROSPECTUS FOR 127,759,879 CLASS A COMMON SHARES, 30,050,000 WARRANTS AND 30,050,000 CLASS A COMMON SHARES ISSUABLE UPON EXERCISE OF WARRANTS OF HAMMERHEAD ENERGY INC.

PROPOSED BUSINESS COMBINATION – YOUR PARTICIPATION IS VERY IMPORTANT

Dear Shareholders of Decarbonization Plus Acquisition Corporation IV:

You are cordially invited to attend the extraordinary general meeting (the “DCRD Shareholders’ Meeting”) of shareholders of Decarbonization Plus Acquisition Corporation IV (“DCRD” and such shareholders, the “DCRD Shareholders”), which will be held at 10:00 a.m., Eastern Time, on January 23, 2023, at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or such other date, time and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, DCRD is also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and DCRD’s Amended and Restated Memorandum and Articles of Association (the “DCRD Articles”).

On September 25, 2022, DCRD, Hammerhead Resources Inc., an Alberta corporation (“Hammerhead”), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (“NewCo”) and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of DCRD (“AmalCo”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the plan of arrangement attached hereto as Annex L (the “Plan of Arrangement”) (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the Cayman Islands Companies Act (as amended) (the “Companies Act”) and domesticate as an Alberta corporation in accordance with the applicable provisions of the Business Corporations Act (Alberta) (“ABCA”) (such transfer by way of continuation and domestication, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, including the adoption of the Domestication Articles and Bylaws (as defined in the accompanying proxy statement/prospectus), the “Domestication”), (ii) following the Domestication, DCRD will amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) and NewCo will survive the SPAC Amalgamation as New SPAC and (iii) on the Closing Date (as defined below), Hammerhead will amalgamate with AmalCo (the “Company Amalgamation” and together with the SPAC Amalgamation, the “Amalgamations”) to form a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement (the “Amalgamated Company”), which will be a wholly owned subsidiary of New SPAC.

Pursuant to the SPAC Amalgamation, which will take place after the Domestication and not later than one business day prior to the date on which the closing of the Business Combination will occur (the “Closing” and such date the “Closing Date”):

(a) each DCRD Class A ordinary share, par value $0.0001 per share (a “DCRD Class A Ordinary Share”), issued and outstanding (which, pursuant to the Domestication, will be exchanged for one Class A common share of DCRD (a “DCRD Class A Common Share”)) immediately prior to the effective time of the SPAC Amalgamation (the “SPAC Amalgamation Effective Time”) will be exchanged, on a one-for-one basis, for a Class A common share in the authorized share capital of New SPAC (a “New SPAC Class A Common Share”);

(b) each DCRD Class B ordinary share, par value $0.0001 per share (a “DCRD Class B Ordinary Share” and together with the DCRD Class A Ordinary Shares, the “DCRD Ordinary Shares”), issued and outstanding (which, pursuant to the Domestication, will be exchanged for one Class B common share of DCRD (a “DCRD Class B Common Share”)) immediately prior to the SPAC Amalgamation Effective Time will be exchanged, on a one-for- one basis, for a Class B common share in the authorized share capital of New SPAC (a “New SPAC Class B Common Share”);

(c) each common share of NewCo outstanding will be exchanged for one New SPAC Class A Common Share;

(d) each DCRD Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding immediately prior to the SPAC Amalgamation Effective Time will be exchanged for a warrant to acquire one New SPAC Class A Common Share pursuant to the New SPAC Warrant Agreement (as defined in the accompanying proxy statement/prospectus) (a “New SPAC Warrant”);

(e) each DCRD Unit (as defined in the accompanying proxy statement/prospectus), issued and outstanding immediately prior to the SPAC Amalgamation Effective Time will be exchanged for one unit of New SPAC representing one New SPAC Class A Common Share and one-half of one New SPAC Warrant (a “New SPAC Unit”); and

(f) the New SPAC Class A Common Share held by Hammerhead will be purchased for cancellation for cash equal to the subscription price for such common share of NewCo.

On the Closing Date, prior to the Company Amalgamation, among other things:

(a) the Hammerhead Articles (as defined in the accompanying proxy statement/prospectus) shall be amended to authorize a new class of common shares in the capital of Hammerhead having the rights, privileges and restrictions set forth in the Plan of Arrangement (the “Hammerhead Class B Common Shares”) and concurrently, all of the issued and outstanding Hammerhead Common Shares shall be re-designated as Class A Common Shares in the capital of Hammerhead (the “Hammerhead Class A Common Shares”, and, together with the Hammerhead Class B Common Shares, the “Hammerhead Common Shares”);

(b) each Hammerhead Class A Common Share held by Employee Borrowers (as defined in the accompanying proxy statement/prospectus) shall be exchanged for one Hammerhead Class B Common Share;

(c) each then issued and outstanding New SPAC Class B Common Share will be exchanged for one New SPAC Class A Common Share pursuant to the articles of New SPAC to be adopted at the Company Amalgamation Effective Time, the form of which is attached hereto as Annex D (the “New SPAC Closing Articles”) and in accordance with the Plan of Arrangement; and

(d) each warrant to purchase Hammerhead Common Shares (each, a “Hammerhead Warrant”) will either be exchanged for Hammerhead Class A Common Shares or cash, in each case, in accordance with the Plan of Arrangement.

On the Closing Date, pursuant to the Company Amalgamation, among other things:

(a) each then issued and outstanding Series IX First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series IX Preferred Share”) will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio (as defined in the accompanying proxy statement/prospectus);

(b) each then issued and outstanding Series VIII First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series VIII Preferred Share”) will be exchanged for one New SPAC Class A Common Share;

(c) each then issued and outstanding Series VII First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series VII Preferred Share”) will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series VII Preferred Share Exchange Ratio (as defined in the accompanying proxy statement/prospectus);

(d) each then issued and outstanding Series VI First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series VI Preferred Share”) will be exchanged for one New SPAC Class A Common Share;

(e) each then issued and outstanding Series IV First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series IV Preferred Share”) will be exchanged for one New SPAC Class A Common Share;

(f) each then issued and outstanding Series III First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series III Preferred Share”) will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series III Preferred Share Exchange Ratio (as defined in the accompanying proxy statement/prospectus);

(g) each then issued and outstanding Series II First Preferred Share in the authorized share capital of Hammerhead (each, a “Hammerhead Series II Preferred Share”) will be exchanged for a number of New SPAC Class A Common Shares equal to the product of the Hammerhead Common Share Exchange Ratio and 1.13208;

(h) each then issued and outstanding Series I First Preferred Share in the authorized share capital of Hammerhead (the “Hammerhead Series I Preferred Share”) will be exchanged for one New SPAC Class A Common Share;

(i) each then issued and outstanding Hammerhead Option (as defined in the accompanying proxy statement/prospectus) will be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (i) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead Option multiplied by (ii) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Hammerhead Common Share Exchange Ratio;

(j) each then issued and outstanding Hammerhead RSU (as defined in the accompanying proxy statement/prospectus) will be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead RSU multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) subject to the applicable Hammerhead RSU divided by (y) the Hammerhead Common Share Exchange Ratio; and

(k) each then issued and outstanding Hammerhead Class A Common Share and Hammerhead Class B Common Share (each Hammerhead Class B Common Share together with the Hammerhead Class A Common Shares and the Hammerhead Preferred Shares (as defined in the accompanying proxy statement/prospectus), the “Hammerhead Shares”) will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio.

At the DCRD Shareholders’ Meeting, DCRD Shareholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 2”) to approve, by Special Resolution (as defined in the accompanying proxy statement/prospectus), the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination.

In connection with the submission of the Business Combination to a shareholder vote, holders of Class B ordinary shares of DCRD, par value $0.0001 per share (the “DCRD Class B Ordinary Shares” or the “DCRD Founder Shares” and, together with the DCRD Class A Ordinary Shares, the “DCRD Ordinary Shares”), including DCRD’s sponsor, Decarbonization Plus Acquisition Sponsor IV LLC (“DCRD Sponsor”), and, if any such DCRD Founder Shares are transferred pursuant to the letter agreement entered into concurrently with the execution and delivery of the Business Combination Agreement by and among DCRD, Riverstone Global Energy and Power Fund V (Cayman), L.P., a Cayman Islands exempted limited partnership (“Riverstone Fund V”), certain of Riverstone Fund V’s direct or indirect wholly-owned subsidiaries (such subsidiaries, together with Riverstone Fund V, the “Riverstone Fund V Entities”) and the DCRD Initial Shareholders (the “Sponsor Side Letter,” and such transfer, the “Founder Transfer”) prior to the record date for the DCRD Shareholders’ Meeting, certain Riverstone Fund V Entities, have agreed to vote any DCRD Class A Ordinary Shares (except for any DCRD Class A Ordinary Shares purchased as described below under “The Business Combination—Potential Purchases of Public Shares”) and DCRD Class B Ordinary Shares owned by them in favor of the Business Combination.

In addition to the Business Combination Proposal, DCRD Shareholders are being asked to consider and vote upon:

•

a proposal to approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including the adoption of the Domestication Articles and Bylaws (the “Domestication Proposal” or “Proposal No. 1”);

•

proposals to approve on a non-binding advisory basis, by Ordinary Resolution (as defined in the accompanying proxy statement/prospectus), the governance provisions contained in the New SPAC Closing Articles and the bylaws of NewCo, which, at the SPAC Amalgamation Effective Time, will become the bylaws of New SPAC (the “New SPAC Closing Bylaws”) that materially affect DCRD Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). The full text of the New SPAC Closing Articles and the New SPAC Closing Bylaws are attached to the accompanying proxy statement/prospectus as Annex D and Annex J, respectively. Proposal No. 3 is separated into sub-proposals submitted to DCRD Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights as described in the following paragraphs (a)–(d):

(a)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would change the authorized share capital from the existing (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each, to (i) an unlimited number of New SPAC Class A Common Shares and (ii) First Preferred Shares, issuable in series, limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would declassify the board of directors with the result being that each director will be elected annually for a term of one year (the “Declassification Proposal” or “Proposal No. 3B”);

(c)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons holding or representing not less than 25% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3C”); and

(d)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would not include provisions relating to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Declassification Proposal and the Quorum Proposal, the “Sub-Proposals”);

•

a proposal to approve, by Special Resolution, an extension of the date by which DCRD must consummate a “Business Combination” (as defined in the DCRD Articles), (the “Deadline Date”), to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles (the “Extension Proposal” or “Proposal No. 4”); and

•

if put to DCRD Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Extension Proposal, the “Proposals”). If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each DCRD Shareholder is encouraged to read carefully.

The DCRD Class A Ordinary Shares and DCRD Warrants, which are exercisable for DCRD Class A Ordinary Shares under certain circumstances, are currently listed on the NASDAQ Capital Market (the “NASDAQ”) under the symbols “DCRD” and “DCRDW,” respectively. In addition, certain of the DCRD Class A Ordinary Shares and DCRD Public Warrants (as defined in the accompanying proxy statement/prospectus) currently trade as DCRD Units, consisting of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant, and are listed on the NASDAQ under the symbol “DCRDU.” Those DCRD Units not separated will continue to trade on the NASDAQ after being exchanged for New SPAC Units in connection with the SPAC Amalgamation. At the Company Amalgamation Effective Time, the New SPAC Units will automatically separate into the component New SPAC Class A Common Shares and New SPAC Public Warrants (as defined in the accompanying proxy statement/prospectus). NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the Toronto Stock Exchange (the “TSX”). Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing, the New SPAC Class A Common Shares and New SPAC Public Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

DCRD is providing the accompanying proxy statement/prospectus and accompanying proxy card to DCRD Shareholders in connection with the solicitation of proxies to be voted at the DCRD Shareholders’ Meeting and at any adjournments or postponements of the DCRD Shareholders’ Meeting. Information about the DCRD Shareholders’ Meeting, the Business Combination and other related business to be considered by DCRD Shareholders at the DCRD Shareholders’ Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the DCRD Shareholders’ Meeting, all DCRD Shareholders are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the accompanying financial statements of Hammerhead and DCRD. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 57 of the accompanying proxy statement/prospectus.

The Board of Directors of DCRD (the “DCRD Board”), based in part on the unanimous recommendation of the special committee comprised solely of independent directors to evaluate the terms of the Business Combination (the “Special Committee”), has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that DCRD Shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other

Proposals presented to DCRD Shareholders in the accompanying proxy statement/prospectus. When you consider the DCRD Board’s recommendation of the Proposals, you should keep in mind that certain members of DCRD management have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the subsection entitled “The Business Combination—Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of DCRD Ordinary Shares you own. To ensure your representation at the DCRD Shareholders’ Meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you hold your DCRD Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the DCRD Shareholders’ Meeting, but in any event, no later than January 22, 2023, at 11:59 p.m., Eastern Time.

On behalf of the DCRD Board, I would like to thank you for your support of Decarbonization Plus Acquisition Corporation IV and look forward to a successful completion of the Business Combination.

Sincerely,

Robert Tichio

Chief Executive Officer and Director

                ,

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in DCRD and New SPAC securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.

NewCo is a “foreign private issuer” under the Exchange Act and therefore is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, New SPAC Shareholders (as defined in the accompanying proxy statement/prospectus) may receive less or different information about New SPAC than they would receive about a U.S. domestic public company. See “Risk Factors—Risks Related to Ownership of New SPAC’s Securities—As a “foreign private issuer” under the rules and regulations of the SEC, New SPAC will be, permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and may follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers.”

Upon the listing of New SPAC Class A Common Shares on the NASDAQ, New SPAC will be a “controlled company” within the meaning of the NASDAQ corporate governance standards and, as a result, may elect not to comply with certain corporate governance requirements. Following the completion of the Business Combination, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties (as defined in the accompanying proxy statement/prospectus) will control 58.5% (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer (each as defined in the accompanying proxy statement/prospectus) of the voting power of the outstanding New SPAC Common Shares. See “Risk Factors—New SPAC will be a “controlled company” within the meaning of the NASDAQ corporate governance standards and, as a result, will rely on exemptions from certain corporate governance requirements that provide protections to shareholders” and “Description of New SPAC Securities—Controlled Company Exemption.”

The accompanying proxy statement/prospectus is dated         ,             , and is expected to be first mailed or otherwise delivered to DCRD Shareholders on or about         ,        .

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by NewCo, DCRD or Hammerhead. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of NewCo, DCRD or Hammerhead since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

2744 Sand Hill Road, Suite 100 Menlo Park, California 94025

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF DECARBONIZATION PLUS ACQUISITION CORPORATION IV

TO BE HELD JANUARY 23, 2023

To the shareholders of Decarbonization Plus Acquisition Corporation IV (“DCRD”):

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the “DCRD Shareholders’ Meeting”) of shareholders of DCRD (the “DCRD Shareholders”) will be held at 10:00 a.m., Eastern Time, on January 23, 2023, at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or such other date, time and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, DCRD is also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and DCRD’s Amended and Restated Memorandum and Articles of Association (the “DCRD Articles”).

At the DCRD Shareholders’ Meeting, DCRD Shareholders will be asked to consider and vote upon the following proposals:

•

The Domestication Proposal – To approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and Cayman Islands Companies Act (as amended) (the “Companies Act”) and the domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the Business Corporations Act (Alberta) (the “ABCA”), including the adoption of the Domestication Articles and Bylaws (such transfer by way of continuation and domestication, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, the “Domestication”) (the “Domestication Proposal” or “Proposal No. 1”);

•

Business Combination Proposal — To approve, by Special Resolution, the Business Combination Agreement, dated September 25, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by and among DCRD, Hammerhead Resources Inc. (“Hammerhead”), Hammerhead Energy Inc. (“NewCo”) and 2453729 Alberta ULC (“AmalCo”), and the Business Combination, including the Arrangement Resolution (as defined in the accompanying proxy statement/prospectus) pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement attached hereto as Annex L, (i) following the Domestication, DCRD will amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) and NewCo will survive the SPAC Amalgamation as New SPAC and (ii) Hammerhead will amalgamate with AmalCo (the “Company Amalgamation” and together with the SPAC Amalgamation, the “Amalgamations”) to form a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement (the “Amalgamated Company”), which will be a wholly owned subsidiary of New SPAC (the “Business Combination Proposal” or “Proposal No. 2”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

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The Advisory Organizational Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the articles of New SPAC to be adopted at the Company Amalgamation Effective Time, the form of which is attached hereto as Annex D (the “New SPAC Closing Articles”) and the bylaws of NewCo, which, at the SPAC Amalgamation Effective Time, will become the bylaws of New SPAC, a copy of which is attached hereto as Annex J

(the “New SPAC Closing Bylaws”) that materially affect DCRD Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). Proposal No. 3 is separated into sub-proposals submitted to DCRD Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights as described in the following paragraphs (a)–(d):

(a)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would change the authorized share capital from the existing (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each, to (i) an unlimited number of New SPAC Class A Common Shares and (ii) First Preferred Shares, issuable in series, limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would declassify the board of directors with the result being that each director will be elected annually for a term of one year (the “Declassification Proposal” or “Proposal No. 3B”);

(c)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons holding or representing not less than 25% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3C”); and

(d)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would not include provisions relating to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Declassification Proposal and the Quorum Proposal, the “Sub-Proposals”).

•	Extension Proposal — To approve, by Special Resolution, an extension of the Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles.

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Adjournment Proposal — If put to DCRD Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Extension Proposal, the “Proposals”). If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

The record date for the DCRD Shareholders’ Meeting is December 14, 2022. Only holders of record of DCRD Class A ordinary shares, par value $0.0001 per share (the “DCRD Class A Ordinary Shares”), and DCRD Class B ordinary shares, par value $0.0001 per share (the “DCRD Class B Ordinary Shares” and together with the DCRD Class A Ordinary Shares, the “DCRD Ordinary Shares”), at the close of business on December 14, 2022 are entitled to notice of, and to vote at, the DCRD Shareholders’ Meeting and any adjournments or postponements thereof.

DCRD is providing the accompanying proxy statement/prospectus and accompanying proxy card to the DCRD Shareholders in connection with the solicitation of proxies to be voted at the DCRD Shareholders’ Meeting and at any adjournments of the DCRD Shareholders’ Meeting. Information about the DCRD Shareholders’ Meeting, the Business Combination and other related business to be considered by DCRD Shareholders at the DCRD Shareholders’ Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the DCRD Shareholders’ Meeting, all DCRD Shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 57 of the accompanying proxy statement/prospectus.

Whether or not you plan to attend the DCRD Shareholders’ Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If your DCRD Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your DCRD Ordinary Shares or, if you wish to attend the DCRD Shareholders’ Meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the DCRD Articles, a holder of DCRD Class A Ordinary Shares issued as part of the unit sold in DCRD’s initial public offering (the “DCRD IPO,” such shares, the “DCRD Public Shares” and, holders of such DCRD Public Shares the “DCRD Public Shareholders”) may request that New SPAC redeem all or a portion of its DCRD Public Shares for cash if the Business Combination is consummated. As a holder of DCRD Public Shares, you will be entitled to exercise your redemption rights if you:

(a) hold DCRD Public Shares, or if you hold DCRD Public Shares through DCRD units sold in the DCRD IPO (the “DCRD Units”), you elect to separate your DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising your redemption rights;

(b) submit a written request to Continental Stock Transfer & Trust Company, DCRD’s transfer agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your DCRD Public Shares for cash, and (ii) identify yourself as the beneficial holder of the DCRD Public Shares and provide your legal name, phone number and address; and

(c) deliver your DCRD Public Shares to Continental Stock Transfer & Trust Company, DCRD’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their DCRD Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on January 19, 2023 (two business days before the DCRD Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of DCRD Units must elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising their redemption rights with respect to the DCRD Public Shares. If DCRD Public Shareholders hold their DCRD Units in an account at a brokerage firm or bank, such DCRD Public Shareholders must notify their broker or bank that they elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants, or if a holder holds DCRD Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, DCRD’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to DCRD in order to validly exercise its redemption rights. DCRD Public Shareholders may elect to exercise their redemption rights with respect to their DCRD Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the DCRD Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a DCRD Public Shareholder properly exercises its redemption rights with respect to all or a portion of the DCRD Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New SPAC will redeem the related Class A common shares in the authorized share capital of New SPAC (“New SPAC Class A Common Shares”) for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the DCRD IPO, including interest earned on the funds held in the trust account and not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.16 per issued and outstanding DCRD Public Share. If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD

Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation, and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of DCRD Shareholders —Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your DCRD Public Shares.

DCRD may not consummate the Business Combination unless the Domestication Proposal and the Business Combination Proposal are approved at the DCRD Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. In the event the Adjournment Proposal is put forth at the DCRD Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Approval of the Domestication Proposal, the Business Combination Proposal and the Extension Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class provided that pursuant to Article 193 of the DCRD Articles, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles and Bylaws, the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal. The Advisory Organizational Documents Proposals and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the DCRD Shareholders’ Meeting (assuming a quorum is present). Accordingly, a DCRD Shareholder’s failure to vote by proxy or to vote online at the DCRD Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF DCRD ORDINARY SHARES YOU OWN. To ensure your representation at the DCRD Shareholders’ Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or over the internet by following the instructions on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the DCRD Shareholders’ Meeting. If you hold your DCRD Ordinary Shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The board of directors of DCRD has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the Extension Proposal, and (if put) “FOR” the Adjournment Proposal. Signed and dated proxies received by DCRD without an indication of how the DCRD Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the DCRD Shareholders at the DCRD Shareholders’ Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. DCRD encourages you to read this proxy statement/ prospectus carefully. If you have any questions or need assistance voting your shares, please call DCRD’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200, or banks and brokerage firms, please call collect at (203) 658-9400.

By Order of the Board of Directors

Robert Tichio
Chief Executive Officer and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by NewCo, as it may be amended or supplemented from time to time (File No. 333-267830) (the “Registration Statement”), serves as:

•

A notice of meeting and proxy statement of DCRD under Section 14(a) of the Exchange Act, for the DCRD Shareholders’ Meeting being held on January 23, 2023, where DCRD Shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the Proposals described herein; and

•

A prospectus of New SPAC under Section 5 of the Securities Act with respect to the (i) New SPAC Common Shares that DCRD Shareholders and Hammerhead shareholders will receive in the Business Combination; (ii) New SPAC Warrants that DCRD Warrant Holders will receive in the Business Combination and (iii) New SPAC Common Shares that may be issued upon exercise of the New SPAC Warrants.

This information is available without charge to you upon written or oral request. To make this request, you should contact DCRD’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902 Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: DCRD.info@investor.morrowsodali.com

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the DCRD Shareholders’ Meeting.

You may also obtain additional information about DCRD from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning NewCo’s and Hammerhead’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by NewCo’s and Hammerhead’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which NewCo and Hammerhead operate, and New SPAC will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, NewCo and Hammerhead obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, NewCo and Hammerhead do not expressly refer to the sources from which this data is derived. In that regard, when NewCo and Hammerhead refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that NewCo and Hammerhead paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While NewCo and Hammerhead have compiled, extracted, and reproduced industry data from these sources, NewCo and Hammerhead have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

Hammerhead and DCRD own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to create, and does not imply, a relationship with Hammerhead, NewCo or DCRD, or an endorsement or sponsorship by or of Hammerhead, NewCo or DCRD. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Hammerhead, NewCo or DCRD will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

NewCo was incorporated on September 1, 2022 for the purpose of effectuating the Business Combination described herein. NewCo has no material assets or liabilities and does not operate any businesses. Accordingly, no financial statements of NewCo have been included in this proxy statement/prospectus. This proxy statement/prospectus contains:

•

the audited consolidated financial statements of DCRD as of December 31, 2021 and for the period from February 22, 2021 (inception) to December 31, 2021 and the unaudited consolidated financial statements of DCRD as of and for the three months ended September 30, 2022 and 2021, the nine months ended September 30, 2022 and for the period from February 22, 2021 (inception) through September 30, 2021; and

•

the audited consolidated financial statements of Hammerhead as of and for the fiscal years ended December 31, 2021 and 2020 and the unaudited consolidated financial statements of Hammerhead as of and for the three and nine months ended September 30, 2022 and 2021.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited consolidated financial statements of DCRD and Hammerhead, as applicable, included in this proxy statement/prospectus. Unless otherwise indicated, financial information of DCRD has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and the financial information of Hammerhead has been prepared in accordance with International Financial Reporting Standards (“IFRS”). This proxy statement/prospectus does not include any explanation of the principal differences or any reconciliation between U.S. GAAP and IFRS.

As presented herein, Hammerhead presents its consolidated financial statements in Canadian dollars. DCRD publishes its consolidated financial statements in U.S. dollars. In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” and “CAD” mean Canadian dollars.

NON-GAAP FINANCIAL MEASURES

Hammerhead reports certain financial information using meaningful measures commonly used in the oil and natural gas industry that are not defined under IFRS, and are referred to as non-GAAP measures. Hammerhead believes that these measures provide information that is useful to investors in understanding the performance of Hammerhead and facilitate a comparison of Hammerhead’s results from period to period. Non-GAAP financial measures and ratios used in Hammerhead’s financial information include capital expenditures, available funding, operating netback, operating netback per boe, funds from operations, funds from operations per boe, and funds from operations per basic share and diluted share. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS, and should be read in conjunction with the audited annual consolidated financial statements of Hammerhead. Readers are cautioned that these non-GAAP financial measures and capital management measures are not standardized measures under IFRS, and may not be comparable to similar financial measures disclosed by other entities.

For more information on the non-IFRS financial measures used in this proxy statement/prospectus, please see the section entitled “Hammerhead Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP and Other Specified Financial Measures.”

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EXCHANGE RATES

New SPAC’s reporting currency will be the Canadian dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. For NewCo, the Canadian dollar is the functional currency. The functional currency of New SPAC’s subsidiaries will generally be the local currency.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

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“A&R Registration Rights Agreement” are to that certain amended and restated registration rights agreement of DCRD to be entered into concurrently with the Closing, the form of which is attached hereto as Annex F.

•	“ABCA” are to the Business Corporations Act (Alberta).

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“Adjournment Proposal” are to, if put to DCRD Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Business Combination Proposal or the Advisory Organizational Documents Proposals. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, nor the Advisory Organizational Documents Proposals will be submitted to the DCRD Shareholders for a vote.

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“Adjusted EBITDA” are to a non-IFRS measure calculated as net profit (loss) before interest and financing expenses, income taxes, depletion, depreciation and amortization, adjusted for certain non-cash, extraordinary and non-recurring items.

•

“Advisory Organizational Documents Proposals” are to proposals to approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights, presented separately as the Authorized Capital Proposal, the Declassification Proposal, the Quorum Proposal and the Other Matters Proposal in accordance with SEC guidance.

•	“AECO” are to AECO “C” hub price index for Alberta natural gas.

•	“Affiliated Joint Acquisition” are to an acquisition opportunity jointly with DCRD Sponsor, or one or more affiliates.

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“Allowable Capital Loss” are to one-half of any capital loss realized by a Canadian Holder in a taxation year that must be deducted from taxable capital gains realized by the Canadian Holder in that year.

•	“AmalCo” are to 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of DCRD.

•	“AmalCo Common Shares” are to the common shares in the authorized share capital of AmalCo.

•	“Amalgamated Company” are to Hammerhead Resources ULC, the unlimited liability corporation formed as a result of the Company Amalgamation.

•	“Amalgamations” are to the Company Amalgamation and the SPAC Amalgamation, collectively.

•	“Antitrust Division” are to the Antitrust Division of the U.S. Department of Justice.

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“Arrangement” are to an arrangement under section 193 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the directions of the Court in the Interim Order or Final Order with the prior written consent of DCRD and Hammerhead, such consent not to be unreasonably withheld, conditioned or delayed.

•

“Arrangement Resolution” are to (i) in the case of Hammerhead, the Special Resolution of the Hammerhead Shareholders in respect of the Arrangement to be considered at the Hammerhead Shareholders Meeting; and (ii) in the case of DCRD, the Special Resolution of the DCRD Shareholders to be considered at the DCRD Shareholders’ Meeting, in each case, including any amendments or variations thereto made in accordance with the Business Combination Agreement or made at the direction of the Court in the Interim Order, with the consent of Hammerhead and DCRD, each acting reasonably.

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“As-Converted Hammerhead Series II Preferred Shares” are to, at any point of determination, the number of Hammerhead Common Shares (or Hammerhead Class A Common Shares, as applicable) issuable if all holders of Hammerhead Series II Preferred Shares converted such shares in accordance with the Hammerhead Articles.

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“As-Converted Hammerhead Series IX Preferred Shares” are to, at any point of determination, the number of Hammerhead Common Shares (or Hammerhead Class A Common Shares, as applicable) issuable if all holders of Hammerhead Series IX Preferred Shares converted such shares in accordance with the Hammerhead Articles.

•

“Authorized Capital Proposal” are to a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, a change in the authorized share capital of DCRD from the existing (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each, to (i) an unlimited number of New SPAC Class A Common Shares and (ii) First Preferred Shares, issuable in series, limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares.

•	“bbl” are to barrel.

•	“bbls/d” are to barrels per day.

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“boe” are to barrels of oil equivalent, as calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one boe. This calculation is an energy content correlation and does not reflect a value or price relationship between the commodities.

•	“boe/d” are to barrels of oil equivalent per day.

•	“Business Combination” are to the transactions contemplated by the Business Combination Agreement, the Plan of Arrangement and all other agreements entered into in connection therewith.

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“Business Combination Agreement” are to that certain Business Combination Agreement, dated September 25, 2022 by and between DCRD, Hammerhead, NewCo and AmalCo, a copy of which is attached hereto as Annex A.

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“Business Combination Proposal” are to a proposal to approve, by Special Resolution, the Business Combination Agreement and the Business Combination, including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) following the Domestication, the SPAC Amalgamation will take place, and NewCo will survive the SPAC Amalgamation as New SPAC and (ii) on the Closing Date, the Company Amalgamation will take place with the Amalgamated Company becoming a wholly owned subsidiary of New SPAC.

•	“Canadian Holder” are to a Holder who, at all relevant times, for purposes of the ITA, is or is deemed to be resident in Canada.

•	“Cdn$” are to Canadian dollars.

•	“CIBC” are to the Canadian Imperial Bank of Commerce.

•	“CIBC Capital Markets” are to CIBC World Markets Inc.

•	“Closing” are to the closing of the Business Combination.

•	“Closing Date” are to the date of Closing.

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended.

•	“Companies Act” are to the Cayman Islands Companies Act (as amended).

•	“Company Amalgamation” are to the amalgamation of Hammerhead and AmalCo.

•	“Company Amalgamation Effective Time” are to the effective time of the Company Amalgamation.

•	“Competition Act” are to the Competition Act (Canada) and the regulations promulgated thereunder.

•	“Court” are to the Alberta Court of King’s Bench.

•	“CRA” are to the Canada Revenue Agency.

•	“Credit Facility” are to the credit facilities available to Hammerhead pursuant to the then existing credit agreement between Hammerhead and the lenders thereto, as the context may require.

•	“Crown” are to His Majesty the King in right of Canada or His Majesty the King in right of the Province of Alberta, as the context may require.

•	“Crude oil” are to light crude oil and medium crude oil as defined in NI 51-101.

•	“DCRD” are to Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company.

•	“DCRD Articles” are to the amended and restated memorandum and articles of association of DCRD, adopted on August 10, 2021, as may be amended and/or restated from time to time.

•	“DCRD Board” are to the board of directors of DCRD.

•	“DCRD Class A Common Shares” are to, following the Domestication, DCRD’s Class A common shares.

•	“DCRD Class A Ordinary Shares” are to DCRD’s Class A ordinary shares, par value $0.0001 per share, which are subject to possible redemption.

•	“DCRD Class B Common Shares” are to, following the Domestication, DCRD’s Class B common shares.

•	“DCRD Class B Ordinary Shares” are to DCRD’s Class B ordinary shares, par value $0.0001 per share.

•	“DCRD Common Shares” are to the DCRD Class A Common Shares and the DCRD Class B Common Shares.

•	“DCRD Domesticated Warrants” are to, following the Domestication, the DCRD Private Placement Warrants and the DCRD Public Warrants, collectively.

•	“DCRD Founder Shareholders” are to the DCRD Initial Shareholders and, after the Founder Transfer, certain Riverstone Fund V Entities.

•	“DCRD Founder Shares” are to the outstanding DCRD Class B Ordinary Shares.

•	“DCRD Initial Shareholders” are to DCRD Sponsor and DCRD’s independent directors, each in their capacity as holders of DCRD Founder Shares.

•	“DCRD IPO” are to DCRD’s initial public offering of DCRD Units, which closed on August 13, 2021.

•	“DCRD management” are to DCRD’s officers and directors.

•	“DCRD Ordinary Shares” are to the DCRD Class A Ordinary Shares and the DCRD Class B Ordinary Shares.

•	“DCRD Over-allotment Units” are to the DCRD Units purchased by the underwriters pursuant to the over-allotment option in connection with the DCRD IPO.

•	“DCRD Private Placement Warrants” are to the warrants issued to DCRD Sponsor and certain of DCRD’s independent directors in a private placement simultaneously with the closing of the DCRD IPO.

•	“DCRD Public Shareholders” are to the holders of DCRD Public Shares.

•	“DCRD Public Shares” are to DCRD Class A Ordinary Shares sold as part of the DCRD Units in the DCRD IPO (whether they were purchased in the DCRD IPO or thereafter in the open market).

•	“DCRD Public Warrant Holders” are to holders of DCRD Public Warrants.

•	“DCRD Public Warrants” are to the warrants sold as part of the DCRD Units in the DCRD IPO (whether they were purchased in the DCRD IPO or thereafter in the open market).

•	“DCRD Securities” are to DCRD Ordinary Shares and DCRD Warrants, collectively.

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“DCRD Shareholder Approval” are to (i) with respect to the approval of the Domestication Proposal, including the Domestication Articles and Bylaws, by Special Resolution provided that pursuant to Article 193 of the DCRD Articles, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles and Bylaws, the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal and (ii) with respect to the approval of the Business Combination Proposal, by Special Resolution.

•	“DCRD Shareholders” are to, collectively, the DCRD Initial Shareholders and the DCRD Public Shareholders.

•	“DCRD Shareholders’ Meeting” are to the extraordinary general meeting of DCRD Shareholders that is the subject of this proxy statement/prospectus and any adjournments thereof.

•	“DCRD Sponsor” are to Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company and an affiliate of Riverstone.

•	“DCRD Units” are to the units of DCRD sold in the DCRD IPO, each of which consists of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant.

•	“DCRD Unitholders” are to the holders of DCRD Units.

•	“DCRD Warrant Agreement” are to the Warrant Agreement, dated August 10, 2021, between DCRD and Continental Stock Transfer and Trust Company, as warrant agent.

•	“DCRD Warrant Holders” are to the holders of DCRD Warrants.

•	“DCRD Warrants” are to the DCRD Private Placement Warrants and the DCRD Public Warrants, collectively.

•	“Deadline Date” are to the date by which DCRD must complete a “Business Combination” (as defined in the DCRD Articles), in accordance with the DCRD Articles.

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“Declassification Proposal” are to a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, declassification of the board of directors of DCRD with the result being that each director of New SPAC will be elected annually for a term of one year.

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“Designated Stock Exchange” are to any national securities exchange or automated quotation system on which DCRD’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market.

•	“Domestication” are to the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the

x

domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, including the adoption of the Domestication Articles and Bylaws.

•	“Domestication Articles and Bylaws” are to the articles and bylaws of DCRD to be adopted in connection with the Domestication, forms of which are attached hereto as Annex B.

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“Domestication Proposal” are to a proposal to approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the Domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including the adoption of the Domestication Articles and Bylaws.

•	“DPSP” are to a deferred profit sharing plan.

•	“DTC” are to The Depository Trust Company.

•	“Duff & Phelps” are to Kroll, LLC, operating through its Duff & Phelps Opinions Practice.

•	“DWAC” are to an automated system for deposits and withdrawals of securities at DTC.

•	“E&P Companies” are to exploration and production companies.

•	“EGC” are to emerging growth company, as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act.

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“Employee Borrowers” are to the four management employees who received loans from Hammerhead in the aggregate principal amount of C$5,793,000 pursuant to amended and restated limited recourse loan, pledge, call option and security agreements dated February 18, 2020.

•	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended.

•	“Extension Proposal” are to a proposal to approve, by Special Resolution, an extension of the Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles.

•	“F Reorganization” are to a reorganization pursuant to Section 368(a)(1)(F) of the Code.

•	“Fairness Opinion” are to the written opinion of Duff & Phelps, dated September 25, 2022, delivered to the Special Committee.

•	“FHSA” are to a first home savings account.

•	“FHSA Amendments” are to Proposed Amendments released on August 9, 2022 to implement tax measures applicable to FHSAs first proposed by the 2022 Federal Budget (Canada).

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“Final Order” are to the final order of the Court pursuant to section 193 of the ABCA, approving the Arrangement, in a form acceptable to DCRD and Hammerhead, as such order may be amended, modified, supplemented or varied by the Court with the consent of DCRD and Hammerhead, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such affirmation or amendment is reasonably acceptable to each of DCRD and Hammerhead.

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“First Preferred Shares” are to the class of shares of New SPAC issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares.

•	“Founder Transfer” are to the transfer of DCRD Founder Shares and DCRD Private Placement Warrants pursuant to the Sponsor Side Letter.

•	“G&A” are to general and administrative.

•	“GAAP” are to generally accepted accounting principles.

•	“GHG” are to greenhouse gases.

•	“GJ” are to gigajoule.

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“Governmental Authority” are to any U.S. or non-U.S.: (1) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other government; or (3) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal).

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“Hammerhead 2013 Warrants” are to the 6,000,000 warrants to purchase Hammerhead Common Shares issuable pursuant to that certain warrant indenture dated May 1, 2013 by and between Hammerhead and Olympia Trust Company.

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“Hammerhead 2020 Warrants” are to the (i) 33,721,985 warrants to purchase Hammerhead Common Shares issuable pursuant to the certain warrant certificate dated June 17, 2020 by and between Hammerhead and Riverstone V Investment Management Coöperatief U.A. (formerly, Riverstone V EMEA Holdings Coöperatief U.A.); and (ii) 1,298,296 warrants to purchase Hammerhead Common Shares issuable pursuant to that certain warrant certificate dated December 8, 2020 by and between Hammerhead and HV RA II LLC.

•	“Hammerhead” are to Hammerhead Resources Inc., an Alberta corporation.

•	“Hammerhead Articles” are to the articles of amalgamation of Hammerhead dated October 1, 2017, as have been and may be amended from time to time.

•	“Hammerhead Board” are to the board of directors of Hammerhead.

•	“Hammerhead Circular” are to the information circular/proxy statement of Hammerhead in respect of the Hammerhead Shareholders Meeting.

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“Hammerhead Class A Common Shares” are to the Hammerhead Common Shares after the reclassification of such Hammerhead Common Shares as “Hammerhead Class A Common Shares” pursuant to Section 3.2(a) of the Plan of Arrangement.

•	“Hammerhead Class B Common Shares” are to the Class B common shares in the authorized share capital of Hammerhead created pursuant to Section 3.2(a) of the Plan of Arrangement.

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“Hammerhead Common Share Exchange Ratio” are to the quotient obtained by (A) dividing (i) $882,092,851.88 minus (a) $130,603,883.57, representing the Hammerhead Series VII Preferred Share Liquidation Preference, (b) $179,631,775.98, representing the Hammerhead Series III Preferred Share Liquidation Preference and (c) $40.00, by (ii) $10.00, representing the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by (C) the sum of (i) the As-Converted Hammerhead Series II Preferred Shares, (ii) the As-Converted Hammerhead Series IX Preferred Shares, (iii) the number of Hammerhead Common Shares that are issuable upon the exercise of Hammerhead Options that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Hammerhead Common Shares with a fair market value equal to the aggregate exercise price (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) of all Hammerhead Options so exercised, in each case, assuming that the fair market value of one Hammerhead Common Share equals (x) the Hammerhead Common Share Exchange Ratio multiplied by (y) $10.00, (iv) the (1) number of Hammerhead Common Shares that are issuable upon the exercise of Hammerhead RSUs that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Hammerhead Common Shares with a fair market value equal to the aggregate exercise price (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) of all Hammerhead RSUs so exercised, in each case, assuming that the fair market value of one Hammerhead Common Share equals

(x) the Hammerhead Common Share Exchange Ratio multiplied by (y) $10.00; minus (2) 2,010,154 Hammerhead Common Shares, and (v) the number of Hammerhead Class A Common Shares and Hammerhead Class B Common Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, including, for greater certainty, any Hammerhead Class A Common Shares issued in connection with the Hammerhead Warrant Settlement.

•	“Hammerhead Common Shares” are to the common shares in the authorized share capital of Hammerhead.

•	“Hammerhead Options” are to all options to purchase Hammerhead Common Shares, whether or not exercisable and whether or not vested, granted under the Hammerhead Share Option Plan.

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“Hammerhead Preferred Shares” are to, collectively, the Hammerhead Series I Preferred Share, the Hammerhead Series II Preferred Shares, the Hammerhead Series III Preferred Shares, the Hammerhead Series IV Preferred Share, the Hammerhead Series VI Preferred Share, the Hammerhead Series VII Preferred Shares, the Hammerhead Series VIII Preferred Shares and the Hammerhead Series IX Preferred Shares.

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“Hammerhead Required Approval” are to approval by not less than two-thirds (66 2⁄3%) of the votes cast on the Arrangement Resolution by Hammerhead Shareholders, voting as a single class (and, in the case of the Hammerhead Preferred Shares, on an as-converted basis in accordance with the Hammerhead Articles), present in person or represented by proxy at the Hammerhead Shareholders Meeting.

•	“Hammerhead RSUs” are to all share awards to purchase Hammerhead Common Shares, whether or not exercisable and whether or not vested, granted under the Hammerhead Share Award Plan.

•	“Hammerhead Series I Preferred Share” are to the Series I First Preferred Share in the authorized share capital of Hammerhead.

•	“Hammerhead Series II Preferred Shares” are to the Series II First Preferred Shares in the authorized share capital of Hammerhead.

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“Hammerhead Series III Preferred Share Exchange Ratio” are to the quotient obtained by (A) dividing the Hammerhead Series III Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Hammerhead Series III Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time.

•	“Hammerhead Series III Preferred Share Liquidation Preference” are to $179,631,775.98.

•	“Hammerhead Series III Preferred Shares” are to the Series III First Preferred Shares in the authorized share capital of Hammerhead.

•	“Hammerhead Series IV Preferred Share” are to the Series IV First Preferred Share in the authorized share capital of Hammerhead.

•	“Hammerhead Series VI Preferred Share” are to the Series VI First Preferred Share in the authorized share capital of Hammerhead.

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“Hammerhead Series VII Preferred Share Exchange Ratio” are to the quotient obtained by (A) dividing the Hammerhead Series VII Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Hammerhead Series VII Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time.

•	“Hammerhead Series VII Preferred Share Liquidation Preference” are to $130,603,883.57.

•	“Hammerhead Series VII Preferred Shares” are to the Series VII Preferred Shares in the authorized share capital of Hammerhead.

•	“Hammerhead Series VIII Preferred Shares” are to the Series VIII Preferred Shares in the authorized share capital of Hammerhead.

•	“Hammerhead Series IX Preferred Shares” are to the Series IX First Preferred Shares in the authorized share capital of Hammerhead.

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“Hammerhead Share Award Plan” are to the amended and restated share award plan of Hammerhead effective August 31, 2016 as amended on November 7, 2019, December 31, 2020, March 30, 2022 and May 20, 2022, as such may have been further amended, supplemented or modified from time to time.

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“Hammerhead Share Option Plan” are to the share option plan of Hammerhead effective March 21, 2011 as amended effective January 10, 2017, December 31, 2020, March 30, 2022 and May 30, 2022, as such may have been further amended, supplemented or modified from time to time.

•	“Hammerhead Shareholders” are to, collectively, the holders of Hammerhead Shares as of any determination time prior to the Closing.

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“Hammerhead Shareholders Meeting” are to the meeting of Hammerhead Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed or otherwise advisable approve, the Arrangement Resolution.

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“Hammerhead Shareholder Support Agreements” are to the support agreements dated as of September 25, 2022, by and among DCRD, Hammerhead and certain securityholders of Hammerhead, including the Riverstone Parties, the form of which is attached hereto as Annex I.

•	“Hammerhead Shares” are to, collectively, the Hammerhead Common Shares and Hammerhead Preferred Shares.

•	“Hammerhead Warrant Settlement” are to the exchange of the Hammerhead Warrants for Hammerhead Class A Common Shares or cash, in either case, in accordance with the Plan of Arrangement.

•	“Hammerhead Warrants” are to, collectively, the Hammerhead 2013 Warrants and the Hammerhead 2020 Warrants.

•	“Holder” are to a person who is a beneficial owner of New SPAC Securities immediately following the Business Combination.

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•	“IFRS” are to the International Financial Reporting Standards issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

•	“IFRS 2” are to International Financial Reporting Standard 2 – Share-based Payment.

•	“IFRS 3” are to International Financial Reporting Standard 3 – Business Combinations.

•	“IFRS IC” are to the International Financial Reporting Standards Interpretation Committee.

•	“Initial Business Combination” are to DCRD’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business.

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“Interim Order” are to the interim order of the Court pursuant to section 193 of the ABCA, providing for, among other things, the calling and holding of the Hammerhead Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of DCRD and Hammerhead, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of DCRD and Hammerhead.

•	“Investment Canada Act” are to the Investment Canada Act (Canada) and the regulations made thereunder.

•	“IPO Letter Agreement” are to the letter agreement, dated August 10, 2021, by and among DCRD, DCRD management and DCRD Sponsor.

•	“IRS” are to the U.S. Internal Revenue Service.

•	“Issue Price” are to $10.00.

•	“ITA” are to the Income Tax Act (Canada) and the regulations made thereunder as amended from time to time.

•	“JOBS Act” are to the U.S. Jumpstart Our Business Startups Act of 2012.

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“Letter Agreement Amendment” are to the amendment to the IPO Letter Agreement entered into by and among DCRD, DCRD management and DCRD Sponsor concurrently with the execution and delivery of the Business Combination Agreement.

•	“Letter of Credit Facility” are to Hammerhead’s letters of credit in both Canadian and US dollars pursuant to a standby letter of credit facility agreement.

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“Liquidation” are to the voluntary or involuntary liquidation, dissolution or winding-up of New SPAC or any other distribution of its assets among the New SPAC Shareholders for the purpose of winding up its affairs.

•	“Listing Rules” are to the exchange listing rules of the NASDAQ.

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“Lock-Up Agreement” are to the lock-up agreement by which certain existing Hammerhead Shareholders, including the Riverstone Parties, will become bound on the Closing Date pursuant to the Business Combination Agreement and as set forth in the Plan of Arrangement.

•	“Mcf” are to thousand cubic feet.

•	“Mcf/d” are to thousand cubic feet per day.

•	“MMbbl” are to million barrels.

•	“MMboe” are to million barrels of oil equivalent.

•	“mmbtu” are to million British Thermal Units.

•	“MMmcf” are to million cubic feet.

•	“NASDAQ” are to the NASDAQ Capital Market.

•	“Natural” are to conventional natural gas as defined in NI 51-101.

•	“New SPAC” are to Hammerhead Energy Inc., the survivor of the SPAC Amalgamation.

•	“New SPAC Articles” are to the articles of New SPAC to be adopted at the SPAC Amalgamation Effective Time.

•	“New SPAC Board” are to the board of directors of New SPAC following the SPAC Amalgamation.

•	“New SPAC Class A Common Shares” are to the Class A common shares in the authorized share capital of New SPAC.

•	“New SPAC Class B Common Shares” are to the Class B common shares in the authorized share capital of New SPAC.

•	“New SPAC Closing Articles” are to the articles of New SPAC to be adopted at the Company Amalgamation Effective Time, the form of which is attached hereto as Annex D.

•	“New SPAC Closing Bylaws” are to the bylaws of NewCo, which, at the SPAC Amalgamation Effective Time, will become the bylaws of New SPAC, a copy of which is attached hereto as Annex J.

•	“New SPAC Common Shares” are to, collectively, the New SPAC Class A Common Shares and New SPAC Class B Common Shares.

•	“New SPAC Directors” are to the directors of New SPAC following the SPAC Amalgamation.

•	“New SPAC Options” are to options to acquire New SPAC Class A Common Shares.

•	“New SPAC Private Placement Warrants” are to the New SPAC Warrants into which the DCRD Private Placement Warrants will be exchanged pursuant to the SPAC Amalgamation.

•	“New SPAC Public Warrant Holders” are to the holders of New SPAC Public Warrants.

•	“New SPAC Public Warrants” are to the New SPAC Warrants into which the DCRD Public Warrants will be exchanged pursuant to the SPAC Amalgamation.

•	“New SPAC Securities” are to New SPAC Class A Common Shares and New SPAC Warrants, collectively.

•	“New SPAC Shareholders” are to (i) prior to the SPAC Amalgamation, the shareholders of NewCo, and (ii) subsequent to the SPAC Amalgamation, the shareholders of New SPAC.

•	“New SPAC Units” are to the units of New SPAC representing one New SPAC Class A Common Share and one-half of one New SPAC Warrant.

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“New SPAC Warrant Agreement” are to the Warrant Agreement, dated August 10, 2021, between DCRD and Continental Stock Transfer & Trust Company, as warrant agent, which will be assumed by New SPAC pursuant to the SPAC Amalgamation.

•	“New SPAC Warrant Holders” are to the holders of New SPAC Warrants.

•	“New SPAC Warrants” are to warrants to acquire one New SPAC Class A Common Share.

•	“NewCo” are to Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead.

•	“NewCo Articles” are to the articles of NewCo prior to the SPAC Amalgamation.

•	“NewCo Board” are to the board of directors of NewCo prior to the SPAC Amalgamation.

•	“NI 51-101” are to National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities.

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“Non-Canadian Holder” are to a Holder who, at all relevant times, for purposes of the ITA (i) is not, and is not deemed to be, resident in Canada, (ii) does not, and is not deemed to, use or hold New SPAC Securities in, or in the course of carrying on, a business carried on in Canada, (iii) does not have a “permanent establishment” or “fixed base” in Canada, (iv) is not a person who carries on an insurance business in Canada and elsewhere, and (v) is not an “authorized foreign bank,” as defined in the ITA.

•	“Note” are to that certain promissory note evidencing the loan from DCRD Sponsor to DCRD for an aggregate amount of $300,000 to cover organizational expenses and expenses related to the DCRD IPO.

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“Ordinary Resolution” are to a resolution by a simple majority of the DCRD Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the DCRD Shareholders’ Meeting.

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“Other Matters Proposal” are to a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, not including provisions in the New SPAC Closing Articles and the New SPAC Closing Bylaws relating to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters.

•	“Outside Date” are to April 25, 2023.

•	“PCAOB” are to the Public Company Accounting Oversight Board.

•	“Peters” are to Peters & Co. Limited.

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“Plan of Arrangement” are to the Plan of Arrangement, the form of which is attached hereto as Annex L, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Hammerhead and DCRD, each acting reasonably.

•	“Proposals” are to the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Extension Proposal and the Adjournment Proposal.

•	“Proposed Amendments” are to all specific proposals to amend the ITA that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof.

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“Quorum Proposal” are to a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, a reduction in the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons holding or representing not less than 25% of the shares entitled to be voted at the meeting.

•	“RDSP” are to a registered disability savings plan.

•	“Redemption Shares” are to the New SPAC Class A Common Shares with respect to which DCRD Public Shareholders have validly exercised the redemption rights in accordance with the DCRD Articles.

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“Registration Statement” are to this registration statement on Form F-4 filed with the SEC by NewCo, as it may be amended or supplemented from time to time, of which this proxy statement/prospectus forms a part.

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“Related Agreements” are to certain additional agreements to be effective or entered into, as applicable, pursuant to the Business Combination Agreement, including the A&R Registration Rights Agreement, the Hammerhead Shareholder Support Agreements, the Lock-Up Agreement, the Sponsor Support Agreement, the IPO Letter Agreement Amendment and the Sponsor Side Letter.

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“Resale Registration Statement” are to the registration statement registering the resale of certain securities held by or issuable to certain existing shareholders of DCRD and Hammerhead, including the Riverstone Parties, to be filed by NewCo pursuant to the A&R Registration Rights Agreement.

•	“RESP” are to registered education savings plan.

•	“Riverstone” are to Riverstone Investment Group LLC, a Delaware limited liability company, and its affiliates.

•	“Riverstone Fund V” are to Riverstone Global Energy and Power Fund V (Cayman), L.P., a Cayman Islands exempted limited partnership.

•	“Riverstone Fund V Entities” are to Riverstone Fund V and its direct or indirect wholly-owned subsidiaries.

•	“Riverstone Funds” are to a family of private equity funds in the energy and power industry that are managed by Riverstone.

•	“Riverstone Holdings” are to Riverstone Holdings LLC, a Delaware limited liability company.

•	“Riverstone Parties” are to affiliates of Riverstone Holdings, which are shareholders of Hammerhead and affiliates of DCRD Sponsor.

•	“RRIF” are to a registered retirement income fund.

•	“RRSP” are to a registered retirement savings plan.

•	“RSU Shares” are to the Hammerhead Common Shares issuable pursuant to a Hammerhead RSU in accordance with terms of such Hammerhead RSU.

•	“Sarbanes Oxley Act” are to the U.S. Sarbanes Oxley Act of 2002.

•	“SEC” are to the U.S. Securities and Exchange Commission.

•	“Securities Act” are to the U.S. Securities Act of 1933, as amended.

•	“SPAC Amalgamation” are to DCRD’s amalgamation with NewCo following the Domestication.

•	“SPAC Amalgamation Effective Time” are to the effective time of the SPAC Amalgamation.

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“Special Committee” are to the special committee of the DCRD Board, comprised solely of independent directors James AC McDermott and Jeffrey H. Tepper, established to evaluate the terms of the Business Combination and to recommend to the DCRD Board whether to pursue the Business Combination.

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“Special Resolution” are to a resolution passed by a majority of not less than two-thirds (66 2⁄3%) of the DCRD Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the DCRD Shareholders’ Meeting (noting that pursuant to Article 193 of the DCRD Articles, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles and Bylaws, the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal).

•	“Sponsor Side Letter” are to that certain letter agreement dated as of September 25, 2022, by and among DCRD, DCRD Sponsor, Riverstone Fund V and certain Riverstone Fund V Entities.

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“Sponsor Support Agreement” are to that certain letter agreement dated as of September 25, 2022, by and among DCRD Sponsor, Riverstone Fund V, DCRD, NewCo and Hammerhead, a copy of which is attached hereto as Annex E.

•	“Sub-Proposals” are to the Authorized Capital Proposal, the Declassification Proposal, the Quorum Proposal and the Other Matters Proposal.

•	“Subject Securities” are to, collectively, the Hammerhead Shares and other voting securities of Hammerhead.

•	“Taxable Capital Gain” are to one-half of any capital gain realized by a Canadian Holder in a taxation year that must be included in the Canadian Holder’s income for the year.

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“TCP Conditions” are to the conditions stating that (i) (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm’s length, (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the capital stock of New SPAC, and (ii) more than 50% of the fair market value of the New SPAC Class A Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in or for civil law rights in, any such properties whether or not the properties exist.

•	“TFSA” are to a tax-free savings account.

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“Transactions” are to the Domestication, the Arrangement, and the other transactions contemplated by the Business Combination Agreement and the Transaction Documents as defined in the Business Combination Agreement.

•	“Transfer Agent” are to Continental Stock Transfer & Trust Company, as transfer agent of DCRD.

•

“Trust Account” are to the trust account that holds proceeds (including interest not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, and approximately $11,068,750 of deferred underwriting fees) from the DCRD IPO and the concurrent private placement of the DCRD Private Placement Warrants, established by DCRD for the benefit of the DCRD Public Shareholders maintained at J.P. Morgan Chase Bank, N.A.

•	“TSX” are to the Toronto Stock Exchange.

•

“U.S. Holder” are to a beneficial owner of DCRD Securities or New SPAC Securities that, for U.S. federal income tax purposes, is an individual who is a citizen or resident of the United States; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

•	“WTI” are to West Texas Intermediate.

•

“2015 Credit Agreement” are to the credit facility agreement entered into on December 18, 2015 between Hammerhead and a syndicate of banks, which replaced Hammerhead’s then-existing non-syndicated credit facility.

•	“2017 Credit Agreement” are to the 2015 Credit Agreement as amended and restated on July 10, 2017.

•	“2020 Credit Agreement” are to the 2017 Credit Agreement as amended and restated on June 19, 2020.

•	“2021 Credit Agreement” are to the 2020 Credit Agreement as amended and restated on May 31, 2021.

•	“2022 Credit Agreement” are to the 2021 Credit Agreement as amended and restated on June 9, 2022.

Unless otherwise specified, the share counts and other data set forth in this proxy statement/prospectus assume the following:

•	no DCRD Public Shareholders elect to have their New SPAC Class A Common Shares redeemed;

•

at Closing, 92,577,067 New SPAC Common Shares are issued to the Hammerhead Shareholders (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer);

•	none of the DCRD Initial Shareholders or Hammerhead Shareholders purchase any DCRD Class A Ordinary Shares in the open market;

•	DCRD Sponsor has not made any working capital loans to DCRD; and

•	that there are no other issuances of equity interests of DCRD or Hammerhead prior to or in connection with the Closing.

Further, unless otherwise specified, the share counts, and other information set forth in this proxy statement/prospectus, do not take into account the (i) DCRD Warrants currently outstanding or (ii) the New SPAC Options and New SPAC Warrants which will remain outstanding following the Business Combination and may be exercised at a later date.

Pursuant to the DCRD Articles, DCRD Public Shareholders may request that New SPAC redeem all or a portion of their New SPAC Class A Common Shares for cash if the Business Combination is consummated. Any such redemptions related to the Business Combination will take place following the Company Amalgamation; accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. Certain sections in this proxy statement/prospectus refer to a no redemptions scenario, illustrative redemptions scenario and maximum redemptions scenario. Unless otherwise specified, (i) the no redemptions scenario assumes for illustrative purposes that no New SPAC Class A Common Shares are redeemed, (ii) the illustrative redemptions scenario assumes for illustrative purposes that 15,812,500 New SPAC Class A Common Shares are redeemed, resulting in an aggregate payment of approximately $160.7 million from the Trust Account, and (iii) the maximum redemptions scenario assumes for illustrative purposes that 31,625,000 New SPAC Class A Common Shares are redeemed, resulting in an aggregate payment of approximately $321.3 million from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the DCRD Shareholders’ Meeting and the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters summarized below.

•

DCRD is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving DCRD and one or more target businesses. For more information about DCRD, see the section entitled “Business of DCRD and Certain Information About DCRD.”

•

There are currently 31,625,000 DCRD Class A Ordinary Shares and 7,906,250 DCRD Class B Ordinary Shares issued and outstanding. In addition, there are currently 28,550,000 DCRD Warrants outstanding, consisting of 15,812,500 DCRD Public Warrants and 12,737,500 DCRD Private Placement Warrants. Each whole warrant entitles the holder to purchase one whole DCRD Class A Ordinary Share for $11.50 per share. The DCRD Warrants will become exercisable 30 days after the Closing and will expire five years after the Closing or earlier upon redemption or liquidation. At the SPAC Amalgamation Effective Time, each DCRD Warrant issued and outstanding immediately prior to the SPAC Amalgamation Effective Time will be exchanged for a New SPAC Warrant. Once the New SPAC Warrants become exercisable, New SPAC may redeem New SPAC Warrants in certain circumstances. Further, in connection with the listing of the New SPAC Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, New SPAC expects to provide certain undertakings to the TSX to the effect that New SPAC will not exercise certain of its rights under the New SPAC Warrant Agreement, including, notably, (i) changing the exercise price of the New SPAC Warrants and (ii) amending the expiry date of the New SPAC Warrants. See the section entitled “Description of New SPAC Securities—New SPAC Warrants.”

•

Hammerhead is an oil and natural gas exploration, development and production company. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. Please see the section entitled “Business of Hammerhead and Certain Information About Hammerhead” for more information.

•

DCRD, Hammerhead, NewCo and AmalCo entered into the Business Combination Agreement on September 25, 2022. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•

Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected as follows: (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the Companies Act and domesticate as an Alberta corporation in accordance with the ABCA, (ii) following the Domestication, DCRD will amalgamate with NewCo, with NewCo surviving the SPAC Amalgamation as New SPAC and (iii) on the Closing Date, Hammerhead will amalgamate with AmalCo, with the Amalgamated Company becoming a wholly owned subsidiary of New SPAC.

•	In connection with the Business Combination Agreement, DCRD entered into the following agreements:

•

Sponsor Support Agreement: DCRD entered into the Sponsor Support Agreement on September 25, 2022 with DCRD Sponsor, Riverstone Fund V, NewCo and Hammerhead, pursuant to which, among other things, DCRD Sponsor and Riverstone Fund V each agreed to (and agreed to cause its controlled affiliates to) (i) waive the anti-dilution rights set forth in the DCRD Articles with respect to the DCRD Founder Shares held by it, (ii) vote all DCRD Class A Ordinary Shares and DCRD Founder Shares held by it in favor of the adoption and approval of the Business Combination and each other proposal related to the Business Combination included on the agenda for the DCRD Shareholders’ Meeting, except that DCRD Sponsor and Riverstone Fund V will not vote any DCRD Class A Ordinary Shares purchased by DCRD Sponsor and Riverstone Fund V after DCRD publicly announced DCRD’s intention to engage in the Business Combination for or against any of the Proposals, (iii) not redeem any DCRD Founder Shares in connection with the DCRD Shareholders’ Meeting, (iv) not transfer the DCRD Founder Shares, DCRD Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (a) one year after the Closing or (b) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all of New SPAC Shareholders having the right to exchange their shares for cash, securities or other property and (v) not transfer any DCRD Private Placement Warrants, any New SPAC Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing. For more information about the Sponsor Support Agreement, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

•

Hammerhead Shareholder Support Agreements: DCRD and certain securityholders of Hammerhead, including the Riverstone Parties, entered into the Hammerhead Shareholder Support Agreements, pursuant to which, among other things, such securityholders agreed to vote (or cause to be voted) all of their Subject Securities for and in favor of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement. Additionally, such securityholders have agreed, among other things, not to, prior to the Closing, (a) transfer any of their Subject Securities (or enter into any agreement, arrangement or understanding in connection therewith other than pursuant to the Plan of Arrangement), subject to certain customary exceptions, or (b) enter into any voting arrangement that is inconsistent with the Hammerhead Shareholder Support Agreements. For more information about the Hammerhead Shareholder Support Agreements, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

•

Lock-Up Agreements: On the Closing Date, pursuant to the Business Combination Agreement and as set forth in the Plan of Arrangement, certain existing shareholders of Hammerhead, including the Riverstone Parties, will become bound by a Lock-Up Agreement with New SPAC pursuant to which they will agree, subject to certain customary exceptions, not to (i) effect any sale of, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any securities of New SPAC, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of New SPAC, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii) until the earlier of (a) six months after the Closing or (b) the date that the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period. For more information about the Lock-Up Agreements, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

•

Sponsor Side Letter: In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor entered into the Sponsor Side Letter with DCRD, Riverstone Fund V and certain Riverstone Fund V Entities. Pursuant to the Sponsor Side Letter, the DCRD Initial Shareholders have agreed to transfer 55% of the DCRD Founder Shares and 100% of the DCRD Private Placement Warrants held by them to certain Riverstone Fund V Entities prior to Closing. Upon the Founder Transfer, such Riverstone Fund V Entities have agreed to be bound by the restrictions on transfer applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the letter agreement, dated August 10, 2021, by and among DCRD, DCRD management and DCRD Sponsor (the “IPO Letter Agreement”) and the terms of the Sponsor Support Agreement. Accordingly, such Riverstone Fund V Entities are required to vote all of the DCRD Founder Shares held by them in favor of the Business Combination Proposal.

•

Concurrently with the Closing, DCRD will enter into the A&R Registration Rights Agreement, pursuant to which New SPAC will agree that, within 15 business days after the Closing, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) the Resale Registration Statement, and New SPAC will use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand New SPAC’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights. For more information about the A&R Registration Rights Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

•

Concurrently with the Company Amalgamation, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement, the New SPAC Closing Articles will become the articles of New SPAC. Concurrently with the SPAC Amalgamation Effective Time, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement, the bylaws of NewCo will become the New SPAC Closing Bylaws. For more information about the New SPAC Closing Articles and the New SPAC Closing Bylaws, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

•

The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, the approval by DCRD Shareholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination—Conditions to Closing of the Business Combination.”

•

The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the Company Amalgamation Effective Time in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination Agreement and Related Agreements—Termination.”

•	The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

Under the DCRD Articles, holders of DCRD Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the DCRD Articles. As of September 30, 2022, this would have amounted to approximately $10.16 per share. If a DCRD Public Shareholder exercises its redemption rights, New SPAC will redeem the related New SPAC Class A Common Shares for cash, and such DCRD Public Shareholder will no longer own New SPAC Class A Common Shares and will not participate in New SPAC’s future growth, if any. Any such redemptions related to the Business Combination will take place following the Company Amalgamation; accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practicable after consummation of the Business Combination. Such a holder will be entitled to receive cash for its New SPAC Class A Common Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights.”

•	It is anticipated that, upon the Closing, the ownership of New SPAC Common Shares will be as follows (totals may not add to 100.0% due to rounding):

	Assuming No Redemptions	%	Assuming Illustrative Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current Hammerhead Shareholders (other than the Riverstone Parties)	17,807,460	13.9%	17,807,460	15.9%	17,807,460	18.5%
Shares held by current DCRD Public Shareholders	31,625,000	24.8%	15,812,500	14.1%	—	—%
Shares held by DCRD Initial Shareholders(1)	3,557,812	2.8%	3,557,812	3.2%	3,557,812	3.7%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(2)	74,769,607	58.5%	74,769,607	66.8%	74,769,607	77.8%

Total New SPAC Common Shares	127,759,879	100.0%	111,947,379	100.0%	96,134,879	100.0%

(1)

Shares held by DCRD Sponsor, DCRD management, and certain members of the DCRD Board after the Founder Transfer. Excludes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

(2)	Includes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

Please see the subsections entitled “Summary of the Proxy Statement/Prospectus—Ownership of New SPAC After the Closing,” and “The Business Combination—Total New SPAC Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

•

The DCRD Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination, including the recommendation of the Special Committee. For more information about the DCRD Board’s decision-making process, see the subsection entitled “The Business Combination— DCRD Board and Special Committee’s Reasons for Approving the Business Combination.” When you consider the unanimous recommendation of the DCRD Board, you should keep in mind that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination—Interests of Certain Persons in the Business Combination.”

•

In addition to voting on the proposal to adopt and approve the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, at the DCRD Shareholders’ Meeting, the DCRD Shareholders will also be asked to consider and vote on the approval of:

•

a proposal to approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the Domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including the adoption of the Domestication Articles and Bylaws;

•

a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights, presented separately as the Authorized Capital Proposal, the Declassification Proposal, the Quorum Proposal and the Other Matters Proposal in accordance with SEC guidance. The full text of the New SPAC Closing Articles and the New SPAC Closing Bylaws are attached to this proxy statement/prospectus as Annex D and Annex J, respectively;

•	a proposal to approve, by Special Resolution, an extension of the Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles; and

•

if put to DCRD Shareholders for a vote, a proposal to approve by Ordinary Resolution the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing Proposals. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

For more information, see the sections entitled “Proposal No. 1—The Domestication Proposal,” “Proposal No. 2—The Business Combination Proposal,” “Proposal No. 3—The Advisory Organizational Documents Proposals,” “Proposal No. 4—The Extension Proposal” and “Proposal No. 5—The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE DCRD SHAREHOLDERS’ MEETING AND THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the DCRD Shareholders’ Meeting, as well as the proposed Business Combination. The following questions and answers do not include all of the information that is important to DCRD Shareholders. DCRD urges DCRD Shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

DCRD Shareholders are being asked to consider and vote upon the Proposals, including to approve the transactions contemplated by the Business Combination Agreement, including the SPAC Amalgamation and the Company Amalgamation.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the DCRD Shareholders’ Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the DCRD Shareholders’ Meeting?

A:	DCRD Shareholders will vote on the following Proposals at the DCRD Shareholders’ Meeting:

•

The Domestication Proposal—To approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including the adoption of the Domestication Articles and Bylaws (the “Domestication Proposal” or “Proposal No. 1”);

•

The Business Combination Proposal—To approve, by Special Resolution, the Business Combination Agreement, dated September 25, 2022 and the Business Combination, including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) following the Domestication, the SPAC Amalgamation will take place, and NewCo will survive the SPAC Amalgamation as New SPAC and (ii) on the Closing Date, the Company Amalgamation will take place and the Amalgamated Company will become a wholly owned subsidiary of New SPAC (the “Business Combination Proposal” or “Proposal No. 2”);

•

Advisory Organizational Documents Proposals—To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights, presented separately in accordance with SEC guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). Proposal No. 3 is separated into sub-proposals submitted to DCRD Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights as described in the following paragraphs (a)–(d):

(a)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would change the authorized share capital from the existing (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each, to (i) an unlimited number of New SPAC Class A Common Shares and (ii) First Preferred Shares, issuable in series, limited in number to an amount equal to not more than

20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would declassify the board of directors with the result being that each director will be elected annually for a term of one year (the “Declassification Proposal” or “Proposal No. 3B”);

(c)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons holding or representing not less than 25% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3C”); and

(d)

the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would not include provisions relating to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Declassification Proposal and the Quorum Proposal, the “Sub-Proposals”);

•

The Extension Proposal—To approve, by Special Resolution, an extension of Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles (the “Extension Proposal” or “Proposal No. 4”); and

•

The Adjournment Proposal—If put to DCRD Shareholders for a vote, to approve, by Ordinary Resolution, the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Extension Proposal, the “Proposals”). If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Q:	Are the Proposals conditioned on one another?

A:

DCRD may not consummate the Business Combination unless the Domestication Proposal and the Business Combination Proposal are approved at the DCRD Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Extension Proposal is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, the Business Combination will be effected as follows: (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and domesticate as an Alberta corporation in accordance with the ABCA, (ii) DCRD will amalgamate with NewCo, with NewCo surviving as New SPAC in accordance with the terms of the Plan of Arrangement and (iii) Hammerhead will amalgamate with AmalCo, with the Amalgamated Company becoming a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement.

The Domestication and the SPAC Amalgamation will occur at least one business day prior to, and independent of, the Company Amalgamation and the Closing.

Following the Business Combination, New SPAC will be a public company and is expected to be listed on the NASDAQ and the TSX. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “The Business Combination.”

Q:	How were the transaction structure and consideration for the Business Combination determined?

Following the closing of the DCRD IPO, DCRD representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating an Initial Business Combination. In June 2022, DCRD management identified Hammerhead as a potential target company for a business combination with DCRD. The Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. Accordingly, Riverstone was familiar with Hammerhead’s management team, asset base, business and financial condition. DCRD was subject to a nondisclosure agreement, dated as of July 11, 2022 (the “NDA”), with respect to Hammerhead. Please see the subsection entitled “The Business Combination—Background of the Business Combination” for additional information.

Q:	Why is DCRD proposing the Business Combination?

A:

DCRD was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving DCRD and one or more businesses or entities.

On August 13, 2021, DCRD completed the DCRD IPO of 31,625,000 DCRD Units, including the DCRD Over-Allotment Units, with each DCRD Unit consisting of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant, generating gross proceeds to DCRD of $316,250,000. Each whole DCRD Public Warrant entitles the holder thereof to purchase one DCRD Class A Ordinary Share at a price of $11.50 per share. The underwriters were granted a 45-day option from the date of the final prospectus relating to the DCRD IPO to purchase up to 4,125,000 additional DCRD Units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on August 11, 2021. Since the DCRD IPO, DCRD’s activity has been limited to the search for a prospective Initial Business Combination.

The DCRD Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the evaluation and recommendation of the Special Committee as well as the DCRD Board’s review of the results of the due diligence conducted by DCRD management and DCRD’s advisors. As a result, the DCRD Board concluded that a transaction with Hammerhead would present the most attractive opportunity to maximize value for DCRD Shareholders. Please see the subsection entitled “The Business Combination—The DCRD Board’s Reasons for the Approval of the Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are several closing conditions in the Business Combination Agreement, including the approval by DCRD Shareholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the subsection entitled “The Business Combination—Conditions to Closing of the Business Combination.”

Q:	How will New SPAC be managed and governed following the Business Combination?

Upon consummation of the Business Combination, New SPAC will be governed by the New SPAC Closing Articles and the New SPAC Closing Bylaws, which will be substantially in the form set forth in Annex D and Annex J to this proxy statement/prospectus, respectively. The New SPAC Board will be responsible for guiding New SPAC’s business and affairs and overseeing management. New SPAC’s management team will be derived from Hammerhead’s existing employees and members of management, who will be responsible for the execution of the combined business’s strategy. Please see the section entitled “Management of New SPAC After the Business Combination” for more information.

Q:	What will be the equity stakes of the Hammerhead Shareholders, DCRD Public Shareholders, DCRD Founder Shareholders and the Riverstone Parties in New SPAC upon completion of the Business Combination?

A:	DCRD, NewCo and Hammerhead anticipate that, upon the Closing, the ownership of New SPAC Common Shares will be as follows (totals may not add to 100.0% due to rounding):

	Assuming No Redemptions	%	Assuming Illustrative Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current Hammerhead Shareholders (other than the Riverstone Parties)	17,807,460	13.9%	17,807,460	15.9%	17,807,460	18.5%
Shares held by current DCRD Public Shareholders	31,625,000	24.8%	15,812,500	14.1%	—	—%
Shares held by DCRD Initial Shareholders(1)	3,557,812	2.8%	3,557,812	3.2%	3,557,812	3.7%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(2)	74,769,607	58.5%	74,769,607	66.8%	74,769,607	77.8%

Total New SPAC Common Shares	127,759,879	100.0%	111,947,379	100.0%	96,134,879	100.0%

(1)

Shares held by DCRD Sponsor, DCRD management, and certain members of the DCRD Board after the Founder Transfer. Excludes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

(2)	Includes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

Q:	Why is DCRD proposing the Advisory Organizational Documents Proposals?

A:

As required by applicable SEC guidance, DCRD is requesting that the DCRD Shareholders consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights. These non-binding advisory votes are not otherwise required by either Cayman Islands or Alberta law and are separate and apart from the Business Combination Proposal, but consistent with SEC guidance, DCRD is submitting these proposals to its shareholders separately as the Sub-Proposals for approval. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information. However, the DCRD Shareholder votes regarding these Proposals are advisory votes and are not binding on the DCRD Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

The full text of the New SPAC Closing Articles and the New SPAC Closing Bylaws are attached to this proxy statement/prospectus as Annex D and Annex J, respectively. Please see the section entitled “Proposal No. 3—the Advisory Organizational Documents Proposals” for additional information.

Q:	Did the DCRD Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. The Special Committee received the Fairness Opinion from Duff & Phelps as to the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone, as of the date of such opinion, of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the subsection “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

Q:

What are some of the positive and negative factors that the DCRD Board and the Special Committee considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:

The DCRD Board and the Special Committee considered a number of factors pertaining to the Business Combination as generally supporting their respective decisions to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Management Team. Hammerhead’s management team possesses deep knowledge of the industry, have a proven track record in developing Hammerhead’s asset base and are well suited to realize the investment potential from the Business Combination.

•

Asset Quality. Hammerhead has over 100,000 net acres in the light oil window of the Montney (Alberta, Canada), an area considered to be among the most economic plays for oil and gas development in North America, with individual well returns exceeding 100% IRR at current prices as of September 2022.

•

Growth Trajectory and Free Cash Flow. Hammerhead is ten years into the process of proving up and developing its asset base, and expects to continue to grow production meaningfully over the next two years given its highly economic inventory position. The Hammerhead Projections and the Risk-Adjusted Projections provide that Hammerhead’s Levered Free Cash Flow (defined as EBITDA less Cash Interest Expense, Cash Taxes, Capital Expenditures and Lease Expenses, and Changes in Net Working Capital) will be C$328 million and C$267 million, respectively, by 2024 at current commodity prices as of September 2022. Please see “The Business Combination—Unaudited Prospective Financial and Operating Information” for more information.

•

Decarbonization Initiatives. Integral to Hammerhead’s capital budget is a “greening of fossil fuels” campaign that is designed to dramatically reduce the carbon footprint of Hammerhead’s asset base. Hammerhead has a goal to achieve net zero by 2030 through various decarbonization initiatives, the most material of which is deployment of carbon capture and sequestration.

•

Valuation. The DCRD Board and the Special Committee concluded that the aggregate consideration payable under the Business Combination Agreement reflects an attractive valuation relative to publicly listed companies with certain characteristics comparable to Hammerhead such as similar industry, end markets and growth profiles. Taken together with Hammerhead’s strong performance, projected revenue growth rate, and projected profitability, the Special Committee determined that the Business Combination presented a compelling acquisition opportunity for DCRD and the DCRD Shareholders. In evaluating the financial aspects of the Business Combination, the Special Committee reviewed a number of materials, including the Business Combination Agreement, historical financial results of the businesses, the Pricing Adjusted Projections and the Reserve Report Projections.

•

Opinion of the Special Committee’s Financial Advisor. The Special Committee considered the financial analyses of Duff & Phelps, as reviewed and discussed with the Special Committee, as well as the opinion of Duff & Phelps to the effect that, as of September 25, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Duff & Phelps’ written opinion, the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to holders of capital stock of Hammerhead, in aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement was fair, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor including the applicable affiliates and affiliated entities of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead).

•

Due Diligence. DCRD and the Special Committee, with assistance from its advisors, conducted a due diligence review of Hammerhead and its business, including review of relevant documentation and discussions with the management team and the Special Committee’s and DCRD’s financial, legal and other advisors. Through DCRD’s and the Special Committee’s due diligence investigation, the Special Committee and DCRD’s management had knowledge of, and were familiar with, Hammerhead’s businesses and financial condition, including its historical financial results, financial plan, outstanding indebtedness and growth prospects. As part of its evaluation of Hammerhead, the Special Committee and DCRD’s management also considered the financial profiles of certain publicly traded companies in the same and adjacent sectors.

•

Other Alternatives. Having thoroughly reviewed the other potential business combination opportunities available to us, the Special Committee determined that the Business Combination presented the most attractive business combination opportunity based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•

Negotiated Transaction. The financial and other terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations among the Special Committee, DCRD, and Hammerhead, and the DCRD Board believes that such terms are reasonable and fair to DCRD Shareholders.

The DCRD Board and the Special Committee viewed their respective decisions as being based on all of the information available and the factors presented to and considered by each of them. In addition, individual directors and Special Committee members may have given different weight to different factors. This explanation of DCRD’s reasons for the Business Combination and certain other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement/prospectus.

The DCRD Board and the Special Committee also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Benefits Not Achieved. The risk that the potential benefits of the Business Combination or anticipated performance of Hammerhead may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of New SPAC’s business may differ materially from the projections prepared by Hammerhead and reviewed by the Special Committee.

•

Liquidation of DCRD. The risks and costs to DCRD if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in DCRD being unable to effect a business combination within the required timeframe and force DCRD to liquidate and the DCRD Warrants to expire worthless.

•	Shareholder Vote. The risk that DCRD Shareholders or Hammerhead Shareholders may fail to approve the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. The various other risks associated with the Business Combination, DCRD’s business and the businesses of Hammerhead described under “Risk Factors”.

•

Interests of Certain Persons. The interests of certain of DCRD officers and directors in the Business Combination are in addition to, and may be different from, the interests of DCRD Shareholders. The Special Committee was aware of these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Special Committee and the DCRD Board, the Business Combination Agreement and the Business Combination.

The Special Committee and the DCRD Board concluded that the potential benefits that they expected DCRD and DCRD Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the Special Committee and the DCRD Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, DCRD and DCRD Shareholders.

For more information about the DCRD Board’s decision-making process, see the subsection entitled “The Business Combination – DCRD Board and Special Committee’s Reasons for Approving the Business Combination.”

Q:	What happens if I sell my DCRD Class A Ordinary Shares before the DCRD Shareholders’ Meeting?

A:

The record date for the DCRD Shareholders’ Meeting is earlier than the date of the DCRD Shareholders’ Meeting and the date that the Business Combination is expected to be completed. If you transfer your DCRD Class A Ordinary Shares after the record date, but before the DCRD Shareholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the DCRD Shareholders’ Meeting. However, you will not be able to seek redemption of your New SPAC Class A Common Shares that you receive in exchange for your DCRD Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your DCRD Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the DCRD Shareholders’ Meeting or seek redemption of your New SPAC Class A Common Shares that you receive in exchange for your DCRD Class A Ordinary Shares.

Q:	How has the announcement of the Business Combination affected the trading price of DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants?

A:

On September 23, 2022, the last trading date before the public announcement of the Business Combination, DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants closed at $10.11, $10.03 and $0.1899, respectively. On        , the trading date immediately prior to the date of this proxy statement/prospectus, DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants closed at $            , $                 and $            , respectively.

Q:	Following the Business Combination, will DCRD’s securities continue to trade on a stock exchange?

A:

No. DCRD, Hammerhead and NewCo anticipate that, following consummation of the Business Combination, the DCRD Class A Ordinary Shares (or, following the Domestication, the DCRD Class A Common Shares), DCRD Units and DCRD Public Warrants will be delisted from the NASDAQ, and DCRD will be deregistered under the Exchange Act. Each DCRD Class A Ordinary Share (or, following the Domestication, each DCRD Class A Common Share) will be exchanged for one New SPAC Common Share and each DCRD Warrant will automatically be exchanged for one New SPAC Warrant.

NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing, the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively. Please see the subsection entitled “The Business Combination—Listing of New SPAC Class A Common Shares and New SPAC Warrants on the NASDAQ and the TSX” for additional information.

Q:	What vote is required to approve the Proposals presented at the DCRD Shareholders’ Meeting?

A:

Approval of the Domestication Proposal, the Business Combination Proposal and the Extension Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class (provided that pursuant to Article 193 of the DCRD Articles, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles and Bylaws, the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal). Each of the Advisory Organizational Documents Proposals and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class.

Q:	May DCRD Sponsor, directors, officers, advisors or any of their respective affiliates purchase DCRD Public Shares in connection with the Business Combination?

A:

In connection with the vote of DCRD Shareholders to approve the proposed Business Combination, DCRD Sponsor, DCRD management or DCRD’s advisors and any of their respective affiliates may privately negotiate to purchase DCRD Public Shares from DCRD Public Shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. DCRD Sponsor, DCRD management or DCRD’s advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such DCRD Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such DCRD Shareholder, although still the record holder of such DCRD Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any DCRD Public Shares purchased by DCRD Sponsor, DCRD management or DCRD’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination. In the event that DCRD Sponsor, DCRD management or DCRD’s advisors or any of their respective affiliates purchase DCRD Public Shares in privately negotiated transactions from DCRD Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, DCRD Sponsor, DCRD management and DCRD’s advisors or any of their respective affiliates would waive any redemption rights with respect to any DCRD Public Shares that they purchase in any such privately negotiated transactions. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the DCRD Shareholders’ Meeting?

A:

For all Proposals other than the Domestication Proposal, DCRD Shareholders are entitled to one vote at the DCRD Shareholders’ Meeting for each DCRD Class A Ordinary Share or DCRD Class B Ordinary Share held of record as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting. With respect to the Domestication Proposal, holders of DCRD Class B Ordinary Shares are entitled to ten votes per DCRD Class B Ordinary Share and DCRD Public Shareholders are entitled to one vote per DCRD Class A Ordinary Share, in each case, held of record as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting. As of the close of business on the record date, there were 31,625,000 outstanding DCRD Class A Ordinary Shares, which are held by DCRD Public Shareholders, and 7,906,250 outstanding DCRD Class B Ordinary Shares, which are held by the DCRD Founder Shareholders.

Q:	How do I attend the DCRD Shareholders’ Meeting?

A:

The DCRD Shareholders’ Meeting will be held at January 23, 2023, at 10:00 a.m., Eastern Time at the offices of Vinson & Elkins L.L.P. located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 and virtually via live webcast at https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023, pursuant to the procedures described in this proxy statement/prospectus, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. All DCRD Shareholders as of the record date, or their duly appointed proxies, may attend the DCRD Shareholders’ Meeting, which will be held both in person and virtually. DCRD Shareholders may attend the DCRD Shareholders’ Meeting online, including to vote and submit questions, at https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023. To attend online and participate in the DCRD Shareholders’ Meeting, DCRD Shareholders of record will need to visit https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023 and enter the 12 digit control number provided on your proxy card, regardless of whether you pre-registered.

Q:	What constitutes a quorum at the DCRD Shareholders’ Meeting?

A:

Holders of at least one-third of the paid up voting share capital of DCRD, present in person or represented by proxy (including by way of online meeting option) at the DCRD Shareholders’ Meeting, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the DCRD Shareholders’ Meeting. As of the record date for the DCRD Shareholders’ Meeting, 13,177,084 DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares, in the aggregate, will be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Q:	How will DCRD Sponsor and DCRD management vote?

A:

DCRD Sponsor and DCRD management have agreed to vote any DCRD Class A Ordinary Shares (except for any DCRD Class A Ordinary Shares purchased as described above under “May DCRD Sponsor, directors, officers, advisors or any of their respective affiliates purchase DCRD Public Shares in connection with the Business Combination?” and below under “The Business Combination—Potential Purchases of Public Shares”) held by them in favor of the Business Combination. DCRD Founder Shareholders have agreed to vote any DCRD Class B Ordinary Shares held by them in favor of the Business Combination. Currently, DCRD Founder Shareholders own approximately 20% of the issued and outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares, in the aggregate.

Q:	What interests do the current officers and directors have in the Business Combination?

A:

In considering the unanimous recommendation of the DCRD Board to vote in favor of the Business Combination, DCRD Shareholders should be aware that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, those of other DCRD Shareholders generally. DCRD’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to DCRD Shareholders that they approve the Business Combination. DCRD Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares and have agreed to waive redemption rights with respect to any DCRD Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them if DCRD fails to consummate the Initial Business Combination within 18 months after the closing of the DCRD IPO. If DCRD does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the DCRD Private Placement Warrants held in the Trust Account will be used to fund the redemption of the DCRD Public Shares, and the DCRD Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since DCRD Sponsor and DCRD management directly or indirectly own DCRD Ordinary Shares and DCRD Private Placement Warrants, DCRD management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination.

•

The fact that DCRD Initial Shareholders paid an aggregate of approximately $25,000 for the 7,906,250 DCRD Founder Shares, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,406,563, based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, resulting in a theoretical gain of $80,381,563;

•

The fact that given the differential in the purchase price that DCRD Sponsor paid for the DCRD Founder Shares as compared to the price of the DCRD Units sold in the DCRD IPO and the 3,464,323 New SPAC Common Shares that DCRD Sponsor will receive upon conversion of the DCRD Founder Shares in connection with the Business Combination, DCRD Sponsor and its affiliates may earn a positive rate of return on their investment even if the New SPAC Common Shares trade below the price initially paid for the DCRD Units in the DCRD IPO and the DCRD Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•

The fact that DCRD Sponsor and DCRD’s independent directors currently hold and, following the Founder Transfer, will hold a pecuniary interest in, an aggregate of 12,737,500 DCRD Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,750,875, based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•	The fact that certain members of DCRD management collectively own, directly or indirectly, a material interest in DCRD Sponsor;

•

DCRD Sponsor and DCRD management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as DCRD may obtain loans from DCRD Sponsor or an affiliate of DCRD Sponsor or any of DCRD management to finance transaction costs in connection with the Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DCRD Private Placement Warrants, including as to exercise price, exercisability and exercise period;

•

The DCRD Articles provide that DCRD renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of DCRD management on the one hand, and DCRD, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of DCRD management to any other entity. DCRD is not aware of any such corporate opportunities not being offered to DCRD and does not believe that waiver of the corporate opportunities doctrine has materially affected DCRD’s search for an acquisition target or will materially affect DCRD’s ability to complete an Initial Business Combination;

•

If the Trust Account is liquidated, including in the event DCRD is unable to complete an Initial Business Combination within the required time period, DCRD Sponsor has agreed to indemnify DCRD to ensure that the proceeds in the Trust Account are not reduced below $10.10 per DCRD Public Share, or such lesser amount per DCRD Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than DCRD’s independent public accountants) for services rendered or products sold to DCRD or (b) a prospective target business with which DCRD has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

The fact that DCRD Sponsor and DCRD management will be reimbursed for out-of-pocket expenses incurred in connection with activities on DCRD’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3.7 million as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•

The fact that DCRD Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to DCRD Shareholders rather than liquidate;

•	The anticipated appointment of each of Robert Tichio and James McDermott, members of the DCRD Board, as directors on the New SPAC Board in connection with the closing of the Business Combination;

•

The fact that New SPAC will indemnify DCRD Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and DCRD Sponsor’s ownership of DCRD Securities or its control or ability to influence DCRD;

•

The fact that the Riverstone Parties, including certain Riverstone Fund V Entities, are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of

Riverstone. Immediately following the Closing, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties are expected to beneficially own approximately 58.5% of the New SPAC Common Shares (including New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by certain Riverstone Fund V Entities pursuant to the Founder Transfer); and

•	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

The table set forth below summarizes the anticipated interests of the Riverstone Parties, DCRD Sponsor and DCRD management in New SPAC as of Closing along with the value of such interests based on (i) in the case of DCRD Sponsor’s and DCRD management’s interests, the closing price of the DCRD Public Warrants and DCRD Class A Ordinary Shares as of December 14, 2022, which would be lost if an Initial Business Combination is not completed by DCRD by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price / Capital Contributions		Number of New SPAC Private Placement Warrants	Value of New SPAC Private Placement Warrants[8]	Number of New SPAC Common Shares		Value of New SPAC Common Shares[10]	Value of New SPAC Common Shares Based on Transaction Value[11]
Decarbonization Plus Acquisition Sponsor IV LLC[1]	DCRD Shareholder	$1,666,932	[7]	—	$—	3,464,323		$35,232,162	$35,201,360
Riverstone Parties[2]	Hammerhead Shareholder	$914,515,062	[12]	12,737,500	$6,750,875	74,769,607	[9]	$760,406,903	$759,742,112
James AC McDermott[3]	DCRD Director	$136		—	$—	37,396		$380,316	$379,984
Dr. Jennifer Aaker[4]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jane Kearns[5]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jeffrey Tepper[6]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992

1

DCRD directors, Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer, Robert Tichio, Chief Financial Officer, Chief Accounting Officer and Secretary, Peter Haskopoulos and Chairman of the DCRD Board, Erik Anderson (through his interest in WRG), each hold an indirect economic interest in DCRD Sponsor. Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 12,488,255 New SPAC Private Placement Warrants with a corresponding purchase price of $12,488,255 and 4,234,172 New SPAC Common Shares with a corresponding purchase price of $13,334.75 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, DCRD Sponsor will be entitled to receive $12,512,766 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

2

DCRD directors Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos and Hammerhead director Jesal Shah each have an indirect economic interest in the Riverstone Parties.

3

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 99,698 New SPAC Private Placement Warrants with a corresponding purchase price of $99,698 and 45,706 New SPAC Common Shares with a corresponding purchase price of $166.10 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. McDermott will be entitled to receive $99,893 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”
4

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Dr. Aaker will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

5

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Ms. Kearns will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

6

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. Tepper will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

7

Includes (i) amount DCRD Sponsor has agreed to pay for certain of DCRD’s expenses in the form of non-interest bearing advances, an amount which, as of September 30, 2022, was approximately $1,656,022 and (ii) $10,910.25 which represents capital contribution made by DCRD Sponsor in exchange for the 3,464,323 DCRD Founder Shares, which DCRD Sponsor will retain after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

8	Based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022.
9

Includes 4,348,438 shares that will be held by certain Riverstone Fund V Entities after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

10	Based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022.
11

Based on a post-transaction equity value of New SPAC of $1.298 billion and assuming the Base Scenario (as described in the subsection entitled “The Business Combination—Total New SPAC Common Shares to Be Issued in the Business Combination”) with no redemptions.

12

Includes (i) $901,763,812 of invested capital by the Riverstone Parties in Hammerhead, (ii) $12,737,500, which is equal to the cost of the 12,737,500 New SPAC Private Placement Warrants, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer and (iii) $13,750 which represents capital contributions made by DCRD Sponsor in exchange for the 4,348,438 DCRD Founder Shares, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Recognizing the potentially differing interests of DCRD Sponsor, its affiliates and some officers and directors of DCRD from the interests of the DCRD Shareholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the DCRD Board formed the Special Committee, and the Special Committee engaged independent advisors to assist the Special Committee in evaluating the Business Combination, which included several meetings between the Special Committee and such advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Hammerhead in one or more respects. The Special Committee also considered certain mitigating factors, including (i) DCRD’s and Hammerhead’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Special Committee and the Hammerhead Special Committee to review the Business Combination on behalf of the DCRD Board and the Hammerhead Board, respectively, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this proxy statement/prospectus. In addition, the Special Committee and the DCRD Board considered the Fairness Opinion rendered by Duff & Phelps to the Special Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone, as of the date of such opinion, of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Special Committee and the DCRD Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

Q:	Are there material differences between my rights as a New SPAC Shareholder and my rights as a DCRD Shareholder?

A:

Yes. There are certain material differences between your rights as a New SPAC Shareholder and your rights as a DCRD Shareholder. You are urged to read the sections entitled “Descriptions of New SPAC Securities” and “Comparison of Corporate Governance and Shareholder Rights.”

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under the DCRD Articles, if the Business Combination Proposal is not approved and DCRD does not otherwise consummate an alternative business combination by the Deadline Date, DCRD will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to DCRD Public Shareholders.

Q:	Do I have redemption rights?

A:

Pursuant to the DCRD Articles, a DCRD Public Shareholder may request that New SPAC redeem all or a portion of its DCRD Public Shares for cash if the Business Combination is consummated. As a DCRD Public Shareholder, you will be entitled to exercise your redemption rights if you:

•

hold DCRD Public Shares or, if you hold DCRD Public Shares through DCRD Units, you elect to separate your DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising your redemption rights;

•

submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your DCRD Public Shares for cash and (ii) identify yourself as the beneficial holder of the DCRD Public Shares and provide your legal name, phone number and address; and

•	deliver your DCRD Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their DCRD Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on January 19, 2023 (two business days before the DCRD Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of DCRD Units must elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising their redemption rights with respect to the DCRD Public Shares. If DCRD Public Shareholders hold their DCRD Units in an account at a brokerage firm or bank, such DCRD Public Shareholders must notify their broker or bank that they elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants, or if a holder holds DCRD Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to DCRD in order to validly exercise its redemption rights. DCRD Public Shareholders may elect to exercise their redemption rights with respect to their DCRD Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the DCRD Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a DCRD Public Shareholder properly exercises its redemption rights with respect to all or a portion of the DCRD Public Shares that it holds and timely delivers its shares to the Transfer Agent, New SPAC will redeem the related New SPAC Class A Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.16 per issued and outstanding DCRD Public Share. If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. Please see the subsection entitled “DCRD Shareholders’ Meeting—Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your DCRD Public Shares.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your DCRD Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by DCRD Public Shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (a) if you hold DCRD Units, elect to separate your DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising your redemption rights with respect to the DCRD Public Shares; and (b) prior to 10:30 a.m., Eastern Time, on January 19, 2023 (two business days before the DCRD Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that New SPAC redeem your New SPAC Class A Common Shares that you receive in exchange for your DCRD Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

A DCRD Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all DCRD Public Shares in excess of the 20% threshold beneficially owned by a DCRD Public Shareholder or group will not be redeemed for cash. DCRD Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. DCRD Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. DCRD Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your DCRD Public Shares as described above, your shares will not be redeemed.

DCRD Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their DCRD Ordinary Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the DCRD Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the DCRD Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without DCRD’s consent once the Business Combination is consummated.

DCRD Unitholders must elect to separate their DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising redemption rights with respect to the DCRD Public Shares. If you hold DCRD Units registered in your own name, you must deliver the certificate for such DCRD Units to the Transfer Agent, with written instructions to separate such DCRD Units into DCRD Public Shares and DCRD Public Warrants. This must be completed far enough in advance to permit the mailing of the DCRD Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the DCRD Public Shares from the DCRD Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your DCRD Units, you must instruct such nominee to separate your DCRD Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of DCRD Units to be split and the nominee holding such DCRD Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of DCRD Public Shares and DCRD Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the DCRD Public Shares from the DCRD Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your DCRD Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with DCRD’s consent, until the Closing. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

DCRD Public Shareholders may elect to exercise their redemption rights with respect to their DCRD Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the DCRD Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a DCRD Public Shareholder properly exercises its redemption rights with respect to all or a portion of the DCRD Public Shares it holds and timely delivers its shares to the Transfer Agent, New SPAC will redeem the related New SPAC Class A Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your DCRD Public Shares.

Prior to exercising redemption rights, DCRD Shareholders should verify the market price of the DCRD Class A Ordinary Shares, as DCRD Shareholders may receive higher proceeds from the sale of their DCRD Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your DCRD Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the DCRD Class A Ordinary Shares when you wish to sell your shares.

If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation Effective Time and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New SPAC, if any. You will be entitled to receive cash for your New SPAC Class A Common Shares only if you properly and timely demand redemption.

Each redemption of New SPAC Class A Common Shares by DCRD Public Shareholders will reduce the amount in the Trust Account. However, in no event will New SPAC redeem its New SPAC Class A Common Shares in an amount that would cause its net tangible assets to be less than $5,000,001, unless the New SPAC Class A Common Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act

Pursuant to Section 172 of the DCRD Articles, if DCRD does not consummate an Initial Business Combination by the Deadline Date, DCRD will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the DCRD Public Shareholders and all DCRD Warrants will expire worthless.

Q:	What are the material U.S. federal income tax consequences to the DCRD Shareholders that are U.S. Holders as a result of the Domestication and SPAC Amalgamation?

A:

As discussed more fully below in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—The Domestication and SPAC Amalgamation,” it is intended that the Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”) or another form of reorganization within the meaning of Section 368(a) of the Code. If the Domestication and the SPAC Amalgamation so qualify, the DCRD Shareholders that are U.S. Holders (as defined below in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—U.S. Holder Defined”) should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication or SPAC Amalgamation, subject to the discussion contained herein regarding the “passive foreign investment company” (or “PFIC”) rules.

The rules governing the U.S. federal income tax treatment of the Domestication and SPAC Amalgamation are complex and will depend on a U.S. Holder’s particular circumstances. Furthermore, although the

Domestication and SPAC Amalgamation are each intended to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, and DCRD and New SPAC intend to report the Domestication and SPAC Amalgamation consistent with such qualification, such treatment is not a condition to DCRD’s or Hammerhead’s obligation to complete the Business Combination. All DCRD Shareholders and holders of DCRD Public Warrants are urged to consult with, and rely solely upon, their own tax advisors regarding the potential tax consequences to them of the Domestication and SPAC Amalgamation, including the applicability and effect of the PFIC rules and other U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication and SPAC Amalgamation for U.S. Holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—The Domestication and SPAC Amalgamation.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights if I am a U.S. Holder?

A:

The receipt of cash by a U.S. Holder in redemption of such shares will be a taxable event for U.S. federal income tax purposes. It is expected that a redeeming U.S. Holder will be treated as selling its New SPAC Class A Common Shares and will recognize capital gain or loss. There may be certain circumstances, however, in which the redemption will not be treated as a sale of New SPAC Class A Common Shares for U.S. federal income tax purposes, and the redemption will instead be treated as a distribution of cash from New SPAC. Notwithstanding the foregoing, if DCRD (or, after the SPAC Amalgamation, New SPAC) is treated as a PFIC at any time during a U.S. Holder’s holding period of DCRD Class A Ordinary Shares or New SPAC Class A Common Shares, unless a redeeming U.S. Holder has made certain elections, the gain recognized or proceeds received in the redemption may be subject to tax at ordinary income rates and an interest charge under a complex set of computational rules. For a more complete discussion of the U.S. federal income tax considerations of the exercise of redemption rights for U.S. Holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of New SPAC Class A Common Shares.”

Because the Domestication and the SPAC Amalgamation will occur prior to the redemption of stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of the Domestication and the SPAC Amalgamation. The tax considerations for U.S. Holders with respect to the Domestication and the SPAC Amalgamation are discussed more fully in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—The Domestication and SPAC Amalgamation.”

All holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the tax consequences to them under U.S. federal, state and local and non-U.S. tax laws of exercising such redemption rights.

Q:	If I am a DCRD Warrant Holder, can I exercise redemption rights with respect to my DCRD Warrants?

A:	No. DCRD Warrant Holders have no redemption rights with respect to DCRD Warrants.

Q:	How do the DCRD Public Warrants differ from the DCRD Private Placement Warrants, and what are the related risks for any DCRD Public Warrant Holders post-Business Combination?

A:

The DCRD Private Placement Warrants (including the DCRD Class A Ordinary Shares issuable upon exercise of the DCRD Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination (except, among other limited exceptions, to DCRD management and other persons or entities affiliated with DCRD Sponsor), and they will not be redeemable by DCRD so long as they are held by the initial purchasers of the DCRD Private Placement Warrants or their permitted transferees (including certain Riverstone Fund V Entities). The initial purchasers, or their permitted transferees, have the option to exercise the DCRD Private Placement Warrants for cash or on a “cashless basis.” Otherwise, the DCRD Private Placement Warrants have terms and provisions that are identical to those of the DCRD Public Warrants, including as to exercise price, exercisability and exercise period. If the DCRD Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the DCRD Private Placement Warrants will be redeemable by DCRD in all redemption scenarios and exercisable by such holders on the same basis as the DCRD Public Warrants.

In connection with the consummation of the Business Combination, New SPAC will assume the DCRD Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each DCRD Warrant outstanding and unexercised immediately prior to the SPAC Amalgamation Effective Time will automatically, without any action on the part of its holder, be exchanged for a New SPAC Warrant. Each such New SPAC Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding DCRD Warrant immediately prior to the SPAC Amalgamation Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Following the Business Combination, New SPAC may redeem New SPAC Public Warrants prior to their exercise at a time that is disadvantageous to the New SPAC Public Warrant Holders, thereby making such New SPAC Public Warrants worthless. More specifically:

•

New SPAC will have the ability to redeem outstanding New SPAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the New SPAC Class A Common Shares has been at least $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which New SPAC gives notice of such redemption and provided certain other conditions are met.

•

New SPAC will have the ability to redeem outstanding New SPAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of the New SPAC Class A Common Shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which notice of the redemption is given. Historical trading prices for the DCRD Class A Ordinary Shares have exceeded the $10.00 per share threshold at which the DCRD Public Warrants (or, following the Business Combination, the New SPAC Public Warrants) would become redeemable. In such a case, the New SPAC Public Warrant Holders will be able to exercise their New SPAC Public Warrants prior to redemption for a number of New SPAC Class A Common Shares determined by reference to a make-whole table. Please see the subsection entitled “Description of Securities—Warrants—Redemption of DCRD Warrants for Cash When the Price Per DCRD Class A Ordinary Share Equals or Exceeds $10.00.” The value received upon exercise of the New SPAC Public Warrants (1) may be less than the value the New SPAC Public Warrant Holders would have received if they had exercised their New SPAC Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the New SPAC Public Warrant Holders for the value of the New SPAC Public Warrants, including because the number of shares received is capped at 0.361 New SPAC Class A Common Shares per whole warrant (subject to adjustment) irrespective of the remaining life of the New SPAC Public Warrants.

In each case, New SPAC may only call the New SPAC Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each New SPAC Public Warrant Holder.

Redemption of the outstanding New SPAC Public Warrants could force New SPAC Public Warrant Holders (i) to exercise New SPAC Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such New SPAC Public Warrant Holders to do so, (ii) to sell New SPAC Public Warrants at the then-current market price when they might otherwise wish to hold their New SPAC Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New SPAC Public Warrants are called for redemption, is likely to be substantially less than the market value of the New SPAC Public Warrants.

Further, in connection with the listing of the New SPAC Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, New SPAC expects to provide certain undertakings to the TSX to the effect that New SPAC will not exercise certain of its rights under the New SPAC Warrant Agreement, including, notably, (i) changing the exercise price of the New SPAC Warrants and (ii) amending the expiry date of the New SPAC Warrants.

Q:	Do I have appraisal or dissent rights if I object to the proposed Business Combination?

A:

No dissent rights are available to DCRD Shareholders under the ABCA in connection with the Business Combination nor are appraisal rights available to holders of DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares in connection with the Business Combination. However, DCRD Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights” and the DCRD Board has determined that the redemption proceeds payable to DCRD Shareholders who exercise such redemption rights represents the fair value of those DCRD Ordinary Shares. Please see the subsection entitled “The Business Combination—Appraisal or Dissent Rights” for more information.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Domestication Proposal and the Business Combination Proposal are approved, DCRD intends to use a portion of the funds held in the Trust Account to pay (a) a portion of DCRD’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the DCRD IPO and (c) for any redemptions of DCRD Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of New SPAC. See the sections entitled “The Business Combination” and “Proposal No. 2—The Business Combination Proposal” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “Business Combination Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with the DCRD Articles, if an Initial Business Combination is not consummated by the Deadline Date, DCRD will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the DCRD Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay taxes, if any, divided by the number of then-outstanding DCRD Public Shares, which redemption will completely extinguish DCRD Public Shareholders’ rights as DCRD Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of DCRD’s remaining DCRD Shareholders and the DCRD Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to DCRD’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

DCRD expects that the amount of any distribution DCRD Public Shareholders will be entitled to receive upon DCRD’s dissolution will be approximately the same as the amount they would have received if they had redeemed their DCRD Public Shares in connection with the Business Combination, subject in each case to DCRD’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. DCRD Initial Shareholders are not entitled to liquidation distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to DCRD Warrants then-outstanding. Accordingly, in such an event, the DCRD Warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the DCRD Shareholders’ Meeting to be held on January 23, 2023 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the subsection entitled “The Business Combination Agreement—Conditions to Closing of the Business Combination.”

Q:	What is Hammerhead?

A:

Hammerhead is an oil and natural gas exploration, development and production company. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. Please see the section entitled “Business of Hammerhead and Certain Information About Hammerhead” for more information.

Q:	What will DCRD Shareholders receive in the Business Combination?

A:

Pursuant to the SPAC Amalgamation, (i) each DCRD Class A Common Share (which, prior to the Domestication, were DCRD Class A Ordinary Shares) then issued and outstanding will be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share and (ii) each DCRD Class B Common Share (which, prior to the Domestication, were DCRD Class B Ordinary Shares) then issued and outstanding will be exchanged, on a one-for-one basis, for a New SPAC Class B Common Share. On the Closing Date, prior to the Company Amalgamation, each New SPAC Class B Common Share then issued and outstanding will be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share, in each case, pursuant to the New SPAC Articles and in accordance with the Plan of Arrangement.

Q:	What will DCRD Warrant Holders receive in the Business Combination?

A:

At the SPAC Amalgamation Effective Time, New SPAC will assume the Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each DCRD Warrant then outstanding and unexercised will automatically, without any action on the part of its holder, be exchanged for a New SPAC Warrant. Each New SPAC Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding DCRD Warrant immediately prior to the SPAC Amalgamation, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective following the SPAC Amalgamation: (A) each New SPAC Warrant will be exercisable solely for New SPAC Class A Common Shares; (B) the number of New SPAC Class A Common Shares subject to each New SPAC Warrant will be equal to the number of DCRD Class A Ordinary Shares subject to the applicable DCRD Warrant; and (C) the per share exercise price for the New SPAC Class A Common Shares issuable upon exercise of such New SPAC Warrant will be equal to the per share exercise price for the DCRD Class A Ordinary Shares subject to the applicable DCRD Warrant, as in effect immediately prior to the SPAC Amalgamation.

Q:	What will DCRD Unitholders receive in the Business Combination?

A:

At the SPAC Amalgamation Effective Time, each DCRD Unit then issued and outstanding will be exchanged for a New SPAC Unit. At the Company Amalgamation Effective Time, each New SPAC Unit will automatically be detached and broken out into their component securities. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing, the New SPAC Class A Common Shares and New SPAC Warrants will be listed on NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you are a shareholder of record, there are two ways to vote your DCRD Class A Ordinary Shares or DCRD Class B Ordinary Shares at the DCRD Shareholders’ Meeting: (i) you can attend the DCRD Shareholders’ Meeting in person (including by way of online meeting option) and vote or (ii) you can vote by signing and returning the enclosed proxy card, or you can submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your DCRD Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your DCRD Ordinary Shares, your DCRD Ordinary Shares will be voted as recommended by the DCRD Board “FOR” each of the Proposals. If your DCRD Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the DCRD Ordinary Shares beneficially owned by you are properly counted. Beneficial DCRD Shareholders who wish to vote by attending the DCRD Shareholders’ Meeting in person or virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their DCRD Ordinary Shares.

Q:	What will happen if I abstain from voting or fail to vote at the DCRD Shareholders’ Meeting?

A:

At the DCRD Shareholders’ Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals (assuming a quorum is present).

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by DCRD without an indication of how the DCRD Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the DCRD Shareholders at the DCRD Shareholders’ Meeting.

Q:	If I am not going to attend the DCRD Shareholders’ Meeting, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the DCRD Shareholders’ Meeting or not, please read this proxy statement/prospectus carefully, and vote your DCRD Ordinary Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my DCRD Ordinary Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your DCRD Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. DCRD believes the Proposals presented to DCRD Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your DCRD Ordinary Shares without your instruction. Your bank, broker, or other nominee can vote your DCRD Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your DCRD Ordinary Shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to DCRD at the address listed below so that it is received by DCRD prior to the DCRD Shareholders’ Meeting or by attending the DCRD Shareholders’ Meeting in person or online and voting there. You also may revoke your proxy by sending a notice of revocation to DCRD, which must be received prior to the DCRD Shareholders’ Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your DCRD Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold DCRD Ordinary Shares. If you are a holder of record and your DCRD Ordinary Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your DCRD Ordinary Shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Peter Haskopoulos, Chief Financial Officer, Chief Accounting Officer and Secretary

c/o Decarbonization Plus Acquisition Corporation IV

2744 Sand Hill Road, Suite 100

Menlo Park, California 94025

Email: info@dcrbplus.com

Tel: (212) 993-0076

You may also contact DCRD’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902 Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: DCRD.info@investor.morrowsodali.com

To obtain timely delivery, DCRD Shareholders must request the materials no later than five business days prior to the DCRD Shareholders’ Meeting.

You may also obtain additional information about DCRD from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your DCRD Public Shares, you will need to send a letter demanding redemption and deliver your DCRD Public Shares (either physically or electronically) to the Transfer Agent at least two business days prior to the DCRD Shareholders’ Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your DCRD Public Shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

DCRD is soliciting proxies on behalf of the DCRD Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. DCRD will bear the cost of the solicitation. DCRD has engaged Morrow Sodali LLC to assist in the solicitation of proxies and will pay Morrow Sodali LLC a fee of $35,000, plus disbursements. DCRD will reimburse Morrow Sodali LLC for reasonable and documented out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. DCRD will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of DCRD Class A Ordinary Shares and in obtaining voting instructions from those owners. DCRD management and DCRD’s employees may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/ prospectus, including the annexes and accompanying financial statements of DCRD and Hammerhead, to fully understand the proposed Business Combination and the Proposals to be considered at the DCRD Shareholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

DCRD

DCRD is a blank check company incorporated as a Cayman Islands exempted company on February 22, 2021, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving DCRD and one or more target businesses.

DCRD’s securities are traded on the NASDAQ under the ticker symbols “DCRD,” “DCRDU” and “DCRDW.” In connection with the Closing, the DCRD securities will be delisted from the NASDAQ.

The mailing address of DCRD’s principal executive office is 2744 Sand Hill Road, Suite 100, Menlo Park, California 94025, and its telephone number is (212) 993-0076.

Hammerhead

Hammerhead is an oil and natural gas exploration, development and production company. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays.

Hammerhead was incorporated pursuant to the provisions of the ABCA on November 27, 2009 under the name 1504140 Alberta Ltd. Hammerhead changed its name to Canadian International Oil Corp. (“CIOC”) on April 20, 2010. On October 1, 2017, CIOC amalgamated with its wholly owned subsidiary Canadian International Oil Operating Corp. and changed its name to “Hammerhead Resources Inc.” On December 15, 2017, Hammerhead dissolved its foreign subsidiary “Canadian International Oil (USA) Corp.” On December 31, 2017, Hammerhead dissolved its remaining foreign subsidiaries, “Canadian International Oil (Barbados) Corp.” and “Canadian International Oil (Overseas) Corp.” On March 11, 2019, Hammerhead incorporated a new wholly owned subsidiary, “Prairie Lights Power GP Inc.,” and formed an associated limited partnership, “Prairie Lights Power Limited Partnership,” in order to initiate a power related project.

Hammerhead is controlled by the Riverstone Parties. Hammerhead’s principal place of business is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1 and its telephone number is (403) 930-0560. The mailing address of Hammerhead’s registered office is c/o Burnet, Duckworth & Palmer LLP, Suite 2400, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1.

NewCo

NewCo is an Alberta corporation incorporated on September 1, 2022. NewCo will survive the SPAC Amalgamation as New SPAC and become the parent company of the Amalgamated Company upon the Closing. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing, the New SPAC Class A Common Shares and New SPAC Public Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

The mailing address of NewCo’s principal place of business is at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1 and its telephone number is (403) 930-0560. The mailing address of NewCo’s registered office is c/o Burnet, Duckworth & Palmer LLP, Suite 2400, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1.

AmalCo

AmalCo is an Alberta unlimited liability corporation incorporated on September 12, 2022. It is a wholly owned subsidiary of DCRD.

The mailing address of AmalCo’s registered office is c/o Bennett Jones LLP, 4500, 855 2nd Street S.W., Calgary, Alberta T2P 4K7. The mailing address of AmalCo is 2744 Sand Hill Road, Suite 100, Menlo Park, California 94025, and its telephone number is (212) 993-0076.

The Business Combination

On September 25, 2022, DCRD, Hammerhead, NewCo, and AmalCo, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and domesticate as an Alberta corporation in accordance with the ABCA, (ii) DCRD will amalgamate with NewCo, with NewCo surviving as New SPAC in accordance with the terms of the Plan of Arrangement and (iii) Hammerhead will amalgamate with AmalCo, with the Amalgamated Company becoming a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement. For more information, see the section entitled “The Business Combination.”

The following diagram illustrates the organizational structure of DCRD and Hammerhead immediately prior to the Business Combination:

The following diagram illustrates the structure of New SPAC immediately following the Business Combination. The percentages shown reflect the voting power and economic interests in New SPAC on a combined basis, in each case assuming no redemptions, assuming illustrative redemptions or assuming maximum redemptions. Interests shown exclude (i) 15,812,500 New SPAC Class A Common Shares underlying the New SPAC Public Warrants, (ii) 12,737,500 New SPAC Class A Common Shares underlying the New SPAC Private Placement Warrants and (iii) up to 1,500,000 New SPAC Class A Common Shares underlying New SPAC Private Placement Warrants issuable upon conversion of up to $1,500,000 of any working capital loans DCRD Sponsor may make to DCRD, which are, in each case, not exercisable until 30 days after completion of the Business Combination. Please see the subsection entitled “The Business Combination—Ownership of New SPAC Common Shares After Closing” for additional assumptions used in calculating such percentages.

Conditions to the Closing

Conditions to Closing of the SPAC Amalgamation

Under the Business Combination Agreement, the obligations of DCRD, NewCo, AmalCo and Hammerhead to consummate the SPAC Amalgamation are subject to satisfaction or waiver (as noted below) of the following conditions:

•

the conditions set forth in items (a)-(g) of the subsection entitled “Conditions to Closing of the Company Amalgamation—Conditions to the Obligations of Each Party” below, in each case with respect to the SPAC Amalgamation; and

•

receipt by DCRD of a customary officer’s certificate of Hammerhead, certifying (on Hammerhead’s behalf and without personal liability) as to (a) the truth and correctness of certain representations and warranties of Hammerhead with respect to NewCo and (b) the compliance by Hammerhead and NewCo with certain covenants and agreements set forth in the Business Combination Agreement.

Conditions to Closing of the Company Amalgamation

Conditions to the Obligations of Each Party

Under the Business Combination Agreement, the obligations of DCRD, NewCo, AmalCo and Hammerhead to consummate the Company Amalgamation are subject to the satisfaction or mutual waiver by DCRD, NewCo, AmalCo and Hammerhead of each of the following mutual conditions:

(a)

the Hammerhead Required Approval of the Arrangement Resolution will have been obtained at the Hammerhead Shareholders Meeting in accordance with the Interim Order and applicable law and a certified copy of the Arrangement Resolution will have been delivered to DCRD;

(b)

the Final Order will have been granted in form and substance satisfactory to DCRD, Hammerhead, NewCo and AmalCo and the Final Order will not have been set aside or modified in a manner unacceptable to DCRD, Hammerhead, NewCo and AmalCo, acting reasonably, on appeal or otherwise;

(c)

the DCRD Shareholder Approval will have been obtained at the DCRD Shareholders’ Meeting in accordance with this proxy statement/prospectus, the Companies Act, DCRD’s organizational documents and the rules and regulations of the NASDAQ and a certified copy of the Arrangement Resolution will have been delivered to Hammerhead;

(d)

no Governmental Authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

(e)

the New SPAC Class A Common Shares and New SPAC Warrants will have been accepted for listing on the NASDAQ, or another national securities exchange mutually agreed to by the parties in writing, as of the Closing Date;

(f)	the New SPAC Class A Common Shares will not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act;

(g)

the Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened in writing by the SEC;

(h)	the Domestication and the SPAC Amalgamation will have been consummated in accordance with the Business Combination Agreement and the Plan of Arrangement, as applicable; and

(i)	a letter agreement governing certain post-Closing tax matters will have been delivered to certain of the persons and entities listed on Schedule C to the Business Combination Agreement.

Conditions to the Obligations of DCRD and AmalCo

The obligations of DCRD and AmalCo to consummate the Company Amalgamation are subject to the satisfaction or waiver by both DCRD and AmalCo of the following additional conditions:

•

the representations and warranties of Hammerhead contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Organizational Documents,” (c) “Capitalization” (other than certain provisions in such section as described below), (d) “Authority Relative to this Agreement,” (e) “No Conflict; Required Filings and Consents” (only as it relates to the representation and warranty concerning performance of the transactions contemplated by the Business Combination Agreement by Hammerhead and NewCo will not conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of Hammerhead or any subsidiary of Hammerhead), (f) “Board Approval; Vote Required” and (g) “Brokers” in the Business Combination Agreement will each be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier specified date. Certain of the representations and warranties in the sections titled “Capitalization” and “Absence of Certain Changes or Events” in the Business Combination Agreement will be true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and at the Closing as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such specified date). The other representations and warranties of Hammerhead contained in the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “Hammerhead Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Hammerhead Material Adverse Effect, provided that a representation or warranty made with respect to NewCo that was true and correct as of the SPAC Amalgamation Effective Time will be deemed to be true and correct as of the Company Amalgamation Effective Time;

•

Hammerhead will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that, a covenant of Hammerhead will only be deemed to have not been performed if Hammerhead has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to Hammerhead (or if earlier, the Outside Date);

•

NewCo will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that, a covenant of NewCo will only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to NewCo (or if earlier, the Outside Date);

•

Hammerhead will have delivered to DCRD a customary officer’s certificate, dated the date of the Closing, certifying (on Hammerhead’s behalf and without personal liability) as to the satisfaction of certain conditions as they relate to Hammerhead; and

•	no Hammerhead Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Company Amalgamation Effective Time.

Some of the conditions to DCRD’s obligations are qualified by the concept of a “Hammerhead Material Adverse Effect.” Please see the subsection entitled “The Business Combination—Material Adverse Effect” for the definition of a “Hammerhead Material Adverse Effect” under the terms of the Business Combination Agreement.

Conditions to the Obligations of Hammerhead

The obligation of Hammerhead to consummate the Company Amalgamation is subject to the satisfaction or waiver by both Hammerhead and NewCo at or prior to the Company Amalgamation Effective Time of the following additional conditions:

•

the representations and warranties of DCRD contained in the sections titled (a) “Corporate Organization,” (b) “Organizational Documents,” (c) “Capitalization” (other than certain provisions in such section as described below) (d) “Authority Relative to This Agreement,” (e) “No Conflict; Required Filings and Consents” (only as it relates to the representation and warranty concerning performance of the transactions contemplated by the Business Combination Agreement by DCRD and AmalCo will not conflict with violate the certificate of incorporation or bylaws or any equivalent organizational documents of DCRD or AmalCo), (f) “Board Approval; Vote Required,” and (g) “Brokers” in the Business Combination Agreement will each be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier specified date. Certain of the representations and warranties in the sections titled “Capitalization” and “Absence of Certain Changes or Events” in the Business Combination Agreement will be true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and at the Closing as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with the section entitled “Conduct of Business by DCRD” in the Business Combination Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Hammerhead, DCRD, NewCo, AmalCo or their affiliates. The other representations and warranties of DCRD contained in the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “DCRD Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a DCRD Material Adverse Effect;

•

DCRD will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that, a covenant of DCRD will only be deemed to have not been performed if DCRD has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to DCRD (or if earlier, the Outside Date);

•

AmalCo will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that, a covenant of AmalCo will only be deemed to have not been performed if AmalCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to DCRD (or if earlier, the Outside Date);

•

DCRD will have delivered to Hammerhead a customary officer’s certificate, dated the date of the Closing, certifying (on DCRD’s behalf and without personal liability) as to the satisfaction of certain conditions; and

•	no DCRD Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing.

Some of the conditions to Hammerhead’s obligations are qualified by the concept of a “DCRD Material Adverse Effect.” Please see the subsection entitled “The Business Combination—Material Adverse Effect” for the definition of a “DCRD Material Adverse Effect” under the terms of the Business Combination Agreement.

Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Company Amalgamation Effective Time:

•	by mutual written consent of DCRD and Hammerhead;

•

by either DCRD or Hammerhead upon the occurrence of any of the following: (a) if the Closing has not occurred prior to the Outside Date, unless extended pursuant to the Business Combination Agreement, provided however, that the Business Combination Agreement may not be terminated by or on behalf of any party that is either directly or indirectly through its affiliates in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the parties’ obligation to close; (b) if any Governmental Authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination, except that such termination right will not apply as a result of the refusal of the Court to issue a Final Order in respect of the Plan of Arrangement; or (c) if the requisite approvals are not obtained from DCRD Shareholders or Hammerhead Shareholders, except that such termination right will not be available to any party to the Business Combination Agreement whose failure to fulfill any of its obligations or breach of any its representations and warranties under the Business Combination Agreement has been the cause of, or results in, failure to obtain such requisite approvals;

•

by DCRD in the event any representation, warranty, covenant or agreement by Hammerhead or NewCo has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that DCRD has not waived such breach and that DCRD or AmalCo is not then in material breach of its representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by Hammerhead or NewCo, DCRD may not terminate for so long as Hammerhead or NewCo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by DCRD to Hammerhead and the Outside Date;

•	by Hammerhead in the event any representation, warranty, covenant or agreement by DCRD or AmalCo has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that Hammerhead has not waived such breach and that Hammerhead or NewCo is not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by DCRD or AmalCo, Hammerhead may not terminate for so long as DCRD or AmalCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by Hammerhead to DCRD and the Outside Date; or

•

by Hammerhead, at any time prior to DCRD receiving the requisite approval of its shareholders, if DCRD or the DCRD Board effects a Change in Recommendation (as defined in the Business Combination Agreement).

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall affect any liability on the part of any party for fraud or a willful and material breach of the Business Combination Agreement.

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor and Riverstone Fund V entered into the Sponsor Support Agreement with DCRD, NewCo and Hammerhead, pursuant to which, among other things, DCRD Sponsor and Riverstone Fund V each agreed to (and agreed to cause its controlled affiliates to) (i) waive the anti-dilution rights set forth in the DCRD Articles with respect to the DCRD Founder Shares held by it, (ii) vote all DCRD Class A Ordinary Shares and DCRD Founder Shares held by it in favor of the adoption and approval of the Business Combination and each other proposal related to the Business Combination included on the agenda for the DCRD Shareholders’ Meeting, except that DCRD Sponsor and Riverstone Fund V will not vote any DCRD Class A Ordinary Shares purchased by DCRD Sponsor and Riverstone Fund V after DCRD publicly announced DCRD’s intention to engage in the Business Combination for or against any of the Proposals, (iii) not redeem any DCRD Founder Shares in connection with the DCRD Shareholders’ Meeting, (iv) not transfer the DCRD Founder Shares, DCRD Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (a) one year after the Closing or (b) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all New SPAC Shareholders having the right to exchange their shares for cash, securities or other property and (v) not transfer any DCRD Private Placement Warrants, any New SPAC Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing. For more information about the Sponsor Support Agreement, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

A&R Registration Rights Agreement

Concurrently with the Closing, DCRD will enter into the A&R Registration Rights Agreement, pursuant to which New SPAC will agree that, within 15 business days after the Closing, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) the Resale Registration Statement, and New SPAC will use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand New SPAC’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights. For more information about the A&R Registration Rights Agreement, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Lock-Up Agreement

On the Closing Date, pursuant to the Business Combination Agreement and as set forth in the Plan of Arrangement, certain existing shareholders of Hammerhead, including the Riverstone Parties, will become bound by a Lock-Up Agreement with New SPAC pursuant to which they will agree, subject to certain customary exceptions, not to (i) effect any sale of, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any securities of New SPAC, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of New SPAC, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii), until the earlier of (a) six months after the Closing or (b) the date that the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period. For more information about the Lock-Up Agreements, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Hammerhead Shareholder Support Agreements

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD, Hammerhead and certain securityholders of Hammerhead, including the Riverstone Parties, entered into the Hammerhead Shareholder Support Agreements pursuant to which, among other things, such securityholders agreed to vote (or cause to be voted) all of their Subject Securities in favor of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement. Additionally, such securityholders have agreed, among other things, not to, prior to the Closing, (a) transfer any of their Subject Securities (or enter into any agreement, arrangement or understanding in connection therewith other than pursuant to the Plan of Arrangement), subject to certain customary exceptions, or (b) enter into any voting arrangement that is inconsistent with the Hammerhead Shareholder Support Agreements. For more information about the Hammerhead Shareholder Support Agreements, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

IPO Letter Agreement Amendment

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD, DCRD management and DCRD Sponsor entered into an amendment to the IPO Letter Agreement (the “Letter Agreement Amendment”), pursuant to which such parties agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that DCRD Sponsor will be prohibited from voting any DCRD Class A Ordinary Shares purchased by DCRD Sponsor following DCRD’s public announcement of DCRD’s intention to engage in the Business Combination for or against the Business Combination. For more information about the IPO Letter Agreement Amendment, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Sponsor Side Letter

In connection with the execution and delivery of the Business Combination Agreement, on September 25, 2022, DCRD, certain Riverstone Fund V Entities and the DCRD Initial Shareholders entered into the Sponsor Side Letter whereby each of the DCRD Initial Shareholders agreed to assign and transfer to certain Riverstone Fund V Entities certain of the Founder Shares and DCRD Private Placement Warrants in connection with the Business Combination, subject to the terms and conditions in the Sponsor Side Letter.

The affiliates of the Riverstone Parties will also agree to be bound by the transfer restrictions applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the IPO Letter Agreement and voting obligations applicable to the DCRD Founder Shares and the DCRD Private Placement Warrants in the Sponsor Support Agreement. For more information about the Sponsor Side Letter, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

New SPAC Closing Articles and New SPAC Closing Bylaws

Pursuant to the terms of the Business Combination Agreement, the New SPAC Closing Articles will become the articles of New SPAC concurrently with the Company Amalgamation. Pursuant to the terms of the Business Combination Agreement, the New SPAC Closing Bylaws will become the bylaws of New SPAC concurrently with the SPAC Amalgamation Effective Time. For more information about the New SPAC Closing Articles and the New SPAC Closing Bylaws, see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Ownership of New SPAC Common Shares after Closing

Upon consummation of the Business Combination, the Hammerhead Shareholders and the DCRD Shareholders will become New SPAC Shareholders.

The following table illustrates the varying ownership levels of New SPAC Common Shares after the Business Combination under three scenarios: (1) one with no redemptions by DCRD Public Shareholders (2) one with illustrative redemptions by DCRD Public Shareholders and (3) one with maximum redemptions by DCRD Public Shareholders (totals may not add to 100.0% due to rounding):

	Assuming No Redemptions	%	Assuming Illustrative Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current Hammerhead Shareholders (other than the Riverstone Parties)	17,807,460	13.9%	17,807,460	15.9%	17,807,460	18.5%
Shares held by current DCRD Public Shareholders	31,625,000	24.8%	15,812,500	14.1%	—	—%
Shares held by DCRD Initial Shareholders(1)	3,557,812	2.8%	3,557,812	3.2%	3,557,812	3.7%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(2)	74,769,607	58.5%	74,769,607	66.8%	74,769,607	77.8%

Total New SPAC Common Shares	127,759,879	100.0%	111,947,379	100.0%	96,134,879	100.0%

(1)

Shares held by DCRD Sponsor, DCRD management, and certain members of the DCRD Board after the Founder Transfer. Excludes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

(2)	Includes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

Please see the subsection entitled “The Business Combination—Total New SPAC Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

The figures in the above table are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Description of New SPAC Securities

If the Business Combination is successfully completed, Hammerhead Shareholders and DCRD Shareholders will become New SPAC Shareholders, and their rights as New SPAC Shareholders will be governed by New SPAC’s organizational documents adopted at Closing and the laws of the Province of Alberta, Canada. Please see the section entitled “Description of New SPAC Securities” elsewhere in this proxy statement/prospectus for additional information.

Recommendation of the Special Committee

The Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. In light of the fact that Mr. Tichio and certain other members of the DCRD Board may have potential conflicts of interest in the Business Combination, as well as the terms of the DCRD Articles requiring DCRD to obtain a fairness opinion if DCRD enters into a business combination with an entity that is affiliated with DCRD Sponsor or any of DCRD management, the DCRD Board established a committee, referred to as the “Special Committee,” comprised of directors who were and are not shareholders of, or affiliated with, Hammerhead.

The Special Committee, with the advice and assistance of DCRD’s financial advisors, evaluated the terms of the Business Combination Agreement and the transactions contemplated thereby. The Special Committee was actively engaged in the process on a continuous and regular basis.

After careful consideration, on September 25, 2022, the Special Committee unanimously (i) determined that the terms and conditions of the Business Combination Agreement and the Business Combination were advisable, fair to and in the best interests of DCRD and (ii) resolved to recommend that the DCRD Board approve the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Business Combination—Recommendation of the Special Committee” for more information.

Opinion of Financial Advisor to DCRD Special Committee

On September 17, 2022, Duff & Phelps, independent financial advisor to the Special Committee, presented its financial analysis with respect to the aggregate consideration to be paid by DCRD in the Business Combination and, on September 25, 2022, Duff & Phelps confirmed such analysis. On September 25, 2022, Duff & Phelps delivered its written opinion (the “Fairness Opinion”) to the Special Committee that, as of the date of the Fairness Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Fairness Opinion, the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement is fair, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead). See the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee” for more information.

The DCRD Board’s Reasons for Approval of the Business Combination

After careful consideration, the DCRD Board unanimously recommends, based in part on the unanimous recommendation of the Special Committee, that DCRD Shareholders vote “FOR” the approval of the Business Combination Proposal. For a more complete description of the DCRD Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the DCRD Board, see the subsection entitled “The Business Combination— DCRD Board and Special Committee’s Reasons for Approving the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the DCRD Articles and NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the DCRD Board determined that the fair market value of Hammerhead represents at least 80% of the net assets of DCRD held in the Trust Account.

Extraordinary and General Meeting of DCRD Shareholders

Date, Time and Place

The DCRD Shareholders’ Meeting will be held both in person on January 23, 2023 at 10:00 a.m., Eastern Time at the offices of Vinson & Elkins L.L.P. located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 and virtually via live webcast at https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023, pursuant to the procedures described in this proxy statement/prospectus, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Proposals

At the DCRD Shareholders’ Meeting, DCRD Shareholders will be asked to consider and vote upon the following Proposals:

•

Proposal No. 1 — Domestication Proposal — To approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including the adoption of the Domestication Articles and Bylaws;

•

Proposal No. 2 — Business Combination Proposal — To approve, by Special Resolution, the Business Combination Agreement, dated September 25, 2022, by and among DCRD, Hammerhead, NewCo and AmalCo, and the Business Combination, including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) following the Domestication, the SPAC Amalgamation will take place, and NewCo will survive the SPAC Amalgamation as New SPAC and (ii) on the Closing Date, the Company Amalgamation will take place, with the Amalgamated Company becoming a wholly owned subsidiary of New SPAC;

•

Proposal No. 3 — Advisory Organizational Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights, presented separately as the Sub-Proposals in accordance with SEC guidance;

•

Proposal No. 4 — Extension Proposal — To approve, by Special Resolution, an extension of the Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles; and

•

Proposal No. 5 — The Adjournment Proposal — If put to DCRD Shareholders for a vote, to approve, by Ordinary Resolution, the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing Proposals. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Voting Power; Record Date

Only DCRD Shareholders of record at the close of business on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, will be entitled to vote at the DCRD Shareholders’ Meeting. In respect of the Domestication Proposal, each holder of DCRD Class B Ordinary Shares is entitled under the DCRD Articles to ten votes for each DCRD Class B Ordinary Share registered in its name as of the close of business on the record date, and each holder of DCRD Class A Ordinary Shares is entitled to one vote for each DCRD Class A Ordinary Share registered in its name as of the close of business on the record date. In respect of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Extension Proposal and (if put) the Adjournment Proposal, each DCRD Shareholder is entitled to one vote for each DCRD Ordinary Share registered in its name as of the close of business on the record date. If a DCRD Shareholder’s DCRD Ordinary Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 39,531,250 DCRD Ordinary Shares outstanding, of which 31,625,000 are DCRD Public Shares and 7,906,250 are DCRD Class B Ordinary Shares held by DCRD Sponsor and DCRD’s independent directors.

Proxy Solicitation

Proxies may be solicited by mail but also may be made by telephone, in person or by electronic means. DCRD has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a DCRD Shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the DCRD Shareholders’ Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of DCRD Shareholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the DCRD Shareholders’ Meeting

A quorum of DCRD Shareholders is necessary to hold a valid meeting. A quorum will be present at the DCRD Shareholders’ Meeting if one or more shareholders holding at least one-third of the paid up voting share capital of DCRD attend virtually or in person or are represented by proxy at the DCRD Shareholders’ Meeting. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Domestication Proposal, the Business Combination Proposal and the Extension Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class (provided that pursuant to Article 193 of the DCRD Articles, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles and Bylaws, the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal). The Advisory Organizational Documents Proposals and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class. Accordingly, a DCRD Shareholder’s failure to vote by proxy or to vote online at the DCRD Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the DCRD Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the DCRD Shareholders’ Meeting. The Advisory Organizational Documents Proposals are

non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Extension Proposal is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Recommendation to DCRD Shareholders

The DCRD Board believes that each of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Extension Proposal and the Adjournment Proposal (if put) is in the best interests of DCRD and recommends that DCRD Shareholders vote “FOR” each Proposal being submitted to a vote of the DCRD Shareholders at the DCRD Shareholders’ Meeting.

When you consider the unanimous recommendation of the DCRD Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination—Interests of Certain Persons in the Business Combination.”

Vote of the DCRD Initial Shareholders and DCRD’s Other Directors and Officers

Prior to the DCRD IPO, DCRD entered into the IPO Letter Agreement pursuant to which each agreed to vote any DCRD Ordinary Shares owned by them in favor of an Initial Business Combination. Concurrently with the execution and delivery of the Business Combination Agreement, DCRD, DCRD management and DCRD Sponsor entered into the Letter Agreement Amendment, pursuant to which such parties agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that DCRD Sponsor will be prohibited from voting any DCRD Class A Ordinary Shares purchased by DCRD Sponsor following DCRD’s public announcement of DCRD’s intention to engage in the Transactions for or against the Transactions. The IPO Letter Agreement applies to the DCRD Initial Shareholders, including DCRD Sponsor, as it relates to the DCRD Founder Shares and the requirement to vote all of the DCRD Founder Shares in favor of the Business Combination Proposal. As of the record date, the DCRD Founder Shareholders own 7,906,250 DCRD Founder Shares, representing approximately 20% of the DCRD Ordinary Shares then outstanding and entitled to vote at the DCRD Shareholders’ Meeting. DCRD Sponsor and DCRD management have agreed to waive any redemption rights with respect to DCRD Class A Ordinary Shares purchased in the DCRD IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the DCRD Articles, the DCRD Initial Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them in connection with the consummation of the Business Combination or upon DCRD’s liquidation. The DCRD Founder Shares will be worthless if no Business Combination is effected by DCRD by the Deadline Date. However, DCRD Sponsor and DCRD management are entitled to redemption rights upon DCRD’s liquidation with respect to any DCRD Class A Ordinary Shares they may own.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the DCRD Board to vote in favor of the Business Combination, DCRD Shareholders should be aware that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, those of other DCRD Shareholders generally. DCRD’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to DCRD Shareholders that they approve the Business Combination. DCRD Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares and have agreed to waive redemption rights with respect to any DCRD Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them if DCRD fails to consummate the Initial Business Combination within 18 months after the closing of the DCRD IPO. If DCRD does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the DCRD Private Placement Warrants held in the Trust Account will be used to fund the redemption of the DCRD Public Shares, and the DCRD Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since DCRD Sponsor and DCRD management directly or indirectly own DCRD Ordinary Shares and DCRD Private Placement Warrants, DCRD management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•

The fact that DCRD Initial Shareholders paid an aggregate of approximately $25,000 for the 7,906,250 DCRD Founder Shares, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,406,563, based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, resulting in a theoretical gain of $80,381,563;

•

The fact that given the differential in the purchase price that DCRD Sponsor paid for the DCRD Founder Shares as compared to the price of the DCRD Units sold in the DCRD IPO and the 3,464,323 New SPAC Common Shares that DCRD Sponsor will receive upon conversion of the DCRD Founder Shares in connection with the Business Combination, DCRD Sponsor and its affiliates may earn a positive rate of return on their investment even if the New SPAC Common Shares trade below the price initially paid for the DCRD Units in the DCRD IPO and the DCRD Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•

The fact that DCRD Sponsor and DCRD’s independent directors currently hold and, following the Founder Transfer, will hold a pecuniary interest in, an aggregate of 12,737,500 DCRD Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,750,875, based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•	The fact that certain members of DCRD management collectively own, directly or indirectly, a material interest in DCRD Sponsor;

•

DCRD Sponsor and DCRD management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as DCRD may obtain loans from DCRD Sponsor or an affiliate of DCRD Sponsor or any of DCRD management to finance transaction costs in connection with the Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DCRD Private Placement Warrants, including as to exercise price, exercisability and exercise period;

•

The DCRD Articles provide that DCRD renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of DCRD management on the one hand, and DCRD, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of DCRD management to any other entity. DCRD is not aware of any such corporate opportunities not being offered to DCRD and does not believe that waiver of the corporate opportunities doctrine has materially affected DCRD’s search for an acquisition target or will materially affect DCRD’s ability to complete an Initial Business Combination;

•

If the Trust Account is liquidated, including in the event DCRD is unable to complete an Initial Business Combination within the required time period, DCRD Sponsor has agreed to indemnify DCRD to ensure that the proceeds in the Trust Account are not reduced below $10.10 per DCRD Public Share, or such lesser amount per DCRD Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than DCRD’s independent public accountants) for services rendered or products sold to DCRD or (b) a prospective target business with which DCRD has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

The fact that DCRD Sponsor and DCRD management will be reimbursed for out-of-pocket expenses incurred in connection with activities on DCRD’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3.7 million as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•

The fact that DCRD Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to DCRD Shareholders rather than liquidate;

•	The anticipated appointment of each of Robert Tichio and James McDermott, members of the DCRD Board, as directors on the New SPAC Board in connection with the closing of the Business Combination;

•

The fact that New SPAC will indemnify DCRD Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and DCRD Sponsor’s ownership of DCRD Securities or its control or ability to influence DCRD;

•

The fact that the Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. Immediately following the Closing, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties are expected to beneficially own approximately 58.5% of the New SPAC Common Shares (including New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by certain Riverstone Fund V Entities pursuant to the Founder Transfer); and

•	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

The table set forth below summarizes the anticipated interests of the Riverstone Parties, DCRD Sponsor and DCRD management in New SPAC as of Closing along with the value of such interests based on (i) in the case of DCRD Sponsor’s and DCRD management’s interests, the closing price of the DCRD Public Warrants and DCRD Class A Ordinary Shares as of December 14, 2022, which would be lost if an Initial Business Combination is not completed by DCRD by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price / Capital Contributions		Number of New SPAC Private Placement Warrants	Value of New SPAC Private Placement Warrants[8]	Number of New SPAC Common Shares		Value of New SPAC Common Shares[10]	Value of New SPAC Common Shares Based on Transaction Value[11]
Decarbonization Plus Acquisition Sponsor IV LLC[1]	DCRD Shareholder	$1,666,932	[7]	—	$—	3,464,323		$35,232,162	$35,201,360
Riverstone Parties[2]	Hammerhead Shareholder	$914,515,062	[12]	12,737,500	$6,750,875	74,769,607	[9]	$760,406,903	$759,742,112
James AC McDermott[3]	DCRD Director	$136		—	$—	37,396		$380,316	$379,984
Dr. Jennifer Aaker[4]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jane Kearns[5]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jeffrey Tepper[6]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992

1

DCRD directors, Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer, Robert Tichio, Chief Financial Officer, Chief Accounting Officer and Secretary, Peter Haskopoulos and Chairman of the DCRD Board, Erik Anderson (through his interest in WRG), each hold an indirect economic interest in DCRD Sponsor. Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 12,488,255 New SPAC Private Placement Warrants with a corresponding purchase price of $12,488,255 and 4,234,172 New SPAC Common Shares with a corresponding purchase price of $13,334.75 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, DCRD Sponsor will be entitled to receive $12,512,766 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

2

DCRD directors Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos and Hammerhead director Jesal Shah each have an indirect economic interest in the Riverstone Parties.

3

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 99,698 New SPAC Private Placement Warrants with a corresponding purchase price of $99,698 and 45,706 New SPAC Common Shares with a corresponding purchase price of $166.10 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. McDermott will be entitled to receive $99,893 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business CombinationAgreement and Related Agreements—Related Agreements.”

4

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Dr. Aaker will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common

Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”
5

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Ms. Kearns will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

6

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. Tepper will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

7

Includes (i) amount DCRD Sponsor has agreed to pay for certain of DCRD’s expenses in the form of non-interest bearing advances, an amount which, as of September 30, 2022, was approximately $1,656,022 and (ii) $10,910.25 which represents capital contribution made by DCRD Sponsor in exchange for the 3,464,323 DCRD Founder Shares, which DCRD Sponsor will retain after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

8	Based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022.
9

Includes 4,348,438 shares that will be held by certain Riverstone Fund V Entities after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

10	Based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022.
11

Based on a post-transaction equity value of New SPAC of $1.298 billion and assuming the Base Scenario (as described in the subsection entitled “The Business Combination—Total New SPAC Common Shares to Be Issued in the Business Combination”) with no redemptions.

12

Includes (i) $901,763,812 of invested capital by the Riverstone Parties in Hammerhead, (ii) $12,737,500, which is equal to the cost of the 12,737,500 New SPAC Private Placement Warrants, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer and (iii) $13,750 which represents capital contributions made by DCRD Sponsor in exchange for the 4,348,438 DCRD Founder Shares, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Recognizing the potentially differing interests of DCRD Sponsor, its affiliates and some officers and directors of DCRD from the interests of the DCRD Shareholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the DCRD Board formed the Special Committee, and the Special Committee engaged independent advisors to assist the Special Committee in evaluating the Business Combination, which included several meetings between the Special Committee and such advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Hammerhead in one or more respects. The Special Committee also considered certain mitigating factors, including (i) DCRD’s and Hammerhead’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Special Committee and the Hammerhead Special Committee to review the Business Combination on behalf of the DCRD Board and the Hammerhead

Board, respectively, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this proxy statement/prospectus. In addition, the Special Committee and the DCRD Board considered the Fairness Opinion rendered by Duff & Phelps to the Special Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone, as of the date of such opinion, of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Special Committee and the DCRD Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

Redemption Rights

Pursuant to the DCRD Articles, a DCRD Public Shareholder may request that New SPAC redeem all or a portion of the New SPAC Class A Common Shares it receives in exchange for its DCRD Public Shares for cash if the Business Combination is consummated. The redemption will take place following the Company Amalgamation Effective Time and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. As a DCRD Public Shareholder, you will be entitled to exercise your redemption rights if you:

(a) hold DCRD Public Shares, or if you hold DCRD Units, you elect to separate your DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising your redemption rights;

(b) submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request to exercise your redemption rights with respect to all or a portion of your DCRD Public Shares for cash, and (ii) identify yourself as the beneficial holder of the DCRD Public Shares and provide your legal name, phone number and address; and

(c) deliver your DCRD Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their DCRD Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on January 19, 2023 (two business days before the DCRD Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of DCRD Units must elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising their redemption rights with respect to the DCRD Public Shares. If DCRD Public Shareholders hold their DCRD Units in an account at a brokerage firm or bank, such DCRD Public Shareholders must notify their broker or bank that they elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants, or if a holder holds DCRD Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, the Transfer Agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to DCRD in order to validly exercise its redemption rights. DCRD Public Shareholders may elect to exercise their redemption rights with respect to their DCRD Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the DCRD Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a DCRD Public Shareholder properly exercises its redemption rights with respect to all or a portion of the DCRD Public Shares that it holds and timely delivers its shares to the Transfer Agent, New SPAC will redeem the related New SPAC Class A Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.16 per issued and outstanding DCRD Public Share. If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation, and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. Please see the subsection entitled “Extraordinary General Meeting of DCRD Shareholders —Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your DCRD Public Shares.

Certain Information Relating to New SPAC

NewCo/New SPAC Board Before the Business Combination

Prior to the consummation of the SPAC Amalgamation, the NewCo Board consists of Scott Sobie, Michael G. Kohut, Robert Tichio and Jesal Shah. In connection with the SPAC Amalgamation, the members of the DCRD Board will become the members of the New SPAC Board. In connection with the Company Amalgamation, Scott Sobie, Michael G. Kohut, A. Stewart Hanlon, J. Paul Charron, Robert Tichio, Jesal Shah, James McDermott and Bryan Begley will become the members of the New SPAC Board.

New SPAC Board and Executive Officers Following the Business Combination

The executive officers and directors of New SPAC following the Company Amalgamation will be as follows:

Name	Age	Position
Scott Sobie	58	President, Chief Executive Officer and Director Nominee
Michael G. Kohut	56	Senior Vice President, Chief Financial Officer and Director Nominee
Daniel Labelle	52	Senior Vice President, Development and A&D
David Anderson	52	Senior Vice President, Operations and Alternative Energy
Nicki Stevens	53	Senior Vice President, Production, Marketing and ESG
A. Stewart Hanlon	62	Director Nominee
J. Paul Charron	65	Director Nominee
Robert Tichio	45	Director Nominee
Jesal Shah	37	Director Nominee
James McDermott	54	Director Nominee
Bryan Begley	51	Director Nominee

Please see the section entitled “Management of New SPAC After the Business Combination” elsewhere in this proxy statement/prospectus for biographies and additional information.

Listing of New SPAC Class A Common Shares and New SPAC Warrants on the NASDAQ and the TSX

NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

Delisting of DCRD Common Stock and Deregistration of DCRD

DCRD and Hammerhead anticipate that, following consummation of the Business Combination, the DCRD Class A Ordinary Shares, DCRD Units and DCRD Warrants will be delisted from the NASDAQ, and DCRD will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of DCRD Shareholders prior to the Business Combination and the rights of New SPAC Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

Appraisal or Dissent Rights

No dissent rights are available to DCRD Shareholders under the ABCA in connection with the Business Combination nor are appraisal rights available to holders of DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares in connection with the Business Combination. However, DCRD Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights” and the DCRD Board has determined that the redemption proceeds payable to DCRD Shareholders who exercise such redemption rights represents the fair value of those DCRD Ordinary Shares. Please see the subsection entitled “The Business Combination—Appraisal or Dissent Rights” for more information.

Material Tax Considerations with Respect to the Business Combination and Ownership of New SPAC Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination is not within the scope of IFRS 3 since DCRD does not meet the definition of a business in accordance with IFRS 3. Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 as it relates to the stock exchange listing service received and under other relevant standards for cash acquired, replacement of warrants or other assets acquired and liabilities assumed. Hammerhead will be treated as the “acquirer” and DCRD will be treated as the “acquiree” for financial reporting purposes given that Hammerhead’s operations will comprise the operations of New SPAC, Hammerhead’s executive management will be the executive management of New SPAC, Hammerhead’s director appointees will hold the majority of director seats of New SPAC, and Hammerhead’s existing shareholders will be the largest shareholder group of New SPAC. Under this method of accounting, the net assets of Hammerhead will be stated at historical cost, with no goodwill or other intangible assets recorded.

In accordance with IFRS 2, the differences in the fair value of the consideration (i.e., shares issued by New SPAC) for the acquisition of DCRD over the fair value of the identifiable net assets of DCRD will represent a service for the listing of New SPAC and be recognized as a share-based payment expense. The consideration for the acquisition of DCRD was determined using the closing prices of DCRD Class A Ordinary Shares. The DCRD Public Warrants and DCRD Private Placement Warrants are assumed to be part of the Business Combination and are assumed as a part of the identifiable net assets of DCRD. The replacement of warrants is then separately accounted for under IAS 32- Financial Instruments: Presentations (“IAS 32”). As it is expected the fair value of DCRD Public Warrants and DCRD Private Placement Warrants will have similar fair value as those of New SPAC Public Warrants as of the Closing, no material impact into profit or loss is expected.

Risk Factor Summary

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to New SPAC and Hammerhead’s business and industry and the Business Combination are summarized below.

•	Hammerhead’s future performance may be affected by the financial, operational, environmental and safety risks associated with the exploration, development and production of oil and natural gas.

•	The prices of crude oil, NGLs and natural gas are volatile, outside of Hammerhead’s control and affect its revenues, profitability, cash flows and future rate of growth.

•	Adverse general economic, business and industry conditions could have a material adverse effect on Hammerhead’s results of operations and cash flow.

•	Various factors may adversely impact the marketability of oil and natural gas, affecting net production revenue, production volumes and development and exploration activities.

•

The anticipated benefits of acquisitions may not be achieved and Hammerhead may dispose of non-core assets for less than their carrying value on the financial statements as a result of weak market conditions.

•	The COVID-19 pandemic continues to cause disruptions in economic activity in Canada and internationally and impact demand for oil, natural gas liquids and natural gas.

•	The success of Hammerhead’s operations may be negatively impacted by factors outside of its control resulting in operational delays and cost overruns.

•

Lack of capacity and/or regulatory constraints on gathering and processing facilities, pipeline systems and railway lines may have a negative impact on Hammerhead’s ability to produce and sell its oil and natural gas.

•	Hammerhead competes with other oil and gas companies, some of which have greater financial and operational resources.

•	Changes to the demand for oil and natural gas products and the rise of petroleum alternatives may negatively affect Hammerhead’s financial condition, results of operations and cash flow.

•	Modification to current, or implementation of additional, regulations may reduce the demand for oil and natural gas and/or increase Hammerhead’s costs and/or delay planned operations.

•

Hammerhead relies on surface and groundwater licenses, which, if rescinded or the conditions of which are amended, could disrupt its business and have a material adverse effect on its business, financial condition, results of operations and prospects.

•	Breaches of Hammerhead’s cyber-security and loss of, or unauthorized access to, data may adversely impact Hammerhead’s operations and financial position.

•

Hammerhead is subject to laws, rules, regulations and policies regarding data privacy and security. Many of these laws and regulations are subject to change and reinterpretation, and could result in claims, changes to its business practices, monetary penalties, increased cost of operations or other harm to its business.

•	Changes to applicable tax laws and regulations or exposure to additional tax liabilities could adversely affect New SPAC’s business and future profitability.

•

In the event that New SPAC expands Hammerhead’s operations, including to jurisdictions in which the tax laws may not be favorable, New SPAC’s effective tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or New SPAC may be subject to future changes in tax laws, in each case, the impacts of which could adversely affect New SPAC’s after-tax profitability and financial results.

•	New SPAC (or, prior to the SPAC Amalgamation, DCRD) might be a “passive foreign investment company,” or “PFIC”, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

•	New SPAC will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•

New SPAC may identify internal control weaknesses in the future or otherwise fail to develop and maintain an effective system of internal controls, which may result in material misstatements of financial statements and/or New SPAC’s inability to meet periodic reporting obligations.

•	Hammerhead may be adversely affected by foreign currency and interest rate fluctuations.

•

Failure to comply with anticorruption, economic sanctions, and anti-money laundering laws—including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Canadian Corruption of Foreign Public Officials Act, Criminal Code, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, United Nations Act and Freezing of Corrupt Foreign Officials Act, and similar laws associated with activities outside of the United States or Canada—could subject Hammerhead to penalties and other adverse consequences.

•	Failure to comply with laws relating to labor and employment could subject Hammerhead to penalties and other adverse consequences.

•

As a “foreign private issuer” under the rules and regulations of the SEC, New SPAC will be, permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and may follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers.

•	Concentration of ownership among Hammerhead’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•

A significant portion of New SPAC’s total outstanding shares will be restricted from immediate resale but may be sold into the market shortly after the Business Combination. This could cause the market price of New SPAC Class A Common Shares to drop significantly, even if its business is performing well.

•

The success of New SPAC following the Business Combination depends on the business operations of Hammerhead, which exposes investors to a concentration of risk in the limited sectors in which Hammerhead’s business is focused.

•	DCRD and Hammerhead expect to incur significant transaction costs in connection with the Business Combination.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•

If the Domestication and SPAC Amalgamation do not qualify as a “reorganization” under Section 368(a) of the Code, DCRD Shareholders and/or DCRD Warrant Holders may be required to pay substantial U.S. federal income taxes.

•

Whether a redemption of New SPAC Class A Common Shares will be treated as a sale of such New SPAC Class A Common Shares for U.S. federal income tax purposes will depend on a U.S. Holder’s specific facts. Additionally, New SPAC might be a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders who exercise their redemption right.

Controlled Company Exemption

Following the completion of the Business Combination, the Riverstone Parties will control a majority of the voting power of the outstanding New SPAC Common Shares. As a result, New SPAC will be a “controlled company” within the meaning of NASDAQ rules, and New SPAC may qualify for and rely on exemptions from certain corporate governance requirements. Under NASDAQ corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to:

•	have a board that includes a majority of “independent directors,” as defined under NASDAQ rules;

•	have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	have independent director oversight of director nominations.

New SPAC intends to rely on the exemption from having a board that includes a majority of “independent directors” as defined under NASDAQ rules. New SPAC may elect to rely on additional exemptions and it will be entitled to do so for as long as New SPAC is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of New SPAC Common Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Market Prices and Dividends

New SPAC

Historical market price information regarding New SPAC is not provided because there is no public market for its securities.

New SPAC has not paid any cash dividends on the New SPAC Common Shares to date.

DCRD

The DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants are currently listed on the NASDAQ under the symbols “DCRDU,” “DCRD” and “DCRDW,” respectively. Each DCRD Unit consists of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant. The DCRD Units commenced trading on August 11, 2021. Commencing October 1, 2021, holders of DCRD Units were permitted to elect to separately trade DCRD Class A Ordinary Shares and DCRD Public Warrants included in the DCRD Units.

The following table sets forth, for the period indicated, the high and low sales prices per DCRD Unit, DCRD Class A Ordinary Share and DCRD Public Warrant as reported on the NASDAQ for the periods presented:

	DCRD Units (DCRDU)		DCRD Class A Ordinary Shares (DCRD)		DCRD Public Warrants (DCRDW)
	High	Low	High	Low	High	Low
2022
Quarter ending December 31 (through December 14, 2022)	$10.44	$10.04	$10.20	$10.04	$0.68	$0.52
Quarter ended September 30	$10.29	$9.98	$10.15	$9.91	$0.60	$0.11
Quarter ended June 30	$10.73	$10.07	$9.96	$9.87	$0.59	$0.20
Quarter ended March 31	$10.41	$10.11	$9.95	$9.83	$0.97	$0.42
2021
Quarter ended December 31	$10.65	$10.04	$10.56	$9.75	$1.40	$0.51
August 11, 2021 to September 30	$10.24	$9.99	—	—	—	—

On September 23, 2022, the last trading date before the public announcement of the Business Combination, DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants closed at $10.11, $10.03 and $0.1899, respectively.

DCRD has not paid any cash dividends on the DCRD Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Hammerhead

Historical market price information regarding Hammerhead is not provided because there is no public market for its securities. Hammerhead has also not paid any dividends since incorporation and instead has directed cash flows to capital expenditures and debt reduction. The amount of future cash dividends, if any, is not assured and will be subject to the discretion of the Hammerhead Board and will depend on a variety of factors, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates, contractual restrictions (including under credit facilities), financing agreement covenants, solvency tests imposed by corporate law and other factors that the Hammerhead Board may deem relevant. See “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the Proposals to be voted on at the DCRD Shareholders’ Meeting. The risks discussed herein have been identified based on an evaluation of the historical risks faced by Hammerhead and DCRD and relate to current expectations as to future risks that may result from the Business Combination. Certain of the following risk factors apply to the business and operations of Hammerhead and will also apply to the business and operations of New SPAC following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New SPAC following the Business Combination. This could cause the trading price of the DCRD Ordinary Shares, the DCRD Units, the DCRD Warrants, the New SPAC Class A Common Shares or the New SPAC Warrants to decline, perhaps significantly, and you therefore may lose all or part of your investment. You should carefully consider the following risk factors in conjunction with the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” “Hammerhead Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “DCRD Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of Hammerhead, the financial statements of DCRD and notes to the financial statements included herein. The risks discussed below are not exhaustive and are based on certain assumptions made by NewCo, DCRD and Hammerhead which later may prove to be incorrect or incomplete. Investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Hammerhead, DCRD and New SPAC. Each of New SPAC, DCRD and Hammerhead may face additional risks and uncertainties that are not presently known to it, or that are currently deemed immaterial, which may also impair its business or financial condition.

Risks Related to Hammerhead’s Business and the E&P Industry

Hammerhead’s future performance may be affected by the financial, operational, environmental and safety risks associated with the exploration, development and production of oil and natural gas.

Oil and natural gas operations involve many risks. The long-term commercial success of Hammerhead depends on its ability to find, acquire, develop and commercially produce oil and natural gas reserves. Without the continual addition of new reserves, Hammerhead’s existing reserves, and the production from them, will decline over time as Hammerhead produces from such reserves. A future increase in Hammerhead’s reserves will depend on both the ability of Hammerhead to explore and develop its existing properties and its ability to select and acquire suitable producing properties or prospects. Hammerhead may not be able to continue to find satisfactory properties to acquire or participate in. Moreover, management of Hammerhead may determine that current markets, terms of acquisitions, participation or pricing conditions make potential acquisitions or participation uneconomic. Hammerhead may not discover or acquire further commercial quantities of oil and natural gas.

Future oil and natural gas exploration may involve unprofitable efforts from dry wells or from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, completing (including hydraulic fracturing), operating and other costs. Completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs.

Drilling hazards, environmental damage and various field operating conditions could greatly increase the cost of operations and adversely affect the production from successful wells. Field operating conditions include, but are not limited to, delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or geological and mechanical conditions. It is not possible to eliminate production delays and declines from normal field operating conditions, which can negatively affect revenue and cash flow levels to varying degrees.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including fire, explosion, blowouts, cratering, sour gas releases, spills and other environmental hazards. These typical risks and hazards could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment and cause personal injury or threaten wildlife. An unintentional leak of sour gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to Hammerhead.

Oil and natural gas production operations are also subject to geological and seismic risks, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

The prices of crude oil, NGLs and natural gas are volatile, outside of Hammerhead’s control and affect its revenues, profitability, cash flows and future rate of growth.

Hammerhead’s revenues, profitability, cash flows and future rate of growth are highly dependent on commodity prices. Commodity prices may fluctuate widely in response to relatively minor changes in the supply of and demand for crude oil, NGLs and natural gas, market uncertainty and a variety of additional factors that are beyond Hammerhead’s control, such as:

•

domestic and global supply of and demand for crude oil, NGLs and natural gas, as impacted by economic factors that affect gross domestic product growth rates of countries around the world, including impacts from international trade, pandemics and related concerns;

•	market expectations with respect to future supply of crude oil, NGLs and natural gas demand and price changes;

•	global crude oil, NGLs and natural gas inventory levels;

•	volatility and trading patterns in the commodity-futures markets;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities;

•	the capacity of refiners to utilize available supplies of crude oil and condensate;

•	weather conditions affecting supply and demand;

•	overall domestic and global political and economic conditions;

•	actions of OPEC, its members and other state-controlled oil companies relating to oil price and production controls;

•	fluctuations in the value of the US dollar;

•	the price and quantity of crude oil, NGLs and LNG imports to and exports from the US and other countries;

•	the development of new hydrocarbon exploration, production and transportation methods of technological advancements in existing methods, including hydraulic fracturing;

•	capital investments by oil and gas companies relating to the exploration, development and production of hydrocarbons;

•	social attitudes or policies affecting energy consumption and energy supply;

•	domestic and foreign governmental regulations, including environmental regulations, climate change regulations and applicable tax regulations;

•

shareholder activism or activities by non-governmental organizations to limit certain sources of capital for the energy sector or restrict the exploration, development and production of crude oil and natural gas; and

•	the effect of energy conservation efforts and the price, availability and acceptance of alternative energies, including renewable energy.

Commodity prices have historically been, and continue to be, extremely volatile. Hammerhead expects this volatility to continue. Hammerhead makes price assumptions that are used for planning purposes, and a significant portion of its cash outlays, including capital and transportation commitments, are largely fixed in nature. Accordingly, if commodity prices are below the expectations on which these commitments were based, Hammerhead’s financial results are likely to be adversely affected because these cash outlays are not variable in the short term and cannot be quickly reduced to respond to unanticipated decreases in commodity prices. Hammerhead’s risk management arrangements will not fully mitigate the effects of price volatility.

Significant or extended price declines could also materially and adversely affect the amount of crude oil, NGLs and natural gas that Hammerhead can economically produce, require Hammerhead to make significant downward adjustments to its reserve estimates or result in the deferral or cancellation of Hammerhead’s growth projects. A reduction in production could also result in a shortfall in expected cash flows and require Hammerhead to reduce capital spending or borrow funds or access the capital markets to cover any such shortfall. Any of these factors could negatively affect Hammerhead’s ability to replace its production and its future rate of growth.

Hammerhead’s financial condition is substantially dependent on, and highly sensitive to, the prevailing prices of crude oil and natural gas. Low prices for crude oil and natural gas produced by Hammerhead could have a material adverse effect on Hammerhead’s operations, financial condition and the value and amount of Hammerhead’s reserves.

Prices for crude oil and natural gas fluctuate in response to changes in the supply of, and demand for, crude oil and natural gas, market uncertainty and a variety of additional factors beyond Hammerhead’s control. Crude oil prices are primarily determined by international supply and demand. Factors which affect crude oil prices include the actions of OPEC, the condition of the Canadian, United States, European and Asian economies, government regulation, political stability in the Middle East and elsewhere, the supply of crude oil in North America and internationally, the ability to secure adequate transportation for products, the availability of alternate fuel sources and weather conditions. Natural gas prices realized by Hammerhead are affected primarily in North America by supply and demand, weather conditions, industrial demand, prices of alternate sources of energy and developments related to the market for liquefied natural gas. All of these factors are beyond Hammerhead’s control and can result in a high degree of price volatility. Fluctuations in currency exchange rates further compound this volatility when commodity prices, which are generally set in U.S. dollars, are stated in Canadian dollars.

Hammerhead’s financial performance also depends on revenues from the sale of commodities which differ in quality and location from underlying commodity prices quoted on financial exchanges. Of particular importance are the price differentials between Hammerhead’s light/medium oil and heavy oil (in particular the light/heavy differential) and quoted market prices. Not only are these discounts influenced by regional supply and demand factors, they are also influenced by other factors such as transportation costs, capacity and interruptions, refining demand, the availability and cost of diluents used to blend and transport product and the quality of the oil produced, all of which are beyond Hammerhead’s control. In addition, there is not sufficient pipeline capacity for Canadian crude oil to access the American refinery complex or tidewater to access world markets and the availability of additional transport capacity via rail is more expensive and variable; therefore, the price for Canadian crude oil is very sensitive to pipeline and refinery outages, which contributes to this volatility.

Decreases to or prolonged periods of low commodity prices, particularly for oil, may negatively impact Hammerhead’s ability to meet guidance targets, maintain Hammerhead’s business and meet all of Hammerhead’s financial obligations as they come due. It could also result in the shut-in of currently producing wells without an equivalent decrease in expenses due to fixed costs, a delay or cancellation of existing or future drilling, development or construction programs, un-utilized long-term transportation commitments and a reduction in the value and amount of Hammerhead’s reserves.

Hammerhead conducts assessments of the carrying value of Hammerhead’s assets in accordance with IFRS. If crude oil and natural gas forecast prices decline, the carrying value of Hammerhead’s assets could be subject to downward revisions and Hammerhead’s net earnings could be adversely affected.

Adverse general economic, business and industry conditions could have a material adverse effect on Hammerhead’s results of operations and cash flow.

The demand for energy, including crude oil, NGLs and natural gas, is generally linked to broad-based economic activities. If there is a slowdown in economic growth, an economic downturn or recession or other adverse economic or political development in the US, Europe, or Asia, there could be a significant adverse effect on global financial markets and commodity prices. In addition, hostilities in the Middle East and Ukraine and the occurrence or threat of terrorist attacks in the US or other countries could adversely affect the global economy. Global or national health concerns, including the outbreak of pandemic or contagious diseases, such as COVID-19 (coronavirus), may adversely affect Hammerhead by (i) reducing global economic activity thereby resulting in lower demand for crude oil, NGL and natural gas, (ii) impairing its supply chain, for example, by limiting the manufacturing of materials or the supply of goods and services used in Hammerhead’s operations, and (iii) affecting the health of its workforce, rendering employees unable to work or travel. These and other factors that affect the demand for crude oil, NGLs and natural gas, and Hammerhead’s business and industry, could ultimately have an adverse impact on Hammerhead’s results of operations and cash flows.

Various factors may adversely impact the marketability of oil and natural gas, affecting net production revenue, production volumes and development and exploration activities.

Hammerhead’s ability to market its oil and natural gas may depend upon its ability to acquire capacity in pipelines that deliver oil, NGLs and natural gas to commercial markets or contract for the delivery of oil and NGLs by rail. Numerous factors beyond Hammerhead’s control do, and will continue to, affect the marketability and price of oil and natural gas acquired, produced, or discovered by Hammerhead, including:

•	deliverability uncertainties related to the distance Hammerhead’s reserves are from pipelines, railway lines and processing and storage facilities;

•	operational problems affecting pipelines, railway lines and processing and storage facilities; and

•	government regulation relating to prices, taxes, royalties, land tenure, allowable production and the export of oil and natural gas.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond the control of Hammerhead. These factors include economic and political conditions in the United States, Canada, Europe, China and emerging markets, the actions of OPEC, governmental regulation, political stability in the Middle East, Northern Africa and elsewhere, the foreign supply and demand of oil and natural gas, risks of supply disruption, the price of foreign imports and the availability of alternative fuel sources. Prices for oil and natural gas are also subject to the availability of foreign markets and Hammerhead’s ability to access such markets. Oil prices are expected to remain volatile as a result of global excess supply due to the increased growth of shale oil production in the United States, the decline in global demand for exported crude oil commodities, OPEC’s recent decisions pertaining to the oil production of OPEC member countries, and non-OPEC member countries’ decisions on production levels, among other factors. A material decline in prices could result in a reduction of Hammerhead’s net production revenue. The economics of producing from some wells may change because of lower prices, which could result in reduced production of oil or natural gas and a reduction in the volumes and the value and amount of Hammerhead’s reserves. Hammerhead might also elect not to produce from certain wells at lower prices.

All these factors could result in a material decrease in Hammerhead’s net production revenue and a reduction in its oil and natural gas production, development and exploration activities. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on Hammerhead’s carrying value of its reserves, borrowing capacity, revenues, profitability and cash flows from operations and may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Oil and natural gas prices may be volatile for a variety of reasons including market uncertainties over the supply and demand of these commodities due to the current state of the world economies, the ongoing COVID-19 pandemic, OPEC actions, political uncertainties, sanctions imposed on certain oil producing nations by other countries and conflicts in Ukraine and the Middle East. Prices for oil and natural gas are also subject to the availability of foreign markets and Hammerhead’s ability to access such markets. A material decline in prices could result in a reduction of Hammerhead’s net production revenue. The economics of producing from some wells may change because of lower prices, which could result in reduced production of oil or natural gas and a reduction in the volumes and the value of Hammerhead’s reserves. Hammerhead might also elect not to produce from certain wells at lower prices. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on Hammerhead’s carrying value of its reserves, borrowing capacity, revenues, profitability and cash flows from operations and may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisitions and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for, and project the return on, acquisitions and development and exploitation projects.

The anticipated benefits of acquisitions may not be achieved and Hammerhead may dispose of non-core assets for less than their carrying value on the financial statements as a result of weak market conditions.

Hammerhead considers acquisitions and dispositions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner and Hammerhead’s ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with those of Hammerhead. The integration of acquired businesses and assets may require substantial management effort, time and resources, diverting management’s focus from other strategic opportunities and operational matters. Management continually assesses the value and contribution of services provided by third parties and the resources required to provide such services. In this regard, non-core assets may be periodically disposed of so Hammerhead can focus its efforts and resources more efficiently. Depending on the market conditions for such non-core assets, certain non-core assets of Hammerhead may realize less on disposition than their carrying value on the financial statements of Hammerhead.

Hammerhead’s business may be adversely affected by political and social events and decisions made in Canada.

Hammerhead’s results can be adversely impacted by political, legal, or regulatory developments in Canada that affect local operations and local and international markets. Changes in government, government policy or regulations, changes in law or interpretation of settled law, third-party opposition to industrial activity generally or projects specifically, and duration of regulatory reviews could impact Hammerhead’s existing operations and planned projects. This includes actions by regulators or political actors to delay or deny necessary licenses and permits for Hammerhead’s activities or restrict the operation of third-party infrastructure that Hammerhead relies on. Additionally, changes in environmental regulations, assessment processes or other laws, and increasing and expanding stakeholder consultation (including Indigenous stakeholders), may increase the cost of compliance or reduce or delay available business opportunities and adversely impact Hammerhead’s results.

Other government and political factors that could adversely affect Hammerhead’s financial results include increases in taxes or government royalty rates (including retroactive claims) and changes in trade policies and agreements. Further, the adoption of regulations mandating efficiency standards, and the use of alternative fuels or uncompetitive fuel components could affect Hammerhead’s operations. Many governments are providing tax advantages and other subsidies to support alternative energy sources or are mandating the use of specific fuels or technologies. Governments and others are also promoting research into new technologies to reduce the cost and increase the scalability of alternative energy sources, and the success of these initiatives may decrease demand for Hammerhead’s products.

A change in federal, provincial or municipal governments in Canada may have an impact on the directions taken by such governments on matters that may impact the oil and natural gas industry including the balance between economic development and environmental policy. The oil and natural gas industry has become an increasingly politically polarizing topic in Canada, which has resulted in a rise in civil disobedience surrounding oil and natural gas development—particularly with respect to infrastructure projects. Protests, blockades and demonstrations have the potential to delay and disrupt Hammerhead’s activities.

Global political events may adversely affect commodity prices which in turn affect Hammerhead’s cash flow.

Political events throughout the world that cause disruptions in the supply of oil continuously affect the marketability and price of oil and natural gas acquired or discovered by Hammerhead. Conflicts, or conversely peaceful developments, arising outside of Canada, including changes in political regimes or the parties in power, have a significant impact on the price of oil and natural gas. Any particular event could result in a material decline in prices and result in a reduction of Hammerhead’s net production revenue.

Hammerhead’s properties may be subject to terrorist attack or actions by non-governmental agencies.

In addition to the risks outlined above related to geopolitical developments, Hammerhead’s oil and natural gas properties, wells and facilities could be subject to a terrorist attack, physical sabotage or public opposition. Such public opposition could expose Hammerhead to the risk of higher costs, delays or even project cancellations due to increased pressure on governments and regulators by special interest groups including Indigenous groups, landowners, environmental interest groups (including those opposed to oil and natural gas production operations) and other non-governmental organizations, blockades, legal or regulatory actions or challenges, increased regulatory oversight, reduced support from the federal, provincial or municipal governments, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses, and direct legal challenges, including the possibility of climate-related litigation. Hammerhead may not be able to satisfy the concerns of the special interest groups and non-governmental organizations and attempting to address such concerns may require Hammerhead to incur significant and unanticipated capital and operating expenditures. If any of Hammerhead’s properties, wells or facilities are the subject of terrorist attack or sabotage, it may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects. Hammerhead does not have insurance to protect against such risks.

The COVID-19 pandemic continues to cause disruptions in economic activity in Canada and internationally and impact demand for oil, natural gas liquids and natural gas.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, prompting many countries around the world to close international borders and order the closure of institutions and businesses deemed non-essential. This resulted in a swift and significant reduction in economic activity in Canada and internationally along with a sudden drop in demand for oil, liquids and natural gas. Since 2020, oil prices have largely recovered from their historic lows, but price support from future demand remains uncertain as countries experience varying degrees of virus outbreak and newly emerging virus variants following efforts to re-open local economies and international borders. Low commodity prices resulting from reduced demand associated with the impact of COVID-19 has had, and may continue to have, a negative impact on Hammerhead’s operational results and financial condition. Low prices for oil, liquids and natural gas will reduce Hammerhead’s funds from operations, and impact Hammerhead’s level of capital investment and may result in the reduction of production at certain producing properties.

The effects of COVID-19 may also include disruptions to production operations, access to materials and services, increased employee absenteeism from illness, and temporary closures of Hammerhead’s facilities.

The extent to which Hammerhead’s operational and financial results continue to be affected by COVID-19 will depend on various factors and consequences beyond its control such as the duration and scope of the pandemic; additional actions taken by business and government in response to the pandemic, and the speed and effectiveness of responses to combat the virus. Additionally, COVID-19 and its effect on local and global economic conditions stemming from the pandemic could also aggravate the other risk factors identified herein, the extent of which is not yet known.

The successful operation of a portion of Hammerhead’s properties is dependent on third parties.

Other companies operate some of the assets in which Hammerhead has an interest. Hammerhead has limited ability to exercise influence over the operation of those assets or their associated costs, which could adversely affect Hammerhead’s financial performance. Hammerhead’s return on assets operated by others depends upon a number of factors that may be outside of Hammerhead’s control, including the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants, the selection of technology and risk management practices.

In addition, due to volatile commodity prices, many companies, including companies that may operate some of the assets in which Hammerhead has an interest, may be in financial difficulty, which could impact their ability to fund and pursue capital expenditures, carry out their operations in a safe and effective manner and satisfy regulatory requirements with respect to abandonment and reclamation obligations. If companies that operate some of the assets in which Hammerhead has an interest fail to satisfy regulatory requirements with respect to abandonment and reclamation obligations, Hammerhead may be required to satisfy such obligations and to seek reimbursement from such companies. To the extent that any of such companies go bankrupt, become insolvent or make a proposal or institute any proceedings relating to bankruptcy or insolvency, it could result in such assets being shut-in, Hammerhead potentially becoming subject to additional liabilities relating to such assets and Hammerhead having difficulty collecting revenue due from such operators or recovering amounts owing to Hammerhead from such operators for their share of abandonment and reclamation obligations. Any of these factors could have a material adverse effect on Hammerhead’s financial and operational results.

Hammerhead relies on surface and groundwater licenses, which, if rescinded or the conditions of which are amended, could disrupt its business and have a material adverse effect on its business, financial condition, results of operations and prospects.

Hammerhead relies on access to both surface and groundwater, which is obtained under government licenses, to provide the substantial quantities of water required for certain of its operations. The licenses to withdraw water may be rescinded and additional conditions may be added to these licenses. Further, Hammerhead may have to pay increased fees for the use of water in the future and any such fees may be uneconomic. Finally, new projects or the expansion of existing projects may be dependent on securing licenses for additional water withdrawal, and these licenses may be granted on terms not favorable to Hammerhead, or at all, and such additional water may not be available to divert under such licenses. Any prolonged droughts in the Grande Prairie area could result in Hammerhead’s surface and groundwater licenses being subject to additional conditions or recission. Hammerhead’s inability to secure surface and groundwater licenses in the future and any amendment to or recissions of, its current licenses may disrupt its business and have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Hammerhead may have to pay certain costs associated with abandonment and reclamation.

Hammerhead will need to comply with the terms and conditions of environmental and regulatory approvals and all legislation regarding the abandonment of its projects and reclamation of the project lands at the end of their economic life, which may result in substantial abandonment and reclamation costs. Any failure to comply with the terms and conditions of Hammerhead’s approvals and legislation may result in the imposition of fines and penalties, which may be material. Generally, abandonment and reclamation costs are substantial and, while Hammerhead accrues a reserve in its financial statements for such costs in accordance with IFRS, such accruals may be insufficient.

It is not possible at this time to estimate abandonment and reclamation costs reliably since they will, in part, depend on future regulatory requirements. In addition, in the future, Hammerhead may determine it prudent or be required by applicable laws, regulations or regulatory approvals to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs. If Hammerhead establishes a reclamation fund, its liquidity and cash flow may be adversely affected.

Alberta has developed liability management programs designed to prevent taxpayers from incurring costs associated with suspension, abandonment, remediation and reclamation of wells, facilities and pipelines if a licensee or permit holder is unable to satisfy its regulatory obligations. The implementation of or changes to the requirements of liability management programs may result in significant increases to the security that must be posted by licensees, increased and more frequent financial disclosure obligations or may result in the denial of license or permit transfers, which could impact the availability of capital to be spent by such licensees which could in turn materially adversely affect Hammerhead’s business and financial condition. In addition, these liability management programs may prevent or interfere with a licensee’s ability to acquire or dispose of assets, as both the vendor and the purchaser of oil and natural gas assets must be in compliance with the liability management programs (both before and after the transfer of the assets) for the applicable regulatory agency to allow for the transfer of such assets.

Due to the geographical concentration of Hammerhead’s assets, Hammerhead may be disproportionately impacted by delays or interruptions in the regions in which it operates.

Hammerhead’s properties and production are focused in the Gold Creek, Karr and Simonette areas of Alberta. As a result, Hammerhead may be disproportionately exposed to the impact of delays or interruptions of production caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in these areas. In addition, the effect of fluctuations on supply and demand may become more pronounced within the specific geographic oil and gas producing areas in which Hammerhead’s properties are located, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions on Hammerhead. Due to the concentrated nature of Hammerhead’s portfolio of properties, a number of Hammerhead’s properties could experience one or more of the same conditions at the same time, resulting in a relatively greater impact on Hammerhead’s results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on the operating results and financial condition of Hammerhead.

The success of Hammerhead’s operations may be negatively impacted by factors outside of its control resulting in operational delays and cost overruns.

Hammerhead manages a variety of small and large projects in the conduct of its business. Project interruptions may delay expected revenues from operations. Significant project cost overruns could make a project uneconomic. Hammerhead’s ability to execute projects and to market oil and natural gas depends upon numerous factors beyond Hammerhead’s control, including:

•	availability of processing capacity;

•	availability and proximity of pipeline capacity;

•	availability of storage capacity;

•

availability of, and the ability to acquire, water supplies needed for drilling, hydraulic fracturing and waterfloods or Hammerhead’s ability to dispose of water used or removed from strata at a reasonable cost and in accordance with applicable environmental regulations;

•	effects of inclement and severe weather events, including fire, drought and flooding;

•	availability of drilling and related equipment;

•	unexpected cost increases;

•	accidental events;

•	currency fluctuations;

•	regulatory changes;

•	availability and productivity of skilled labour; and

•	regulation of the oil and natural gas industry by various levels of government and governmental agencies.

Because of these factors, Hammerhead could be unable to execute projects on time, on budget, or at all and may be unable to market the oil and natural gas that it produces effectively.

Lack of capacity and/or regulatory constraints on gathering and processing facilities, pipeline systems and railway lines may have a negative impact on Hammerhead’s ability to produce and sell its oil and natural gas.

Hammerhead delivers its products through gathering and processing facilities, pipeline systems and, may in certain circumstances, deliver by truck and rail. The amount of oil and natural gas that Hammerhead can produce and sell is subject to the accessibility, availability, proximity and capacity of these gathering and processing facilities, pipeline systems, trucking and railway lines. The lack of availability of capacity in any of the gathering and processing facilities, pipeline systems and railway lines could result in Hammerhead’s inability to realize the full economic potential of its production or in a reduction of the price offered for Hammerhead’s production. The lack of firm pipeline capacity continues to affect the oil and natural gas industry and limit the ability to transport produced oil and gas to market. In addition, the pro-rationing of capacity on inter-provincial pipeline systems continues to affect the ability to export oil and natural gas. Unexpected shut downs or curtailment of capacity of pipelines for maintenance or integrity work or because of actions taken by regulators could also affect Hammerhead’s production, operations and financial results.

A portion of Hammerhead’s production may, from time to time, be processed through facilities owned by third parties and over which Hammerhead does not have control. From time to time, these facilities may discontinue or decrease operations either as a result of normal servicing requirements or as a result of unexpected events. A discontinuation or decrease of operations could have a material adverse effect on Hammerhead’s ability to process its production and deliver the same to market. Midstream and pipeline companies may take actions to maximize their return on investment, which may in turn adversely affect producers and shippers, especially when combined with a regulatory framework that may not always align with the interests of particular shippers.

Hammerhead competes with other oil and natural gas companies, some of which have greater financial and operational resources.

The petroleum industry is competitive in all of its phases. Hammerhead competes with numerous other entities in the exploration, development, production and marketing of oil and natural gas. Hammerhead’s competitors include oil and natural gas companies that may have substantially greater financial resources, staff and facilities than those of Hammerhead. Some of these companies not only explore for, develop and produce oil and natural gas, but also carry on refining operations and market oil and natural gas on an international basis. As a result of these complementary activities, some of these competitors may have greater and more diverse competitive resources to draw on than Hammerhead. Hammerhead’s ability to increase its reserves in the future will depend not only on its ability to explore and develop its present properties, but also on its ability to select and acquire other suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price, process, and reliability of delivery and storage.

Hammerhead also faces competition from companies that supply alternative resources of energy, such as wind or solar power. Other factors that could affect competition in the marketplace include additional discoveries of hydrocarbon reserves by Hammerhead’s competitors, changes in the cost of production, and political and economic factors and other factors outside of Hammerhead’s control.

The petroleum industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies that may increase the viability of reserves or reduce production costs. Other companies may have greater financial, technical and personnel resources that allow them to implement and benefit from such technological advantages. Hammerhead may not be able to respond to such competitive pressures and implement such technologies on a timely basis, or at an acceptable cost. If Hammerhead does implement such technologies, Hammerhead may not do so successfully. One or more of the technologies currently utilized by Hammerhead or implemented in the future may become obsolete. If Hammerhead is unable to utilize the most advanced commercially available technology, or is unsuccessful in implementing certain technologies, its business, financial condition and results of operations could also be adversely affected in a material way.

Changes to the demand for oil and natural gas products and the rise of petroleum alternatives may negatively affect Hammerhead’s financial condition, results of operations and cash flow.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and renewable energy generation systems could reduce the demand for oil, natural gas and liquid hydrocarbons. Recently, certain jurisdictions have implemented policies or incentives to decrease the use of hydrocarbons and encourage the use of renewable fuel alternatives, which may lessen the demand for petroleum products and put downward pressure on commodity prices. Advancements in energy efficient products have a similar effect on the demand for oil and natural gas products. Hammerhead cannot predict the impact of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and cash flow by decreasing Hammerhead’s profitability, increasing its costs, limiting its access to capital and decreasing the value of its assets.

Modification to current, or implementation of additional, regulations may reduce the demand for oil and natural gas and/or increase Hammerhead’s costs and/or delay planned operations.

The oil and gas industry in Canada is a regulated industry. Various levels of governments impose extensive controls and regulations on oil and natural gas operations (including exploration, development, production, pricing, marketing and transportation). Governments may regulate or intervene with respect to exploration and production activities, prices, taxes, royalties and the exportation of oil and natural gas. Amendments to these controls and regulations may occur from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and natural gas industry could reduce demand for oil and natural gas and increase Hammerhead’s costs, either of which may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects. Further, the ongoing third party challenges to regulatory decisions or orders has reduced the efficiency of the regulatory regime, as the implementation of the decisions and orders has been delayed resulting in uncertainty and interruption to business of the oil and natural gas industry.

In order to conduct oil and natural gas operations, Hammerhead will require regulatory permits, licenses, registrations, approvals and authorizations from various governmental authorities at the municipal, provincial and federal level. Hammerhead may not be able to obtain all of the permits, licenses, registrations, approvals and authorizations that may be required to conduct operations that it may wish to undertake. In addition, certain federal legislation such as the Competition Act and the Investment Canada Act could negatively affect Hammerhead’s business, financial condition and the market value of its securities or its assets, particularly when undertaking, or attempting to undertake, acquisition or disposition activity.

Changes to royalty regimes may negatively impact Hammerhead’s cash flows.

The governments in Canada may adopt new royalty regimes, or modify the existing royalty regimes, which may have an impact on the economics of Hammerhead’s projects. An increase in royalties would reduce Hammerhead’s earnings and could make future capital investments, or Hammerhead’s operations, less economic.

Implementation of new regulations on hydraulic fracturing may lead to operational delays, increased costs and/or decreased production volumes, adversely affecting Hammerhead’s financial position. Hammerhead’s operations are dependent upon the availability of water and its ability to dispose of produced water from drilling and production activities.

Hydraulic fracturing involves the injection of water, sand, and small amounts of additives under high pressure into tight rock formations that were previously unproductive to stimulate the production of oil, liquids and natural gas. Concerns about seismic activity, including earthquakes, caused by hydraulic fracturing has resulted in regulatory authorities implementing additional protocols for areas that are prone to seismic activity or completely banning hydraulic fracturing in other areas. Any new laws, regulations, or permitting requirements regarding hydraulic fracturing could lead to operational delays, increased operating costs, third-party or governmental claims, and could increase Hammerhead’s costs of compliance and doing business, as well as delay the development of oil, liquids and natural gas resources from shale formations, which are not commercial without the use of hydraulic fracturing. Restrictions or bans on hydraulic fracturing in the areas where Hammerhead operates could result in Hammerhead being unable to economically recover its oil and gas reserves and reserves, which would result in a significant decrease in the value of Hammerhead’s assets.

Water is an essential component of Hammerhead’s drilling and hydraulic fracturing processes. Limitations or restrictions on Hammerhead’s ability to secure sufficient amounts of water (including limitations resulting from natural causes such as drought), could materially and adversely impact its operations. Severe drought conditions can result in local water authorities taking steps to restrict the use of water in their jurisdiction for drilling and hydraulic fracturing in order to protect the local water supply. If Hammerhead is unable to obtain water to use in its operations from local sources it may need to be obtained from new sources and transported to drilling sites, resulting in increased costs, which could have a material adverse effect on its financial condition, results of operations, and cash flows.

In addition, Hammerhead must dispose of the fluids produced from oil, liquids and natural gas production operations, including produced water, which it does directly or through the use of third-party vendors. The legal requirements related to the disposal of produced water into a non-producing geologic formation by means of underground injection wells are subject to change based on concerns of the public or governmental authorities regarding such disposal activities.

Another consequence of seismic events may be lawsuits alleging that disposal well operations have caused damage to neighboring properties or otherwise violated laws and regulations regarding waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells by Hammerhead or by commercial disposal well vendors that Hammerhead may use from time to time to dispose of produced water. Increased regulation and attention given to induced seismicity could also lead to greater opposition, including litigation to limit or prohibit oil and natural gas activities utilizing injection wells for produced water disposal. Any one or more of these developments may result in Hammerhead or its vendors having to limit disposal well volumes, disposal rates and pressures or locations, or require Hammerhead or its vendors to shut down or curtail the injection of produced water into disposal wells, which events could have a material adverse effect on Hammerhead’s business, financial condition, and results of operations.

Compliance with environmental regulations requires the dedication of a portion of Hammerhead’s financial and operational resources.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. Environmental legislation provides for, among other things, the initiation and approval of new oil and natural gas projects restrictions and prohibitions on the spill, release or emission of various substances produced in association with oil and natural gas industry operations, and the generation, storage, transportation, and disposal of hazardous substances and wastes. In addition, such legislation sets out the requirements with respect to oilfield waste handling and storage, habitat protection and the satisfactory operation, maintenance, abandonment and reclamation of well and facility sites. New environmental legislation at the federal and provincial levels may increase uncertainty among oil and natural gas industry participants as the new laws are implemented, and the effects of the new rules and standards are felt in the oil and natural gas industry.

Compliance with environmental legislation can require significant expenditures and a breach of applicable environmental legislation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require Hammerhead to incur costs to remedy such discharge. Environmental compliance requirements may result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Restrictions on the availability of and access to drilling equipment may impede Hammerhead’s exploration and development activities.

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment (typically leased from third parties) as well as skilled personnel trained to use such equipment in the areas where such activities will be conducted. Demand for such limited equipment, or access restrictions, may affect the availability of such equipment to Hammerhead and may delay exploration and development activities.

Climate change concerns could result in increased operating costs and reduced demand for Hammerhead’s products and securities, while the potential physical effects of climate change could disrupt Hammerhead’s production and cause it to incur significant costs in preparing for or responding to those effects.

Global climate issues continue to attract public and scientific attention. Numerous reports, including reports from the Intergovernmental Panel on Climate Change, have engendered concern about the impacts of human activity, especially hydrocarbon combustion, on global climate issues. In turn, increasing public, government, and investor attention is being paid to global climate issues and to emissions of greenhouse gases (“GHG”), including emissions of carbon dioxide and methane from the production and use of oil, liquids and natural gas. The majority of countries across the globe, including Canada, have agreed to reduce their carbon emissions in accordance with the Paris Agreement. In addition, during the course of the 2021 United Nations Climate Change Conference in Glasgow, Scotland, Canada’s Prime Minister Justin Trudeau made several pledges aimed at reducing Canada’s GHG emissions and environmental impact. As discussed below, Hammerhead faces both transition risks and physical risks associated with climate change and climate change policy and regulations.

Foreign and domestic governments continue to evaluate and implement policy, legislation, and regulations focused on restricting emissions commonly referred to as GHG emissions and promoting adaptation to climate change and the transition to a low-carbon economy. It is not possible to predict what measures foreign and domestic governments may implement in this regard, nor is it possible to predict the requirements that such measures may impose or when such measures may be implemented. However, international multilateral agreements, the obligations adopted thereunder and legal challenges concerning the adequacy of climate-related policy brought against foreign and domestic governments may accelerate the implementation of these measures. Given the evolving nature of climate change policy and the control of GHG emissions and resulting requirements, including carbon taxes and carbon pricing schemes implemented by varying levels of government, it is expected that current and future climate change regulations will have the effect of increasing Hammerhead’s operating expenses, and, in the long-term, potentially reducing the demand for oil, liquids, natural gas and related products, resulting in a decrease in Hammerhead’s profitability and a reduction in the value of its assets.

Concerns about climate change have resulted in a number of environmental activists and members of the public opposing the continued extraction and development of fossil fuels, which has influenced investors’ willingness to invest in the oil and natural gas industry. Historically, political and legal opposition to the fossil fuel industry focused on public opinion and the regulatory process. More recently, however, there has been a movement to more directly hold governments and oil and natural gas companies responsible for climate change through climate litigation. Claims have been made against certain energy companies alleging that GHG emissions from oil and natural gas operations constitute a public nuisance under certain laws or that such energy companies provided misleading disclosure to the public and investors of current or future risks associated with climate change. As a result, individuals, government authorities, or other organizations may make claims against oil and natural gas companies, including Hammerhead, for alleged personal injury, property damage, or other potential liabilities. While Hammerhead is not a party to any such litigation or proceedings, it could be named in actions making similar allegations. An unfavorable ruling in any such case could adversely affect the demand for and price of securities issued by Hammerhead, impact its operations and have an adverse impact on its financial condition.

Given the perceived elevated long-term risks associated with policy development, regulatory changes, public and private legal challenges, or other market developments related to climate change, there have also been efforts in recent years affecting the investment community, including investment advisors, sovereign wealth funds, banks, public pension funds, universities and other institutional investors, promoting direct engagement and dialogue with companies in their portfolios on climate change action (including exercising their voting rights on matters relating to climate change) and increased capital allocation to investments in low-carbon assets and businesses while decreasing the carbon intensity of their portfolios through, among other measures, divestments of companies with high exposure to GHG-intensive operations and products. Certain stakeholders have also pressured insurance providers and commercial and investment banks to reduce or stop financing, and providing insurance coverage to oil and natural gas and related infrastructure businesses and projects. The impact of such efforts require Hammerhead’s management to dedicate significant time and resources to these climate change-related concerns, may adversely affect Hammerhead’s operations, the demand for and price of Hammerhead’s securities and may negatively impact Hammerhead’s cost of capital and access to the capital markets.

Emissions, carbon and other regulations impacting climate and climate-related matters are constantly evolving. With respect to environmental, social, governance (“ESG”) and climate reporting, the International Sustainability Standards Board has issued an IFRS Sustainability Disclosure Standard with the aim to develop sustainability disclosure standards that are globally consistent, comparable and reliable. If Hammerhead is not able to meet future sustainability reporting requirements of regulators or current and future expectations of investors, insurance providers, or other stakeholders, its business and ability to attract and retain skilled employees, obtain regulatory permits, licenses, registrations, approvals, and authorizations from various governmental authorities, and raise capital may be adversely affected.

The direct and indirect costs of various GHG regulations, existing and proposed, may adversely affect Hammerhead’s business, operations and financial results, including demand for Hammerhead’s products.

Hammerhead’s exploration and production facilities and other operations and activities emit GHGs which may require Hammerhead to comply with federal and/or provincial greenhouse gas emissions legislation in Canada. Climate change policy is evolving at regional, national and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place to prevent climate change or mitigate its effects. The direct or indirect costs of compliance with GHG related regulations may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects. Hammerhead’s facilities may ultimately be subject to future regional, provincial and/or federal climate change regulations to manage GHG emissions.

Although it is not possible at this time to predict how new laws or regulations in the U.S. and Canada would impact Hammerhead’s business, any such future laws, regulations or legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, Hammerhead’s equipment and operations could require Hammerhead to incur costs to reduce emissions of GHGs associated with its operations or to purchase emission credits or offsets as well as delays or restrictions in its ability to permit GHG emissions from new or modified sources. The direct or indirect costs of compliance with these regulations may have a material adverse effect on the business, financial condition, results of operations and prospects of Hammerhead. Any such regulations could also increase the cost of consumption, and thereby reduce demand for the oil, condensate and other NGLs and natural gas Hammerhead produces. Given the evolving nature of the discourse related to climate change and the control of GHGs and resulting regulatory requirements, it is not possible to predict with certainty the impact on Hammerhead and its operations and financial condition.

Physical risks associated with climate change.

Based on Hammerhead’s current understanding, the potential physical risks resulting from climate change are long-term in nature and associated with a high degree of uncertainty regarding timing, scope, and severity of potential impacts. Many experts believe global climate change could increase extreme variability in weather patterns such as increased frequency of severe weather, rising mean temperature and sea levels, and long-term changes in precipitation patterns. Extreme hot and cold weather, heavy snowfall, heavy rainfall, and wildfires may restrict Hammerhead’s ability to access its properties and cause operational difficulties, including damage to equipment and infrastructure. Extreme weather also increases the risk of personnel injury as a result of dangerous working conditions. Certain of Hammerhead’s assets are located in locations that are proximate to forests and rivers and a wildfire or flood may lead to significant downtime and/or damage to Hammerhead’s assets or cause disruptions to the production and transport of its products or the delivery of goods and services in its supply chain.

A failure to secure the services and equipment necessary to Hammerhead’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on Hammerhead’s financial performance and cash flows.

Hammerhead’s operating costs could escalate and become uncompetitive due to supply chain disruptions, inflationary cost pressures, equipment limitations, escalating supply costs, commodity prices, and additional government intervention through stimulus spending or additional regulations. Hammerhead’s inability to manage costs may impact project returns and future development decisions, which could have a material adverse effect on its financial performance and cash flows.

The cost or availability of oil and gas field equipment may adversely affect Hammerhead’s ability to undertake exploration, development and construction projects. The oil and gas industry is cyclical in nature and is prone to shortages of supply of equipment and services including drilling rigs, geological and geophysical services, engineering and construction services, major equipment items for infrastructure projects and construction materials generally. These materials and services may not be available when required at reasonable prices. A failure to secure the services and equipment necessary to Hammerhead’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on Hammerhead’s financial performance and cash flows.

Oil and natural gas operations are subject to seasonal weather conditions and Hammerhead may experience significant operational delays as a result.

The level of activity in the Canadian oil and natural gas industry is influenced by seasonal weather patterns. Wet weather and spring thaw may make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. Certain oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. In addition, extreme cold weather, heavy snowfall and heavy rainfall may restrict Hammerhead’s ability to access its properties and cause operational difficulties. Seasonal factors and unexpected weather patterns may lead to declines in exploration and production activity and corresponding decreases in the demand for the goods and services of Hammerhead.

Hammerhead’s access to capital may be limited or restricted as a result of factors related and unrelated to it, impacting its ability to conduct future operations and acquire and develop reserves.

Hammerhead anticipates making substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. As future capital expenditures will be financed out of cash generated from operations, borrowings and possible future equity sales, Hammerhead’s ability to do so is dependent on, among other factors:

•	the overall state of the capital markets;

•	Hammerhead’s credit rating (if applicable);

•	commodity prices;

•	interest rates;

•	royalty rates;

•	tax burden due to currently applicable tax laws and potential changes in tax laws; and

•	investor appetite for investments in the energy industry and Hammerhead’s securities in particular.

Further, if Hammerhead’s revenues or reserves decline, it may not have access to the capital necessary to undertake or complete future drilling programs. The current conditions in the oil and gas industry have negatively impacted the ability of oil and gas companies to access financing. Debt or equity financing or cash generated by operations may not be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, it may not be on terms acceptable to Hammerhead. Hammerhead may be required to seek additional equity financing on terms that are highly dilutive to existing shareholders. The inability of Hammerhead to access sufficient capital for its operations could have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Hammerhead may require additional financing, from time to time, to fund the acquisition, exploration and development of properties and its ability to obtain such financing in a timely fashion and on acceptable terms may be negatively impacted by the current economic and global market volatility.

Hammerhead’s cash flow from operations may not be sufficient to fund its ongoing activities at all times and, from time to time, Hammerhead may require additional financing in order to carry out its oil and natural gas acquisition, exploration and development activities. Failure to obtain financing on a timely basis could cause Hammerhead to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce its operations. Due to the conditions in the oil and natural gas industry and/or global economic and political volatility, Hammerhead may, from time to time, have restricted access to capital and increased borrowing costs. The current conditions in the oil and natural gas industry have negatively impacted the ability of oil and natural gas companies to access, or the cost of, additional financing.

As a result of global economic and political conditions and the domestic lending landscape, Hammerhead may, from time to time, have restricted access to capital and increased borrowing costs. If Hammerhead’s cash flow from operations decreases as a result of lower oil and natural gas prices or otherwise, it will affect Hammerhead’s ability to expend the necessary capital to replace its reserves or to maintain its production. To the extent that external sources of capital become limited, unavailable or available on onerous terms, Hammerhead’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of operations may be affected materially and adversely. In addition, the future development of Hammerhead’s properties may require additional financing and such financing may not be available or, if available, may not be available upon acceptable terms. Alternatively, any available financing may be highly dilutive to existing shareholders. Failure to obtain any financing necessary for Hammerhead’s capital expenditure plans may result in a delay in development or production on Hammerhead’s properties.

Defects in the title or rights to produce Hammerhead’s properties may result in a financial loss.

Hammerhead’s actual title to and interest in its properties, and its right to produce and sell the oil and natural gas therefrom, may vary from Hammerhead’s records. In addition, there may be valid legal challenges or legislative changes that affect Hammerhead’s title to and right to produce from its oil and natural gas properties, which could impair Hammerhead’s activities and result in a reduction of the revenue received by Hammerhead.

If a defect exists in the chain of title or in Hammerhead’s right to produce, or a legal challenge or legislative change arises, it is possible that Hammerhead may lose all, or a portion of, the properties to which the title defect relates and/or its right to produce from such properties. This may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Hammerhead’s estimated reserves are based on numerous factors and assumptions which may prove incorrect and which may affect Hammerhead.

There are numerous uncertainties inherent in estimating reserves and the future cash flows attributed to such reserves. The reserves and associated cash flow information set forth in this document are estimates only. Generally, estimates of economically recoverable oil and natural gas reserves (including the breakdown of reserves by product type) and the future net cash flows from such estimated reserves are based upon a number of variable factors and assumptions, such as:

•	historical production from properties;

•	production rates;

•	ultimate reserve recovery;

•	timing and amount of capital expenditures;

•	marketability of oil and natural gas;

•	royalty rates; and

•	the assumed effects of regulation by governmental agencies and future operating costs (all of which may vary materially from actual results).

For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues associated with reserves prepared by different engineers, or by the same engineers at different times may vary. Hammerhead’s actual production, revenues, taxes and development and operating expenditures with respect to its reserves will vary from estimates and such variations could be material.

The estimation of proved reserves that may be developed and produced in the future is often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Recovery factors and drainage areas are often estimated by experience and analogy to similar producing pools. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material.

Actual production and cash flows derived from Hammerhead’s oil and natural gas reserves will vary from the estimates contained in the reserve evaluation, and such variations could be material. The reserve evaluation is based in part on the assumed success of activities Hammerhead intends to undertake in future years. The reserves and estimated cash flows to be derived therefrom and contained in the reserve evaluation will be reduced to the extent that such activities do not achieve the level of success assumed in the reserve evaluation. The reserve evaluation is effective as of a specific effective date and, except as may be specifically stated, has not been updated and therefore does not reflect changes in Hammerhead’s reserves since that date.

Risk management activities expose Hammerhead to the risk of financial loss and counter-party risk.

From time to time, Hammerhead may enter into physical or financial agreements to receive fixed prices on its crude oil and natural gas production intended to mitigate the effect of commodity price volatility and to support Hammerhead’s capital budgeting and expenditure plans. However, to the extent that Hammerhead engages in price risk management activities to protect itself from commodity price declines, it may also be prevented from realizing the full benefits of price increases above the levels of the derivative instruments used to manage price risk. In addition, Hammerhead’s risk management arrangements may expose it to the risk of financial loss in certain circumstances, including instances in which:

•	production falls short of the contracted volumes or prices fall significantly lower than projected;

•	there is a widening of price-basis differentials between delivery points for production and the delivery point assumed in the arrangement;

•	counterparties to the arrangements or other price risk management contracts fail to perform under those arrangements; or

•	a sudden unexpected event materially impacts crude oil and natural gas prices.

On the other hand, failure to protect against decline in commodity prices exposes Hammerhead to reduced liquidity when prices decline. A sustained lower commodity price environment would result in lower realized prices for unprotected volumes and reduce the prices at which Hammerhead would enter into derivative contracts on future volumes. This could make such transactions unattractive, and, as a result, some or all of Hammerhead’s forecasted production volumes may not be protected by derivative arrangements.

Similarly, from time to time, Hammerhead may enter into agreements to fix the exchange rate of Canadian to US dollars or other currencies in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to other currencies. However, if the Canadian dollar declines in value compared to such fixed currencies, Hammerhead will not benefit from the fluctuating exchange rate.

Not all risks of conducting oil and natural gas opportunities are insurable and the occurrence of an uninsurable event may have a materially adverse effect on Hammerhead.

Hammerhead’s involvement in the exploration for and development of oil and natural gas properties may result in Hammerhead becoming subject to liability for pollution, blowouts, leaks of sour gas, property damage, personal injury or other hazards. Although Hammerhead maintains insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability and may not be sufficient to cover the full extent of such liabilities. In addition, certain risks are not, in all circumstances, insurable or, in certain circumstances, Hammerhead may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of any uninsured liabilities would reduce the funds available to Hammerhead. The occurrence of a significant event that Hammerhead is not fully insured against, or the insolvency of the insurer of such event, may have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Hammerhead’s insurance policies are generally renewed on an annual basis and, depending on factors such as market conditions, the premiums, policy limits and/or deductibles for certain insurance policies can vary substantially. In some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. Significantly increased costs could lead Hammerhead to decide to reduce or possibly eliminate coverage. In addition, insurance is purchased from a number of third-party insurers, often in layered insurance arrangements, some of whom may discontinue providing insurance coverage for their own policy or strategic reasons. Should any of these insurers refuse to continue to provide insurance coverage, Hammerhead’s overall risk exposure could be increased and Hammerhead could incur significant costs.

Hammerhead relies on its reputation to continue its operations and to attract and retain investors and employees.

Oil and gas development receives significant political, media and activist commentary on the subjects of GHG emissions, pipeline transportation, water usage, harm to aboriginal communities, hydraulic fracturing and potential for environmental damage. Public concerns regarding such issues may directly or indirectly harm Hammerhead’s operations and profitability in a number of ways, including by: (i) creating significant regulatory uncertainty that could challenge the economic modeling of future development; (ii) motivating extraordinary environmental regulation by governmental authorities that could result in changes to facility design and operating requirements, thereby increasing the cost of construction, operation and abandonment; (iii) imposing restrictions on hydraulic fracturing that could reduce the amount of crude oil and natural gas that Hammerhead is ultimately able to produce from its reserves; and (iv) resulting in proposed pipelines not being able to receive the necessary permits and approvals, which, in turn may limit the market for Hammerhead’s crude oil and natural gas and reduce its price. Concerns over these issues may also harm Hammerhead’s corporate reputation and limit its ability to access land and joint venture opportunities.

Hammerhead’s business, operations or financial condition may be negatively impacted as a result of any negative public opinion towards Hammerhead or as a result of any negative sentiment toward, or in respect of, Hammerhead’s reputation with stakeholders, special interest groups, political leadership, the media or other entities. Public opinion may be influenced by certain media and special interest groups’ negative portrayal of the industry in which Hammerhead operates as well as their opposition to certain oil and natural gas projects. Potential impacts of negative public opinion or reputational issues may include delays or interruptions in operations, legal or regulatory actions or challenges, blockades, increased regulatory oversight, reduced support for, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses and increased costs and/or cost overruns. Hammerhead’s reputation and public opinion could also be impacted by the actions and activities of other companies operating in the oil and natural gas industry, particularly other producers, over which Hammerhead has no control. Similarly, Hammerhead’s reputation could be impacted by negative publicity related to loss of life, injury or damage to property and environmental damage caused by Hammerhead’s operations. In addition, if Hammerhead develops a reputation of having an unsafe work site, it may impact the ability of Hammerhead to attract and retain the necessary skilled employees and consultants to operate its business. Opposition from special interest groups opposed to oil and natural gas development and the possibility of climate-related litigation against governments and hydrocarbon companies may impact Hammerhead’s reputation.

Reputational risk cannot be managed in isolation from other forms of risk. Credit, market, operational, insurance, regulatory and legal risks, among others, must all be managed effectively to safeguard Hammerhead’s reputation. Damage to Hammerhead’s reputation could result in negative investor sentiment towards Hammerhead, which may result in limiting Hammerhead’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of Hammerhead’s securities.

Changing investor sentiment towards the oil and natural gas industry may impact Hammerhead’s access to, and cost of, capital.

A number of factors, including the effects of the use of hydrocarbons on climate change, the impact of oil and natural gas operations on the environment, environmental damage relating to spills of petroleum products during production and transportation and Indigenous rights, have affected certain investors’ sentiments towards investing in the oil and natural gas industry. As a result of these concerns, some institutional, retail and governmental investors have announced that they no longer are willing to fund or invest in oil and natural gas properties or companies, or are reducing the amount thereof over time. In addition, certain institutional investors are requesting that issuers develop and implement more robust social, environmental and governance policies and practices. Developing and implementing such policies and practices can involve significant costs and require a significant time commitment from the Board of Directors, management and employees of Hammerhead. Failing to implement the policies and practices, as requested by institutional investors, may result in such investors reducing their investment in Hammerhead, or not investing in Hammerhead at all. Any reduction in the investor base interested or willing to invest in the oil and natural gas industry and more specifically, Hammerhead, may result in limiting Hammerhead’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of Hammerhead’s securities even if Hammerhead’s operating results, underlying asset values or prospects have not changed.

Opposition by Indigenous groups to the conduct of Hammerhead’s operations, development or exploratory activities may negatively impact Hammerhead.

Opposition by Indigenous groups to the conduct of Hammerhead’s operations, development or exploratory activities may negatively impact it in terms of public perception, diversion of management’s time and resources, legal and other advisory expenses, and could adversely impact Hammerhead’s progress and ability to explore and develop properties.

Some Indigenous groups have established or asserted treaty, Aboriginal title and Aboriginal rights to portions of Canada. Although there are no specific Aboriginal or treaty rights claims on lands where Hammerhead operates, there is no certainty that any lands currently unaffected by claims brought by Indigenous groups will remain unaffected by future claims. Such claims, if successful, could have a material adverse impact on its operations or pace of growth.

The Canadian federal and provincial governments have a duty to consult with Aboriginal people when contemplating actions that may adversely affect the asserted or proven Aboriginal or treaty rights and, in certain circumstances, accommodate their concerns. The scope of the duty to consult by federal and provincial governments varies with the circumstances and is often the subject of ongoing litigation. The fulfillment of the duty to consult Aboriginal people and any associated accommodations may adversely affect Hammerhead’s ability to, or increase the timeline to, obtain or renew, permits, leases, licenses and other approvals, or to meet the terms and conditions of those approvals.

In addition, the federal government has introduced legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”). Other Canadian jurisdictions have also introduced or passed similar legislation, or begun considering the principles and objectives of UNDRIP, or may do so in the future. The means and timelines associated with UNDRIP’s implementation by government is uncertain; additional processes may be created or legislation amended or introduced associated with project development and operations, further increasing uncertainty with respect to project regulatory approval timelines and requirements.

An inability to recruit and retain a skilled workforce and key personnel may negatively impact Hammerhead.

The operations and management of Hammerhead require the recruitment and retention of a skilled workforce, including engineers, technical personnel and other professionals. The loss of key members of such workforce, or a substantial portion of the workforce as a whole, could result in the failure to implement Hammerhead’s business plans which could have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Competition for qualified personnel in the oil and natural gas industry is intense and Hammerhead may not be able to continue to attract and retain all personnel necessary for the development and operation of its business. Hammerhead does not have any key personnel insurance in effect. Contributions of the existing management team to the immediate and near term operations of Hammerhead are likely to be of central importance. In addition, certain of Hammerhead’s current employees may have significant institutional knowledge that must be transferred to other employees prior to their departure from the workforce. If Hammerhead is unable to: (i) retain current employees; (ii) successfully complete effective knowledge transfers; and/or (iii) recruit new employees with the requisite knowledge and experience, Hammerhead could be negatively impacted. In addition, Hammerhead could experience increased costs to retain and recruit these professionals.

Hammerhead’s operations are subject to various laws and governmental regulations which require compliance that can be burdensome and expensive and may expose Hammerhead’s operations to significant delays, costs and liabilities.

Hammerhead’s oil, condensate and other NGLs and natural gas operations are subject to various federal, provincial and local governmental regulations that may be changed from time to time. Matters subject to regulation include the requirements surrounding facility and lease construction, discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil, condensate and other NGLs and natural gas wells below actual production capacity to conserve supplies of oil, condensate and other NGLs and natural gas. In addition, the production, handling, storage, transportation, remediation, emission and disposal of oil, condensate and other NGLs and natural gas, by-products thereof and other substances and materials produced or used in connection with oil, condensate and other NGLs and natural gas operations are subject to regulation under federal, provincial and local laws and regulations primarily relating to protection of human health and the environment.

These laws and regulations are complex, change frequently and have tended to become increasingly stringent over time. A failure to comply with these laws and regulations may result in the assessment of administrative, regulatory, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and, in some instances, issuance of orders or injunctions limiting or requiring discontinuation of certain operations. Moreover, these laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. Hammerhead may incur significant expenditures and experience delays in order to maintain compliance with governmental laws and regulations applicable to it. Failure to comply with such laws and regulations could have a material adverse effect on Hammerhead’s business, financial condition, results of operations and prospects.

Under certain environmental laws that impose strict as well as joint and several liability, Hammerhead may be required to remediate contaminated properties currently or formerly operated by Hammerhead or facilities of third parties that received waste generated by Hammerhead’s operations regardless of whether such contamination resulted from the conduct of others or from consequences of Hammerhead’s own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of Hammerhead’s operations. In addition, the risk of accidental spills or releases from Hammerhead’s operations could expose it to significant liabilities under environmental laws. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the oil and natural gas industry is likely to continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, Hammerhead’s business, financial conditions, results of operations and prospects could be materially adversely affected.

Hammerhead has not established a separate reserve fund for the purpose of funding its estimated future environmental, including reclamation and abandonment, obligations. As a result, Hammerhead may not be able to satisfy these obligations. Any site reclamation or abandonment costs incurred in the ordinary course in a specific period will be funded out of Hammerhead’s cash flow from operations or from its other sources of available funding. If Hammerhead is unable to fully fund the cost of remedying an environmental obligation, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have an adverse effect on Hammerhead’s financial condition and results of operations.

Oil and natural gas companies operating in Alberta are subject to significant regulation with respect to their employees’ health and safety. Companies are required to self-report accidents and infractions, and regular and random audits of operations are also part of the regulatory process. Previous violations of the same requirement are taken into account when assessing penalties and subsequent behavior may be subjected to escalating levels of oversight and loss of operating freedom. Non-compliance with regulations may in the future result in suspension or closure of Hammerhead’s operations or the imposition of other penalties against Hammerhead.

Restrictions on operational activities intended to protect certain species of wildlife may adversely affect Hammerhead’s ability to conduct drilling and other operational activities in some of the areas where it operates.

Oil, condensate and other NGLs and natural gas operations in Hammerhead’s operating areas can be adversely affected by seasonal or permanent restrictions on construction, drilling and well completions activities designed to protect various wildlife. Seasonal restrictions may limit Hammerhead’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling and completions activities are allowed. These constraints and the resulting shortages or high costs could delay Hammerhead’s operations and materially increase Hammerhead’s operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit development in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species as threatened or endangered in areas where Hammerhead operates could cause Hammerhead to incur increased costs arising from species protection measures or could result in limitations on Hammerhead’s exploration and production activities that could have an adverse impact on Hammerhead’s ability to develop and produce its reserves.

Risks Related to Hammerhead’s CCS Program

Hammerhead is subject to CCS industry risk, including risk that the industry in which Hammerhead operates may not develop at sufficient speed.

Hammerhead is subject to various market specific risks related to the carbon capture and storage (“CCS”) industry, as further outlined below, and should these risks materialize they may have a material adverse effect on Hammerhead.

The CCS industry risks materializing in respect of a slow ramp-up of CCS in the global market, reduced or delayed CO2 tax and incentive increases, and/or uncertainty in respect of availability of supplier base, supplier capacity and logistical, and supply chain challenges in new market conditions may have a negative impact on Hammerhead’s operations and development.

Evolving climate targets and stronger investment incentives are expected to add momentum to the CCS industry; however, should such favorable regulatory policies and financial support no longer be available or be reduced, such change(s) may have an adverse effect on development of the industry in which Hammerhead operates, which in turn may have an adverse effect on Hammerhead’s ability to expand its operations and ultimately on Hammerhead’s financial position and results. The speed of the transition into a low-carbon economy will also affect the realization of carbon capture projects and governmental support and environmental regulation are key factors that will influence the speed of this transition.

Hammerhead intends to derive revenue from the sale of environmental attributes including emission performance credits, emission offset credits, and other instruments created by governments to represent a price on carbon. Hammerhead expects to sell these instruments in the open market and the price received is therefore subject to typical market risks including supply, demand and general lack of available markets and liquidity.

Hammerhead may not be able to successfully implement its CCS cost reduction strategies or achieve its forecasted CCS cost reductions.

In order for CCS to remain a competitive alternative, it is necessary to reduce CCS costs. Cost reduction is viewed as a key strategic pillar to execute Hammerhead’s strategy to improve project economics. Should Hammerhead fail to successfully implement strategies for CCS cost reduction, such failure may have a material adverse effect on Hammerhead’s ability to be competitive.

Tax credits or other government policies related to the development and adoption of CCS may not be implemented in the manner that Hammerhead expects, or at all. Even if tax credits or government policies are implemented, Hammerhead may fail to implement its CCS program in a manner that allows it to take advantage of these credits.

The Government of Canada has signaled its intention to introduce a tax credit program to incentivize and reward the development and adoption of CCS. Hammerhead intends to be in a position to take advantage of certain contemplated government policies through its CCS program. However, Hammerhead cannot predict when or if any new government policy will be adopted, promulgated or become effective. Hammerhead expects to incur significant capital expenditures in connection with its CCS program. If tax credits or other government policies related to the development and adoption of CCS are not implemented in the manner that Hammerhead expects, or at all, Hammerhead’s business, financial condition, results of operations and prospects could be materially and adversely affected.

Even if tax credits or government policies related to the development and adoption of CCS are implemented, Hammerhead may fail to implement its CCS program in a manner that allows it to take advantage of these credits. Hammerhead’s future CCS technology may prove not to be commercially viable, efficient, or operationally effective and efforts to respond to technological innovations may require significant financial investments and resources. Additionally, CCS projects are dependent on prevailing carbon prices. A reduction in prevailing carbon prices could lead to CCS projects not being economical. Failure by Hammerhead to respond to changes in technology and innovations may render Hammerhead’s future CCS operations non-competitive and may have a material, negative effect on Hammerhead’s results of operations, financial condition and future prospects.

Hammerhead may be materially adversely affected by the inability of Hammerhead to meet its emissions targets.

As discussed elsewhere in this proxy statement/prospectus, Hammerhead is committed to reducing its Scope 1 and Scope 2 greenhouse gas emissions with a target of net zero by 2030. Any failure by Hammerhead to realize its commitments to achieve this net zero emissions target could lead to adverse press coverage and other adverse public statements affecting Hammerhead. In addition, the ability to comply with some or all of Hammerhead’s voluntary commitments may be outside of its control. For example, other companies operate some of the assets in which Hammerhead has an interest. Hammerhead has limited ability to exercise influence over the operation of those assets or their associated costs. Consequently, Hammerhead is at least partially dependent on the actions of these third parties to meet its net zero emissions target. If these third parties do not sufficiently reduce GHG emissions, Hammerhead may not achieve its net zero emissions goal. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims.

Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on Hammerhead’s reputation, on the morale and performance of Hammerhead’s employees and on Hammerhead’s relationships with regulators, customers and commercial counterparties. It may also have a negative impact on Hammerhead’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Hammerhead’s business, financial condition and results of operations.

Risks Relating to Hammerhead’s Technology, Intellectual Property and Infrastructure

Unauthorized use of intellectual property may cause Hammerhead to engage in, or be the subject of, litigation.

Due to the rapid development of oil and natural gas technology, in the normal course of Hammerhead’s operations, Hammerhead may become involved in, named as a party to, or be the subject of, various legal proceedings in which it is alleged that Hammerhead has infringed, misappropriated or otherwise violated the intellectual property or proprietary rights of others, Hammerhead may also initiate similar claims against third parties if it believes that such parties are infringing, misappropriating or otherwise violating its intellectual property or proprietary rights. Hammerhead’s involvement in any intellectual property litigation or legal proceedings could (i) result in significant expense, (ii) adversely affect the development of its assets or intellectual property, or (iii) otherwise divert the efforts of its technical and management personnel, whether or not such litigation or proceeding is resolved in Hammerhead’s favor. In the event of an adverse outcome in any such litigation or proceeding, Hammerhead may, among other things, be required to:

•	pay substantial damages and/or cease the development, use, sale or importation of processes that infringe or violate upon the intellectual property rights of a third party;

•	expend significant resources to develop or acquire the non-infringing intellectual property;

•	discontinue processes incorporating the infringing technology; or

•	obtain licenses to the non-infringing intellectual property.

However, Hammerhead may not be successful in such development or acquisition of the applicable non-infringing intellectual property, or such licenses may not be available on reasonable terms. In the event of a successful claim of infringement, misappropriation or violation of third party intellectual property rights against Hammerhead and its failure or inability to obtain a license to continue to use the such technology on reasonable terms, Hammerhead’s and/or New SPAC’s business, prospects, operating results and financial condition could be materially adversely affected.

Breaches of Hammerhead’s cyber-security and loss of, or unauthorized access to, data may adversely impact Hammerhead’s operations and financial position.

Hammerhead is increasingly dependent upon the availability, capacity, reliability and security of Hammerhead’s information technology infrastructure, and Hammerhead’s ability to expand and continually update this infrastructure, to conduct daily operations. Hammerhead depends on various information technology systems to estimate reserve quantities, process and record financial data, manage Hammerhead’s land base, manage financial resources, analyze seismic information, administer contracts with operators and lessees and communicate with employees and third-party partners. Hammerhead currently uses, and may use in the future, outsourced service providers to help provide certain information technology services, and any such service providers may face similar security and system disruption risks. Moreover, due to the COVID-19 pandemic, an increased number of Hammerhead’s employees and service providers may be working from home and connecting to its networks remotely on less secure systems, which may further increase the risk of, and vulnerability to, a cyber-security attack or security breach to Hammerhead’s network. In addition, Hammerhead’s ability to monitor its outsourced service providers’ security measures is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of Hammerhead’s personal, confidential, or other data, including data relating to individuals.

Further, Hammerhead is subject to a variety of information technology and system risks as a part of its operations including potential breakdowns, invasions, viruses, cyber-attacks, cyber-fraud, security breaches, and destruction or interruption of Hammerhead’s information technology systems by third parties or employees. Unauthorized access to these systems by employees or third parties could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations or disruption to business activities or Hammerhead’s competitive position. In addition, cyber phishing attempts have become more widespread and sophisticated in recent years. If Hammerhead becomes a victim to a cyber phishing attack, it could result in a loss or theft of Hammerhead’s financial resources or critical data and information, or could result in a loss of control of Hammerhead’s technological infrastructure or financial resources. Hammerhead’s employees are often the targets of such cyber phishing attacks by third parties using fraudulent “spoof” emails to misappropriate information or to introduce viruses or other malware through “Trojan horse” programs to Hammerhead’s computers.

Increasingly, social media is used as a vehicle to carry out cyber phishing attacks by nefarious actors. Information posted on social media sites, for business or personal purposes, may be used by attackers to gain entry into Hammerhead’s systems and obtain confidential information. Despite these efforts, there are significant risks that Hammerhead may not be able to properly regulate social media use by its employees and preserve adequate records of business activities and client communications conducted through the use of social media platforms.

Hammerhead maintains policies and procedures that address and implement employee protocols with respect to electronic communications and electronic devices and conducts annual cyber-security risk assessments. Hammerhead also employs encryption protection of its confidential information, and all computers and other electronic devices. Despite Hammerhead’s efforts to mitigate such cyber phishing attacks through employee education and training, cyber phishing activities may result in unauthorized access, data theft and damage to its information technology infrastructure. Hammerhead applies technical and process controls in line with industry-accepted standards to protect its information, assets and systems, and Hammerhead is in the process of implementing a formal written incident response plan for responding to a cyber-security incident. However, these controls may not adequately prevent cyber-security breaches or attacks. As such, Hammerhead may need to continuously develop, modify, upgrade or enhance its information technology infrastructure and cyber-security measures to secure its business, which can lead to increased cyber-security protection costs. Such costs may include making organizational changes, deploying additional personnel and protection technologies, training employees, and engaging third party experts and consultants. These efforts may come at the potential cost of revenues and human resources that could be utilized to continue to enhance Hammerhead’s product offerings, and such increased costs and diversion of resources may adversely affect operating margins. Disruption of critical information technology services, or breaches of information security, could have a negative effect on Hammerhead’s performance and earnings, as well as its reputation, and any damages sustained may not be adequately covered by Hammerhead’s current insurance coverage, or at all. The impact of any such cyber-security event could have a material adverse effect on Hammerhead’s business, financial condition and results of operations.

Hammerhead is subject to laws, rules, regulations and policies regarding data privacy and security. Many of these laws and regulations are subject to change and reinterpretation, and could result in claims, changes to its business practices, monetary penalties, increased cost of operations or other harm to its business.

Hammerhead is subject to certain laws, regulations, standards, and other actual and potential obligations relating to privacy, data hosting and transparency of data, data protection, and data security. Such laws are evolving rapidly, and Hammerhead expects to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require Hammerhead to modify its operations and practices, restrict its activities, and increase its costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and despite Hammerhead’s reasonable efforts to monitor its potential obligations, Hammerhead may face claims, allegations, or other proceedings related to its obligations under applicable privacy, data protection, or data security laws and regulations. The interpretation and implementation of these laws, regulations, and other obligations are uncertain for the foreseeable future and could be inconsistent with one another, which may complicate and increase the costs for compliance. As a result, Hammerhead anticipates needing to dedicate substantial resources to comply with such laws, regulations, and other obligations relating to privacy and cyber-security. Despite Hammerhead’s reasonable efforts to comply, any failure or alleged or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against Hammerhead by governmental entities or other third parties, penalties, fines and other liabilities, and may potentially damage our reputation and credibility, which could adversely affect Hammerhead’s business, operating results, financial condition and prospects.

Financial, Tax and Accounting Risks

Changes to applicable tax laws and regulations or exposure to additional tax liabilities could adversely affect New SPAC’s business and future profitability.

After the Business Combination, New SPAC will conduct operations, directly and through its subsidiaries, in Canada and New SPAC and its subsidiaries will therefore be subject to income taxes in Canada. New SPAC may also become subject to income taxes in other foreign jurisdictions in the future. New SPAC’s effective income tax rate could be adversely affected by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, changes in New SPAC’s operating results before taxes, and the outcome of income tax audits in Canada. New SPAC will regularly assess all of these matters to determine the adequacy of its tax liabilities. If any of New SPAC’s assessments are ultimately determined to be incorrect, New SPAC’s business, results of operations, or financial condition could be materially adversely affected.

Due to the complexity of multinational tax obligations and filings, New SPAC and its subsidiaries may have a heightened risk related to audits or examinations by federal, state, provincial, and local taxing authorities in the jurisdictions in which it operates. Outcomes from these audits or examinations could have a material adverse effect on New SPAC’s business, results of operations, or financial condition.

The tax laws of Canada, as well as potentially any other jurisdiction in which New SPAC may operate in the future, have detailed transfer pricing rules that require that all transactions with related parties satisfy arm’s length pricing principles. Although New SPAC believes that its transfer pricing policies have been reasonably determined in accordance with arm’s length principles, the taxation authorities in the jurisdictions where New SPAC carries on business could challenge its transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge New SPAC’s transfer pricing policies, New SPAC could be subject to additional income tax expenses, including interest and penalties. Any such increase in New SPAC’s income tax expense and related interest and penalties could have a material adverse effect on its business, results of operations, or financial condition.

New SPAC may also be adversely affected by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect.

In the event that New SPAC expands Hammerhead’s operations, including to jurisdictions in which the tax laws may not be favorable, New SPAC’s effective tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or New SPAC may be subject to future changes in tax laws, in each case, the impacts of which could adversely affect New SPAC’s after-tax profitability and financial results.

In the event that New SPAC expands Hammerhead’s operating business domestically or internationally, New SPAC’s effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by: operating losses in jurisdictions where no tax benefit can be recorded under IFRS, changes in deferred tax assets and liabilities, changes in tax laws or the regulatory environment, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, and the pre-tax operating results of New SPAC’s business.

Additionally, after the Business Combination, in the event New SPAC expands Hammerhead’s operating business outside of Canada, it may be subject to significant income, withholding, and other tax obligations in other jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. New SPAC’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, (i) the ability to structure business operations in an efficient and competitive manner, and (j) the availability of foreign income tax offsets in Canada. Outcomes from audits or examinations by taxing authorities could have an adverse effect on New SPAC’s after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with New SPAC’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If New SPAC does not prevail in any such disagreements, its profitability may be affected.

New SPAC’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

New SPAC (or, prior to the SPAC Amalgamation, DCRD) might be a “passive foreign investment company,” or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If New SPAC (or, prior to the SPAC Amalgamation, DCRD) is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—U.S. Holder Defined”), the U.S. Holder may be subject to adverse U.S. federal income tax consequences with respect to the Domestication and SPAC Amalgamation and/or with respect to the ownership and disposition of New SPAC Securities following the Business Combination, and may be subject to additional reporting requirements. Assuming each of the Domestication and the SPAC Amalgamation qualify as an F Reorganization (please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—The Domestication and SPAC Amalgamation”), DCRD’s current taxable year would not close and would continue under New SPAC, including for purposes of the PFIC rules. Accordingly, following the Business Combination, including for the taxable year that includes the Business Combination, the PFIC asset and income tests will be applied based on the assets and activities of the combined business.

Because DCRD is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, DCRD believes that it might be considered a PFIC for the 2021 taxable year and might be considered a PFIC for its current taxable year. Furthermore, because the timing of the Business Combination and revenue production of the combined company is uncertain, and because PFIC status is based on income, assets and activities for an entire taxable year, it is possible that New SPAC may meet the asset or income test in the year in which the closing of the Business Combination occurs or in any other taxable year, and such determination may not be made for any taxable year until after the end of such taxable year. Accordingly, there can be no assurance that New SPAC will not be a PFIC for any taxable year. If a U.S. Holder holds New SPAC Securities (or, prior to the SPAC Amalgamation, DCRD Securities) while New SPAC (or DCRD) is a PFIC, unless the U.S. Holder makes certain elections, New SPAC will continue to be treated as a PFIC with respect to such U.S. Holder during subsequent years, whether or not New SPAC (or, prior to the SPAC Amalgamation, DCRD) is treated as a PFIC in those years.

U.S. Holders are strongly urged to consult with their own tax advisors to determine the application of the PFIC rules to them in their particular circumstances and any resulting tax consequences. Please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Rules” for a more detailed discussion with respect to the PFIC status of DCRD (and, following the SPAC Amalgamation, New SPAC) and the resulting tax consequences to U.S. Holders.

Hammerhead’s reported financial results may be negatively impacted by changes in IFRS.

IFRS is subject to the requirements of IFRS as issued by the IASB, the interpretation by the International Financial Reporting Standards Interpretation Committee (“IFRS IC”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

NewCo is an “emerging growth company” and, if New SPAC takes advantage of certain exemptions from disclosure requirements applicable to emerging growth companies will make the post-combination company’s common shares less attractive to investors and may make it more difficult to compare performance with other public companies.

NewCo is an emerging growth company (“EGC”) as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and New SPAC may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not EGCs, including the exemption from the requirement to obtain an attestation report from its auditors on management’s assessment of its internal control over financial reporting under the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. NewCo (and following completion of the Business Combination, New SPAC) may take advantage of these provisions until the earliest of (a) the last day of its fiscal year following the fifth anniversary of the completion of this offering, (b) the last date of New SPAC’s fiscal year in which New SPAC has total annual gross revenue of at least $1.235 billion, (c) the date on which New SPAC is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New SPAC has issued more than $1.0 billion in non-convertible debt securities during the previous three years. Investors may find New SPAC Common Shares less attractive because New SPAC will continue to rely on these exemptions. If New SPAC relies on such exemptions, investors may find New SPAC Common Shares less attractive as a result, there may be a less active trading market for New SPAC Common Shares, and the share price may be more volatile.

Further, the exemptions available to NewCo under the JOBS Act may not result in significant savings. To the extent that New SPAC chooses not to use exemptions from various reporting requirements under the JOBS Act, New SPAC will incur additional compliance costs, which may impact its financial condition.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. NewCo currently prepares its consolidated financial statements in accordance with IFRS as issued by the IASB, so NewCo is unable to make use of the extended transition period. NewCo will comply with new or revised accounting standards on or before the relevant dates on which adoption of such standards is required by the IASB.

New SPAC will be a “controlled company” within the meaning of the NASDAQ corporate governance standards and, as a result, will rely on exemptions from certain corporate governance requirements that provide protections to shareholders.

Following the completion of the Business Combination, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties will control 58.5% (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer) of the voting power of the outstanding New SPAC Common Shares. As a result, New SPAC will be a “controlled company” within the meaning of NASDAQ rules, and New SPAC may qualify for and rely on exemptions from certain corporate governance requirements. Under NASDAQ corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to:

•	have a board that includes a majority of “independent directors,” as defined under NASDAQ rules;

•	have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	have independent director oversight of director nominations.

New SPAC intends to rely on the exemption from having a board that includes a majority of “independent directors” as defined under NASDAQ rules. New SPAC may elect to rely on additional exemptions and it will be entitled to do so for as long as New SPAC is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of New SPAC Common Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

New SPAC will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

New SPAC will face increased legal, accounting, administrative and other costs and expenses as a public company that Hammerhead did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require New SPAC to carry out activities Hammerhead has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weaknesses in the internal control over financial reporting), New SPAC could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, New SPAC will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The unaudited pro forma condensed consolidated financial information included in this document may not be indicative of what New SPAC’s actual financial position or results of operations would have been.

NewCo has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed consolidated financial information for New SPAC.

The unaudited pro forma condensed consolidated financial information for New SPAC following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation and reflects limited historical financial data. Therefore, the unaudited pro forma condensed consolidated financial information is not necessarily indicative of what New SPAC’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of New SPAC. Accordingly, New SPAC’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm New SPAC’s business may occur and not be detected.

NewCo’s management does not expect that NewCo’s internal and disclosure controls will prevent all possible error and fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls may not detect all material control issues and instances of fraud, if any, in New SPAC. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, which design may not succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. New SPAC will also be dependent, in part, upon Hammerhead’s internal controls. A failure of New SPAC’s or Hammerhead’s controls and procedures to detect error or fraud could seriously harm New SPAC’s business and results of operations.

New SPAC may identify internal control weaknesses in the future or otherwise fail to develop and maintain an effective system of internal controls, which may result in material misstatements of financial statements and/or New SPAC’s inability to meet periodic reporting obligations.

As a privately held company, Hammerhead is not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act.

New SPAC’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until after New SPAC is no longer an EGC. Hammerhead’s current controls and any new controls that New SPAC develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, create litigation and regulatory exposures, or otherwise harm New SPAC’s operating results or cause it to fail to meet its reporting obligations.

The measures NewCo has taken to date, and actions it may take in the future, may not be sufficient to prevent or avoid any potential future material weakness. In addition, neither Hammerhead’s management nor its independent registered public accounting firm has performed an evaluation of Hammerhead’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required.

New SPAC’s management will have broad discretion in the use of New SPAC’s net proceeds from the Business Combination.

NewCo cannot specify with certainty the particular uses of the net proceeds it will receive from the Business Combination. Accordingly, an investor in New SPAC Securities will have to rely upon the judgment of New SPAC’s management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. New SPAC’s management may spend a portion or all of the net proceeds from the Business Combination in ways that holders of New SPAC Securities might not desire, that might not yield a favorable return and that might not increase the value of a New SPAC securityholder’s investment. The failure by New SPAC’s management to apply these funds effectively could have a material adverse effect on New SPAC’s business, results of operations or financial condition. Pending their use, New SPAC may invest the net proceeds from the Business Combination in a manner that does not produce income or that loses value.

Hammerhead may be adversely affected by foreign currency and interest rate fluctuations.

Hammerhead routinely transacts business in currencies other than the U.S. dollar. Additionally, Hammerhead maintains a portion of its cash and investments in currencies other than the U.S. dollar and may, from time to time, experience losses resulting from fluctuations in the values of these foreign currencies, which could cause Hammerhead’s reported net earnings to decrease, or could result in a negative impact to Hammerhead shareholders’ deficit. In addition, failure to manage foreign currency exposures could cause Hammerhead’s results of operations to be more volatile. Adverse, unforeseen or rapidly shifting currency valuations in Hammerhead’s key markets may magnify these risks over time. New SPAC intends to recognize the proceeds from the Business Combination in U.S. dollars.

Further, world oil and natural gas prices are quoted in United States dollars. The Canadian/United States dollar exchange rate, which fluctuates over time, consequently affects the price received by Canadian producers of oil and natural gas. Material increases in the value of the Canadian dollar relative to the United States dollar will negatively affect Hammerhead’s production revenues. Accordingly, exchange rates between Canada and the United States could affect the future value of Hammerhead’s reserves as determined by independent evaluators. Although a low value of the Canadian dollar relative to the United States dollar may positively affect the price Hammerhead receives for its oil and natural gas production, it could also result in an increase in the price for certain goods used for Hammerhead’s operations, which may have a negative impact on Hammerhead’s financial results.

To the extent that Hammerhead engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which Hammerhead may contract.

An increase in interest rates could result in a significant increase in the amount Hammerhead pays to service debt, resulting in a reduced amount available to fund its exploration and development activities.

Failing to comply with covenants under the Credit Facility could result in restricted access to additional capital or being required to repay all amounts owing thereunder.

Hammerhead currently has a Credit Facility and the amount authorized thereunder is dependent on the borrowing base determined by its lenders. Hammerhead has certain financial ratio tests which dictate the levels of fees and margins owing on amounts borrowed and borrowing base standby fees. Such financial ratio tests may also affect the availability or price of additional funding. Hammerhead is required to comply with covenants under the Credit Facility, and in the event that Hammerhead does not comply with these covenants, Hammerhead’s access to capital could be restricted or repayment could be required. Events beyond Hammerhead’s control may contribute to the failure of Hammerhead to comply with such covenants. A failure to comply with covenants could result in default under the Credit Facility, which could result in Hammerhead being required to repay amounts owing thereunder. In addition, the Credit Facility may impose operating and financial restrictions on Hammerhead that could include restrictions on the payment of dividends, repurchase or making of other distributions, incurring of additional indebtedness, the provision of guarantees, the assumption of loans, making of capital expenditures, entering into of amalgamations, mergers, take-over bids or disposition of assets, among others.

Increased debt levels may impair Hammerhead’s ability to borrow additional capital on a timely basis to fund opportunities as they arise.

From time to time, Hammerhead may enter into transactions to acquire assets or shares of other entities. These transactions may be financed in whole, or in part, with debt, which may increase Hammerhead’s debt levels above industry standards for oil and natural gas companies of similar size. Depending on future exploration and development plans, Hammerhead may require additional debt financing that may not be available or, if available, may not be available on favorable terms. Neither Hammerhead’s articles nor its by-laws limit the amount of indebtedness that Hammerhead may incur. The level of Hammerhead’s indebtedness from time to time could impair Hammerhead’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.

Management estimates may not be accurate.

In preparing consolidated financial statements in conformity with IFRS, estimates and assumptions are used by management in determining the reported amounts of assets and liabilities, revenues and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of such financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available, or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and Hammerhead must exercise significant judgment. Estimates may be used in management’s assessment of items such as fair values, income taxes, stock-based compensation and asset retirement obligations. Actual results for all estimates could differ materially from the estimates and assumptions used by Hammerhead, which could have a material adverse effect on Hammerhead’s business, financial condition, results of operations, cash flows and future prospects.

The DCRD Board and the Special Committee’s financial advisor considered financial projections in connection with the Business Combination. Actual performance of Hammerhead may differ materially from these projections.

Hammerhead management and DCRD management prepared certain projections in connection with DCRD’s evaluation of the Business Combination. The Special Committee considered, among other things, the Pricing-Adjusted Projections (as defined below) and the Reserve Report Projections (as defined below). The projections were also provided to Duff & Phelps, the Special Committee’s financial advisor, for its use in advising the Special Committee and in connection with its financial analyses and the Fairness Opinion as described in the “The Business Combination—Opinion of Financial Advisor to the Special Committee” section of this proxy statement/prospectus.

The Hammerhead projections were based on assumptions and information available at the time such projections were prepared. DCRD, Hammerhead and their advisors do not know whether the assumptions made will be realized. Such information can be adversely affected by known or unknown risks and uncertainties, many of which are beyond DCRD’s and Hammerhead’s control. Further, financial forecasts of this type are based on estimates and assumptions that are inherently subject to risks and other factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Hammerhead, including the factors described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, which factors and changes may impact such forecasts or the underlying assumptions. As a result of these contingencies, there can be no assurance that the financial and other projections will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that DCRD, the DCRD Board, the Special Committee, Hammerhead, the Hammerhead Board, the

Hammerhead Special Committee (as defined below), NewCo, the NewCo Board or any of their advisors or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The projections were prepared for internal use and to, among other things, assist DCRD, the Special Committee and their advisors in evaluating the Business Combination. The projections were not prepared with a view toward public disclosure. The projections were not prepared in accordance with U.S. GAAP, IFRS, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. DCRD’s and Hammerhead’s independent registered public accounting firms have not examined, compiled or performed any procedures with respect to the projections.

Finally, the projections have not been updated or revised to reflect information or results after the dates that such projections were prepared. DCRD, NewCo and Hammerhead do not intend to update or otherwise revise the projections to reflect circumstances existing after the dates when made or to reflect the occurrence of future events except to the extent required by applicable securities laws.

Risks Related to Legal Matters and Regulations

The handling of secure information for destruction exposes Hammerhead to potential data security risks that could result in monetary damages against Hammerhead and could otherwise damage its reputation, and adversely affect its business, financial condition and results of operations.

The protection of customer, employee, and company data is critical to Hammerhead’s business. The regulatory environment in Canada surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. Certain legislation, including the Personal Information Protection and Electronic Documents Act in Canada, require documents to be securely destroyed to avoid identity theft and inadvertent disclosure of confidential and sensitive information. A significant breach of customer, employee, or company data could attract a substantial amount of media attention, damage Hammerhead’s customer relationships and reputation, and result in lost sales, fines, or lawsuits. In addition, an increasing number of countries have introduced and/or increased enforcement of comprehensive privacy laws or are expected to do so. The continued emphasis on information security as well as increasing concerns about government surveillance may lead customers to request Hammerhead to take additional measures to enhance security and/or assume higher liability under its contracts. As a result of legislative initiatives and customer demands, Hammerhead may have to modify its operations to further improve data security. Any such modifications may result in increased expenses and operational complexity, and adversely affect its reputation, business, financial condition and results of operations.

Failure to comply with anticorruption, economic sanctions, and anti-money laundering laws—including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Canadian Corruption of Foreign Public Officials Act, Criminal Code, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, United Nations Act and Freezing of Corrupt Foreign Officials Act, and similar laws associated with activities outside of the United States or Canada—could subject Hammerhead to penalties and other adverse consequences.

Hammerhead is subject to governmental export and import control laws and regulations, as well as laws and regulations relating to foreign ownership and economic sanctions. Hammerhead’s failure to comply with these laws and regulations and other anti-corruption laws that prohibit companies, their officers, directors, employees and third-party intermediaries from directly or indirectly promising, authorizing, offering, or providing improper payments or benefits to any person or entity, including any government officials, political parties, and private-sector recipients, for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage could have an adverse effect on Hammerhead’s business, prospects, financial condition, and results of operations. Changes to trade policy, economic sanctions, tariffs, and import/export regulations may have a material adverse effect on Hammerhead’s business, financial condition, and results of operations. Hammerhead will likely be subject to, and will be required to remain in compliance with, numerous laws and governmental regulations concerning the production, use, and distribution of its products and services. Potential future customers may also require that Hammerhead complies with their own unique requirements relating to these matters, including provision of data and related assurance for environmental, social, and governance related standards or goals. Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in internal and/or government investigations, substantial fines, or other limitations that may adversely impact Hammerhead’s financial results or results of operation. Hammerhead’s business may also be adversely affected by changes in the regulation of the global energy industry.

Failure to comply with laws relating to labor and employment could subject Hammerhead to penalties and other adverse consequences.

Hammerhead is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable Canadian federal or provincial wage law or applicable Canadian federal or provincial labor and employment laws, or wage, labor or employment laws applicable to any employees outside of Canada. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on New SPAC’s or Hammerhead’s reputation, business, operating results, and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Canadian takeover laws may discourage takeover offers being made for New SPAC or may discourage the acquisition of large numbers of New SPAC Common Shares.

Each of Hammerhead and NewCo is incorporated in the Province of Alberta and is subject to the takeover laws of Canada and upon consummation of the arrangement, New SPAC will be subject to the Canadian take-over bid regime pursuant to applicable Canadian securities laws. In general, a take-over bid is an offer to acquire voting or equity securities of a class made to persons in a Canadian jurisdiction where the securities subject to the bid, together with securities beneficially owned, or over which control or direction is exercised, by a bidder, its affiliates and joint actors, constitute 20% or more of the outstanding securities of that class of securities. Subject to the availability of an exemption, take-over bids in Canada are subject to prescribed rules that govern the conduct of a bid by requiring a bidder to comply with detailed disclosure obligations and procedural requirements. Among other things, a take-over bid must be made to all holders of the class of voting or equity securities being purchased; a bid is required to remain open for a minimum of 105 days subject to certain limited exceptions; a bid is subject to a mandatory, non-waivable minimum tender requirement of more than 50% of the outstanding securities of the class that are subject to the bid, excluding securities beneficially owned, or over which control or direction is exercised, by a bidder, its affiliates and joint actors; and following the satisfaction of the minimum tender requirement and the satisfaction or waiver of all other terms and conditions, a bid is required to be extended for at least an additional 10-day period. There are a limited number of exemptions from the formal take-over bid requirements. In general, certain of these exemptions include the following: (i) the normal course purchase exemption permits the holder of more than 20% of a class of equity or voting securities to purchase up to an additional 5% of the outstanding securities in a 12-month period (when aggregated with all other purchases in that period), provided there must be a published market and the purchaser must pay not more than the “market price” of the securities (as defined) plus reasonable brokerage fees or commissions actually paid; (ii) the private agreement exemption exempts private agreement purchases that result in the purchaser exceeding the 20% take-over bid threshold, provided the agreement must be made with not more than five sellers and the sellers may not receive more than 115% of the “market price” of the securities (as defined); and (iii) the foreign take-over bid exemption exempts a bid from the formal take-over bid requirements if, among other things, less than 10% of the outstanding securities of the class are held by Canadian residents and the published market on which the greatest volume of trading in securities of the class occurred in the 12 months prior to the bid was not in Canada.

Upon consummation of the Business Combination, the rights of the holders of New SPAC Common Shares arising under the ABCA and the New SPAC Closing Articles, together with the New SPAC Closing Bylaws, will differ from and may be less favorable to the rights of holders of DCRD Class A Ordinary Shares arising under Cayman Islands law and the DCRD Articles.

Upon consummation of the Business Combination, the rights of holders of New SPAC Common Shares will arise under the New SPAC Closing Articles, the New SPAC Closing Bylaws and the ABCA. The New SPAC Closing Articles, together with the New SPAC Closing Bylaws, and the ABCA contain provisions that differ in some respects from those in the DCRD Articles and under Cayman Islands law and, therefore, some rights of holders of New SPAC Common Shares could differ from the rights that holders of DCRD Class A Ordinary Shares currently possess. For a more detailed description of the rights of holders of New SPAC Common Shares and how they may differ from the rights of holders of DCRD Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The form of the New SPAC Closing Articles and the New SPAC Closing Bylaws are attached as Annex D and Annex J, respectively, to this proxy statement/prospectus, and you are urged to read it.

New SPAC Common Shares are subject to Canadian insolvency laws which are substantially different from Cayman Islands insolvency laws and may offer less protections to New SPAC Shareholders compared to Cayman Islands insolvency laws.

As a public company incorporated under the laws of the Province of Alberta, New SPAC will be subject to Canadian insolvency laws and may also be subject to the insolvency laws of other jurisdictions in which New SPAC will conduct business or hold assets. These laws may apply where any insolvency proceedings or procedures are to be initiated against or by New SPAC. Canadian insolvency laws may offer New SPAC Shareholders less protection than they would have had under Cayman Islands insolvency laws and it may be more difficult (or even impossible) for shareholders to recover the amount they could expect to recover in a liquidation under Cayman Islands insolvency laws.

New SPAC may be involved from time to time in legal proceedings and commercial or contractual disputes, which could have a material adverse effect on its business, results of operations and financial condition.

From time to time, New SPAC may be involved in legal proceedings and commercial disputes. Such proceedings or disputes are typically claims that arise in the ordinary course of business, including, without limitation, commercial or contractual disputes, and other disputes with customers and suppliers, intellectual property matters, environmental issues, tax matters and employment matters.

Further, in the normal course of Hammerhead’s operations, potential litigation may develop in relation to personal injuries (including resulting from exposure to hazardous substances, property damage, land and access rights, environmental issues, including claims relating to contamination or natural resource damages and contract disputes).

The outcome with respect to outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to New SPAC and/or Hammerhead and could have a material adverse effect on New SPAC’s assets, liabilities, business, financial condition and results of operations. Even if New SPAC prevails in any such legal proceedings, the proceedings could be costly and time-consuming and may divert the attention of management and key personnel from business operations, which could have an adverse effect on Hammerhead’s financial condition.

Breach of confidentiality by a third party could impact New SPAC’s competitive advantage or put it at risk of litigation.

While discussing potential business relationships or other transactions with third parties, New SPAC may disclose confidential information relating to its business, operations or affairs. Although confidentiality agreements are generally signed by third parties prior to the disclosure of any confidential information, a breach could put New SPAC at competitive risk and may cause significant damage to its business. The harm to New SPAC’s business from a breach of confidentiality cannot presently be quantified, but may be material and may not be compensable in damages. In the event of a breach of confidentiality, New SPAC may not be able to obtain equitable remedies, such as injunctive relief, from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to its business that such a breach of confidentiality may cause.

Forward-looking information may prove inaccurate.

DCRD Shareholders and prospective investors are cautioned not to place undue reliance on New SPAC’s or Hammerhead’s forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. See the section entitled “Cautionary Note on Forward-Looking Statements.”

DCRD cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Hammerhead’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an initial public offering. Additionally, following the consummation of the Business Combination, New SPAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause DCRD Shareholders to lose some or all their investment.

Even though DCRD conducted due diligence on Hammerhead, this diligence may not have surfaced all material issues with Hammerhead, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of Hammerhead’s and outside of DCRD’s control may later arise. As a result of these factors, New SPAC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if DCRD’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with DCRD’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New SPAC’s liquidity, the fact that New SPAC reports charges of this nature could contribute to negative market perceptions about New SPAC following the completion of the Business Combination or its securities. In addition, charges of this nature may cause New SPAC to violate net worth or other covenants to which New SPAC may be subject as a result of assuming pre-existing debt held by Hammerhead or by virtue of New SPAC obtaining post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders of New SPAC following the Business Combination could suffer a reduction in the value of their securities. Such New SPAC Shareholders are unlikely to have a remedy for such reduction in value.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Hammerhead pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the New SPAC Class A Common Shares that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on Hammerhead’s financial condition, results of operations and the share price of New SPAC Class A Common Shares, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect New SPAC’s business, investments and results of operations. Compliance with changing regulation of corporate governance and public disclosure, once New SPAC is subject to such requirements, will result in significant additional expenses.

New SPAC will be subject to laws and regulations enacted by national, regional and local governments. In particular, New SPAC will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on New SPAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on New SPAC’s business, including its ability to negotiate and complete the Business Combination, and results of operations. Changing laws, regulations, and standards relating to corporate governance and public disclosure for public companies, including the Sarbanes-Oxley Act, various rules and regulations adopted by the SEC and Canadian securities laws, are creating uncertainty for public companies. Following the completion of the Business Combination, New SPAC’s management will need to invest significant time and financial resources to comply with both existing and evolving requirements for public companies, which will lead, among other things, to significantly increased general and administrative expenses and a certain diversion of management time and attention from revenue generating activities to compliance activities.

Risks Related to Ownership of New SPAC’s Securities

Concentration of ownership among Hammerhead’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

After the Business Combination, New SPAC’s executive officers, directors and their affiliates, including the Riverstone Parties (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer), (i) assuming no redemption by DCRD Shareholders of New SPAC Class A Common Shares, will hold approximately 64.4% of the outstanding New SPAC Common Shares and (ii) assuming maximum redemption by DCRD Public Shareholders of New SPAC Class A Common Shares, will hold approximately 85.5% of the outstanding New SPAC Common Shares. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the New SPAC Closing Articles and the New SPAC Closing Bylaws and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

Even if the Business Combination is consummated, the New SPAC Warrants may not be in the money at any time after they become exercisable, and they may expire worthless.

After the consummation of the Business Combination, the exercise price for the New SPAC Warrants will be $11.50 per New SPAC Common Share. The New SPAC Warrants may not be in the money at any time after they become exercisable and prior to their expiration, and as such, the New SPAC Warrants may expire worthless.

New SPAC may amend the terms of the New SPAC Warrants in a manner that may be adverse to holders of New SPAC Warrants with the approval by the holders of at least 50% of the then-outstanding New SPAC Public Warrants (or, if applicable, 65% of the then-outstanding New SPAC Public Warrants and 65% of the then-outstanding New SPAC Private Placement Warrants, voting as separate classes). As a result, the exercise price of the New SPAC Warrants could be increased, the exercise period could be shortened and the number of New SPAC Common Shares purchasable upon exercise of a New SPAC Warrant could be decreased, all without a holder’s approval.

The DCRD Warrants were issued in registered form under the DCRD Warrant Agreement. New SPAC will assume the DCRD Warrant Agreement in connection with the consummation of the Business Combination and will enter into such amendments as are necessary to give effect to the provisions of the Business Combination Agreement (the “New SPAC Warrant Agreement”). The New SPAC Warrant Agreement will provide that the terms of the New SPAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct or supplement any defective provision, but will require the approval by the holders of at least 50% of the then-outstanding New SPAC Public Warrants to make any other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the New SPAC Private Placement Warrants. Accordingly, New SPAC may amend the terms of the New SPAC Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding New SPAC Public Warrants (or, in the case of an amendment that adversely affects the New SPAC Public Warrants in a different manner than the New SPAC Private Placement Warrants or vice versa, 65% of the then-outstanding New SPAC Public Warrants and 65% of the then-outstanding New SPAC Private Placement Warrants, voting as separate classes) approve of such amendment. Although New SPAC’s ability to amend the terms of the New SPAC Public Warrants with the consent of at least 50% of the then-outstanding New SPAC Public Warrants (or, if applicable, 65% of the then-outstanding New SPAC Public Warrants and 65% of the then-outstanding New SPAC Private Placement Warrants, voting as separate classes) will be unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the New SPAC Warrants, convert the New SPAC Warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of New SPAC Class A Common Shares purchasable upon exercise of a warrant.

New SPAC may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

Under the New SPAC Warrant Agreement, New SPAC will have the ability to redeem outstanding New SPAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New SPAC Class A Common Shares has been at least $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which New SPAC gives notice of such redemption and provided certain other conditions are met. If and when the New SPAC Warrants become redeemable by New SPAC, New SPAC may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New SPAC Public Warrants could force holders of New SPAC Public Warrants (a) to exercise New SPAC Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so, (b) to sell New SPAC Public Warrants at the then-current market price when they might otherwise wish to hold their New SPAC Public Warrants or (c) to accept the nominal redemption price which, at the time the outstanding New SPAC Public Warrants are called for redemption, is likely to be substantially less than the market value of the New SPAC Public Warrants. None of the New SPAC Private Placement Warrants will be redeemable by New SPAC so long as they are held by DCRD Sponsor, DCRD’s independent directors or any of their permitted transferees. Further, in connection with the listing of the New SPAC Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, New SPAC expects to provide certain undertakings to the TSX to the effect that New SPAC will not exercise certain of its rights under the New SPAC Warrant Agreement, including, notably, (i) changing the exercise price of the New SPAC Warrants and (ii) amending the expiry date of the New SPAC Warrants.

The New SPAC Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New SPAC Warrant Holders, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with New SPAC.

The New SPAC Warrant Agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against New SPAC arising out of or relating in any way to the New SPAC Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that New SPAC will irrevocably submit to such jurisdiction, which jurisdiction will be exclusive. New SPAC will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

However, there is uncertainty as to whether a court would enforce this provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New SPAC, which may discourage such lawsuits. Additionally, warrantholders who do bring a claim in the courts of the State of New York or the United States District Court for the Southern District of New York could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near New York. Alternatively, if a court were to find this provision of the New SPAC Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New SPAC may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect New SPAC’s business, financial condition and results of operations and result in a diversion of the time and resources of New SPAC’s management and board of directors.

Notwithstanding the foregoing, these provisions of the New SPAC Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

A significant portion of New SPAC’s total outstanding shares will be restricted from immediate resale but may be sold into the market shortly after the Business Combination. This could cause the market price of New SPAC Class A Common Shares to drop significantly, even if its business is performing well.

Sales of a substantial number of New SPAC Common Shares in the public market could occur after the consummation of the Business Combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New SPAC Common Shares. After the Business Combination (and assuming no redemptions by DCRD Public Shareholders of New SPAC Class A Common Shares), DCRD Initial Shareholders will hold approximately 2.8% of the outstanding New SPAC Common Shares, including the 3,557,812 New SPAC Common Shares received in exchange for the DCRD Founder Shares when converted. Assuming a maximum redemption by DCRD Public Shareholders of 31,625,000 New SPAC Class A Common Shares, DCRD Initial Shareholders will hold approximately 3.7% of the outstanding New SPAC Common Shares including the 3,557,812 New SPAC Common Shares received in exchange for the DCRD Founder Shares when converted. Pursuant to the terms of the Sponsor Support Agreement, among other things, DCRD Sponsor and Riverstone Fund V agreed to (and agreed to cause its controlled affiliates to) (i) not transfer the DCRD Founder Shares, DCRD Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (a) one year after the Closing or (b) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common

Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all of New SPAC’s shareholders having the right to exchange their shares for cash, securities or other property and (ii) not transfer any DCRD Private Placement Warrants, any New SPAC Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing. Concurrently with the Closing, DCRD will enter into the A&R Registration Rights Agreement, pursuant to which New SPAC will agree that, within 15 business days after the Closing, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) the Resale Registration Statement, and New SPAC will use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand New SPAC’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights. Following the Closing, 99,999,186 New SPAC Class A Common Shares (including 12,737,500 New SPAC Class A Common Shares issuable upon exercise of New SPAC Private Placement Warrants and up to 1,500,000 New SPAC Class A Common Shares issuable upon exercise of New SPAC Warrants issuable upon conversion of Working Capital Loans) will be subject to registration rights pursuant to the A&R Registration Rights Agreement.

Upon completion of the Business Combination, the Riverstone Parties will own 74,769,391 New SPAC Common Shares (including New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by certain Riverstone Fund V Entities pursuant to the Founder Transfer), representing 58.5% of the New SPAC Class A Common Shares (assuming no redemptions of New SPAC Class A Common Shares). The sale of substantial amounts of such New SPAC Class A Common Shares in the public market by the Riverstone Parties, or the perception that such sales could occur, could harm the prevailing market price of the New SPAC Class A Common Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for New SPAC to sell New SPAC Class A Common Shares in the future at a time and at a price that it deems appropriate. There can be no assurance as to the timing of any disposition of New SPAC Common Shares by Riverstone Fund V or any of the Riverstone Parties, subject in any event to the Lock-Up Agreement and other contractual restrictions described herein. A majority of the New SPAC Common Shares owned by the Riverstone Parties will be held by vehicles for Riverstone Fund V. Riverstone Fund V has reached the end of its term and will continue operations through its dissolution process, so that Riverstone Fund V will be orderly wound up and its assets liquidated. The general partner of Riverstone Fund V will use its best efforts to reduce to cash and cash equivalent assets such assets of Riverstone Fund V as the general partner deems it advisable to sell, subject to maximizing value for such assets and any tax or other legal considerations.

After the restrictions on transfer referred to above end, DCRD Sponsor could sell, or indicate an intention to sell, any or all of these securities in the public market. As a result, the trading price of New SPAC Securities could decline. In addition, the perception in the market that these sales may occur could also cause the trading price of New SPAC Securities to decline.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New SPAC, its business or its market, or if they change their recommendations regarding New SPAC Securities adversely, the price and trading volume of New SPAC Securities could decline.

The trading market for New SPAC Securities will be influenced by the research and reports that industry or securities analysts may publish about New SPAC, its business, its market or its competitors. If any of the analysts who may cover New SPAC following the Business Combination change their recommendation regarding New SPAC Securities adversely, or provide more favorable relative recommendations about New SPAC’s competitors, the price of New SPAC Securities would likely decline. If any analyst who may cover New SPAC following the Business Combination were to cease their coverage or fail to regularly publish reports on

New SPAC, New SPAC could lose visibility in the financial markets, which could cause its share price or trading volume to decline.

Following the consummation of the Business Combination, New SPAC’s sole material asset will be its direct equity interest in the Amalgamated Company, and New SPAC will be accordingly dependent upon distributions from the Amalgamated Company to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on New SPAC Common Shares.

Subsequent to the completion of the Business Combination, New SPAC will have no material assets other than its direct equity interest in the Amalgamated Company. New SPAC will have no independent means of generating revenue. To the extent the Amalgamated Company has available cash, New SPAC will cause the Amalgamated Company to make distributions of cash to New SPAC to pay taxes, cover New SPAC’s corporate and other overhead expenses and pay dividends, if any, on New SPAC Common Shares. To the extent that New SPAC needs funds and the Amalgamated Company fails to generate sufficient cash flow to distribute funds to New SPAC or is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, New SPAC’s liquidity and financial condition could be materially adversely affected.

The price at which New SPAC Securities will be quoted on the NASDAQ and the TSX may increase or decrease due to a number of factors, which may negatively affect the price of New SPAC Securities.

The price at which New SPAC Securities will be quoted on the NASDAQ and the TSX may increase or decrease due to a number of factors. The price of New SPAC Securities may not increase following the quotation of New SPAC Securities on the NASDAQ and the TSX, even if New SPAC’s operations and financial performance improves. Some of the factors which may affect the price of New SPAC Securities include:

•	fluctuations in domestic and international markets for listed securities;

•	general economic conditions, including interest rates, inflation rates, exchange rates and commodity and oil prices;

•	changes to government fiscal, monetary or regulatory policies, legislation or regulation;

•	inclusion in or removal from market indices;

•	strategic decisions by New SPAC or New SPAC’s competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business or growth strategies;

•	securities issuances by New SPAC, or share resales by New SPAC Shareholders, or the perception that such issuances or resales may occur;

•	pandemic risk;

•	the nature of the markets in which New SPAC operates; and

•	general operational and business risks.

Other factors which may negatively affect investor sentiment and influence New SPAC, specifically or the securities markets more generally include acts of terrorism, an outbreak of international hostilities or tensions, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, outbreaks of disease or other man-made or natural events. New SPAC will have a limited ability to insure against the risks mentioned above.

In the future, New SPAC may need to raise additional funds which may result in the dilution of New SPAC Shareholders, and such funds may not be available on favorable terms or at all.

New SPAC may need to raise additional capital in the future and may elect to issue shares or engage in fundraising activities for a variety of reasons, including funding acquisitions or growth initiatives. New SPAC Shareholders may be diluted as a result of such fundraisings.

Additionally, New SPAC may raise additional funds through the issuance of debt securities or through obtaining credit from government or financial institutions. New SPAC cannot be certain that additional funds will be available on favorable terms when required, or at all. If New SPAC cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If New SPAC raises funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict New SPAC’s business, or other unfavorable terms.

New SPAC may not pay dividends or make other distributions in the future.

New SPAC’s ability to pay dividends or make other distributions in the future is contingent on profits and certain other factors, including the capital and operational expenditure requirements of New SPAC’s business. Under the ABCA, a dividend may not be declared or paid by New SPAC if there are reasonable grounds for believing that New SPAC is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of New SPAC’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. Therefore, dividends may not be paid. See the section entitled “Material Canadian Tax Considerations” for more information regarding the Canadian tax consequences of future New SPAC dividends. Furthermore, please see the subsection entitled “Material U.S. Federal Income Tax Considerations—Tax Characterization of Distributions with Respect to New SPAC Class A Common Shares” for a more detailed discussion with respect to the U.S. federal income tax treatment of New SPAC’s payment of distributions of cash or other property to U.S. Holders of New SPAC Class A Common Shares.

Events outside New SPAC’s control may have a material adverse effect on the ability of New SPAC to conduct its business.

Events may occur within or outside Canada that negatively impact global, Canadian or other local economies relevant to New SPAC’s financial performance, operations and/or the price of New SPAC Securities. These events include but are not limited to an increase of the impact of COVID-19, new pandemics, acts of terrorism, an outbreak of international hostilities, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, outbreaks of disease or other natural or man-made events or occurrences that may have a material adverse effect on the ability of New SPAC to conduct its business.

No public market for New SPAC Class A Common Shares currently exists, and an active trading market may not develop or be sustained following the Business Combination.

Even if New SPAC Class A Common Shares are quoted on the NASDAQ and the TSX, an active trading market for New SPAC Class A Common Shares may not develop or the price of New SPAC Class A Common Shares may not increase. There may be relatively few potential buyers or sellers of New SPAC Class A Common Shares on the NASDAQ or the TSX at any time. This may increase the volatility of the market price of New SPAC Class A Common Shares. It may also affect the prevailing market price at which New SPAC Shareholders are able to sell their New SPAC Class A Common Shares. This may result in New SPAC Shareholders receiving a market price for their New SPAC Class A Common Shares that is less than the value of their initial investment.

The majority of New SPAC’s directors and executive officers will be non-residents of the United States and as a result, it may not be possible for investors to enforce civil liabilities against those directors and executive officers of New SPAC.

Following completion of the Business Combination, New SPAC will be a corporation incorporated under the laws of the Province of Alberta, New SPAC’s principal office will be located in Calgary, Alberta and a substantial portion of its assets are located outside the United States. Further, the majority of New SPAC’s directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon such directors and officers who are not residents of the United States or to enforce against them judgments of the United States courts based upon civil liability under the federal securities laws or the securities laws of any state within the United States. There is doubt as to the enforceability in Canada against New SPAC, Hammerhead or any of their respective directors or officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or securities laws of any state within the United States.

Conflicts of interest may arise for New SPAC’s directors and officers who are also involved with other industry participants.

Certain directors or officers of New SPAC may also be directors or officers of other oil and natural gas companies and as such may, in certain circumstances, have a conflict of interest. Conflicts of interest, if any, will be subject to and governed by procedures prescribed by the ABCA which require a director or officer of a company who is a party to, or is a director or an officer of, or has a material interest in any person who is a party to, a material contract or proposed material contract with New SPAC to disclose his or her interest and, in the case of directors, to refrain from voting on any matter in respect of such contract unless otherwise permitted under the ABCA.

The New SPAC Closing Articles, together with the New SPAC Closing Bylaws, and Canadian laws and regulations applicable to New SPAC may adversely affect New SPAC’s ability to take actions that could be deemed beneficial to New SPAC Shareholders.

As a Canadian company, New SPAC will be subject to different corporate requirements than a corporation organized under the laws of the United States. The New SPAC Closing Articles, the New SPAC Closing Bylaws as well as the ABCA, set forth various rights and obligations that are unique to New SPAC as a Canadian company. These requirements may limit or otherwise adversely affect New SPAC’s ability to take actions that could be beneficial to New SPAC Shareholders.

Provisions of the laws of the Province of Alberta and the federal laws of Canada may also have the effect of delaying or preventing a change of control or changes in New SPAC’s management. For example, the ABCA includes provisions that require any shareholder proposal that includes nominations for the election of directors to be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. As a “Canadian business,” an acquisition of control of New SPAC by a non-Canadian would be subject to a suspensory review if these thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold New SPAC Common Shares may be imposed by the Competition Act. This legislation permits the Commissioner of Competition appointed under the Competition Act to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in New SPAC.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of DCRD’s securities and New SPAC’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of DCRD’s securities prior to the Closing may decline. The market values of DCRD’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which DCRD Shareholders vote on the Business Combination. Furthermore, if the Closing does not occur promptly after the DCRD Shareholders’ Meeting, the market value of DCRD’s securities may fluctuate significantly between such date and the Closing.

In addition, following the Business Combination, fluctuations in the price of New SPAC’s securities could contribute to the loss of all or part of your investment. The valuation ascribed to DCRD Class A Ordinary Shares in the Business Combination may not be indicative of the price that will prevail in the trading market of New SPAC Common Shares following the Business Combination. If an active market for New SPAC’s securities develops and continues, the trading price of New SPAC’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New SPAC’s control. Any of the factors listed below could have a material adverse effect on your investment in DCRD’s securities prior to the Business Combination or New SPAC’s securities following the Business Combination and such securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of such securities may not recover and may experience a further decline.

Factors affecting the trading price of New SPAC’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in its financial results or the financial results of companies perceived to be similar to New SPAC;

•	changes in the market’s expectations about New SPAC’s operating results;

•	success of competitors;

•	New SPAC’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New SPAC or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to New SPAC;

•	changes in laws and regulations affecting New SPAC’s business;

•	New SPAC’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving New SPAC;

•	changes in New SPAC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of New SPAC Common Shares available for public sale;

•	any major change in the board of directors or management of New SPAC;

•

sales of substantial amounts of New SPAC Class A Common Shares by New SPAC’s directors, executive officers or significant shareholders, including the Riverstone Parties, or the perception that such sales could occur; and

•	general economic and political conditions such as recessions; fluctuations in interest rates, fuel prices and international currency; and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of DCRD’s and New SPAC’s securities irrespective of their operating performance. The stock market in general and the NASDAQ and the TSX have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of DCRD’s and New SPAC’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New SPAC following the Business Combination could depress New SPAC’s share price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of New SPAC’s securities also could adversely affect New SPAC’s ability to issue additional securities and its ability to obtain additional financing in the future.

The trading price of the securities of oil and natural gas issuers is subject to substantial volatility often based on factors related and unrelated to the financial performance or prospects of the issuers involved. Factors unrelated to Hammerhead’s performance could include macroeconomic developments nationally, within North America or globally, domestic and global commodity prices, and/or current perceptions of the oil and natural gas market. In recent years, the volatility of commodities has increased due, in part, to the implementation of computerized trading and the decrease of discretionary commodity trading. In addition, the volatility, trading volume and share price of issuers have been impacted by increasing investment levels in passive funds that track major indices, as such funds only purchase securities included in such indices. Similarly, the market price of New SPAC’s securities could be subject to significant fluctuations in response to variations in New SPAC’s operating results, financial condition, liquidity and other internal factors. Accordingly, the price at which New SPAC’s securities will trade cannot be accurately predicted.

The NASDAQ and the TSX may not list New SPAC’s securities on its exchange and, if they do list them, may delist New SPAC securities from trading on its exchange, which could limit investors’ ability to make transactions in New SPAC securities and subject New SPAC to additional trading restrictions.

New SPAC’s securities may not become listed and, if they do become listed, they may not continue to be listed on the NASDAQ or the TSX after the consummation of the Business Combination. In connection with the Business Combination, New SPAC will be required to demonstrate compliance with the NASDAQ’s and the TSX’s initial listing requirements, respectively, which are more rigorous than the NASDAQ’s and the TSX’s continued listing requirements, respectively, in order to obtain the listing of New SPAC’s securities on the NASDAQ and the TSX. New SPAC may not be able to meet the initial listing requirements at that time. New SPAC’s continued eligibility for listing may depend on, among other things, the number of New SPAC Class A Common Shares that are redeemed. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively.

If New SPAC fails to meet the initial listing requirements and the NASDAQ or the TSX does not list its securities on its exchange, or if the NASDAQ or the TSX delists New SPAC securities from trading on its exchange and New SPAC is not able to list its securities on another national securities exchange, NewCo expects that New SPAC’s securities could be quoted on an over-the-counter market. If this were to occur, New SPAC could face significant material adverse consequences, including:

•	a limited availability of market quotations for New SPAC securities;

•	reduced liquidity for New SPAC securities;

•

a determination that New SPAC Class A Common Shares are a “penny stock” which will require brokers trading in New SPAC Class A Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New SPAC securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a United States federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New SPAC’s securities are not listed on the NASDAQ or another United States national securities exchange, such securities would not qualify as covered securities and New SPAC would be subject to regulation in each state in which New SPAC offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

As a “foreign private issuer” under the rules and regulations of the SEC, New SPAC will be, permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and may follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers, even if New SPAC no longer qualifies as an “emerging growth company”.

After the consummation of the Business Combination, New SPAC will be a “foreign private issuer” under the Exchange Act and therefore will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, New SPAC will not be required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act. New SPAC will not be required to comply with Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information. In addition, New SPAC’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. Accordingly, after the Business Combination, New SPAC Shareholders may receive less or different information about New SPAC than they currently receive about DCRD or Hammerhead, as applicable, or that they would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on the NASDAQ, New SPAC will be permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain NASDAQ listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NASDAQ requirement with which it does not comply, followed by a description of its applicable home country practice. New SPAC will have the option to rely on available exemptions under the Listing Rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the New SPAC Board be comprised of a majority independent directors, (ii) the requirement that New SPAC’s independent directors meet regularly in executive sessions and (iii) the requirement that New SPAC obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans. See “Description of New SPAC Securities—Certain Disclosure Obligations of NewCo” and “Management of New SPAC After the Business Combination” for additional information.

New SPAC could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of New SPAC’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of New SPAC’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of New SPAC’s assets are located in the United States; or (iii) New SPAC’s business is administered principally in the United States. If New SPAC loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, New SPAC would likely incur substantial costs in fulfilling these additional regulatory requirements and members of New SPAC’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Additionally, NewCo is an “emerging growth company”. As such, following the completion of the Business Combination, New SPAC may take advantage of exemptions from certain reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies until the earliest of (a) the last day of its fiscal year following the fifth anniversary of the completion of this offering, (b) the last date of New SPAC’s fiscal year in which New SPAC has total annual gross revenue of at least $1.235 billion, (c) the date on which New SPAC is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New SPAC has issued more than $1.0 billion in non-convertible debt securities during the previous three years. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•

not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•

not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Even if New SPAC no longer qualifies as an emerging growth company, as long as New SPAC continues to qualify as a foreign private issuer under the Exchange Act, New SPAC will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information or current reports on Form 8-K upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if New SPAC no longer qualifies as an emerging growth company, but remains a foreign private issuer, New SPAC will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The success of New SPAC following the Business Combination depends on the business operations of Hammerhead, which exposes investors to a concentration of risk in the limited sectors in which Hammerhead’s business is focused.

Although the Business Combination is intended to accelerate Hammerhead’s growth, expansion and transition, the Business Combination does not result in immediate diversification of Hammerhead’s business and, as such, the combined enterprise will be dependent upon the continued development and market acceptance of a limited number of products and services. As a result, investors will be subject to the economic, competitive and regulatory risks attendant to the relatively narrow industry in which Hammerhead operates, any or all of which could have a substantial adverse impact on Hammerhead.

Any issuance of preferred shares could make it difficult for another company to acquire New SPAC or could otherwise adversely affect holders of New SPAC Common Shares, which could depress the price of New SPAC’s Common Shares.

Upon Closing, the New SPAC Directors will have the authority to issue New SPAC Preferred Shares and to determine the preferences, limitations and relative rights of New SPAC Preferred Shares and to fix the number of shares constituting any series (subject to certain limitations) and the designation of such series, without any further vote or action by its shareholders. Any such New SPAC Preferred Shares could be issued with liquidation, dividend and other rights superior to the rights of New SPAC Common Shares. The potential issuance of New SPAC Preferred Shares may delay or prevent a change in control of New SPAC, discourage bids for New SPAC Common Shares at a premium over the market price and adversely affect the market price and other rights of the holders of New SPAC Common Shares.

New SPAC’s Articles permit it to issue an unlimited number of New SPAC Common Shares without additional shareholder approval.

New SPAC’s Articles to be in effect following completion of the Business Combination will permit it to issue an unlimited number of New SPAC Common Shares. New SPAC may, from time to time, issue additional New SPAC Common Shares in the future. Subject to the requirements of the NASDAQ and the TSX, New SPAC will not be required to obtain the approval of shareholders for the issuance of additional New SPAC Common Shares. Any further issuances of New SPAC Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Risks Related to DCRD and the Business Combination

DCRD has identified a material weakness in its internal control over financial reporting. DCRD may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its financial statements or cause it to fail to meet its periodic reporting obligations.

DCRD management is responsible for establishing and maintaining adequate internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. DCRD management is likewise required, on a quarterly basis, to evaluate the effectiveness of DCRD’s internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of DCRD’s annual or interim financial statements will not be prevented or detected on a timely basis.

DCRD identified a material weakness in its internal control over financial reporting relating to its accounting for certain complex financial instruments issued by DCRD, as further described in its financial statements and the notes related thereto. Specifically, DCRD’s management has concluded that its control around the interpretation and accounting for certain complex financial instruments issued by DCRD was not effectively designed or maintained. This material weakness resulted in the restatement of DCRD’s audited balance sheet as of August 13, 2021 filed with the SEC on August 19, 2021.

DCRD has taken a number of measures to remediate the material weakness described above; however, if DCRD is unable to remediate its material weakness in a timely manner or DCRD identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner and may incorrectly report financial information. Likewise, if DCRD’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the stock exchange on which the DCRD Class A Ordinary Shares are listed, the SEC or other regulatory authorities. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect DCRD’s reputation or investor perceptions of DCRD, which could have a negative effect on the trading price of its shares. In addition, DCRD may incur additional costs to remediate the material weakness in its internal control over financial reporting.

The measures DCRD has taken and plans to take in the future may not remediate the material weakness identified and additional material weaknesses or restatements of financial results may arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if DCRD is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of DCRD’s financial statements.

DCRD may face litigation and other risks as a result of a material weakness in its internal control over financial reporting.

As a result of the material weakness described above, the restatement described above and other matters that may in the future be raised by the SEC, DCRD faces potential litigation or other disputes, which may include, among other things, claims invoking federal and state securities laws, contractual claims or other claims arising from, among other things, the restatement and material weakness in DCRD’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, DCRD has no knowledge of any such litigation or dispute related to such restatement. However, such litigation or dispute may arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on DCRD’s business, results of operations and financial condition or its ability to complete the Business Combination or another Initial Business Combination.

Additional restatements of financial results, or the time required to evaluate possible errors, may impact the market price for DCRD Public Shares, DCRD Public Warrants and DCRD Units, and DCRD’s ability to complete an Initial Business Combination on a timely basis.

There has been recent focus on historical accounting practices by special purpose acquisition companies (“SPACs”). For example, on April 12, 2021, the SEC Staff issued a statement which resulted in a determination that the warrants and other related instruments issued by many SPACs, including DCRD, should be classified as liabilities rather equity. Further guidance from the SEC or industry-wide consensus could result in additional changes in the accounting treatment related to SPACs. Changes could result in the identification of accounting errors in DCRD’s previously issued financial statements, restatements of DCRD’s previously issued financial statements, the filing of notices that previously issued financial statements may not be relied upon, and findings of material weaknesses and significant deficiencies in internal controls over financial reporting. In addition, changes in accounting treatment, or the time required to evaluate any such changes, could delay DCRD’s ability to consummate an Initial Business Combination or otherwise have a material adverse effect on DCRD’s ability to consummate the Business Combination with Hammerhead, or another business combination.

The loss of senior management or technical personnel could adversely affect DCRD’s ability to successfully effect the Business Combination and New SPAC’s ability to successfully operate the business thereafter.

DCRD’s ability to successfully effect the Business Combination is dependent upon the efforts of DCRD’s key personnel. Although some of DCRD’s key personnel may be appointed to New SPAC in senior management or advisory positions following the Business Combination, we anticipate that some or all of the management of Hammerhead will remain in place. While DCRD intends to closely evaluate any individuals it engages after the Business Combination, DCRD’s assessment of these individuals may prove to be incorrect. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New SPAC to have to expend time and resources to become familiar with such requirements. The loss of the services of Hammerhead’s senior management or technical personnel, or the failure to recruit and retain any necessary key personnel, could have a material adverse effect on New SPAC’s business, financial condition and results of operations. New SPAC will also be dependent upon Hammerhead’s technical personnel in connection with operating the business following the Business Combination. A loss of Hammerhead’s technical personnel, or the failure to recruit and retain any necessary key personnel, could seriously harm New SPAC’s business and results of operations.

DCRD is a recently incorporated company with little operating history and no revenues (other than interest earned on the funds held in the Trust Account), and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.

DCRD is a recently incorporated company established in the Cayman Islands with limited operating history, incorporated for the purpose of completing an Initial Business Combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to complete its Business Combination. If DCRD fails to complete its Business Combination, it will never generate any operating revenues.

Past performance by DCRD, including its management team, may not be indicative of an ability to complete the Business Combination or of future performance of an investment in New SPAC.

Past acquisition and operational experience of DCRD management and their affiliates is not a guarantee of DCRD’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. Robert Tichio and James AC McDermott, each a member of the DCRD Board, will be directors of New SPAC immediately following the Business Combination, but they may not continue as directors of New SPAC and their views may not prevail in relation to any decisions or actions taken by the New SPAC Board. You should not rely on the historical record of DCRD Management or their affiliates’ performance as indicative of the future performance of New SPAC or of an investment in New SPAC Securities.

The DCRD Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how DCRD Public Shareholders vote.

The DCRD Initial Shareholders have agreed to vote any DCRD Ordinary Shares owned by them in favor of the Business Combination (except for any DCRD Class A Ordinary Shares purchased as described below under “The Business Combination—Potential Purchases of Public Shares”). As of the date hereof, the DCRD Initial Shareholders own shares equal to approximately 20% of the issued and outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares in the aggregate. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the DCRD Initial Shareholders agreed to vote any DCRD Ordinary Shares owned by them in accordance with the majority of the votes cast by the DCRD Public Shareholders. In addition to the vote of DCRD Sponsor and other holders of DCRD Founder Shares, DCRD would need 18,447,917, or 58.33% of the 31,625,000 DCRD Public Shares sold in the DCRD IPO to be voted in favor of the Business Combination in order for it to be approved.

DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from or are in addition to other DCRD Shareholders in recommending that DCRD Public Shareholders vote in favor of approval of the Business Combination.

In considering the recommendation of the DCRD Board to vote in favor of the Business Combination, DCRD Shareholders should be aware that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, those of other DCRD Shareholders generally. DCRD’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to DCRD

Shareholders that they approve the Business Combination. DCRD Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Pursuant to the DCRD Articles, the DCRD Initial Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares and have agreed to waive redemption rights with respect to any DCRD Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, DCRD Initial Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them if DCRD fails to consummate the Initial Business Combination within 18 months after the closing of the DCRD IPO. If DCRD does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the DCRD Private Placement Warrants held in the Trust Account will be used to fund the redemption of the DCRD Public Shares, and the DCRD Private Placement Warrants will expire without value to the holders of such warrants. Since DCRD Sponsor and DCRD’s officers and directors directly or indirectly own DCRD Ordinary Shares and DCRD Private Placement Warrants, DCRD’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•

The fact that DCRD Initial Shareholders paid an aggregate of approximately $25,000 for the 7,906,250 DCRD Founder Shares, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,406,563, based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, resulting in a theoretical gain of $80,381,563;

•

The fact that given the differential in the purchase price that DCRD Sponsor paid for the DCRD Founder Shares as compared to the price of the DCRD Units sold in the DCRD IPO and the 7,698,495 New SPAC Common Shares that DCRD Sponsor will receive upon conversion of the DCRD Founder Shares in connection with the Business Combination, DCRD Sponsor and its affiliates may earn a positive rate of return on their investment even if the New SPAC Common Shares trade below the price initially paid for the DCRD Units in the DCRD IPO and the DCRD Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•

The fact that DCRD Sponsor and DCRD’s independent directors hold an aggregate of 12,737,500 DCRD Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,750,875, based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•	The fact that certain of DCRD’s officers and directors collectively own, directly or indirectly, a material interest in DCRD Sponsor;

•

DCRD Sponsor and DCRD Management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as DCRD may obtain loans from DCRD Sponsor or an affiliate of DCRD Sponsor or any of DCRD’s officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DCRD Private Placement Warrants, including as to exercise price, exercisability and exercise period;

•

The DCRD Articles provide that DCRD renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of DCRD management on the one hand, and DCRD, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of DCRD management to any other entity. DCRD is not aware of any such corporate opportunities not being offered to DCRD and does not believe that waiver of the corporate opportunities doctrine has materially affected DCRD’s search for an acquisition target or will materially affect DCRD’s ability to complete an Initial Business Combination;

•

If the Trust Account is liquidated, including in the event DCRD is unable to complete an Initial Business Combination within the required time period, DCRD Sponsor has agreed to indemnify DCRD to ensure that the proceeds in the Trust Account are not reduced below $10.10 per DCRD Public Share, or such lesser amount per DCRD Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than DCRD’s independent public accountants) for services rendered or products sold to DCRD or (b) a prospective target business with which DCRD has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

The fact that DCRD Sponsor, and DCRD’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on DCRD’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3.7 million as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•

The fact that DCRD Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	The anticipated appointment of each of Robert Tichio and James McDermott, members of the DCRD Board, as directors on the New SPAC Board in connection with the closing of the Business Combination;

•

The fact that New SPAC will indemnify DCRD Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and DCRD Sponsor’s ownership of DCRD Securities or its control or ability to influence DCRD;

•

The fact that the Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. Immediately following the Closing, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties are expected to beneficially own approximately 58.5% of the New SPAC Common Shares (including New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by certain Riverstone Fund V Entities pursuant to the Founder Transfer); and

•	The terms and provisions of the Related Agreements as set forth in detail under the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

The table set forth below summarizes the anticipated interests of the Riverstone Parties, DCRD Sponsor and DCRD management in New SPAC as of Closing along with the value of such interests based on (i) in the case of DCRD Sponsor’s and DCRD management’s interests, the closing price of the DCRD Public Warrants and DCRD Class A Ordinary Shares as of December 14, 2022, which would be lost if an Initial Business Combination is not completed by DCRD by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price / Capital Contributions		Number of New SPAC Private Placement Warrants	Value of New SPAC Private Placement Warrants[8]	Number of New SPAC Common Shares		Value of New SPAC Common Shares[10]	Value of New SPAC Common Shares Based on Transaction Value[11]
Decarbonization Plus Acquisition Sponsor IV LLC[1]	DCRD Shareholder	$1,666,932	[7]	—	$—	3,464,323		$35,232,162	$35,201,360
Riverstone Parties[2]	Hammerhead Shareholder	$914,515,062	[12]	12,737,500	$6,750,875	74,769,607	[9]	$760,406,903	$759,742,112
James AC McDermott[3]	DCRD Director	$136		—	$—	37,396		$380,316	$379,984
Dr. Jennifer Aaker[4]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jane Kearns[5]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jeffrey Tepper[6]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992

1

DCRD directors, Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer, Robert Tichio, Chief Financial Officer, Chief Accounting Officer and Secretary, Peter Haskopoulos and Chairman of the DCRD Board, Erik Anderson (through his interest in WRG), each hold an indirect economic interest in DCRD Sponsor. Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 12,488,255 New SPAC Private Placement Warrants with a corresponding purchase price of $12,488,255 and 4,234,172 New SPAC Common Shares with a corresponding purchase price of $13,334.75 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, DCRD Sponsor will be entitled to receive $12,512,766 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

2

DCRD directors Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos and Hammerhead director Jesal Shah each have an indirect economic interest in the Riverstone Parties.

3

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 99,698 New SPAC Private Placement Warrants with a corresponding purchase price of $99,698 and 45,706 New SPAC Common Shares with a corresponding purchase price of $166.10 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. McDermott will be entitled to receive $99,893 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

4

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Dr. Aaker will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common

Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”
5

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Ms. Kearns will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

6

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. Tepper will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

7

Includes (i) amount DCRD Sponsor has agreed to pay for certain of DCRD’s expenses in the form of non-interest bearing advances, an amount which, as of September 30, 2022, was approximately $1,656,022 and (ii) $10,910.25 which represents capital contribution made by DCRD Sponsor in exchange for the 3,464,323 DCRD Founder Shares, which DCRD Sponsor will retain after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

8	Based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022.
9

Includes 4,348,438 shares that will be held by certain Riverstone Fund V Entities after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

10	Based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022.
11

Based on a post-transaction equity value of New SPAC of $1.298 billion and assuming the Base Scenario (as described in the subsection entitled “The Business Combination—Total New SPAC Common Shares to Be Issued in the Business Combination”) with no redemptions.

12

Includes (i) $901,763,812 of invested capital by the Riverstone Parties in Hammerhead, (ii) $12,737,500, which is equal to the cost of the 12,737,500 New SPAC Private Placement Warrants, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer and (iii) $13,750 which represents capital contributions made by DCRD Sponsor in exchange for the 4,348,438 DCRD Founder Shares, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Recognizing the potentially differing interests of DCRD Sponsor, its affiliates and some officers and directors of DCRD from the interests of the DCRD Shareholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the DCRD Board formed the Special Committee, and the Special Committee engaged independent advisors to assist the Special Committee in evaluating the Business Combination, which included several meetings between the Special Committee and such advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Hammerhead in one or more respects. The Special Committee also considered certain mitigating factors, including (i) DCRD’s and Hammerhead’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Special Committee and the Hammerhead Special Committee to review the Business Combination on behalf of the DCRD Board and the Hammerhead

Board, respectively, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this proxy statement/prospectus. In addition, the Special Committee and the DCRD Board considered the Fairness Opinion rendered by Duff & Phelps to the Special Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone, as of the date of such opinion, of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Special Committee and the DCRD Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

The DCRD Initial Shareholders hold a significant number of DCRD Ordinary Shares and DCRD Warrants. They will lose their entire investment in DCRD if DCRD does not complete an Initial Business Combination.

DCRD Sponsor and DCRD’s independent directors hold all of the 7,906,250 DCRD Founder Shares, representing 20% of the total outstanding shares as of the record date. The DCRD Founder Shares will be worthless if DCRD does not complete an Initial Business Combination by the Deadline Date. In addition, DCRD Sponsor and DCRD’s independent directors hold an aggregate of 12,737,500 DCRD Private Placement Warrants that will also be worthless if DCRD does not complete an Initial Business Combination by the Deadline Date.

The DCRD Founder Shares are identical to the DCRD Class A Ordinary Shares included in the DCRD Units, except that (a) the holders of DCRD Founder Shares have the right to vote on the election of directors prior to an Initial Business Combination, (b) the DCRD Founder Shares and the DCRD Class A Ordinary Shares into which the DCRD Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (c) pursuant to the DCRD Articles, the DCRD Initial Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares (and the DCRD Initial Shareholders have also agreed to waive redemption rights with respect to any DCRD Public Shares held by them in connection with the consummation of the Business Combination), (d) DCRD Initial Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them if DCRD fails to consummate an Initial Business Combination within 18 months after the closing of the DCRD IPO, (e) the DCRD Founder Shares are automatically convertible into DCRD Class A Ordinary Shares at the time of an Initial Business Combination, as described herein, and (f) the DCRD Founder Shares are subject to registration rights.

The personal and financial interests of DCRD Sponsor and DCRD management may have influenced their motivation in identifying, selecting and completing the Business Combination.

DCRD and Hammerhead expect to incur significant transaction costs in connection with the Business Combination.

DCRD and Hammerhead have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. DCRD’s and Hammerhead’s combined transaction expenses as a result of the Business Combination are currently estimated at approximately $            , including approximately $11.1 million in deferred underwriting discounts and commissions to the underwriters of the DCRD IPO.

DCRD may waive one or more of the conditions to the Business Combination, which could result in a conflict of interest.

DCRD may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the DCRD Articles and applicable laws. For example, it is a condition to its obligation to close the Business Combination that certain of Hammerhead’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Company Amalgamation Effective Time. However, if the DCRD Board determines that it is in the best interests of DCRD to proceed with the Business Combination, then the DCRD Board may elect to waive that condition and close the Business Combination.

The exercise of discretion by the DCRD Board in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the DCRD Shareholders.

DCRD may not be able to complete the Business Combination within 18 months after the closing of the DCRD IPO, in which case DCRD would cease all operations except for the purpose of winding up and DCRD would redeem DCRD Public Shares and liquidate, in which case DCRD Public Shareholders may only receive $10.10 per share, or less than such amount in certain circumstances, and DCRD Warrants will expire worthless.

DCRD may not be able to complete the Business Combination within 18 months after the closing of the DCRD IPO. DCRD’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and other risks described herein. If DCRD has not completed the Business Combination (or another Initial Business Combination) within such time period, DCRD will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the DCRD Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding DCRD Public Shares, which redemption will completely extinguish DCRD Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining DCRD Shareholders and the DCRD Board, liquidate and dissolve, subject in the case of (ii) and (iii) above to DCRD’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of other applicable law. DCRD Public Shareholders may receive only approximately $10.10 per share on the liquidation of the Trust Account (or less than $10.10 per share in certain circumstances where a third party brings a claim against DCRD that DCRD Sponsor is unable to indemnify (as described below)), and the DCRD Warrants will expire without value to the holder.

If third parties bring claims against DCRD, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by DCRD Shareholders may be less than $10.10 per share.

DCRD’s placing of funds in the Trust Account may not protect those funds from third-party claims against DCRD. Although DCRD will seek to have all vendors, service providers (other than DCRD’s independent registered public accountants), prospective target businesses and other entities with which DCRD does business execute agreements with DCRD waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of DCRD Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they nonetheless may not be prevented from bringing claims against the Trust Account, including fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against DCRD’s assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third-party refuses to execute such an agreement waiving such claims to the monies held in the Trust Account, DCRD’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to DCRD than any alternative. Making such a request of potential target businesses may make DCRD’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that DCRD might pursue.

Examples of possible instances where DCRD may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, such entities may not agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DCRD and may seek recourse against the Trust Account for any reason. Upon redemption of DCRD Public Shares, if DCRD is unable to complete its Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its Business Combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per-share redemption amount received by DCRD Public Shareholders could be less than the $10.10 per DCRD Public Share initially held in the Trust Account, due to claims of such creditors.

DCRD Sponsor has agreed that it will be liable to DCRD if and to the extent any claims by a third party (other than DCRD’s independent public accountants) for services rendered or products sold to DCRD, or a prospective target business with which DCRD has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per DCRD Public Share and (ii) the actual amount per DCRD Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under DCRD’s indemnity of the underwriters of the DCRD IPO against certain liabilities, including liabilities under the Securities Act. However, DCRD has not asked DCRD Sponsor to reserve for such indemnification obligations, nor has it independently verified whether DCRD Sponsor has sufficient funds to satisfy its indemnity obligations, and DCRD believes that DCRD Sponsor’s only assets are securities of DCRD. Therefore, DCRD Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Initial Business Combination and redemptions could be reduced to less than $10.10 per DCRD Public Share. In such event, DCRD may not be able to complete the Initial Business Combination, and DCRD Public Shareholders would receive such lesser amount per share in connection with any redemption of DCRD Public Shares. None of DCRD’s officers or directors will indemnify DCRD for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

DCRD’s directors may decide not to enforce the indemnification obligations of DCRD Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to DCRD Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per DCRD Public Share and (ii) the actual amount per DCRD Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and DCRD Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, DCRD’s independent directors would determine whether to take legal action against DCRD Sponsor to enforce its indemnification obligations.

While DCRD currently expects that its independent directors would take legal action on its behalf against DCRD Sponsor to enforce its indemnification obligations to DCRD, it is possible that DCRD’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If DCRD’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to DCRD Public Shareholders may be reduced below $10.10 per share.

DCRD may not have sufficient funds to satisfy indemnification claims of DCRD’s directors and officers.

DCRD has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, DCRD’s officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by DCRD only if (a) DCRD has sufficient funds outside of the Trust Account or (b) DCRD consummates an Initial Business Combination. DCRD’s obligation to indemnify its officers and directors may discourage DCRD Shareholders from bringing a lawsuit against DCRD’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against DCRD’s officers and directors, even though such an action, if successful, might otherwise benefit DCRD and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent DCRD pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

DCRD Public Shareholders may be held liable for claims by third parties against DCRD to the extent of distributions received by them upon redemption of their DCRD Public Shares.

If DCRD is forced to enter into an insolvent liquidation, any distributions received by DCRD Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, DCRD was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by DCRD Public Shareholders. Furthermore, DCRD’s directors may be viewed as having breached their fiduciary duties to DCRD or its creditors and/or may have acted in bad faith, thereby exposing themselves and DCRD to claims, by paying DCRD Public Shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against DCRD for these reasons. DCRD and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of DCRD’s share premium account while DCRD was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine and to imprisonment in the Cayman Islands or both.

If, before distributing the proceeds in the Trust Account to DCRD Public Shareholders, DCRD files a winding up petition or a winding up petition is filed against DCRD that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of DCRD Public Shareholders and the per-share amount that would otherwise be received by DCRD Public Shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to DCRD Public Shareholders, DCRD files a winding up petition or a winding up petition is filed against DCRD that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in its liquidation estate and subject to the claims of third parties with priority over the claims of DCRD Public Shareholders. To the extent any liquidation claims deplete the Trust Account, the per-share amount that would otherwise be received by DCRD Public Shareholders in connection with its liquidation may be reduced.

If, after DCRD distributes the proceeds in the Trust Account to DCRD Public Shareholders, DCRD files a winding up petition or a winding up petition is filed against DCRD that is not dismissed, a liquidator may seek to recover such proceeds, and the members of the DCRD Board may be viewed as having breached their fiduciary duties to DCRD’s creditors, thereby potentially exposing the members of the DCRD Board and DCRD to claims of punitive damages.

If, after DCRD distributes the proceeds in the Trust Account to DCRD Public Shareholders, DCRD files a winding up petition or a winding up petition is filed against DCRD that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a “voidable preference.” As a result, a liquidator could seek to challenge the transaction and recover some or all amounts received by DCRD Public Shareholders. In addition, the DCRD Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and DCRD to claims of punitive damages, by paying DCRD Public Shareholders from the Trust Account prior to addressing the claims of creditors.

DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates may elect to purchase DCRD Public Shares from DCRD Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of DCRD Class A Ordinary Shares.

In connection with the shareholder vote to approve the Business Combination, DCRD Sponsor, DCRD’s directors, officers or advisors or any of their respective affiliates may privately negotiate transactions to purchase DCRD Public Shares from DCRD Shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of DCRD Public Shares DCRD Sponsor, DCRD’s directors, officers or advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, DCRD Sponsor, DCRD’s directors, officers or advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase DCRD Public Shares in such transactions. None of DCRD Sponsor, DCRD’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such DCRD Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such DCRD Shareholder, although still the record holder of such DCRD Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any DCRD Public Shares purchased by DCRD Sponsor, DCRD’s directors, officers or advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that DCRD Sponsor, DCRD’s directors, officers or advisors or any of their respective affiliates purchase DCRD Public Shares in privately negotiated transactions from public DCRD Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, DCRD Sponsor, DCRD’s directors, officers and advisors or any of their respective affiliates would waive any redemption rights with respect to any DCRD Public Shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of DCRD Public Shares could be to increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of DCRD Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the DCRD Class A Ordinary Shares or New SPAC Class A Common Shares may be reduced and the number of beneficial holders of DCRD’s or New SPAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of DCRD’s or New SPAC’s securities on a national securities exchange.

The DCRD Warrants may have an adverse effect on the market price of the DCRD Class A Ordinary Shares prior to the consummation of the Business Combination and New SPAC Class A Common Shares thereafter and may make it more difficult to effectuate the Business Combination.

DCRD issued DCRD Public Warrants to purchase 15,812,500 shares of DCRD Class A Ordinary Shares as part of the DCRD Units. DCRD also issued 12,737,500 DCRD Private Placement Warrants, each exercisable to purchase one DCRD Class A Ordinary Shares at $11.50 per share. Each DCRD Warrant will convert into one New SPAC Warrant in connection with the consummation of the Business Combination.

In addition, DCRD Sponsor may convert up to $1.5 million of working capital loans that it makes to DCRD into New SPAC Warrants at the price of $1.00 per warrant at the option of DCRD Sponsor. Any issuance of a substantial number of additional New SPAC Common Shares upon exercise of these New SPAC Warrants will increase the number of issued and outstanding New SPAC Common Shares and reduce the value of New SPAC Common Shares issued to complete the Business Combination. Therefore, these warrants may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Hammerhead.

If the Business Combination is not completed, potential target businesses may have leverage over DCRD in negotiating a business combination and DCRD’s ability to conduct due diligence on a business combination as it approaches the Deadline Date may decrease, which could undermine DCRD’s ability to complete a business combination on terms that would produce value for DCRD Shareholders.

Any potential target business with which DCRD enters into negotiations concerning a business combination will be aware that DCRD must complete an Initial Business Combination by the Deadline Date. Consequently, if DCRD is unable to complete this Business Combination, a potential target may obtain leverage over DCRD in negotiating a business combination, knowing that DCRD may be unable to complete a business combination with another target business by the Deadline Date. This risk will increase as DCRD gets closer to the Deadline Date. In addition, DCRD may have limited time to conduct due diligence and may enter into a business combination on terms that DCRD would have rejected upon a more comprehensive investigation.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: (a) approval by the Hammerhead Shareholders and DCRD Shareholders, (b) the listing of New SPAC Class A Common Shares and

New SPAC Warrants to be issued in connection with the Closing on the NASDAQ (or another national securities exchange mutually agreed to by the parties to the Business Combination Agreement) and (c) the effectiveness of the Registration Statement. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the Company Amalgamation Effective Time, before or after shareholder approval, or either DCRD or Hammerhead may elect to terminate the Business Combination Agreement in certain other circumstances.

If the Domestication and SPAC Amalgamation do not qualify as a “reorganization” under Section 368(a) of the Code, DCRD Shareholders and/or DCRD Warrant Holders may be required to pay substantial U.S. federal income taxes.

It is intended that each of the Domestication and SPAC Amalgamation qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code. Although Vinson & Elkins L.L.P., DCRD’s U.S. tax counsel, is currently of the opinion that each of the Domestication and SPAC Amalgamation should qualify as an F Reorganization, and DCRD and New SPAC intend to file tax returns consistent with this intended tax treatment, the treatment of amalgamations under Canadian law for U.S. federal income tax purposes is not entirely clear and this tax treatment is not free from doubt. Your tax advisor may not agree with our intended tax treatment and the IRS may assert, or a court may sustain, a contrary position.

If the Domestication or SPAC Amalgamation were not an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, a holder of DCRD Securities would generally recognize taxable gain or loss upon the exchange of such DCRD Securities pursuant to the Domestication or SPAC Amalgamation, as applicable.

For more information about the tax considerations with respect to such matters, see the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—The Domestication and SPAC Amalgamation.”

DCRD and Hammerhead may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on DCRD and Hammerhead. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Hammerhead to defer entering into contracts or making other decisions or seek to change existing business relationships.

The Business Combination Agreement is among related persons, which increases the risk of allegations of conflicts of interest and dissident shareholder activities due to perceived conflicts of interest. Such allegations or activities could impair DCRD’s ability to realize the benefits DCRD expects from the Business Combination Agreement.

The Riverstone Parties are shareholders of, and own a controlling interest in, Hammerhead and are also affiliates of the DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone.

In light of these relationships, as well as the terms of the DCRD Articles requiring DCRD to obtain a fairness opinion if DCRD enters into a business combination with an entity that is affiliated with DCRD Sponsor or any of DCRD’s officers or directors, the DCRD Board established the Special Committee, comprised of directors who were and are not shareholders of, or affiliated with, Hammerhead. The Special Committee, with the advice and assistance of DCRD’s financial advisors, evaluated the terms of the Business Combination Agreement and the transactions contemplated thereby. The Special Committee was actively engaged in the process on a continuous and regular basis.

After careful consideration, on September 25, 2022, the Special Committee unanimously (i) determined that the terms and conditions of the Business Combination Agreement and the Business Combination were advisable, fair to and in the best interests of DCRD and (ii) resolved to recommend that the DCRD Board approve the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. Nonetheless, because of the relationships described above, the Business Combination was not negotiated on an arm’s length basis among unrelated third parties, and therefore may not be on terms as favorable to the DCRD Shareholders as it would have been if it was negotiated on an arm’s length basis among unrelated parties.

Moreover, in the past, in particular following periods of volatility in the overall market or declines in the market price of a company’s securities, shareholder litigation, dissident shareholder director nominations and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated and related persons and entities. DCRD’s relationships with Hammerhead may precipitate such activities. Any such activities could result in substantial costs and a diversion of management’s attention and could adversely affect the ability of the parties to realize the benefits from the Business Combination, whether or not the allegations have merit or are substantiated.

Risks Related to the Redemption of DCRD Public Shares

A DCRD Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a shareholder may be able to sell its New SPAC Common Shares in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in New SPAC’s share price and may result in a lower value realized now than a DCRD Public Shareholder might realize in the future had the shareholder redeemed their New SPAC Class A Common Shares. Similarly, if a DCRD Public Shareholder does not redeem their New SPAC Class A Common Shares, the shareholder will bear the risk of ownership of New SPAC Common Shares after the consummation of the Business Combination, and a shareholder may not be able to sell its New SPAC Common Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A DCRD Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

DCRD Public Shareholders who wish to redeem their New SPAC Class A Common Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

DCRD Public Shareholders who wish to redeem their DCRD Public Shares for a pro rata portion of the Trust Account must follow the procedures described in the section entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights.” DCRD Shareholders who fail to follow such procedures will not be able to redeem their shares. See the section entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a DCRD Public Shareholder fails to receive notice of DCRD’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for redeeming its shares, such New SPAC Class A Common Shares may not be redeemed.

DCRD will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite DCRD’s compliance with these rules, if a DCRD Public Shareholder fails to receive DCRD’s proxy materials, such shareholder may not become aware of the opportunity to redeem its public shares. Any such redemptions related to the Business Combination will take place following the Company

Amalgamation; accordingly, it is New SPAC Class A Common Shares that will be redeemed immediately after consummation of the Business Combination. In addition, the proxy materials that DCRD will furnish to DCRD Public Shareholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem the New SPAC Class A Common Shares. In the event that a DCRD Public Shareholder fails to comply with these or any other procedures, its shares may not be redeemed.

Whether a redemption of New SPAC Class A Common Shares will be treated as a sale of such New SPAC Class A Common Shares for U.S. federal income tax purposes will depend on a U.S. Holder’s specific facts. Additionally, New SPAC might be a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders who exercise their redemption right.

The U.S. federal income tax treatment of a redemption of New SPAC Class A Common Shares will depend on whether the redemption qualifies as a sale of such New SPAC Class A Common Shares under Section 302(a) of the Code, which will depend largely on the total number of shares of New SPAC stock treated as held by the U.S. Holder electing to redeem its New SPAC Class A Common Shares (including any stock constructively owned by the U.S. Holder as a result of owning New SPAC Warrants or otherwise) relative to all of the shares of New SPAC stock outstanding both before and after the redemption. If such redemption is not treated as a sale of New SPAC Class A Common Shares for U.S. federal income tax purposes, the redemption will instead be treated as a distribution of cash from New SPAC. For more information about the U.S. federal income tax treatment of the redemption of New SPAC Class A Common Shares for U.S. Holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of New SPAC Class A Common Shares” below.

If DCRD (or, after the SPAC Amalgamation, New SPAC) is treated as a PFIC at any time while a U.S. Holder holds DCRD Class A Ordinary Shares (or, after the SPAC Amalgamation, New SPAC Class A Common Shares), unless a redeeming U.S. Holder has made certain elections, the gain recognized or proceeds received upon the redemption of such shares may be subject to tax at ordinary income rates and an interest charge under a complex set of computational rules. Please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Rules” for a more detailed discussion with respect to the PFIC status of New SPAC and DCRD and the resulting tax consequences to U.S. Holders.

Because the Domestication and the SPAC Amalgamation will occur prior to the redemption of stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of both the Domestication and the SPAC Amalgamation. The tax considerations for U.S. Holders with respect to the Domestication and the SPAC Amalgamation are discussed more fully in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—The Domestication and SPAC Amalgamation.”

If DCRD is unable to consummate the Business Combination or any other Initial Business Combination by the Deadline Date, the DCRD Public Shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If DCRD is unable to complete the Business Combination or any other Initial Business Combination by the Deadline Date, DCRD will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the DCRD Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay DCRD’s taxes, if any (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding DCRD Public Shares, which redemption will completely extinguish DCRD Public Shareholders’ rights as DCRD shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining DCRD Shareholders and the DCRD Board, liquidate and dissolve, subject in the case of (ii) and (iii) above to DCRD’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of other applicable law.

DCRD does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for DCRD to complete the Business Combination even if a substantial majority of its shareholders exercise their redemption rights.

The DCRD Articles do not provide a specified maximum redemption threshold. The DCRD Articles provide that DCRD shall not redeem DCRD Public Shares in an amount that would cause DCRD’s net tangible assets to be less than $5,000,001. However, as a result of the structure of the Business Combination, the limitation described in the immediately preceding sentence will no longer apply prior to the consummation of the Business Combination, and we anticipate that the New SPAC Class A Common Shares will be listed on the NASDAQ, which provides a separate exception from being subject to the “penny stock” rules. As a result, DCRD may be able to complete the Business Combination even though a substantial majority of DCRD Public Shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to DCRD Sponsor, DCRD’s officers, directors, advisors or any of their respective affiliates. Any DCRD Public Shares purchased by DCRD Sponsor, DCRD’s directors, officers or advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination. If the Advisory Organizational Documents Proposals are approved, such redemption rights and restriction on redemption would be eliminated. See the section entitled “Proposal No. 3—The Advisory Organizational Documents Proposals.”

General Risk Factors

The JOBS Act permits EGCs like DCRD and NewCo to take advantage of certain exemptions from various reporting requirements applicable to public companies that are not EGCs.

Each of DCRD and NewCo qualifies as an EGC. As such, DCRD takes advantage of, and New SPAC expects to take advantage of, certain exemptions from various reporting requirements applicable to public companies that are not EGCs, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in DCRD’s periodic reports and proxy statements. As a result, DCRD Shareholders and New SPAC Shareholders may not have access to certain information they deem important. New SPAC will remain an EGC until the earliest of (a) the last day of the fiscal year following the fifth anniversary of the Closing, (b) the last day of the fiscal year in which New SPAC has total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), (c) the date on which New SPAC is deemed to be a large accelerated filer, which determination will be made as of the end of New SPAC’s fiscal year and means the market value of New SPAC Common Shares that is held by non-affiliates equals or exceeds $700 million as of the last business day of New SPAC’s most recently completed second fiscal quarter, and (d) the date on which New SPAC has issued more than $1.0 billion in non-convertible debt during the prior three year period.

DCRD cannot predict if investors will find the DCRD Class A Ordinary Shares less attractive because DCRD will rely on these exemptions. If some investors find the DCRD Class A Ordinary Shares less attractive as a result, there may be a less active trading market for the DCRD Class A Ordinary Shares and its share price may be more volatile. Similarly, NewCo cannot predict if investors will find New SPAC Common Shares less attractive because New SPAC will rely on these exemptions. If some investors find New SPAC Common Shares less attractive as a result, there may be a less active trading market for New SPAC Common Shares and the price of the New SPAC Common Shares may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect DCRD’s, Hammerhead’s or NewCo’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of NewCo’s and Hammerhead’s statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect DCRD’s, Hammerhead’s or NewCo’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of DCRD, Hammerhead or NewCo guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

possible delays in closing the Business Combination, whether due to the inability to obtain DCRD Shareholder Approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•

the inability of the Business Combination, or an alternate business combination, to be completed by the Deadline Date, and the potential failure of DCRD to obtain an extension of the Deadline Date if sought by DCRD;

•	any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;

•	general economic uncertainty;

•	the effects of the COVID-19 pandemic;

•	the volatility of currency exchange rates;

•	New SPAC’s ability to obtain and maintain financing arrangements on attractive terms;

•	New SPAC’s ability to manage growth;

•	New SPAC’s ability to obtain or maintain the listing of New SPAC’s Class A Common Shares or New SPAC Warrants on the NASDAQ, the TSX or any other national exchange following the Business Combination;

•	risks related to the rollout of New SPAC’s business and expansion strategy;

•	the effects of competition on New SPAC’s future business;

•	potential disruption in Hammerhead’s employee retention as a result of the Business Combination;

•

the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which New SPAC operates or will operate in the future;

•	Hammerhead’s ability to reduce its greenhouse gas emissions with a target of net zero by 2030 and the anticipated timing thereof;

•	Hammerhead’s ability to be free cash flow positive by 2024 and the anticipated timing and benefits therefrom;

•	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving New SPAC, Hammerhead or DCRD, including in relation to the Business Combination;

•

the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, and supply and demand of jackup rigs;

•	factors affecting the duration of contracts and the actual amount of downtime;

•	factors that reduce applicable dayrates, operating hazards and delays;

•	international, national or local economic, social or political conditions that could adversely affect the companies and their business;

•	the effectiveness of New SPAC’s internal controls and its corporate policies and procedures;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	the volatility of the market price and liquidity of DCRD Units, DCRD Public Shares and DCRD Public Warrants;

•	potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by New SPAC subsequent to the Business Combination;

•	the possibility that the DCRD Board’s valuation of Hammerhead was inaccurate, including the failure of DCRD’s diligence review to identify all material risks associated with the Business Combination;

•	the limited experience of certain members of New SPAC’s management team in operating a public company in the United States; and

•	the volatility of the market price and liquidity of New SPAC Class A Common Shares and New SPAC Warrants.

Additionally, statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be profitably produced in the future. Forward-looking statements regarding expected ownership of New SPAC Class A Common Shares by existing DCRD Shareholders and Hammerhead Shareholders following the Business Combination have been calculated based on each of DCRD’s and Hammerhead’s outstanding share capital, each as of the date of this proxy statement/prospectus. The statements contained under the heading “Hammerhead Projected Financial and Operating Information” in this proxy statement/prospectus are considered forward-looking statements. Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected revenue, production, operating expenses, EBITDA, general and administrative expenses, capital expenditures, free cash flow, net debt, reserves and other measures are preliminary in nature. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the Proposals. See the other cautionary statements under “Hammerhead Projected Financial and Operating Information” for further information.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause DCRD’s, Hammerhead’s or New SPAC’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that DCRD, Hammerhead and/or NewCo do not presently know or that DCRD, Hammerhead and/or NewCo currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect DCRD’s, Hammerhead’s and NewCo’s good faith beliefs, as applicable, they are not guarantees of future performance. DCRD, Hammerhead and NewCo disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to DCRD, Hammerhead and NewCo, as applicable.

EXTRAORDINARY GENERAL MEETING OF DCRD SHAREHOLDERS

Overview

DCRD is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the DCRD Board for use at the DCRD Shareholders’ Meeting to be held on January 23, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to DCRD Shareholders on or about             . This proxy statement/prospectus provides DCRD Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the DCRD Shareholders’ Meeting.

Date, Time and Place

The DCRD Shareholders’ Meeting will be held both in person on January 23, 2023 at 10:00 a.m., Eastern Time at the offices of Vinson & Elkins L.L.P. located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 and virtually at https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023, using technology designed to increase shareholder access, save DCRD and DCRD Shareholders time and money and provide DCRD Shareholders’ rights and opportunities to participate in the DCRD Shareholders’ Meeting similar to those they would have had had they attended in person. In addition to online attendance, DCRD will provide DCRD Shareholders with an opportunity to hear all portions of the in-person DCRD Shareholders’ Meeting as conducted by the DCRD Board, submit written questions and comments during the DCRD Shareholders’ Meeting and vote online during the open poll portion of the DCRD Shareholders’ Meeting.

Attending the DCRD Shareholders’ Meeting

All DCRD Shareholders as of the record date, or their duly appointed proxies, may attend the DCRD Shareholders’ Meeting either in person or via the live webcast. If you were a DCRD Shareholder as of the close of business on December 14, 2022, you may attend the DCRD Shareholders’ Meeting. DCRD Shareholders do not need to attend the DCRD Shareholders’ Meeting to vote their shares. For information on how to vote your DCRD Ordinary Shares, please see the subsection entitled “Voting Your Shares.”

In order to attend the DCRD Shareholders’ Meeting, submit questions and vote, DCRD Shareholders will need a control number. If you are a registered DCRD Shareholder, you received a proxy card with this proxy statement/prospectus that includes your control number. If you do not have your control number, contact the Transfer Agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your DCRD Ordinary Shares are held in “street name” or are in a margin or similar account, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact the Transfer Agent to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

DCRD Shareholders can pre-register to attend the meeting. To pre-register, visit https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023 and enter your control number, name and email address. After pre-registering, DCRD Shareholders will be able to vote or submit questions for the DCRD Shareholders’ Meeting.

DCRD Shareholders have multiple opportunities to submit questions to DCRD for the DCRD Shareholders’ Meeting. DCRD Shareholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. DCRD Shareholders also may submit questions live during the meeting. Questions pertinent to DCRD Shareholders’ Meeting matters may be recognized and answered during the DCRD Shareholders’ Meeting in DCRD’s discretion, subject to time constraints. DCRD reserves the right to edit or reject questions that are inappropriate for DCRD Shareholders’ Meeting matters. In addition, DCRD will offer live technical support for all DCRD Shareholders attending the DCRD Shareholders’ Meeting.

To attend and participate in the DCRD Shareholders’ Meeting virtually, DCRD Shareholders of record may visit https://www.cstproxy.com/decarbonizationplusacquisitioniv/2023 and enter their 12 digit control number, regardless of whether such shareholders have pre-registered.

Pursuant to the DCRD Articles, the DCRD Board (or the chief executive officer or the chairman, as applicable) may cancel or postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The DCRD Board (or the chief executive officer or the chairman) will give DCRD Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the DCRD Board (or the chief executive officer or the chairman) may determine.

Proposals

At the DCRD Shareholders’ Meeting, DCRD Shareholders will vote on the following Proposals:

•

Proposal No. 1 — Domestication Proposal — To approve, by Special Resolution, the transfer of DCRD by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the domestication of DCRD as an Alberta corporation in accordance with the applicable provisions of the ABCA, including the adoption of the Domestication Articles and Bylaws;

•

Proposal No. 2 — Business Combination Proposal — To approve, by Special Resolution, the Business Combination Agreement, dated September 25, 2022 and the Business Combination, including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) following the Domestication, the SPAC Amalgamation will take place, and NewCo will survive the SPAC Amalgamation as New SPAC and (ii) on the Closing Date, the Company Amalgamation will take place and the Amalgamated Company will become a wholly owned subsidiary of New SPAC;

•

Proposal No. 3 — Advisory Organizational Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights, presented separately in accordance with SEC guidance. Proposal No. 3 is separated into sub-proposals submitted to DCRD Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholders’ rights as described in the following paragraphs (a)–(d):

(a)

Proposal No. 3A — Authorized Capital Proposal — the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would change the authorized share capital from the existing (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each, to (i) an unlimited number of New SPAC Class A Common Shares and (ii) First Preferred Shares, issuable in series, limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares;

(b)

Proposal No. 3B — Declassification Proposal — the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would declassify the board of directors with the result being that each director will be elected annually for a term of one year;

(c)

Proposal No. 3C — Quorum Proposal — the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons holding or representing not less than 25% of the shares entitled to be voted at the meeting; and

(d)

Proposal No. 3D — Other Matters Proposal — the proposed New SPAC Closing Articles and the New SPAC Closing Bylaws would not include provisions relating to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters;

•

Proposal No. 4 — Extension Proposal — To approve, by Special Resolution, an extension of the Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles; and

•

Proposal No. 5 — The Adjournment Proposal — If put to DCRD Shareholders for a vote, to approve, by Ordinary Resolution, the adjournment of the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing Proposals. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

For more information on the Proposals, please see the sections entitled “Proposal No. 1—The Domestication Proposal,” “Proposal No. 2—The Business Combination Proposal,” “Proposal No. 3—The Advisory Organizational Documents Proposals”, “Proposal No. 4—The Extension Proposal” and “Proposal No. 5—The Adjournment Proposal.”

Recommendation of DCRD Board of Directors FOR the Proposals

The DCRD Board has unanimously determined that each of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Extension Proposal and the Adjournment Proposal (if put) is in the best interests of DCRD and unanimously recommends that DCRD Shareholders vote “FOR” each Proposal being submitted to a vote of the DCRD Shareholders at the DCRD Shareholders’ Meeting. For more information, please see the sections entitled “Proposal No. 1—The Domestication Proposal,” “Proposal No. 2—The Business Combination Proposal,” “Proposal No. 3—The Advisory Organizational Documents Proposals,” “Proposal No. 4—The Extension Proposal” and “Proposal No. 5—The Adjournment Proposal.”

When you consider the unanimous recommendation of the DCRD Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination—Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only DCRD Shareholders of record at the close of business on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, will be entitled to vote at the DCRD Shareholders’ Meeting. In respect of the Domestication Proposal, each holder of DCRD Class B Ordinary Shares is entitled under the DCRD Articles to ten votes for each DCRD Class B Ordinary Share registered in its name as of the close of business on the record date and each holder of DCRD Class A Ordinary Shares is entitled to one vote for each DCRD Class A Ordinary Share registered in its name as of the close of business on the record date. In respect of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Extension Proposal and (if put) the Adjournment Proposal, each DCRD Shareholder is entitled to one vote for each DCRD Ordinary Share registered in its name as of the close of business on the record date. If a DCRD Shareholder’s DCRD Ordinary Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 39,531,250 DCRD Ordinary Shares outstanding, of which 31,625,000 are DCRD Public Shares and 7,906,250 are DCRD Class B Ordinary Shares held by DCRD Sponsor and DCRD’s independent directors.

Quorum and Required Vote for Proposals at the DCRD Shareholders’ Meeting

A quorum of DCRD Shareholders is necessary to hold a valid meeting. A quorum will be present at the DCRD Shareholders’ Meeting if one or more shareholders holding at least one-third of the paid up voting share capital of DCRD attend virtually or in person or are represented by proxy at the DCRD Shareholders’ Meeting. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Domestication Proposal, the Business Combination Proposal and the Extension Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class (provided that pursuant to Article 193 of the DCRD Articles, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles and Bylaws, the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal). The Advisory Organizational Documents Proposals and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class. Accordingly, a DCRD Shareholder’s failure to vote by proxy or to vote online at the DCRD Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the DCRD Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the DCRD Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Extension Proposal is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the DCRD Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote.

Voting Your Shares

If you are a shareholder of record, there are two ways to vote your DCRD Class A Ordinary Shares or DCRD Class B Ordinary Shares at the DCRD Shareholders’ Meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your DCRD Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your DCRD Ordinary Shares, your DCRD Ordinary Shares will be voted as recommended by the DCRD Board “FOR” each of the Proposals;

•	You can submit your proxy by telephone or over the internet by following the instructions on your proxy card; or

•	You can attend the DCRD Shareholders’ Meeting in person or virtually and vote.

If your DCRD Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the DCRD Shares beneficially owned by you are properly counted. Beneficial shareholders who wish to vote by attending the DCRD Shareholders’ Meeting in person or virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their shares.

Revoking Your Proxy

If you are a shareholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify DCRD, in writing, before the DCRD Shareholders’ Meeting that you have revoked your proxy; or

•	you may attend the DCRD Shareholders’ Meeting, revoke your proxy and vote in person.

No Additional Matters May Be Presented at the DCRD Shareholders’ Meeting

The DCRD Shareholders’ Meeting has been called to consider only the approval of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Extension Proposal and (if put) the Adjournment Proposal. Under the DCRD Articles, other than procedural matters incident to the conduct of the DCRD Shareholders’ Meeting, no other matters may be considered at the DCRD Shareholders’ Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the DCRD Shareholders’ Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your DCRD Class A Ordinary Shares or DCRD Class B Ordinary Shares, you may call or email Morrow Sodali LLC, DCRD’s proxy solicitor, at (800) 662-5200 (banks and brokers, please call collect at (203) 658-9400) or DCRD.info@investor.morrowsodali.com.

Vote of the DCRD Initial Shareholders

The DCRD Initial Shareholders and DCRD management have agreed to vote any DCRD Class A Ordinary Shares (except for any DCRD Class A Ordinary Shares purchased as described below under “The Business Combination—Potential Purchases of Public Shares”) held by them in favor of the Business Combination. The DCRD Founder Shareholders have agreed to vote any DCRD Class B Ordinary Shares held by them in favor of the Business Combination.

The DCRD Initial Shareholders and DCRD management have agreed to waive any redemption rights with respect to DCRD Class A Ordinary Shares purchased in the DCRD IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them in connection with the consummation of the Business Combination. The DCRD Founder Shareholders will not be entitled to any rights to liquidating distributions from the Trust Account with respect to Founder Shares held by them if DCRD fails to complete an Initial Business Combination by the Deadline Date. However, DCRD Initial Shareholders and DCRD management will be entitled to liquidating distributions with respect to any DCRD Class A Ordinary Shares they may own if DCRD fails to complete an Initial Business Combination by the Deadline Date.

Pursuant to the Sponsor Side Letter, the DCRD Initial Shareholders have agreed to transfer 55% of the DCRD Founder Shares and 100% of the DCRD Private Placement Warrants held by them to certain Riverstone Fund V Entities prior to Closing. Upon the Founder Transfer, such Riverstone Fund V Entities have agreed to be bound by the restrictions on transfer applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the IPO Letter Agreement and the terms of the Sponsor Support Agreement. Accordingly, such Riverstone Fund V Entities are required to vote all of the DCRD Founder Shares held by them in favor of the Business Combination Proposal.

Redemption Rights

Pursuant to the DCRD Articles, any holders of DCRD Public Shares other than DCRD Sponsor or DCRD management may elect to have their DCRD Public Shares redeemed for cash at a per-share redemption price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding DCRD Public Shares. If demand is properly made and the Business Combination is consummated, such holder of New SPAC Class A Common Shares received in exchange for DCRD Public Shares pursuant to the Business Combination Agreement will hold only the right to receive its pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the DCRD IPO and the sale of the DCRD Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation Effective Time and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New SPAC, if any. You will be entitled to receive cash for your New SPAC Class A Common Shares only if you properly and timely demand redemption. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $321.3 million as of September 30, 2022, the estimated per share redemption price would have been approximately $10.16.

Each redemption of New SPAC Class A Common Shares by DCRD Public Shareholders will reduce the amount in the Trust Account. However, in no event will New SPAC redeem its New SPAC Class A Common Shares in an amount that would cause its net tangible assets to be less than $5,000,001, unless the New SPAC Class A Common Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

To exercise your redemption rights, you must:

•	if you hold DCRD Units, elect to separate your DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants;

•

prior to 10:30 a.m., Eastern Time on January 19, 2023 (two business days before the DCRD Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that New SPAC redeem your New SPAC Class A Common Shares that you receive in exchange for your DCRD Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com;

and

•

deliver your DCRD Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the DCRD Shareholders’ Meeting. DCRD Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. DCRD Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. DCRD Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your DCRD Public Shares as described above, your shares will not be redeemed.

DCRD Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their DCRD Ordinary Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the DCRD Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the DCRD Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without DCRD’s consent once the Business Combination is consummated.

Holders of outstanding DCRD Units must elect to separate their DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising redemption rights with respect to the DCRD Public Shares.

If you hold DCRD Units registered in your own name, you must deliver the certificate for such DCRD Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such DCRD Units into DCRD Public Shares and DCRD Public Warrants. This must be completed far enough in advance to permit the mailing of the DCRD Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the DCRD Public Shares from the DCRD Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your DCRD Units, you must instruct such nominee to separate your DCRD Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of DCRD Units to be split and the nominee holding such DCRD Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of DCRD Public Shares and the applicable fraction of DCRD Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the DCRD Public Shares from the DCRD Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your DCRD Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, DCRD Shareholders should verify the market price of the DCRD Class A Ordinary Shares, as shareholders may receive higher proceeds from the sale of their DCRD Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your DCRD Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the DCRD Class A Ordinary Shares when you wish to sell your shares.

If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation Effective Time and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New SPAC, if any. You will be entitled to receive cash for your New SPAC Class A Common Shares only if you properly and timely demand redemption.

Each redemption of New SPAC Class A Common Shares by DCRD Public Shareholders will reduce the amount in the Trust Account. However, in no event will New SPAC redeem its New SPAC Class A Common Shares in an amount that would cause its net tangible assets to be less than $5,000,001, unless the New SPAC Class A Common Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

Pursuant to Section 172 of the DCRD Articles, if DCRD does not consummate an Initial Business Combination by the Deadline Date, DCRD will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the DCRD Public Shareholders and all of DCRD’s warrants will expire worthless.

Appraisal or Dissent Rights

No dissent rights are available to DCRD Shareholders under the ABCA in connection with the Business Combination nor are appraisal rights available to holders of DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares in connection with the Business Combination. However, DCRD Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of DCRD Shareholders—Redemption Rights” and the DCRD Board has determined that the redemption proceeds payable to DCRD Shareholders who exercise such redemption rights represents the fair value of those DCRD Ordinary Shares.

Proxy Solicitation Costs

DCRD is soliciting proxies on behalf of the DCRD Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. DCRD will bear the cost of the solicitation.

DCRD has engaged Morrow Sodali LLC to assist in the solicitation of proxies, and will pay Morrow Sodali LLC a fee of $35,000, plus disbursements. DCRD will reimburse Morrow Sodali LLC for reasonable and documented out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses.

DCRD will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of DCRD Class A Ordinary Shares and in obtaining voting instructions from those owners.

DCRD management may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

Structure of the Business Combination

On September 25, 2022, DCRD, Hammerhead, NewCo, and AmalCo, entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and domesticate as an Alberta corporation in accordance with the ABCA, (ii) DCRD will amalgamate with NewCo, with NewCo surviving as New SPAC in accordance with the terms of the Plan of Arrangement and (iii) Hammerhead will amalgamate with AmalCo, with the Amalgamated Company becoming a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement.

The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Organizational Structure

The following diagram illustrates the organizational structure of DCRD and Hammerhead immediately prior to the Business Combination:

The following diagram illustrates the structure of New SPAC immediately following the Business Combination. The percentages shown reflect the voting power and economic interests in New SPAC on a combined basis, in each case assuming no redemptions, assuming illustrative redemptions or assuming maximum redemptions. Interests shown exclude (i) 15,812,500 New SPAC Class A Common Shares underlying the New SPAC Public Warrants, (ii) 12,737,500 New SPAC Class A Common Shares underlying the New SPAC Private Placement Warrants and (iii) up to 1,500,000 New SPAC Class A Common Shares underlying New SPAC Private Placement Warrants issuable upon conversion of up to $1,500,000 of any working capital loans DCRD Sponsor may make to DCRD, which are, in each case, not exercisable until 30 days after completion of the Business Combination. Please see the subsection entitled “The Business Combination—Ownership of New SPAC Common Shares After Closing” for additional assumptions used in calculating such percentages.

Conversion of Securities

Pursuant to the SPAC Amalgamation, which will take place after the Domestication and not later than one business day prior to the Closing Date:

•	each then issued and outstanding DCRD Class A Common Share following the Domestication will be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share;

•	each then issued and outstanding DCRD Class B Common Share following the Domestication will be exchanged, on a one-for-one basis, for a New SPAC Class B Common Share;

•	each then issued and outstanding DCRD Warrant following the Domestication will be exchanged for a New SPAC Warrant pursuant to the DCRD Warrant Agreement;

•	each then issued and outstanding DCRD Unit following the Domestication will be exchanged for a New SPAC Unit;

•

the common share of NewCo held by Hammerhead will be exchanged for one New SPAC Class A Common Share, and immediately thereafter, such New SPAC Class A Common Share will be purchased for cancellation for cash equal to the subscription price for such common share of NewCo, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable law.

On the Closing Date, prior to the Company Amalgamation:

•

each then issued and outstanding New SPAC Class B Common Share will be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share pursuant to the New SPAC Articles and in accordance with the Plan of Arrangement; and

•	each Hammerhead Warrant will either be exchanged for Hammerhead Class A Common Shares or cash, in either case, in accordance with the Plan of Arrangement.

On the Closing Date, pursuant to the Company Amalgamation:

•	each then issued and outstanding Hammerhead Series IX Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio;

•	each then issued and outstanding Hammerhead Series VIII Preferred Share will be exchanged for one New SPAC Class A Common Share;

•

each then issued and outstanding Hammerhead Series VII Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series VII Preferred Share Exchange Ratio;

•	each then issued and outstanding Hammerhead Series VI Preferred Share will be exchanged for one New SPAC Class A Common Share;

•	each then issued and outstanding Hammerhead Series IV Preferred Share will be exchanged for one New SPAC Class A Common Share;

•

each then issued and outstanding Hammerhead Series III Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series III Preferred Share Exchange Ratio;

•

each then issued and outstanding Hammerhead Series II Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the product of the Hammerhead Common Share Exchange Ratio and 1.13208;

•	each then issued and outstanding Hammerhead Series I Preferred Share will be exchanged for one New SPAC Class A Common Share;

•

each then issued and outstanding Hammerhead Option will be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (i) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead Option multiplied by (ii) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) subject to the applicable Hammerhead Option divided by (y) the Hammerhead Common Share Exchange Ratio;

•

each then issued and outstanding Hammerhead RSU will be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead RSU multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) subject to the applicable Hammerhead RSU divided by (y) the Hammerhead Common Share Exchange Ratio; and

•

each then issued and outstanding Hammerhead Class A Common Share and Hammerhead Class B Common Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio.

On the Closing Date, at the Company Amalgamation Effective Time, pursuant to the New SPAC Closing Articles and in accordance with the Plan of Arrangement, each New SPAC Class A Common Share issued and outstanding immediately prior to the Company Amalgamation Effective Time with respect to which a holder of New SPAC Class A Common Shares has validly exercised and not revoked its redemption rights will be redeemed and the holder thereof will be entitled to receive from the New SPAC, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights and as promptly as practical after the Company Amalgamation Effective Time, the New SPAC will make such cash payments in respect of each such Redemption Share.

In the event that the New SPAC Class A Common Share and New SPAC Warrants comprising a single New SPAC Unit have not been detached so as to permit separate transferability or trading prior to the Company Amalgamation Effective Time, then effective at the Company Amalgamation Effective Time, any and all New SPAC Units will be automatically detached and broken out into their constituent parts, such that a holder of one New SPAC Unit will thereupon hold one New SPAC Class A Common Share and one-half of one New SPAC Warrant.

Conditions to Closing of the Business Combination

Conditions to Closing of the SPAC Amalgamation

The obligations of DCRD, NewCo, AmalCo and Hammerhead to consummate the SPAC Amalgamation are subject to satisfaction or waiver (as noted below) of the following conditions:

a. the conditions set forth in items (a)-(g) of the section entitled “Conditions to Closing of the Company Amalgamation—Conditions to the Obligations of Each Party” below, in each case with respect to the SPAC Amalgamation; and

b. receipt by DCRD of a customary officer’s certificate of Hammerhead, certifying (on Hammerhead’s behalf and without personal liability) as to (a) the truth and correctness of certain representations and warranties of Hammerhead with respect to NewCo and (b) the compliance by Hammerhead and NewCo with certain covenants and agreements set forth in the Business Combination Agreement.

Conditions to Closing of the Company Amalgamation

Conditions to the Obligations of Each Party

The obligations of DCRD, NewCo, AmalCo and Hammerhead to consummate the Company Amalgamation are subject to the satisfaction or mutual waiver by DCRD, NewCo, AmalCo and Hammerhead of each of the following mutual conditions:

(a)

the Hammerhead Required Approval of the Arrangement Resolution will have been obtained at the Hammerhead Shareholders Meeting in accordance with the Interim Order and applicable law and a certified copy of the Arrangement Resolution will have been delivered to DCRD;

(b)

the Final Order will have been granted in form and substance satisfactory to DCRD, Hammerhead, NewCo and AmalCo and the Final Order will not have been set aside or modified in a manner unacceptable to DCRD, Hammerhead, NewCo and AmalCo, acting reasonably, on appeal or otherwise;

(c)

the DCRD Shareholder Approval will have been obtained at the DCRD Shareholders’ Meeting in accordance with this proxy statement/prospectus, the Companies Act, DCRD’s organizational documents and the rules and regulations of the NASDAQ and a certified copy of the Arrangement Resolution will have been delivered to Hammerhead;

(d)

no Governmental Authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

(e)

the New SPAC Class A Common Shares and New SPAC Warrants will have been accepted for listing on the NASDAQ, or another national securities exchange mutually agreed to by the parties in writing, as of the Closing Date;

(f)	the New SPAC Class A Common Shares will not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act;

(g)

the Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened in writing by the SEC;

(h)	the Domestication and the SPAC Amalgamation will have been consummated in accordance with the Business Combination Agreement and the Plan of Arrangement, as applicable; and

(i)	a letter agreement governing certain post-Closing tax matters will have been delivered to certain of the persons and entities listed on Schedule C to the Business Combination Agreement.

Conditions to the Obligations of DCRD and AmalCo

The obligations of DCRD and AmalCo to consummate the Company Amalgamation are subject to the satisfaction or waiver by both DCRD and AmalCo of the following additional conditions:

a. the representations and warranties of Hammerhead contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Organizational Documents,” (c) “Capitalization” (other than certain provisions in such section as described below), (d) “Authority Relative to this Agreement,” (e) “No Conflict; Required Filings and Consents” (only as it relates to the representation and warranty concerning performance of the transactions contemplated by the Business Combination Agreement by Hammerhead and NewCo will not conflict with violate the certificate of incorporation or bylaws or any equivalent organizational documents of Hammerhead or any subsidiary of Hammerhead), (f) “Board Approval; Vote Required” and (g) “Brokers” in the Business Combination Agreement will each be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier specified date. Certain of the representations and warranties in the sections titled “Capitalization” and “Absence of Certain Changes or Events” in the Business Combination Agreement will be true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and at the Closing as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such specified date). The other representations and warranties of Hammerhead contained in the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “Hammerhead Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Hammerhead Material Adverse Effect, provided that a representation or warranty made with respect to NewCo that was true and correct as of the SPAC Amalgamation Effective Time will be deemed to be true and correct as of the Company Amalgamation Effective Time;

b. Hammerhead will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that, a covenant of Hammerhead will only be deemed to have not been performed if Hammerhead has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to Hammerhead (or if earlier, the Outside Date);

c. NewCo will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that, a covenant of NewCo will only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to NewCo (or if earlier, the Outside Date);

d. Hammerhead will have delivered to DCRD a customary officer’s certificate, dated the date of the Closing, certifying (on Hammerhead’s behalf and without personal liability) as to the satisfaction of certain conditions as they relate to Hammerhead; and

e. no Hammerhead Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Company Amalgamation Effective Time.

Conditions to the Obligations of Hammerhead

The obligations of Hammerhead to consummate the Company Amalgamation are subject to the satisfaction or waiver by both Hammerhead and NewCo at or prior to the Company Amalgamation Effective Time of the following additional conditions:

a. the representations and warranties of DCRD contained in the sections titled (a) “Corporate Organization,” (b) “Organizational Documents,” (c) “Capitalization” (other than certain provisions in such section as described below) (d) “Authority Relative to This Agreement,” (e) “No Conflict; Required Filings and Consents” (only as it relates to the representation and warranty concerning performance of the transactions contemplated by the Business Combination Agreement by DCRD and AmalCo will not conflict with violate the certificate of incorporation or bylaws or any equivalent organizational documents of DCRD or AmalCo), (f) “Board Approval; Vote Required,” and (g) “Brokers” in the Business Combination Agreement will each be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier specified date. Certain of the representations and warranties in the sections titled “Capitalization” and “Absence of Certain Changes or Events” in the Business Combination Agreement will be true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and at the Closing as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with the section entitled “Conduct of Business by DCRD” in the Business Combination Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Hammerhead, DCRD, NewCo, AmalCo or their affiliates. The other representations and warranties of DCRD contained in the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “DCRD Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a DCRD Material Adverse Effect;

b. DCRD will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that, a covenant of DCRD will only be deemed to have not been performed if DCRD has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to DCRD (or if earlier, the Outside Date);

c. AmalCo will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that, a covenant of AmalCo will only be deemed to have not been performed if AmalCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to DCRD (or if earlier, the Outside Date);

d. DCRD will have delivered to Hammerhead a customary officer’s certificate, dated the date of the Closing, certifying (on DCRD’s behalf and without personal liability) as to the satisfaction of certain conditions; and

e. no DCRD Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing.

Material Adverse Effect

Some of the conditions to DCRD’s obligations are qualified by the concept of a “Hammerhead Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Hammerhead Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Hammerhead and Hammerhead’s subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Hammerhead of its obligations under the Business Combination Agreement or the consummation of the Transactions; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Hammerhead Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law, U.S. GAAP or IFRS applicable to Hammerhead, including any COVID-19 measures or change of interpretation of COVID-19 measures following the date of the Transactions; (b) Effects generally affecting the industries or geographic areas in which Hammerhead and Hammerhead’s subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other hydrocarbons); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date of the Business Combination Agreement; (e) any actions taken or not taken by Hammerhead or Hammerhead’s subsidiaries as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Transactions), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) will not prevent a determination that any Effect underlying such failure has resulted in a Hammerhead Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which DCRD has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that Hammerhead and Hammerhead’s subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Hammerhead and Hammerhead’s subsidiaries operate.

Some of the conditions to Hammerhead’s obligations are qualified by the concept of a “DCRD Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “DCRD Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of DCRD, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by DCRD of its respective obligations under the Business Combination Agreement or the consummation of the Transactions; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a DCRD Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law, U.S. GAAP or IFRS applicable to DCRD, including any COVID-19 measures or change of interpretation of COVID-19 measures following the date of the Business Combination Agreement; (b) Effects generally affecting the industries or geographic areas in which DCRD operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other hydrocarbons); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date of the Business Combination Agreement); (e) any actions taken or not taken by DCRD as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Transactions), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) will not prevent a determination that any Effect underlying such failure has resulted in a DCRD Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which DCRD has requested in writing or to which it has consented in writing or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (f), to the extent that DCRD is materially disproportionately affected thereby as compared with other participants in the industry in which DCRD operates.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Company Amalgamation Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the shareholders of DCRD or Hammerhead, as follows:

•	by mutual written consent of DCRD and Hammerhead;

•	by either DCRD or Hammerhead upon the occurrence of any of the following:

•

if the Closing of the Business Combination Agreement has not occurred prior to the Outside Date, unless extended pursuant to the Business Combination Agreement, provided however, that the Business Combination Agreement may not be terminated by or on behalf of any party that is either directly or indirectly through its affiliates in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the parties’ obligation to close on or prior to the Outside Date;

•

if any Governmental Authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination, except that such termination right will not apply as a result of the refusal of the Court to issue a Final Order in respect of the Plan of Arrangement; or

•

if the requisite approvals are not obtained from DCRD Shareholders or Hammerhead Shareholders, except that such termination right will not be available to any party to the Business Combination Agreement whose failure to fulfill any of its obligations or breach of any its representations and warranties under the Business Combination Agreement has been the cause of, or results in, failure to obtain such requisite approvals;

•

by DCRD in the event any representation, warranty, covenant or agreement by Hammerhead or NewCo has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that DCRD has not waived such breach and that DCRD or AmalCo is not then in material breach of its representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by Hammerhead or NewCo, DCRD may not terminate for so long as Hammerhead or NewCo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by DCRD to Hammerhead and the Outside Date;

•

by Hammerhead in the event any representation, warranty, covenant or agreement by DCRD or AmalCo has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that Hammerhead has not waived such breach and that Hammerhead or NewCo is not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by DCRD or AmalCo, Hammerhead may not terminate for so long as DCRD or AmalCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by Hammerhead to DCRD and the Outside Date; or

•

by Hammerhead, at any time prior to DCRD receiving the DCRD Shareholder Approval, if DCRD or the DCRD Board changes, withdraws, withholds, qualifies or modifies its recommendation that the DCRD Shareholders vote in favor of the Proposals in a manner adverse to Hammerhead.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall affect any liability on the part of any party for fraud or a willful and material breach of the Business Combination Agreement.

Ownership of New SPAC Common Shares after Closing

Upon consummation of the Business Combination, the Hammerhead Shareholders and the DCRD Shareholders will become New SPAC Shareholders.

The following table illustrates the varying ownership levels of New SPAC Common Shares after the Business Combination under three scenarios: (1) one with no redemptions by DCRD Public Shareholders (2) one with illustrative redemptions by DCRD Public Shareholders and (3) one with maximum redemptions by DCRD Public Shareholders (totals may not add to 100.0% due to rounding):

	Assuming No Redemptions	%	Assuming Illustrative Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current Hammerhead Shareholders (other than the Riverstone Parties)	17,807,460	13.9%	17,807,460	15.9%	17,807,460	18.5%
Shares held by current DCRD Public Shareholders	31,625,000	24.8%	15,812,500	14.1%	—	—%
Shares held by DCRD Initial Shareholders(1)	3,557,812	2.8%	3,557,812	3.2%	3,557,812	3.7%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(2)	74,769,607	58.5%	74,769,607	66.8%	74,769,607	77.8%

Total New SPAC Common Shares	127,759,879	100.0%	111,947,379	100.0%	96,134,879	100.0%

(1)

Shares held by DCRD Sponsor, DCRD management, and certain members of the DCRD Board after the Founder Transfer. Excludes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

(2)	Includes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

Please see the subsections entitled “Summary of the Proxy Statement/Prospectus—Ownership of New SPAC After the Closing,” and “The Business Combination—Total New SPAC Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

The figures in the above table are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Background of the Business Combination

DCRD was incorporated as a Cayman Islands exempted company on February 22, 2021 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. DCRD’s business strategy is to identify, acquire and, after the Initial Business Combination, build a company whose principal effort is developing and advancing a platform that decarbonizes the most carbon-intensive sectors, including the energy and agriculture, industrials, transportation and commercial and residential sectors. DCRD’s goal is to build a focused business with multiple competitive advantages that have the potential to improve the target business’s overall value proposition. The ultimate goal of this business strategy is to maximize shareholder value. The proposed Business Combination was the result of an extensive search for a potential transaction utilizing the vast network and industry experience of DCRD’s management team, DCRD Sponsor and its affiliates. The terms of the Business Combination were the result of extensive negotiations between representatives of DCRD, acting at the direction of the Special Committee, and Hammerhead, acting at the direction of the special committee of the Hammerhead Board (the “Hammerhead Special Committee”). The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On August 13, 2021, DCRD completed the DCRD IPO of 31,625,000 DCRD Units, including 4,125,000 DCRD Units that were issued pursuant to the underwriters’ full exercise of their over-allotment option, with each DCRD Unit consisting of one DCRD Class A Ordinary Share and one-half of one DCRD Warrant, raising gross proceeds of $316.25 million. Simultaneously with the closing of the DCRD IPO, DCRD completed the private sale of 12,737,500 DCRD Private Placement Warrants to DCRD Sponsor and DCRD’s independent directors, generating gross proceeds of approximately $12.7 million.

Prior to the consummation of the DCRD IPO on August 13, 2021, neither DCRD, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with DCRD.

Following the closing of the DCRD IPO, DCRD representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating DCRD’s Initial Business Combination. In evaluating potential businesses and assets to acquire, DCRD surveyed the landscape of potential acquisition opportunities based on its representatives’ familiarity with relevant industry sectors. Between August 13, 2021 and September 25, 2022, DCRD reviewed potential acquisition alternatives, explored options with the underwriters from the DCRD IPO and contacted or was contacted with respect to 25 Initial Business Combination opportunities in a wide variety of industry sectors, including targets that were engaged in businesses involving energy sustainability or utilizing technologies that would make a positive impact on the environment. As part of its acquisition strategy, DCRD did not focus its efforts on pursuing potential transactions in competitive or auction situations, but instead focused on bilateral discussions with the key decision makers of the potential targets regarding a potential transaction.

DCRD conducted due diligence and discussions (including by participating in investor presentations) with the senior executives, stockholders or sponsors of, or investment advisors to, 6 of such Initial Business Combination candidates. Many of these discussions advanced to the point where DCRD executed a confidentiality agreement with the Initial Business Combination candidate. Each such confidentiality agreement was entered into on customary terms and conditions and, among other things, restricted the disclosure of confidential information and limited the rights of a party to use the confidential information except for the purpose of evaluating a possible transaction.

DCRD’s discussions with Initial Business Combination candidates involved actionability, timing and competitive landscape considerations applicable to the candidates. For these Initial Business Combination candidates, DCRD assessed preliminary valuations, cash needs and DCRD’s ability to enhance the candidate’s growth prospects as a public company. Other than Hammerhead and two other Initial Business Combination candidates discussed below (referred to herein as Company A and Company B), DCRD did not proceed with the Initial Business Combination candidates following initial due diligence, and did not submit formal indications of interest and/or draft letters of intent to any such Initial Business Combination candidates. Compared to Hammerhead, DCRD and its advisors did not consider the other Initial Business Combination candidates that DCRD evaluated to be as compelling when taking into consideration their business prospects and model, strategy, size, market conditions, management teams, structure, likelihood of execution and valuation considerations.

Company A was a provider of trucking solutions. Representatives of DCRD conducted conference calls with Company A’s management team and performed initial due diligence and, in January 2022, DCRD and Company A signed a non-binding letter of intent with respect to a potential business combination transaction. DCRD subsequently determined that market conditions were severely impacting the ability to raise the necessary private investment in public equity (“PIPE”) capital to successfully complete the transaction. In February 2022, DCRD and Company A terminated the letter of intent. As of the filing of this proxy statement/prospectus, Company A has not announced a transaction with a SPAC.

Company B was developing fusion power technology. Representatives of DCRD conducted conference calls with Company B’s management team and performed initial due diligence and, in February 2022, DCRD and Company B signed a non-binding letter of intent with respect to a potential business combination transaction. Negotiations and diligence with respect to Company B progressed for several months until DCRD determined that market conditions were severely impacting the ability to raise the necessary PIPE capital to successfully complete the transaction. In June 2022, DCRD and Company B terminated the letter of intent. As of the filing of this proxy statement/prospectus, Company B has not announced a transaction with a SPAC.

In April 2022, Hammerhead was approached by, and executed a confidentiality agreement with, a TSX-listed Canadian E&P company that was interested in exploring a potential business combination with Hammerhead. Hammerhead engaged CIBC Capital Markets and Peters to serve as its financial advisors in connection with its assessment and potential pursuit of such strategic alternative. Consideration of this alternative transaction and ultimately the transaction with DCRD was the result of ongoing consideration by the Hammerhead Board and management team to continually examine opportunities to enhance the interests of Hammerhead and to maximize shareholder value. As part of this process, senior management of Hammerhead would provide assessments to the Hammerhead Board on a reasonably regular basis through each year with respect to potential value enhancement and maximization alternatives, which might include maintaining the status quo, accelerating or decelerating capital expenditures, and assessing potential strategic opportunities which might include business combinations such as the Business Combination with DCRD.

In June 2022, following the termination of DCRD’s letter of intent with Company B, DCRD management identified Hammerhead as a potential target company for a business combination with DCRD and determined that, if such a transaction were to be pursued, it would be advisable to discuss any such transaction with the full DCRD Board and implement appropriate processes, including the need for an opinion with respect to the fairness of the consideration to be paid in the transaction and the potential need for approval by an independent special committee of the DCRD Board, in light of the fact that Mr. Tichio and other members of the DCRD Board are affiliated with Hammerhead.

On June 14, 2022, DCRD contacted and retained Vinson & Elkins L.L.P. (“Vinson & Elkins”) to assist in drafting a non-binding indication of interest for Hammerhead (the “IOI”). The IOI contemplated a preliminary enterprise value of Hammerhead of CAD$1.2 billion and equity consideration for the Hammerhead Shareholders of CAD$1.2 billion (less the amount of Hammerhead’s net debt as of June 30, 2022) valued at $10.00 per share.

On June 21, 2022, the DCRD Board met. During the meeting, DCRD management raised the possibility of a potential transaction involving Hammerhead. They noted that of all of the opportunities that had been reviewed, the proposed business combination involving Hammerhead offered the best risk-adjusted return proposition in their view for the DCRD Shareholders, as Hammerhead’s asset base generates near-term, material revenue and EBITDA. DCRD management presented a preliminary version of the Risk-Adjusted Projections (as defined below) and emphasized Hammerhead’s decarbonization investment program, which includes fuel, flare and venting interventions in addition to a large planned carbon capture and sequestration program on its acreage footprint. There were no material differences in the preliminary version of the Risk-Adjusted Projections presented to the DCRD Board on June 21, 2022 and the version of the Risk-Adjusted Projections disclosed under the subsection entitled “The Business Combination—Unaudited Prospective Financial and Operating Information—Risk-Adjusted Projections,” except as necessary to reflect updates to Hammerhead’s development program between June 21, 2022 and September 25, 2022. The DCRD Board discussed the potential transaction involving Hammerhead and also the potential conflicts of interest issues raised by such a transaction in light of the relationship between Hammerhead and each of Mr. Tichio, Mr. Leuschen and Mr. Lapeyre. The DCRD Board also reviewed the draft IOI for Hammerhead and discussed the proposed initial valuation of CAD$1.2 billion. DCRD management explained that this initial valuation of CAD$1.2 billion reflected the appropriate discount of large, illiquid assets to public peers and reflected a consistent valuation approach to certain publicly announced cash-and-stock E&P mergers (i.e., Centennial Resources’ May 19, 2022 merger announcement with Colgate Energy Partners III, valuing Colgate at $3.9 billion, or 2.9x EBITDA; Executive Network Partnering Corporation’s May 16, 2022 merger announcement with Grey Rock Energy Management, valuing Grey Rock at $1.3 billion merger, or 3.1x EBITDA). Following discussion, the DCRD Board authorized DCRD management to finalize and execute the IOI and to deliver the IOI to Hammerhead.

On June 21, 2022, DCRD delivered the IOI to Hammerhead.

On June 27, 2022, DCRD management met with representatives of Hammerhead management, Peters and CIBC Capital Markets to discuss the IOI and the proposed process and timeline for a potential transaction between DCRD and Hammerhead.

On June 30, 2022, the DCRD Board met with representatives of Vinson & Elkins and Walkers, Cayman Islands counsel to DCRD, in attendance. DCRD management updated the DCRD Board on its June 27 discussion with representatives of Hammerhead, Peters and CIBC Capital Markets. Then, representatives of Walkers presented a general overview of the DCRD Board’s fiduciary duties, including certain measures to be considered to ensure the DCRD Board’s independence and compliance with its fiduciary duties in connection with a potential transaction with Hammerhead. Following discussion, the DCRD Board discussed the potential formation of a special committee of independent directors and the potential for such a committee to hire independent financial and legal advisors.

In early July, 2022, the Hammerhead Board determined to establish the Hammerhead Special Committee comprised of Bryan Begley, J. Paul Charron, and A. Stewart Hanlon to consider the proposed business combination with a TSX-listed Canadian E&P company and/or a business combination with DCRD (collectively, the “Proposed Transactions”), and consider other strategic alternatives including an initial public offering, direct listing, other M&A transaction or maintaining the status quo as an ongoing entity. The Hammerhead Board authorized the Hammerhead Special Committee, by written resolution, to, among other things (a) direct and supervise the process undertaken by Hammerhead in relation to the Proposed Transactions; (b) supervise the preparation by a financial advisor of a written opinion or similar advice as to the fairness of such Proposed Transactions; (c) review and consider such Proposed Transactions to determine whether either of such Proposed Transactions would be in the best interests of Hammerhead and its securityholders; (d) direct and supervise the negotiation and settlement of any documentation or agreements required or desirable in connection with either of such Proposed Transactions, and to advise the Hammerhead Board whether or not a Proposed Transaction, in its final form, is in the best interests of Hammerhead and its securityholders; and (e) report to the Hammerhead Board its findings and recommendations in respect of the Proposed Transactions and any related matters. The Hammerhead Special Committee retained Blake,

Cassels & Graydon LLP (“Blakes”) as independent legal counsel in connection with its review of the Proposed Transactions.

On July 5, 2022, by written resolution, the DCRD Board established the Special Committee comprising James AC McDermott and Jeffrey H. Tepper with full and complete authority to employ advisors that are independent from those of DCRD (such as independent Cayman Islands legal counsel and investment banking advisors) to advise the Special Committee in respect of the participation by DCRD in the Business Combination. The DCRD Board authorized the Special Committee to evaluate and, if thought fit, approve (on the terms as are presented to the Special Committee or negotiated by the Special Committee) the Business Combination and to recommend to the DCRD Board with respect to DCRD’s consummation of the Business Combination.

On July 12, 2022, the Special Committee retained Maples Group as its independent legal counsel in connection with the Business Combination.

On July 14, 2022, the Hammerhead Special Committee met with CIBC Capital Markets, Peters, BDP, Blakes and senior management of Hammerhead to review Hammerhead’s strategic alternatives, and in particular the Proposed Transactions. Based on financial forecasts for Hammerhead, prepared by Hammerhead management, with various commodity price and capital spending assumptions, CIBC Capital Markets and Peters provided a financial analysis of the Proposed Transactions and a comparison of their proposed financial terms and metrics to other recent market comparable transactions. The Hammerhead Special Committee also received legal advice from Blakes and BDP regarding the potential conflicts of interest in a transaction involving DCRD given the relationship between and involvement of the Riverstone Parties with each of Hammerhead and DCRD. The Hammerhead Special Committee recommended that Hammerhead management provide certain feedback to each of DCRD and the TSX-listed Canadian E&P company as to what terms might constitute a potential transaction involving Hammerhead that would be acceptable to the Special Committee.

On July 16, 2022, Hammerhead management conveyed to DCRD management that the Hammerhead Special Committee was requesting a revised enterprise value for Hammerhead of CAD$1.34 billion based on Hammerhead’s results of operations, financial condition and future prospects. Hammerhead management also notified DCRD management that Hammerhead was simultaneously considering an alternative business combination proposal from a TSX-listed Canadian E&P company. Hammerhead management explained that the Hammerhead Special Committee was reviewing both DCRD’s proposal and such alternative proposal, and that it expected to determine whether to proceed with DCRD’s proposal by the end of July, 2022. The parties determined to allocate time and resources to a potential transaction between DCRD and Hammerhead so that they could move quickly if the Hammerhead Special Committee determined to pursue DCRD’s proposal rather than such alternative proposal. DCRD management subsequently informed the Special Committee of such updates, and they discussed the impact of the proposed increase in valuation.

On July 18, 2022, the DCRD Board met with representatives of Vinson & Elkins in attendance. DCRD management and the Special Committee updated the DCRD Board on the Hammerhead Special Committee’s review of the proposed transaction with DCRD and the request from the Hammerhead Special Committee for an increased enterprise value for Hammerhead. DCRD management presented the Risk-Adjusted Projections to the DCRD Board again and explained that DCRD management and the Special Committee still believed CAD$1.34 billion was a reasonable valuation for Hammerhead. This revised valuation still reflected an appropriate discount of large, illiquid assets to public peers and an attractive return profile for DCRD Shareholders based on Hammerhead’s estimated 2025 EBITDA and Levered Free Cash Flow under the Risk-Adjusted Projections. DCRD and the Special Committee also still believed that the proposed business combination involving Hammerhead offered the best risk-adjusted return proposition in their view for the DCRD Shareholders as compared to any available alternative transactions. Following discussion and consideration of these factors and the factors that Hammerhead cited as the reason for the increased valuation, the DCRD Board determined, based on the recommendation of the Special Committee, to submit a revised IOI to Hammerhead that contemplated an enterprise value of Hammerhead of CAD$1.34 billion.

On July 18, 2022, DCRD delivered the revised IOI to Hammerhead with the only change from the IOI delivered on June 21, 2022 being the increase in the enterprise value of Hammerhead to CAD$1.34 billion.

On July 19, 2022, Hammerhead management, with the assistance of CIBC Capital Markets and Peters, proposed certain terms to the Chair of the TSX-listed E&P company that might serve as a basis for continuing discussions in respect of a proposed transaction involving Hammerhead and that company. Shortly thereafter, Hammerhead was advised by the Chair of such company that the proposed terms would not be acceptable to that company and discussions with that company were terminated.

On July 21, 2022, DCRD management circulated a memorandum to the DCRD Board regarding Hammerhead’s decarbonization initiatives.

On July 22, 2022, the Hammerhead Special Committee met with CIBC Capital Markets, Peters, Blakes and BDP to discuss the alternatives available to Hammerhead. CIBC Capital Markets and Peters provided a financial analysis of the potential terms of a transaction with DCRD. The Special Committee discussed the proposed terms and provided directions to Hammerhead management regarding further engagement with DCRD.

On July 22, 2022, Hammerhead management advised DCRD that the Hammerhead Special Committee was no longer considering an alternative proposal and was supportive of continued discussions concerning a potential business combination between Hammerhead and DCRD. Hammerhead management also conveyed to DCRD management that the Hammerhead Special Committee was requesting a further revised valuation for Hammerhead of CAD$1.39 billion and that the Hammerhead Special Committee indicated that they would not transact with DCRD at a lower valuation. Hammerhead explained that the Hammerhead Special Committee was requesting the increased valuation due to higher expected commodity prices as evidenced by forward contracts for WTI since the increased valuation to CAD$1.34 billion was requested on July 16, 2022. DCRD management subsequently informed the Special Committee, and they discussed the impact of the proposed increase in valuation.

On July 22, 2022, DCRD was granted access to an electronic data room containing information relating to Hammerhead.

On July 23, 2022, the DCRD Board met with representatives of Vinson & Elkins in attendance. DCRD management and the Special Committee updated the DCRD Board on the request from the Hammerhead Special Committee for an increased enterprise value for Hammerhead. DCRD management presented the Risk-Adjusted Projections to the DCRD Board again and explained that DCRD management and the Special Committee still believed CAD$1.39 billion was a reasonable valuation for Hammerhead. This revised valuation still reflected an appropriate discount of large, illiquid assets to public peers and an attractive return profile for DCRD Shareholders based on Hammerhead’s estimated 2025 EBITDA and Levered Free Cash Flow under the Risk-Adjusted Projections. DCRD and the Special Committee also still believed that the proposed business combination involving Hammerhead offered the best risk-adjusted return proposition in their view for the DCRD Shareholders as compared to any available alternative transactions. Following discussion and consideration of these factors and the factors that Hammerhead cited as the reason for the increased valuation, the DCRD Board determined, based on the recommendation of the Special Committee, to submit a revised IOI to Hammerhead that contemplated an enterprise value of Hammerhead of CAD$1.39 billion.

On July 23, 2022, DCRD delivered the revised IOI to Hammerhead with the only change from the IOI delivered on July 18, 2022 being the increase in the enterprise value of Hammerhead to CAD$1.39 billion.

From July 23, 2022 to September 16, 2022, DCRD’s representatives and advisors, including its legal, accounting and tax advisors, performed an extensive due diligence investigation of the materials included in the Hammerhead electronic data room, including a review of Hammerhead’s material contracts and properties and financial, tax, legal, insurance and accounting due diligence. DCRD’s representatives and advisors also participated in several calls with representatives of Hammerhead in connection with their due diligence review.

On July 23, 2022, Vinson & Elkins delivered an initial draft of the Business Combination Agreement, A&R Registration Rights Agreement and Sponsor Support Agreement to BDP.

On July 26, 2022, DCRD retained Duff & Phelps to serve as an independent financial advisor to the Special Committee, specifically to provide to the Special Committee a fairness opinion in connection with the Business Combination.

On July 28, 2022, Vinson & Elkins delivered an initial draft of the Plan of Arrangement, Lock-Up Agreement and Hammerhead Shareholder Support Agreements to BDP.

On July 29, 2022, the Hammerhead Special Committee met with CIBC Capital Markets, Peters, Blakes and BDP to discuss, among other matters, the proposed terms of a business combination with DCRD, including how such terms would be reflected in the drafts of the Business Combination Agreement, Plan of Arrangement and other ancillary agreements, and the expected timeline and process for the business combination.

On August 2, 2022, the Special Committee met with representatives of Maples and Vinson & Elkins in attendance. The Special Committee discussed the proposed business combination between Hammerhead and DCRD. Representatives of Maples presented a general overview of the Special Committee’s fiduciary duties, including certain measures to be considered to ensure the Special Committee’s independence and compliance with its fiduciary duties in connection with the proposed transaction.

On August 4, 2022, representatives of Hammerhead, Duff & Phelps, Maples and Vinson & Elkins and the Special Committee met to discuss certain diligence questions raised by Duff & Phelps, including with respect to the Hammerhead Projections (as defined below) and the NI 51-101 Report (as defined below).

On August 5, 2022, the Special Committee met with Maples and Vinson & Elkins in attendance. The Special Committee discussed the information conveyed by Hammerhead management on the August 4 diligence call. They also discussed process, timeline and next steps with respect to the Business Combination.

On August 5, 2022, BDP delivered a revised draft of the Business Combination Agreement to Vinson & Elkins. Throughout the following six weeks, Vinson & Elkins and BDP exchanged several drafts of the Business Combination Agreement to reflect changes to the terms of the Business Combination and to resolve issues raised by DCRD and Hammerhead, which focused principally on (i) the scope of certain representations and warranties and interim covenants of Hammerhead, (ii) the treatment of the outstanding loans to certain Hammerhead employees, (iii) the treatment of the Hammerhead Options, Hammerhead RSUs and Hammerhead Warrants, and (iv) the amount of Hammerhead net debt to be used in calculating the final equity value for Hammerhead, including a revised draft that was delivered by Vinson & Elkins to BDP on August 11, 2022 and several revised drafts delivered between BDP and Vinson & Elkins between August 23, 2022 and September 25, 2022. The parties determined the applicable exchange ratio for each series of the Hammerhead Preferred Shares by reference to the consideration required to be paid to the holders of the Hammerhead Preferred Shares under the Hammerhead Articles based on the final Hammerhead equity value. The parties determined the Hammerhead Common Share Exchange Ratio by reference to the final equity value for Hammerhead less the value of the required consideration to the holders of the Hammerhead Preferred Shares, and the number of Hammerhead Common Shares outstanding prior to the Business Combination on a fully diluted basis.

On August 11, 2022, BDP delivered revised drafts of the Hammerhead Shareholder Support Agreements, and on August 17, 2022, BDP delivered a revised draft of the A&R Registration Rights Agreement and the Lock-Up Agreement. Over the next several weeks, Vinson & Elkins, Bennett Jones LLP, Canadian counsel to DCRD (“Bennett Jones”), and BDP exchanged drafts of the Hammerhead Shareholder Support Agreements, the A&R Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Support Agreement and the other exhibits and ancillary documents to the Business Combination Agreement to reflect changes to the terms of the Business Combination and to resolve issues raised by DCRD and Hammerhead, which principally focused on (i) length of the lock-up period applicable to the Hammerhead Shareholders and (ii) the limitations on the number and frequency of underwritten offerings that the parties to the A&R Registration Rights Agreement may demand. No material aspects of the Sponsor Side Letter or the Letter Agreement Amendment were negotiated between DCRD and Hammerhead.

On August 11, 2022, the Special Committee met with Duff & Phelps in attendance. Representatives of Duff & Phelps provided an update on their diligence process and financial analysis of the proposed business combination between Hammerhead and DCRD. Following discussion, Duff & Phelps suggested another call with Hammerhead management to discuss further diligence questions.

On August 18, 2022, representatives of Hammerhead, Duff & Phelps and the Special Committee met to discuss certain diligence questions raised by Duff & Phelps, including with respect to the Hammerhead Projections and the NI 51-101 Report. In particular, Duff & Phelps requested additional clarity on appropriate income tax assumptions, risk factors applied to different reserve classes and the source of pricing inputs for forecasting hedge losses.

On August 29, 2022, Vinson & Elkins presented the results of its legal due diligence review to DCRD management and the Special Committee.

On September 2, 2022, the Special Committee met with Duff & Phelps in attendance. Representatives of Duff & Phelps provided an update on their diligence process and financial analysis of the proposed business combination between Hammerhead and DCRD. In particular, Duff & Phelps raised questions to the Special Committee as to how the Hammerhead Projections and the Risk-Adjusted Projections differ from market consensus on strip pricing (including in respect of, $90.00 WTI / $4.50 NYMEX in 2022 and $80.00 WTI and $4.50 NYMEX in 2023+) and suggested a call with DCRD management to discuss DCRD management’s views of such price deck. Duff & Phelps also informed the Special Committee that since neither the Hammerhead Projections nor the Risk-Adjusted Projections extended beyond 2025 and through the expected life of Hammerhead’s reserves, Duff & Phelps was unable to use the Hammerhead Projections or the Risk-Adjusted Projections for a Discounted Cash Flow Analysis in connection with the Fairness Opinion.

On September 6, 2022, the Special Committee met with Duff & Phelps and DCRD management in attendance. Representatives of Duff & Phelps asked DCRD management questions about the Hammerhead Projections and the Risk-Adjusted Projections and the underlying price assumptions. Coming out of such meeting, the Special Committee approved Duff & Phelps asking whether Hammerhead management could prepare a revised version of the Hammerhead Projections to reflect market consensus strip pricing for use by Duff & Phelps for a Market Approach Analysis in connection with the Fairness Opinion. DCRD management suggested a call with Hammerhead management.

On September 10, 2022, the Special Committee met with Duff & Phelps, DCRD management and Hammerhead management in attendance. Representatives of Duff & Phelps asked questions about the Hammerhead Projections and the underlying price assumptions. As approved by the Special Committee, Duff & Phelps requested a revised version of the Hammerhead Projections to reflect market consensus on strip pricing. Duff & Phelps also requested a revised version of the NI 51-101 Report to reflect updated strip pricing as of September 9, 2022.

On September 12, 2022, Hammerhead management delivered the following to Duff & Phelps and the Special Committee: (1) the Pricing-Adjusted Projections and (2) the NI 51-101 Report, as updated by Hammerhead management for market consensus strip pricing as of September 9, 2022, adjusted to CAD realized pricing, which, at the direction of the Special Committee, Duff & Phelps used to compile the Reserve Report Projections for purposes of a Discounted Cash Flow Analysis in connection with the Fairness Opinion.

On September 15, 2022, the Hammerhead Special Committee and, at the request of the Hammerhead Special Committee, management of Hammerhead, met with representatives of CIBC Capital Markets and Peters and BDP and Blakes were in attendance. During this meeting, BDP reviewed with the Hammerhead Special Committee the material terms of the Business Combination, including the Business Combination Agreement and the other definitive agreements. CIBC Capital Markets and Peters confirmed there had been no material changes to their previous financial analysis provided to the Hammerhead Special Committee with respect to the Business Combination and Peters delivered an oral opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Business Combination is fair, from a financial point of view, to the holders of Hammerhead Common Shares, other than the Riverstone Parties. Following such meeting, the Hammerhead Special Committee advised the Hammerhead Board that, provided there are no substantive changes to the Business Combination, including the Business Combination Agreement and other definitive agreements, prior to execution thereof, that the Hammerhead Special Committee has determined that the Business Combination is fair to the holders of Hammerhead Common Shares (other than the Riverstone Parties) and in the best interests of Hammerhead and recommends that the Hammerhead Board approve the Business Combination, the Business Combination Agreement and other definitive agreements, and that the Hammerhead Board recommend approval of the Business Combination to the holders of Hammerhead Common Shares.

On September 17, 2022, the Special Committee met with representatives of Duff & Phelps, Maples and Vinson & Elkins in attendance. During this meeting, Maples provided to the Special Committee a review of fiduciary duties under Cayman Islands law in the context of consideration of the proposed Business Combination. Vinson & Elkins also reviewed with the Special Committee the scope of its due diligence review and the terms of the Business Combination, including the Business Combination Agreement and the other definitive agreements, copies of all of which were provided to the Special Committee in advance of the meeting. Finally, Duff & Phelps provided an overview of their financial analysis with respect to the Business Combination.

On September 18, 2022, the DCRD Board met with representatives of Duff & Phelps, Walkers and Vinson & Elkins in attendance. During this meeting, Walkers provided to the DCRD Board a review of fiduciary duties under Cayman Islands law in the context of consideration of the proposed Business Combination. Vinson & Elkins also reviewed with the DCRD Board the scope of the due diligence review and the terms of the Business Combination, including the Business Combination Agreement and the other definitive agreements, copies of all of which were provided to the DCRD Board in advance of the meeting. Finally, Duff & Phelps provided an overview of their financial analysis with respect to the Business Combination for information purposes.

On September 25, 2022, the Special Committee met with representatives of Duff & Phelps, Maples and Vinson & Elkins in attendance. Representatives of Vinson & Elkins confirmed that there were no substantive changes to the terms of the Business Combination since their presentation to the Special Committee on September 17, 2022. Representatives of Duff & Phelps confirmed that there were no substantive changes to their financial analysis presented on September 17, 2022 and delivered an oral opinion, which was later confirmed by delivery of a written opinion dated September 25, 2022, addressed to the Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement is fair, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead). Following such discussion, including asking questions of the Special Committee’s advisors, the Special Committee determined that (i) the Business Combination is fair to DCRD and the DCRD Shareholders, including its unaffiliated shareholders, (ii) it is in the best interests of DCRD to enter into the Business Combination Agreement and to consummate the Business Combination, (iii) the approval of the Business Combination Agreement and the Business Combination be recommended to the DCRD Board, (iv) direction of the Proposals to be submitted to a vote of the DCRD Shareholders be recommended to DCRD Board and (v) approval of the Proposals be recommended to the DCRD Shareholders.

Following recommendation by the Special Committee, the DCRD Board met with representatives of Duff & Phelps and Vinson & Elkins in attendance. Representatives of Vinson & Elkins confirmed that there were no substantive changes to the terms of the Business Combination since their presentation to the DCRD Board on September 17, 2022. Following such discussion, including asking questions of the DCRD Board’s advisors, the DCRD Board (i) approved and adopted the Business Combination Agreement, approved the Business Combination and declared the Business Combination Agreement and the Business Combination, including the Amalgamations, the Domestication and the Plan of Arrangement, to be in the best interests of DCRD and its shareholders and fair to its shareholders, including its unaffiliated shareholders, (ii) directed the Proposals to be submitted for approval by the DCRD Shareholders and (iii) determined to recommend that the DCRD Shareholders approve and authorize the Proposals.

On September 25, 2022, Hammerhead management confirmed to the Hammerhead Board that there were no substantive changes to the terms of the Business Combination, including the Business Combination Agreement and other definitive agreements, since September 15, 2022. Representatives of CIBC Capital Markets and Peters confirmed that there were no changes to their financial analysis since September 15, 2022 and Peters confirmed there were no changes to its fairness opinion since such date. The Hammerhead Special Committee reconfirmed their recommendation that the Hammerhead Board approve the Business Combination and the Business Combination Agreement and other definitive agreements, and that the Hammerhead Board recommend approval of the Business Combination to the holders of Hammerhead Common Shares. The Hammerhead Board, based on its consideration of, among other things, the recommendation of the Hammerhead Special Committee and the opinion of Peters, unanimously (with Messrs. Tichio and Shah abstaining) determined that: (i) the Business Combination is in the best interests of Hammerhead; and (ii) the Business Combination is fair to the holders of Hammerhead Common Shares other than the Riverstone Parties. The Hammerhead Board also approved, with Messrs. Tichio and Shah abstaining, the Business Combination Agreement and the other definitive agreements and the transactions contemplated therein, and the entering into of the Business Combination Agreement and such definitive agreements and provided a recommendation that holders of Hammerhead Common Shares approve the Business Combination at the Hammerhead Shareholders Meeting.

Later in the evening of September 25, 2022, the parties executed the Business Combination Agreement.

Before the market opened on September 26, 2022, DCRD and Hammerhead announced the Business Combination together with the execution of the Business Combination Agreement.

Special Committee Oversight

As noted in the “The Business Combination—Background of the Business Combination” section above, on June 30, 2022, a majority of the members of the DCRD Board, including the existing independent directors thereof, and representatives of Vinson & Elkins, Walkers and Riverstone Holdings LLC met and, following a discussion of the disinterested nature of certain directors in respect of the proposed transaction with Hammerhead, the DCRD Board expressed its desire to form the Special Committee. On July 5, 2022, by unanimous written consent, the DCRD Board approved (i) the formation of the Special Committee consisting of Jeffrey H. Tepper and James AC McDermott and (ii) the authority of the Special Committee to engage advisors that are independent from those of DCRD to advise the Special Committee in respect of its evaluation of the proposed Business Combination. The DCRD Board also approved the authority of the Special Committee to take all actions necessary or advisable in connection with the Special Committee’s evaluation of the proposed Business Combination.

As part of their evaluation of the Business Combination, the Special Committee was aware of the potential conflicts of interest with DCRD Sponsor and its affiliates that could arise with regard to the proposed terms of the Business Combination. The members of the Special Committee also own DCRD Founder Shares and DCRD Private Placement Warrants, the value of which may be affected by the Business Combination. The members of the Special Committee considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving and recommending to the full DCRD Board, as members of the Special Committee, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

Please see the subsection entitled “The Business Combination—Interests of Certain Persons in the Business Combination.”

DCRD Board and Special Committee’s Reasons for Approving the Business Combination

The DCRD Board and the Special Committee, in evaluating the transaction with Hammerhead, consulted with DCRD management and its legal, financial and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement and the Business Combination are advisable, fair to and in the best interests of DCRD and the DCRD Shareholders and (ii) to recommend that the DCRD Shareholders approve the Business Combination, the DCRD Board and the Special Committee considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

Before reaching their respective decisions, the DCRD Board and the Special Committee reviewed the results of DCRD management’s due diligence, performed with the assistance of the advisors, which included:

•	research on industry trends, revenue projections and other industry factors;

•

meetings and calls with Hammerhead’s management team and representatives regarding operations, major customers, regulatory compliance, financial prospects and possible acquisitions, among other customary due diligence matters;

•	review of Hammerhead’s material business contracts and certain other legal and commercial diligence including discussions with the company’s major customers, vendors and suppliers; and

•	financial and accounting diligence.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the DCRD Board and the Special Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that they considered in reaching their respective determinations and supporting their respective decisions. The Special Committee was formed because some of DCRD’s officers and directors have interests in the Business Combination that are in addition to, and that are different from, the interests of the DCRD Shareholders generally. In this regard, the Special Committee was aware that the Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and that DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. The Special Committee took several steps to mitigate these conflicts including engaging Maples as legal adviser and Duff & Phelps as financial adviser, as neither Maples nor Duff & Phelps has been engaged by Riverstone in the prior two years, and obtaining an opinion, as of the date thereof and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, from Duff & Phelps as to the fairness of the aggregate consideration to be paid in the Business Combination.

The DCRD Board and the Special Committee considered a number of factors pertaining to the Business Combination as generally supporting their respective decisions to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Management Team. Hammerhead’s management team possesses deep knowledge of the industry, have a proven track record in developing Hammerhead’s asset base and are well suited to realize the investment potential from the Business Combination.

•

Asset Quality. Hammerhead has over 100,000 net acres in the light oil window of the Montney (Alberta, Canada), an area considered to be among the most economic plays for oil and gas development in North America, with individual well returns exceeding 100% IRR at current prices as of September 2022.

•

Growth Trajectory and Free Cash Flow. Hammerhead is ten years into the process of proving up and developing its asset base, and expects to continue to grow production meaningfully over the next two years given its highly economic inventory position. The Hammerhead Projections and the Risk-Adjusted Projections provide that Hammerhead’s Levered Free Cash Flow (defined as EBITDA less Cash Interest Expense, Cash Taxes, Capital Expenditures and Lease Expenses, and Changes in Net Working Capital) will be C$328 million and C$267 million, respectively, by 2024 at current commodity prices as of September 2022. Please see “The Business Combination—Unaudited Prospective Financial and Operating Information” for more information.

•

Decarbonization Initiatives. Integral to Hammerhead’s capital budget is a “greening of fossil fuels” campaign that is designed to dramatically reduce the carbon footprint of Hammerhead’s asset base. Hammerhead has a goal to achieve net zero by 2030 through various decarbonization initiatives, the most material of which is deployment of carbon capture and sequestration.

•

Valuation. The DCRD Board and the Special Committee concluded that the aggregate consideration payable under the Business Combination Agreement reflects an attractive valuation relative to publicly listed companies with certain characteristics comparable to Hammerhead such as similar industry, end markets and growth profiles. Taken together with Hammerhead’s strong performance, projected revenue growth rate, and projected profitability, the Special Committee determined that the Business Combination presented a compelling acquisition opportunity for DCRD and the DCRD Shareholders. In evaluating the financial aspects of the Business Combination, the Special Committee reviewed a number of materials, including the Business Combination Agreement, historical financial results of the businesses, the Pricing Adjusted Projections and the Reserve Report Projections.

•

Opinion of the Special Committee’s Financial Advisor. The Special Committee considered the financial analyses of Duff & Phelps, as reviewed and discussed with the Special Committee, as well as the opinion of Duff & Phelps to the effect that, as of September 25, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Duff & Phelps’ written opinion, the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement was fair, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead).

•

Due Diligence. DCRD and the Special Committee, with assistance from its advisors, conducted a due diligence review of Hammerhead and its business, including review of relevant documentation and discussions with the management team and the Special Committee’s and DCRD’s financial, legal and other advisors. Through DCRD’s and the Special Committee’s due diligence investigation, the Special Committee and DCRD management had knowledge of, and were familiar with, Hammerhead’s businesses and financial condition, including its historical financial results, financial plan, outstanding indebtedness and growth prospects. As part of its evaluation of Hammerhead, the Special Committee and DCRD management also considered the financial profiles of certain publicly traded companies in the same and adjacent sectors.

•

Other Alternatives. Having thoroughly reviewed the other potential business combination opportunities available to us, the Special Committee determined that the Business Combination presented the most attractive business combination opportunity based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•

Negotiated Transaction. The financial and other terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations among the Special Committee, DCRD, and Hammerhead, and the DCRD Board believes that such terms are reasonable and fair to DCRD Shareholders.

The DCRD Board and the Special Committee viewed their respective decisions as being based on all of the information available and the factors presented to and considered by each of them. In addition, individual DCRD directors and Special Committee members may have given different weight to different factors. This explanation of DCRD’s reasons for the Business Combination and certain other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement/prospectus.

The DCRD Board and the Special Committee also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Benefits Not Achieved. The risk that the potential benefits of the Business Combination or anticipated performance of Hammerhead may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of New SPAC’s business may differ materially from the projections prepared by Hammerhead and reviewed by the Special Committee.

•

Liquidation of DCRD. The risks and costs to DCRD if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in DCRD being unable to effect a business combination within the required timeframe and force DCRD to liquidate and the DCRD Warrants to expire worthless.

•	Shareholder Vote. The risk that DCRD Shareholders or Hammerhead Shareholders may fail to approve the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. The various other risks associated with the Business Combination, DCRD’s business and the businesses of Hammerhead described under “Risk Factors”.

In addition to considering the factors described above, the DCRD Board and the Special Committee also recognized and considered that the DCRD Sponsor, its affiliates and some officers and directors of DCRD may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the DCRD Shareholders resulting in potential conflicts of interests, including on account of the fact that the Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and that DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. See “The Business Combination—Interests of Certain Persons in the Business Combination” for more information. Recognizing these potentially differing interests and in an effort to mitigate potential conflicts of interest, the DCRD Board formed the Special Committee, and the Special Committee engaged independent advisors to assist the Special Committee in evaluating the Business Combination, which included several meetings between the Special Committee and such advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Hammerhead in one or more respects. The Special Committee also considered certain mitigating factors, including (i) DCRD’s and

Hammerhead’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Special Committee and the Hammerhead Special Committee to review the Business Combination on behalf of the DCRD Board and the Hammerhead Board, respectively, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this proxy statement/prospectus. In addition, the Special Committee and the DCRD Board considered the Fairness Opinion rendered by Duff & Phelps to the Special Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone, as of the date of such opinion, of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the subsection “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Special Committee and the DCRD Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

The Special Committee and the DCRD Board concluded that the potential benefits that they expected DCRD and DCRD Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the Special Committee and the DCRD Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, DCRD and DCRD Shareholders.

Satisfaction of 80% Test

It is a requirement under the DCRD Articles and the NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the DCRD Board determined that the fair market value of Hammerhead represents at least 80% of the net assets of DCRD held in the Trust Account.

Unaudited Prospective Financial and Operating Information

Hammerhead Projected Financial and Operating Information

Prior to approval by the Special Committee and the execution of the Business Combination Agreement and related agreements, Hammerhead provided to DCRD, the Special Committee and their respective advisors, including Duff & Phelps, with its internally-prepared projections (the “Hammerhead Projections”) for use as a component of their evaluation of Hammerhead. DCRD used the Hammerhead Projections to prepare the Risk-Adjusted Projections and Duff & Phelps, at the direction of the Special Committee, requested Hammerhead to use the Hammerhead Projections to prepare the Pricing-Adjusted Projections. The Hammerhead Projections were not utilized by Duff & Phelps in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.” The Hammerhead Projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Hammerhead Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The Hammerhead Projections were not intended for third-party use other than in connection with the evaluation of Hammerhead. The Hammerhead Projections are being provided here solely to disclose information that was provided to DCRD, the Special Committee and their respective advisors, including Duff & Phelps, in the course of their evaluation of Hammerhead. The Hammerhead Projections are forward-looking statements. You are cautioned not to place undue reliance on the Hammerhead Projections in making a decision regarding the Business Combination, as the Hammerhead Projections may be materially different than actual results. The report of Ernst & Young LLP included in this Registration Statement relates to Hammerhead’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

The Hammerhead Projections include certain non-GAAP financial measures. Hammerhead included such measures in the Hammerhead Projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Hammerhead Projections may not be comparable to similarly titled measures used by other companies or persons. SEC rules which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this proxy statement/prospectus.

The Hammerhead Projections were prepared in good faith by Hammerhead’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Hammerhead at the time the Hammerhead Projections were prepared and speak only as of that time. Hammerhead believes that the assumptions used to derive its forecasts were both reasonable and supportable as of that time. In preparing these models, Hammerhead’s management relied on a number of factors, including the executive team’s experience and the historical performance and track record of Hammerhead. The Hammerhead Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market and financial conditions and various other factors, all of which are difficult to predict, are inherently subjective and many of which are beyond Hammerhead’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Hammerhead Projections. The inclusion of the Hammerhead Projections in this proxy statement/prospectus should not be regarded as an indication that Hammerhead, DCRD or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Hammerhead Projections to be a reliable prediction of future events, and you are cautioned to not place undue reliance on the Hammerhead Projections.

The Hammerhead Projections were requested by, and disclosed to DCRD, the Special Committee and their respective advisors, including Duff & Phelps, for use as a component in their respective overall evaluations of Hammerhead. DCRD used the Hammerhead Projections to prepare the Risk-Adjusted Projections and Duff & Phelps, at the direction of the Special Committee, requested Hammerhead to use the Hammerhead Projections to prepare the Pricing-Adjusted Projections. The Hammerhead Projections were not utilized by Duff & Phelps in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.” Hammerhead has not warranted the accuracy, reliability, appropriateness or completeness of the Hammerhead Projections to anyone, including DCRD, the Special Committee or Duff & Phelps. The Hammerhead Projections reflected below were provided to DCRD, the Special Committee and their respective advisors, including Duff & Phelps, in August 2022, reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions and results Hammerhead’s management believed to be reasonably achievable and do not reflect updates or adjustments based on actual results or circumstances or events occurring after such date. Neither Hammerhead’s management nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Hammerhead compared to the information contained in the Hammerhead Projections, and none of them intends to or undertakes any obligation to update or otherwise revise the Hammerhead Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, except to the extent required by applicable securities laws. Accordingly, they should not be looked upon as “guidance” of any sort. DCRD will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The Hammerhead Projections are the responsibility of Hammerhead’s management. Neither Hammerhead’s independent auditors, our independent auditors, nor any other independent accountants have examined, compiled or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The report of Ernst & Young LLP included in this Registration Statement relates to Hammerhead’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

Additionally, the Hammerhead Projections were provided to the Special Committee, DCRD management and Duff & Phelps for, at the instruction of the Special Committee and DCRD management, its use in connection with its preliminary financial analyses as directed by the Special Committee. Duff & Phelps, at the direction of the Special Committee, requested Hammerhead to use the Hammerhead Projections to prepare the Pricing-Adjusted Projections. Accordingly, such projections are included in this proxy statement/prospectus on that account. The Hammerhead Projections were not utilized by Duff & Phelps in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Hammerhead Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. The key elements of the Hammerhead Projections are summarized below ($CAD in millions, except per unit amounts):

	2022E	2023E	2024E	2025E
Total Production (boe/d)	32,228	40,329	50,390	52,522
Net Revenue	$790	$837	$1,081	$1,127
Operating Expenses (excluding G&A)	$(365)	$(318)	$(369)	$(408)
General & Administrative Expenses	$(21)	$(25)	$(26)	$(27)
EBITDA(1)	$403	$494	$686	$692
Upstream Capital Expenditures	$(375)	$(371)	$(269)	$(313)
Decarbonization Capital Expenditures(2)	$—	$(1)	$(62)	$(39)
Levered Free Cash Flow(3)	$(22)	$123	$328	$273
Net Debt	$260	$137	$95	$95
Net Debt / LTM EBITDA	0.6x	0.3x	0.1x	0.1x

Pricing Assumptions:
Crude and Condensate ($/Bbl)	$119.80	$98.69	$98.69	$98.69
Natural Gas ($/Mcf)(4)	$5.62	$5.23	$5.23	$5.23

(1)	Defined as operating income including the impact of hedge gains/(losses) less G&A expense.
(2)	Includes expenditures for Hammerhead’s large-scale carbon capture and storage projects.
(3)	Defined as EBITDA less Cash Interest Expense, Cash Taxes, Capital Expenditures and Lease Expenses, and Changes in Net Working Capital.
(4)	AECO natural gas pricing adjusted for Hammerhead’s estimated 1.156 Btu/Mcf gas heat rate. Natural gas liquids pricing based on a percentage of WTI as follows: 40% for propane and butane and 100% for pentane. Hammerhead’s NGL stream is projected to be comprised of approximately 70% propane and butane and 30% pentane.

Risk-Adjusted Projections

Prior to approval by the Special Committee and the execution of the Business Combination Agreement and related agreements, for the purposes of DCRD management’s evaluation of the Business Combination, DCRD management adjusted the Hammerhead Projections for fiscal years 2022E through 2025E, primarily to reflect certain risk scenarios (such projections as adjusted, the “Risk-Adjusted Projections”). The Risk-Adjusted Projections were not utilized by Duff & Phelps in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.” DCRD’s key assumptions in adjusting the Hammerhead Projections to the Risk-Adjusted Projections for fiscal years 2022E through 2025E consisted of, among other things, (i) risking of production in 2023, 2024, and 2025, (ii) risking of revenue in 2023, (iii) risking of operating expenditures in 2023, 2024 and 2025 and (iv) risking of upstream capital expenditures in 2023, 2024 and 2025. The Risk-Adjusted Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Risk-Adjusted Projections were prepared solely for purposes of assisting DCRD management in their evaluation of the Business Combination, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that DCRD relied upon in the course of its evaluation of Hammerhead. You are cautioned not to place undue reliance on the Risk-Adjusted Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results.

The Risk-Adjusted Projections include certain non-GAAP financial measures. DCRD management included such measures in the Risk-Adjusted Projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of Hammerhead’s business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Risk-Adjusted Projections may not be comparable to similarly titled measures used by other companies or persons. SEC rules which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this proxy statement/prospectus.

The Risk-Adjusted Projections were prepared in good faith by DCRD management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Hammerhead at the time the Risk-Adjusted Projections were prepared and speak only as of that time. DCRD believes that the assumptions used to derive its forecasts were both reasonable and supportable as of that time. In preparing these models, DCRD management relied on a number of factors, including the executive team’s experience and the historical performance and track record of Hammerhead. The Risk-Adjusted Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond DCRD and Hammerhead’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Risk-Adjusted Projections. The inclusion of the Risk-Adjusted Projections in this proxy statement/prospectus should not be regarded as an indication that DCRD, Hammerhead or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Risk-Adjusted Projections to be a reliable prediction of future events, and you are cautioned to not place undue reliance on the Risk-Adjusted Projections.

Neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the Risk-Adjusted Projections. Neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Hammerhead or NewCo compared to the information contained in the Risk-Adjusted Projections, and neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the Risk-Adjusted Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, except to the extent required by applicable securities laws. Accordingly, they should not be looked upon as “guidance” of any sort. DCRD will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The Risk-Adjusted Projections are the responsibility of DCRD management. Neither DCRD’s independent auditors, Hammerhead’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The report of Ernst & Young LLP included in this Registration Statement relates to Hammerhead’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

Additionally, the Risk-Adjusted Projections were provided to the Special Committee for its use in connection with its preliminary financial analyses as directed by the Special Committee. Accordingly, such projections are included in this proxy statement/prospectus on that account. The Risk-Adjusted Projections were not utilized by Duff & Phelps in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Risk-Adjusted Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. The key elements of the Risk-Adjusted Projections are summarized below ($CAD in millions, except per unit amounts):

	2022E	2023E	2024E	2025E
Total Production (boe/d)	32,228	37,304	47,871	49,896
Net Revenue	$790	$718	$1,027	$1,070
Operating Expenses (excluding G&A)	$(366)	$(294)	$(355)	$(391)
General & Administrative Expenses	$(21)	$(25)	$(26)	$(27)
EBITDA(1)	$403	$399	$646	$652
Upstream Capital Expenditures	$(375)	$(408)	$(295)	$(343)
Decarbonization Capital Expenditures(2)	$—	$(1)	$(62)	$(39)
Levered Free Cash Flow(3)	$(22)	$3	$267	$231
Net Debt	$260	$257	$95	$95
Net Debt / LTM EBITDA	0.6x	0.6x	0.1x	0.1x

Pricing Assumptions:
Crude and Condensate ($/Bbl)	$119.80	$98.69	$98.69	$98.69
Natural Gas ($/Mcf)(4)	$5.62	$5.23	$5.23	$5.23

(1)	Defined as operating income including the impact of hedge gains/(losses) less G&A expense.
(2)	Includes expenditures for Hammerhead’s large-scale carbon capture and storage projects.
(3)	Defined as EBITDA less Cash Interest Expense, Cash Taxes, Capital Expenditures and Lease Expenses, and Changes in Net Working Capital.
(4)

AECO natural gas pricing adjusted for Hammerhead’s estimated 1.156 Btu/Mcf gas heat rate. Natural gas liquids pricing based on a percentage of WTI as follows: 40% for propane and butane and 100% for pentane. Hammerhead’s NGL stream is projected to be comprised of approximately 70% propane and butane and 30% pentane.

Pricing-Adjusted Projections

For the purposes of the Special Committee’s evaluation of the Business Combination, at the request of the Special Committee, Hammerhead adjusted the Hammerhead Projections for fiscal years 2022E through 2023E, primarily to reflect different pricing assumptions (such projections as adjusted, the “Pricing-Adjusted Projections”). Hammerhead’s key assumptions in adjusting the Hammerhead Projections to the Pricing-Adjusted Projections for fiscal years 2022E through 2023E consisted of, among other things, projected strip pricing as of September 9, 2022. Prior to approval by the Special Committee and the execution of the Business Combination Agreement and related agreements, Hammerhead provided the Special Committee, DCRD management and Duff & Phelps with the Pricing-Adjusted Projections. At the direction and with the approval of the Special Committee, Duff & Phelps relied on the Pricing-Adjusted Projections in performing its financial analysis and for purposes of its use and reliance in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.” The Pricing-Adjusted Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Pricing-Adjusted Projections were prepared solely for purposes of assisting the Special Committee in their evaluation of the Business Combination, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that DCRD relied upon in the course of its evaluation of Hammerhead. You are cautioned not to place undue reliance on the Pricing-Adjusted Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results.

The Pricing-Adjusted Projections include certain non-GAAP financial measures. Hammerhead included such measures in the Pricing-Adjusted Projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Pricing-Adjusted Projections may not be comparable to similarly titled measures used by other companies or persons. SEC rules which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this proxy statement/prospectus.

The Pricing-Adjusted Projections were prepared in good faith by Hammerhead’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Hammerhead at the time the Pricing-Adjusted Projections were prepared and the pricing assumptions referenced above and speak only as of that time. Hammerhead believes that the assumptions used to derive its forecasts were both reasonable and supportable as of that time. In preparing these models, Hammerhead’s management relied on a number of factors, including the executive team’s experience and the historical performance and track record of Hammerhead. The Pricing-Adjusted Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond DCRD and Hammerhead’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Pricing-Adjusted Projections. The inclusion of the Pricing-Adjusted Projections in this proxy statement/prospectus should not be regarded as an indication that DCRD, Hammerhead or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Pricing-Adjusted Projections to be a reliable prediction of future events, and you are cautioned to not place undue reliance on the Pricing-Adjusted Projections.

Neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the Pricing-Adjusted Projections. Neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Hammerhead or NewCo compared to the information contained in the Pricing-Adjusted Projections, and neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the Pricing-Adjusted Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, except to the extent required by applicable securities laws. Accordingly, they should not be looked upon as “guidance” of any sort. DCRD will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The Pricing-Adjusted Projections are the responsibility of Hammerhead. Neither DCRD’s independent auditors, Hammerhead’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The report of Ernst & Young LLP included in this Registration Statement relates to Hammerhead’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

Additionally, the Pricing-Adjusted Projections were provided to the Special Committee for its use in connection with its preliminary financial analyses as directed by the Special Committee. Accordingly, such projections are included in this proxy statement/prospectus on that account.

The Pricing-Adjusted Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. The key elements of the Pricing-Adjusted Projections are summarized below ($CAD in millions, except per unit amounts):

	2022E	2023E
Net Revenue	$854	$917
EBITDA(1)	$431	$547

Pricing Assumptions:
Crude and Condensate ($/Bbl)	$119.90	$100.70
Natural Gas Liquids ($/Bbl)	$72.90	$52.10
Natural Gas ($/Mcf)	$8.00	$7.20

(1)	Defined as operating income including the impact of hedge gains/(losses) less G&A expense.

Reserve Report Projections

For the purposes of the Special Committee’s evaluation of the Business Combination, at the request of the Special Committee, (x) Hammerhead provided the Special Committee, DCRD Management and Duff & Phelps with (i) projected production volume, operating expenses (excluding G&A) and capital expenditures from the Hammerhead evaluation of petroleum reserves report prepared by McDaniel, dated as of December 31, 2021, in accordance with NI 51-101 (the “NI 51-101 Report”), (ii) projected revenue from the NI 51-101 Report (adjusted to reflect market consensus strip pricing as of September 9, 2022, adjusted to CAD realized pricing based on assumptions provided by management of Hammerhead and other market assumptions as to such matters), and (iii) projected general & administrative expenses from Hammerhead, and (y) Duff & Phelps compiled projections for fiscal years 2022E through 2050E based on such information (the “Reserve Report Projections”). As the basis for the production, operating expense, and capital expenditures information in the Reserve Report Projections is the NI 51-101 Report, the Reserve Report Projections differ from the Hammerhead Projections, the Risk-

Adjusted Projections, and the Pricing-Adjusted Projections largely due to the fact that the development program established in the NI 51-101 Report, which is as of December 2021, differs slightly from Hammerhead’s currently contemplated plan. Prior to approval by the Special Committee and the execution of the Business Combination Agreement and related agreements, the Special Committee was provided with the Reserve Report Projections. At the direction and with the approval of the Special Committee, Duff & Phelps relied on the Reserve Report Projections in performing its financial analysis and for purposes of its use and reliance in connection with the Fairness Opinion summarized under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.” The Reserve Report Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Reserve Report Projections were prepared solely for purposes of assisting the Special Committee in their evaluation of the Business Combination, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that DCRD relied upon in the course of its evaluation of Hammerhead. You are cautioned not to place undue reliance on the Reserve Report Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results.

The Reserve Report Projections include certain non-GAAP financial measures. Hammerhead included such measures in the Reserve Report Projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Reserve Report Projections may not be comparable to similarly titled measures used by other companies or persons. SEC rules which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this proxy statement/prospectus.

The Reserve Report Projections are based on the NI 51-101 Reserve Report, which was prepared in accordance with the requirements of NI 51-101 instead of the requirements of the SEC. Prior to the filing of this Registration Statement, the Company had historically prepared its reserves information in accordance with the requirements of NI 51-101, which prescribes the standards for the preparation and disclosure of reserves and related information for reporting issuers in Canada. Filed as Exhibits 99.6, 99.7 and 99.8 to this Registration Statement, McDaniel has compiled three reports as to the reserves of Hammerhead as of December 31, 2021, 2020 and 2019, respectively, which were prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S-K and in conformity with Rule 4-10(a) of Regulation S-X, and are to be used for inclusion in certain filings of the SEC. See “Business of Hammerhead and Certain Information About Hammerhead—Reserves.” There are significant differences to the type of volumes disclosed and the basis from which the volumes are economically determined under the SEC requirements and NI 51-101, and the difference between the reported numbers under the two disclosure standards can, therefore, be material. For example, the U.S. standards require United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with the SEC’s definitions. Additionally, the Canadian Oil and Gas Evaluation Handbook (“COGE Handbook”) and NI 51-101 require disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas the U.S. standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to Hammerhead’s operations. In addition, the COGE Handbook and NI 51-101 permit the presentation of reserves estimates on a “company gross” basis, representing Hammerhead’s working interest share before deduction of royalties, whereas the U.S. standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGE Handbook, and those applicable under the U.S. Standards. NI 51-101 requires that proved undeveloped reserves be reviewed annually for retention or reclassification if development has not proceeded as previously planned, while the U.S. Standards specify a five-year limit after initial booking for the development of proved undeveloped reserves. Finally, the SEC prohibits disclosure of oil and gas resources in SEC filings, including contingent resources, whereas Canadian securities regulatory authorities allow disclosure of oil and gas resources. Resources are different than, and should not be construed as, reserves. The foregoing is not an exhaustive summary of Canadian or U.S. reserves reporting requirements.

The Reserve Report Projections were based on Hammerhead’s reasonable best estimates and assumptions with respect to the expected future financial performance of Hammerhead at the time the Reserve Report Projections were prepared and speak only as of that time. Hammerhead believes that the assumptions used to derive these forecasts were both reasonable and supportable as of that time. In preparing these models, Hammerhead management relied on a number of factors, including the executive team’s experience and the historical performance and track record of Hammerhead. The Reserve Report Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond DCRD and Hammerhead’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Reserve Report Projections. The inclusion of the Reserve Report Projections in this proxy statement/prospectus should not be regarded as an indication that DCRD, Hammerhead or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Reserve Report Projections to be a reliable prediction of future events, and you are cautioned to not place undue reliance on the Reserve Report Projections.

Neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the Reserve Report Projections. Neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Hammerhead or NewCo compared to the information contained in the Reserve Report Projections, and neither Hammerhead nor DCRD nor any of their (or the Special Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the Reserve Report Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events except to the extent required by applicable securities laws. Accordingly, they should not be looked upon as “guidance” of any sort. DCRD will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The Reserve Report Projections are the responsibility of Hammerhead. Neither DCRD’s independent auditors, Hammerhead’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The report of Ernst & Young LLP included in this Registration Statement relates to Hammerhead’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

Additionally, the Reserve Report Projections were provided to the Special Committee for its use in connection with its preliminary financial analyses as directed by the Special Committee. Accordingly, such projections are included in this proxy statement/prospectus on that account.

The Reserve Report Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. The key elements of the Reserve Report Projections are summarized below ($CAD in millions, except per unit amounts):

	2022E	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2046E	2050E
Total Production (Mboe)	13,986	16,294	19,071	23,313	25,522	17,382	8,022	4,693	2,294	1,032
Net Revenue	$856	$910	$997	$1,204	$1,298	$960	$472	$305	$169	$84
Operating Expenses (excluding G&A)	$(336)	$(294)	$(300)	$(368)	$(420)	$(415)	$(248)	$(175)	$(108)	$(62)
General & Administrative Expenses	$(22)	$(20)	$(21)	$(22)	$(23)	$(17)	$(8)	$(5)	$(2)	$(1)
EBITDA(1)	$499	$596	$676	$814	$854	$528	$216	$126	$59	$21
Total Capital Expenditures	$256	$221	$217	$406	$283	$3	$3	$2	$—	$—

Pricing Assumptions:
Crude and Condensate ($/Bbl)	$118.70	$100.60	$92.00	$85.50	$83.60	$92.30	$102.00	$112.60	$124.50	$134.80
Natural Gas Liquids ($/Bbl)	$65.20	$47.30	$43.20	$40.30	$39.40	$43.60	$48.40	$53.60	$58.90	$63.70
Natural Gas ($/Mcf)	$6.00	$5.90	$5.30	$5.40	$5.40	$6.00	$6.60	$7.30	$8.10	$8.70

(1)	Defined as operating income including the impact of hedge gains/(losses) less G&A expense.

	2022E(1)	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2045E
Free Cash Flow(2)
Proved Developed Producing Reserves	$62	$186	$115	$84	$65	$30	$14	$2	$(0)

	2022E(1)	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2046E	2049E
Free Cash Flow(2)
Proved Undeveloped Reserves	$(38)	$120	$161	$153	$283	$97	$47	$21	$1	$(6)

	2022E(1)	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2046E	2050E
Free Cash Flow(2)
Probable Reserves	$17	$69	$80	$44	$86	$309	$107	$71	$44	$19

(1)	Reflects September 22, 2022 – December 31, 2022.
(2)

Defined as EBITDA less tax expense (based on tax pool analysis and estimated capital expenditure depreciation allocation provided by management of Hammerhead), Capital Expenditures and Change in Net Working Capital (forecasted using 30 days of receivables and 60 days of payables; assumed all net working capital supports the production of the PDP reserves).

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR HAMMERHEAD, NEWCO UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS.

Opinion of Financial Advisor to the Special Committee

Overview and Summary of Fairness Opinion

On July 26, 2022, DCRD retained Duff & Phelps to serve as an independent financial advisor to the Special Committee, specifically to provide to the Special Committee a fairness opinion in connection with the Business Combination.

On September 17, 2022, Duff & Phelps presented its financial analysis with respect to the aggregate consideration to be paid by DCRD in the Business Combination to the Special Committee. On September 25, 2022, Duff & Phelps confirmed to the Special Committee that Duff & Phelps’ analysis had not changed from that presented on September 17, 2022, except with respect to the exchange rate used to calculate the final equity value of Hammerhead for purposes of the Hammerhead Common Share Exchange Ratio (and related ratios) and subsequently delivered the Fairness Opinion to the Special Committee that, as of the date of the Fairness Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Fairness Opinion, the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement is fair, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead).

In selecting Duff & Phelps, the Special Committee considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors and special committees. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The full text of the Fairness Opinion is attached to this proxy statement/prospectus as Annex H and is incorporated into this proxy statement/prospectus by reference. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the Fairness Opinion. DCRD Shareholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with the Fairness Opinion, as well as other qualifications contained in the Fairness Opinion. Neither the Fairness Opinion nor the summary of the Fairness Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the DCRD Board, any security holder of DCRD or any other person as to how to act or vote with respect to any matter relating to the Business Combination.

The Fairness Opinion was approved by Duff & Phelps’ fairness opinions committee. The Fairness Opinion was provided for the information of, and directed to, the Special Committee and only addressed the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead) of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding.

In connection with the Fairness Opinion, Duff & Phelps made such reviews, analyses and inquiries that Duff & Phelps deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render the Fairness Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Fairness Opinion included, but were not limited to, the items summarized below:

•	Reviewing the following documents:

•	DCRD’s audited financial statements for the year ended December 31, 2021 included in DCRD’s Form 10-K filed with the SEC on March 29, 2022;

•	DCRD’s unaudited interim financial statements for the quarter and six-month period ended June 30, 2022 included in DCRD’s Form 10-Q filed with the SEC on August 12, 2022;

•	Consolidated audited financial statements for Hammerhead for the year ended December 31, 2021;

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Consolidated unaudited quarterly financial information for Hammerhead for the quarter and six months ended June 30, 2022, which management of Hammerhead identified as being the most current financial statements available;

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Capitalization information for Hammerhead, DCRD, New SPAC and the Amalgamated Company, prepared by DCRD, including capitalization information for New SPAC pro forma for the Domestication, SPAC Amalgamation, Class B Conversion and the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation, the “New SPAC Capitalization”) (each as defined in the Fairness Opinion), provided to Duff & Phelps by management of DCRD and on which Duff & Phelps was instructed to rely by the Special Committee and the management of DCRD;

•	The Pricing-Adjusted Projections and the Reserve Report Projections on which Duff & Phelps was instructed to rely by the Special Committee;

•	Hammerhead hedging summary report provided by the management of Hammerhead;

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Hammerhead evaluation of petroleum reserves report prepared by McDaniel, dated as of December 31, 2021, in accordance with NI 51-101, as updated by Hammerhead management for market consensus strip pricing as of September 9, 2022, adjusted to CAD realized, and on which Duff & Phelps was instructed to rely by the Special Committee;

•	Other industry reports that Duff & Phelps deemed relevant;

•	Hammerhead company overview presentation dated May 2022;

•	A draft of the Business Combination Agreement dated September 25, 2022; and

•	A draft of the Plan of Arrangement dated September 25, 2022;

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Discussing the information referred to above and the background and other elements of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) with the management of DCRD and certain members of the Special Committee (in their capacity as members of the Special Committee);

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Discussing with certain members of the Special Committee, management of DCRD and Hammerhead management the plans and intentions with respect to the management and operation of New SPAC following the completion of the Business Combination;

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Discussing with DCRD management and certain members of the Special Committee (in their capacity as members of the Special Committee) their assessment of the strategic rationale for, and the potential benefits of, the Business Combination;

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Participating in due diligence calls with certain members of DCRD management, the Special Committee and Hammerhead management discussing the operations of Hammerhead including, but not limited to the Pricing-Adjusted Projections and the Reserve Report Projections;

•	Reviewing the historical trading price and trading volume of the DCRD Class A Ordinary Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

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Performing certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; and

•	Conducting such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Fairness Opinion with respect to the Business Combination, Duff & Phelps, with the consent of DCRD and the Special Committee:

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Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including DCRD and Hammerhead and their respective management, including all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Duff & Phelps, and did not independently verify such information;

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Relied upon the fact that the members of the Special Committee have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

•	Relied upon the New SPAC Capitalization provided to Duff & Phelps by management of DCRD and on which Duff & Phelps was instructed to rely by the Special Committee and the management of DCRD;

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Assumed that the Pricing-Adjusted Projections and the Reserve Report Projections furnished to or compiled by (as applicable) Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions;

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Assumed that information supplied by and representations made by DCRD and Hammerhead and their respective management are substantially accurate regarding DCRD, Hammerhead, New SPAC, and the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation);

•	Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

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Assumed that the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation will occur as contemplated by the draft documents reviewed by Duff & Phelps and as described by management of DCRD and Hammerhead;

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Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of DCRD or Hammerhead since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

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Assumed that all of the conditions required to implement the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will be satisfied and that the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will be completed in a timely manner in accordance with the Business Combination Agreement and the Plan of Arrangement without any material amendments thereto or any material waivers of any terms or conditions thereof;

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Assumed that the consummation of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will comply in all respects with all applicable foreign, federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on DCRD, Hammerhead, New SPAC, or the contemplated benefits expected to be derived in the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation); and

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Assumed a value of $10.00 per share of DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares and New SPAC Class A Common Shares in calculating the value of such shares, with such $10.00 value being based on DCRD’s nature as a special purpose acquisition company, DCRD’s initial public offering and DCRD’s approximate cash per outstanding share of DCRD Class A Ordinary Shares (excluding, for the avoidance of doubt, the dilutive impact of the DCRD Class B Ordinary Shares or any DCRD Warrants), notwithstanding any differences between such classes of stock.

Duff & Phelps informed the Special Committee that to the extent that any of the foregoing assumptions or any of the facts on which the Fairness Opinion is based prove to be untrue in any material respect, the Fairness Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Fairness Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Duff & Phelps prepared the Fairness Opinion effective as of September 25, 2022. The Fairness Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to the attention of Duff & Phelps after such date.

Duff & Phelps did not evaluate the solvency of DCRD, Hammerhead, or New SPAC or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of DCRD or Hammerhead, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination Agreement, and therefore, Duff & Phelps assumed that such terms are the most beneficial terms, from DCRD’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Business Combination or (iii) advise the Special Committee, the DCRD Board or any other party with respect to alternatives to the Business Combination.

Duff & Phelps assumed that (a) for U.S. federal and applicable state income tax purposes, (i) the Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Company Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Class B Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (iv) Business Combination Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) for Canadian income tax purposes, each of the Amalgamations are intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the ABCA, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Canadian Tax Act. Duff & Phelps did not express and is not expressing any view or render nor is rendering any opinion regarding the tax consequences of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) or any portion thereof to DCRD, Hammerhead, New SPAC or their respective shareholders.

Duff & Phelps did not express any opinion as to the market price or value of DCRD Class A Ordinary Shares or the equity of Hammerhead or New SPAC (or anything else) either before or after the announcement or the consummation of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) or how any such shares may trade at any time. The Fairness Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of DCRD’s, Hammerhead’s, or New SPAC’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of DCRD’s or Hammerhead’s officers, directors, or employees, or any class of such persons, relative to the aggregate consideration to be paid by DCRD (or its applicable successor entity, New SPAC) in the Business Combination, or with respect to the fairness of any such compensation.

The Fairness Opinion (i) did not and does not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) does not address or express any view on any transaction related to the Business Combination; (iii) was not and is not a recommendation as to how the Special Committee, the DCRD Board or any DCRD Shareholder or Hammerhead should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction, and (iv) does not indicate that the aggregate consideration to be paid by DCRD is the best possibly attainable by DCRD under any circumstances; instead, it merely states whether the consideration to be paid by DCRD in the Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Fairness Opinion is based. The Fairness Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Except for the opinion expressed in the Fairness Opinion, Duff & Phelps did not and does not express any view or opinion as to (i) any other term, aspect or implication of (a) the Business Combination (including, without limitation, the form or structure of the Business Combination or any portion thereof (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation)) or the Business Combination Agreement or Plan of Arrangement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Business Combination or (ii) the fairness, financial or otherwise, of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) to, or of any consideration to be paid to or received by, the holders of any class of securities of DCRD or Hammerhead (including, without limitation, the fairness or the potential dilutive or other effects of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation)).

The Fairness Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of DCRD, Hammerhead, New SPAC or any other party). Duff & Phelps also did not address, or express a view with respect to, any acquisition of control or effective control of Hammerhead or New SPAC by any stockholder or group of stockholders of Hammerhead (including, without limitation, any voting, control, consent rights or similar rights, preferences or privileges as among or in comparison to any classes or groups of security holders or other constituents of DCRD, Hammerhead, New SPAC or any other party).

The Fairness Opinion does not in any way address the appropriate capital structure of New SPAC, whether New SPAC should be issuing debt or equity securities or a combination of both in the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation), or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) or the likelihood of obtaining such financing, or whether or not Hammerhead, DCRD, New SPAC their respective security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation).

The Fairness Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Fairness Opinion is limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and DCRD, dated July 26, 2022.

Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Fairness Opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion, attached to this proxy statement/prospectus as Annex H. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Fairness Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Fairness Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Fairness Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

The Discounted Cash Flow (“DCF”) Analysis is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate (the “DCF Analysis”). The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows.

Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Hammerhead using the Reserve Report Projections. “Unlevered free cash flow” is defined as cash that is available either to reinvest or to distribute to security holders. Specifically, Duff & Phelps calculated the projected unlevered free cash flows for each reserve classification – Proved Developed Producing (“PDP”), Proved Undeveloped (“PUD”) and Probable – and performed DCF analyses for each reserve classification. Duff & Phelps discounted the resulting unlevered free cash flows using a weighted average cost of capital of 11.00%, which was derived from various sources including the Capital Asset Pricing Model and survey data from the Society of Petroleum Evaluation Engineers.

Duff & Phelps then applied risk adjustment factors to the results of the DCF analyses for each reserve classification based on data from the Society of Petroleum Evaluation Engineers survey. The following are the indications of enterprise value from the DCF analyses:

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The portion of the total enterprise value indication from the DCF analysis for PDP reserves was C$571.5 million. Duff & Phelps applied no risk adjustment to this portion of the total enterprise value indication.

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Prior to a risking adjustment, the portion of the total enterprise value indication from the DCF analysis for PUD reserves was C$1,131.7 million. Duff & Phelps applied a risk adjustment of 55% to 65%, which resulted in the PUD portion of the total enterprise value indication ranging from C$622.5 million to C$735.5 million.

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Prior to a risking adjustment, the portion of the total enterprise value indication from the DCF analysis for Probable reserves was C$1,192.5 million. Duff & Phelps applied a risk adjustment of 25% to 35%, which resulted in the Probable portion of the total enterprise value indication ranging from C$298.0 million to C$417.5 million.

Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in a total indicated, enterprise value range for Hammerhead of C$1,490 million to C$1,725 million. Converted to U.S. dollar equivalents as of September 25, 2022, the resulting total indicated enterprise value range for Hammerhead is U.S. $1,098 million to U.S. $1,271 million.

Market Approach

The “Market Approach” is a valuation technique that provides an estimation of value by applying valuation multiples to financial metrics for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.

Duff & Phelps selected thirteen publicly traded companies that it deemed relevant in its analysis (the “Selected Publicly Traded Companies”). Duff & Phelps selected the Selected Publicly Traded Companies based on their relative similarity, primarily in terms of size, geography and hydrocarbon mix, to Hammerhead. Duff & Phelps noted that none of the Selected Publicly Traded Companies are perfectly comparable to Hammerhead. Duff & Phelps does not have access to non-public information of any of the Selected Publicly Traded Companies. Accordingly, a complete valuation analysis of Hammerhead cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Hammerhead. Therefore, the Market Approach is subject to certain limitations.

The table below summarizes certain metrics for the Selected Publicly Traded Companies compared to those of Hammerhead.

			Percentage of Total 2P Reserves
	Enterprise Value (C$)	Total 2P Reserves (boe)	Probable	Proved	Developed
ARC Resources Ltd.	14,378	1,535	32.2	67.8	31.3
Bonterra Energy Corp.	507	87	18.9	81.1	37.8
Crescent Point Energy Corp.	6,842	648	32.2	67.8	44.4
InPlay Oil Corp.	344	54	23.6	76.4	28.5
Kelt Exploration Ltd.	1,237	221	46.6	53.4	18.3
NuVista Energy Ltd.	2,865	502	42.4	57.6	23.5
Obsidian Energy Ltd.	1,259	134	22.7	77.3	49.9
Paramount Resources Ltd.	3,874	565	48.0	52.0	19.2
Spartan Delta Corp.	2,171	475	45.6	54.4	23.3
Tamarack Valley Energy Ltd.	2,267	155	42.2	57.8	32.4
Tourmaline Oil Corp.	27,352	3,578	47.8	52.2	24.4
Whitecap Resources Inc.	6,364	667	28.6	71.4	42.8
Yangarra Resources Ltd.	417	125	40.6	59.4	15.1
Median	2,267	475	40.6	59.4	28.5

Hammerhead		316	47.1	52.9	14.9

LTM: Latest Twelve Months

EV: Enterprise Value = Market capitalization plus debt, net of cash and equivalents

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, and Hammerhead management

The table below summarizes trading multiples and ratios for the Selected Publicly Traded Companies.

	Enterprise Value /
	LTM EBITDA	2022P EBITDA	2023P EBITDA	Total 2P Reserves (C$)	Daily Production (C$)
ARC Resources Ltd.	4.3x	3.7x	3.8x	9.4	42.8
Bonterra Energy Corp.	NM	NA	NA	5.8	35.4
Crescent Point Energy Corp.	3.5x	2.8x	3.0x	10.6	52.2
InPlay Oil Corp.	3.3x	2.2x	2.1x	6.3	37.9
Kelt Exploration Ltd.	4.4x	3.4x	3.0x	5.6	44.6
NuVista Energy Ltd.	3.9x	3.2x	2.8x	5.7	44.1
Obsidian Energy Ltd.	3.3x	2.2x	2.1x	9.4	39.9
Paramount Resources Ltd.	3.5x	3.3x	2.8x	6.9	50.1
Spartan Delta Corp.	3.1x	2.4x	2.5x	4.6	29.9
Tamarack Valley Energy Ltd.	NM	2.8x	4.5x	14.7	51.8
Tourmaline Oil Corp.	7.3x	5.3x	5.1x	7.6	54.4
Whitecap Resources Inc.	3.3x	2.3x	2.6x	9.5	48.1
Yangarra Resources Ltd.	2.7x	NA	NA	3.3	39.5
Median	3.5x	2.8x	2.8x	6.9	44.1

LTM: Latest Twelve Months

EV: Enterprise Value = Market capitalization plus debt, net of cash and equivalents

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Based on the data shown in the tables above, Duff & Phelps also selected a range of valuation multiples to apply to Hammerhead’s projected 2023 EBITDA from the Pricing-Adjusted Projections, current 2P reserves, and current daily production to obtain a range of current enterprise values for Hammerhead using the Market Approach. Duff & Phelps selected multiples that, in its judgement, reflected, among other factors, Hammerhead’s current and future production profile relative to the Selected Publicly Traded Companies.

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Duff & Phelps selected a range of 2.75x to 3.25x Hammerhead’s projected 2023 EBITDA of C$546.6 million from the Pricing-Adjusted Projections. The resulting indication of enterprise value was C$1,503.1 million to C$1,776.4 million.

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Duff & Phelps selected a range of C$5.00 to C$6.00 per boe to apply to Hammerhead’s total 2P reserves of 315.6 boe. The resulting indication of enterprise value was C$1,578.2 million to C$1,893.9 million.

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Duff & Phelps selected a range of C$40.00 to C$50.00 per boe to apply to Hammerhead’s daily production of 33.9 boe. The resulting indication of enterprise value was C$1,354.7 million to C$1,693.4 million.

The combination of the three indicative value ranges from the Market Approach resulted in an indicated, estimated enterprise value range of C$1,480 million to C$1,790 million. Converted to U.S. dollar equivalents as of September 25, 2022, the resulting estimated enterprise value range is U.S. $1,091 million to U.S. $1,319 million.

Conclusions

Duff & Phelps noted in its presentation to the Special Committee that the implied equity value of New SPAC based on the Business Combination pursuant to the terms of the Business Combination Agreement is $1,281 million (assuming no redemptions and a value of $10.00 per New SPAC Class A Common Share). Duff & Phelps calculated the implied enterprise value of New SPAC by taking the implied equity value and adding Hammerhead’s net debt of $142 million as of July 31, 2022, a decommissioning liability of $15 million, and the warrant liability of $6 million and subtracting cash of $270 million (assuming no redemptions), which such amounts were provided to it by DCRD management and upon which Duff & Phelps relied in its analysis. The resulting implied enterprise value, based on such calculations and assumptions, is $1,174 million, which Duff & Phelps noted was within the range of indicated enterprise values derived from each of the DCF Analysis and the Market Approach.

For information purposes in respect of its presentation to the Special Committee and as a further metric considered by Duff & Phelps in applying its judgement to the financial analyses undertaken, Duff & Phelps also calculated an equity value range for New SPAC from the enterprise value indications derived from the DCF Analysis and the Market Approach by taking such enterprise value indications and subtracting Hammerhead’s net debt of $142 million as of July 31, 2022, a decommissioning liability of $15 million, and the warrant liability of $6 million and adding cash of $270 million (assuming no redemptions), which such amounts were provided to it by DCRD management and upon which Duff & Phelps relied in its analysis. The resulting equity value indications for New SPAC from the DCF analysis was $1,204 million to $1,378 million and the resulting equity value indications for New SPAC from the Market Approach was $1,197 million to $1,426 million. Duff & Phelps noted that the implied equity value based on the Business Combination of $1,281 million (assuming no redemptions and a value of $10.00 per New SPAC Class A Common Share) falls within each of these ranges.

Duff & Phelps further noted that the DCRD Public Shareholders would, based on the assumed New SPAC Capitalization provided by DCRD and on which Duff & Phelps was instructed to rely, own approximately 24.7% of New SPAC assuming no redemptions, and DCRD’s trust account balance of approximately $317 million is within implied equity value range in New SPAC for DCRD Public Shareholders of $298 million to $341 million based on the DCF Analysis equity value range, and $296 million to $353 million based on the Market Approach equity value range.

The Fairness Opinion was only one of the many factors considered by the Special Committee and the DCRD Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Special Committee and the DCRD Board.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of the Fairness Opinion to the Special Committee, DCRD agreed to pay Duff & Phelps a fee of $500,000. A $50,000 retainer was paid upon execution of the engagement letter with Duff & Phelps, $200,000 was payable upon delivery of the Fairness Opinion and $250,000 is payable upon the earliest of (i) consummation of the Business Combination, (ii) if the Business Combination is terminated, such time as DCRD and the Special Committee agree in good faith after considering DCRD’s working capital needs and (iii) commencement of proceedings to dissolve DCRD.

Furthermore, Duff & Phelps is entitled to be paid additional fees at a percentage of Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the Fairness Opinion. DCRD has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses, other expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the performance of its engagement and the preparation of, and assistance with respect to, the Fairness Opinion, relevant transaction documents and related documents and matters. DCRD has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which the Special Committee believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee is aware of these fee arrangements.

Disclosure of Prior Relationships

Other than this engagement, during the two years preceding the date of the Fairness Opinion, Duff & Phelps has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps did not act as an underwriter in the DCRD IPO.

Duff & Phelps may seek to provide DCRD, Hammerhead, New SPAC and their respective affiliates and equity holders with financial advisory and other services unrelated to the Business Combination in the future, for which service Duff & Phelps would expect to receive compensation.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the DCRD Board to vote in favor of the Business Combination, DCRD Shareholders should be aware that, aside from their interests as shareholders, DCRD Sponsor and certain members of DCRD management have interests in the Business Combination that are different from, or in addition to, those of other DCRD Shareholders generally. DCRD’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to DCRD Shareholders that they approve the Business Combination. DCRD Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares and have agreed to waive redemption rights with respect to any DCRD Public Shares held by them in connection with the consummation of the Initial Business

Combination. Additionally, DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them if DCRD fails to consummate the Initial Business Combination within 18 months after the closing of the DCRD IPO. If DCRD does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the DCRD Private Placement Warrants held in the Trust Account will be used to fund the redemption of the DCRD Public Shares, and the DCRD Private Placement Warrants will expire without the receipt of value by the holders of such warrants. Since DCRD Sponsor and DCRD management directly or indirectly own DCRD Ordinary Shares and DCRD Private Placement Warrants, DCRD management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•

The fact that DCRD Initial Shareholders paid an aggregate of approximately $25,000 for the 7,906,250 DCRD Founder Shares, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,406,563, based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, resulting in a theoretical gain of $80,381,563;

•

The fact that given the differential in the purchase price that DCRD Sponsor paid for the DCRD Founder Shares as compared to the price of the DCRD Units sold in the DCRD IPO and the 3,464,323 New SPAC Common Shares that DCRD Sponsor will receive upon conversion of the DCRD Founder Shares in connection with the Business Combination, DCRD Sponsor and its affiliates may earn a positive rate of return on their investment even if the New SPAC Common Shares trade below the price initially paid for the DCRD Units in the DCRD IPO and the DCRD Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•

The fact that DCRD Sponsor and DCRD’s independent directors currently hold and, following the Founder Transfer, will hold a pecuniary interest in, an aggregate of 12,737,500 DCRD Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,750,875, based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•	The fact that certain members of DCRD management collectively own, directly or indirectly, a material interest in DCRD Sponsor;

•

DCRD Sponsor and DCRD management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as DCRD may obtain loans from DCRD Sponsor or an affiliate of DCRD Sponsor or any of DCRD management to finance transaction costs in connection with the Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DCRD Private Placement Warrants, including as to exercise price, exercisability and exercise period;

•

The DCRD Articles provide that DCRD renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of DCRD management on the one hand, and DCRD, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of DCRD management to any other entity. DCRD is not aware of any such corporate opportunities not being offered to DCRD and does not believe that waiver of the corporate opportunities doctrine has materially affected DCRD’s search for an acquisition target or will materially affect DCRD’s ability to complete an Initial Business Combination;

•

If the Trust Account is liquidated, including in the event DCRD is unable to complete an Initial Business Combination within the required time period, DCRD Sponsor has agreed to indemnify DCRD to ensure that the proceeds in the Trust Account are not reduced below $10.10 per DCRD Public Share, or such lesser amount per DCRD Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than DCRD’s independent public accountants) for services rendered or products sold to DCRD or (b) a prospective target business with which DCRD has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

The fact that DCRD Sponsor and DCRD management will be reimbursed for out-of-pocket expenses incurred in connection with activities on DCRD’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3.7 million as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•

The fact that DCRD Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to DCRD Shareholders rather than liquidate;

•	The anticipated appointment of each of Robert Tichio and James McDermott, members of the DCRD Board, as directors on the New SPAC Board in connection with the closing of the Business Combination;

•

The fact that New SPAC will indemnify DCRD Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and DCRD Sponsor’s ownership of DCRD Securities or its control or ability to influence DCRD;

•

The fact that the Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. Immediately following the Closing, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties are expected to beneficially own approximately 58.5% of the New SPAC Common Shares (including New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by such Riverstone Parties pursuant to the Founder Transfer); and

•	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

The table set forth below summarizes the anticipated interests of the Riverstone Parties, DCRD Sponsor and DCRD management in New SPAC as of Closing along with the value of such interests based on (i) in the case of DCRD Sponsor’s and DCRD management’s interests, the closing price of the DCRD Public Warrants and DCRD Class A Ordinary Shares as of December 14, 2022, which would be lost if an Initial Business Combination is not completed by DCRD by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price / Capital Contributions		Number of New SPAC Private Placement Warrants	Value of New SPAC Private Placement Warrants[8]	Number of New SPAC Common Shares		Value of New SPAC Common Shares[10]	Value of New SPAC Common Shares Based on Transaction Value[11]
Decarbonization Plus Acquisition Sponsor IV LLC[1]	DCRD Shareholder	$1,666,932	[7]	—	$—	3,464,323		$35,232,162	$35,201,360
Riverstone Parties[2]	Hammerhead Shareholder	$914,515,062	[12]	12,737,500	$6,750,875	74,769,607	[9]	$760,406,903	$759,742,112
James AC McDermott[3]	DCRD Director	$136		—	$—	37,396		$380,316	$379,984
Dr. Jennifer Aaker[4]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jane Kearns[5]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992
Jeffrey Tepper[6]	DCRD Director	$68		—	$—	18,698		$190,158	$189,992

1

DCRD directors, Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer, Robert Tichio, Chief Financial Officer, Chief Accounting Officer and Secretary, Peter Haskopoulos and Chairman of the DCRD Board, Erik Anderson (through his interest in WRG), each hold an indirect economic interest in DCRD Sponsor. Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 12,488,255 New SPAC Private Placement Warrants with a corresponding purchase price of $12,488,255 and 4,234,172 New SPAC Common Shares with a corresponding purchase price of $13,334.75 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, DCRD Sponsor will be entitled to receive $12,512,766 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

2

DCRD directors Pierre Lapeyre, Jr. and David Leuschen, director and Chief Executive Officer Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos and Hammerhead director Jesal Shah each have an indirect economic interest in the Riverstone Parties.

3

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 99,698 New SPAC Private Placement Warrants with a corresponding purchase price of $99,698 and 45,706 New SPAC Common Shares with a corresponding purchase price of $166.10 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. McDermott will be entitled to receive $99,893 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

4

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Dr. Aaker will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common

Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”
5

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Ms. Kearns will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

6

Holdings of, and purchase price for, the New SPAC Private Placement Warrants and New SPAC Common Shares do not include the 49,849 New SPAC Private Placement Warrants with a corresponding purchase price of $49,849 and 22,853 New SPAC Common Shares with a corresponding purchase price of $83.05 that will be held by certain Riverstone Fund V Entities after the Founder Transfer. Following the Closing and pursuant to the Sponsor Side Letter, Mr. Tepper will be entitled to receive $49,947 upon the sale by certain Riverstone Fund V Entities of the New SPAC Private Placement Warrants or New SPAC Common Shares held by it. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

7

Includes (i) amount DCRD Sponsor has agreed to pay for certain of DCRD’s expenses in the form of non-interest bearing advances, an amount which, as of September 30, 2022, was approximately $1,656,022 and (ii) $10,910.25 which represents capital contribution made by DCRD Sponsor in exchange for the 3,464,323 DCRD Founder Shares, which DCRD Sponsor will retain after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

8	Based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022.
9

Includes 4,348,438 shares that will be held by certain Riverstone Fund V Entities after the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

10	Based on the closing price of the DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022.
11

Based on a post-transaction equity value of New SPAC of $1.298 billion and assuming the Base Scenario (as described in the subsection entitled “The Business Combination—Total New SPAC Common Shares to Be Issued in the Business Combination”) with no redemptions.

12

Includes (i) $901,763,812 of invested capital by the Riverstone Parties in Hammerhead, (ii) $12,737,500, which is equal to the cost of the 12,737,500 New SPAC Private Placement Warrants, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer and (iii) $13,750 which represents capital contributions made by DCRD Sponsor in exchange for the 4,348,438 DCRD Founder Shares, which certain Riverstone Fund V Entities will hold pursuant to the Founder Transfer. For more information about the Sponsor Side Letter see the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Recognizing the potentially differing interests of DCRD Sponsor, its affiliates and some officers and directors of DCRD from the interests of the DCRD Shareholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the DCRD Board formed the Special Committee, and the Special Committee engaged independent advisors to assist the Special Committee in evaluating the Business Combination, which included several meetings between the Special Committee and such advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Hammerhead in one or more respects. The Special Committee also considered certain mitigating factors, including (i) DCRD’s and Hammerhead’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Special Committee and the Hammerhead Special Committee to review the Business Combination on behalf of the DCRD Board and the Hammerhead Board, respectively, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this proxy statement/prospectus. In addition, the Special Committee and the DCRD Board considered the Fairness Opinion rendered by Duff & Phelps to the Special Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone, as of the date of such opinion, of the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the subsection entitled “The Business Combination—Opinion of Financial Advisor to the Special Committee.”

The Special Committee and the DCRD Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

Potential Purchases of Public Shares

In connection with the DCRD Shareholder vote to approve the Business Combination, DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates may privately negotiate transactions to purchase DCRD Public Shares from DCRD Shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of DCRD Public Shares DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, DCRD Sponsor, DCRD management, DCRD’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase DCRD Public Shares in such transactions. None of DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such DCRD Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such DCRD Shareholder, although still the record holder of such

DCRD Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any DCRD Public Shares purchased by DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates purchase DCRD Public Shares in privately negotiated transactions from public DCRD Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates would waive any redemption rights with respect to any DCRD Public Shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of DCRD Public Shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of DCRD Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates purchase any

DCRD Public Shares as contemplated above, DCRD will file a Current Report on Form 8-K prior to the DCRD Shareholders’ Meeting that will disclose:

•	the amount of such DCRD Public Shares purchased by DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates, along with the purchase price;

•	the purpose of the purchases by DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates;

•	the impact, if any, of the purchases by DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

•

the identities of DCRD Shareholders who sold to DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of DCRD Shareholders (e.g., 5% security holders) who sold to DCRD Sponsor, DCRD management, DCRD’s advisors or any of their respective affiliates; and

•	the number of DCRD Public Shares for which DCRD has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the DCRD Class A Ordinary Shares or New SPAC Class A Common Shares may be reduced and the number of beneficial holders of DCRD’s or New SPAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of DCRD’s or New SPAC’s securities on a national securities exchange.

DCRD Sponsor, and DCRD’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom DCRD Sponsor, DCRD’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting DCRD directly or by DCRD’s receipt of redemption requests submitted by shareholders.

Any purchases by DCRD Sponsor, DCRD’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. DCRD Sponsor, DCRD’s officers, directors, advisors and any of their respective affiliates will not make purchases of DCRD Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Pursuant to the DCRD Articles, a DCRD Public Shareholder may request that DCRD redeem all or a portion of its DCRD Public Shares for cash if the Business Combination is consummated. As a DCRD Public Shareholder, you will be entitled to exercise your redemption rights if you:

(a) hold DCRD Public Shares, or if you hold DCRD Units, you elect to separate your DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising your redemption rights;

(b) submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your DCRD Public Shares for cash, and (ii) identify yourself as the beneficial holder of the DCRD Public Shares and provide your legal name, phone number and address; and

(c) deliver your DCRD Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their DCRD Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on January 19, 2023 (two business days before the DCRD Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of DCRD Units must elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants prior to exercising their redemption rights with respect to the DCRD Public Shares. If DCRD Public Shareholders hold their DCRD Units in an account at a brokerage firm or bank, such DCRD Public Shareholders must notify their broker or bank that they elect to separate the DCRD Units into the underlying DCRD Public Shares and DCRD Public Warrants, or if a holder holds DCRD Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to DCRD in order to validly exercise its redemption rights. DCRD Public Shareholders may elect to exercise their redemption rights with respect to their DCRD Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the DCRD Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a DCRD Public Shareholder properly exercises its redemption rights with respect to all or a portion of the DCRD Public Shares that it holds and timely delivers its shares to the Transfer Agent, New SPAC will redeem the related New SPAC Class A Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.16 per issued and outstanding DCRD Public Share. If a DCRD Public Shareholder exercises its redemption rights in full, then it will not own DCRD Public Shares or New SPAC Class A Common Shares following the redemption. The redemption will take place following the Company Amalgamation, and, accordingly, it is New SPAC Class A Common Shares that will be redeemed as promptly as practical after the Company Amalgamation Effective Time. Please see the subsection entitled “Extraordinary General Meeting of DCRD Shareholders —Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your DCRD Public Shares.

Total New SPAC Common Shares to Be Issued in the Business Combination

The following table presents the anticipated ownership of New SPAC upon the Closing, which does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions: This scenario assumes that no DCRD Public Shareholders exercise their redemption rights with respect to their New SPAC Class A Common Shares.

Illustrative Redemptions: This scenario assumes that 15,812,500 New SPAC Class A Common Shares are redeemed, which is equal to 50% of the number of shares redeemed in the “Assuming Maximum Redemptions” scenario described under the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” or approximately 50% of the outstanding DCRD Class A Ordinary Shares as of the date of this proxy statement/prospectus.

Maximum Redemptions: This scenario assumes the “Assuming Maximum Redemptions” scenario described under the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” i.e., 31,625,000 New SPAC Class A Common Shares are redeemed, or approximately 100% of the outstanding DCRD Class A Ordinary Shares as of the date of this proxy statement/prospectus.

	Assuming No Redemptions	%	Assuming Illustrative Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current Hammerhead Shareholders (other than the Riverstone Parties)	17,807,460	13.9%	17,807,460	15.9%	17,807,460	18.5%
Shares held by current DCRD Public Shareholders	31,625,000	24.8%	15,812,500	14.1%	—	—%
Shares held by DCRD Initial Shareholders(1)	3,557,812	2.8	3,557,812	3.2%	3,557,812	3.7%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(2)	74,769,607	58.5%	74,769,607	66.8%	74,769,607	77.8%

Total New SPAC Common Shares	127,759,879	100.0%	111,947,379	100.0%	96,134,879	100.0%

(1)

Shares held by DCRD Sponsor, DCRD management, and certain members of the DCRD Board after the Founder Transfer. Excludes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

(2)	Includes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

If the facts are different than these assumptions, the percentage ownership of the various entities or groups following the Business Combination will be different. For example, the table set forth above does not take into account the New SPAC Warrants that will be outstanding after Closing, but it does include the New SPAC Class A Common Shares that will be issued upon conversion of the New SPAC Class B Common Shares at Closing. The New SPAC Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Assuming that no additional DCRD Warrants are issued upon conversion of working capital loans and that all 28,550,000 New SPAC Warrants that will be outstanding after Closing are exercised for cash following completion of the Business Combination, with proceeds to New SPAC of approximately $328.3 million (and each other assumption applicable to the table set forth above remains the same), then the ownership of New SPAC would be as follows:

	Assuming No Redemptions	%	Assuming Illustrative Redemptions	%	Assuming Maximum Redemptions	%
Shares held by former Hammerhead Shareholders(1)	17,807,460	11.4%	17,807,460	12.7%	17,807,460	14.3%
Shares held by current DCRD Public Shareholders	47,437,500	30.3%	31,625,000	22.5%	15,812,500	12.7%
Shares held by DCRD Initial Shareholders(2)	16,295,312	10.4%	16,295,312	11.6%	16,295,312	13.1%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(3)	74,769,607	47.8%	74,769,607	53.2%	74,769,607	60.0%

Total New SPAC Class A Common Shares	156,309,879	100.0%	140,497,379	100.0%	124,684,879	100.0%

(1)	Excludes approximately 5.4 million options exercisable for New SPAC Common Shares issued to current Hammerhead Shareholders pursuant to the Business Combination.
(2)

Shares held by DCRD Sponsor, DCRD management, certain members of the DCRD Board after the Founder Transfer. Excludes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

(3)	Includes 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.

The DCRD Warrants are, and the New SPAC Warrants will be, subject to restrictions on the timing of their exercise and may also be exercisable on a “cashless basis” by reference to the fair market value of the New SPAC Class A Common Shares. As a result, the percentages above are indicative only.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders. See the subsection entitled “Risk Factors—A DCRD Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position” for additional information.

The following table shows the dilutive effect and the effect on the per share value of New SPAC Class A Common Shares held by non-redeeming DCRD Shareholders under a range of redemption scenarios and New SPAC Warrant exercise scenarios:

	No Redemptions		Illustrative Redemptions		Maximum Redemptions
	New SPAC Class A Common Shares	Value Per Share(1)	New SPAC Class A Common Shares	Value Per Share(2)	New SPAC Class A Common Shares	Value Per Share(3)
Base Scenario(4)	127,759,879	$10.16	111,947,379	$10.16	96,134,879	$10.16
Excluding DCRD Initial Shareholders(5)	124,202,067	$10.45	108,389,567	$10.49	92,577,067	$10.55
Assuming all DCRD Public Warrants are exercised(6)	143,572,379	$9.04	127,759,879	$8.90	111,947,379	$8.73
Assuming all DCRD Private Placement Warrants are exercised(7)	140,497,379	$9.24	124,684,879	$9.12	108,872,379	$8.97
Assuming all DCRD Public Warrants and DCRD Private Placement Warrants are exercised(8)	156,309,879	$8.31	140,497,379	$8.10	124,684,879	$7.83

(1)	Based on a post-transaction equity value of New SPAC of $1.298 billion.
(2)

Based on a post-transaction equity value of New SPAC of $1.138 billion, or $1.298 billion less the approximately $160.7 million that would be paid from the Trust Account to redeem 15,812,500 New SPAC Class A Common Shares in connection with the Business Combination.

(3)

Based on a post-transaction equity value of New SPAC of $976.8 million, or $1.298 billion less the approximately $321.3 million that would be paid from the Trust Account to redeem 31,625,000 New SPAC Class A Common Shares in connection with the Business Combination.

(4)

Represents (a) the 92,577,067 New SPAC Class A Common Shares in aggregate issued to the existing Hammerhead Shareholders pursuant to the Business Combination Agreement (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer), (b) the 3,557,812 New SPAC Class A Common Shares that will be issued to the DCRD Initial Shareholders upon conversion of the New SPAC Class B Common Shares and (c) the 31,625,000 New SPAC Class A Common Shares that will be issued to the DCRD Public Shareholders, less any redemptions described above.

(5)	Represents the Base Scenario excluding the 3,557,812 shares held by DCRD Sponsor, DCRD management, and certain members of the DCRD Board after the Founder Transfer.
(6)

Represents the Base Scenario plus the full exercise of the New SPAC Warrants that were formerly DCRD Public Warrants on a 1:1 basis for cash. Value per share does not reflect proceeds to New SPAC of approximately $181.8 million.

(7)

Represents the Base Scenario plus the full exercise of the New SPAC Warrants that were formerly DCRD Private Placement Warrants on a 1:1 basis for cash. Value per share does not reflect proceeds to New SPAC of approximately $146.5 million.

(8)

Represents the Base Scenario plus the full exercise of all New SPAC Warrants outstanding after Closing on a 1:1 basis for cash. Value per share does not reflect proceeds to New SPAC of approximately $328.3 million.

Underwriting Fees

The DCRD IPO generated approximately $6.3 million of underwriting fees and approximately $11.1 million of deferred underwriting fees conditioned upon completion of an Initial Business Combination, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. The following table illustrates the effective underwriting fee on a percentage basis for DCRD Public Shares at each redemption level identified below.

	No Redemptions	Illustrative Redemptions	Maximum Redemptions
	($ in millions)
Unredeemed DCRD Public Shares	31,625,000	15,812,500	—
Trust Proceeds to Hammerhead	$321.3	$160.7	$—
Initial IPO Underwriting Fees	$6.3	$6.3	$6.3
Deferred Underwriting Fees	$11.1	$11.1	$11.1
Effective Underwriting Fee (%)	5.4%	10.8%	N/A

Impact of Substantial Redemptions on the Business Combination

DCRD Public Shareholders are not required to vote “Against” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of DCRD Public Shareholders are reduced as a result of redemptions by DCRD Public Shareholders.

If a DCRD Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any DCRD Warrants that it may hold. Assuming that 31,625,000 New SPAC Class A Common Shares held by DCRD Public Shareholders were redeemed, the 15,812,500 retained outstanding New SPAC Warrants would be valued at approximately $8,380,625 based on the closing price of DCRD Public Warrants of $0.53 per warrant on December 14, 2022. If a substantial number of, but not all, DCRD Public Shareholders exercise their redemption rights, any non-redeeming DCRD Shareholders would experience dilution to the extent such New SPAC Warrants are exercised and additional New SPAC Class A Common Shares are issued.

In no event will New SPAC redeem its New SPAC Class A Common Shares in an amount that would cause its net tangible assets to be less than $5,000,001, unless the New SPAC Class A Common Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

Sources and Uses for the Business Combination

The following tables summarize the illustrative sources and uses for funding the Business Combination (i) assuming that no New SPAC Class A Common Shares are redeemed in connection with the Business Combination and (ii) assuming that all 31,625,000 New SPAC Class A Common Shares are redeemed in connection with the Business Combination.

No Redemption

Sources (in millions)	C$	$USD
Cash in Trust Account (1)	$440.5	$321.3
Credit Facility Draw (2)	—	—
Equity issued to current Hammerhead Shareholders (3)	1,269.0	925.8

Total Sources	$1,709.4	$1,247.1

Uses (in millions)	C$	$USD
Equity issued to current Hammerhead Shareholders (3)	$1,269.0	$925.8
Estimated transaction costs (4)	69.2	50.5
Cash to combined company Balance Sheet	371.2	270.8

Total Uses	$1,709.4	$1,247.1

(1)	As of September 30, 2022.
(2)	Credit facility draw is not anticipated under the no redemption scenario. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.
(3)

Shares issued to Hammerhead Shareholders are at a deemed value of $10.00 per share. Assumes 92,577,067 New SPAC Class A Common Shares issued to current Hammerhead Shareholders (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer). See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(4)

Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions. Excludes expected repayment of amounts due to related parties of DCRD at closing for general operating costs incurred by DCRD.

Maximum Redemption

Sources (in millions)	C$	$USD

Cash in Trust Account (1)	$—	$—
Credit Facility Draw (2)	69.2	50.5
Equity issued to current Hammerhead Shareholders (3)	1,269.0	925.8

Total Sources	$1,338.2	$976.3

Uses (in millions)	C$	$USD
Equity issued to current Hammerhead Shareholders (3)	$1,269.0	$925.8
Estimated transaction costs (4)	69.2	50.5
Cash to combined company Balance Sheet	—	—

Total Uses	$1,338.2	$976.3

(1)

As of September 30, 2022, and assumes that 31,625,000 New SPAC Class A Common Shares are redeemed for an aggregate payment of approximately C$440.5 million ($321.3 million) (based on an estimated per share redemption price of approximately C$13.93 ($10.16).

(2)	Anticipated credit facility draw under the maximum redemption scenario. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.
(3)

Shares issued to Hammerhead Shareholders are at a deemed value of $10.00 per share. Assumes 92,577,067 New SPAC Class A Common Shares issued to current Hammerhead Shareholders (including 4,348,438 New SPAC Class A Common Shares received in exchange for DCRD Founder Shares that will be held by certain Riverstone Fund V Entities pursuant to the Founder Transfer). See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(4)

Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions. Excludes expected repayment of amounts due to related parties of DCRD at closing for general operating costs incurred by DCRD.

Certain Information Relating to New SPAC

NewCo/New SPAC Board Before the Business Combination

Prior to the consummation of the SPAC Amalgamation, the NewCo Board consists of Scott Sobie, Michael G. Kohut, Robert Tichio and Jesal Shah. In connection with the SPAC Amalgamation, the members of the DCRD Board will become the members of the New SPAC Board. In connection with the Company Amalgamation, Scott Sobie, Michael G. Kohut, A. Stewart Hanlon, J. Paul Charron, Robert Tichio, Jesal Shah, James McDermott and Bryan Begley will become the members of the New SPAC Board.

New SPAC Board and Executive Officers Following the Business Combination

The executive officers and directors of New SPAC following the Company Amalgamation will be as follows:

Name	Age	Position
Scott Sobie	58	President, Chief Executive Officer and Director Nominee
Michael G. Kohut	56	Senior Vice President, Chief Financial Officer and Director Nominee
Daniel Labelle	52	Senior Vice President, Development and A&D
David Anderson	52	Senior Vice President, Operations and Alternative Energy
Nicki Stevens	53	Senior Vice President, Production, Marketing and ESG
A. Stewart Hanlon	62	Director Nominee
J. Paul Charron	65	Director Nominee
Robert Tichio	45	Director Nominee
Jesal Shah	37	Director Nominee
James McDermott	54	Director Nominee
Bryan Begley	51	Director Nominee

It is anticipated that A. Stewart Hanlon, J. Paul Charron and Bryan Begley will be independent under the applicable rules of the SEC and the NASDAQ.

In connection with the Company Amalgamation, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will become members of the New SPAC Board. Please see the section entitled “Management of New SPAC After the Business Combination” elsewhere in this proxy statement/prospectus for biographies and additional information.

Employment and Compensation Arrangements

NewCo expects that prior to the consummation of the Business Combination, Hammerhead’s executive officers will continue to be employed by Hammerhead. After consummation of the Business Combination and once New SPAC’s compensation committee is formed, executive compensation decisions will be made by the New SPAC Board based on recommendations made by New SPAC’s compensation committee. New SPAC’s compensation committee will review executive compensation arrangements and recommend to the New SPAC Board any adjustments that it believes are appropriate in structuring New SPAC’s executive compensation arrangements.

Please see the section entitled “Executive Compensation” elsewhere in this proxy statement/prospectus for additional information.

Indemnification and Insurance Obligations of New SPAC Following the Business Combination

Under Section 124 of the ABCA, except in respect of an action by or on behalf of New SPAC to procure a judgment in New SPAC’s favor, New SPAC may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New SPAC is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative , investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of New SPAC, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New SPAC, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from New SPAC in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New SPAC, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). New SPAC may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

A corporation may advance funds to an indemnifiable person in order to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

Subject to the aforementioned prohibitions on indemnification, an indemnifiable person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New SPAC’s by-laws will require New SPAC to indemnify directors or officers of New SPAC, former directors or officers of New SPAC or other individuals who, at New SPAC’s request, act or acted as directors or officers or in a similar capacity of another entity of which New SPAC is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because New SPAC’s by-laws will require that indemnification be subject to the ABCA, any indemnification that New SPAC provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New SPAC may also, pursuant to the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New SPAC or a related body corporate.

Please see the subsection entitled “Management of New SPAC After the Business Combination—New SPAC Board—Indemnification and Insurance Obligations of New SPAC Following the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Listing of New SPAC Class A Common Shares and New SPAC Warrants on the NASDAQ and the TSX

New SPAC Class A Common Shares and New SPAC Warrants currently are not traded on a stock exchange. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

Restrictions on Resales

All New SPAC Class A Common Shares and New SPAC Warrants received by DCRD Shareholders and warrantholders in the Business Combination are expected to be freely tradable, except that the New SPAC Class A Common Shares and New SPAC Warrants received in the Business Combination by persons who become affiliates of New SPAC for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New SPAC generally include individuals or entities that control, are controlled by or are under common control with, New SPAC and may include the directors and executive officers of New SPAC as well as its principal shareholders.

All New SPAC Class A Common Shares and New SPAC Warrants received by DCRD Shareholders and warrantholders in the Business Combination will not be legended and may be resold in each of the provinces and territories of Canada, provided that: (i) New SPAC is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon New SPAC becoming a reporting issuer by filing a non-offering prospectus in the Province of Alberta); (ii) the trade is not a “control distribution” (as defined in National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators (“NI 45-102”)); (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling securityholder is an insider or officer of New SPAC (as defined under applicable Canadian securities legislation), the insider or officer has no reasonable grounds to believe that New SPAC is in default of applicable Canadian securities legislation. Following Closing, New SPAC is expected to become a reporting issuer in the Province of Alberta by filing a non-offering prospectus. Each holder of New SPAC Class A Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Delisting of DCRD Ordinary Shares and Deregistration of DCRD

DCRD, Hammerhead and NewCo anticipate that, following consummation of the Business Combination, the DCRD Class A Ordinary Shares, DCRD Units and DCRD Warrants will be delisted from the NASDAQ, and DCRD will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Shareholder Rights

Until the Domestication, Cayman Islands law and the DCRD Articles will continue to govern the rights of DCRD Shareholders. After the Domestication, but before the SPAC Amalgamation, Alberta law and the Domestication Articles and Bylaws will govern the rights of DCRD Shareholders. After the consummation of the SPAC Amalgamation, DCRD Shareholders will become New SPAC Shareholders and Alberta law and the New SPAC Articles will govern the rights of the New SPAC Shareholders. After the consummation of the Company Amalgamation, Alberta law, the New SPAC Closing Articles and the New SPAC Closing Bylaws will govern the rights of New SPAC Shareholders.

There are certain differences in the rights of DCRD Shareholders prior to the Business Combination and the rights of New SPAC Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations with Respect to the Business Combination and Ownership of New SPAC Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Business Combination is not within the scope of IFRS 3 since DCRD does not meet the definition of a business in accordance with IFRS 3. Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 as it relates to the stock exchange listing service received and under other relevant standards for cash acquired, replacement of warrants or other assets acquired and liabilities assumed. Hammerhead will be treated as the “acquirer” and DCRD will be treated as the “acquiree” for financial reporting purposes given that Hammerhead’s operations will comprise the operations of New SPAC, Hammerhead’s executive management will be the executive management of New SPAC, Hammerhead’s director appointees will hold the majority of director seats of New SPAC, and Hammerhead’s existing shareholders will be the largest shareholder group of New SPAC. Under this method of accounting, the net assets of Hammerhead will be stated at historical cost, with no goodwill or other intangible assets recorded.

In accordance with IFRS 2, the differences in the fair value of the consideration (i.e., shares issued by New SPAC) for the acquisition of DCRD over the fair value of the identifiable net assets of DCRD will represent a service for the listing of New SPAC and be recognized as a share-based payment expense. The consideration for the acquisition of DCRD was determined using the closing prices of DCRD Class A Ordinary Shares. The DCRD Public Warrants and DCRD Private Placement Warrants are assumed to be part of the Business Combination and are assumed as a part of the identifiable net assets of DCRD. The replacement of warrants is then separately accounted for under IAS 32. As it is expected the fair value of DCRD Public Warrants and DCRD Private Placement Warrants will have similar fair value as those of New SPAC Public Warrants as of the Closing, no material impact into profit or loss is expected.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations for U.S. Holders (as defined below) in respect of (1) DCRD Securities as of immediately prior to the Business Combination with respect to (i) the Domestication and (ii) the SPAC Amalgamation, (2) any election to have their New SPAC Class A Common Shares redeemed for cash if the Business Combination is completed and (3) New SPAC Securities as of immediately following the Business Combination with respect to the ownership and disposition of such securities. This discussion does not address any tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Company Amalgamation or the tax treatment of the Business Combination with respect to Hammerhead shareholders or securityholders. Although not entirely clear, we intend to treat a Holder of a DCRD Unit (each DCRD Unit consisting of one DCRD Class A Ordinary Share and a partial DCRD Warrant) or a New SPAC Unit (each New SPAC Unit consisting of one New SPAC Class A Common Share and a partial New SPAC Warrant) as the owner of the underlying DCRD Securities or New SPAC Securities, as applicable, for U.S. federal income tax purposes. Assuming such treatment is appropriate, the discussion below with respect to U.S. Holders of DCRD Securities and New SPAC Securities should also apply to U.S. Holders of DCRD Units (as the deemed owners of the underlying DCRD Securities that constitute the DCRD Units) and New SPAC Units (as the deemed owners of the underlying New SPAC Securities that constitute the New SPAC Units), as applicable.

This discussion applies only to DCRD Securities and New SPAC Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations (“Treasury Regulations”), administrative rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. Neither DCRD nor New SPAC has sought or intends to seek any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, New SPAC’s tax advisors, the IRS, or a court will agree with such statements, positions, and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the redemption of New SPAC Class A Common Shares, the completion of the Business Combination or the ownership or disposition of New SPAC Securities following the Business Combination. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws, any tax treaties or any other tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their personal circumstances or that may be relevant to certain categories of U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	regulated investment companies, real estate investment trusts and persons subject to the alternative minimum tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell DCRD Securities or New SPAC Securities under the constructive sale provisions of the Code;

•	persons that acquired DCRD Securities or New SPAC Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold DCRD Securities or New SPAC Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of any class of shares of DCRD or New SPAC;

•	holders of DCRD Class B Ordinary Shares, New SPAC Class B Common Shares, DCRD Private Placement Warrants and New SPAC Private Placement Warrants;

•	the initial shareholders of DCRD, DCRD Sponsor, and DCRD management or New SPAC’s officers or directors; and

•	persons who are not U.S. Holders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds DCRD Securities or New SPAC Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding DCRD Securities or New SPAC Securities are urged to consult with and rely solely upon their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

ALL HOLDERS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of DCRD Securities or New SPAC Securities that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

The Domestication and SPAC Amalgamation

The following discussion under this heading “—The Domestication and SPAC Amalgamation” insofar as such discussion constitutes statements of U.S. federal income tax law as to the treatment of each of the Domestication and SPAC Amalgamation as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”) or another form of reorganization within the meaning of Section 368(a) of the Code constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to DCRD. The U.S. federal income tax consequences of the Domestication and the SPAC Amalgamation will depend primarily upon whether each of those transactions qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

An F Reorganization is defined as a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, DCRD, which is organized in the Cayman Islands, will transfer by way of continuation from the Cayman Islands to Alberta in accordance with the DCRD Articles and Cayman Islands Companies Act (2022 Revision) and will domesticate as an Alberta corporation. Immediately after the Domestication, DCRD will have the same shareholders as it had immediately prior to the Domestication and will own the same assets and be subject to the same liabilities as it owned and was subject to immediately prior to the Domestication. Pursuant to the SPAC Amalgamation, DCRD will amalgamate with New SPAC to form one corporate entity in accordance with Canadian law, and the separate corporate existence of DCRD will cease. Immediately after the SPAC Amalgamation, New SPAC will have the same shareholders as DCRD had immediately prior to the SPAC Amalgamation and will own the same assets and be subject to the same liabilities as DCRD owned and was subject to immediately prior to the SPAC Amalgamation. Each of the Domestication and SPAC Amalgamation, or both such transactions taken together, should qualify as an F Reorganization.

Due to the absence of clear and complete guidance on how amalgamations effected under Canadian corporate law, including Alberta law, are treated for U.S. federal income tax purposes—as such Canadian corporate law statutes do not use the same concepts that are typical in the United States of one entity merging into another with the latter surviving but instead generally treat both entities that amalgamate as ceasing their legal existence—the analysis of the Domestication and SPAC Amalgamation is subject to some uncertainty. We are of the view that, regardless of the treatment of the SPAC Amalgamation under Alberta law, in light of New SPAC’s formation solely for the purpose of effectuating the SPAC Amalgamation and its de minimis assets, the SPAC Amalgamation should be treated as the reorganization of a single corporation, DCRD, into a resulting corporation, New SPAC, for U.S. federal income tax purposes and thus qualify as an F Reorganization. Nonetheless, no assurance can be given that your tax advisor will agree with our intended U.S. federal income tax treatment of the Domestication and SPAC Amalgamation or that the IRS would not assert, or that a court would not sustain, a contrary position. The remainder of this discussion assumes that the Domestication and SPAC Amalgamation will qualify as an F Reorganization.

Subject to the discussion below under the heading “—Passive Foreign Investment Company Rules,” if each of the Domestication and the SPAC Amalgamation qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•

a U.S. Holder that exchanges its DCRD Class A Ordinary Shares for DCRD Class A Common Shares and/or DCRD Warrants for DCRD Domesticated Warrants in the Domestication should not recognize any gain or loss on such exchange;

•

a U.S. Holder that exchanges its DCRD Class A Common Shares for New SPAC Class A Common Shares and/or DCRD Warrants for New SPAC Warrants in the SPAC Amalgamation should not recognize any gain or loss on such exchange;

•

the adjusted tax basis of the DCRD Class A Common Shares received in the Domestication by a U.S. Holder should be equal to the adjusted tax basis of the DCRD Class A Ordinary Shares surrendered in the Domestication in exchange therefore, and the adjusted tax basis of the DCRD Domesticated Warrants received in the Domestication by a U.S. Holder should be equal to the adjusted tax basis of the DCRD Warrants surrendered in the Domestication in exchange therefor;

•

the adjusted tax basis of the New SPAC Class A Common Shares received in the SPAC Amalgamation by a U.S. Holder should be equal to the adjusted tax basis of the DCRD Class A Common Shares surrendered in the SPAC Amalgamation in exchange therefor, and the adjusted tax basis of the New SPAC Warrants received in the SPAC Amalgamation by a U.S. Holder should be equal to the adjusted tax basis of the DCRD Domesticated Warrants surrendered in the SPAC Amalgamation in exchange therefor;

•

the holding period of the DCRD Class A Common Shares and DCRD Domesticated Warrants received in the Domestication should include the period during which the DCRD Securities surrendered in exchange therefor were held; and

•

the holding period of the New SPAC Securities should include the period during which the DCRD Class A Common Shares and DCRD Domesticated Warrants surrendered in the SPAC Amalgamation in exchange therefor were deemed held.

If the Domestication were to fail to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, then, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its DCRD Class A Ordinary Shares and DCRD Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding DCRD Class A Common Shares or DCRD Domesticated Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in the DCRD Class A Ordinary Shares or DCRD Warrants surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the DCRD Class A Common Shares or DCRD Domesticated Warrants received in the Domestication would be equal to the fair market value of such DCRD Class A Common Shares or DCRD Domesticated Warrants on the date of the Domestication, and such U.S. Holder’s holding period for the DCRD Class A Common Shares or DCRD Warrants received in the Domestication would begin on the day following the date of the Domestication.

If the SPAC Amalgamation were to fail to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, then, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its DCRD Class A Common Shares and DCRD Domesticated Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding New SPAC Class A Common Shares or New SPAC Warrants received in the SPAC Amalgamation and the U.S. Holder’s adjusted tax basis in the DCRD Class A Common Shares or DCRD Domesticated Warrants surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the New SPAC Class A Common Shares or New SPAC Warrants received in the SPAC Amalgamation would be equal to the fair market value of such New SPAC Class A Common Shares or New SPAC Warrants on the date of the SPAC Amalgamation, and such U.S. Holder’s holding period for the New SPAC Class A Common Shares or New SPAC Warrants received in the SPAC Amalgamation would begin on the day following the date of the SPAC Amalgamation.

Because the Domestication and the SPAC Amalgamation will occur prior to the redemption of New SPAC Class A Common Shares described in the section entitled “Business of DCRD and Certain Information About DCRD—Redemption Rights for Public Shareholders upon Completion of the Initial Business Combination,” U.S. Holders exercising their redemption rights will be subject to the potential tax consequences of the Domestication and the SPAC Amalgamation.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION AND THE SPAC AMALGAMATION ARE COMPLEX. IN LIGHT OF THE UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION AND SPAC AMALGAMATION, U.S. HOLDERS ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION AND THE SPAC AMALGAMATION, INCLUDING IF EITHER THE DOMESTICATION OR THE SPAC AMALGAMATION WERE TO FAIL TO QUALIFY AS AN F REORGANIZATION OR ANOTHER FORM OF REORGANIZATION

WITHIN THE MEANING OF SECTION 368(a) OF THE CODE, AND THE EFFECT ON THE TAX CONSEQUENCES OF THE DOMESTICATION AND SPAC AMALGAMATION IF DCRD OR NEW SPAC WERE TREATED AS A PFIC.

Passive Foreign Investment Company Rules

Adverse U.S. federal income tax rules apply to United States persons that hold, or are treated as holding, shares in a foreign (i.e., non-U.S.) corporation classified as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. For the remaining portion of this section entitled “Passive Foreign Investment Company Rules,” except where the context otherwise requires, references to “DCRD” include “New SPAC,” references to “DCRD Class A Ordinary Shares” include “DCRD Class A Common Shares” and “New SPAC Class A Common Shares,” and references to “DCRD Warrants” include “DCRD Domesticated Warrants” and “New SPAC Warrants,” in each case, for periods after the Domestication or SPAC Amalgamation, as applicable.

In general, DCRD will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

•

at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or

•	the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because DCRD is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, DCRD believes that it might be considered a PFIC for the taxable year ended December 31, 2021 (the “2021 Tax Year”), and might be considered a PFIC for its current taxable year. Furthermore, because the timing of the Business Combination and revenue production of the combined company is uncertain, and because PFIC status is based on income, assets and activities for an entire taxable year, it is not possible to determine PFIC status of DCRD for any taxable year until after the close of the taxable year. In the event that DCRD were treated as a PFIC under the income or asset test for the current taxable year, the start-up exception discussed below may be available, so long as DCRD is not treated as a PFIC for the 2021 Tax Year and is determined to not be a PFIC for the two taxable years immediately after the close of the current tax year. However, if DCRD were to be treated as a PFIC for the 2021 Tax Year, the start-up exception may not be available to DCRD, and DCRD may be treated as a PFIC for the current taxable year in the event DCRD meets the PFIC asset or income test for the current taxable year. There can be no assurance that DCRD will not be treated as a PFIC under the income or asset test for the current taxable year or any future taxable year. Accordingly, there can be no assurance that DCRD will not be a PFIC in the current taxable year or in any future taxable year.

The tax consequences of the treatment of the Domestication and the SPAC Amalgamation as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code to U.S. Holders of DCRD Securities might depend on whether DCRD is treated as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of shares of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated that would have a retroactive effective date of April 1, 1992. Under such proposed Treasury Regulations, if the Domestication and the SPAC Amalgamation otherwise qualify as an F Reorganization, the treatment of DCRD as a PFIC should not change the tax consequences of the Domestication or the SPAC Amalgamation to U.S. Holders from those described above. However, it is difficult to predict whether, in what form, and with what effective date final Treasury Regulations under Section 1291(f) of the Code might be adopted. Although not entirely clear, in the absence of any final Treasury Regulations, it appears that the generally applicable tax rules described above should apply to the Domestication and the SPAC Amalgamation, whether or not DCRD is a PFIC.

For purposes of determining whether DCRD is a PFIC, DCRD will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. DCRD may hold, directly or indirectly, interests in other entities that are PFICs (“Subsidiary PFICs”). If DCRD is a PFIC, each U.S. Holder will be treated as owning its pro rata share by value of the stock of any such Subsidiary PFICs. Pursuant to a “start-up exception,” a corporation will not be a PFIC for the first taxable year in which the corporation has gross income (the “start-up year”) if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

Assuming each of the Domestication and the SPAC Amalgamation qualifies as an F Reorganization, DCRD’s current taxable year would not close and would continue as the tax year of New SPAC, which would be treated as the same corporation as DCRD. Following the Business Combination, the PFIC income and asset tests in respect of New SPAC (as successor to DCRD) will be applied based on the assets and activities of the combined business.

Although PFIC status is determined annually, an initial determination that DCRD is a PFIC for a taxable year will generally apply for subsequent years to a U.S. Holder who held (or is deemed to have held) DCRD Class A Ordinary Shares or DCRD Warrants during a tax year in which DCRD was a PFIC, whether or not DCRD is classified as a PFIC in those subsequent years. As discussed more fully below, if DCRD were to be treated as a PFIC for any taxable year in which a U.S. Holder holds DCRD Class A Ordinary Shares or DCRD Warrants (regardless of whether DCRD remains a PFIC for subsequent taxable years), a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat DCRD as a “qualified electing fund” (a “QEF Election”). As an alternative to making a QEF Election, a U.S. Holder should be able to make a “mark-to-market” election with respect to its DCRD Class A Ordinary Shares (but not with respect to DCRD Warrants), as discussed below. If DCRD is a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of DCRD’s Subsidiary PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such Subsidiary PFICs. In addition, if a U.S. Holder owns DCRD Class A Ordinary Shares during any taxable year that DCRD is a PFIC, such U.S. Holder must file an annual report with the IRS reflecting such ownership, regardless of whether a QEF Election or a mark-to-market election had been made.

Taxation of U.S. Holders Making a Timely QEF Election. In general, if DCRD is treated as a PFIC, a U.S. Holder may be able to avoid the PFIC tax consequences described below in respect of its DCRD Class A Ordinary Shares (but not its DCRD Warrants) by making a timely and valid QEF Election (if eligible to do so) in the first taxable year in which such U.S. Holder held (or was deemed to hold) DCRD Class A Ordinary Shares and we are classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year.

If a U.S. Holder timely makes a QEF Election with respect to its DCRD Class A Ordinary Shares (such electing U.S. Holder, an “Electing Holder”), each year the Electing Holder will be required to include in its income its pro rata share of DCRD’s (and any of DCRD’s or New SPAC’s subsidiaries that are PFIC Subsidiaries) ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, for DCRD’s taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether DCRD makes distributions to the Electing Holder (although an Electing Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the qualified electing fund rules, but if deferred, any such taxes will be subject to an interest charge). The Electing Holder’s adjusted tax basis in the DCRD Class A Ordinary Shares would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would result in a corresponding reduction in the adjusted tax basis in the Electing Holder’s DCRD Class A Ordinary Shares and would not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange, or other disposition of its DCRD Class A Ordinary Shares, and no additional tax will be imposed under the PFIC rules.

A U.S. Holder would make a QEF Election with respect to any year that DCRD and any Subsidiary PFICs are treated as PFICs by filing IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with its U.S. federal income tax return for such year. Once made, the QEF Election will apply to all subsequent taxable years of the Electing Holder during which it holds DCRD Class A Ordinary Shares, unless DCRD ceases to be a PFIC or such election is revoked by the Electing Holder with the consent of the IRS. In order to comply with the QEF Election requirements, an Electing Holder must receive a PFIC annual information statement from DCRD. There can be no assurance that DCRD will provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable such U.S. Holder to make and maintain a QEF Election. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

It is not entirely clear how various aspects of the PFIC rules apply to the DCRD Warrants, and U.S. Holders are strongly urged to consult with and rely solely upon their own tax advisors regarding the application of such rules to their DCRD Warrants in their particular circumstances. A U.S. Holder may not make a QEF Election with respect to its DCRD Warrants. As a result, if a U.S. Holder sells or otherwise disposes of DCRD Warrants (other than upon exercise of such DCRD Warrants), currently proposed Treasury Regulations relating to the treatment of options with respect to PFICs were finalized (or the principles therein were deemed self-executing) in their current form, and DCRD were treated as a PFIC at any time during the U.S. Holder’s holding period of such DCRD Warrants, then any gain recognized by such U.S. Holder upon a sale or other disposition of such DCRD Warrants (other than upon exercise of such DCRD Warrants) may be treated as an excess distribution, taxed as described below. If a U.S. Holder that exercises its DCRD Warrants properly makes a QEF Election with respect to the newly acquired DCRD Class A Ordinary Shares (or has previously made a QEF Election with respect to DCRD Class A Ordinary Shares), the QEF Election will apply to the newly acquired DCRD Class A Ordinary Shares. Notwithstanding such QEF Election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF Election, generally will continue to apply with respect to such newly acquired DCRD Class A Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the DCRD Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value, and any gain recognized on such deemed sale will be treated as an excess distribution, as described below. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the DCRD Class A Ordinary Shares acquired upon the exercise of the DCRD Warrants. The application of the rules related to purging elections described above to a U.S. Holder of DCRD Warrants that already owns DCRD Class A Ordinary Shares is not entirely clear. U.S. Holders are strongly urged to consult with and rely solely upon their own tax advisors regarding the application of the rules governing purging elections to their particular circumstances (including the availability of a separate “deemed dividend” purging election that may be available if DCRD is a controlled foreign corporation with respect to such U.S. Holder).

Taxation of U.S. Holders Making a “Mark-to-Market” Election. Alternatively, if DCRD is treated as a PFIC for any taxable year and, as we anticipate, DCRD Class A Ordinary Shares are treated as “marketable stock,” a U.S. Holder that holds DCRD Class A Ordinary Shares at the close of such U.S. Holder’s taxable year may make a “mark-to-market” election with respect to such DCRD Class A Ordinary Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If made, a mark-to-market election would be effective for the taxable year for which the election is made and for all subsequent taxable years, unless the DCRD Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election.

If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) DCRD Class A Ordinary Shares and in which DCRD is treated as a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described below in respect of

DCRD Class A Ordinary Shares. Instead, in general, such U.S. Holder would include as ordinary income in each taxable year the excess, if any, of the fair market value of the DCRD Class A Ordinary Shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in its DCRD Class A Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its DCRD Class A Ordinary Shares over the fair market value of its DCRD Class A Ordinary Shares at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Such U.S. Holder’s tax basis in its DCRD Class A Ordinary Shares would be adjusted to reflect any such income or loss amounts. Any gain recognized by such U.S. Holder on the sale, exchange, or other disposition of its DCRD Class A Ordinary Shares would be treated as ordinary income, and any loss recognized on the sale, exchange, or other disposition of its DCRD Class A Ordinary Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election under the PFIC rules with respect to DCRD Class A Ordinary Shares would not apply to a Subsidiary PFIC, and a U.S. Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that Subsidiary PFIC. Consequently, U.S. Holders of DCRD Class A Ordinary Shares could be subject to the PFIC rules with respect to income of the Subsidiary PFICs, the value of which already had been taken into account indirectly via mark-to-market adjustments. Special rules may apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its DCRD Class A Ordinary Shares. Currently, a mark-to-market election may not be made with respect to DCRD Warrants.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. Finally, if DCRD were treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF Election (including a late QEF Election with a purging election described below) or a mark-to-market election for that year (a “Non-Electing Holder”) would be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing Holder on DCRD Class A Ordinary Shares during a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder during the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the DCRD Class A Ordinary Shares) and (ii) any gain realized on the sale, exchange, or other disposition of DCRD Class A Ordinary Shares. Under these special rules:

•	the Non-Electing Holder’s excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for its DCRD Class A Ordinary Shares or DCRD Warrants;

•

the amount allocated to the Non-Electing Holder’s taxable year in which the Non-Electing Holder received the excess distribution or realized the gain, or to the portion of the Non-Electing Holder’s holding period prior to the first day of DCRD taxable year for which DCRD was a PFIC, would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years (or portions thereof) of the Non-Electing Holder would be subject to tax at the highest rate of tax in effect for the Non-Electing Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

If a U.S. Holder held DCRD Class A Ordinary Shares during a period when DCRD was treated as a PFIC, but the U.S. Holder did not have a QEF Election in effect with respect to DCRD (or held DCRD Warrants during a period when DCRD was treated as a PFIC that were subsequently exercised for DCRD Class A Ordinary Shares), then in the event that DCRD did not qualify as a PFIC for a subsequent taxable year, the U.S. Holder could elect to cease to be subject to the rules described above with respect to those shares by making a “deemed sale” election or, in certain circumstances, a “deemed dividend” election with respect to DCRD Class A Ordinary Shares. If the U.S. Holder makes a deemed sale election, the U.S. Holder will be treated, for purposes of applying the rules described in the preceding paragraph, as having disposed of its DCRD Class A Ordinary Shares for their fair market value on the last day of the last taxable year for which DCRD qualified as a PFIC (the “termination date”). The U.S. Holder would increase its basis in such DCRD Class A Ordinary Shares by the amount of the gain on the deemed sale described in the preceding sentence, and the amount of gain would be taxed as an excess distribution. Following a deemed sale election, the U.S. Holder would not be treated, for purposes of the PFIC rules, as having owned DCRD Class A Ordinary Shares during a period prior to the termination date when DCRD qualified as a PFIC and would not be treated as owning PFIC stock thereafter unless DCRD later qualifies as a PFIC. The holding period for such stock would begin the day after the termination date for purposes of the PFIC rules.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

Redemption of New SPAC Class A Common Shares

Subject to the PFIC rules discussed above, in the event that a U.S. Holder’s New SPAC Class A Common Shares are redeemed pursuant to the redemption provisions described in the section entitled “Business of DCRD and Certain Information About DCRD—Redemption Rights for Public Shareholders upon Completion of the Initial Business Combination,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the New SPAC Class A Common Shares under Section 302(a) of the Code. If the redemption qualifies as a sale of New SPAC Class A Common Shares, the U.S. Holder will be treated as described in the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of New SPAC Class A Common Shares and New SPAC Warrants” below. If the redemption does not qualify as a sale of New SPAC Class A Common Shares, the U.S. Holder will be treated as receiving a distribution from New SPAC with the tax consequences described in the section entitled “—Distributions Treated as Dividends” below.

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of New SPAC stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning New SPAC Warrants or otherwise) relative to all of the shares of New SPAC stock outstanding both before and after the redemption. The redemption of New SPAC Class A Common Shares generally will be treated as a sale of New SPAC Class A Common Shares (rather than as a distribution from New SPAC) if the redemption satisfies one of the following tests (the “redemption sale tests”): (i) it is “substantially disproportionate” with respect to the U.S. Holder, (ii) it results in a “complete termination” of the U.S. Holder’s interest in New SPAC or (iii) it is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below. In determining whether any of the redemption sale tests is satisfied, a U.S. Holder must take into account not only stock actually owned by the U.S. Holder, but also shares of New SPAC stock that are “constructively” owned by it. A U.S. Holder may constructively own (i) stock owned by certain related individuals or entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder and (ii) any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the New SPAC Class A Common Shares which could be acquired pursuant to the exercise of the New SPAC Warrants.

In order to meet the “substantially disproportionate” test, the percentage of New SPAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of its New SPAC Class A Common Shares must, among other requirements, be less than 80% of the percentage of New SPAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Business Combination, the New SPAC Class A Common Shares may not be treated as voting stock for this purpose and, consequently, the substantially disproportionate test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of New SPAC stock both actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of New

SPAC stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive and effectively waives in accordance with specific rules the constructive attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of New SPAC stock (including as a result of owning New SPAC Warrants). The redemption of New SPAC Class A Common Shares will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New SPAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New SPAC will depend on the particular facts and circumstances, but the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” A U.S. Holder should consult with and rely solely upon its own tax advisors as to the tax consequences of electing to have its New SPAC Class A Common Shares redeemed for cash.

If none of the redemption sale tests is satisfied, the redemption will be treated as a distribution from New SPAC, and the tax considerations will be as described in the section entitled “—Tax Characterization of Distributions with Respect to New SPAC Class A Common Shares” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New SPAC Class A Common Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its New SPAC Warrants or possibly in other shares of New SPAC stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or if New SPAC Class A Common Shares are not then publicly traded, one percent) or more of New SPAC stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of their New SPAC Class A Common Shares. A U.S. Holder should consult with and rely solely upon its own tax advisor with respect to its reporting requirements.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF REDEMPTIONS ARE COMPLEX, AND THE DETERMINATION OF WHETHER A REDEMPTION WILL BE TREATED AS A SALE OF NEW SPAC CLASS A COMMON SHARES OR AS A DISTRIBUTION WITH RESPECT TO SUCH SHARES IS MADE ON A HOLDER-BY-HOLDER BASIS. ADDITIONALLY, BECAUSE EACH OF THE DOMESTICATION AND THE SPAC AMALGAMATION WILL OCCUR PRIOR TO THE REDEMPTION OF U.S. HOLDERS THAT EXERCISE THEIR REDEMPTION RIGHTS, U.S. HOLDERS EXERCISING SUCH REDEMPTION RIGHTS WILL BE SUBJECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND THE SPAC AMALGAMATION. ALL U.S. HOLDERS CONSIDERING EXERCISING THEIR REDEMPTION RIGHTS ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION AND THE SPAC AMALGAMATION AND OF THE EXERCISE OF THEIR REDEMPTION RIGHTS, INCLUDING THE POSSIBLE APPLICATION OF THE PFIC RULES.

Tax Characterization of Distributions with Respect to New SPAC Class A Common Shares

Subject to the PFIC rules discussed above, if New SPAC pays distributions of cash or other property to U.S. Holders of New SPAC Class A Common Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New SPAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be treated as described in the section entitled “—Distributions Treated as Dividends” below. Distributions in excess of New SPAC’s current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its New SPAC Class A Common Shares, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New SPAC Class A Common Shares. Any remaining portion of the distribution will be treated as gain from the sale or exchange of New SPAC Class A Common Shares and will be treated as described in the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of New SPAC Class A Common Shares and New SPAC Warrants” below. However, New SPAC does not expect to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. A U.S. Holder should therefore assume that any distribution by New SPAC with respect to the New SPAC Class A Common Shares will be reported as dividend income. U.S. Holders are urged to consult with and rely solely upon their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from New SPAC.

Possible Constructive Distributions with Respect to New SPAC Warrants

The terms of the New SPAC Warrants provide for an adjustment to the number of New SPAC Class A Common Shares for which New SPAC Warrants may be exercised or to the exercise price of the New SPAC Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the New SPAC Warrants would, however, be treated as receiving a constructive distribution from New SPAC if, for example, the adjustment increases the warrantholders’ proportionate interest in New SPAC’s assets or earnings and profits (e.g., through an increase in the number of New SPAC Class A Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the New SPAC Warrants) as a result of a distribution of cash or other property to the Holders of New SPAC Class A Common Shares. Any such constructive distribution would be treated in the same manner as if U.S. Holders of New SPAC Warrants received a cash distribution from New SPAC generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of New SPAC Class A Common Shares described herein. See the section entitled “—Tax Characterization of Distributions with Respect to New SPAC Class A Common Shares” above. For certain information reporting purposes, New SPAC is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which New SPAC may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends

Dividends paid by New SPAC will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends New SPAC pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate only if (i) New SPAC Class A Common Shares are readily tradable on an established securities market in the United States or New SPAC is eligible for benefits of a comprehensive income tax treaty with the United States, and (ii) a certain holding period and other requirements are met, including that New SPAC is not classified as a PFIC during the taxable year in which the dividend is paid or a preceding taxable year with respect to such U.S. Holder. As discussed above, if a U.S. Holder held shares in DCRD when it was classified as a PFIC, New SPAC could continue to be treated as a PFIC with respect to such U.S. Holder in a taxable year even if New SPAC is not classified as a PFIC in such taxable year. If such requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. U.S. Holders should consult with and rely solely upon their own tax advisors regarding the availability of the lower preferential rate for qualified dividend income for any dividends paid with respect to New SPAC Class A Common Shares.

Dividends paid with respect to New SPAC Class A Common Shares will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally be treated as passive category income or, in the case of certain types of U.S. Holders, general category income for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on New SPAC Class A Common Shares. A U.S. Holder that does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes.

THE RULES GOVERNING THE FOREIGN TAX CREDIT ARE COMPLEX, AND THE OUTCOME OF THEIR APPLICATION DEPENDS IN LARGE PART ON THE U.S. HOLDER’S INDIVIDUAL FACTS AND CIRCUMSTANCES. ACCORDINGLY, U.S. HOLDERS ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE AVAILABILITY OF THE FOREIGN TAX CREDIT IN THEIR PARTICULAR CIRCUMSTANCES.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of New SPAC Class A Common Shares and New SPAC Warrants

Subject to the PFIC rules discussed above, upon a sale or other taxable disposition of New SPAC Class A Common Shares or New SPAC Warrants (which, in general, would include a redemption of New SPAC Class A Common Shares or New SPAC Warrants that is treated as a sale of such securities as described above (in the case of a redemption of New SPAC Class A Common Shares) or below (in the case of a redemption of New SPAC Warrants)), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the New SPAC Class A Common Shares or New SPAC Warrants. A U.S. Holder’s adjusted tax basis in its New SPAC Class A Common Shares or New SPAC Warrants generally will equal the U.S. Holder’s acquisition cost of the DCRD Class A Common Shares or DCRD Domesticated Warrants which were exchanged therefor (see the tax basis discussion above in the section entitled “—The Domestication and the SPAC Amalgamation”) or, as discussed below, the U.S. Holder’s initial basis for the New SPAC Class A Common Shares received upon exercise of New SPAC Warrants, less, in the case of New SPAC Class A Common Shares, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New SPAC Class A Common Shares or New SPAC Warrants, as applicable, so disposed of exceeds one year. It is unclear whether the redemption rights that applied with respect to the DCRD Class A Ordinary Shares prior to the Domestication and SPAC Amalgamation may prevent a U.S. Holder of New SPAC Class A Common Shares from taking the holding period of its DCRD Class A Ordinary Shares and DCRD Class A Common Shares into account when determining whether it has satisfied the applicable holding period with respect to its New SPAC Class A Common Shares held after the SPAC Amalgamation for this purpose. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the New SPAC Class A Common Shares or New SPAC Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Cash Exercise of a New SPAC Warrant

Subject to the PFIC rules discussed above, a U.S. Holder generally will not recognize gain or loss on the acquisition of New SPAC Class A Common Shares upon the exercise of a New SPAC Warrant for cash. The U.S. Holder’s tax basis in its New SPAC Class A Common Shares received upon exercise of a New SPAC Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the DCRD Warrant exchanged for a DCRD Domesticated Warrant and then for the New SPAC Warrant (see the tax basis discussion above in the section entitled “—The Domestication and the SPAC Amalgamation”) and the exercise price of such New SPAC Warrant. It is unclear whether a U.S. Holder’s holding period for the New SPAC Class A Common Shares received upon exercise of the New SPAC Warrant will commence on the date of exercise of the New SPAC Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the New SPAC Warrant, DCRD Warrant or DCRD Domesticated Warrant.

Cashless Exercise of a New SPAC Warrant

The tax characterization of a cashless exercise of a New SPAC Warrant is not clear under current U.S. federal tax law. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax characterizations and resultant tax consequences would be adopted by the IRS or upheld by a court of law. Accordingly, U.S. Holders should consult with and rely solely upon their own tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules discussed above, a cashless exercise could potentially be characterized as any of the following for U.S. federal income tax purposes: (i) not a realization event and thus tax-deferred, (ii) a realization event that qualifies as a tax-deferred “recapitalization,” or (iii) a taxable realization event. While not free from doubt, New SPAC intends to treat any cashless exercise of a New SPAC Warrant occurring after its giving notice of an intention to redeem the New SPAC Warrant for cash as will be permitted under the terms of the New SPAC Warrant Agreement as if New SPAC redeemed such New SPAC Warrant for shares in a cashless exchange qualifying as a tax-deferred recapitalization. However, there is some uncertainty regarding New SPAC’s intended tax treatment, and it is possible that a cashless exercise could be characterized differently by the IRS or a court. Accordingly, the tax consequences of all three characterizations are generally described below. U.S. Holders should consult with and rely solely upon their own tax advisors regarding the tax consequences of a cashless exercise.

If a cashless exercise were characterized as either not a realization event or as a realization event that qualifies as a recapitalization, a U.S. Holder would not recognize any gain or loss on the exchange of New SPAC Warrants for New SPAC Class A Common Shares. A U.S. Holder’s basis in the New SPAC Class A Common Shares received would generally equal the U.S. Holder’s aggregate basis in the exchanged New SPAC Warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period in the New SPAC Class A Common Shares would be treated as commencing on the date of exchange of the New SPAC Warrants or on the immediately following date, but the holding period would not include the holding period of the warrants exercised therefor. On the other hand, if the cashless exercise were characterized as a realization event that qualifies as a recapitalization, the holding period of the New SPAC Class A Common Shares would include the holding period of the warrants exercised therefor.

If the cashless exercise were treated as a realization event that does not qualify as a recapitalization, the cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. Under this characterization, a portion of the New SPAC Warrants to be exercised on a “cashless basis” would be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. In such a case, a U.S. Holder would effectively be deemed to have sold a number of New SPAC Warrants having an aggregate value equal to the exercise price of the remaining New SPAC Warrants deemed exercised. Subject to the PFIC rules described above, the U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the value of the portion of the warrants deemed sold and its adjusted tax basis in such warrants (generally in the manner described in the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of New SPAC Class A Common Shares and New SPAC Warrants” above), and the U.S. Holder’s tax basis in the New SPAC Class A Common Shares received would generally equal the sum of the U.S. Holder’s tax basis in the remaining New SPAC Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the New SPAC Class A Common Shares would commence on the date of exercise of the New SPAC Warrants or on the date following the date of exercise of the New SPAC Warrants, but the holding period would not include the period during which the U.S. Holder held the New SPAC Warrants. U.S. Holders should consult with and rely solely upon their own tax advisors regarding the tax consequences of a cashless exercise.

Redemption or Repurchase of Warrants for Cash

Subject to the PFIC rules discussed above, if New SPAC redeems the New SPAC Warrants for cash as will be permitted under the terms of the New SPAC Warrant Agreement or if New SPAC repurchases New SPAC Warrants in an open market transaction, such redemption or repurchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described in the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of New SPAC Class A Common Shares and New SPAC Warrants” above.

Expiration of a New SPAC Warrant

If a New SPAC Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New SPAC Warrant (see the tax basis discussion in the section entitled “—The Domestication and the SPAC Amalgamation” above). The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Dividends paid to U.S. Holders with respect to New SPAC Class A Common Shares and proceeds from the sale, exchange, or redemption of New SPAC Securities may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in New SPAC constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with and rely solely upon their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to their ownership of New SPAC Class A Common Shares and New SPAC Warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF DCRD SECURITIES OR NEW SPAC SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION (INCLUDING THE DOMESTICATION, SPAC AMALGAMATION AND ANY EXERCISE OF THEIR REDEMPTION RIGHTS) AND, TO THE EXTENT APPLICABLE, OF OWNING NEW SPAC SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT (AND ANY POTENTIAL FUTURE CHANGES THERETO) OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS AND ANY INCOME TAX TREATIES.

MATERIAL CANADIAN TAX CONSIDERATIONS

Subject to the limitations, assumptions and qualifications described herein and customary limitations, factual assumptions and qualifications in its legal opinion, it is the opinion of Bennett Jones LLP, Canadian tax counsel to DCRD, that the material Canadian federal income tax considerations generally applicable to a person who is a beneficial owner of New SPAC Securities immediately following the Business Combination (a “Holder”) with respect to the ownership and disposition of such securities and who, at all relevant times, for purposes of the ITA (i) holds the New SPAC Securities as capital property, (ii) deals at arm’s length with New SPAC, (iii) is not affiliated with New SPAC, (iv) that has not entered into a “derivative forward agreement” or “synthetic disposition arrangement” (as defined in the ITA) with respect to the New SPAC Securities, and (v) has not received or acquired its New SPAC Securities as compensation for its employment with Hammerhead or New SPAC or any of its subsidiaries or in connection with any employee stock option or executive compensation plan of Hammerhead or New SPAC or any of their respective subsidiaries are as described below. This discussion does not address any tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Company Amalgamation or the tax treatment of the Business Combination with respect to Hammerhead shareholders or securityholders. Generally, the New SPAC Securities will be considered to be capital property to a Holder provided the Holder does not hold the New SPAC Securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder that obtained New SPAC Securities in exchange for Hammerhead Shares pursuant to the Business Combination. Such a Holder should refer to the description of Canadian federal income tax considerations in the Hammerhead Circular.

This summary is based upon the provisions of the ITA in force as of the date hereof, all specific proposals to amend the ITA that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the Canada-United States Tax Convention (1980) (the “Treaty”), and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations with respect to the ownership and disposition of New SPAC Securities and, except for the Proposed Amendments, does not take into account any changes in the law or administrative policy or assessing practice, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder or prospective Holder of the New SPAC Securities, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. Consequently, Holders and prospective Holders of the New SPAC Securities should consult with, and rely solely upon, their own tax advisors for advice with respect to the tax consequences to them of the ownership and disposition of New SPAC Securities, having regard to their particular circumstances.

Currency Conversion

Generally, for purposes of the ITA, all amounts relating to the acquisition, holding or disposition of the New SPAC Securities must be converted into Canadian dollars based on the rate of exchange quoted by the Bank of Canada on the date such amount arose, or such other rate of exchange as may be acceptable to the CRA. The amount of dividends, if any, required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

Exercise of New SPAC Warrants

No gain or loss will be realized by a Holder upon the exercise of a New SPAC Warrant to acquire a New SPAC Class A Common Share. When a New SPAC Warrant is exercised, the Holder’s cost of the New SPAC Class A Common Share acquired thereby will be the aggregate of the Holder’s adjusted cost base of such New SPAC Warrant and the exercise price paid for the New SPAC Class A Common Share. The Holder’s adjusted cost base of the New SPAC Class A Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Holder of all other New SPAC Class A Common Shares owned by the Holder as capital property at that time.

Holders Resident in Canada

This portion of the summary generally applies to a Holder who, at all relevant times, for purposes of the ITA, is or is deemed to be resident in Canada (a “Canadian Holder”). Certain Canadian Holders of New SPAC Class A Common Shares who might not otherwise be considered to hold their New SPAC Class A Common Shares as capital property may, in certain circumstances, be entitled to have the New SPAC Class A Common Shares, and all other “Canadian securities” (as defined in the ITA) owned by such Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the ITA. This election is not available in respect of New SPAC Warrants. Canadian Holders should consult with, and rely solely upon, their own tax advisors regarding this election.

This portion of the summary is not applicable to a Canadian Holder (i) that is a “financial institution” (as defined in the ITA for the purposes of the mark-to-market rules), (ii) that is a “specified financial institution” (as defined in the ITA), (iii) an interest in which is, or for whom the New SPAC Securities would be, a “tax shelter investment” (as defined in the ITA), (iv) that has elected to report its “Canadian tax results” (as defined in the ITA) in a currency other than Canadian currency, or (v) that is a corporation resident in Canada and is or becomes (or does not deal at arm’s length within the meaning of the ITA with a corporation resident in Canada that is or becomes), as part of a transaction or event or series of transactions or events that includes the acquisition of New SPAC Securities, controlled by a non-resident person (or a group of such persons that do not deal at arm’s length) for purposes of section 212.3 of the ITA. Any such Holder should consult with, and rely solely upon, its own tax advisor with respect to an investment in the New SPAC Securities. In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of New SPAC Securities.

Taxation of Canadian Holders of New SPAC Warrants

Expiry of New SPAC Warrants

In the event of the expiry of an unexercised New SPAC Warrant, a Canadian Holder generally will realize a capital loss equal to the Canadian Holder’s adjusted cost base of such New SPAC Warrant. The tax treatment of capital gains and capital losses is discussed in greater detail below under the heading “Holders Resident in Canada—Taxation of Canadian Holders of New SPAC Common Shares—Taxation of Capital Gains and Capital Losses.”

Dispositions of New SPAC Warrants

Upon a disposition (or a deemed disposition) of a New SPAC Warrant (other than on the exercise thereof), a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New SPAC Warrant, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such New SPAC Warrant, to the Canadian Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the heading “Holders Resident in

Canada—Taxation of Canadian Holders of New SPAC Common Shares—Taxation of Capital Gains and Capital Losses.”

Taxation of Canadian Holders of New SPAC Class A Common Shares

Dividends on New SPAC Class A Common Shares

Dividends received or deemed to be received on New SPAC Class A Common Shares held by a Canadian Holder will be included in the Canadian Holder’s income for the purposes of the ITA.

Such dividends received by a Canadian Holder that is an individual (other than certain trusts) will be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Corporation as “eligible dividends.” There may be limitations on the ability of New SPAC to designate dividends as eligible dividends.

Taxable dividends received by a Canadian Holder who is an individual (other than certain trusts) may result in such Canadian Holder being liable for alternative minimum tax under the ITA. Canadian Holders who are individuals should consult with, and rely solely upon, their own tax advisors in this regard.

A Canadian Holder that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the ITA will treat a taxable dividend received or deemed to be received by a Canadian Holder that is a corporation as proceeds of disposition or a capital gain. A Canadian Holder that is a “private corporation” or a “subject corporation” (each as defined in the ITA) may be liable under Part IV of the ITA to pay a refundable tax on dividends received or deemed to be received on the New SPAC Class A Common Shares to the extent such dividends are deductible in computing the Canadian Holder’s taxable income.

Disposition of New SPAC Class A Common Shares

A disposition or a deemed disposition of a New SPAC Class A Common Share by a Canadian Holder (other than to New SPAC, unless purchased by New SPAC in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will generally result in the Canadian Holder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New SPAC Class A Common Share exceed (or are less than) the aggregate of the adjusted cost base to the Canadian Holder thereof and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Holders Resident in Canada—Taxation of Canadian Holders of New SPAC Class A Common Shares—Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year must be included in the Canadian Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Canadian Holder in a taxation year must be deducted from taxable capital gains realized by the Canadian Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

The amount of any capital loss realized by a Canadian Holder that is a corporation on the disposition of a New SPAC Class A Common Share may be reduced by the amount of dividends received or deemed to be received by it on such New SPAC Class A Common Share (or on a share for which the New SPAC Class A Common Share has been substituted) to the extent and under the circumstances described by the ITA. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns New SPAC Class A Common Shares, directly or indirectly, through a partnership or a trust. Canadian Holders to whom these rules may be relevant should consult with, and rely solely upon, their own tax advisors.

A Canadian Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation,” as defined in the ITA, or a “substantive CCPC” (as proposed to be defined in the ITA as announced in the April 7, 2022 federal budget) may be liable to pay a refundable tax on its “aggregate investment income,” which is defined in the ITA to include taxable capital gains.

Capital gains realized by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the ITA. Canadian Holders who are individuals should consult with, and rely solely upon, their own tax advisors in this regard.

Eligibility for Investment

Based on the current provisions of the ITA and subject to the provisions of any particular plan, provided that (i) the New SPAC Class A Common Shares are listed on a “designated stock exchange,” within the meaning of the ITA (which currently includes the NASDAQ), or New SPAC is otherwise a “public corporation” (other than a “mortgage investment corporation”) for purposes of the ITA, and (ii) in the case of New SPAC Warrants, neither New SPAC nor any person with whom New SPAC does not deal at arm’s length, is an annuitant, a beneficiary, an employer or a subscriber under or a holder of a RRSP, RRIF, RDSP, RESP, TFSA, or DPSP (each as defined below), the New SPAC Securities will be, at such time “qualified investments” under the ITA for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered disability savings plan (“RDSP”), a registered education savings plan (“RESP”), a tax-free savings account (“TFSA”) or a deferred profit sharing plan (“DPSP”), each as defined in the ITA.

Notwithstanding the foregoing, if the New SPAC Securities are “prohibited investments,” within the meaning of the ITA, for a particular RRSP, RRIF, RDSP, RESP or TFSA, the annuitant of the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as the case may be, will be subject to a penalty tax under the ITA. The New SPAC Securities will generally be a “prohibited investment” for these purposes if the annuitant under the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as applicable, (i) does not deal at arm’s length with New SPAC for purposes of the ITA, or (ii) has a “significant interest,” as defined in the ITA, in New SPAC. In addition, the New SPAC Common Shares will generally not be a “prohibited investment” if the New SPAC Class A Common Shares are “excluded property” for purposes of the prohibited investment rules for an RRSP, RRIF, RDSP, RESP or TFSA. Annuitants under RRSPs or RRIFs, holders of TFSAs or RDSPs, and subscribers of RESPs should consult with, and rely solely upon, their own tax advisors as to whether the New SPAC Class A Common Shares will be prohibited investments in their particular circumstances.

Based on Proposed Amendments released on August 9, 2022 to implement tax measures applicable to first home savings accounts (“FHSAs”) first proposed by the 2022 Federal Budget (Canada), FHSAs would be subject to the rules described above for RRSPs, RRIFs, RDSPs, RESPs, TFSAs, and DPSPs for purposes of the ITA (such amendments are referred to as the “FHSA Amendments”). In particular, pursuant to the FHSA Amendments, it is expected that the New SPAC Securities will be qualified investments for an FHSA provided the conditions discussed above in relation to RRSPs, RRIFs, RDSPs, RESPs, TFSAs, and DPSPs are satisfied. In addition, the rules in respect of a “prohibited investment” are also proposed to apply to FHSAs and the beneficiaries thereof. The FHSA Amendments are proposed to come into force on January 1, 2023.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the ITA (i) is not, and is not deemed to be, resident in Canada, (ii) does not, and is not deemed to, use or hold

New SPAC Securities in, or in the course of carrying on, a business carried on in Canada, (iii) does not have a “permanent establishment” or “fixed base” in Canada, (iv) is not a person who carries on an insurance business in Canada and elsewhere, and (v) is not an “authorized foreign bank” (as defined in the ITA) (a “Non-Canadian Holder”).

Taxation of Non-Canadian Holders of New SPAC Warrants

Dispositions of New SPAC Warrants

On a disposition of a New SPAC Warrant (other than on the acquisition of a New SPAC Class A Common Share pursuant to the terms of New SPAC Warrants, as discussed above), a Non-Canadian Holder will not be subject to tax under the ITA in respect of any capital gain realized by such Non-Canadian Holder unless the New SPAC Warrant constitutes “taxable Canadian property” (as defined in the ITA) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention.

Generally, provided the New SPAC Class A Common Shares are listed on a designated stock exchange at the time of the disposition of a New SPAC Warrant, the New SPAC Warrant will not constitute taxable Canadian property of a Non-Canadian Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the New SPAC Warrant, the following conditions are satisfied concurrently (the “TCP Conditions”): (i) (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm’s length, (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the capital stock of New SPAC, and (ii) more than 50% of the fair market value of the New SPAC Class A Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in or for civil law rights in, any such properties whether or not the properties exist. A New SPAC Warrant may also be deemed to be taxable Canadian property in certain other circumstances.

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a New SPAC Warrant that constitutes “taxable Canadian property” and is not entitled to relief under an applicable income tax convention will generally be subject to the same tax consequences described above under “Holders Resident in Canada—Taxation of Canadian Holders of New SPAC Class A Common Shares—Taxation of Capital Gains and Capital Losses.”

A Non-Canadian Holder contemplating a disposition of New SPAC Warrants that may constitute taxable Canadian property should consult with, and rely solely upon, its tax advisor prior to such disposition.

Taxation of Non-Canadian Holders of New SPAC Class A Common Shares

Dividends on New SPAC Class A Common Shares

Any dividends paid or credited, or deemed to be paid or credited, on the New SPAC Class A Common Shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of an applicable income tax convention, which the Non-Canadian Holder is entitled to the benefits of, between Canada and the Non-Canadian Holder’s country of residence. For instance, where the Non-Canadian Holder is a resident of the United States that is entitled to full benefits under the Treaty, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%.

Disposition of New SPAC Class A Common Shares

On a disposition of a New SPAC Class A Common Share (other than to New SPAC, unless purchased by New SPAC in the open market in the manner in which shares are normally purchased by any member of the public in the open market) a Non-Canadian Holder will not be subject to tax under the ITA in respect of any capital gain realized by such Non-Canadian Holder, unless the New SPAC Class A Common Shares constitute “taxable Canadian property” (as defined in the ITA) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention.

Generally, provided the New SPAC Class A Common Shares are listed on a designated stock exchange (which currently includes the NASDAQ) at the time of the disposition by a Non-Canadian Holder, the New SPAC Class A Common Shares will not constitute taxable Canadian property of such Non-Canadian Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the New SPAC Class A Common Share, the TCP Conditions (described above under “Holders Not Resident in Canada—Taxation of Non-Canadian Holders of New SPAC Warrants—Dispositions of New SPAC Warrants”) are met. A New SPAC Class A Common Share may also be deemed to be taxable Canadian property in certain other circumstances.

In the case of a Non-Canadian Holder that is: (i) a resident of the United States for purposes of the Treaty, and (ii) fully entitled to the benefits of the Treaty, any capital gain realized by the Non-Canadian Holder on a disposition of a New SPAC Class A Common Share that would otherwise be subject to tax under the ITA will generally be exempt from Canadian income tax pursuant to the Treaty provided that the value of the New SPAC Class A Common Share is not derived principally from real property situated in Canada (within the meaning of the Treaty) at the time of the disposition.

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a New SPAC Class A Common Share that constitutes “taxable Canadian property” and is not entitled to relief under an applicable income tax convention will generally be subject to the same tax consequences described above under “Holders Resident in Canada—Taxation of Canadian Holders of New SPAC Class A Common Shares—Taxation of Capital Gains and Capital Losses.”

A Non-Canadian Holder contemplating a disposition of New SPAC Class A Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

THE BUSINESS COMBINATION AGREEMENT AND RELATED AGREEMENTS

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. DCRD Shareholders and other interested parties are urged to read the Business Combination Agreement in its entirety.

Closing and Effective Time of the Business Combination

The Closing of the Business Combination will take place electronically by exchange of the closing deliverables as promptly as practicable, but in no event later than three (3) business days, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as may be agreed in writing.

Representations and Warranties

Under the Business Combination Agreement, Hammerhead made customary representations and warranties relating to: organization and qualification and subsidiaries; organizational documents; capitalization; authority relative to the Business Combination Agreement; no conflict and required filings and consents; permits and compliance; financial statements; absence of certain changes or events; absence of litigation; employee benefits plans; labor and employment matters; real property; rights-of-way; oil and gas matters; intellectual property; taxes; environmental matters; material contracts; insurance; board approval and vote required; certain business practices; interested party transactions; the Exchange Act; brokers; sexual harassment and misconduct; solvency; records; Hammerhead’s and NewCo’s reliance; and exclusivity of representations and warranties.

Under the Business Combination Agreement, DCRD made customary representations and warranties relating to: corporate organization; organizational documents; capitalization; authority relative to the Business Combination Agreement; no conflict, and required filings and consents; compliance; SEC filings, financial statements and the Sarbanes Oxley Act; absence of certain changes or events; absence of litigation; board approval and vote required; brokers; the DCRD trust account; employees; taxes; registration and listing; business activities and assets; material contracts; certain business practices; interested party transactions; solvency, sexual harassment and misconduct; records; insurance; DCRD’s and AmalCo’s independent investigation and reliance; and the Investment Canada Act.

Covenants of the Parties

Conduct of Business by Hammerhead

Hammerhead made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, between the date of the Business Combination Agreement and the Company Amalgamation Effective Time (or the earlier termination of the Business Combination Agreement), Hammerhead will, and will cause its subsidiaries to (i) conduct its business in the ordinary course and (ii) use its reasonable best efforts to preserve substantially intact the business organization of Hammerhead and its subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of Hammerhead and its subsidiaries, to preserve the current relationships of Hammerhead and its subsidiaries with customers, suppliers and other persons with which Hammerhead and its subsidiaries has significant business relations, and to maintain in effect all material oil and gas properties, permits and insurance policies (in such amounts and with such deductibles as are currently maintained).

•

Subject to certain exceptions, by way of amplification and not limitation, Hammerhead will not, and will cause each of its subsidiaries not to, between the date of the Business Combination Agreement and the Company Amalgamation Effective Time (or the earlier termination of the Business Combination Agreement) directly or indirectly, do any of the following without the prior written consent of DCRD (which consent will not be unreasonably conditioned, withheld or delayed), provided, that, DCRD will be deemed to have consented in writing if it provides no response within five business days after Hammerhead has made a request for such consent in writing:

•	amend or otherwise change any organizational documents of Hammerhead or its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hammerhead or its subsidiaries;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any equity interests of Hammerhead or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interest (including, without limitation, any phantom interest), of Hammerhead or any of its subsidiaries; or (ii) any material assets of Hammerhead or any of its subsidiaries, other than pursuant to the exercise or settlement (as applicable) of Hammerhead Options, Hammerhead Preferred Shares, Hammerhead RSUs or Hammerhead Warrants, that are outstanding as of the date of the Business Combination Agreement in accordance with their terms;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its equity interests, other than non-cash accruing dividends of the Hammerhead Series VII Preferred Shares;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests other than purchases of Hammerhead Common Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Hammerhead Options or Hammerhead RSUs in accordance with their terms;

•

(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (ii) incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances other than the reimbursement of expenses of employees in the ordinary course of business, or intentionally grant any security interest in any of its assets; or (iii) merge, consolidate, combine or amalgamate with any person;

•

other than in the ordinary course, as required under the terms of any employee benefit plans in effect on the date of the Business Combination Agreement (or adopted or amended after such date in accordance with the Business Combination Agreement) or as contemplated by the Business Combination Agreement, (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor receiving annual compensation equal to or greater than $300,000; (ii) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor receiving annual compensation equal to or greater than $300,000; (iii) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor; (iv) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract with a labor union, trade union, works council, industrial organization, or similar representative of employees; (v) hire any new employees holding an executive position; or (vi) transfer or terminate the employment or engagement of any employee holding an executive position other than any such termination for cause;

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, or is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants, or in the ordinary course;

•

other than in the ordinary course, (i) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of Hammerhead or its subsidiaries; (ii) change any material method of tax accounting; (iii) make, change or rescind any material election relating to taxes; or (iv) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

•

other than in the ordinary course, (i) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Hammerhead’s or any of its subsidiaries’ material rights thereunder; or (ii) enter into any contract that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement;

•	materially amend or modify any oil and gas lease, extend, renew or terminate any material oil and gas lease, or enter into any new material oil and gas lease;

•

other than in the ordinary course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of any of Hammerhead’s intellectual property to the extent such intellectual property remains material to the conduct of the business of Hammerhead and any of its subsidiaries;

•	other than in the ordinary course, enter into any contract that obligates Hammerhead or any of its subsidiaries to develop any material intellectual property related to the business of Hammerhead;

•	enter into any material new line of business outside of the business currently conducted by Hammerhead or any of its subsidiaries as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Hammerhead and any its subsidiaries and their assets and properties;

•

fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Hammerhead permit that is material to the conduct of the business of Hammerhead and its subsidiaries taken as a whole;

•

waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business of DCRD

DCRD made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, between the date of the Business Combination Agreement and the Company Amalgamation Effective Time (or the earlier termination of the Business Combination Agreement), the business of DCRD and AmalCo will be conducted in the ordinary course of business.

•

By way of amplification and not limitation, subject to certain exemptions, DCRD will not, and DCRD will cause AmalCo not to, between the date of the Business Combination Agreement and the Company Amalgamation Effective Time (or the earlier termination of the Business Combination Agreement), directly or indirectly, do any of the following without the prior written consent of Hammerhead, which consent will not be unreasonably withheld, delayed or conditioned:

•	amend or otherwise change DCRD’s organizational documents or AmalCo’s organizational documents;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of DCRD or AmalCo, except as required by the DCRD’s organizational documents;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the funds in the Trust Account that are required pursuant to DCRD’s organizational documents;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or any equity interests in AmalCo, except for redemptions from the funds in the Trust Account and conversions of New SPAC Class B Common Shares pursuant to New SPAC’s organizational documents and in accordance with the Plan of Arrangement (the “Class B Conversion”);

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into joint venture with any other entity;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests or other securities of DCRD or AmalCo, or any options, warrants, convertible securities or other rights of any kind to acquire equity interests or any other ownership interest (including, without limitation, any phantom interest), of DCRD or AmalCo, except in connection with the Class B Conversion or in connection with a loan from DCRD Sponsor or an affiliate thereof or certain members of DCRD management to finance DCRD’s transaction costs in connection with the Business Combination;

•

(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into any strategic joint ventures, partnerships or alliances with any other person, or (ii) merge, consolidate, combine or amalgamate with any person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up, except as required by DCRD’s organizational documents;

•

incur any indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DCRD or AmalCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from DCRD Sponsor or an affiliate thereof or certain members of DCRD management to finance DCRD’s transaction costs in connection with the Business Combination;

•	merge, consolidate, combine or amalgamate with any person;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•

other than in the ordinary course, (i) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of DCRD or AmalCo; (ii) change any material method of tax accounting; (iii) make, change or rescind any material election relating to taxes; or (iv) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

•	amend the Investment Management Trust Agreement dated as of August 10, 2021 between DCRD and Continental Stock Transfer & Trust Company or any other agreement related to the Trust Account;

•

hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the ordinary course of business), or adopt, enter into or incur any liability with respect to any employee benefit plans;

•

waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

•	other than in the ordinary course of business or in a form consistent with DCRD’s public filings with the SEC, enter into any indemnification agreements with DCRD management; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business of NewCo and AmalCo

Between the date of the Business Combination Agreement and the Company Amalgamation Effective Time (or the earlier termination of the Business Combination Agreement), none of NewCo or AmalCo will engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations under the Business Combination Agreement and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Registration Statement

NewCo agreed to file with the SEC the Registration Statement on Form F-4 relating to the transactions contemplated by the Business Combination Agreement. Each of DCRD, NewCo and Hammerhead agreed to use its reasonable best efforts to (i) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement effective through the Closing in order to permit the consummation of the Transactions.

DCRD Shareholders’ Meeting

DCRD will (i) take all action necessary under applicable law and DCRD’s organizational documents to call, give notice of, convene and hold the DCRD Shareholders’ Meeting to seek (a) approval of the Domestication, including the Domestication Articles, (b) approval of the Business Combination (which includes the approval and adoption of the Business Combination Agreement and the Transactions, including the approval of the Arrangement Resolution), (c) if put, the adjournment of the DCRD Shareholders’, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if put, such proposal will be put before any of the foregoing proposals), which DCRD Shareholders’ Meeting shall be held as promptly in accordance with DCRD’s organizational documents as reasonably practicable following the date the Registration Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness), and (d) approval of any other proposals reasonably agreed by DCRD and Hammerhead to be necessary or appropriate in connection with the Transactions and (ii) submit the Proposals to, and use its reasonable best efforts to solicit proxies in favor of the Proposals.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Company Amalgamation Effective Time and (b) the termination of the Business Combination Agreement, the parties agree not to, and to cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction (as defined below), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably by expect to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Business Combination Agreement and related documents and the consummation of the Transactions will not be deemed a violation under the Business Combination Agreement. An “Alternative Transaction” means (i) with respect to Hammerhead, (x) the issuance, sale or transfer to or investment by any person in any newly issued or currently outstanding equity interest in Hammerhead or its subsidiaries, (y) the sale or transfer of the assets of Hammerhead or its subsidiaries to any person (except, in the cases of clauses (x) and (y) with respect to any de minimis transfers of equity interests or assets or any issuance, sale, transfer, investment of equity interests or assets permitted by the terms of the Business Combination Agreement, the Hammerhead Shareholder Support Agreements or the Plan of Arrangement), or (z) any merger or business combination between Hammerhead or any of its subsidiaries, on the one hand, and any other person, on the other hand and (ii) with respect to DCRD, any direct or indirect acquisition of assets or business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in DCRD’s prospectus for the DCRD IPO. Each party will, and will cause its subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.

Stock Exchange Listing

From the date of the Business Combination Agreement through the SPAC Amalgamation Effective Time, DCRD will use reasonable best efforts to ensure that DCRD remains listed as a public company on, and for the DCRD Class A Ordinary Shares, the DCRD Warrants and the DCRD Units to be tradable over, the NASDAQ. From the date of the Business Combination Agreement through the SPAC Amalgamative Effective Time, the parties will use reasonable best efforts to have New SPAC listed on the NASDAQ, or another national securities exchange mutually agreed to by the parties in writing, as of the SPAC Amalgamation Effective Time.

Survival of Representations and Warranties; Indemnification

The representations and warranties given by Hammerhead to DCRD, and the representations and warranties given by DCRD to Hammerhead, will terminate and be of no further force and effect as of the Closing and any liability for breach or violation thereof will terminate absolutely, except for certain covenants and agreements contained in the Business Combination Agreement that expressly apply in whole or in part after Closing and then only with respect to any breaches occurring after Closing.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Hammerhead, DCRD, NewCo and AmalCo providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•

certain employee matters, including (i) New SPAC providing employees of Hammerhead who remain employed immediately following Closing with continuing employment on substantially similar terms to their current employment, and credit for purposes of eligibility to participate, vesting and determining entitlement to or the level of benefits, as applicable, but not for purposes of benefit accrual, under any employment benefit plan established or maintained by New SPAC or any of its subsidiaries, (ii) the establishment of an equity incentive plan to be adopted prior to Closing and (ii) entry into new employment agreements with certain members of Hammerhead’s management and New SPAC or one of its affiliates;

•	director and officer indemnification, including matters relating to director and officer insurance;

•	prompt notification of certain matters;

•

the parties using reasonable best efforts (except where a different efforts standard is specifically contemplated by the Business Combination Agreement) to consummate the transactions contemplated by the Business Combination Agreement;

•	public announcements relating to the Business Combination;

•	DCRD making disbursements from the Trust Account;

•	Hammerhead terminating or causing to be terminated certain agreements;

•	the intended tax treatment of the Business Combination;

•	Hammerhead delivering to DCRD audited financial statements and reviewed financial statements; and

Hammerhead delivering to DCRD the register of members of Hammerhead and a list of all equity interests issued or outstanding in Hammerhead at least two business days prior to the Closing.

Termination

The Business Combination Agreement may be terminated at any time prior to the Company Amalgamation Effective Time:

•	by mutual written consent of DCRD and Hammerhead;

•	by either DCRD or Hammerhead upon the occurrence of any of the following:

•

if the Closing of the Business Combination Agreement has not occurred prior to the Outside Date, unless extended pursuant to the Business Combination Agreement, provided however, that the Business Combination Agreement may not be terminated by or on behalf of any party that is either directly or indirectly through its affiliates in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the parties’ obligation to close;

•

if any Governmental Authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination, except that such termination right will not apply as a result of the refusal of the Court to issue a Final Order in respect of the Plan of Arrangement; or

•

if the requisite approvals are not obtained from DCRD Shareholders or Hammerhead Shareholders, except that such termination right will not be available to any party to the Business Combination Agreement whose failure to fulfill any of its obligations or breach of any its representations and warranties under the Business Combination Agreement has been the cause of, or results in, failure to obtain such requisite approvals;

•

by DCRD in the event any representation, warranty, covenant or agreement by Hammerhead or NewCo has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that DCRD has not waived such breach and that DCRD or AmalCo is not then in material breach of its representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by Hammerhead or NewCo, DCRD may not terminate for so long as Hammerhead or NewCo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by DCRD to Hammerhead and the Outside Date;

•

by Hammerhead in the event any representation, warranty, covenant or agreement by DCRD or AmalCo has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that Hammerhead has not waived such breach and that Hammerhead or NewCo is not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by DCRD or AmalCo, Hammerhead may not terminate for so long as DCRD or AmalCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by Hammerhead to DCRD and the Outside Date; or

•

by Hammerhead, at any time prior to DCRD receiving the DCRD Shareholder Approval, if DCRD or the DCRD Board changes, withdraws, withholds, qualifies or modifies its recommendation that the DCRD Shareholders vote in favor of the Proposals in a manner adverse to Hammerhead.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall affect any liability on the part of any party for fraud or a willful and material breach of the Business Combination Agreement.

Expenses

Under the Business Combination Agreement, unless otherwise provided, each party to the Business Combination Agreement will pay its own expenses incident to preparing for, entering into and carrying out the Business Combination Agreement and the consummation of the transactions contemplated thereby.

If the Closing occurs, New SPAC will pay or cause to be paid, (i) the SPAC Transaction Expenses (as defined in the Business Combination Agreement); (ii) the Company Transaction Expenses (as defined in the Business Combination Agreement); and (iii) the out-of-pocket fees and expenses of certain Hammerhead Shareholders (as listed in Schedule C of the Business Combination Agreement) incurred in connection with the Transactions, the negotiation and preparation of the Business Combination Agreement and the Ancillary Agreements (as defined in the Business Combination Agreement) and the performance and compliance with the Business Combination Agreement and the Ancillary Agreements, including fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees for such specified Hammerhead Shareholders.

Further Assurances

Each of DCRD, Hammerhead, NewCo and AmalCo has agreed to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of the Business Combination Agreement.

Choice of Law; Specific Performance

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule, except to the extent mandatorily governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Companies Act will also apply to the Domestication). All legal actions and proceedings arising out of or relating to Business Combination Agreement will be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

Amendments or Modification of Agreement

The Business Combination Agreement may be amended or modified from time to time only by a written instrument signed and agreed to by DCRD, Hammerhead, NewCo and AmalCo.

Related Agreements

This section describes the material provisions of certain additional agreements entered into in connection with the Business Combination or to be entered into pursuant to the Business Combination Agreement, which are referred to herein as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, which are attached as annexes to this proxy statement/prospectus as noted below. DCRD Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement (Annex E)

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor and Riverstone Fund V entered into the Sponsor Support Agreement with DCRD, NewCo and Hammerhead, pursuant to which, among other things, DCRD Sponsor and Riverstone Fund V each agreed to (and agreed to cause its controlled affiliates to) (i) waive the anti-dilution rights set forth in the DCRD Articles with respect to the DCRD Founder Shares held by it, (ii) vote all DCRD Class A Ordinary Shares and DCRD Founder Shares held by it in favor of the adoption and approval of the Business Combination and each other proposal related to the Business Combination included on the agenda for the DCRD Shareholders’ Meeting, except that DCRD Sponsor and Riverstone Fund V will not vote any DCRD Class A Ordinary Shares purchased by DCRD Sponsor and Riverstone Fund V after DCRD publicly announced DCRD’s intention to engage in the Business Combination for or against any of the Proposals, (iii) not redeem any DCRD Founder Shares in connection with the DCRD Shareholders’ Meeting, (iv) not transfer the DCRD Founder Shares, DCRD Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (a) one year after the Closing or (b) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all New SPAC Shareholders having the right to exchange their shares for cash, securities or other property and (v) not transfer any DCRD Private Placement Warrants, any New SPAC Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing.

A&R Registration Rights Agreement (Annex F)

Concurrently with the Closing, DCRD will enter into the A&R Registration Rights Agreement with New SPAC, DCRD Sponsor and certain other holders to be named therein, pursuant to which New SPAC will agree that, within 15 business days after the Closing, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) the Resale Registration Statement, and New SPAC will use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand New SPAC’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

Lock-Up Agreement (Annex G)

On the Closing Date, pursuant to the Business Combination Agreement and as set forth in the Plan of Arrangement, certain existing shareholders of Hammerhead, including the Riverstone Parties, will become bound by a Lock-Up Agreement with New SPAC pursuant to which they will agree, subject to certain customary exceptions, during the lock-up period, not to (i) effect any sale of, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any securities of New SPAC, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of New SPAC, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii), until the earlier of (a) six months after the Closing or (b) the date that the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period. The lock-up period ends upon the earlier to occur of: (i) the date that is six (6) months following the Closing Date; and (ii) the date that the last sale price of the New SPAC Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period.

Hammerhead Shareholder Support Agreements (Annex I)

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD, Hammerhead and certain securityholders of Hammerhead, including the Riverstone Parties, entered into the Hammerhead Shareholder Support Agreements, pursuant to which, among other things, such securityholders agreed to vote (or cause to be voted) all of their Subject Securities in favor of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement. Additionally, such securityholders have agreed, among other things, not to, prior to the Closing, (a) transfer any of their Subject Securities (or enter into any agreement, arrangement or understanding in connection therewith other than pursuant to the Plan of Arrangement), subject to certain customary exceptions, or (b) enter into any voting arrangement that is inconsistent with the Hammerhead Shareholder Support Agreements.

IPO Letter Agreement Amendment

Concurrently with the execution and delivery of the Business Combination Agreement, DCRD, DCRD management and DCRD Sponsor entered into the Letter Agreement Amendment, pursuant to which such parties agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that DCRD Sponsor will be prohibited from voting any DCRD Class A Ordinary Shares purchased by DCRD Sponsor following DCRD’s public announcement of DCRD’s intention to engage in the Business Combination for or against the Business Combination.

Sponsor Side Letter

In connection with the execution and delivery of the Business Combination Agreement, on September 25, 2022, DCRD, certain Riverstone Fund V Entities and the DCRD Initial Shareholders entered into the Sponsor Side Letter whereby each of the DCRD Initial Shareholders agreed to assign and transfer to certain Riverstone Fund V Entities certain of the Founder Shares and DCRD Private Placement Warrants in connection with the Business Combination, subject to the terms and conditions in the Sponsor Side Letter.

The affiliates of the Riverstone Parties will also agree to be bound by the transfer restrictions applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the IPO Letter Agreement and voting obligations applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the Sponsor Support Agreement.

The Riverstone Fund V Entities and the DCRD Initial Shareholders determined to enter into the Sponsor Side Letter in order to reflect an agreement between them that (i) the DCRD Initial Shareholders will recoup their investment in the DCRD Founder Shares and the DCRD Private Placement Warrants before the Riverstone Fund V Entities will recoup their investment in the Hammerhead Shares, (ii) the Riverstone Fund V Entities will recoup their investment in the Hammerhead Shares before the DCRD Initial Shareholders may obtain any profit from their retained DCRD Founder Shares and (iii) the DCRD Initial Shareholders will not sell any retained DCRD Founder Shares at a faster rate than the Riverstone Fund V Entities. The only impact on New SPAC is that the Riverstone Fund V Entities will own DCRD Founder Shares and DCRD Private Placement Warrants after Closing that the DCRD Initial Shareholders would have otherwise owned absent the Sponsor Side Letter. DCRD and Hammerhead were not involved in the negotiation of the Sponsor Side Letter, except to the extent necessary to ensure that the DCRD Founder Shares and the DCRD Private Placement Warrants remained subject to transfer restrictions in the IPO Letter Agreement and the voting obligations in the Sponsor Support Agreement.

New SPAC Closing Articles and New SPAC Closing Bylaws

This section describes the material provisions of the New SPAC Closing Articles and the New SPAC Closing Bylaws which will govern the rights of the New SPAC Shareholders after the consummation of the Company Amalgamation but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the form of the New SPAC Closing Articles, attached hereto as Annex D, and the New SPAC Closing Bylaws, attached hereto as Annex J. DCRD Shareholders and other interested parties are urged to read the New SPAC Closing Articles and the New SPAC Closing Bylaws in their entirety.

Pursuant to the terms of the Business Combination Agreement, the New SPAC Closing Articles will become the articles of New SPAC in accordance with the terms of the Plan of Arrangement concurrently with the Company Amalgamation. Pursuant to the terms of the Business Combination Agreement, the New SPAC Closing Bylaws will become the bylaws of New SPAC in accordance with the terms of the Plan of Arrangement concurrently with the SPAC Amalgamation. For more information about the New SPAC Closing Articles and the New SPAC Closing Bylaws, see the subsections entitled “Description of New SPAC Securities,” “Proposal No. 3—The Advisory Organizational Documents Proposals” and “Comparison of Corporate Governance and Shareholder Rights.”

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval.

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including under the Competition Act, could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of DCRD, Hammerhead or their respective subsidiaries or to impose restrictions on the operations of NewCo or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, that the challenge may be successful. Similarly, the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized in the subsection entitled “The Business Combination Agreement and Related Agreements—Termination” elsewhere in this proxy statement/prospectus) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the subsections entitled “The Business Combination Agreement and Related Agreements—Covenants of the Parties,” elsewhere in this proxy statement/prospectus, and “The Business Combination—Conditions to Closing of the Business Combination—Conditions to the Obligations of Each Party” elsewhere in this proxy statement/prospectus for information concerning DCRD’s and Hammerhead’s covenants and closing conditions related to antitrust filings and approvals.

United States/Canada Antitrust Clearance

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to reporting under the HSR Act or the Competition Act, which prevents transactions meeting certain size and nexus tests, and which are not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC or the Canadian Competition Bureau (the “Competition Bureau”), respectively and the related waiting period expires or is terminated early.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government (including the Competition Bureau), state or private person, may challenge the transactions at any time before or after its completion. The Antitrust Division or the FTC may try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions.

Stock Exchange Listings

DCRD and Hammerhead anticipate that, following consummation of the Business Combination, DCRD Class A Ordinary Shares, DCRD Units and DCRD Warrants will be delisted from the NASDAQ, and DCRD will be deregistered under the Exchange Act. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed consolidated financial information presents the combination of the financial information of DCRD and Hammerhead adjusted to give effect to the Business Combination and related transactions. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

DCRD is a blank check company incorporated in Delaware on February 22, 2021 and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Hammerhead is an oil and natural gas exploration, development and production company incorporated in Alberta on November 27, 2009. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-right oil and gas plays.

The historical financial information of DCRD was derived from the unaudited financial statements of DCRD for the nine months ended September 30, 2022 and the audited financial statements as of December 31, 2021 for the period from February 22, 2021 (inception) through December 31, 2021 included elsewhere in this proxy statement/prospectus. The historical financial information of Hammerhead was derived from the unaudited interim consolidated financial statements of Hammerhead for the nine months ended September 30, 2022 and 2021 and the audited consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus. This information should be read together with DCRD’s and Hammerhead’s financial statements and related notes, the sections titled “DCRD Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Hammerhead Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated statement of financial position as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. The Riverstone Parties, including certain Riverstone Fund V Entities, are shareholders of, and together own a controlling interest in, Hammerhead, and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. However, no pro forma adjustments were required to eliminate activities between the entities.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed consolidated financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On September 25, 2022, DCRD, Hammerhead, NewCo, and AmalCo, entered into the Business Combination Agreement pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and domesticate as an Alberta corporation in accordance with the ABCA, (ii) DCRD will amalgamate with NewCo in accordance with the terms of the Plan of Arrangement and (iii) Hammerhead will amalgamate with AmalCo, with as the Amalgamated Company becoming a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement.

Pursuant to the closing of the Business Combination, (i) each then issued and outstanding DCRD Class A Common Share will be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share; (ii) each then issued and outstanding DCRD Class B Common Share will be exchanged, on a one-for-one basis, for a New SPAC Class B Common Share; (iii) each common share of NewCo outstanding will be exchanged for one New SPAC Class A Common Share, and immediately thereafter, such New SPAC Class A Common Share will be purchased for cancellation for a nominal amount of cash; (iv) each then issued and outstanding DCRD Warrant will be exchanged for a New SPAC Warrant pursuant to the DCRD Warrant Agreement; (v) each then issued and outstanding DCRD Unit will be exchanged for a New SPAC Unit; (vi) the New SPAC Class A Common Shares held by Hammerhead will be purchased for cancellation for cash equal to the subscription price for the common share of NewCo; (vii) each then issued and outstanding Hammerhead Warrant will either be exchanged for New SPAC Common Shares or cash; (viii) each then issued and outstanding Hammerhead Series IX Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio; (ix) each then issued and outstanding Hammerhead Series VIII Preferred Share, Hammerhead Series VI Preferred Share, Hammerhead Series IV Preferred Share and Hammerhead Series I Preferred Share will be exchanged for one New SPAC Class A Common Share; (x) each then issued and outstanding Hammerhead Series II Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the product of the Hammerhead Common Share Exchange Ratio and 1.13208; (xi) each then issued and outstanding Hammerhead Series III Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series III Preferred Share Exchange Ratio; (xii) each then issued and outstanding Hammerhead Series VII preferred share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series VII Preferred Share Exchange Ratio; (xiii) each then issued and outstanding Hammerhead Option will be exchanged for an option to acquire a number of New SPAC Class A Common Shares equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead Option multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) divided by (y) the Hammerhead Common Share Exchange Ratio; (xiv) each then issued and outstanding Hammerhead RSU will be exchanged for an option to acquire a number of New SPAC Class A Common Shares equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead RSU multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) divided by (y) the Hammerhead Common Share Exchange Ratio; and each then issued and outstanding Hammerhead Class A Common Share and Hammerhead Class B Common Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio. For more information on the conversion of securities in connection with the Business Combination see the subsection “The Business Combination – Conversion of Securities.”

Anticipated Accounting Treatment

The Business Combination is not within the scope of IFRS 3 since DCRD does not meet the definition of a business in accordance with IFRS 3. Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 as it relates to the stock exchange listing service received and under other relevant standards for cash acquired, replacement of warrants or other assets acquired and liabilities assumed. Hammerhead will be treated as the “acquirer” and DCRD will be treated as the “acquiree” for financial reporting purposes given that Hammerhead’s operations will comprise the operations of New SPAC, Hammerhead’s executive management will be the executive management of New SPAC, Hammerhead’s director appointees will hold the majority of director seats of New SPAC, and Hammerhead’s existing shareholders will be the largest shareholder group of New SPAC. Under this method of accounting, the net assets of Hammerhead will be stated at historical cost, with no goodwill or other intangible assets recorded.

In accordance with IFRS 2, the differences in the fair value of the consideration (i.e., shares issued by New SPAC) for the acquisition of DCRD over the fair value of the identifiable net assets of DCRD will represent a service for the listing of New SPAC and be recognized as a share-based payment expense. The consideration for the acquisition of DCRD was determined using the closing prices of DCRD Class A Ordinary Shares. The DCRD Public Warrants and DCRD Private Placement Warrants are assumed to be part of the Business Combination and are assumed as a part of the identifiable net assets of DCRD. The replacement of warrants is then separately accounted for under IAS 32. As it is expected the fair value of DCRD Public Warrants and DCRD Private Placement Warrants will have similar fair value as those of New SPAC Public Warrants as of the Closing, no material impact into profit or loss is expected.

Basis of Pro Forma Presentation

DCRD reports its historical financial information in U.S. Dollars (“US$”) and Hammerhead reports its historical financial information in Canadian Dollars (“C$”). For purposes of this presentation, all US$ balance sheet amounts have been translated into C$ using an exchange rate of US$1.00 to C$1.37, which was the exchange rate published by the Federal Reserve Board as of September 30, 2022. All US$ statement of profit or loss and other comprehensive profit or loss amounts have been translated into C$ using an average exchange rate of US$1.00 to C$1.33 for the nine months ended September 30, 2022 and US$1.00 to C$1.25 for the year ended December 31, 2021. All amounts reported within this pro forma financial information are C$ unless otherwise noted as US$.

The unaudited pro forma condensed consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of New SPAC Class A Common Shares:

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Assuming No Redemptions: This scenario assumes that no DCRD Public Shareholders exercise redemption rights with respect to the New SPAC Class A Common Shares received in exchange for its DCRD Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 31,625,000 New SPAC Class A Common Shares subject to redemption are redeemed for an aggregate redemption payment of approximately US$321.3 million (C$440.5 million) based on an estimated per share redemption price of approximately US$10.16 (C$13.93) that was calculated using the US$321.3 million of cash in the Trust Account divided by 31,625,000 DCRD Public Shares subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement.

The following summarizes the pro forma ownership of New SPAC Class A Common Shares following the Business Combination under both the no redemption and maximum redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Shares held by current Hammerhead Shareholders(1)	17,807,460	13.9%	17,807,460	18.5%
Shares held by current DCRD Public Shareholders(2)	31,625,000	24.8%	—	—%
Shares held by DCRD Initial Shareholders(3)(4)	3,557,812	2.8%	3,557,812	3.7%
Shares held by the Riverstone Parties (including the Riverstone Fund V Entities)(4)(5)	74,769,607	58.5%	74,769,607	77.8%

Pro forma Common Shares	127,759,879	100.0%	96,134,879	100.0%

(1)	Excludes New SPAC Class A Common Shares issued to the Riverstone Parties pursuant to the Business Combination.
(2)	Excludes 15,812,500 New SPAC Class A Common Shares underlying the New SPAC Public Warrants.
(3)	Includes DCRD Founder Shares held by DCRD Sponsor and DCRD management after the Founder Transfer of 4,348,438 New SPAC Class A Common Shares to certain Riverstone Fund V Entities.
(4)	Excludes 12,737,500 New SPAC Class A Common Shares underlying the New SPAC Private Placement Warrants.
(5)

Includes 70,421,169 New SPAC Class A Common Shares issued to the Riverstone Parties for their interests in Hammerhead pursuant to the Business Combination and 4,348,438 New SPAC Class A Common Shares after the Founder Transfer that will be held by certain Riverstone Fund V Entities.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	Hammerhead (IFRS, Historical)		DCRD (U.S. GAAP, Historical)		IFRS Conversion and Presentation Alignment (Note 2)		Transaction Accounting Adjustments (No Redemption Scenario)			Pro Forma Combined (No Redemption Scenario)		Transaction Accounting Adjustments (Maximum Redemption Scenario)			Pro Forma Combined (Maximum Redemption Scenario)
ASSETS
Non-current assets:
Property, plant and equipment	C$	1,505,254	C$	—	C$	—	C$	—		C$	1,505,254	C$	—		C$	1,505,254
Risk management contracts		1,031		—		—		—			1,031		—			1,031
Marketable securities held in Trust Account		—		440,468		—		(440,468	) A		—		—			—
Prepaid expenses, non-current		—		—		—		—			—		—			—

Total non-current assets		1,506,285		440,468		—		(440,468)			1,506,285		—			1,506,285

Current assets:
Accounts receivable		64,399		—		—		—			64,399		—			64,399
Prepaid expenses and deposits		3,363		732		—		—			4,095		—			4,095
Cash		6,590		—		—		440,468	A		375,451		(440,468	) J		4,320
								(69,337	) C				69,337	K
								(2,270	) D
Risk management contracts		7,340		—		—		—			7,340		—			7,340

Total current assets		81,692		732		—		368,861			451,285		(371,131)			80,154

Total assets	C$	1,587,977	C$	441,200	C$	—	C$	(71,607)		C$	1,957,570	C$	(371,131)		C$	1,586,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-current liabilities:
Bank debt	C$	107,800	C$	—	C$	—	C$	—		C$	107,800	C$	69,337	K	C$	177,137
Term debt		77,614		—		—		—			77,614		—			77,614
Deferred underwriting fee payable		—		15,172		—		(15,172	) C		—		—			—
Warrant liability		22,048		21,470		—		(22,048	) E		21,470		—			21,470
Non-current portion of lease obligations		3,376		—		—		—			3,376		—			3,376
Risk management contracts		—		—		—		—			—		—			—
Decommissioning obligations		21,108		—		—		—			21,108		—			21,108
DCRD Class A Ordinary Shares subject to redemption		—		—		440,331		(440,331	) B		—		—			—

Total non-current liabilities		231,946		36,642		440,331		(477,551)			231,368		69,337			300,705

Current liabilities:
Accounts payable and accrued liabilities		111,354		14,849		—		(31,111	) C		95,092		—			95,092
Due to related parties		—		2,270		—		(2,270	) D		—		—			—
Risk management contracts		30,022		—		—		—			30,022		—			30,022
Current portion of lease obligations		814		—		—		—			814		—			814

Total current liabilities		142,190		17,119		—		(33,381)			125,928		—			125,928

Total liabilities		374,136		53,761		440,331		(510,932)			357,296		69,337			426,633

Commitments and contingencies:
DCRD Class A Ordinary Shares subject to possible redemption		—		440,331		(440,331)		—			—		—			—

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	Hammerhead (IFRS, Historical)		DCRD (U.S. GAAP, Historical)		IFRS Conversion and Presentation Alignment (Note 2)		Transaction Accounting Adjustments (No Redemption Scenario)			Pro Forma Combined (No Redemption Scenario)		Transaction Accounting Adjustments (Maximum Redemption Scenario)			Pro Forma Combined (Maximum Redemption Scenario)
Equity:
DCRD Preferred stock		—		—		—		—			—		—			—
DCRD Class A common stock		—		—		—		—			—		—			—
DCRD Class B common stock		—		1		—		(1	) B		—		—			—
Preferred share capital		606,131		—		—		(606,131	) F		—		—			—
Common share capital		585,542		—		—		(585,542	) F		—		—			—
Contributed surplus		95,118		—		—		440,332	B		1,863,426		2,216	H		1,425,174
								—	C				(440,468	) J
								21,879	E
								1,191,673	F
								(52,893	) G
								160,376	H
								6,941	I
Deficit		(72,950)		(52,893)		—		(23,054	) C		(263,152)		(2,216	) H		(265,368)
								169	E
								52,893	G
								(160,376	) H
								(6,941	) I

Total shareholders’ equity		1,213,841		(52,892)		—		439,325			1,600,274		(440,468)			1,159,806

Total liabilities and shareholders’ equity	C$	1,587,977	C$	441,200	C$	—	C$	(71,607)		C$	1,957,570	C$	(371,131)		C$	1,586,439

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	Hammerhead (IFRS, Historical)		DCRD (U.S. GAAP, Historical)		IFRS Conversion and Presentation Alignment (Note 2)		Transaction Accounting Adjustments (No Redemption Scenario)			Pro Forma Combined (No Redemption Scenario)		Transaction Accounting Adjustments (Maximum Redemption Scenario)			Pro Forma Combined (Maximum Redemption Scenario)
Revenue
Oil and gas revenue	C$	645,968	C$	—	C$	—	C$	—		C$	645,968	C$	—		C$	645,968
Royalties		(81,653)		—		—		—			(81,653)		—			(81,653)

Oil and natural gas revenue, net of royalties		564,315		—		—		—			564,315		—			564,315
Risk Management Contracts
Realized loss on risk management contracts		(93,575)		—		—		—			(93,575)		—			(93,575)
Unrealized gain on risk management contracts		4,455		—		—		—			4,455		—			4,455

		(89,120)		—		—		—			(89,120)		—			(89,120)
Other income		2,560		—		—		—			2,560		—			2,560

		477,755		—		—		—			477,755		—			477,755
Expenses:
Operating		79,789		—		—		—			79,789		—			79,789
Transportation		52,481		—		—		—			52,481		—			52,481
General and administrative		16,725		—		9,297		(15,090	) BB		10,932		—			10,932
Transaction costs		16,021		—		—		(16,021	) BB		—		—			—
Share-based compensation		8,942		—		—		—			8,942		—			8,942
Depletion, depreciation and impairment		108,766		—		—		—			108,766		—			108,766
Finance		18,150		—		—		—			18,150		4,160	GG		22,310
Loss on foreign exchange		8,173		—		—		—			8,173		—			8,173
Loss on warrant evaluation		10,688		—		(15,581)		(10,688	) CC		(15,581)		—			(15,581)
Loss on debt repayment		218		—		—		—			218		—			218
Formation and operating costs		—		9,297		(9,297)		—			—		—			—
Interest income		—		(2,563)		—		2,563	AA		—		—			—
Gain on fair value of derivative warrant liabilities		—		(15,581)		15,581		—			—		—			—

Total expenses		319,953		(8,847)		—		(39,236)			271,870		4,160			276,030

Net comprehensive profit	C$	157,802	C$	8,847	C$	—	C$	39,236		C$	205,885	C$	(4,160)		C$	201,725

Net profit (loss) per share (Note 4):
Net income per common share—basic	C$	0.36
Net income per common share—diluted	C$	0.15
Net income per share, DCRD Class A Ordinary Shares subject to possible redemption—basis and diluted			C$	0.23
Net income per share, Class B non-redeemable ordinary shares—basis and diluted			C$	0.23
Weighted average shares outstanding—basic											127,759,879					96,134,879
Net income per share—basic										C$	1.61				C$	2.10
Weighted average shares outstanding—diluted											130,131,749					98,506,749
Net income per share—diluted										C$	1.58				C$	2.05

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Year Ended December 31, 2021		Period from February 22, 2021 (Inception) Through December 31, 2021
	Hammerhead (IFRS, Historical)		DCRD (U.S. GAAP, Historical)		IFRS Conversion and Presentation Alignment (Note 2)		Transaction Accounting Adjustments (No Redemption Scenario)			Pro Forma Combined (No Redemption Scenario)		Transaction Accounting Adjustments (Maximum Redemption Scenario)			Pro Forma Combined (Maximum Redemption Scenario)
Revenue
Oil and gas revenue	C$	439,843	C$	—	C$	—	C$	—		C$	439,843	C$	—		C$	439,843
Royalties		(38,577)		—		—		—			(38,577)		—			(38,577)

Oil and natural gas revenue, net of royalties		401,266		—		—		—			401,266		—			401,266
Risk Management Contracts
Realized loss on risk management contracts		(95,407)		—		—		—			(95,407)		—			(95,407)
Unrealized loss on risk management contracts		(16,649)		—		—		—			(16,649)		—			(16,649)

		(112,056)		—		—		—			(112,056)		—			(112,056)
Other income		1,202		—		—		—			1,202		—			1,202

		290,412		—		—		—			290,412		—			290,412
Expenses:
Operating		82,721		—		—		—			82,721		—			82,721
Transportation		62,044		—		—		—			62,044		—			62,044
General and administrative		21,565		—		9,515		54,165	BB		245,621		2,216	DD		247,837
								160,376	DD
Optimization fees		19,708		—		—		—			19,708		—			19,708
Share-based compensation		14,039		—		—		825	EE		21,805		—			21,805
								6,941	FF
Depletion, depreciation and impairment		127,333		—		—		—			127,333		—			127,333
Finance		21,264		—		—		—			21,264		5,547	GG		26,811
Gain on foreign exchange		(350)		—		—		—			(350)		—			(350)
Loss (gain) on warrant evaluation		96		—		(11,403)		(265	) CC		(11,572)		—			(11,572)
Loss on asset disposition		13,813		—		—		—			13,813		—			13,813
Formation and operating costs		—		9,515		(9,515)		—			—		—			—

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Year Ended December 31, 2021		Period from February 22, 2021 (Inception) Through December 31, 2021
	Hammerhead (IFRS, Historical)		DCRD (U.S. GAAP, Historical)		IFRS Conversion and Presentation Alignment (Note 2)		Transaction Accounting Adjustments (No Redemption Scenario)			Pro Forma Combined (No Redemption Scenario)		Transaction Accounting Adjustments (Maximum Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
Interest income		—		(11)		—		11	AA		—		—		—
Gain on fair value of derivative warrant liabilities		—		(11,403)		11,403		—			—		—		—
Transaction costs allocated to derivative warrant liabilities		—		1,733		—		—			1,733		—		1,733

Total expenses		362,233		(166)		—		222,053			584,120		7,763		591,883

Net profit (loss) and comprehensive profit (loss)	C$	(71,821)	C$	166	C$	—	C$	(222,053)		C$	(293,708)	C$	(7,763)	C$	(301,471)

Net profit (loss) per share (Note 4):
Net loss per common share—basic and diluted	C$	(0.24)
Net income per share, Class A ordinary shares subject to possible redemption—basis and diluted			C$	0.01
Net income per share, Class B non-redeemable ordinary shares—basis and diluted			C$	0.01
Weighted average shares outstanding—basic and diluted											127,759,879				96,134,879
Net loss per share—basic and diluted										C$	(2.30)			C$	(3.14)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The historical consolidated financial statements of Hammerhead have been prepared in accordance with IFRS and in its presentation and reporting currency of Canadian Dollars (C$). The historical financial statements of DCRD have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of US$.

The Business Combination will be accounted for as a share-based payment transaction, with no goodwill or other intangible assets recorded. Under this method of accounting, DCRD will be treated as the “accounting acquiree” and Hammerhead as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Hammerhead issuing shares for the net assets of DCRD, followed by a recapitalization. The net assets of Hammerhead will be stated at historical cost.

The unaudited pro forma condensed consolidated statement of financial position as of September 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed consolidated statements of profit (loss) and comprehensive profit (loss) for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect to the Business Combination and related transactions as if they occurred on January 1, 2021. The Riverstone Parties, including certain Riverstone Fund V Entities, are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. However, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that DCRD management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. DCRD management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DCRD and Hammerhead.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following table reconciles pro forma share ownership of Hammerhead shareholders and the Riverstone Parties to historical Hammerhead common shares and preferred shares issued and outstanding as of September 30, 2022 in the historical Hammerhead financial statements as of and for the nine months ended September 30, 2022.

	Hammerhead Historical as of September 30, 2022	Hammerhead As-Converted as of September 30, 2022		Exchange Ratio	Pro Forma New SPAC Class A Common Shares
Hammerhead Shareholders
Common shares	125,921,244	125,921,244		0.0639	8,052,438
Preferred shares	28,071,804	66,472,112		0.0639	4,250,772
Outstanding RSUs	83,637,425	80,686,623	(4)	0.0639	5,159,765
Outstanding options	10,529,750	4,462,668	(5)	0.0639	285,380
Outstanding warrants	7,298,296	924,267	(6)	0.0639	59,105

Total Pro Forma Ownership by Hammerhead Shareholders					17,807,460

Riverstone Parties
Common shares	266,565,580	266,565,580		0.0639	17,046,391
Preferred shares	472,802,398	810,649,417	(1)(2)(3)	0.0639	51,839,578
Outstanding RSUs	—	—		0.0639	—
Outstanding options	—	—		0.0639	—
Outstanding warrants	33,721,985	24,006,938	(7)	0.0639	1,535,200

Total Riverstone Parties from Hammerhead shares					70,421,169
Founder Transfer					4,348,438

Total Pro Forma Ownership by Riverstone Parties					74,769,607

Total
Common shares	392,486,824	392,486,824			25,098,829
Preferred shares	500,874,202	877,121,529			56,090,350
Outstanding RSUs	83,637,425	80,686,623			5,159,765
Outstanding options	10,529,750	4,462,668			285,380
Outstanding warrants	41,020,281	24,931,205			1,594,305

(1)	Each Series II First Preferred Share converted to Hammerhead As Converted at 1.13208 per share.
(2)

Each Series III First Preferred Share converted to Hammerhead As Converted using the Hammerhead Series III Preferred Share Exchange Ratio, which is the Company Series III Preferred Share Liquidation Preference, being the as converted share value of US$179,631,775.98, divided by the Share Issue price of US$10.

(3)

Each Series VII First Preferred Share converted to Hammerhead As Converted using the Hammerhead Series VII Preferred Share Exchange Ratio, which is the Company Series VII Preferred Share Liquidation Preference, being the as converted share value of US$130,603,883.57, divided by the Share Issue price of US$10.

(4)

As-Converted Hammerhead RSUs means (A) the number of Hammerhead Class A Common Shares that are issuable upon the exercise of Hammerhead RSUs that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Hammerhead Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Hammerhead RSUs if they were so exercised, in each case, assuming that the fair market value of one Hammerhead Class A Common Share equals (x) the Hammerhead Common Share Exchange Ratio multiplied by (y) $10.00; minus (B) 2,010,154 Company Class A Common Shares.
(5)

As-Converted Hammerhead Options means the number of Hammerhead Class A Common Shares that are issuable upon the exercise of Hammerhead Options that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Hammerhead Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Hammerhead Options if they were so exercised, in each case, assuming that the fair market value of one Hammerhead Class A Common Share equals (x) the Hammerhead Common Share Exchange Ratio multiplied by (y) $10.00.

(6)

Immediately prior to Closing, each Hammerhead 2013 Warrant shall be, and shall be deemed to be, exchanged for a cash payment of CAD$0.028 and the holder of each such Company 2013 Warrant shall be removed as the holder from the register of Hammerhead 2013 Warrants maintained by or on behalf of Hammerhead.

(7)

Each Company 2020 Warrant shall be, and shall be deemed to be, exercised on a cashless basis for a number of Company Class A Common Shares determined by the formula (A-B)/A, where A is equal to the Fully-Diluted Company Common Share Price and B is equal to the applicable exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of such Company 2020 Warrant, the holder of each such Company 2020 Warrant shall be removed as the holder from the register of Company 2020 Warrants maintained by or on behalf of the Company, and the Company shall update the register of Company Class A Common Shares maintained by or on behalf of the Company to reflect the number of Company Class A Common Shares issued to the holder upon the cashless exercise of such Company 2020 Warrant;

Note 2. IFRS Policy and Presentation Alignment

The historical financial information of DCRD has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the International Accounting Standards Board (“IASB”) for the purposes of the unaudited pro forma condensed consolidated financial statements. The only adjustment required to convert DCRD’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed consolidated financial statements was to reclassify the DCRD Ordinary Shares subject to redemption from commitments and contingencies to non-current liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to align DCRD’s historical financial statements in accordance with the presentation of Hammerhead’s historical financial statements.

Note 3. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

The adjustments included in the unaudited pro forma condensed consolidated statement of financial position as of September 30, 2022 are as follows:

A.	Reflects the reclassification of $440.5 million (US$321.3 million) held in the Trust Account to cash that becomes available at closing of the Business Combination, assuming no redemptions.

B.	Reflects the reclassification of approximately $440.3 million (US$321.2 million) of DCRD Class A Ordinary Shares that are subject to possible redemption into New SPAC Class A Common Shares, and

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

the ultimate reclassification of DCRD Class B Ordinary Shares into New SPAC Class A Common Shares as a result of a series of transactions as part of the Business Combination.

C.

Represents payment of estimated transaction costs of $69.3 million (US$50.5 million) in relation to the Business Combination. All transaction costs are expected to be expensed as a part of the Business Combination other than deferred underwriting fees of $15.2 million (US$11.1 million) incurred by DCRD.

D.	Reflects repayment of amounts due to related parties of DCRD for general operating costs incurred by DCRD.

E.

Reflects the settlement of existing Hammerhead warrant liabilities of approximately $22.0 million as a result of the Business Combination. Certain of these warrants will be deemed exercised on a cashless basis into New SPAC Class A Common Shares and recognized within equity, and certain will be cancelled for nil consideration and recognized through accumulated deficit.

F.

Represents the recapitalization of Hammerhead outstanding equity (preferred share capital of $606.1 million and common share capital of $585.5 million) and the issuance of New SPAC Class A Common Shares to existing Hammerhead Shareholders pursuant to the Business Combination.

G.	Reflects the elimination of DCRD’s historical accumulated deficit.

H.

Represents the preliminary estimated expense recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of New SPAC Class A Common Shares issued to DCRD shareholders and the fair value of DCRD’s identifiable net assets at the date of the Business Combination, resulting in a $160.4 million (US$117.0 million) and $162.6 million (US$118.6 million) increase to accumulated deficit under the no redemption and maximum redemption scenarios, respectively. The fair value of shares issued was estimated based on the market price of DCRD Class A ordinary shares of $13.86 (US$10.11) per share (as of November 10, 2022). The value is preliminary and will change based on fluctuations in the share price of the DCRD ordinary shares and warrants through the closing date. A one percent change in the market price per share would result in a change of $5.5 million (US$4.0 million) and $1.1 million (US$0.8 million) in the estimated expense under the no redemption and maximum redemption scenarios, respectively. The estimated IFRS 2 listing expense assuming the no redemption and maximum redemption scenarios is further illustrated below:

	As of September 30, 2022
	No Redemption Scenario				Maximum Redemption Scenario
	C$		US$		C$		US$
	(in thousands except share and per share amounts)
Fair value of equity instruments deemed to have been issued by Hammerhead
DCRD Class A Share Price on September 29, 2022	C$	13.86		$10.11	C$	13.86		$10.11
Total number of DCRD shares at Closing		39,531,250		39,531,250		7,906,250		7,906,250

Total fair value of equity instruments issued to DCRD shareholders	C$	547,815	C$	399,661	C$	109,563	C$	79,932

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	As of September 30, 2022
	No Redemption Scenario				Maximum Redemption Scenario
	C$		US$		C$		US$
	(in thousands except share and per share amounts)
Fair value of identifiable net assets of DCRD
Marketable securities held in Trust Account		440,468		321,345		440,468		321,345
Prepaid expenses, non-current		—		—		—		—
Prepaid expenses and deposits		732		534		732		534
Deferred underwriting fee payable		(15,172)		(11,069)		(15,172)		(11,069)
Warrant liability		(21,470)		(15,664)		(21,470)		(15,664)
Other liabilities		(17,119)		(12,489)		(17,119)		(12,489)
Redeemable Class A Shares		—		—		(440,468)		(321,345)

Fair value of identifiable net assets of DCRD as of September 30, 2022	C$	387,439	C$	282,657	C$	(53,029)	C$	(38,688)

IFRS 2 listing expense	C$	160,376	C$	117,004	C$	162,592	C$	118,620

I.

Reflects an acceleration of share-based compensation expense of $6.9 million (US$5.1 million) related to the expectation to accelerate the vesting of certain unvested Hammerhead share-based awards in connection with the Business Combination.

J.

Reflects a scenario in which 31,625,000 New SPAC Class A Common Shares are redeemed in connection with the Business Combination, for aggregate payments to redeeming DCRD Public Shareholders of $440.5 million (US$321.3 million) (assuming a redemption price of $13.93 (US$10.16) per share).

K.

Represents cash proceeds of $69.3 million (US$50.6 million) pursuant to the anticipated draw on the Credit Facility under the maximum redemption scenario. Under the maximum redemption scenario, Hammerhead expects to draw on the credit facility equal to the amount of transaction costs to be paid at closing (refer to adjustment C above). It is expected that there will be minimal direct issuance costs incurred to execute the draw. Interest on the credit facility accrues at rates contingent on certain factors, which has been estimated to be 8% per annum for purposes of this pro forma financial information.

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss)

The adjustments included in the unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are as follows:

AA.	Reflects elimination of investment income on the Trust Account.

BB.

Reflects estimated transaction costs of $54.2 million (US$39.4 million) as if incurred on January 1, 2021, the date the Business Combination occurred for purposes of the pro forma financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

This amount includes $15.1 million (US$11.0 million) and $16.0 million (US$11.7 million) of transaction costs recognized in the historical statements of operations for the nine months ended September 30, 2022 for DCRD and Hammerhead, respectively. The historical amounts have been reversed in the pro forma statement of operations for the nine months ended September 30, 2022 to recognize all transaction costs as of the beginning of the earliest period presented. This is a non-recurring item.

CC.

Represents the elimination of the historical change in fair value of Hammerhead warrants that are exchanged or cancelled at closing and is inclusive of amounts recognized through profit (loss) for certain warrants cancelled at closing (refer to adjustment E above).

DD.

Represents $160.4 million (US$117.0 million) and $162.6 million (US$118.6 million) (an incremental increase of $2.2 million under the maximum redemption scenario) of expense recognized under the no redemption and maximum redemption scenarios, respectively, in accordance with IFRS 2, for the difference between the fair value of New SPAC Class A Common Shares issued and the fair value of DCRD’s identifiable net assets (refer to adjustment H above). This is a nonrecurring item.

EE.

The Company had loans to employees that will be settled in accordance with the Business Combination. The employee loans were originally accounted for in accordance with IFRS 2 and were therefore recognized within equity. The settlement of the loans have been accounted for as a modification of an award under IFRS 2. The settlement of the loans has been accounted for as a modification under IFRS 2 resulting in the recognition of additional stock based compensation of approximately $0.8 million (US$0.6 million).

FF.

Reflects an acceleration of share-based compensation expense of $6.9 million (US$5.1 million) related to the expectation to accelerate the vesting of certain unvested Hammerhead share-based awards in connection with the Business Combination.

GG.

Represents the recognition of interest expense on the anticipated credit facility draw under the maximum redemption scenario (refer to adjustment L above), as if the draw was executed on January 1, 2021, consisting of $4.2 million (US$3.3 million) of interest expense for the nine months ended September 30, 2022, and $5.5 million (US$4.4 million) of interest expense for the year ended December 31, 2021, calculated using an estimated 8% rate of interest. A 1% increase/decrease in the estimated interest rate would cause interest expense to increase/decrease by $0.5 million (US$0.4 million) for the nine months ended September 30, 2022, and $0.7 million (US$0.6 million) for the year ended December 31, 2021.

Note 4. Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information has been prepared to present two alternative scenarios with respect to redemption of New SPAC Class A Common Shares by DCRD Public Shareholders at the time of the Business Combination for the nine months ended September 30, 2022 and for the year ended December 31, 2021 (amounts in thousands except share and per share amounts):

	Nine Months Ended September 30, 2022 (1)				Year Ended December 31, 2021 (1)
	Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions		Assuming Maximum Redemptions
Pro forma net income (loss)(1)	C$	205,885	C$	201,725	C$	(293,708)	C$	(301,471)
Weighted average shares outstanding—basic		127,759,879		96,134,879		127,759,879		96,134,879
Pro forma net income (loss) per share—basic	C$	1.61	C$	2.10	C$	(2.30)	C$	(3.14)
Weighted average shares outstanding—diluted		130,131,749		98,506,749		127,759,879		96,134,879
Pro forma net income (loss) per share—diluted	C$	1.58	C$	2.05	C$	(2.30)	C$	(3.14)
Potentially dilutive securities(2)
New SPAC Public Warrants		15,812,500		15,812,500		15,812,500		15,812,500
New SPAC Private Placement Warrants		12,737,500		12,737,500		12,737,500		12,737,500
Hammerhead Options		5,445,145		5,445,145		5,445,145		5,445,145

(1)	Pro forma net income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Consolidated Financial Information.”
(2)	An additional 2,371,084 shares were included in the weighted average shares outstanding—diluted for the nine months ended September 30, 2022 as a result of the treasury stock method.

BUSINESS OF NEWCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to NewCo prior to the Business Combination. As of the date of this proxy statement/prospectus, NewCo has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, DCRD, NewCo and Hammerhead will effect a transaction, as a result of which DCRD will amalgamate with NewCo to form New SPAC and NewCo will survive the SPAC Amalgamation as New SPAC. In connection with the Business Combination, New SPAC will become the ultimate parent of Hammerhead. After the Business Combination, New SPAC will continue the business of Hammerhead. For information about New SPAC’s management, share ownership and corporate governance following the Business Combination, please see the section entitled “Management of New SPAC After the Business Combination” elsewhere in this proxy statement/prospectus.

Formation

NewCo is an Alberta corporation incorporated on September 1, 2022 to be the parent company of the Amalgamated Company following the consummation of the Business Combination.

Articles

NewCo’s current articles include provisions customary for a shell company created for the purpose of effecting a business combination. Upon consummation of the Business Combination, the New SPAC Closing Articles will be substantially in the form set forth in Annex D to this proxy statement/prospectus. Please see the section entitled “Description of New SPAC Securities” elsewhere in this proxy statement/prospectus for additional information.

Financial Year

NewCo’s fiscal year ends on December 31 of each year.

Subsidiaries

NewCo does not currently have any subsidiaries.

Shareholders

The sole shareholder of NewCo is Hammerhead Resources Inc.

Board of Directors

Prior to the consummation of the SPAC Amalgamation, the NewCo Board consists of Scott Sobie, Michael G. Kohut, Robert Tichio and Jesal Shah. In connection with the SPAC Amalgamation, the members of the DCRD Board will become the members of the New SPAC Board.

Biographical information for the DCRD Board is included under the section entitled “Business of DCRD and Certain Information About DCRD.”

Biographical information for each of Mr. Sobie, Mr. Kohut, and Mr. Shah is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

Executive Officers, Officers and Employees

Prior to Closing, NewCo’s executive officers consist of Scott Sobie and Michael G. Kohut. Biographical information for Mr. Sobie and Mr. Kohut is included under the section entitled “Management of New SPAC after the Business Combination.”

Currently, NewCo has no other officers or employees.

BUSINESS OF DCRD AND CERTAIN INFORMATION ABOUT DCRD

Overview

DCRD is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting an Initial Business Combination. Based on its business activities, DCRD is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

On February 24, 2021, DCRD Sponsor purchased an aggregate of 10,062,500 DCRD Class B Ordinary Shares for the payment of $25,000 of expenses on DCRD’s behalf, or approximately $0.002 per share. In June 2021, DCRD Sponsor surrendered 1,437,500 DCRD Class B Ordinary Shares to DCRD for no consideration, which shares were accepted and cancelled. In July 2021, DCRD Sponsor surrendered an aggregate of 718,750 DCRD Class B Ordinary Shares to DCRD for no consideration which were accepted and cancelled. In August 2021, DCRD Sponsor forfeited 207,755 DCRD Class B Ordinary Shares which were accepted and cancelled, and an aggregate of 207,755 DCRD Founder Shares were issued to DCRD’s independent directors at their original purchase price. DCRD Sponsor agreed to forfeit up to an aggregate of 1,031,250 DCRD Founder Shares to the extent that the over-allotment option for the DCRD IPO was not exercised in full by the underwriters of the DCRD IPO. The underwriters exercised their over-allotment option in full on August 11, 2021, and no DCRD Founder Shares were forfeited by DCRD Sponsor.

On August 13, 2021, DCRD consummated the DCRD IPO of 31,625,000 DCRD Units, including the DCRD Over-allotment Units. The DCRD Units were sold at a price of $10.00 per unit, generating gross proceeds of $316,250,000. Each DCRD Unit consists of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant. Each DCRD Public Warrant entitles the holder thereof to purchase one DCRD Class A Ordinary Share at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The DCRD Public Warrants will become exercisable 30 days after completion of the Initial Business Combination and will expire five years after completion of the Initial Business Combination or earlier upon redemption or liquidation. Simultaneously with the consummation of the DCRD IPO, DCRD completed the private sale of 12,737,500 DCRD Private Placement Warrants at a purchase price of $1.00 per DCRD Private Placement Warrant to DCRD Sponsor and DCRD’s independent directors, generating gross proceeds to DCRD of approximately $12,737,500. Each DCRD Private Placement Warrant entitles the holder thereof to purchase one DCRD Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The DCRD Private Placement Warrants (including DCRD Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Initial Business Combination.

In connection with the DCRD IPO, the underwriters were granted an option to purchase up to an additional 4,125,000 DCRD Over-allotment Units. On August 11, 2021, the underwriters exercised their over-allotment option in full and purchased 4,125,000 DCRD Over-allotment Units at the closing of the DCRD IPO at an offering price of $10.00 per DCRD Over-allotment Unit, generating gross proceeds of $41.3 million.

DCRD received gross proceeds from the DCRD IPO (including the DCRD Over-allotment Units) and the sale of the DCRD Private Placement Warrants of approximately $316.3 million and $12.7 million, respectively, for an aggregate of approximately $329 million. Approximately $319.4 million of such gross proceeds were deposited in the Trust Account. The net proceeds held in the Trust Account includes approximately $11.1 million of deferred underwriting discounts and commissions that will be released to the underwriters of the DCRD IPO upon completion of the Initial Business Combination. Of the gross proceeds from the DCRD IPO and the sale of the DCRD Private Placement Warrants that were not deposited in the Trust Account, approximately $6.3 million was used to pay underwriting discounts and commissions in the DCRD IPO, $410,684 was used to repay loans and advances from DCRD Sponsor and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

The DCRD Class B Ordinary Shares will automatically convert into DCRD Class A Ordinary Shares (or, following the Domestication, DCRD Class A Common Shares) at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like.

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor and Riverstone Fund V entered into the Sponsor Support Agreement with DCRD, NewCo and Hammerhead, pursuant to which, among other things, DCRD Sponsor and Riverstone Fund V each agreed to (and agreed to cause its controlled affiliates to) (i) waive the anti-dilution rights set forth in the DCRD Articles with respect to the DCRD Founder Shares held by it, (ii) vote all DCRD Class A Ordinary Shares and DCRD Founder Shares held by it in favor of the adoption and approval of the Business Combination and each other proposal related to the Business Combination included on the agenda for the DCRD Shareholders’ Meeting, except that DCRD Sponsor and Riverstone Fund V will not vote any DCRD Class A Ordinary Shares purchased by DCRD Sponsor and Riverstone Fund V after DCRD publicly announced DCRD’s intention to engage in the Business Combination for or against any of the Proposals, (iii) not redeem any DCRD Founder Shares in connection with the DCRD Shareholders’ Meeting, (iv) not transfer the DCRD Founder Shares, DCRD Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (a) one year after the Closing or (b) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all New SPAC Shareholders having the right to exchange their shares for cash, securities or other property and (v) not transfer any DCRD Private Placement Warrants, any New SPAC Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing.

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor entered into the Sponsor Side Letter with DCRD, Riverstone Fund V and certain Riverstone Fund V Entities. Pursuant to the Sponsor Side Letter, the DCRD Initial Shareholders have agreed to transfer 55% of the DCRD Founder Shares and 100% of the DCRD Private Placement Warrants held by them to certain Riverstone Fund V Entities prior to Closing. Upon the Founder Transfer, such Riverstone Fund V Entities have agreed to be bound by the restrictions on transfer applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the IPO Letter Agreement and the terms of the Sponsor Support Agreement. Accordingly, such Riverstone Fund V Entities are required to vote all of the DCRD Founder Shares held by them in favor of the Business Combination Proposal.

On October 1, 2021, DCRD announced that, commencing on October 1, 2021, holders of the DCRD Units may elect to separately trade DCRD Class A Ordinary Shares and DCRD Public Warrants included in the DCRD Units. DCRD Class A Ordinary Shares and DCRD Public Warrants that are separated trade on the NASDAQ under the symbols “DCRD” and “DCRDW,” respectively. Those DCRD Units not separated will continue to trade on the NASDAQ under the symbol “DCRDU” until the SPAC Amalgamation, at which point such DCRD Units will be exchanged for New SPAC Units. At the Company Amalgamation Effective Time, all New SPAC Units will be separated into their component securities.

Initial Business Combination

The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination.

Redemption Rights for Public Shareholders upon Completion of the Initial Business Combination

DCRD is providing DCRD Public Shareholders with the opportunity to elect to redeem their New SPAC Class A Common Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, divided by the number of then outstanding DCRD Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of September 30, 2022, the amount in the Trust Account, including interest not previously released to DCRD to fund regulatory withdrawals or to pay its taxes, is approximately $10.16 per DCRD Public Share. Pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them in connection with the consummation of the Business Combination or upon DCRD’s liquidation. In addition, DCRD Sponsor and DCRD management have agreed to waive any redemption rights with respect to DCRD Class A Ordinary Shares purchased in the DCRD IPO or in the aftermarket, in connection with the Business Combination. The DCRD Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Shareholder Vote

The DCRD Shareholders’ Meeting is being held to solicit your approval of, among other things, the Business Combination. DCRD Public Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then DCRD Public Shareholders electing to exercise their redemption rights will not be entitled to receive redemption payments. DCRD Sponsor and DCRD management have agreed to vote any DCRD Class A Ordinary Shares (except for any DCRD Class A Ordinary Shares purchased as described above under “The Business Combination—Potential Purchases of Public Shares”) held by them in favor of the Business Combination. DCRD Founder Shareholders have agreed to vote any DCRD Founder Shares held by them in favor of the Business Combination.

Limitation on Redemption Rights

The DCRD Articles provide that a DCRD Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of shares, will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the DCRD Public Shares without the prior consent of DCRD’s directors. Further, any DCRD Shareholder that holds DCRD Public Shares beneficially through a nominee must identify itself to DCRD in connection with any redemption election in order to validly redeem its New SPAC Class A Common Shares.

Officers

DCRD currently has two officers. These individuals are not obligated to devote any specific number of hours to DCRD’s matters but they intend to devote as much of their time as they deem necessary to DCRD’s affairs until DCRD has completed the Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for the Initial Business Combination and the stage of the business combination process DCRD is in.

Management

Executive Officers and Directors

DCRD’s current executive officers and directors are set forth below:

Name	Age	Position
Robert Tichio	45	Chief Executive Officer and Director
Peter Haskopoulos	47	Chief Financial Officer, Chief Accounting Officer and Secretary
Dr. Jennifer Aaker	55	Director

Name	Age	Position
Erik Anderson	64	Chairman and Director
Jane Kearns	52	Director
Pierre Lapeyre, Jr.	60	Director
David Leuschen	71	Director
James AC McDermott	54	Director
Jeffrey H. Tepper	56	Director

Robert Tichio has served as DCRD’s chief executive officer since March 15, 2022 and has served as a member of the DCRD Board since February 2021. Mr. Tichio has served as a member of the board of directors of Decarbonization Plus Acquisition Corporation V (“Decarb V”) since March 2021. Mr. Tichio has served as a member of the board of directors of Solid Power, Inc. since December 2021. Mr. Tichio has served as chairman of the board of directors and member of the audit, compensation and nominating and corporate governance committees of Tritium DCFC Limited since January 2022. Mr. Tichio is a partner and managing director of Riverstone Holdings. Mr. Tichio joined the firm in 2006 and has been focused on the firm’s Private Equity business. Prior to joining Riverstone Holdings, Mr. Tichio was in the Principal Investment Area (PIA) of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisition Group, where he concentrated on assignments that included public company combinations, asset sales, takeover defenses, and leveraged buyouts. Mr. Tichio received his A.B. from Dartmouth College as a Phi Beta Kappa graduate, and later received his M.B.A. with Distinction from Harvard Business School. Mr. Tichio serves on a number of nonprofit and Riverstone portfolio company boards.

Peter Haskopoulos has served as DCRD’s Chief Financial Officer, Chief Accounting Officer and Secretary since February 2021. Mr. Haskopoulos has served as chief financial officer, chief accounting officer and secretary of Decarb V since March 2021. Mr. Haskopoulos serves as Riverstone’s chief financial officer. Prior to joining Riverstone in 2007, Mr. Haskopoulos served in several financial roles within Thomson Reuters Corporation (NYSE: TRI), most recently as the director of finance. Previously, he was a manager with Ernst & Young, where he worked with both public and private companies. Mr. Haskopoulos started his career at Arthur Andersen. Mr. Haskopoulos earned his M.B.A. and undergraduate degree from Rutgers University and is a certified public accountant.

Dr. Jennifer Aaker has served as a member of the DCRD Board since August 2021. Dr. Aaker has been the General Atlantic Professor at Stanford Graduate School of Business since 2001 and serves as the Coulter Family Faculty Fellow at Stanford Graduate School of Business. A behavioral scientist and author, Dr. Aaker is widely published in leading scientific journals and her work has been featured in The Economist, The New York Times, The Wall Street Journal, The Washington Post, BusinessWeek, Forbes, NPR, CBS MoneyWatch, Inc., and Science. Dr. Aaker is the coauthor of several books including the award-winning book, The Dragonfly Effect, which has been translated into over ten languages, as well as Power of Story, which drew on behavioral science to provide a hands-on tool putting The Dragonfly Effect model to work. Her professional areas of focus include artificial intelligence, digitization and brand value. Dr. Aaker currently serves on the board of directors of Codexis Inc. and on the board of directors and audit committee of the Stephen and Ayesha Curry Eat. Learn. Play. Foundation. Ms. Aaker served on the boards of Corporate Visions, Inc. from 2011 to 2016, California Casualty Insurance from 2009 to 2015, and Accompany from 2014 to 2018. She is the recipient of the Distinguished Scientific Achievement Award, Stanford Distinguished Teaching Award, Citibank Best Teacher Award, George Robbins Best Teacher Award, Robert Jaedicke Silver Apple Award, and the MBA Professor of the Year Award. Dr. Aaker completed her PhD degrees at Stanford University, and holds a BA from UC Berkeley.

Erik Anderson has served as a member of the DCRD Board since August 2021. Mr. Anderson also served as DCRD’s chief executive officer from August 2021 to March 8, 2022. Mr. Anderson has served as a member of the board of directors and compensation committee of Hyzon Motors Inc. since July 2021. Mr. Anderson founded WestRiver Group, a Seattle-based venture, debt and equity company with $2 billion of assets under management focused on advancing investments in the innovation economy, with a focus on energy, life sciences and technology (“WRG”), in 2002 and has served as chief executive officer of WRG since its inception. Mr. Anderson has served as chief executive officer of Decarb V since March 2021. Mr. Anderson has served as a member of the board of directors and audit committee of Solid Power, Inc. since December 2021. In 2018, Mr. Anderson became executive chairman of Singularity University, a company that offers executive educational programs, a business incubator and innovation consultancy service. Mr. Anderson is also a director of Callaway Golf Company (NYSE: ELY), an American global sports equipment manufacturing company. Mr. Anderson has received numerous honors, including the Ernst & Young Entrepreneur of the Year Award. In 2018 and 2017, Mr. Anderson was honored by Goldman Sachs as one of their Top 100 Most Intriguing Entrepreneurs. In 2019 and 2018, Mr. Anderson was ranked by Golf Inc.as the No. 3 most powerful person in the golf industry after being ranked No. 8 in 2017. Mr. Anderson is Vice-Chairman of ONEHOPE, a cause-centric consumer brand and technology company, and is the founder of America’s Foundation for Chess, currently serving 160,000 children in the United States with its First Move curriculum. His investment experience includes being partner at Frazier Healthcare Partners, chief executive officer of Matthew G Norton Co. and vice president at Goldman, Sachs & Co. Mr. Anderson was recognized early in his career as one of the top “40 under 40” young achievers and emerging leaders by Seattle’s Puget Sound Business Journal. Mr. Anderson holds a master’s and bachelor’s degree in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College.

Jane Kearns has served as a member of the DCRD Board since August 2021. In April 2022 Ms. Kearns joined Evok Innovations as a Partner. Evok is a venture capital fund built around a mission to accelerate the development of critical energy transition technologies across North America. Prior to that Ms. Kearns worked at MaRS Discovery District for nearly a decade, first as Senior Advisor, Cleantech, and subsequently as Vice President, Growth Services. MaRS is a launchpad for startups and a home to innovators, supporting over 1,200 Canadian deep science and technology companies that are tackling society’s greatest challenges. Ms. Kearns co-founded, grew and profitably sold a renewable energy company, and leverages over 25 years of experience in venture capital, cleantech and sustainability to help build businesses that matter. Ms. Kearns is a co-founder of the CanadaCleantech Alliance, sits on the board of Clear Blue Technologies International (TSXV: CBLU), is an advisory board member for StandUp Ventures and Amplify Ventures, and is a member of the Expert Panel on Clean Growth for the Canadian Institute for Climate Choices. She holds an MBA from Columbia University.

Pierre Lapeyre, Jr. has served as a member of the DCRD Board since August 2021. Mr. Lapeyre is the co-founder and senior managing director of Riverstone Holdings. Mr. Lapeyre was a managing director of Goldman Sachs in its Global Energy & Power Group. Mr. Lapeyre joined Goldman Sachs in 1986 and spent his 14-year investment banking career focused on energy and power, leading client coverage and execution of a wide variety of M&A, IPO, strategic advisory and capital markets financings for clients across all sectors of the industry. Mr. Lapeyre received his B.S. in Finance/Economics from the University of Kentucky and his M.B.A. from the University of North Carolina at Chapel Hill. Mr. Lapeyre serves on the boards of directors or equivalent bodies of a number of public and private Riverstone portfolio companies and their affiliates. In addition to his duties at Riverstone Holdings, Mr. Lapeyre serves on the Executive Committee of the Board of Visitors of the MD Anderson Cancer Center and is a Trustee and Treasurer of The Convent of the Sacred Heart.

David Leuschen has served as a member of the DCRD Board since August 2021. Mr. Leuschen is the co-founder and senior managing director of Riverstone Holdings. Prior to Riverstone Holdings, Mr. Leuschen was a partner and managing director at Goldman Sachs and founder and head of the Goldman Sachs Global Energy and Power Group. Mr. Leuschen was responsible for building the Goldman Sachs energy and power investment banking practice into one of the leading franchises in the global energy and power industry. Mr. Leuschen additionally served as chairman of the Goldman Sachs Energy Investment Committee, where he was responsible for screening potential direct investments by Goldman Sachs in the energy and power industry. In addition to his board roles at various Riverstone portfolio companies and investment vehicles, Mr. Leuschen has served as a director of Cambridge Energy Research Associates, Cross Timbers Oil Company (predecessor to XTO Energy) and J. Aron Resources. He is also president and sole owner of Switchback Ranch LLC and on the Advisory

Board of Big Sky Investment Holdings LLC. David serves on a number of nonprofit boards of directors, including as a Trustee of United States Olympic Committee Foundation, a Director of Conservation International, a Director of the Peterson Institute for International Economics, a Founding Member of the Peterson Institute’s Economic Leadership Council, a Director of the Wyoming Stock Growers Association and a Director of the Montana Land Reliance. Mr. Leuschen received his A.B. from Dartmouth and his M.B.A. from Dartmouth’s Amos Tuck School of Business.

James AC McDermott has served as lead independent director of the DCRD Board since August 2021. Mr. McDermott is the founder and chief executive officer of Rusheen Capital Management, a private equity firm that invests in growth-stage companies in the carbon capture and utilization, low-carbon energy and water sustainability sectors. As an investor and entrepreneur, Mr. McDermott has founded, run and invested in over 35 businesses over a 25 year career and has built an extensive professional network in the low-carbon energy, water and sustainability sectors. From 1996 to 2003, Mr. McDermott founded and ran Stamps.com (NASDAQ: STMP), Archive.com (sold to Cyclone Commerce) and Spoke.com. From 2003 to 2017, Mr. McDermott co-founded and served as Managing Partner of US Renewables Group, a private investment firm, where he raised and invested approximately $1 billion into clean energy businesses. Mr. McDermott was founder and board member of NanoH2O, is the founder and executive chairman of Fulcrum BioEnergy, investor and board observer of Moleaer, a board member of Carbon Engineering and the chief executive officer of 1PointFive. For five years, Mr. McDermott has been a board member of the Los Angeles Cleantech Incubator. Mr. McDermott holds a MBA from UCLA, and a BA in Philosophy from Colorado College.

Jeffrey H. Tepper has served as a member of the DCRD Board since August 2021. Mr. Tepper is founder of JHT Advisors LLC, a mergers and acquisitions (“M&A”) advisory and investment firm. From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates (“Gleacher”). Mr. Tepper was head of investment banking and a member of Gleacher’s Management Committee. Mr. Tepper is also Gleacher’s former chief operating officer overseeing operations, compliance, technology and financial reporting. In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as president. Gleacher managed over $1 billion of institutional capital in the mezzanine capital and hedge fund areas. Mr. Tepper served on the investment committees of Gleacher Mezzanine and Gleacher Fund Advisors. Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the M&A and merchant banking departments. Mr. Tepper served as a director of Silver Run Acquisition Corporation from its inception in November 2015 until the completion of its acquisition of Centennial Resource Production, LLC in October 2016 and has served as a director of Centennial Resource Development, Inc. (NASDAQ: CDEV) since October 2016. Mr. Tepper is a former director of Alta Mesa Resources, Inc. (NASDAQ: AMR) and its predecessor, Silver Run Acquisition Corporation II, between March 2017 and June 2020. Mr. Tepper received a Master of Business Administration from Columbia Business School and a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting.

Number and Terms of Office of Officers and Directors

DCRD has eight directors. The DCRD Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to DCRD’s first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Dr. Jennifer Aaker, Erik Anderson and Jane Kearns, will expire at DCRD’s first annual general meeting. The term of office of the second class of directors, consisting of James AC McDermott and Jeffrey H. Tepper, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Pierre Lapeyre, Jr., David Leuschen and Robert Tichio, will expire at the third annual general meeting of shareholders.

The DCRD Founder Shareholders will have the right to appoint and remove all of DCRD’s directors prior to the consummation of the Initial Business Combination and holders of DCRD Public Shares will not have the right to vote on the appointment and removal of directors during such time.

Approval of the Initial Business Combination will require the affirmative vote of a majority of the DCRD Board, which must include a majority of DCRD’s independent directors and each of the non-independent directors nominated by DCRD Sponsor.

DCRD’s officers are appointed by the DCRD Board and serve at the discretion of the DCRD Board, rather than for specific terms of office. The DCRD Board is authorized to appoint persons to the offices set forth in the DCRD Articles as it deems appropriate. The DCRD Articles provide that DCRD’s officers may consist of a Chairman of the Board, Vice Chairman of the Board, a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, one or more Assistant Vice Presidents, Secretary, one or more Assistant Secretaries, Treasurer, one or more Assistant Treasurers and such other officers as may be determined by the DCRD Board.

Board Leadership Structure and Role in Risk Oversight

Erik Anderson serves as the Chairman of the DCRD Board. The Chief Executive Officer, who is also a director, is responsible for leading DCRD’s operations. The DCRD Board believes that the current leadership structure is efficient for a company of DCRD’s size, and promotes good corporate governance. However, the DCRD Board will continue to evaluate its leadership structure and may change it if, in the opinion of the DCRD Board, a change is required by the needs of DCRD’s business and operations.

The DCRD Board is actively involved in overseeing DCRD’s risk assessment and monitoring processes. The DCRD Board focuses on DCRD’s general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the DCRD Board include consideration of the challenges and risks of DCRD’s businesses, and the DCRD Board and management actively engage in discussion on these topics. In addition, each of the DCRD Board’s committees considers risk within its area of responsibility.

Controlled Company

Prior to the Initial Business Combination, only the DCRD Founder Shareholders will have the right to vote on the election of directors. As a result, NASDAQ considers DCRD to be a “controlled company” within the meaning of NASDAQ’s rules, and DCRD may qualify for and rely on exemptions from certain corporate governance requirements. Under NASDAQ corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to:

•	have a board that includes a majority of “independent directors,” as defined under NASDAQ rules;

•	have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	have independent director oversight of director nominations.

As a “controlled company,” DCRD utilizes the exemption from the NASDAQ requirement to have a board that includes a majority of “independent directors” as defined under the NASDAQ rules.

Director Independence

The DCRD Board has determined that Dr. Jennifer Aaker, Jane Kearns, James AC McDermott and Jeffrey H. Tepper are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgement in carrying out the responsibilities of a director. DCRD’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the DCRD Board

The DCRD Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NASDAQ and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors. The charter of each committee is available on DCRD’s website.

Audit Committee

The DCRD Board has established an audit committee of the DCRD Board. James McDermott, Jeffrey H. Tepper and Jane Kearns serve as members of the DCRD audit committee. Under the NASDAQ listing standards and applicable SEC rules, DCRD is required to have at least three members of the audit committee, all of whom must be independent. James McDermott, Jeffrey Tepper and Jane Kearns are independent.

Jeffrey H. Tepper serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the DCRD Board has determined that Jeffrey H. Tepper qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The DCRD Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by DCRD;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by DCRD, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with DCRD in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to DCRD entering into such transaction; and

•

reviewing with management, the independent auditors, and DCRD’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding DCRD’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The DCRD Board has established a compensation committee of the DCRD Board. Dr. Jennifer Aaker and Jeffrey H. Tepper serve as members of DCRD’s compensation committee. Dr. Jennifer Aaker and Jeffrey H. Tepper are independent. Dr. Jennifer Aaker serves as chair of the compensation committee.

The DCRD Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to DCRD’s chief executive officer’s compensation, evaluating DCRD’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of DCRD’s chief executive officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of DCRD’s other officers;

•	reviewing on an annual basis DCRD’s executive compensation policies and plans;

•	implementing and administering DCRD’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with DCRD’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for DCRD’s officers and employees;

•	if required, producing a report on executive compensation to be included in DCRD’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the $10,000 per month administrative fee payable to an affiliate of DCRD Sponsor and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of DCRD’s existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the closing of a business combination.

The compensation committee charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Special Committee

On July 5, 2022, the DCRD Board established the Special Committee to evaluate the terms of the Business Combination and to recommend to the DCRD Board whether to pursue the Business Combination. The Special Committee has unanimously approved the Business Combination and the terms of the Business Combination Agreement. For more information see the subsections entitled “The Business Combination— DCRD Board and Special Committee’s Reasons for Approving the Business Combination” and “the Business Combination—Special Committee Oversight.”

Committee Membership, Meetings and Attendance

The DCRD Board and each of its committees each held one meeting during the fiscal year ended December 31, 2021.

Director Nominations

DCRD does not have a standing nominating committee. The DCRD Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, DCRD does not have a nominating committee charter in place.

The DCRD Board also considers director candidates recommended for nomination by DCRD Public Shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders. DCRD Public Shareholders that wish to nominate a director for election to the DCRD Board should follow the procedures set forth in the DCRD Articles.

DCRD has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the DCRD Board considers educational background, diversity of professional experience, knowledge of DCRD’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of DCRD Public Shareholders. Prior to the Initial Business Combination, holders of DCRD Public Shares will not have the right to vote on the election of directors to the DCRD Board.

Shareholder Communications

The DCRD Board welcomes communications from DCRD Public Shareholders. DCRD Public Shareholders may send communications to the DCRD Board, any committee of the DCRD Board or any other director in particular to:

Decarbonization Plus Acquisition Corporation IV 2744 Sand Hill Road, Suite 100 Menlo Park, CA 94025

DCRD Public Shareholders should mark the envelope containing each communication as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. DCRD’s Chief Executive Officer will review each communication received from DCRD Public Shareholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the DCRD Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the DCRD Board. To the extent the subject matter of a communication relates to matters that have been delegated by the DCRD Board to a committee or to an executive officer of DCRD, then DCRD’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the DCRD Board or an executive officer does not imply or create any fiduciary duty of any DCRD Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

DCRD has adopted a Code of Ethics applicable to DCRD management. DCRD’s Code of Ethics and DCRD’s audit and compensation committee charters are available on DCRD’s website, www.dcrbplus.com, under the “DCRD” tab. In addition, a copy of the Code of Ethics will be provided by DCRD without charge upon request in writing at 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025 or by telephone at (212) 993-0076. DCRD intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to not improperly fetter the exercise of future discretion;

•	duty to exercise authority for the purpose for which it is conferred;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Riverstone manages several investment vehicles. A family of private equity funds in the energy and power industry that are managed by Riverstone (“Riverstone Funds”) or its affiliates may compete with DCRD for acquisition opportunities. If these funds decide to pursue any such opportunity, DCRD may be precluded from procuring such opportunities. In addition, investment ideas generated within Riverstone may be suitable for both DCRD and for a current or future Riverstone Fund and may be directed to such investment vehicle rather than to DCRD. Neither Riverstone nor members of the DCRD management team who are also employed by Riverstone have any obligation to present DCRD with any opportunity for a potential business combination of which they become aware. Riverstone and/or DCRD management, in their capacities as officers or managing directors of Riverstone or in their other endeavors, may be required to present potential business combinations to the related entities, current or future investment vehicles, or third parties, before they present such opportunities to DCRD.

An affiliate of Riverstone is a shareholder of, and owns a controlling interest in, Hammerhead, and DCRD’s chief executive officer and director, Robert Tichio, is also a director of Hammerhead. As a result of Riverstone’s controlling interest in Hammerhead and common management, there are certain potential conflicts of interest, including potential competition as to acquisition targets and, after an acquisition has been consummated, potential competition and business relationships with each other.

DCRD may, at its option, pursue an acquisition opportunity jointly with DCRD Sponsor, or one or more affiliates (an “Affiliated Joint Acquisition”). Such entity may co-invest with DCRD in the target business at the time of the Initial Business Combination, or DCRD could raise additional proceeds to complete the acquisition by making a specified future issuance to any such fund or vehicle.

Each member of DCRD management presently has, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such member is or will be required to present a business combination opportunity to such entity. Accordingly, if any member of DCRD management becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. DCRD does not believe, however, that the fiduciary duties or contractual obligations of DCRD management will materially affect DCRD’s ability to complete an Initial Business Combination. In addition, DCRD may pursue an Affiliated Joint Acquisition opportunity with an entity to which an member of DCRD management has a fiduciary or contractual obligation. Any such entity may co-invest with DCRD in the target business at the time of the Initial Business Combination, or DCRD could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The DCRD Articles provide that (i) no individual serving as a member of DCRD management has any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as DCRD; and (ii) DCRD renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of DCRD management on the one hand, and DCRD, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of DCRD management to any other entity. DCRD does not believe, however, that the fiduciary duties or contractual obligations of DCRD’s officers or directors or waiver of corporate opportunity materially affected DCRD’s search for a business combination. DCRD is not aware of any such corporate opportunity not being offered to DCRD and does not believe that the renouncement of DCRD’s interest in any such corporate opportunities impacted DCRD’s search for an acquisition target.

In addition, Riverstone or its affiliates, including DCRD management who are affiliated with Riverstone, expect to sponsor or form other blank check companies similar to DCRD’s during the period in which DCRD is seeking an Initial Business Combination, and members of DCRD management team may participate in such blank check companies. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams and/or investment mandates. For example, all of DCRD management currently serve or will serve in similar roles for Decarb V. Mr. Anderson is chief executive officer and a director nominee of Decarb V. Mr. Haskopoulos is the chief financial officer, chief accounting officer and secretary of Decarb V. Mr. Tichio is a director of Decarb V. Ms. Aaker, Ms. Kearns, Mr. Lapeyre, Mr. Leuschen, Mr. McDermott and Mr. Tepper are director nominees of Decarb V. Each such officer and director or director nominee owes or will owe fiduciary duties under Cayman Islands law to Decarb V. However, DCRD does not believe that any such potential conflicts would materially affect DCRD’s ability to complete an Initial Business Combination.

Investors and potential investors should also be aware of the following other potential conflicts of interest:

•	None of DCRD management is required to commit his or her full time to DCRD’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities;

•

In the course of their other business activities, DCRD management may become aware of investment and business opportunities which may be appropriate for presentation to DCRD as well as the other entities with which they are affiliated. DCRD management may have conflicts of interest in determining to which entity a particular business opportunity should be presented;

•

Pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares and have agreed to waive redemption rights with respect to any DCRD Public Shares held by them in connection with the consummation of the Business Combination. Additionally, DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them if DCRD fails to consummate the Initial Business Combination within 18 months after the closing of the DCRD IPO. If DCRD does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the DCRD Private Placement Warrants held in the Trust Account will be used to fund the redemption of the DCRD Public Shares, and the DCRD Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. With certain limited exceptions, the DCRD Founder Shares are not transferable, assignable or saleable until the earlier of: (i) one year after the completion of the Initial Business Combination or (ii) subsequent to the Initial Business Combination, (x) if the last sale price of DCRD Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which DCRD completes a liquidation, merger, share exchange or other similar transaction which results in all of the DCRD Shareholders having the right to exchange their DCRD Class A Ordinary Shares for cash, securities or other property. With certain limited exceptions, the

DCRD Private Placement Warrants and the DCRD Class A Ordinary Shares underlying such warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination. Since DCRD Sponsor and DCRD management directly or indirectly own DCRD Ordinary Shares and DCRD Private Placement Warrants, DCRD management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•

DCRD management may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such members of DCRD management was included by a target business as a condition to any agreement with respect to the Initial Business Combination;

•

The fact that DCRD Initial Shareholders paid an aggregate of approximately $25,000 for the 7,906,250 DCRD Founder Shares, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,406,563, based on the closing price of DCRD Class A Ordinary Shares of $10.17 per share on December 14, 2022, the record date for the DCRD Shareholders’ Meeting, resulting in a theoretical gain of $80,381,563;

•

The fact that given the differential in the purchase price that DCRD Sponsor paid for the DCRD Founder Shares as compared to the price of the DCRD Units sold in the DCRD IPO and the 3,464,323 New SPAC Common Shares that DCRD Sponsor will receive upon conversion of the DCRD Founder Shares in connection with the Business Combination, DCRD Sponsor and its affiliates may earn a positive rate of return on their investment even if the New SPAC Common Shares trade below the price initially paid for the DCRD Units in the DCRD IPO and the DCRD Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•

The fact that DCRD Sponsor and DCRD’s independent directors currently hold and, following the Founder Transfer, will hold a pecuniary interest in, an aggregate of 12,737,500 DCRD Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,750,875, based on the closing price of the DCRD Public Warrants of $0.53 per warrant on December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•	The fact that certain members of DCRD management collectively own, directly or indirectly, a material interest in DCRD Sponsor;

•

DCRD Sponsor and DCRD management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as DCRD may obtain loans from DCRD Sponsor or an affiliate of DCRD Sponsor or any of DCRD management to finance transaction costs in connection with the Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DCRD Private Placement Warrants, including as to exercise price, exercisability and exercise period;

•

If the Trust Account is liquidated, including in the event DCRD is unable to complete an Initial Business Combination within the required time period, DCRD Sponsor has agreed to indemnify DCRD to ensure that the proceeds in the Trust Account are not reduced below $10.10 per DCRD Public Share, or such lesser amount per DCRD Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than DCRD’s independent public accountants) for services rendered or products sold to DCRD or (b) a prospective target business with which DCRD has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

The fact that DCRD Sponsor and DCRD management will be reimbursed for out-of-pocket expenses incurred in connection with activities on DCRD’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3.7 million as of December 14, 2022, the record date for the DCRD Shareholders’ Meeting;

•

The fact that DCRD Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to DCRD Shareholders rather than liquidate;

•	The anticipated appointment of each of Robert Tichio and James McDermott, members of the DCRD Board, as directors on the New SPAC Board in connection with the closing of the Business Combination;

•

The fact that New SPAC will indemnify DCRD Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and DCRD Sponsor’s ownership of DCRD Securities or its control or ability to influence DCRD;

•

The fact that the Riverstone Parties are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. Immediately following the Closing, and assuming none of the DCRD Public Shareholders elect to redeem their New SPAC Class A Common Shares that they receive in exchange for their DCRD Class A Ordinary Shares in connection with the Business Combination, the Riverstone Parties are expected to beneficially own approximately 58.5% of the New SPAC Common Shares (including New SPAC Class A Common Shares received in exchange for DCRD Founder Shares held by such Riverstone Parties pursuant to the Founder Transfer); and

•	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

The conflicts described above may not be resolved in DCRD’s favor.

DCRD is not prohibited from pursuing an Initial Business Combination with a company that is affiliated with DCRD Sponsor or DCRD management. In the event DCRD seeks to complete an Initial Business Combination with such a company, DCRD, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such Initial Business Combination is fair, from a financial point of view, to the DCRD Public Shareholders. As discussed elsewhere in this proxy statement/prospectus, Riverstone Investor is a shareholder of, and owns a controlling interest in, Hammerhead, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. Accordingly, the Special Committee has obtained an opinion from Duff & Phelps that, as of the date of the Fairness Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Fairness Opinion, the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value of $10.00 per share) to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the consideration to be paid by DCRD in the Business Combination Agreement is fair, from a financial point of view, to the DCRD Public Shareholders other than DCRD Sponsor, including the applicable affiliates and affiliated persons of DCRD Sponsor and Riverstone (without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead). See the subsections entitled “The Business Combination—Recommendation of the Special Committee” and “The Business Combination—Opinion of Financial Advisor to the Special Committee” for more information.

In the event that DCRD submits the Initial Business Combination to DCRD Public Shareholders for a vote, DCRD Founder Shareholders have agreed to vote any DCRD Founder Shares held by them in favor of the Initial Business Combination. Likewise, DCRD Sponsor and each member of DCRD management have agreed to vote any DCRD Public Shares (except for any DCRD Public Shares purchased as described above under “The Business Combination—Potential Purchases of Public Shares”) held by them in favor of the Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The DCRD Articles provide that DCRD management will be indemnified and saved harmless out of the assets of DCRD against all actions or proceedings, whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such member of DCRD management, other than by reason of such member of DCRD management’s own actual fraud, willful default or willful neglect. DCRD has purchased a policy of directors’ and officers’ liability insurance that insures DCRD management against the cost of defense, settlement or payment of a judgment in some circumstances and insures DCRD against its obligations to indemnify DCRD management. DCRD management has agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to DCRD and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by DCRD if (i) DCRD has sufficient funds outside of the Trust Account or (ii) DCRD consummates an Initial Business Combination.

DCRD’s indemnification obligations may discourage shareholders from bringing a lawsuit against DCRD management for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against DCRD management, even though such an action, if successful, might otherwise benefit DCRD and DCRD Public Shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent DCRD pays the costs of settlement and damage awards against DCRD management pursuant to these indemnification provisions.

DCRD believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DCRD pursuant to the foregoing provisions, DCRD has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DCRD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of DCRD’s financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. DCRD’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

DCRD is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. DCRD Sponsor is an affiliate of Riverstone.

The Registration Statement for the DCRD IPO was declared effective on August 10, 2021. On August 13, 2021, DCRD consummated the DCRD IPO of 31,625,000 DCRD Units at $10.00 per unit, generating gross proceeds of $316,250,000, and incurring transaction costs of approximately $19.4 million, consisting of $6.3 million of underwriting fees, $11.07 million of deferred underwriting fees and approximately $2 million of other offering costs. The underwriters were granted a 45-day over-allotment option to purchase up to 4,125,000 DCRD Over-allotment Units at the DCRD IPO price, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full and purchased the DCRD Over-allotment Units at the closing of the DCRD IPO.

Simultaneously with the consummation of the DCRD IPO, DCRD consummated the sale of 12,737,500 DCRD Private Placement Warrants at a price of $1.00 per DCRD Private Placement Warrant in a private placement to DCRD Sponsor and DCRD’s independent directors, generating gross proceeds of $12,737,500.

Approximately $319,412,500 ($10.10 per Unit) of the net proceeds of the DCRD IPO (including the DCRD Over-allotment Units and $11.07 million of the underwriters’ deferred discount) and certain of the proceeds of the DCRD private placement were placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of one hundred eighty-five (185) days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by DCRD, until the earlier of: (i) the completion of the Initial Business Combination and (ii) the distribution of the Trust Account as otherwise permitted under the DCRD Articles.

If DCRD is unable to complete an Initial Business Combination by the Deadline Date, DCRD will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the DCRD Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DCRD to fund regulatory withdrawals or to pay DCRD’s taxes, if any (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding DCRD Public Shares, which redemption will completely extinguish DCRD Public Shareholders’ rights as DCRD shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining DCRD shareholders and the DCRD Board, liquidate and dissolve, subject in the case of (ii) and (iii) above to DCRD’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Results of Operations

DCRD has neither engaged in any operations nor generated any revenues to date. DCRD’s only activities from February 22, 2021 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the DCRD IPO, DCRD’s search for a target business with which to complete an Initial Business Combination and activities in connection with the proposed Business Combination. DCRD does not expect to generate any operating revenues until after the completion of the Initial Business Combination, at the earliest. DCRD generates non-operating income in the form of interest income on marketable securities. DCRD is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing an Initial Business Combination.

For the three months ended September 30, 2022, DCRD had a net loss of $11,963,348, which consists of formation and operating costs of $3,475,847, interest income of $1,444,322 and a loss on the change in fair value of derivative warrant liabilities of $9,931,823.

For the three months ended September 30, 2021, DCRD had a net loss of $12,941,894, which consists of formation and operating costs of $574,351, interest income of $2,453, a loss on the change in fair value of derivative warrant liabilities of $10,987,689, and transaction costs that were allocated to derivative warrant liabilities of $1,382,307.

For the nine months ended September 30, 2022, DCRD had net income of $6,642,013, which consists of formation and operating costs of $6,980,131, interest income of $1,924,055 and gain on fair value of derivative warrant liabilities of $11,698,089.

For the period from February 22, 2021 (inception) through September 30, 2021, DCRD had a net loss of $13,469,409, which consists of formation and operating costs of $1,101,866, interest income of $2,453, a loss on the change in fair value of derivative warrant liabilities of $10,987,689 and transaction costs that were allocated to derivative warrant liabilities of $1,382,307.

Liquidity and Going Concern

As of September 30, 2022, DCRD had no cash on hand and a working capital deficit of $11,955,421. The proceeds from the DCRD IPO that were intended for working capital and other corporate activities have been fully utilized. Those funds were used in the payment of existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating an Initial Business Combination. DCRD Sponsor or an affiliate of DCRD Sponsor, or DCRD management may, but are not obligated to, provide DCRD loans to cover working capital needs until the consummation of an Initial Business Combination (“Working Capital Loans”), up to $1.5 million of which can be converted into New SPAC Warrants at the price of $1.00 per warrant.

DCRD has incurred, and expects to incur, additional significant costs in pursuit of its financing and acquisition plans, including the proposed Business Combination. In connection with DCRD’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” management has determined that DCRD has access to funds from DCRD Sponsor, and DCRD Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of DCRD until the earlier of the consummation of an Initial Business Combination and one year from the date of issuance of the unaudited condensed financial statements filed with DCRD’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022. However, management has determined that if DCRD is unable to complete an Initial Business Combination by the Deadline Date, then DCRD will cease all operations except for the purpose of liquidating. The date for the mandatory liquidation and subsequent dissolution raise substantial doubt about DCRD’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should DCRD be required to liquidate after the Deadline Date. DCRD intends to complete an Initial Business Combination before the Deadline Date.

Contractual Obligations

Registration Rights

The holders of DCRD Founder Shares, DCRD Private Placement Warrants and DCRD Warrants that may be issued upon conversion of Working Capital Loans, if any, and any DCRD Class A Ordinary Shares issuable upon the exercise of the DCRD Private Placement Warrants and DCRD Public Warrants that may be issued upon conversion of Working Capital Loans and upon conversion of DCRD Founder Shares will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. DCRD will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per DCRD Unit, or $6,325,000 in the aggregate, paid upon closing of the DCRD IPO.

In addition, $0.35 per DCRD Unit, or approximately $11,068,750 in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that DCRD completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Administrative Services Agreement

Commencing on the date that DCRD’s securities were first listed on the NASDAQ Capital Market and continuing until the earlier of DCRD’s consummation of an Initial Business Combination or DCRD’s liquidation, DCRD has agreed to pay an affiliate of DCRD Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative support made available to DCRD. DCRD recorded an aggregate of $30,000 and $86,129 for the three and nine months ended September 30, 2022, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations. Upon completion of the Initial Business Combination or liquidation, DCRD will cease paying these monthly fees. There was $136,129 and $50,000 outstanding as of September 30, 2022 and December 31, 2021, respectively.

Related Party Loans

DCRD Sponsor has agreed to pay for certain of DCRD’s expenses in the form of non-interest bearing advances. Approximately $1,656,022 was due to DCRD Sponsor as of September 30, 2022.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the periods reported. Actual results could materially differ from those estimates. DCRD has identified the following critical accounting policies:

Derivative Warrant Liabilities

DCRD accounts for the DCRD Warrants issued in connection with the DCRD IPO in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging—Contracts in Entity’s Own

Equity (“ASC 815”), under which the DCRD Warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the DCRD Warrants meet the definition of a derivative as contemplated in ASC 815, the DCRD Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statements of Operations in the period of change.

Ordinary shares subject to possible redemption

DCRD accounts for the DCRD Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. The DCRD Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within DCRD’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The DCRD Class A Ordinary Shares feature certain redemption rights that are considered to be outside of DCRD’s control and subject to occurrence of uncertain future events.

Net income (loss) per share

Net income (loss) per share is computed by dividing net income (loss) applicable to shareholders by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury share method.

As of September 30, 2022, DCRD did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of DCRD under the treasury share method. Since the exercise of DCRD Warrants is contingent upon the occurrence of future events, diluted loss per ordinary share is the same as basic loss per ordinary share.

DCRD has two classes of shares, which are referred to as DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares. Earnings are shared pro rata between the two classes of shares which assumes a business combination as the most likely outcome. Accretion associated with the redeemable DCRD Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Impact of COVID-19 and Russia/Ukraine Conflict

DCRD Sponsor continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on DCRD’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the balance sheet date.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of the unaudited financial statements filed with DCRD’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and the specific impact on DCRD’s financial condition, results of operations, and cash flows is also not determinable as of the date of the unaudited financial statements filed with DCRD’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022.

Recent Accounting Pronouncements

DCRD does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on DCRD’s financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2022, DCRD did not have any off-balance sheet arrangements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. DCRD qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. DCRD elected to delay the adoption of new or revised accounting standards, and as a result, DCRD may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, DCRD’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” DCRD is not required to, among other things, (i) provide an auditor’s attestation report on DCRD’s system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five (5) years following the completion of the DCRD IPO or until DCRD otherwise no longer qualifies as an “emerging growth company.”

Smaller Reporting Company

DCRD is a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. DCRD may be a smaller reporting company even after DCRD is no longer an emerging growth company.

BUSINESS OF HAMMERHEAD AND CERTAIN INFORMATION ABOUT HAMMERHEAD

For purposes of this section, “Hammerhead,” the “Company,” “we,” “our” or “us” refer to Hammerhead Resources Inc.

Hammerhead is an oil and natural gas exploration, development and production company, earning revenue from the extraction and sale of oil, natural gas and natural gas liquids. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where the Company is developing multi-zone, liquids-rich oil and gas plays. The Company holds a large, contiguous land base in the Gold Creek and Karr areas. The stratigraphy underlying the Company’s operating area falls largely within the Deep Basin liquids window and is characterized as having multiple stacked prospective oil bearing formations that lend themselves to horizontal drilling and multi-stage fracturing technology. The Company believes that its strategically located lands and associated infrastructure have significant optimization, development and enhancement potential.

The Company is controlled by the Riverstone Parties. The Company’s principal place of business is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1.

Hammerhead was incorporated pursuant to the provisions of the ABCA on November 27, 2009 under the name 1504140 Alberta Ltd. Hammerhead changed its name to Canadian International Oil Corp. (“CIOC”) on April 20, 2010, as the Company intended to become an international oil and gas producer. To accomplish this, CIOC initially set up foreign subsidiaries to hold its potential future foreign assets. These foreign subsidiaries were a US entity, Canadian International Oil (USA) Corp. and a Barbados subsidiary, Canadian International Oil (Barbados) Corp., which held the equity interests in two wholly owned subsidiaries, Canadian International Oil Overseas Corporation and Canadian International Oil Poland Corporation Spolka A Ograniczona Odpowiedzialnoscia. Each of these foreign subsidiaries have since been dissolved.

Pursuant to a private placement financing completed in August and September of 2010, the Company issued a total of 150,263,366 Hammerhead Common Shares and 150,263,366 warrants (the “2010 Warrants”) to purchase Hammerhead Common Shares. Each 2010 Warrant entitled the holder thereof to acquire one Hammerhead Common Share upon payment of C$2.00 per Hammerhead Common Share on the terms and conditions set forth therein.

Between 2009 and 2012, the funds from the private placement completed in 2010 were used to acquire and develop Canadian assets, located in Western Canada. At the end of 2012, the Company entered into a C$25,000,000 credit agreement with the Toronto Dominion Bank (“TD”), to assist with short-term working capital commitments.

On May 1, 2013, the Company completed an offering of 75,000 units (“Units”), each Unit comprised of: (a) a C$1,000 aggregate principal amount of 8.00% cash pay and 3.00% payment in kind (“PIK Interest”) senior secured second lien note due May 2, 2016 (a “2013 Note”); and (b) 80 Hammerhead 2013 Warrants. Provided that a Liquidity Event (as defined in the certain warrant indenture dated May 1, 2013 by and between the Company and Olympia Trust Company (the “Warrant Indenture”)) has occurred, each Hammerhead 2013 Warrant entitles the holder thereof to acquire Hammerhead Common Shares on a “cashless” exercise basis at a deemed exercise price equal to the lesser of: (a) C$3.50 per share; and (b) the Liquidity Price (as defined in the Warrant Indenture) at any time on or before the date that is the earlier of: (a) three years from the date on which a Liquidity Event occurs; and (b) 10 years from the date of issuance of the Hammerhead 2013 Warrants. Additionally, immediately prior to the occurrence of a Change of Control Transaction (as defined in the Warrant Indenture) each Hammerhead 2013 Warrant will be automatically exercised on a “cashless basis” for 0.15 of a Hammerhead Common Share for each Hammerhead 2013 Warrant (with no additional action required on the part of the holder). On December 17, 2015, Hammerhead redeemed all of the 2013 Notes outstanding, and as a result, Hammerhead’s obligations under the 2013 Notes were satisfied and discharged.

On March 27, 2014, Hammerhead entered into an investment agreement with Riverstone V REL Hammerhead B.V (formerly known as Riverstone Seneca B.V.) (“Riverstone V REL”) pursuant to which Riverstone V REL agreed to a C$200,000,000 equity commitment (the “2014 Investment Agreement”). Pursuant to the 2014 Investment Agreement, Hammerhead issued one Hammerhead Series I Preferred Share, 66,666,667 Hammerhead Series II Preferred Shares and 34,285,310 warrants to purchase Hammerhead Series II Preferred Shares (the “2014 Warrants”) for aggregate proceeds of C$200,000,000. The 2014 Warrants were non-transferable and vest and became exercisable for Hammerhead Series II Preferred Shares at a price of C$0.001 per Hammerhead Series II Preferred Share only in the event Hammerhead undertook certain dilutive equity or similar transactions, subject to customary adjustments.

On April 22, 2015, Hammerhead, Riverstone V REL and ZAM Ventures Luxembourg II S.A.R.L. (an affiliate of 1901 Partners Management, LP) (“1901”) entered into an investment agreement (as amended, the “2015 Investment Agreement”) pursuant to which Riverstone V REL and 1901 agreed to a C$200,000,000 equity commitment. Pursuant to the 2015 Investment Agreement, Hammerhead issued an aggregate of 88,888,888 Hammerhead Series III Preferred Shares and one Hammerhead Series IV Preferred Share for aggregate gross proceeds to the Company of C$200,000,000.

In June of 2015, the Company’s shareholders and warrant holders approved a plan of arrangement (the “2015 Plan”) which effectively amended the terms of the 2010 Warrants. The 2015 Plan was implemented on July 1, 2015, pursuant to which new common share purchase warrants (the “New 2010 Warrants”) replaced the 2010 Warrants. The terms of the New 2010 Warrants were substantially the same as the 2010 Warrants other than: (a) the expiry date was March 31, 2017; and (b) the exercise price was reduced from C$2.00 per share to C$1.20 per share. There are currently no New 2010 Warrants outstanding.

On November 20, 2015, Riverstone V REL made an offer to purchase all of the: (a) Hammerhead Common Shares for cash consideration of C$1.675 per Hammerhead Common Share; and (b) New 2010 Warrants for cash consideration of C$0.475 per New 2010 Warrant (the “Offer”). Pursuant to the Offer, which expired on January 13, 2016, an aggregate of 56,670,679 Hammerhead Common Shares and 83,864,510 New 2010 Warrants were validly deposited and taken-up by Riverstone V REL.

Effective December 18, 2015 Hammerhead also entered into a credit facility agreement (the “2015 Credit Agreement”) with a syndicate of banks, which replaced Hammerhead’s then-existing non-syndicated credit facility with TD. The agreement provided for an initial borrowing base of C$70,000,000, with semi-annual borrowing base reviews and options to renew within a year.

On July 10, 2017, the Company and Riverstone V EMEA Investment Management Cooperatief U.A. (formerly known as Riverstone V EMEA Holdings Coöperatief U.A.) (“Riverstone EMEA”) entered into an investment agreement (the “2017 Investment Agreement”) pursuant to which Riverstone EMEA agreed to a $150,000,000 equity commitment. Pursuant to the 2017 Investment Agreement, Hammerhead issued 41,095,890 Hammerhead Common Shares, one Hammerhead Series VI Preferred Share and 9,200,913 Hammerhead Common Share purchase warrants (the “2017 Warrants”) for gross proceeds of approximately C$150,000,000.

On July 10, 2017, the Company also completed an offering of US$160,000,000 aggregate principal amount of 9.0% senior notes due July 10, 2022 (the “2017 Senior Notes”) and repaid in full a prior term loan, together with the applicable prepayment premium plus accrued and unpaid interest to Riverstone V HHR LP. In connection with the foregoing transactions, the 2015 Credit Agreement was amended and restated (as amended and restated, the “2017 Credit Agreement”) on July 10, 2017.

In the fourth quarter of 2017, the Company aligned its Canadian operations with a name change and an update to its corporate structure. On October 1, 2017, CIOC amalgamated with its wholly owned subsidiary Canadian International Oil Operating Corp., and changed its name to “Hammerhead Resources Inc.” On December 15, 2017, Hammerhead dissolved its foreign subsidiary “Canadian International Oil (USA) Corp.” On

December 31, 2017, Hammerhead dissolved its remaining foreign subsidiaries, “Canadian International Oil (Barbados) Corp.” and “Canadian International Oil (Overseas) Corp.”

On November 6, 2018, the Company entered into a new investment agreement, with Riverstone EMEA and 1901 pursuant to which Riverstone EMEA and 1901 agreed to a $295,500,000 equity commitment (the “2018 Investment Agreement”). Pursuant to the 2018 Investment Agreement, Hammerhead issued 33,333,333 Hammerhead Series VII preferred shares, 777,199 Hammerhead Common Shares, as well as one Hammerhead Series VIII preferred share for aggregate proceeds of C$98,834,204. The remaining commitment under the 2018 Investment Agreement was terminated pursuant to the terms of the June 2020 Investment Agreement (as defined below).

Signing of the 2018 Investment Agreement triggered a right to exercise the 2017 Warrants. The 2017 Warrants were fully exercised, which resulted in the issuance of 9,200,913 Hammerhead Common Shares to Riverstone EMEA for gross proceeds of C$9,201. There are currently no 2017 Warrants outstanding.

On March 11, 2019, Hammerhead incorporated a new wholly owned subsidiary, “Prairie Lights Power GP Inc.,” and formed an associated limited partnership, “Prairie Lights Power Limited Partnership,” in order to initiate a power related project. As at September 30, 2022, the project remains in its preliminary phase with no active operations and no anticipated change in operations or activity in the near term.

On June 17, 2020, Hammerhead entered into an investment agreement with Riverstone EMEA and Riverstone V REL for an equity commitment of C$300,000,000 (the “June 2020 Investment Agreement”). Pursuant to the June 2020 Investment Agreement, Hammerhead issued 267,404,910 Hammerhead Series IX Preferred Shares and 33,721,985 Hammerhead 2020 Warrants to Riverstone EMEA for aggregate proceeds of $133,702,455. Under the June 2020 Investment Agreement, the remaining equity commitment is subject to approval of Riverstone EMEA and satisfaction of terms and conditions, at any time prior to June 17, 2024. However, it is expected that the June 2020 Investment Agreement will be terminated at Closing.

The signing of the June 2020 Investment Agreement triggered a right to exercise the remaining 2014 Warrants. As a result of the exercise of the remaining 2014 Warrants, 22,433,772 Hammerhead Series II Preferred Shares were issued to Riverstone V REL on June 17, 2020 for gross proceeds of C$22,434. There are currently no 2014 Warrants outstanding.

On June 19, 2020, Hammerhead amended its 2017 Senior Notes indenture whereby the holders of the 2017 Senior Notes approved an initial debt redemption of US$48,000,000, reducing the aggregate principal balance owing from US$160,000,000 to US$112,000,000 (the “2020 Senior Notes”). The maturity date of the 2020 Senior Notes was extended to July 10, 2024 and the interest rate was increased from 9% to 12% per annum. Under the 2020 Senior Notes indenture, the Company has the option of paying interest as cash or as PIK Interest. Hammerhead subsequently redeemed US$24,000,000 related to the 2020 Senior Notes principal balance on October 10, 2020 for a total cost of US$1.0 dollar.

Concurrently with the signing of the 2020 Senior Notes indenture, on June 19, 2020 the Company amended and restated the 2017 Credit Agreement (as amended and restated, the “2020 Credit Agreement”), whereby the Company’s syndicate of three banks reduced the aggregate principal borrowing base to C$240,600,000, prompting an immediate repayment of C$65,000,000 in principal outstanding. The Company subsequently repaid an additional C$2,700,000 in principal outstanding on June 30, 2020, reducing the principal balance outstanding to C$222,300,000.

On December 8, 2020, Hammerhead entered into another investment agreement with HV RA II LLC, which is managed and/or advised by 1901 Partners Management, LP for an equity commitment of $11,550,000 (“December 2020 Investment Agreement”). Pursuant to the December 2020 Investment Agreement, Hammerhead issued 10,295,090 Hammerhead Series IX Preferred Shares and 1,298,296 Hammerhead 2020 Warrants to HV RA II LLC for gross proceeds of $5,147,550.

On May 31, 2021, the 2020 Credit Agreement was amended and restated (as amended and restated, the “2021 Credit Agreement”). The 2021 Credit Agreement eliminated the tranche A and tranche B components of the previous facility, and extended the maturity date of the bank debt. Under the 2021 Credit Agreement, the aggregate maximum principal amount of the Credit Facilities was increased to C$175,000,000, consisting of a C$155,000,000 revolving syndicated facility and a C$20,000,000 operating facility, with an aggregate of C$113,800,000 drawn on the facilities as at the date of the agreement.

On June 9, 2022, the 2021 Credit Agreement was amended and restated (as amended and restated, the “2022 Credit Agreement”). Under the 2022 Credit Agreement, the aggregate maximum principal amount of the Credit Facility was increased to C$300,000,000, consisting of a C$280,000,000 revolving syndicated facility and a C$20,000,000 operating facility. As at October 11, 2022, the aggregate outstanding principal amount of the Credit Facility was C$107,800,000.

The proceeds of Hammerhead’s private placements, the Credit Facility and financings were used to acquire approximately 111,000 net acres in the Montney trend in Western Canada.

On September 1, 2022, Hammerhead incorporated NewCo, an Alberta corporation, as a wholly owned subsidiary of Hammerhead for the purpose of effecting the Business Combination.

On September 25, 2022, Hammerhead and DCRD entered into the Business Combination Agreement that values Hammerhead at C$1.39 billion. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively. For more information about the Business Combination, see the section entitled “The Business Combination.”

On September 26, 2022, Hammerhead redeemed US$57,937,000 aggregate principal amount of the 2020 Senior Notes outstanding, resulting in a total cash payment of US$59,308,175.67, including all accrued PIK Interest to date.

On December 15, 2022, the aggregate maximum principal amount of the Credit Facility was increased to C$350,000,000, consisting of a C$330,000,000 revolving syndicated facility and a C$20,000,000 operating facility.

Management

Executive Officers and Directors

Hammerhead’s current executive officers and directors are set forth below:

Name	Age	Position
Scott Sobie	58	President, Chief Executive Officer and Director
Michael G. Kohut	56	Senior Vice President and Chief Financial Officer
Daniel Labelle	52	Senior Vice President, Development and A&D
David Anderson	52	Senior Vice President, Operations and Alternative Energy
Nicki Stevens	53	Senior Vice President, Production, Marketing and ESG
A. Stewart Hanlon	62	Director
J. Paul Charron	65	Director
Robert Tichio	45	Director
Jesal Shah	37	Director
Bryan Begley	51	Director

Scott Sobie, C.E.T.

Mr. Sobie serves as Hammerhead’s President since July 2012 and Chief Executive Officer since September 2013. Mr. Sobie has over 35 years of professional experience in the oil and gas industry with organizations such as Shell and Talisman Energy. Prior to joining Hammerhead, Mr. Sobie held the role of Vice President of Conventional Development, North America with Talisman Energy where he was accountable for underlying production of over 80,000 boe/d, with asset areas in the Western Canadian Basin. Over his career, Mr. Sobie held several executive and management roles including Vice President of Shale Pilots, Vice President of Business Services and other Management positions. Mr. Sobie holds a Professional Certified Engineering Technologist (C.E.T.) designation with the Association of Science & Engineering Technology Professionals of Alberta (ASET) and graduated from the Southern Alberta Institute of Technology.

Michael G. Kohut

Mr. Kohut serves as Hammerhead’s Senior Vice President and Chief Financial Officer since joining Hammerhead in January 2019. Mr. Kohut has over 25 years of professional experience in various senior executive and board of director positions. Prior to joining Hammerhead, Mr. Kohut was Vice President of Finance at Paramount Resources Ltd. from November 2017 to April 2018 and Chief Financial Officer of Trilogy Energy Corporation from June 2006 to October 2017. Since 2018, Mr. Kohut has served on the board of directors with Southern Energy Corporation. Mr. Kohut graduated with a Bachelor of Commerce from the University of Calgary.

Daniel Labelle, M.Sc., P. Geo.

Mr. Labelle is Hammerhead’s Senior Vice President of Development and A&D and joined Hammerhead in May 2011. Mr. Labelle has over 25 years of professional experience focusing on the Western Canadian and Williston Basins with both major and junior oil and gas players in the industry. Prior to joining Hammerhead, Mr. Labelle was the Manager of Geology at Delphi Energy and held a variety of roles with both Talisman Energy and Mobil Canada, including years of experience with acquisition, divestments and property optimization. Mr. Labelle is a Professional Geoscientist with APEGA, and graduated with a Bachelor of Sciences (Honours), Geology from the University of Regina, and a Masters’ of Science, Geology from the University of Regina.

David Anderson, P.Eng.

Mr. Anderson is Hammerhead’s Senior Vice President of Operations and Alternative Energy and joined Hammerhead in September 2014. Mr. Anderson has over 30 years of leadership and operating experience across the energy industry domestically and internationally. Prior to joining Hammerhead, Mr. Anderson held the role of President, Chief Executive Officer and Director of Lone Pine Resources Inc. Prior to Lone Pine Resources, he held the position of President of Canadian Forest Oil Ltd. Over his career, Mr. Anderson has held technical and leadership roles with Verenex Energy Inc., Kereco Energy Ltd., Pinnacle Resources Ltd and Norcen Energy Resources Ltd. Mr. Anderson is a Professional Engineer with APEGA, and graduated with a Bachelor of Science, Petroleum Engineering from the University of Alberta.

Nicki Stevens, P.Eng.

Ms. Stevens is Hammerhead’s Senior Vice President of Production, Marketing and ESG since January 2021 and joined Hammerhead in October 2012. Ms. Stevens has over 30 years of professional experience in the Western Canadian Basin. Prior to joining Hammerhead, Ms. Stevens held various roles with Talisman Energy and Chevron Canada including Engineering Technical Authority, exploitation, operations, facilities, and joint venture roles. Ms. Stevens is a Professional Engineer with APEGA, and graduated with a Bachelor of Science (Honours) in Mechanical Engineering from the University of Alberta.

A. Stewart Hanlon, CA, CPA

Mr. Hanlon has served on the Hammerhead Board since November 2017. Prior to joining the Hammerhead Board, Mr. Hanlon served a 26-year tenure with Gibson Energy Inc. where he filled senior roles in finance, business development and operations, eventually culminating in his appointment as President and Chief Executive Officer in April of 2009. Mr. Hanlon retired from his position as President and Chief Executive Officer in June of 2017, and currently serves on the boards of Source Energy Services and Questor Technology. Mr. Hanlon is also a volunteer member on the board of the Children’s Wish Foundation and the Dean’s Advisory Council for the Edwards School of Business at the University of Saskatchewan. Mr. Hanlon holds a Bachelor of Commerce Degree from the University of Saskatchewan.

J. Paul Charron, CA, CPA

Mr. Charron has served on the Hammerhead Board since November 2017. Mr. Charron currently serves as the Executive Chairman and Chief Executive Officer of Ridgeback Resources Inc. Prior to joining Ridgeback Resources Inc., Mr. Charron was President, Chief Executive Officer and Director of CanEra Inc, (2014-2017), CanEra Energy Corp., (2010-2014) and CanEra Resources Inc. (2008-2010). Prior thereto he held the same positions at Canetic Resources Trust and its predecessor Acclaim Energy Trust, and served as Vice President and Chief Financial Officer of Ketch Energy Ltd. Prior to joining Ketch, Paul held the positions of Managing Director and Vice President and Director with the Capital Markets Group of BMO Nesbitt Burns Inc. and Vice President of Finance with Morrison Petroleums Ltd. Mr. Charron has held various board appointments including Corporate Director of Legacy Oil and Gas, Canetic Resources Trust, Acclaim Energy Trust, Creststreet Asset Management, Kereco Energy Ltd., Ketch Energy Ltd. and TriStar Oil and Gas Ltd. Currently, Paul serves as board chair of Edge School as well as Islander Oil and Gas.

Robert Tichio, MBA

Mr. Tichio’s business background information is set forth in the subsection entitled “Business of DCRD and Certain Information About DCRD—Management—Executive Officers and Directors.”

Jesal Shah, MBA

Mr. Shah has served on the Hammerhead Board since November 2018. Mr. Shah currently serves as a Managing Director of Riverstone. Mr. Shah joined Riverstone in 2010 as an Associate and returned to Riverstone in 2015 after earning his M.B.A. Prior to joining Riverstone, Mr. Shah was an Investment Banking Analyst in the Global Energy Group at Credit Suisse. While at Credit Suisse, Mr. Shah worked on M&A transactions and capital markets financings, with a focus on the power and utilities sector. Mr. Shah graduated summa cum laude from Tufts University with a B.A. in Economics and Spanish, and received his M.B.A. from Harvard Business School.

Bryan Begley

Mr. Begley has served on the Hammerhead Board since October of 2011. Mr. Begley is the Chief Executive Officer of Maroon Peak Energy Resources, LLC and Maroon Peak Management LLC. He has held this position since September 2022. Maroon Peak is a private energy company that owns energy interests in multiple locations. Mr. Begley is also a founder and Managing Director of 1901 Partners Management, LP, a private equity firm formed in 2014 that manages a portfolio of oil and gas and other energy-related investments. He is also a member of the Board of Directors of Athabasca Oil Corporation (TSX:ATH). Mr. Begley previously served as a Managing Director of ZBI Ventures, L.L.C., which he joined in 2007 as part of the founding team, to lead and manage private investments in the energy sector until 2014. Prior to joining ZBI Ventures, L.L.C., Mr. Begley was a partner at McKinsey & Co. in the Dallas and Houston offices, where he advised clients across the global energy sector. He has also worked as an engineer with Phillips Petroleum Company in Bartlesville, Oklahoma and Stavanger, Norway.

Marketing Channels

The Company sells its production to third party marketers which transport and sell the product at market. Hammerhead has agreements in place which allows the Company to assign some of its natural gas production to a counterparty who then transports it to various geographic markets in North America, allowing the company to capture diversified pricing.

Seasonality of the Business

The level of activity in the Canadian oil and gas industry is influenced by seasonal weather patterns. A mild winter or wet spring may result in limited access and, as a result, reduced operations or a cessation of operations.

Municipalities and provincial transportation departments enforce road bans that restrict the movement of drilling rigs and other heavy equipment during periods of wet weather, thereby reducing activity levels. Also, certain oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. Seasonal factors and unexpected weather patterns may lead to increases or declines in exploration and production activity and corresponding increases or declines in the demand for the goods Hammerhead produces.

Raw Materials

Oil and natural gas production at the wellhead is in a raw state that requires further refinement. The Company’s raw production is transported to a processing facility via gathering pipelines, where the associated water and basic sediment is removed. The production is required to meet certain refinement standards prior to being accepted on the third party pipelines that transport the product to the end market. Once accepted on the pipeline, natural gas is further refined through straddle plants, which extract additional natural gas liquids sent to market.

Revenue from Contracts with Customers

The Company’s revenue from contracts with customers primarily consistent of crude oil and field condensate sales, natural gas sales, and natural gas liquids sales. Hammerhead’s crude oil and field condensate, natural gas, and natural gas liquids are generally sold under variable price contracts. The transaction price for variable priced contracts is based on the commodity market price, adjusted for quality, location or other factors. Hammerhead is required to deliver nominated volumes of crude oil and field condensate, natural gas, and natural gas liquids to the contract counterparty. Each barrel equivalent of commodity delivered is considered to be a distinct performance obligation. The amount of revenue recognized is based on the agreed transaction price and is recognized as performance obligations are satisfied, therefore resulting in revenue recognition in the same month as delivery. Receivables are typically collected on the 25th day of the month following production, in accordance with industry standards.

The following section describes Hammerhead’s customer base and the principal markets in which the Company competes, including a breakdown of total revenues by category of activity and geographic market for each of the last three financial years.

Revenues by Category

The table below outlines the Company’s revenue by category of commodity:

($Cdn 000’s)	Year Ended
Commodity Type	December 31, 2021	December 31, 2020	December 31, 2019
Oil and field condensate	199,108	125,711	205,811
Natural Gas	165,957	104,267	94,306
Natural Gas Liquids	74,778	33,536	37,862

Total revenue from commodity sales	439,843	263,514	337,979

Customer base

The table below outlines customers that constituted individually more than 5% of oil and gas revenue, in any of the last three years:

	% of Revenue—Year ended
Customer	December 31, 2021	December 31, 2020	December 31, 2019
Shell Trading Canada	24.8	22.6	23.3
Koch Canada Energy Services, LP	15.5	14.1	8.1
Pembina Infrastructure and Logistics LP	14.1	11.1	10.5
Trafigura Canada Limited	14.4	18.9	18.9
Macquarie Energy Canada Ltd.	6.9	7.8	10.2
Mercuria Commodities Canada Corporation	5.5	3.8	1.2
Sequent Energy Canada Corp	—	—	6.0
Phillips 66 Canada Ltd.	0.2	0.5	5.3
Other	18.6	21.2	16.5

Total	100	100	100

Geographic Markets

All points of sale occur in Alberta; however, Hammerhead captures different price points for some Natural Gas sales through contracts in place, as described below. The percentage of total revenue contributed by pricing obtained from various geographic regions is set forth in the table below.

	% of Revenue Year ended
Region	December 31, 2021	December 31, 2020	December 31, 2019
Oil and Field Condensate
Alberta	100.0	100.0	100.0
Total Oil and Field Condensate Sales	100.0	100.0	100.0
Natural Gas
Alberta	41.0	52.0	66.0
Eastern Canada	32.0	29.0	29.0
United States	27.0	19.0	5.0

Total Natural Gas Sales	100	100	100
Natural Gas Liquids
Alberta	100.0	100.0	100.0

Total Natural Gas Sales	100.0	100.0	100.0

Crude Oil

Hammerhead’s crude oil and field condensate production is delivered and sold in Central Alberta through firm service commitments on Pembina Pipeline Corporation’s (“Pembina”) pipeline systems. The price that Hammerhead receives for crude oil and field condensate production is primarily driven by global supply and demand and the Edmonton light sweet oil and condensate price differentials.

Natural Gas

The point of sale for all of Hammerhead’s natural gas is Alberta; however, the Company captures diversified pricing by assigning a proportion of its downstream transport to a counterparty. Hammerhead sells the counterparty gas in Alberta, and the counterparty subsequently transports the gas to markets in Eastern Canada and the United States (Midwest and West Path). The counterparty pays Hammerhead the downstream price less the transport, and deducts a small fee for managing the capacity. The remainder of Hammerhead’s gas is sold on the AECO market within Alberta.

NGLs

Hammerhead’s plant condensate and product mix of NGLs are currently sold on the Alberta market, but achieve geographical diversification in pricing through Pembina’s marketing pool. Pembina operates a pool of sales that provide accessibility to the United States, Asia and Eastern Canada, with market weightings adjusted for supply and demand outlook, as well as seasonality.

Principal Capital Expenditures

The Company’s principal capital expenditures and divestitures are set forth in the table below:

	Nine Months ended September 30	Year Ended December 31,
(Cdn$ thousands)	2022	2021	2020	2019
Drilling and completion	121,085	104,051	63,941	76,436
Equipment, facilities and pipelines	71,451	22,742	21,012	54,797
Workovers and maintenance capital	11,327	5,851	5,757	11,794
Land	1,311	—	—	1,168
Geological & geophysical (G&G)	163	1	45	277
Capitalized and other	4,870	5,899	3,607	7,861

Capital expenditures	210,207	138,544	94,362	152,333
Asset dispositions (net of acquisitions)	—	(10,027)	—	(517)

Net capital expenditures	210,207	128,517	94,362	151,816

As at December 31, 2021, the Company did not have any material commitments for capital expenditures. As at September 30, 2022, the Company has committed to approximately $20.3 million of purchase orders related to its facility infrastructure expansion in North and South Karr; see Property, Plant and Equipment section below for additional details. The Company anticipates satisfying these capital commitments through funds from operations.

Operations

The following section describes Hammerhead’s: (i) reserves; (ii) employees and training; (iii) operational processes and systems; and (iv) cost efficiency of operation.

Reserves

The Company has actioned certain oversight, review and internal control processes regarding its reserve evaluation, including forming a Reserves Committee amongst its board of directors. The committee consists of three board members: Mr. Begley, Mr. Charron and Mr. Sobie. See “Business of Hammerhead and Certain Information About Hammerhead —Management—Executive Officers and Directors” for the biographies of each member of the Reserves Committee. The Reserves Committee’s primary purpose is to perform the oversight role of the Company’s oil and gas reserves, including any disclosure to shareholders, the public or other third parties. Annually, the Reserves Committee approves the appointment of the independent engineering firm based on technical knowledge and qualifications. On a yearly basis, the Reserves Committee meets with Hammerhead’s management and the independent reserve evaluators, where the reserves evaluation performed by the independent engineering firm is presented and the Reserves Committee provides its review, analysis and approval of such evaluation. In addition to the board oversight, Hammerhead has certain control processes in place to ensure thorough examination of the accuracy and validity of the data used to compile the reserve evaluation. These processes include: senior executive approval on data inputs from each individual business unit, reconciliations between the evaluation report and the data provided by the business unit, restricted access of the software systems employed by the Company to only those team members with the required technical knowledge and qualifications, and a thorough internal review performed by both management and the executive team over the independent reserve engineers’ evaluation of the Company’s oil and gas reserves, prior to it being presented to the Reserves Committee.

Hammerhead’s 2021 year-end reserves evaluation was conducted by McDaniel & Associates Consultants Ltd. (“McDaniel”) with an effective date of December 31, 2021. McDaniel evaluated 100% of Hammerhead’s reserves, which are all located in the Province of Alberta, Canada. First established in 1955, McDaniel has earned a global reputation for consistent and reliable oil and gas consulting services, providing third party reserve reports and certifications for over 60 years with a team of highly skilled and qualified engineers and geoscientists. The technical person primarily responsible for preparing and overseeing the estimates of Hammerhead’s annual reserves evaluation is Mr. Michael J. Verney. Mr. Verney graduated from Queen’s University in 2006 with a Civil Engineering and Bachelor of Arts degree in Economics. A professional member of the Association of Professional Engineers and Geoscientists of Alberta (“APEGA”) (Permit No. 3145), Mr. Verney brings over 15 years of experience in oil and gas reservoir studies and evaluations. Mr. Verney’s education, training and technical expertise along with his years of experience within the oil and gas industry, more than qualify him in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information as set forth by the Society of Petroleum Engineers. Mr. Verney is proficient in applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserve definitions and guidelines.

Within Hammerhead, the primary technical person responsible for overseeing the reserve estimates is Dr. Nkem Ejiofor, the Manager, Reservoir Engineering. Dr. Ejiofor graduated from the University of Alaska, Fairbanks in 2003 with a Master of Science degree in Petroleum Engineering. He later received his Doctorate of Management in Organizational Leadership in 2020 from the University of Phoenix. A professional member with APEGA (Permit No. 4046) since his enrollment in 2005, Dr. Ejiofor has over 20 years of related oil and gas industry experience. Dr. Ejiofor is proficient in applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserve definitions and guidelines.

Hammerhead establishes its proved reserves estimates using standard geological and engineering technologies and computational methods, which are generally accepted by the petroleum industry. Hammerhead primarily prepares its proved reserves additions by analogy using type curves that are based on decline curve analysis of wells in analogous reservoirs. Reasonable certainty is further established over the Company’s proved reserve estimates by using one or more of the following methods: geological and geophysical information to establish reservoir continuity between penetrations, rate-transient analysis, analytical and numerical simulations, or other proprietary technical and statistical methods.

In order to achieve reasonable certainty over the estimates derived, both McDaniel and Hammerhead use software technology. McDaniel employs EVA software; a cloud-based analytics platform developed by the firm specifically for the oil and gas industry, and a Resource Inventory Tracking Agent, which is proprietary software used to track well locations and calculate recovery factors. Additionally, machine learning models are employed to gather and examine large volumes of information and translate it into actionable insights. The technologies employed by McDaniel use standard engineering methods that are generally accepted by the petroleum industry. Hammerhead employs well logs, production tests, seismic and core data, as well as historical production trends to develop proved reserves estimations. Reasonable certainty around the accuracy and validity of the information is further confirmed through the technologies used consisting of wireline deployed bottom hole pressure gauges to acquire data for pressure build-up analysis in order to estimate reservoir pressure, core analysis to calibrate and validate wireline log data for estimating resources in place and production interference tests and analysis to evaluate the impact of well spacing assumptions. The disclosures contained in this section providing oil and gas information are prepared in accordance with FASB Accounting Standards Codification topic 932; Extractive Activities – Oil and Gas. Hammerhead’s financial reporting is prepared in accordance with IFRS as issued by the International Accounting Standards Board.

For the purposes of determining proved oil and natural gas reserves under SEC requirements as at December 31, 2021 and 2020, Hammerhead used the 12-month average price, defined by the SEC as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

McDaniel compiled three reports as to the reserves of Hammerhead as of December 31, 2021, 2020 and 2019, respectively, which were prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S-K and in conformity with Rule 4-10(a) of Regulation S-X, and are to be used for inclusion in certain filings of the SEC; such reports are filed as Exhibits 99.6, 99.7 and 99.8 to this Registration Statement.

Petroleum and Natural Gas Reserve Information

The following definitions are consistent with SEC regulations, including Rule 4-10(a) of Regulation S-X.

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

i.	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

ii.	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Hammerhead cautions users of this information as the process of estimating oil and natural gas reserves is subject to a level of uncertainty. The reserves are based on economic and operating conditions; therefore, changes can be made to future assessments as a result of a number of factors, which can include new technology, changing economic conditions and development activity. Net reserves presented in this section represent the Company’s working interest share of the gross remaining reserves, after deduction of any crown, freehold and overriding royalties. Such royalties are subject to change by legislation or regulation and can also vary depending on production rates, selling prices and timing of initial production.

Summary of Corporate Reserves

The following tables are summaries of the Company’s estimated proved reserves at December 31, 2020 and 2021, as reconciled from the previous years:

Year Ended December 31, 2021 Constant Prices and Costs
Net Proved Developed and Proved Undeveloped Reserves (1)	Light and Medium Crude Oil (mbbl)	Natural Gas (mmcf)	Natural Gas Liquids(2) (mbbl)	Barrels of Oil Equivalent (mboe)
December 31, 2020
Developed	8,098.3	153,787.8	4,477.6	38,207.2
Undeveloped	21,881.8	252,552.1	7,647.9	71,621.7
Total – December 31, 2020	29,980.1	406,339.9	12,125.5	109,828.9
Extensions & Discoveries	10,520.9	117,960.7	3,792.2	33,973.2
Improved Recovery	—	—	—	—
Technical Revisions	1,291.5	33,623.7	2,142.6	9,038.1
Acquisitions	—	—	—	—
Dispositions	(70.5)	(354.9)	(2.8)	(132.5)
Production – 2021	(2,487.8)	(37,418.3)	(1,424.6)	(10,148.8)
December 31, 2021	39,234.2	520,151.1	16,632.9	142,558.9

Developed	8,849.8	187,537.6	5,922.2	46,028.2
Undeveloped	30,384.4	332,613.5	10,710.7	96,530.6

Total – December 31, 2021	39,234.2	520,151.1	16,632.9	142,558.9

(1)	Numbers may not add due to rounding
(2)	Net quantities of Natural Gas Liquids include immaterial amounts of condensate

In 2021, the Company’s proved reserves increased by 32.7 MMBOE from 2020 primarily due to extensions and discoveries of 34.0 MMBOE. Approximately 6 percent of the extension volume was the result of drilling wells that did not have any proved undeveloped reserves assigned at the beginning of the fiscal year, with approximately 94 percent from new proved undeveloped locations. Approximately 42 percent of the 2021 extensions and discoveries were oil, condensate and NGLs. Revisions of previous estimates were positive 9.0 MMBOE primarily due to higher 12-month average trailing prices of 9.5 MMBOE, positive performance revisions other than price of 1.6 MMBOE, largely offset by changes in pad development of 2.1 MMBOE.

Production for 2021 was 10.1 MMBOE. Dispositions of 0.1 MMBOE were from the sale of the Simonette property.

Proved reserves are estimated based on the average first-day-of-month prices during the 12-month period for the respective year. The average prices used to compute proved reserves at December 31, 2021 were WTI: $66.55 per bbl, Edmonton Light Crude: C$78.15 per bbl, Henry Hub: $3.64 per MMBtu, and AECO Spot: C$3.57 per MMBtu. Prices for oil, NGLs and natural gas are inherently volatile.

Changes to the Company’s proved undeveloped reserves during 2021 are summarized in the table below:

Barrels of Oil Equivalent (mboe)(1)
December 31, 2020	71,621.7
Extensions and discoveries	31,967.3
Technical revisions	3,638.0
Conversions to developed	(10,696.4)

December 31, 2021	96,530.6

(1)	Numbers may not add due to rounding

As of December 31, 2021, there are no proved undeveloped reserves that will remain undeveloped for five years or more.

Extensions and discoveries of 32.0 MMBOE of proved undeveloped reserves were the result of new proved undeveloped locations. Revisions of prior estimates of proved undeveloped reserves were positive 3.6 MMBOE. This was primarily due to the revisions of previous estimates due to higher 12-month average trailing prices of 8.2 MMBOE. These revisions were partially offset by changes in pad layouts of 2.2 MMBOE and negative revisions due to performance of 2.4 MMBOE.

Conversions of proved undeveloped reserves to proved developed status were 10.7 MMBOE, equating to 15 percent of the total prior year-end proved undeveloped reserves. The Company spent approximately $104.1 million on drilling and completions activities to develop proved undeveloped reserves in 2021.

Year Ended December 31, 2020	Constant Prices and Costs
Net Proved Developed and Proved Undeveloped Reserves (1)	Light and Medium Crude Oil (mbbl)	Natural Gas (mmcf)	Natural Gas Liquids(2) (mbbl)	Barrels of Oil Equivalent (mboe)
December 31, 2019
Developed	7,773.2	122,572.8	3,348.7	31,550.7
Undeveloped	40,059.2	400,109.8	11,733.7	118,477.8
Total – December 31, 2019	47,832.4	522,682.6	15,082.4	150,028.5
Extensions & Discoveries	1,643.5	20,465.7	615.8	5,670.2
Improved Recovery	—	—	—	—
Technical Revisions	(16,641.7)	(96,017.7)	(2,233.9)	(34,878.5)
Acquisitions	—	—	—	—
Dispositions	—	—	—	—
Production – 2020	(2,854.1)	(40,790.7)	(1,338.8)	(10,991.3)

December 31, 2020	29,980.1	406,339.9	12,125.5	109,828.9
Developed	8,098.3	153,787.8	4,477.6	38,207.2
Undeveloped	21,881.8	252,552.1	7,647.9	71,621.7

Total – December 31, 2020	29,980.1	406,339.9	12,125.5	109,828.9

(1)	Numbers may not add due to rounding
(2)	Net quantities of Natural Gas Liquids include immaterial amounts of condensate

In 2020, the Company’s proved reserves decreased by 40.2 MMBOE from 2019 largely due to changes in the previously adopted development pace of 24.6 MMBOE, as well as proved undeveloped locations lost due to economics of 15.1 MBOE. Lower 12-month average trailing prices of 2.1 MMBOE also contributed to the year-over-year reduction in reserves. These losses were partially offset by 5.7 MMBOE of extension volume as a result of new proved undeveloped locations, and positive performance revisions other than price of 6.9 MMBOE. Approximately 40 percent of the 2020 extensions and discoveries were oil, condensate and NGLs.

Production for 2020 was 10.9 MMBOE. No acquisitions or dispositions took place during the period of interest.

Proved reserves are estimated based on the average first-day-of-month prices during the 12-month period for the respective year. The average prices used to compute proved reserves at December 31, 2020 were WTI: $39.54 per bbl, Edmonton Light Crude: C$45.56 per bbl, Henry Hub: $2.00 per MMBtu, and AECO Spot: C$2.23 per MMBtu. Prices for oil, NGLs and natural gas are inherently volatile.

Changes to the Company’s proved undeveloped reserves during 2020 are summarized in the table below:

Barrels of Oil Equivalent (mboe)(1)
December 31, 2019	118,477.8
Extensions and discoveries	5,659.8
Technical revisions	(39,653.6)
Conversions to developed	(12,862.3)

December 31, 2020	71,621.7

(1)	Numbers may not add due to rounding

As of December 31, 2020, there are no proved undeveloped reserves that will remain undeveloped for five years or more.

Extensions and discoveries of 5.7 MMBOE of proved undeveloped reserves were the result of new proved undeveloped locations. Revisions of prior estimates of proved undeveloped reserves were negative 39.7 MMBOE primarily due to development plan changes of 24.6 MMBOE. Development plan changes relate to specific locations that were previously planned to be drilled within five years but were subsequently shifted to a later development timeframe or removed and replaced with different locations that are included in extensions and discoveries. In addition, several locations were lost due to economics resulting in a loss of 15.1 MMBOE and lower 12-month average trailing prices of 1.1 MMBOE. The downward revisions were partly offset by positive revisions of 1.1 MMBOE from improved well performance.

Conversions of proved undeveloped reserves to proved developed status were 12.9 MMBOE, equating to 11 percent of the total prior year-end proved undeveloped reserves. The Company spent approximately $63.9 million on drilling and completions activities to develop proved undeveloped reserves in 2020.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Petroleum and Natural Gas Reserves

The future net revenues and net present values presented in this summary were calculated using constant prices and costs based on the average first-day-of-the-month petroleum product prices for the 12 months of 2021 and 2020, with no inflation of operating or capital costs, and were presented in Canadian dollars. All of the future net revenues and net present value estimates in this summary are presented before income taxes. A 10% discount factor was applied to the future net cash flows. Future development costs used in the calculation of future net revenue includes the costs to settle the asset retirement obligations for each period presented. The future net revenues presented in this summary may not necessarily represent the fair market value of the reserves estimates. Hammerhead’s management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated. The prescribed discount rate of 10% may not appropriately reflect interest rates.

The following table summarizes the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves, for the years ended December 31, 2021 and 2020:

($CAD millions)	2021	2020
Future cash inflows	6,075	2,709
Future production costs	(2,402)	(1,559)
Future development/abandonment costs	(1,220)	(865)

Undiscounted pre-tax cash flows	2,453	285
Deferred income taxes	(223)	—

Future net cash flows	2,230	285
Less 10% annual discount factor	(848)	(111)

Standardized measure of discounted future net cash flows	1,382	174

The following table reconciles the changes in standardized measure of future net cash flows discounted at 10% per year relating to proved petroleum and natural gas producing reserves:

	For the year ended December 31,
($CAD millions)	2021	2020
Standardized measure of discounted future net cash flows at beginning of year	174	618
Oil and gas sales during period net of production costs and royalties (1)	(257)	(112)
Changes due to prices (2)	990	(245)
Development costs during the period (3)	137	92
Changes in forecast development costs (4)	(242)	377
Changes resulting from extensions, infills and improved recovery (5)	341	(1)
Changes resulting from discoveries (2)	—	—
Changes resulting from acquisition of reserves (5)	—	—
Changes resulting from disposition of reserves (5)	—	—
Accretion of discount (6)	17	62
Net change in income tax (7)	(223)	—
Changes resulting from other changes and technical reserves revisions plus effects on timing (8)	445	(617)

Standardized measure of discounted future net cash flows at end of year	1,382	174

(1)	Company actual before income taxes, excluding general and administrative expenses
(2)	The impact of changes in prices and other economic factors on future net revenue
(3)	Actual capital expenditures relating to the exploration, development and production of oil and gas reserves
(4)	The change in forecast development costs
(5)	End of period net present value of the related reserves
(6)	Estimated as 10 percent of the beginning of period net present value
(7)	The difference between forecast income taxes at beginning of period and the actual taxes for the period plus forecast income taxes at the end of the period
(8)	Includes changes due to revised production profiles, development timing, operating costs, royalty rates and actual prices received versus forecast, etc.

The following table summarizes net capitalized costs relating to petroleum and natural gas producing activities, as at December 31, 2021 and 2020:

Capitalized Costs
As at December 31, ($CAD millions)	2021	2020
Proved oil and gas properties	2,119	2028
Unproved oil and gas properties	—	—

Total capitalized costs	2,119	2,028
Accumulated depletion and depreciation	(722)	(621)

Net Capitalized Costs	1,397	1,407

The following table summarizes costs incurred in petroleum and natural gas property acquisitions, exploration and development activities, for the years ended December 31, 2021 and 2020:

Costs Incurred	For the year ended December 31,
($CAD millions)	2021	2020
Property acquisition (disposition) costs
Proved oil and gas properties – acquisitions	—	—
Proved oil and gas properties – dispositions	(10)	—
Unproved oil and gas properties	—	—
Exploration costs	—	—
Development costs	137	92

Total Expenditures	127	92

Employees and Training

For the year ended December 31, 2021, Hammerhead had 73 full- and part-time employees, compared to 72 and 76 for the years ended December 31, 2020 and 2019, respectively. All employees were located in Canada, and all pertained to the Company’s core business activity of oil and gas exploration activities.

Training and development is encouraged by Hammerhead for all permanent employees. Hammerhead sponsors courses, seminars, workshops for employees as outlined in its education support policies. In addition, Hammerhead sponsors professional memberships and various internal training related to its business. Examples of internal training includes various lunch and learns and guest speakers to address topics such as corporate governance policy training, ESG education, Indigenous and stakeholder awareness and leadership development training.

Operational Processes and Systems

Cost Efficiency of Operation

Hammerhead has sought to establish a mindset of business improvement across the Company, which is intended to allow Hammerhead to adapt its business in accordance with changing industry dynamics, and accommodate the environment in which it operates. To assist in managing fluctuations in commodity pricing, the Company strives for cost efficiencies across all of its operations, derived from evolving processes, technologies and strategic approaches.

Operating and Transportation Cost Efficiencies

The following charts outline the changes in operating and transportation expense over the last five years:

Operating Expenses

Operating expenses have been reduced by 22% from 2017 to 2021 from C$9.99/boe to C$8.16/boe, respectively. The largest reductions in costs have been driven by reduced trucking of emulsion and water due to tie-in of certain single well batteries, and a reduction in rental equipment due to facility expansions and improved cycle time of pad facilities post completion. Additionally, improved cost efficiencies on well workovers and a sustained reduction in spill remediation has resulted in further savings. These savings have been partially offset by cost pressures due to take or pay (“TOP”) obligations on Midstream gathering and processing fees, which impacted both 2020 and 2021. As production grows in 2022 and beyond, Hammerhead believes that take or pay expenses will be reduced. Midstream gathering and processing fees impact Hammerhead’s operating expenses by approximately C$2.50/boe.

Transportation Expenses

Transportation expenses have climbed by 38% from 2017 to 2021 from, C$4.45/boe to C$6.12/boe, respectively. Transportation costs include downstream transport for sales of gas, oil and also includes fractionation for NGL production. The largest impact to transportation cost escalation has been associated with downstream pipeline costs to the ex-Alberta markets, where Hammerhead sells a portion of its gas. Starting in late 2017, Hammerhead began its strategy of delivering gas beyond the constrained AECO market. By 2021, contracts to Dawn, Chicago, Malin and Stanfield were in place with approximately 65mmcf/d of gas requiring transport beyond the AECO hub. Although the transportation costs are higher, the resultant price for gas is also higher, resulting in higher netbacks for Hammerhead gas. Additionally, in 2021, there was C$0.82/boe of take or pay expenses due to sales gas obligations to TC Energy Corporation and oil obligations to Pembina. Hammerhead believes that take or pay will be reduced in 2022 and beyond, as production starts to grow again.

Capital Cost Efficiencies

Drilling

Hammerhead has executed on drilling efficiencies through continuous improvements and successful implementation of a mono bore wellbore design. Specifically, the Company has successfully shortened drilling times, contributing to a reduction in drilling cost per horizontal meter. Best composite is the combination of Hammerhead’s best performing wells across each of their drill sections. The spud (“Spud”) is the first day a rig starts operations on a well. Rig Release (“RR”) is the last day a rig performs operations on a well.

Completion

Hammerhead has executed on completion efficiencies through continuous improvements and a change of completion design to an Extreme Limited Entry (XLE) system. Specifically, the Company has successfully shortened required completion times through a higher tonne per day ratio, contributing to an overall reduction in cost per tonne.

Sustainability

Hammerhead seeks to do business in a responsible and sustainable manner, acting with integrity and high standards of business ethics. Hammerhead’s guiding principles are as follows:

•	Conduct its business with high standards of ethical conduct and corporate governance.

•	Integrate sustainability into its governance and corporate strategy.

•	Meet or exceed all rules, regulations, policies, and standards governing and supporting the development of new energy projects in Alberta.

•	Provide a safe work environment.

•	Protect the environment for future generations.

•	Engage and work collaboratively with stakeholders throughout our projects.

The Company has the following sustainability commitment, goal and mission:

Commitment	Integration and balance between business strategy, ESG culture, and execution – creating a resilient business model for continual growth in existing and new markets.

Goal	To be a leader in sustainability through our actionable progress, transparency, and disclosures.

Mission	To conduct our business with respect and care for our stakeholders, communities, and the environment beyond compliance.

In 2021, the Company evolved its approach to sustainability by developing ESG focus areas to bring visibility to what the Company feels are key priorities as a Canadian oil & gas producer. Safe operations have always been foundational to Hammerhead. Additionally, the Company’s approach is to continue to improve and strengthen our strategies with respect to air & emissions, water, Indigenous relations, land & biodiversity, and risk management. These areas are critical based on their significant impact to building a sustainable corporation and Hammerhead’s ESG framework.

Climate, Air & Emissions

Hammerhead is committed to reducing its Scope 1 and Scope 2 greenhouse gas emissions with a target of net zero by 2030. To reach this goal, Hammerhead has already embarked on a decarbonization investment campaign across its asset base with its CCS program that is estimated to require $240 million of capital between 2024 and 2029. That program is expected to drive a reduction in Scope 1 and Scope 2 emissions of approximately 79% on an absolute basis and approximately 89% on a per boe basis by 2029, as compared to 2021 levels, assuming that each of Hammerhead’s oil batteries are converted to CCS from 2024 through 2029. Hammerhead believes that further GHG emissions reductions will result from the implementation of an amine scrubbing process at the Company’s batteries, which will allow the Company to capture and sequester CO2 that is naturally occurring in the gas we produce. To the extent that there are residual Scope 1 GHG emissions from our operations after these CCS projects are completed, Hammerhead intends to purchase carbon offsets to cover any remaining Scope 1 GHG emissions.

Hammerhead intends to have four major batteries across its land base that will be equipped with carbon capture equipment and associated disposal infrastructure. As well, amine contractors will be added at each battery to strip the CO2 from the produced gas stream. Significant spending of C$62.0 million is expected to begin in 2024 with the installation of CCS for one Gold Creek battery. Subsequently, each remaining battery conversion is expected to take approximately one year.

Hammerhead batteries have always been, and continue to be, designed as zero venting facilities. Other operational practices already in place to lower emissions include well pads designed as zero vent and zero flare, and pipelines being built to pad sites prior to completion to minimize flaring during well clean up. Since 2020, all Hammerhead pad sites have been designed as zero vent and an additional four existing pads were retrofitted in 2021 to zero venting pads. For the year ended December 31, 2021, Hammerhead’s Scope 1 GHG vent emissions were 2.1 kgCO2e/boe, compared to 2.2kgCO2e/boe and 2.5kgCO2e/boe for the years ended December 31, 2020 and 2019, respectively.

Water

Hammerhead is actively working to reduce its reliance on freshwater by minimizing its water requirements for completion and reviewing the application of produced water in completions. Hammerhead’s 2022 target is 27% produced water use for completions in Gold Creek. All of Hammerhead’s freshwater (non-saline) water usage is conveyed via overland water pipelines, eliminating the need for trucks on the road and their corresponding emissions.

Indigenous Relations

The Company recognizes the Aboriginal and Treaty Rights of First Nations, Metis, and Inuit peoples and is committed to working collaboratively with Indigenous communities in an atmosphere of integrity, honor and respect. Since 2017, education has been a focus area for Hammerhead with Indigenous communities. In 2019, Hammerhead officially branded its education program as the Mark Calliou Reconciliation through Education Initiative. Hammerhead acknowledges the history of residential schools and wants to be a part of the desired reconciliation. We believe that school should be a positive experience and that any student who completes it should be rewarded. Hammerhead recognizes students entering grade nine with a gift card and upon their high school graduation, Hammerhead will gift the graduate with a laptop to use for their post-secondary or career purposes at a special graduation celebration. In 2021, there were 30 recipients of this program compared to 12 recipients in 2017, demonstrating a 150% increase in the program’s participation since it began.

Land & Biodiversity

Hammerhead continues to minimize its wetland disturbances by practicing avoidance, mitigating the impacts of its activities, and restoring wetlands to equivalent aquatic capacity. Hammerhead has constructed an innovative access road into a wetland educational center with the goal of educating others on how oil and gas companies are protecting the wetland beneath, demonstrating mitigation techniques where avoidance is not possible. Hammerhead’s 2022 target is to reduce disturbed wetlands to 7% of its land base.

Risk Management

Hammerhead’s operating team identifies operational risks to the Company, ensuring that all reasonable steps are taken to implement systems and execute procedures to adequately address these risks and reduce their impact on the Company. This process has been driven on a team basis with each individual team (i.e. Health and Safety, Facilities, or Drilling) identifying, assessing and managing their own operational risks with associated risk matrices. Further, risks related to climate change and the transition to a lower carbon economy will impact Hammerhead. A Canadian net zero economy, supported by the Canadian Net-Zero Emissions Accountability Act (the “CNEAA”) and enacted through new polices, regulations, and standards is emerging. In 2021, Hammerhead started the risk planning exercise of climate scenario analysis, looking to understand key emerging issues that may impact its core business and the Canadian oil and gas sector through 2050.

Health & Safety

The health and safety of the Company’s personnel, including its employees, contractors, and the communities Hammerhead works in, is its highest priority. The Company actively works to ensure that every employee and contractor is aware of, understands, and adheres to the Health and Safety Management System and associated policies. Safety is a shared responsibility of Hammerhead’s leaders, employees, and contractors. For the year ended December 31, 2021, Hammerhead had four recordable injuries, compared to four and three for the years ended December 31, 2020 and 2019, respectively.

Legal

This section describes legal and other general matters relating to Hammerhead, including insurance, material contracts entered into outside the ordinary course of business, government regulation, property, plant and equipment, intellectual property rights and legal proceedings, investigations and other regulatory matters.

Liabilities and Indebtedness

Credit Facility

The Company’s bank debt is pursuant to the Credit Facility with a syndicate of lenders under the 2022 Credit Agreement. Under the 2022 Credit Agreement, determination of the borrowing base is made by the lenders at their sole discretion, and is subject to re-determinations semi-annually as of May 31st and November 30th of each year.

On June 9, 2022, the Company amended the Credit Facility pursuant to the 2022 Credit Agreement. Under the 2022 Credit Agreement, the aggregate maximum principal borrowing amount of the Credit Facilities was increased to C$300.0 million, consisting of a C$280.0 million revolving syndicated facility and a C$20.0 million operating facility. The Credit Facility has a term out date of May 31, 2023, with an option to extend for an additional 364 days at the lenders’ discretion and a maturity date of the first anniversary of the term out date. Notwithstanding the foregoing, Hammerhead shall not permit any maturity date to extend beyond the maturity date of the 2020 Senior Notes.

On December 15, 2022, the aggregate maximum principal amount of the Credit Facility was increased to C$350,000,000, consisting of a C$330,000,000 revolving syndicated facility and a C$20,000,000 operating facility.

As of September 30, 2022, Hammerhead was in compliance with all covenants and cross default clauses stated in the 2022 Credit Agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations and repayment of the 2020 Senior Notes as well as other standard business operating covenants. The Company is not subject to financial covenants. The lenders have first lien on all of the assets of the Company, Prairie Lights Power GP Inc. and Prairie Lights Power Limited Partnership.

Amounts borrowed in Canadian dollars under the Credit Facility bear interest at Hammerhead’s option based on the referenced Canadian prime lending rate or the bankers’ acceptance rate in effect, plus an applicable margin or fee, respectively. The applicable rate is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The Credit Facility also includes standby fees on balances not drawn.

Letters of Credit

The Company has letters of credit in both Canadian and US dollars pursuant to a standby letter of credit facility agreement (the “Letter of Credit Facility”) with CIBC. The obligations of the Company under the Letter of Credit Facility are guaranteed by Export Development Canada (“EDC”), which guarantee is supported by a guarantee and indemnity granted by the Company to EDC. As at September 30, 2022, Hammerhead’s Canadian dollar denominated letters of credit totaled C$13.8 million, and its US dollar denominated letters of credit, totaled US$0.7 million.

Term Debt

Hammerhead currently has outstanding approximately US$57 million in principal amount of 2020 Senior Notes, based on an amended Senior Notes indenture effective June 19, 2020. The maturity date of the 2020 Senior Notes is July 10, 2024 and the notes bear interest at 12% per annum, payable as cash or as PIK Interest at the Company’s option. PIK Interest is added to the principal payable balance of the 2020 Senior Notes and is due on maturity. Hammerhead has exercised the PIK Interest option since the 2020 Senior Notes were issued.

There are no maintenance financial covenants; however, there are standard business operating covenants, as well as covenants that may limit Hammerhead’s ability to incur additional debt. As at September 30, 2022, Hammerhead was in compliance with all covenants related to the 2020 Senior Notes.

Insurance

Hammerhead maintains insurance coverage for damage to its commercial property, third-party liability, and employers’ liability, sudden and accidental pollution and other types of loss or damage. The insurance coverage is subject to deductibles that must be met prior to any recovery. Additionally, the insurance is subject to exclusions and limitations, and such coverage may not adequately protect it against liability from all potential consequences and damages. See “Risk Factors—Risks Relating to Hammerhead’s Business and the E&P Industry—Not all risks of conducting oil and natural gas opportunities are insurable and the occurrence of an uninsurable event may have a materially adverse effect on Hammerhead.”

Governmental Regulation and Industry Conditions

Companies operating in the Canadian oil and gas industry are subject to extensive regulation and control of operations (including with respect to land tenure, exploration, development, production, refining and upgrading, transportation, and marketing) as a result of legislation enacted by various levels of government as well as with respect to the pricing and taxation of petroleum and natural gas through legislation enacted by, and agreements among, the federal and provincial governments of Canada, all of which should be carefully considered by investors in the Western Canadian oil and gas industry. All current legislation is a matter of public record and Hammerhead is unable to predict what additional legislation or amendments governments may enact in the future.

Hammerhead’s assets and operations are regulated by administrative agencies that derive their authority from legislation enacted by the applicable level of government. Regulated aspects of Hammerhead’s upstream oil and natural gas business include all manner of activities associated with the exploration for and production of oil and natural gas, including, among other matters: (i) permits for the drilling of wells and construction of related infrastructure; (ii) technical drilling and well requirements; (iii) permitted locations and access of operation sites; (iv) operating standards regarding conservation of produced substances and avoidance of waste, such as restricting flaring and venting; (v) minimizing environmental impacts, including by reducing emissions; (vi) storage, injection and disposal of substances associated with production operations; and (vii) the abandonment and reclamation of impacted sites. In order to conduct oil and natural gas operations and remain in good standing with the applicable federal or provincial regulatory scheme, producers must comply with applicable legislation, regulations, orders, directives and other directions (all of which are subject to governmental oversight, review and revision, from time to time). Compliance in this regard can be costly and a breach of the same may result in fines or other sanctions.

The discussion below outlines some of the principal aspects of the legislation, regulations, agreements, orders, directives and a summary of other pertinent conditions that impact the oil and gas industry in Western Canada, specifically in the Province of Alberta where Hammerhead’s assets are located. While these matters do not affect Hammerhead’s operations in any manner that is materially different than the manner in which they affect other similarly-sized industry participants with similar assets and operations, investors should consider such matters carefully.

Pricing and Marketing in Canada

Crude Oil

Oil producers are entitled to negotiate sales contracts directly with purchasers. As a result, macroeconomic and microeconomic market forces determine the price of oil. Worldwide supply and demand factors are the primary determinant of oil prices, but regional market and transportation issues also influence prices. The specific price that a producer receives will depend, in part, on oil quality, prices of competing products, distance to market, availability of transportation, value of refined products, supply/demand balance and contractual terms of sale.

Global oil markets have recovered significantly from price drops resulting from the COVID-19 pandemic but continue to be volatile. In the first half of 2022, oil prices rose to the highest levels since 2014 due to tight supply and a resurgence in demand. The Organization of Petroleum Exporting Countries forecasts robust growth in world oil demand in 2022, despite newly emerging COVID-19 variants, expected interest rate increases in major economies and other uncertainties with respect to the world economy.

In February 2022, Russian military forces invaded Ukraine. Ongoing military conflict between Russia and Ukraine has significantly impacted the supply of oil and gas from the region. In addition, certain countries including Canada and the United States have imposed strict financial and trade sanctions against Russia, which sanctions may have far reaching effects on the global economy in addition to the near term effects on Russia. The long-term impacts of the conflict remain uncertain.

Natural Gas

Negotiations between buyers and sellers determine the price of natural gas sold in intra-provincial, interprovincial and international trade. The price received by a natural gas producer depends, in part, on the price of competing natural gas supplies and other fuels, natural gas quality, distance to market, availability of transportation, length of contract term, weather conditions, supply/demand balance and other contractual terms of sale. Spot and future prices can also be influenced by supply and demand fundamentals on various trading platforms.

Natural Gas Liquids (“NGLs”)

The pricing of condensates and other NGLs such as ethane, butane and propane sold in intra-provincial, interprovincial and international trade is determined by negotiation between buyers and sellers. The profitability of NGLs extracted from natural gas is based on the products extracted being of greater economic value as separate commodities than as components of natural gas and therefore commanding higher prices. Such prices depend, in part, on the quality of the NGLs, price of competing chemical stock, distance to market, access to downstream transportation, length of contract term, supply/demand balance and other contractual terms of sale.

Exports from Canada

The Canada Energy Regulator (the “CER”) regulates the export of oil, natural gas and NGLs from Canada through the issuance of short-term orders and long-term export licenses pursuant to its authority under the Canadian Energy Regulator Act (the “CERA”). Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the CER and the federal government. Hammerhead does not directly enter into contracts to export its production outside of Canada.

Transportation Constraints and Market Access

Transportation capacity to transport production from Western Canada to Eastern Canada, the United States and other international markets has been, and continues to be, a major constraint on the exportation of crude oil, natural gas and NGL. Although certain pipeline and other transportation and export projects have been announced or are underway, many proposed projects have been cancelled or delayed due to regulatory hurdles, court challenges and economic and other socio-political factors. Due in part to growing production and a lack of new and expanded pipeline and rail infrastructure capacity, producers in Western Canada have experienced low commodity pricing relative to other markets in the last several years.

Oil Pipelines

Under Canadian constitutional law, the development and operation of interprovincial and international pipelines fall within the federal government’s jurisdiction and, under the CERA, new interprovincial and international pipelines require a federal regulatory review and Cabinet approval before they can proceed. However, given the lack of policy and regulatory certainty in recent years, even when projects are approved, they often face delays due to actions taken by provincial and municipal governments and legal opposition related to issues such as Indigenous rights and title, the government’s duty to consult and accommodate Indigenous peoples and the sufficiency of all relevant environmental review processes. Export pipelines from Canada to the United States face additional unpredictability as such pipelines also require approvals from several levels of government in the United States.

Producers negotiate with pipeline operators to transport their products to market on a firm or interruptible basis depending on the specific pipeline and the specific substance. Transportation availability is highly variable across different jurisdictions and regions. This variability can determine the nature of transportation commitments available, the number of potential customers and the price received.

Specific Pipeline Updates

The Trans Mountain Pipeline expansion received Cabinet approval in November 2016. Following a period of political opposition in British Columbia, the federal government acquired the Trans Mountain Pipeline in August 2018. Following the resolution of a number of legal challenges and a second regulatory hearing, construction on the Trans Mountain Pipeline expansion commenced in late 2019. Earlier estimated at $12.6 billion, the project budget has risen to $21.4 billion as of February 2022. The pipeline is expected to be in service in the third quarter of 2023, an extension from Trans Mountain’s December 2022 estimate. The budget increase and in-service date delay have been attributed to, among other things, the ongoing effects of the COVID-19 pandemic and the widespread flooding in British Columbia in late 2021.

In November 2020, the Attorney General of Michigan filed a lawsuit to terminate an easement that allows the Enbridge Line 5 pipeline system to operate below the Straits of Mackinac, attempting to force the lines comprising this segment of the pipeline system to be shut down. Enbridge filed a federal complaint in late November 2020 in the United States District Court for the Western District of Michigan and is seeking an injunction to prevent the termination of the easement. Enbridge stated in January 2021 that it intends to defy the shut down order, as the dual pipelines are in full compliance with U.S. federal safety standards. The Government of Canada invoked a 1977 treaty with the United States on October 4, 2021, triggering bilateral negotiations over the pipeline. On December 15, 2021, Enbridge moved to transfer the Attorney General’s lawsuit from Michigan State Court to United States Federal Court. The Michigan Public Service Commission ordered Enbridge to file additional engineering and safety information related to its proposed oil pipeline tunnel in early July 2022, creating further delays for the project.

Natural Gas and Liquefied Natural Gas (“LNG”)

Natural gas prices in Western Canada have been constrained in recent years due to increasing North American supply, limited access to markets and limited storage capacity. Companies that secure firm access to infrastructure to transport their natural gas production out of Western Canada may be able to access more markets and obtain better pricing. Companies without firm access may be forced to accept spot pricing in Western Canada for their natural gas, which is generally lower than the prices received in other North American regions. Hammerhead entered into firm service commitments in order to mitigate its risk and exposure to volatile AECO pricing. The firm service agreements allow Hammerhead geographical diversification across North America, including Alberta, Eastern Canada and the United States (Midwest and West Path) markets.

Required repairs or upgrades to existing pipeline systems in Western Canada have also led to reduced capacity and apportionment of access, the effects of which have been exacerbated by storage limitations. In October 2020, TC Energy Corporation received federal approval to expand the Nova Gas Transmission Line system (the “NGTL System”) and the expanded NGTL System was completed in April 2022.

Specific Pipeline and Proposed LNG Export Terminal Updates

While a number of LNG export plants have been proposed in Canada, regulatory and legal uncertainty, social and political opposition and changing market conditions have resulted in the cancellation or delay of many of these projects. Nonetheless, in October 2018, the joint venture partners of the LNG Canada LNG export terminal announced a positive final investment decision. Once complete, the project will allow producers in northeastern British Columbia to transport natural gas to the LNG Canada liquefaction facility and export terminal in Kitimat, British Columbia via the Coastal GasLink pipeline (the “CGL Pipeline”). With more Alberta and northeastern British Columbia gas egressing through the CGL Pipeline, the NGTL System will have more capacity, resulting in a better link between the AECO and NYMEX gas prices. Hammerhead anticipates it will see higher AECO pricing, more in line with the US market, and generally, higher gas prices overall. Pre-construction activities on the LNG Canada facility began in November 2018, with a completion target of 2025.

In May 2020, TC Energy Corporation sold a 65% equity interest in the CGL Pipeline to investment companies KKR & Co Inc. and Alberta Investment Management Corporation while remaining the pipeline operator. Despite its approval, the CGL Pipeline has faced legal and social opposition. For example, protests involving the Hereditary Chiefs of the Wet’suwet’en First Nation and their supporters have delayed construction activities on the CGL Pipeline, although construction is proceeding. As of December 2021, construction of the CGL Pipeline is approximately 60% complete.

In addition to LNG Canada and the CGL Pipeline projects, a number of other LNG projects are underway at varying stages of progress, though none have reached a positive final investment decision.

Marine Tankers

The Oil Tanker Moratorium Act (Canada), which was enacted in June 2019, imposes a ban on tanker traffic transporting crude oil or persistent crude oil products in excess of 12,500 metric tonnes to and from ports located along British Columbia’s north coast. The ban may prevent pipelines from being built to, and export terminals from being located on, the portion of the British Columbia coast subject to the moratorium.

International Trade Agreements

Canada is party to a number of international trade agreements with other countries around the world that generally provide for, among other things, preferential access to various international markets for certain Canadian export products. Examples of such trade agreements include the Comprehensive Economic and Trade Agreement, the Comprehensive and Progressive Agreement for Trans-Pacific Partnership and, most prominently, the United States Mexico Canada Agreement (the “USMCA”), which replaced the former North American Free Trade Agreement (“NAFTA”) on July 1, 2020. Because the United States remains Canada’s primary trading partner and the largest international market for the export of oil, natural gas and NGLs from Canada, the implementation of the USMCA could impact Western Canada’s oil and gas industry at large, including Hammerhead’s business.

While the proportionality rules in Article 605 of NAFTA previously prevented Canada from implementing policies that limit exports to the United States and Mexico relative to the total supply produced in Canada, the USMCA does not contain the same proportionality requirements. This may allow Canadian producers to develop a more diversified export portfolio than was possible under NAFTA, subject to the construction of infrastructure allowing more Canadian production to reach eastern Canada, Asia and Europe.

Canada is also party to the Comprehensive Economic and Trade Agreement (“CETA”), which provides for duty-free, quota-free market access for Canadian crude oil and natural gas products to the European Union. Following the United Kingdom’s departure from the European Union on January 31, 2020, the United Kingdom and Canada entered into the Canada-United Kingdom Trade Continuity Agreement (“CUKTCA”), which replicates CETA on a bilateral basis to maintain the status quo of the Canada-United Kingdom trade relationship.

While it is uncertain what effect CETA, CUKTCA or any other trade agreements will have on the petroleum and natural gas industry in Canada, the lack of available infrastructure for the offshore export of crude oil and natural gas may limit the ability of Canadian crude oil and natural gas producers to benefit from such trade agreements.

Land Tenure

Mineral rights

With the exception of Manitoba, each provincial government in Western Canada owns most of the mineral rights to the oil and natural gas located within their respective provincial borders. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits (collectively, “leases”) for varying terms, and on conditions set forth in provincial legislation, including requirements to perform specific work or make payments in lieu thereof. The provincial governments in Western Canada conduct regular land sales where oil and natural gas companies bid for the leases necessary to explore for and produce oil and natural gas owned by the respective provincial governments. These leases generally have fixed terms, but they can be continued beyond their initial terms if the necessary conditions are satisfied.

In response to COVID-19, the Government of Alberta, among others, announced measures to extend or continue Crown leases and permits that may have otherwise expired in the months following the implementation of pandemic response measures.

All of the provinces of Western Canada have implemented legislation providing for the reversion to the Crown of mineral rights to deep, non-productive geological formations at the conclusion of the primary term of a disposition. In addition, Alberta has a policy of “shallow rights reversion” which provides for the reversion to the Crown of mineral rights to shallow, non-productive geological formations for new leases and licenses. British Columbia has a policy of “zone specific retention” that allows a lessee to continue a lease for zones in which they can demonstrate the presence of oil or natural gas, with the remainder reverting to the Crown.

In addition to Crown ownership of the rights to oil and natural gas, private ownership of oil and natural gas (i.e. freehold mineral lands) also exists in Western Canada. Rights to explore for and produce privately owned oil and natural gas are granted by a lease or other contract on such terms and conditions as may be negotiated between the owner of such mineral rights and companies seeking to explore for and/or develop oil and natural gas reserves.

An additional category of mineral rights ownership includes ownership by the Canadian federal government of some legacy mineral lands and within Indigenous reservations designated under the Indian Act (Canada). Indian Oil and Gas Canada, which is a federal government agency, manages subsurface and surface leases in consultation with applicable Indigenous peoples, for the exploration and production of oil and natural gas on Indigenous reservations through An Act to Amend the Indian Oil and Gas Act and the accompanying regulations.

Surface rights

To develop oil and natural gas resources, producers must also have access rights to the surface lands required to conduct operations. For Crown lands, surface access rights can be obtained directly from the government. For private lands, access rights can be negotiated with the landowner. Where an agreement cannot be reached, however, each province has developed its own process that producers can follow to obtain and maintain the surface access necessary to conduct operations throughout the lifespan of a well, including notification requirements and providing compensation to affected persons for lost land use and surface damage. Similar rules apply to facility and pipeline operators.

Royalties and Incentives

General

Each province has legislation and regulations in place to govern Crown royalties and establish the royalty rates that producers must pay in respect of the production of Crown resources. The royalty regime in a given province is in addition to applicable federal and provincial taxes and is a significant factor in the profitability of oil sands projects and oil, natural gas and NGL production. Royalties payable on production from lands where the Crown does not hold the mineral rights are negotiated between the mineral freehold owner and the lessee, though certain provincial taxes and other charges on production or revenues may be payable. Royalties from production on Crown lands are determined by provincial regulation and are generally calculated as a percentage of the value of production.

Producers and working interest owners of oil and natural gas rights may create additional royalties or royalty-like interests, such as overriding royalties, net profits interests and net carried interests, through private transactions, the terms of which are subject to negotiation.

Occasionally, both the federal and the provincial governments in Western Canada create incentive programs for the oil and gas industry. Within the provinces in Western Canada, these programs often provide for volume-based incentives, royalty rate reductions, royalty holidays or royalty tax credits and may be introduced when commodity prices are low to encourage exploration and development activity. Governments may also introduce incentive programs to encourage producers to prioritize certain kinds of development or utilize technologies that may enhance or improve recovery of oil, natural gas and NGLs, or improve environmental performance. In addition, from time-to-time, including during the COVID-19 pandemic, the federal government creates incentives and other financial aid programs intended to assist businesses operating in the oil and gas industry as well as other industries in Canada.

Alberta

Crown royalties

In Alberta, oil and natural gas producers are responsible for calculating their royalty rate on an ongoing basis. The Crown’s royalty share of production is payable monthly and producers must submit their records showing the royalty calculation.

In 2016, the Government of Alberta adopted a modernized Crown royalty framework (the “Modernized Framework”) that applies to all conventional oil (i.e., not oil sands) and natural gas wells drilled after December 31, 2016 that produce Crown-owned resources. The previous royalty framework (the “Old Framework”) will continue to apply to wells producing Crown-owned resources that were drilled prior to January 1, 2017 until December 31, 2026, following which time they will become subject to the Modernized Framework. The Royalty Guarantee Act (Alberta), came into effect on July 18, 2019, and provides that no major changes will be made to the current oil and natural gas royalty structure for a period of at least 10 years.

Royalties on production from wells subject to the Modernized Framework are determined on a “revenue-minus-costs” basis. The cost component is based on a Drilling and Completion Cost Allowance formula that relies, in part, on the industry’s average drilling and completion costs, determined annually by the Alberta Energy Regulator (the “AER”), and incorporates information specific to each well such as vertical depth and lateral length.

Under the Modernized Framework, producers initially pay a flat royalty of 5% on production revenue from each producing well until payout, which is the point at which cumulative gross revenues from the well equals the applicable Drilling and Completion Cost Allowance. After payout, producers pay an increased royalty of up to 40% that will vary depending on the nature of the resource and market prices. Once the rate of production from a well is too low to sustain the full royalty burden, its royalty rate is gradually adjusted downward as production declines, eventually reaching a floor of 5%.

Under the Old Framework, royalty rates for conventional oil production can be as high as 40% and royalty rates for natural gas production can be as high as 36%. Similar to the Modernized Framework, these rates vary based on the nature of the resource and market prices. The natural gas royalty formula also provides for a reduction based on the measured depth of the well, as well as the acid gas content of the produced gas.

In addition to royalties, producers of oil and natural gas from Crown lands in Alberta are also required to pay annual rentals to the Government of Alberta.

Freehold royalties and taxes

Royalty rates for the production of privately owned oil and natural gas are negotiated between the producer and the resource owner. Producers and working interest participants may also pay additional royalties to other parties than the freehold mineral owner where such royalties are negotiated through private transactions.

The Government of Alberta levies annual freehold mineral taxes for production from freehold mineral lands. On average, the tax levied in Alberta is 4% of revenues reported from freehold mineral title properties and is payable by the registered owner of the mineral rights.

Incentives

The Government of Alberta has from time to time implemented drilling credits, incentives or transitional royalty programs to encourage crude oil and natural gas development and new drilling. In addition, the Government of Alberta has implemented certain initiatives intended to accelerate technological development and facilitate the development of unconventional resources, including as applied to coalbed methane wells, shale gas wells and horizontal crude oil and natural gas wells.

Regulatory Authorities and Environmental Regulation

General

The Canadian oil and gas industry is subject to environmental regulation under a variety of Canadian federal, provincial, territorial, and municipal laws and regulations, all of which are subject to governmental review and revision from time to time. Such regulations provide for, among other things, restrictions and prohibitions on the spill, release or emission of various substances produced in association with certain oil and gas industry operations, such as sulphur dioxide and nitrous oxide. The regulatory regimes set out the requirements with respect to oilfield waste handling and storage, habitat protection and the satisfactory operation, maintenance, abandonment and reclamation of well, facility and pipeline sites. Compliance with such regulations can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability, and the imposition of material fines and penalties. In addition, future changes to environmental legislation, including legislation related to air pollution and greenhouse gas (“GHG”) emissions (typically measured in terms of their global warming potential and expressed in terms of carbon dioxide equivalent (“CO2e”)), may impose further requirements on operators and other companies in the oil and gas industry.

Federal

Canadian environmental regulation is the responsibility of both the federal and provincial governments. While provincial governments and their delegates are responsible for most environmental regulation, the federal government can regulate environmental matters where they impact matters of federal jurisdiction or when they arise from projects that are subject to federal jurisdiction, such as interprovincial transportation undertakings, including pipelines and railways, and activities carried out on federal lands. Where there is a direct conflict between federal and provincial environmental legislation in relation to the same matter, the federal law prevails.

The CERA and the Impact Assessment Act (the “IAA”) provide a number of important elements to the regulation of federally regulated major projects and their associated environmental assessments. The CERA separates the CER’s administrative and adjudicative functions. The CER has jurisdiction over matters such as the environmental and economic regulation of pipelines, transmission infrastructure and certain offshore renewable energy projects. In its adjudicative role, the CERA tasks the CER with reviewing applications for the development, construction and operation of many of these projects, culminating in their eventual abandonment.

The IAA relies on a designated project list as a trigger for a federal assessment. Designated projects that may have effects on matters within federal jurisdiction will generally require an impact assessment administered by the Impact Assessment Agency (the “IA Agency”) or, in the case of certain pipelines, a joint review panel comprised of members from the CER and the IA Agency. The impact assessment requires consideration of the project’s potential adverse effects and the overall societal impact that a project may have, both of which may include a consideration of, among other items, environmental, biophysical and socio-economic factors, climate change, and impacts to Indigenous rights. It also requires an expanded public interest assessment. Designated projects specific to the oil and gas industry include pipelines that require more than 75km of new rights of way and pipelines located in national parks, large scale in situ oil sands projects not regulated by provincial GHG emissions caps and certain refining, processing and storage facilities.

The federal government has stated that an objective of the legislative changes was to improve decision certainty and turnaround times. Once a review or assessment is commenced under either the CERA or IAA, there are limits on the amount of time the relevant regulatory authority will have to issue its report and recommendation. Designated projects will go through a planning phase to determine the scope of the impact assessment, which the federal government has stated should provide more certainty as to the length of the full review process.

In May 2022, the Alberta Court of Appeal released its decision in response to the Government of Alberta’s submission of a reference question regarding the constitutionality of the IAA. The Court found the IAA to be unconstitutional in its entirety, stating that the legislation effectively granted the federal government a veto over projects that were wholly within provincial jurisdiction. Shortly after the decision was released, the Government of Canada announced its intention to appeal the decision to the Supreme Court of Canada.

Alberta

The AER is the principal regulator responsible for all energy resource development in Alberta. It derives its authority from the Responsible Energy Development Act and a number of related statutes including the Oil and Gas Conservation Act (the “OGCA”), the Oil Sands Conservation Act, the Pipeline Act, and the Environmental Protection and Enhancement Act. The AER is responsible for ensuring the safe, efficient, orderly and environmentally responsible development of hydrocarbon resources, including allocating and conserving water resources, managing public lands, and protecting the environment. The AER’s responsibilities exclude the functions of the Alberta Utilities Commission and the Surface Rights Board, as well as the Alberta Ministry of Energy’s responsibility for mineral tenure.

The Government of Alberta relies on regional planning to accomplish its resource development goals. Its approach to natural resource management provides for engagement and consultation with stakeholders and the public and examines the cumulative impacts of development on the environment and communities. While the AER is the primary regulator for energy development, several other governmental departments and agencies may be involved in land use issues, including the Alberta Ministry of Environment and Parks, the Alberta Ministry of Energy, the Aboriginal Consultation Office and the Land Use Secretariat.

The Government of Alberta’s land-use policy sets out an approach to manage public and private land use and natural resource development in a manner that is consistent with the long-term economic, environmental and social goals of the province. It calls for the development of seven region-specific land-use plans in order to manage the combined impacts of existing and future land use within a specific region and the incorporation of a cumulative effects management approach into such plans.

The AER monitors seismic activity across Alberta to assess the risks associated with, and instances of, earthquakes induced by hydraulic fracturing. Hydraulic fracturing involves the injection of water, sand or other proppants and additives under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate oil and natural gas production. In recent years, hydraulic fracturing has been linked to increased seismicity in the areas in which hydraulic fracturing takes place, prompting regulatory authorities to investigate the practice further.

The AER has developed monitoring and reporting requirements that apply to all oil and natural gas producers working in certain areas where the likelihood of an earthquake is higher, and implemented the requirements in Subsurface Order Nos. 2, 6, and 7. The regions with seismic protocols in place are Fox Creek, Red Deer, and Brazeau (the “Seismic Protocol Regions”). Oil and natural gas producers in each of the Seismic Protocol Regions are subject to a “traffic light” reporting system that sets thresholds on the Richter scale of earthquake magnitude. The thresholds vary among the Seismic Protocol Regions and trigger a sliding scale of obligations from the oil or natural gas producers operating there. Such obligations range from no action required, to informing the AER and invoking an approved response plan, to ceasing operations and informing the AER. The AER has the discretion to suspend operations while it investigates following a seismic event until it has assessed the ongoing risk of earthquakes in a specific area and/or may require the operator to update its response plan. The AER may extend these requirements to other areas of Alberta if necessary, subject to the results of its ongoing province-wide monitoring.

Liability Management

Alberta

The AER administers the Liability Management Framework (the “AB LM Framework”) and the Liability Management Rating Program (the “AB LMR Program”) to manage liability for most conventional upstream oil and natural gas wells, facilities and pipelines in Alberta. The AER is in the process of replacing the AB LMR Program with the AB LM Framework. This change was effected under key new AER directives in 2021, and further updates released in 2022. Broadly, the AB LM Framework is intended to provide a more holistic approach to liability management in Alberta, as the AER found that the more formulaic approach under the AB LMR Program did not necessarily indicate whether a company could meet its liability obligations. New developments under the AB LM Framework include a new Licensee Capability Assessment System (the “AB LCA”), a new Inventory Reduction Program (the “AB IR Program”), and a new Licensee Management Program (“AB LM Program”). Meanwhile, some programs under the AB LMR Program remain in effect, including the Oilfield Waste Liability Program (the “AB OWL Program”), the Large Facility Liability Management Program (the “AB LF Program”) and elements of the Licensee Liability Rating Program (the “AB LLR Program”). The mix between active programs under the AB LM Framework and the AB LMR Program highlights the transitional and dynamic nature of liability management in Alberta. While the province is moving towards the AB LM Framework and a more holistic approach to liability management, the AER has noted that this will be a gradual process that will take time to complete. In the meantime, the AB LMR Program continues to play an important role in Alberta’s liability management scheme.

Complementing the AB LM Framework and the AB LMR Program, Alberta’s OGCA establishes an orphan fund (the “Orphan Fund”) to help pay the costs to suspend, abandon, remediate and reclaim a well, facility or pipeline included in the AB LLR Program and the AB OWL Program if a licensee or working interest participant becomes insolvent or is unable to meet its obligations. Licensees in the AB LLR Program and the AB OWL Program fund the Orphan Fund through a levy administered by the AER. However, given the increase in orphaned oil and natural gas assets, the Government of Alberta has loaned the Orphan Fund approximately $335 million to carry out abandonment and reclamation work. In response to the COVID-19 pandemic, the Government of Alberta also covered $113 million in levy payments that licensees would otherwise have owed to the Orphan Fund, corresponding to the levy payments due for the first six months of the AER’s fiscal year. A separate orphan levy applies to persons holding licenses subject to the AB LF Program. Collectively, these programs are designed to minimize the risk to the Orphan Fund posed by the unfunded liabilities of licensees and to prevent the taxpayers of Alberta from incurring costs to suspend, abandon, remediate and reclaim wells, facilities or pipelines.

The Supreme Court of Canada’s decision in Orphan Well Association v Grant Thornton (also known as the “Redwater” decision), provides the backdrop for Alberta’s approach to liability management. As a result of the Redwater decision, receivers and trustees can no longer avoid the AER’s legislated authority to impose abandonment orders against licensees or to require a licensee to pay a security deposit before approving a license transfer when any such licensee is subject to formal insolvency proceedings. This means that insolvent estates can no longer disclaim assets that have reached the end of their productive lives (and therefore represent a net liability) in order to deal primarily with the remaining productive and valuable assets without first satisfying any abandonment and reclamation obligations associated with the insolvent estate’s assets. In April 2020, the Government of Alberta passed the Liabilities Management Statutes Amendment Act, which places the burden of a defunct licensee’s abandonment and reclamation obligations first on the defunct licensee’s working interest partners, and second, the AER may order the Orphan Fund to assume care and custody and accelerate the clean-up of wells or sites which do not have a responsible owner. These changes came into force in June 2020.

One important step in the shift to the AB LM Framework has been amendments to Directive 067: Eligibility Requirements for Acquiring and Holding Energy Licences and Approvals (“Directive 067”), which deals with licensee eligibility to operate wells and facilities. All license transfers and granting of new well, facility and pipeline licenses in Alberta are subject to AER approval. Previously under the AB LMR Program, as a condition of transferring existing AER licenses, approvals and permits, all transfers required transferees to demonstrate that they had a liability management rating of 2.0 or higher immediately following the transfer. If transferees did not have the required rating, they would have to otherwise prove to the satisfaction of the AER that they could meet their abandonment and reclamation obligations, through means such as posting security or reducing their existing obligations. However, amendments from April 2021 to Directive 067 expanded the criteria for assessing licensee eligibility. Notably, the recent amendments increase requirements for financial disclosure, detail new requirements for when a licensee poses an “unreasonable risk” of orphaning assets, and adds additional general requirements for maintaining eligibility.

Alongside changes to Directive 067, the AER also introduced Directive 088: Licensee Life-Cycle Management (“Directive 088”) in December 2021 under the AB LM Framework. Directive 088 replaces, to an extent, the AB LLR Program with the AB LCA. Whereas the AB LLR Program previously assessed a licensee based on a liability rating determined by the ratio of a licensee’s deemed asset value relative to the deemed liability value of its oil and gas wells and facilities, the AB LCA now considers a wider variety of factors and is intended to be a more comprehensive assessment of corporate health. Such factors are wide reaching and include: (i) a licensee’s financial health; (ii) its established total magnitude of liabilities; (iii) the remaining lifespan of its mineral resources; (iv) the management of its operations; (v) the rate of closure activities for its liabilities; and (vi) its compliance with administrative and regulatory requirements. These various factors then feed into a broader holistic assessment of a licensee under the AB LM Framework. In turn, that holistic assessment provides the basis for assessing risk posed by license transfers, as well as any security deposit that the AER may require from a licensee in the event that the regulator deems a licensee at risk of not being able to meet its liability obligations. However, the liability management rating under the LLR Program is still in effect for other liability management programs such as the AB OWL Program and the AB LF Program, and will remain in effect until a broadened scope of Directive 088 is phased in over time.

In addition to the AB LCA, Directive 088 also implemented other new liability management programs under the AB LM Framework. These include the AB LM Program and the AB IR Program. Under the AB LM Program the AER will continuously monitor licensees over the life-cycle of a project. If, under the AB LM Program, the AER identifies a licensee as high risk, the regulator may employ various tools to ensure that a licensee meets its regulatory and liability obligations. In addition, under the AB IR Program the AER sets industry wide spending targets for abandonment and reclamation activities. Licensees are then assigned a mandatory licensee specific target based on the licensee’s proportion of provincial inactive liabilities and the licensee’s level of financial distress. Certain licensees may also elect to provide the AER with a security deposit in place of their closure spend target. The AER has also indicated that it will implement a closure nomination program (the “CN Program”) in late 2022. Under the program, those who qualify may nominate certain oil and gas sites for closure. Details regarding the CN Program are forthcoming.

The Government of Alberta followed the announcement of the AB LM Framework with amendments to the Oil and Gas Conservation Rules and the Pipeline Rules in late 2020. The changes to these rules fall into three principal categories: (i) they introduce “closure” as a defined term, which captures both abandonment and reclamation; (ii) they expand the AER’s authority to initiate and supervise closure; and (iii) they permit qualifying third parties on whose property wells or facilities are located to request that licensees prepare a closure plan.

To address abandonment and reclamation liabilities in Alberta, the AER also implements, from time to time, programs intended to encourage the decommissioning, remediation and reclamation of inactive or marginal oil and natural gas infrastructure. In 2018, for example, the AER announced a voluntary area-based closure (“ABC”) program. The ABC program is designed to reduce the cost of abandonment and reclamation operations though industry collaboration and economies of scale. Parties seeking to participate in the program must commit to an inactive liability reduction target to be met through closure work of inactive assets. To date, Hammerhead has not had abandonment or reclamation activity that has been a part of the ABC program. The Company reviews planned closure activities on a regular basis and continually assesses whether any such activities would include participation in the ABC program in the future.

Climate Change Regulation

Climate change regulation at each of the international, federal and provincial levels has the potential to significantly affect the future of the oil and gas industry in Canada. These impacts are uncertain and it is not possible to predict what future policies, laws and regulations will entail. Any new laws and regulations (or additional requirements to existing laws and regulations) could have a material impact on Hammerhead’s operations and cash flow.

Federal

Canada has been a signatory to the United Nations Framework Convention on Climate Change (the “UNFCCC”) since 1992. Since its inception, the UNFCCC has instigated numerous policy changes with respect to climate governance. On April 22, 2016, 197 countries, including Canada, signed the Paris Agreement, committing to prevent global temperatures from rising more than 2° Celsius above pre-industrial levels and to pursue efforts to limit this rise to no more than 1.5° Celsius. To date, 189 of the 197 parties to the UNFCCC have ratified the Paris Agreement, including Canada. In 2016, Canada committed to reducing its emissions by 30% below 2005 levels by 2030. In 2021, Canada updated its original commitment by pledging to reduce emissions by 40-45% below 2005 levels by 2030, and to net-zero by 2050.

During the course of the 2021 United Nations Climate Change Conference in Glasgow, Scotland, Canada’s Prime Minister Justin Trudeau made several pledges aimed at reducing Canada’s GHG emissions and environmental impact, including: (i) reducing methane emissions in the oil and gas sector to 75% of 2012 levels by 2030; (ii) ceasing export of thermal coal by 2030; (iii) imposing a cap on emissions from the oil and gas sector; (iv) halting direct public funding to the global fossil fuel sector by the end of 2022; and (v) committing that all new vehicles sold in the country will be zero-emission on or before 2040.

In line with the Prime Minister’s pledge to impose a cap on emissions from the oil and gas sector, the federal government published a discussion paper on July 18, 2022 that outlines two potential regulatory options for such a cap. Those proposed options are either to: (i) implement a new cap-and-trade system that would set a limit on emissions from the sector; or (ii) modify the existing pollution pricing benchmark (as discussed below) to limit emissions from the sector. These options are currently under review and interested parties may make submissions regarding the proposed cap until September 30, 2022. As such, the form of emissions cap on the oil and gas sector and the overall effect of such a cap remain uncertain.

The Government of Canada released the Pan-Canadian Framework on Clean Growth and Climate Change in 2016, setting out a plan to meet the federal government’s 2030 emissions reduction targets. On June 21, 2018, the federal government enacted the Greenhouse Gas Pollution Pricing Act (the “GGPPA”), which came into force on January 1, 2019. This regime has two parts: an output-based pricing system (“OBPS”) for large industry (enabled by the Output-Based Pricing System Regulations) and a fuel charge (enabled by the Fuel Charge Regulations), both of which impose a price on CO2e emissions. This system applies in provinces and territories that request it and in those that do not have their own equivalent emissions pricing systems in place that meet the federal standards and ensure that there is a uniform price on emissions across the country. Originally under the federal plans, the price was set to escalate by $10 per year until it reaches a maximum price of $50/tonne of CO2e in 2022; however, on December 11, 2020, the federal government announced its intention to continue the annual price increases beyond 2022, such that, commencing in 2023, the benchmark price per tonne of CO2e will increase by $15 per year until it reaches $170/tonne of CO2e in 2030. Starting April 1, 2022, the minimum price permissible under the GGPPA is $50/tonne of CO2e.

While several provinces challenged the constitutionality of the GGPPA following its enactment, the Supreme Court of Canada confirmed its constitutional validity in a judgment released on March 25, 2021.

On April 26, 2018, the federal government passed the Regulations Respecting Reduction in the Release of Methane and Certain Volatile Organic Compounds (Upstream Oil and Gas Sector) (the “Federal Methane Regulations”). The Federal Methane Regulations seek to reduce emissions of methane from the oil and natural gas sector, and came into force on January 1, 2020. By introducing a number of new control measures, the Federal Methane Regulations aim to reduce unintentional leaks and the intentional venting of methane and ensure that oil and natural gas operations use low-emission equipment and processes. Among other things, the Federal Methane Regulations limit how much methane upstream oil and natural gas facilities are permitted to vent. The federal government anticipates that these actions will reduce annual GHG emissions by about 20 megatonnes by 2030.

The federal government has enacted the Multi-Sector Air Pollutants Regulation under the authority of the Canadian Environmental Protection Act, 1999, which regulates certain industrial facilities and equipment types, including boilers and heaters used in the upstream oil and gas industry, to limit the emission of air pollutants such as nitrogen oxides and sulphur dioxide.

In the November 23, 2021 Speech from the Throne, the federal government restated its commitment to achieve net-zero emission by 2050. In pursuit of this objective, the government’s proposed actions include: (i) moving to cap and cut oil and gas sector emissions; (ii) investing in public transit and mandating the sale of zero-emission vehicles; (iii) increasing the federally imposed price on pollution; (iv) investing in the production of cleaner steel, aluminum, building products, cars, and planes; (v) addressing the loss of biodiversity by continuing to strengthen partnerships with First Nations, Inuit, and Métis, to protect nature and the traditional knowledge of those groups; (vi) creating a Canada Water Agency to safeguard water as a natural resource and support Canadian farmers; (vii) strengthening action to prevent and prepare for floods, wildfires, droughts, coastline erosion, and other extreme weather worsened by climate change; and (viii) helping build back communities impacted by extreme weather events through the development of Canada’s first-ever National Adaptation Strategy.

The CNEAA received royal assent on June 29, 2021, and came into force on the same day. The CNEAA binds the Government of Canada to a process intended to help Canada achieve net-zero emissions by 2050. It establishes rolling five-year emissions-reduction targets and requires the government to develop plans to reach each target and support these efforts by creating a Net-Zero Advisory Body. The CNEAA also requires the federal government to publish annual reports that describe how departments and crown corporations are considering the financial risks and opportunities of climate change in their decision-making. A comprehensive review of the CNEAA is required every five years from the date the CNEAA came into force.

The Government of Canada introduced its 2030 Emissions Reduction Plan (the “2030 ERP”) on March 29, 2022. In the 2030 ERP, the Government of Canada proposes a roadmap for Canada’s reduction of GHG emissions to 40-45% below 2005 levels by 2030. As the first emissions reduction plan issued under the CNEAA, the 2030 ERP aims to reduce emissions by incentivizing electric vehicles and renewable electricity, and capping emissions from the oil and gas sector, among other measures.

On June 8, 2022 the Canadian Greenhouse Gas Offset Credit System Regulations were published in the Canada Gazette. The regulations establish a regulatory framework to allow certain kinds of projects to generate and sell offset credits for use in the federal OBPS through Canada’s Greenhouse Gas Offset Credit System. The system enables project proponents to generate federal offset credits through projects that reduce GHG emissions under a published federal GHG offset protocol. Offset credits can then be sold to those seeking to meet limits imposed under the OBPS or those seeking to meet voluntary targets.

On June 20, 2022, the Clean Fuel Regulations came into force, establishing Canada’s Clean Fuel Standard. The Clean Fuel Standard will replace the former Renewable Fuels Regulation, and aims to discourage the use of fossil fuels by increasing the price of those fuels when compared to lower-carbon alternatives. Coming into force in 2023, the Clean Fuel Standard will impose obligations on primary suppliers of transportation fuels in Canada and require fuels to contain a minimum percentage of renewable fuel content and meet emissions caps calculated over the life cycle of the fuel. The Clean Fuel Regulations also establish a market for compliance credits. Compliance Credits can be generated by primary suppliers, among others, through carbon capture and storage, producing or importing low-emission fuel, or through end-use fuel switching (for example, operating an electric vehicle charging network).

The Government of Canada is also in the midst of developing a carbon capture utilization and storage (“CCUS”) strategy. CCUS is a technology that captures carbon dioxide from facilities, including industrial or power applications, or directly from the atmosphere. The captured carbon dioxide is then compressed and transported for permanent storage in underground geological formations or used to make new products such as concrete. Beginning in 2022, the federal government plans to spend $319 million over seven years to ramp up CCUS in Canada, as this will be a critical element of the plan to reach net-zero by 2050.

Alberta

In December 2016, the Oil Sands Emissions Limit Act came into force, establishing an annual 100 megatonne limit for GHG emissions from all oil sands sites, but the regulations necessary to enforce the limit have not yet been developed. The delay in drafting these regulations has been inconsequential thus far, as Alberta’s oil sands emit roughly 70 megatonnes of GHG emissions per year, well below the 100 megatonne limit.

In June 2019, the fuel charge element of the federal backstop program took effect in Alberta. On April 1, 2022, the carbon tax payable in Alberta will increase from $40 to $50 per tonne of CO2e, and will continue to increase at a rate of $15 per year until it reaches $170 per tonne in 2030. In December 2019, the federal government approved Alberta’s Technology Innovation and Emissions Reduction (“TIER”) regulation, which applies to large emitters. The TIER regulation came into effect on January 1, 2020 and replaces the previous Carbon Competitiveness Incentives Regulation. The TIER regulation meets the federal benchmark stringency requirements for emissions sources covered in the regulation, but the federal backstop continues to apply to emissions sources not covered by the regulation.

The TIER regulation applies to emitters that emit more than 100,000 tonnes of CO2e per year in 2016 or any subsequent year. The initial target for most TIER-regulated facilities is to reduce emissions intensity by 10% as measured against that facility’s individual benchmark, with a further 1% reduction in each subsequent year. The facility-specific benchmark does not apply to all facilities, such as those in the electricity sector, which are compared against the good-as-best-gas standard. Similarly, for facilities that have already made substantial headway in reducing their emissions, a different “high-performance” benchmark is available. Under the TIER regulation, certain facilities in high-emitting or trade exposed sectors can opt-in to the program in specified circumstances if they do not meet the 100,000 tonne threshold. To encourage compliance with the emissions intensity reduction targets, TIER-regulated facilities must provide annual compliance reports. Facilities that are unable to achieve their targets may either purchase credits from other facilities, purchase carbon offsets, or pay a levy to the Government of Alberta.

The Government of Alberta aims to lower annual methane emissions by 45% by 2025. The Government of Alberta enacted the Methane Emission Reduction Regulation on January 1, 2020, and in November 2020, the Government of Canada and the Government of Alberta announced an equivalency agreement regarding the reduction of methane emissions such that the Federal Methane Regulations will not apply in Alberta.

Indigenous Rights

Constitutionally mandated government-led consultation with and, if applicable, accommodation of, the rights of Indigenous groups impacted by regulated industrial activity, as well as proponent-led consultation and accommodation or benefit sharing initiatives, play an increasingly important role in the Western Canadian oil and gas industry. In addition, Canada is a signatory to the United Nations Declaration of the Rights of Indigenous Peoples (“UNDRIP”) and the principles set forth therein may continue to influence the role of Indigenous engagement in the development of the oil and gas industry in Western Canada. For example, in November 2019, the Declaration on the Rights of Indigenous Peoples Act (“DRIPA”) became law in British Columbia. The DRIPA aims to align British Columbia’s laws with UNDRIP. In June 2021, the United Nations Declaration on the Rights of Indigenous Peoples Act (“UNDRIP Act”) came into force in Canada. Similar to British Columbia’s

DRIPA, the UNDRIP Act requires the Government of Canada to take all measures necessary to ensure the laws of Canada are consistent with the principles of UNDRIP and to implement an action plan to address UNDRIP’s objectives. On June 21, 2022, the Minister of Justice and Attorney General issued the First Annual Progress Report on the implementation of the UNDRIP Act (the “Progress Report”). The Progress Report provides that, as of June 2022, the federal government has sought to implement the UNDRIP Act by, among other things, creating a Secretarat within the Department of Justice to support Indigenous participation in the implementation of UNDRIP, consulting with Indigenous peoples to identify their priorities, drafting an action plan to align federal laws with UNDRIP, and implementing efforts to educate federal departments on UNDRIP principles.

Continued development of common law precedent regarding existing laws relating to Indigenous consultation and accommodation as well as the adoption of new laws such as DRIPA and UNDRIP Act are expected to continue to add uncertainty to the ability of entities operating in the Canadian oil and gas industry to execute on major resource development and infrastructure projects, including, among other projects, pipelines. The Government of Canada has expressed that implementation of the UNDRIP Act has the potential to make meaningful change in how Indigenous peoples collaborate in impact assessment moving forward, but has confirmed that the current IAA already establishes a framework that aligns with UNDRIP and does not need to be changed in light of the UNDRIP Act.

On June 29, 2021, the British Columbia Supreme Court issued a judgement in Yahey v British Columbia (the “Blueberry Decision”), in which it determined that the cumulative impacts of industrial development on the traditional territory of the Blueberry River First Nation (“BRFN”) in northeast British Columbia had breached the BRFN’s rights guaranteed under Treaty 8. Going forward, the Blueberry Decision may have significant impacts on the regulation of industrial activities in northeast British Columbia. Further, it may lead to similar claims of cumulative effects across Canada in other areas covered by numbered treaties.

On October 7, 2021, the Government of British Columbia and the BRFN reached an initial agreement in response to the Blueberry Decision in which the parties agreed to negotiate a land management process for BRFN territory, and certain previously authorized forestry and oil and gas projects were put on hold pending further negotiation. June 2022 marked the eleventh month without any well approvals. However, permits for lower impact activities such as facility changes or drilling additional wells on a pad have been recently considered. Currently, the Government of British Columbia and the BRFN are in the midst of negotiations to finalize a new regime for assessment, authorization and management of industrial activities on BRFN territory in a manner consistent with the Blueberry Decision. Details as to the progress of those negotiations are not clear. The BRFN elected Judy Desjarlais as Chief in January 2022, replacing Marvin Yahey Sr. in the role. The long-term impacts and risks of the Blueberry Decision and the election of a new BRFN Chief on the Canadian oil and gas industry remain.

Property, Plant and Equipment

Hammerhead’s headquarters are located in Calgary, Alberta. Hammerhead’s operating area is located southeast of Grande Prairie, Alberta, approximately 500 kilometers northwest of Calgary. Hammerhead holds a large, contiguous land base in the Gold Creek and Karr areas, with approximately 111,000 net acres in the Montney play.

Hammerhead’s property, plant and equipment (“PP&E”) primarily relates to its development and production assets, which primarily consist of land, wells and facility expenditures ultimately used to generate oil, gas and NGL production.

The land included in the PP&E is not owned by Hammerhead, with the surface and mineral rights attached to the land primarily leased from the Government of Alberta. Alberta has surface rights owners and mineral rights owners, and some individuals or organizations may own rights to both. Surface rights owners own the surface and substances such as sand and gravel, but not the minerals. The company or individual who owns the mineral rights owns all mineral substances found on and under the property. There are often different surface and mineral owners on the same land. The mineral owner has the right to explore for and recover the minerals but at the same time must do this in a reasonable manner so as to not significantly affect use of the surface. The Crown owns 81% of mineral rights in Alberta, with the remaining mineral rights largely owned by federal groups (National parks, indigenous groups, etc.), and legacy companies (CPR, CN Rail, etc.).

Prior to beginning any development activity, Hammerhead is required to undergo multiple consultations, including environmental and indigenous assessments. These assessments can impact how, and when, Hammerhead proceeds with development activity.

Well and facility assets included in the PP&E are owned by the company in proportion to its working interest in each respective asset. These assets are used to extract and process oil, natural gas, and natural gas liquids produced from Hammerhead’s leased properties.

In association with each of these assets, Hammerhead has a responsibility to safely manage each well it drills, as well as any associated facilities. This includes all stages of a well’s life cycle: exploration, development and operation, as well as end-of-life activities including abandonment and reclamation. When energy infrastructure has been suspended and is no longer needed, the company that owns it must permanently dismantle it. The provincial requirements for how this is done vary by the type of infrastructure. For example, when a company no longer needs a well to support its oil and gas development, the well must be permanently sealed and taken out of service. This part of the closure process is known as abandonment, and includes both subsurface and surface abandonment activities. After the well is abandoned, the land around it must be returned to its original state, in a process known as reclamation. As part of required reclamation activities, companies have a duty to reduce land disturbance, clean up contamination, salvage, store and replace soil, and revegetate the area.

Corporate assets relate to furniture & fixtures, computer hardware and software, and leasehold improvements. Right-of-use assets relate to Hammerhead’s office leases in Grande Prairie and Calgary.

(Cdn$ thousands)	Development and Production Assets	Corporate Assets	Right-of- Use Assets	Total
PP&E, at cost:
Balance - December 31, 2019	1,926,486	8,406	3,266	1,938,158
Additions [1]	101,361	1,316	—	102,677
Farmout transaction	3,496	—	—	3,496

Balance - December 31, 2020	2,031,343	9,722	3,266	2,044,331
Additions [1]	143,170	1,204	3,145	147,519
Dispositions	(51,360)	—	—	(51,360)

Balance - December 31, 2021	2,123,153	10,926	6,411	2,140,490

Accumulated depletion, depreciation and impairment
Balance - December 31, 2019	488,234	4,517	735	493,486
Depletion and depreciation	132,859	1,590	735	135,184

Balance - December 31, 2020	621,093	6,107	1,470	628,670
Depletion, depreciation and impairment	125,111	1,481	741	127,333
Dispositions	(24,352)	—	—	(24,352)

Balance - December 31, 2021	721,852	7,588	2,211	731,651

Net book value - December 31, 2020	1,410,250	3,615	1,796	1,415,661
Net book value - December 31, 2021	1,401,301	3,338	4,200	1,408,839

(1)

Additions for the year ended December 31, 2021 includes non-cash items of C$1.2 million related to decommissioning obligation assets and C$4.6 million related to share-based compensation (December 31, 2020-C$7.1 million and C$1.2 million, respectively).

Facility and Infrastructure Planning

Hammerhead currently has facility capacity of approximately 72,000 boe per day. Hammerhead is currently planning and executing on over C$100.0 million of infrastructure and facility expansions in its Karr area, in order to accommodate expected growth in production. The infrastructure expansions will provide Hammerhead with optionality for drill-to-fill growth with flexibility to respond to commodity prices.

Major Infrastructure Capital	2022/2023 Expected Spend (CAD $MM)
North Karr
Facility expansions	32
Major pipelines	18
Produced water pipeline for frac (ESG)	4
South Karr
New Battery/Facility	61

Total	115

The North Karr facilities are currently being expanded from a sales capacity of 17,000 boe/d to 33,000 boe/d. The fully expanded facility is expected to be onstream March of 2023. The expansion is expected to cost a total of C$32 million and will be funded through cash flow. Hammerhead has already incurred approximately C$14.7 million related to the project, as of September 30, 2022.

A new South Karr facility is to be onstream in November of 2023 with a sales capacity of 24,000 boe/d. The total cost of construction is expected to be approximately C$61 million and will be funded through cash flow. Hammerhead has already incurred approximately C$21.9 million related to the project, as of September 30, 2022.

Legal Proceedings, Investigations and Other Regulatory Matters

From time to time, Hammerhead is involved in litigation matters and may be subject to fines or regulatory audits, including in relation to health, safety, security and environment matters, arising in the ordinary course of business. Hammerhead is not currently a party to any litigation, legal proceedings, investigations or other regulatory matters that are likely to have a material adverse effect on Hammerhead’s business, financial position or profitability.

HAMMERHEAD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) provides information which Hammerhead’s management believes is relevant to an assessment and understanding of Hammerhead’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements of Hammerhead for the years ended December 31, 2021 and 2020, and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information as of and for the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Consolidated Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Hammerhead’s actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. For purposes of this section, “Hammerhead,” the “Company,” “we,” “our” or “us” refer to Hammerhead Resources Inc.

Overview

Hammerhead is an oil and natural gas exploration, development and production company. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays.

Hammerhead was incorporated pursuant to the provisions of the ABCA on November 27, 2009 under the name 1504140 Alberta Ltd. Hammerhead changed its name to Canadian International Oil Corp. (“CIOC”) on April 20, 2010. On October 1, 2017, CIOC amalgamated with its wholly owned subsidiary Canadian International Oil Operating Corp. and changed its name to “Hammerhead Resources Inc.” On December 15, 2017, Hammerhead dissolved its foreign subsidiary “Canadian International Oil (USA) Corp.” On December 31, 2017, Hammerhead dissolved its remaining foreign subsidiaries, “Canadian International Oil (Barbados) Corp.” and “Canadian International Oil (Overseas) Corp.” On March 11, 2019, Hammerhead incorporated a new wholly owned subsidiary, “Prairie Lights Power GP Inc.,” and formed an associated limited partnership, “Prairie Lights Power Limited Partnership,” in order to initiate a power related project. The project, as at September 30, 2022 is in its preliminary phase with no active operations and no anticipated change in operations or activity in the near term.

Hammerhead is controlled by the Riverstone Parties. Hammerhead’s principal place of business is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1. The mailing address of Hammerhead’s registered office is c/o Burnet, Duckworth & Palmer LLP, Suite 2400, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1.

For more information on the nature of the Hammerhead’s business, operations and its principal activities, please see the section “Business of Hammerhead and Certain Information About Hammerhead.”

Key Factors Affecting Operating Results

Hammerhead believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Commodity Prices

Prices for crude oil and condensate, natural gas liquids (“NGL”) and natural gas have historically been volatile. This volatility is expected to continue due to the many uncertainties associated with the world political and economic environment and the global supply of, and demand for, crude oil, NGLs and natural gas and the availability of other energy supplies, the relative competitive relationships of the various energy sources in the view of consumers and other factors.

The market prices of crude oil and condensate, NGLs and natural gas impact the amount of cash generated from Hammerhead’s operating activities, which, in turn, impact Hammerhead’s financial position and results of operations.

Competition

Hammerhead competes with other oil and natural gas companies, some of which have greater financial and operational resources.

The petroleum industry is competitive in all of its phases. Hammerhead competes with numerous other entities in the exploration, development, production and marketing of oil and natural gas. Hammerhead’s competitors include oil and natural gas companies that have substantially greater financial resources, staff and facilities than those of Hammerhead. Some of these companies not only explore for, develop and produce oil and natural gas, but also carry on refining operations and market oil and natural gas on an international basis. As a result of these complementary activities, some of these competitors may have greater and more diverse competitive resources to draw on than Hammerhead. Hammerhead’s ability to increase its reserves in the future will depend not only on its ability to explore and develop its present properties, but also on its ability to select and acquire other suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price, process, and reliability of delivery and storage.

Hammerhead also faces competition from companies that supply alternative resources of energy, such as wind or solar power. Other factors that could affect competition in the marketplace include additional discoveries of hydrocarbon reserves by Hammerhead’s competitors, changes in the cost of production, and political and economic factors and other factors outside of Hammerhead’s control.

The petroleum industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies that may increase the viability of reserves or reduce production costs. Other companies may have greater financial, technical and personnel resources that allow them to implement and benefit from such technological advantages. Hammerhead may not be able to respond to such competitive pressures and implement such technologies on a timely basis, or at an acceptable cost. If Hammerhead does implement such technologies, Hammerhead may not do so successfully. One or more of the technologies currently utilized by Hammerhead or implemented in the future may become obsolete. If Hammerhead is unable to utilize the most advanced commercially available technology, or is unsuccessful in implementing certain technologies, its business, financial condition and results of operations could also be adversely affected in a material way.

Royalty Regimes

Hammerhead pays royalties in accordance with the established royalty regime in the Province of Alberta. The majority of Hammerhead’s royalties are paid to the Crown, which are based on various sliding scales that are dependent on incentives, productions volumes and commodity prices. The governments in the jurisdictions in which Hammerhead has assets may adopt new royalty regimes, or modify the existing royalty regimes, which may have an impact on the economics of Hammerhead’s projects. An increase in royalties would reduce Hammerhead’s earnings and could make future capital investments, or Hammerhead’s operations, less economic. For more information see the subsection “Business of Hammerhead and Certain Information About Hammerhead—Royalties and Incentives.”

Impact of COVID-19

During the first quarter of 2020, the World Health Organization declared COVID-19 to be a pandemic, triggering a sudden decline in economic activity and increase in economic uncertainty. Hammerhead’s operations are particularly sensitive to changes in the demand for, and prices of, crude oil, natural gas and natural gas liquids. While commodity demand initially declined in response to lockdown measures, subsequent supply shortages and economic re-opening plans have contributed to a recent rebound, resulting in extreme price volatility over the past two years. Hammerhead’s management cannot reasonably estimate the length or severity of this pandemic, or the extent to which the disruption may materially impact Hammerhead’s financial results into the future.

Non-GAAP Measures

Refer to the subsection entitled “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Non-GAAP and Other Specified Financial Measures” for reconciliations and information regarding the following measures and ratios used in this section and elsewhere in this proxy statement/prospectus: “capital expenditures,” “available funding,” “operating netback,” “operating netback per boe,” “funds from operations,” “funds from operations per boe,” “funds from operations per basic share and diluted share,” “adjusted EBITDA and annualized quarterly adjusted EBITDA,” “net debt” and “net debt to annualized quarterly adjusted EBITDA.”

Results of Operations

Year-to-Date 2022 Operating and Financial Highlights:

•

Production averaged 32,941 boe/d for the nine months ended September 30, 2022, a 5,122 boe/d increase from the same period of 2021. New production from 28 gross (28 net) wells brought on-stream since September 30, 2021 offset production declines on existing wells.

•

The Company’s liquids weighting was 42% during the nine months ended September 30, 2022, compared to 38% in the same period of 2021. The increase was driven by high oil production from multiple pads brought on-stream throughout 2022.

•

Oil and gas revenue for the nine months ended September 30, 2022 and 2021 was $646.0 million and $300.7 million, respectively. Oil and gas revenue is the most directly comparable GAAP measure for operating netback, which is a non-GAAP measure. Operating netback was $338.5 million or $37.63/boe for the nine months ended September 30, 2022, reflecting an increase of $228.8 million or $23.19/boe from the same period of 2021. Improvements in commodity pricing generated $32.24/boe of additional revenue, which was partially offset by a $5.91/boe increase in royalty expense and a $2.62/boe increase in realized losses on risk management contracts.

•

Net cash from operating activities for the nine months ended September 30, 2022 and 2021 was $295.2 million and $87.6 million, respectively. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations, which is a non-GAAP measure. Funds from operations was $298.9 million during the nine months ended September 30, 2022, a $214.7 million or 255% increase from the same period of 2021. The increase is primarily due to a $228.8 million increase in operating netback, a $6.0 million decrease in optimization fees, and a $2.0 million increase in other cash impacts. This was offset with a $16.0 million increase in transaction costs, a $2.3 million increase in realized foreign exchange loss and a $2.1 million increase cash interest expense related to the repayment of the 2020 Senior Notes, as well as a $1.8 million increase in G&A expense.

•

The Company reported a net profit of $157.8 million for the nine months ended September 30, 2022, compared to a net loss of $109.0 million in the same period of 2021. The $266.8 million improvement was primarily due to a $219.9 million increase in funds from operations and a $67.3 million increase in unrealized gain on risk management contracts. This was partially offset by all remaining non-cash impacts decreasing net profit by $20.4 million.

•

Net cash used in investing activities for the nine months ended September 30, 2022 and 2021 was $222.6 million and $49.0 million, respectively. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Capital expenditures during the nine months ended September 30, 2022 were $210.2 million, with the Company focusing its investments on well development activities in both the Gold Creek and Karr areas, along with spending on non-well activities in the Karr area. In Karr, the Company drilled, completed and tied-in a four gross (four net) well pad, the drill and tie-in activity of a nine gross (nine net) well pad, and initiated drill activity on one gross (0.35 net) development well. The remaining funds incurred in Karr were primarily related to facility and pipeline expansion projects. In Gold Creek, the Company drilled, completed and tied-in two pads with a combined nine gross (nine net) wells and initiated construct, drill and tie-in activity on a three gross (three net) pad.

2021 Annual Operating and Financial Highlights:

•

Production averaged 27,805 boe/d for the year ended December 31, 2021, a 2,226 boe/d decrease from the same period of 2020, primarily driven by natural well declines and the timing of new wells coming on-stream.

•

Hammerhead’s liquids weighting was 39% during the year ended December 31, 2021, a slight increase from 38% in the corresponding period of 2020. The increase is due to temperature optimizations implemented at a third party gas processing plant, which improved Hammerhead’s overall NGL yield.

•

Oil and gas revenue for the years ended December 31, 2021 and 2020 were C$439.8 million and $263.5 million, respectively. Oil and gas revenue is the most directly comparable GAAP measure for operating netback, which is a non-GAAP measure. Operating netback was C$161.3 million or C$15.90/boe for the year ended December 31, 2021, reflecting a decrease of C$16.7 million or C$0.30/boe from the same period of 2020. Although improvements in commodity pricing generated C$19.37/boe of additional revenue, it also resulted in an increase in realized losses on risk management contracts of C$15.42/boe and a C$2.24/boe increase in royalty expense, which offset the increase in revenue. Further contributing to the decrease in operating netback were increases in both operating and transportation expense of C$1.10/boe and C$0.91/boe, respectively.

•

Net cash from operating activities for the years ended December 31, 2021 and 2020 was C$121.1 million and C$119.7 million, respectively. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations, which is a non-GAAP measure. Funds from operations were C$114.5 million (C$0.29 per basic and diluted share) for the year ended December 31, 2021, a C$15.0 million or 12% decrease from the same period in 2020. The decrease is primarily due to higher optimization fees of C$19.0 million and a C$16.7 million decrease in operating netback, partially offset by a reduction in cash interest paid of C$20.6 million.

•

Net loss totaled C$71.8 million for the year ended December 31, 2021 compared to a net profit of C$53.4 million in the same period of 2020. The change was primarily driven by non-cash items, including an C$88.2 million reduction in gains related to the 2020 Senior Notes (defined herein) debt redemption and a C$13.8 million loss on asset disposition.

•

Net cash used in investing activities for the years ended December 31, 2021 and 2020 was C$91.2 million and C$113.3 million, respectively. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Capital expenditures during the year ended December 31, 2021 were C$138.5 million.

•

Hammerhead incurred C$74.4 million in its Gold Creek area, of which the majority related to the drill, completion and tie-in of two pads, each with six gross (six net) wells. Additionally, Hammerhead incurred C$53.7 million in its Karr area, the majority of which related to the drill, completion and tie-in of a three gross (three net) well pad, as well as the completion and tie-in of a two gross (two net) well pad.

•

On February 5, 2021, Hammerhead issued 67.4 million Hammerhead Series IX Preferred Shares, under the June 2020 Investment Agreement (as defined herein), for cash proceeds of C$33.7 million. As at December 31, 2021, C$133.7 million had been drawn, with C$166.3 million of equity commitment remaining under the agreement.

•

On February 5, 2021 Hammerhead issued 2.6 million Hammerhead Series IX Preferred Shares, under the December 2020 Investment Agreement (as defined herein), for cash proceeds of C$1.3 million. As at December 31, 2021, C$5.1 million had been drawn, with C$6.4 million of equity commitment remaining under the agreement.

•

On May 31, 2021, Hammerhead entered into the 2021 Credit Agreement for an aggregate principal borrowing base of C$175.0 million. As at December 31, 2021, Hammerhead had C$106.3 million drawn on the Credit Facility, with a corresponding undrawn Credit Facility capacity of C$68.7 million.

•	On June 16, 2021, Hammerhead sold certain non-core assets and select undeveloped lands for total cash proceeds of C$10.0 million, recognizing a loss on disposition of C$13.8 million.

Comparison of the nine months ended September 30, 2022 to the nine months ended September 30, 2021

OPERATIONS	Nine Months Ended September 30,
(Cdn$ thousands, except per share amounts, production and unit prices)	2022	2021	% Change
Production Volumes
Crude oil (bbls/d)	9,724	6,709	45
Natural gas (Mcf/d)	113,899	103,020	11
Natural gas liquids (bbls/d)	4,234	3,940	7

Total (boe/d)	32,941	27,819	18

Liquids weighting %	42	38
Average Realized Prices
Crude oil (C$/bbl)	123.64	75.61	64
Natural gas (C$/Mcf)	7.43	3.96	88
Natural gas liquids (C$/bbl)	74.96	47.29	59

Total ($/boe)	71.83	39.59	81

Revenue, operating netback and funds from operations (C$/boe)
Revenue	71.83	39.59	81
Royalties	(9.08)	(3.17)	186
Operating expense	(8.87)	(8.07)	10
Net transportation expense	(5.84)	(6.12)	(5)

Operating netback, excluding realized losses on risk management contracts	48.04	22.23	116
Realized losses on risk management contracts	(10.41)	(7.79)	34

Operating netback[1]	37.63	14.44	161
G&A expense	(1.86)	(1.97)	(6)
Optimization fees	—	(0.79)	(100)
Transaction costs	(1.78)	—	100
Cash interest expense	(0.79)	(0.67)	18
Realized foreign exchange (loss) gain	(0.25)	—	100
Other income[7]	0.28	0.07	300

Funds from operations[2]	33.23	11.08	200

Oil and gas revenue	645,968	300,660	115
Net cash from operating activities	295,224	87,571	237
Per common share – basic	0.75	0.22
Per common share – diluted	0.31	0.22
Funds from operations[3]	298,878	84,144	255
Per common share – basic	0.76	0.22
Per common share – diluted	0.31	0.22
Net profit (loss)	157,802	(108,960)	(245)
Net profit (loss) attributable to ordinary equity holders	139,281	(124,945)	(211)
Per common share – basic	0.36	(0.32)
Per common share – diluted	0.15	(0.32)
Net cash used in investing activities	222,597	48,990	354
Capital expenditures[4]	210,207	70,159	200
Weighted average common shares outstanding
Basic	391,549	391,102	—
Diluted	957,324	391,102	145

	As at September 30,
FINANCIAL	2022	2021	% Change
Working capital deficit	60,498	91,800	(34)
Available funding[5]	304,402	165,100	84
Net debt[6]	245,912	314,167	(22)

(1)

Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(2)

Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(3)

Funds from operations per basic and diluted common share are non-GAAP measures. Net cash from operating activities per basic and diluted common share are the most directly comparable GAAP measures for funds from operations per basic and diluted common share. Refer to subsection “Non-GAAP and Other Specified Financial Measures.”

(4)

Capital expenditures is a non-GAAP measure. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(5)

Available funding is a non-GAAP measure. Working capital deficit is the most directly comparable GAAP measure for available funding. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(6)

Net debt is a non-GAAP measure. The Company’s third party debt obligations of the bank debt and the term debt are the most directly comparable GAAP measures for net debt. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(7)	Other income consists of treating and processing income, the Company’s recoveries related to royalty interest and bad debt allowances.

Comparison of the Fiscal Year Ended December 31, 2021 to the Fiscal Year Ended December 31, 2020

The following table summarizes Hammerhead’s results of operations for the periods indicated:

OPERATIONS	Year Ended December 31,
(Cdn$ thousands, except per share amounts, production and unit prices)	2021	2020	% Change
Production Volumes
Crude oil (bbls/d)	6,816	7,798	(13)
Natural gas (Mcf/d)	102,516	111,450	(8)
Natural gas liquids (bbls/d)	3,903	3,658	7

Total (boe/d)	27,805	30,031	(7)

Liquids weighting %	39	38
Average Realized Prices
Crude oil (C$/bbl)	80.03	44.04	82
Natural gas (C$/Mcf)	4.44	2.56	73
Natural gas liquids (C$/bbl)	52.51	25.04	110

Total (C$/boe)	43.34	23.97	81

Revenue, operating netback and funds from operations (C$/boe)
Revenue	43.34	23.97	81
Royalties	(3.80)	(1.56)	144
Operating expense	(8.15)	(7.05)	16
Net transportation expense	(6.09)	(5.18)	18

Operating netback [1], excluding realized (losses) gains on risk management contracts	25.30	10.18	149
Realized (losses) gains on risk management contracts	(9.40)	6.02	(256)

Operating netback	15.90	16.20	(2)
G&A expense	(2.12)	(1.99)	7
Optimization fees	(1.94)	(0.06)	3,133
Cash interest expense	(0.65)	(2.47)	(74)
Other income [2]	0.10	0.10	—

Funds from operations [3]	11.29	11.78	(4)

Oil and gas sales revenue	439,843	263,514	67
Net cash from operating activities	121,111	119,686	(1)

Per common share – basic	0.31	0.31

Per common share – diluted	0.31	0.16
Funds from operations [4]	114,453	129,487	(12)
Per common share – basic	0.29	0.33
Per common share – diluted	0.29	0.18
Net (loss) profit	(71,821)	53,410	(234)
Net (loss) profit attributable to ordinary equity holders
Per common share – basic	(0.24)	0.09
Per common share – diluted	(0.24)	0.05
Net cash used in investing activities	91,180	113,328	(20)
Capital expenditures [5]	138,544	94,362	47
Weighted average common shares outstanding
Basic	391,106	391,052	—
Diluted	391,106	728,575	(46)

	As at December 31,
FINANCIAL	2021	2020	% Change
Working capital deficit	76,528	189,639	60
Adjusted working capital deficit [6]	76,528	26,039	194
Available funding [6]	164,872	34,151	383
Net debt [7]	317,575	310,074	2

(1)

Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(2)	Other income consists of treating and processing income, the Company’s recoveries related to royalty interest and bad debt allowances.
(3)

Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(4)

Funds from operations per basic and diluted common share are non-GAAP measures. Net cash from operating activities per basic and diluted common share are the most directly comparable GAAP measures for funds from operations per basic and diluted common share. Refer to subsection “Non-GAAP and Other Specified Financial Measures.”

(5)

Capital expenditures is a non-GAAP measure. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(6)

Adjusted working capital deficit and available funding are non-GAAP measures. Working capital is the most directly comparable GAAP measure for adjusted working capital deficit and available funding. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(7)

Net debt is a non-GAAP measure. The Company’s third party debt obligations of the bank debt and the term debt are the most directly comparable GAAP measures for net debt. Refer to subsection “Non-GAAP and Other Specified Financial Measures.”

Production

	Nine Months Ended, September 30,
	2022	2021	% Change
Crude oil and field condensate (bbls/d)	9,724	6,709	45
Natural gas (Mcf/d)	113,899	103,020	11
Natural gas liquids (bbls/d)	4,234	3,940	7

Total (boe/d)	32,941	27,819	18

Liquids weighting %	42	38

	Nine Months Ended September 30,
	2022	2021	% Change
Crude oil and field condensate (bbls)	2,654,652	1,831,557	45
Natural gas (Mcf)	31,094,427	28,124,460	11
Natural gas liquids (bbls)	1,155,882	1,075,620	7

Total (boe)	8,992,893	7,594,587	18

	Nine Months Ended September 30,
	2022	2021	% Change
Gold Creek
Crude oil and field condensate (bbls)	1,295,908	1,061,152	22
Natural gas (Mcf)	23,143,584	22,379,473	3
Natural gas liquids (bbls)	859,472	862,533	—

Total (boe)	6,012,644	5,653,597	6

Karr
Crude oil and field condensate (bbls)	1,358,744	770,405	76
Natural gas (Mcf)	7,950,843	5,744,987	38
Natural gas liquids (bbls)	296,410	213,087	39

Total (boe)	2,980,249	1,940,990	54

During the nine months ended September 30, 2022, average production was 32,941 boe/d, up 18% from the same period of 2021. The growth in production reflects 28 gross (28 net) wells brought on-stream since September 30, 2021, which offset production declines on existing wells.

The Company’s liquids weighting was 42% for the nine months ended September 30, 2022, compared to 36% and 38% for the same period in 2021. The increase in liquids weighting was driven by higher oil production from multiple pads brought on-stream throughout 2022.

	Year Ended December 31,
	2021	2020	% Change
Crude oil and field condensate (bbls/d)	6,816	7,798	(13)
Natural gas (Mcf/d)	102,516	111,450	(8)
Natural gas liquids (bbls/d)	3,903	3,658	7

Total (boe/d)	27,805	30,031	(7)

Liquids weighting %	39	38

	Year Ended December 31,
	2021	2020	% Change
Crude oil and field condensate (bbls)	2,487,840	2,854,068	(13)
Natural gas (Mcf)	37,418,340	40,790,700	(8)
Natural gas liquids (bbls)	1,424,595	1,339,828	6

Total (boe)	10,148,825	10,991,346	(8)

	Year Ended December 31,
	2021	2020	% Change
Gold Creek
Crude oil and field condensate (bbls)	1,466,248	1,458,886	1
Natural gas (Mcf)	29,931,220	31,414,303	(5)
Natural gas liquids (bbls)	1,145,080	1,018,462	12

Total (boe)	7,599,865	7,713,065	(1)

Karr
Crude oil and field condensate (bbls)	1,021,592	1,385,643	(26)
Natural gas (Mcf)	7,487,120	9,311,752	(20)
Natural gas liquids (bbls)	279,515	320,028	(13)

Total (boe)	2,548,960	3,257,630	(22)

Average production during the year ended December 31, 2021 was 27,805 boe/d. Production decreased 7% when compared to the year ended December 31, 2020 due to natural well declines combined with the timing of new wells on-stream. Since December 31, 2020, 16 gross (14.85 net) wells were brought on-stream, approximately 40% of which did not begin producing until partway through the fourth quarter, contributing only two months of full production. By comparison, all new wells in 2020 came on-stream in the first half of the year, contributing more months of production to the annual volumes.

Hammerhead’s liquids weighting was 39% during the year ended December 31, 2021, a slight increase from 38% during the prior year. The increase is due to temperature optimizations implemented at a third party gas processing plant, which improved Hammerhead’s overall NGL yield.

Realized Prices and Benchmark Prices

	Nine Months Ended September 30,
(Per unit amounts)	2022	2021	% Change
Average Realized Prices
Crude oil and field condensate ($/bbl)	123.64	75.61	64
Natural gas ($/Mcf) [1]	7.43	3.96	88
Natural gas liquids ($/bbl)	74.96	47.29	59

Total ($/boe)	71.83	39.59	81

Benchmark Prices
Crude oil
WTI (Cdn$/bbl)	125.85	81.09	55
Edmonton Light Sweet (Cdn$/bbl)	123.49	75.91	63
WTI/Edmonton Light Sweet (Cdn$/bbl)	(2.36)	(5.18)	(54)
Natural gas
AECO 5A (Cdn$/GJ)	5.10	3.10	65
AECO 5A (Cdn$/Mcf) [2]	5.43	3.30	65

NYMEX (US$/MMBtu)	6.77	3.18	113
NYMEX (Cdn$/Mcf) [2]	8.79	4.02	119

Union-Dawn (US$/MMBtu)	6.35	3.26	95
Union-Dawn (Cdn$/Mcf) [2]	8.24	4.12	100

Chicago City-Gate (US$/MMBtu)	6.34	5.22	21
Chicago City-Gate (Cdn$/Mcf) [2]	8.22	6.63	24

Stanfield (US$/MMBtu)	6.25	3.38	85
Stanfield (Cdn$/Mcf) [2]	8.11	4.27	90

Malin (US$/MMBtu)	6.40	3.44	85
Malin (Cdn$/Mcf) [2]	8.31	4.35	90

Average foreign exchange
Exchange rate—US$/Cdn$	1.28	1.25	2

(1)	At the Company’s current heating value of 42.0 GJ/e3m3, 1 mcf of natural gas is approximately 1.18 GJ.
(2)	At industry average heating values of 37.8 GJ/e3m3, 1 mcf of natural gas is approximately 1.065 GJ.

Crude oil and field condensate

The majority of Hammerhead’s crude oil and field condensate production is delivered and sold in Central Alberta through firm service commitments on Pembina’s pipeline systems. The price that Hammerhead receives for crude oil and field condensate production is primarily driven by global supply and demand and the Edmonton light sweet oil and condensate price differentials.

During the nine months ended September 30, 2022, the Company’s realized crude oil and field condensate price increased by $48.03/bbl or 64%, compared to the same period in 2021. Improved pricing was driven by a rise in demand for oil products coupled with diminished supply from low levels of inventory experienced worldwide and sanctions on Russian oil exports issued in response to the Russia-Ukraine war. Though prices have improved over the 2021 period, volatility persists from the global concern over a potential economic recession and China’s impact on demand as it maintains its zero COVID-19 policy.

Natural Gas

Hammerhead’s natural gas transportation capacity provides geographical diversification across North America. The Company has firm service commitments to deliver and sell its natural gas production to the Alberta, Eastern Canada and United States (Midwest and West Path) markets.

	Nine Months Ended September 30,
% weighting of total gas sales	2022	2021
Alberta	47	43
Eastern Canada	29	31
United States	24	26

For the nine months ended September 30, 2022, Hammerhead’s realized natural gas price increased by $3.47/mcf or 88%, compared to the same period in 2021. The increase in the Company’s realized price was driven by improvements in benchmark prices across all North American markets.

During the nine months ended September 30, 2022, North American prices increased due to high demand from liquified natural gas (“LNG”) facilities as European markets experienced supply uncertainty due to the Russia-Ukraine war. Prices in Alberta were impacted by third party pipeline maintenance which kept AECO prices comparatively lower than other North American markets.

NGL

Hammerhead’s plant condensate and product mix of NGL are currently sold on the Alberta market, but achieve geographical diversification in pricing through Pembina’s marketing pool. Pembina operates a pool of sales that provide accessibility to the United States, Asia and Eastern Canadian markets, with market weightings adjusted for supply and demand outlook, as well as seasonality.

Changes in NGL production mix yields for the nine months ended September 30, 2022, compared to the same periods of the prior year, were primarily due to operational and maintenance issues at a third party processing plant.

	Nine Months Ended September 30,
% weighting of total NGL production	2022	2021
Pentane & plant condensate	27	30
Butane	34	32
Propane	37	36
Ethane	2	2

For the nine months ended September 30, 2022, Hammerhead’s realized NGL price increased by $27.67/bbl or 59%, compared to the same period in 2021. Higher demand for North American NGL products and diminished supply from low inventory levels compounded by political unrest from the Russia-Ukraine war, drove improvements in pricing for the nine months ended September 30, 2022. Warmer weather and inventory recoveries in the US during the third quarter of 2022 tempered these price improvements.

	Year Ended December 31,
(Per unit amounts)	2021	2020	% Change
Average Realized Prices—net of transportation
Crude oil and field condensate (C$/bbl)	80.03	44.04	82
Natural gas (C$/Mcf)	4.44	2.56	73
Natural gas liquids (C$/bbl)[1]	52.51	25.04	110

Total (C$/boe)	43.34	23.97	81

Benchmark Prices
Crude oil
WTI (Cdn$/bbl)	85.14	52.53	62
Edmonton Light Sweet (Cdn$/bbl)	80.28	45.33	77
WTI/Edmonton Light Sweet (Cdn$/bbl)	(4.87)	(7.20)	(32)
Natural gas
AECO 5A (Cdn$/GJ)	3.43	2.11	62
AECO 5A (Cdn$/mcf)[2]	3.66	2.25	63

NYMEX (US$/MMBtu)	3.85	2.08	85
NYMEX (Cdn$/mcf)[2]	4.87	2.80	74

Union-Dawn (US$/MMBtu)	3.61	1.87	93
Union-Dawn (Cdn$/mcf)[2]	4.57	2.52	81

Kingsgate (US$/MMBtu)	3.13	1.85	69
Kingsgate (Cdn$/mcf)[2]	3.96	2.49	59

Chicago City-Gate (US$/MMBtu)	5.06	1.88	169
Chicago City-Gate (Cdn$/mcf)[2]	6.43	2.54	153

Stanfield (US$/MMBtu)	3.87	2.03	91
Stanfield (Cdn$/mcf)[2]	4.90	2.73	79

Malin (US$/MMBtu)	3.94	2.06	91
Malin (Cdn$/mcf)[2]	4.99	2.77	80

Average foreign exchange
Exchange rate—US$/Cdn$	1.25	1.34	(7)

(1)	At the Company’s current heating value of 42.0 GJ/e3m3, 1 mcf of natural gas is approximately 1.18 GJ.
(2)	At industry average, heating values of 37.8 GJ/e3m3, 1 mcf of natural gas is approximately 1.065 GJ.

Crude oil and field condensate

The majority of Hammerhead’s crude oil and field condensate production is delivered and sold in Central Alberta through firm service commitments on Pembina’s pipeline systems. The price that Hammerhead receives for crude oil and field condensate production is primarily driven by global supply and demand and the Edmonton light sweet oil and condensate price differentials.

During the year ended December 31, 2021, Hammerhead’s realized crude oil and field condensate price increased by C$35.99/bbl, or 82%, compared to the prior year. The increase was driven by improvements in crude oil benchmark prices, reflecting a rise in global demand for oil products which outpaced short term growth in global production. Although some uncertainty surrounding the COVID-19 pandemic and its market impact remains, intermittent easing of pandemic related government restrictions throughout 2021 resulted in an increase in the demand for oil products, as economies re-opened to varying degrees. At the same time, industry wide deferral of capital investments and organized production restrictions from OPEC producers throughout 2020 resulted in reduced oil supply, contributing to the rebound in pricing throughout 2021.

Natural Gas

Hammerhead’s natural gas transportation capacity provides geographical diversification across North America. Hammerhead has firm service commitments to deliver and sell its natural gas production to Alberta, Eastern Canada, and the United States (Midwest and West Path).

	Year Ended December 31,
% weighting of total gas sales	2021	2020
Alberta	41	52
Eastern Canada	32	29
United States	27	19

For the year ended December 31, 2021, Hammerhead’s realized natural gas price increased by C$1.88/mcf, or 73%, compared to the prior year. The AECO 5A benchmark price increased by C$1.40/mcf, or 62%, during the year ended December 31, 2021, compared to the prior year. The increase in Hammerhead’s realized natural gas price exceeded the increase in AECO 5A benchmark pricing based on a larger proportion of Hammerhead’s gas sold to ex-Alberta markets, which settled at a premium to AECO 5A in 2021.

AECO 5A benchmark pricing increased significantly in the first and second quarter of 2021 due to increased pipeline capacity which allowed for greater access to downstream gas markets resulting in a stronger connection of AECO pricing to the US gas benchmark. Though AECO 5A pricing remained strong relative to the 2020 pricing, significant maintenance performed on the NGTL System in the third quarter of 2021 caused a slight decline in AECO prices compared with the pricing of the downstream markets.

The remainder of Hammerhead’s natural gas production is delivered to the United States and Eastern Canada. During the year ended December 31, 2021, the North American markets experienced increases in prices due to a rise in demand from a colder 2020 winter, resulting in concerns about a supply shortage for the 2021 year. Upward pressure on pricing was further fueled with higher demand for liquefied natural gas exports, resulting in a stronger relationship between the North American markets and the higher priced European and Asian markets. Additionally, as world economies initiated re-openings and lifting of pandemic-related restrictions, concerns over energy shortages have increased due to, amongst other things, the ongoing military conflict between Russia and Ukraine, which has significantly impacted the supply of oil and gas from the region. As gas demand returns to pre-pandemic requirements and growth patterns, growing concern about storage capability has further influenced price increases.

NGLs

Hammerhead’s plant condensate and product mix of NGLs are currently sold on the Alberta market, but achieve geographical diversification in pricing through Pembina Pipeline’s marketing pool. Pembina operates a pool of sales that provide accessibility to the United States, Asia and Eastern Canada, with market weightings adjusted for supply and demand outlook, as well as seasonality.

For the year ended December 31, 2021, Hammerhead’s realized NGL price increased by C$27.47/bbl, or 110%, compared to the prior year. Increases in NGL realized prices correlated to a higher WTI benchmark and a rise in international demand for North American NGL products. Cold winters experienced both nationally and internationally contributed to the depletion of global inventories, which was further compounded by industry wide reductions in capital investment throughout 2020 as a result of the pandemic. The increase in NGL pricing throughout 2021 reflects this drop in supply, coupled with increased demand as economies recover from the lifting of pandemic-related public health restrictions.

For the year ended December 31, 2021, NGL production mix was more heavily weighted to pentane & plant condensate with lower proportion of butane and propane yields. This change in yields was primarily due to operational issues at Hammerhead’s third party gas processing plant, which resulted in warmer temperatures to reduce liquid recovery and tank levels, throughout a portion of the second and third quarters of 2021.

	Year Ended December 31,
% weighting of total NGL production	2021	2020
Pentane & plant condensate	29	25
Butane	33	37
Propane	36	37
Ethane	2	1

Revenue

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Crude oil and field condensate	328,212	138,493	137
Natural gas	231,106	111,294	108
Natural gas liquids	86,650	50,873	70

Oil and gas revenue	645,968	300,660	115
Revenue—$/boe	71.83	39,59	81

For the nine months ended September 30, 2022, the Company earned revenue of $646.0 million compared to $300.7 million in the comparative period of 2021. The increase is primarily due to higher realized prices across all commodities, with additional production further contributing to the rise in revenue.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Crude oil and field condensate	199,108	125,711	58
Natural gas	165,957	104,267	59
Natural gas liquids	74,778	33,536	123

Oil and natural gas revenue	439,843	263,514	67
Revenue—C$/boe	43.34	23.97	81

Hammerhead earned annual revenue of $439.8 million in year ended December 31, 2021, representing an increase of $176.3 million or 67% from the same period of 2020. Increased revenue was due to higher realized prices across all commodities, partially offset by a decrease in production.

Royalty Expense

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Royalty expense	81,653	24,066	239
Royalty expense—$/boe	9.08	3.17	186

Percentage of revenue %	13	8

Hammerhead pays royalties to the Province of Alberta in respect to the Company’s production and sales volumes in accordance with the established royalty regime. The majority of the Company’s royalties are paid to the Crown, which are based on various sliding scales that are dependent on incentives, production volumes and commodity prices. Hammerhead’s wells spud on or after January 1, 2017 qualify for the Crown’s Modernized Royalty Framework (“MRF”) incentive program which has a low initial 5% royalty rate until a threshold return of capital has been achieved. As of the latter half of 2018 and up until April 2022, the Company qualified for the Crown’s Enhanced Hydrocarbon Recovery Program (“EHRP”) associated with a pilot waterflood program in a portion of the Company’s Gold Creek area. The EHRP provided for a flat royalty of 5% on all commodities produced from specific wells impacted by the waterflood program.

The Company receives a monthly Gas Cost Allowance (“GCA”) credit from the Province of Alberta for expenses incurred to process and transport the Crown’s portion of natural gas production. The credit is applied to the royalties that would have been owed to the Crown. The GCA credit is assessed annually every June and is subject to a true-up adjustment as a payable to the Crown or a receivable in the form of a credit to the Company.

During the nine months ended September 30, 2022, royalty expenses increased $57.6 million or $5.91/boe, compared to the same period of 2021. On a percentage of revenue basis, royalties increased by 5% over the same period.

Higher commodity prices for the nine months ended September 30, 2022 drove the substantial increase in royalties, when compared to the same period of 2021. Improved pricing caused higher overall royalty rates with the added impact of fewer wells receiving an incentivized rate. With improved pricing, the period in which new wells are capturing an incentivized rate is being reduced due to the higher prices causing wells to achieve their threshold return of capital sooner. The increase in royalty expense was slightly offset by a higher GCA credit for the nine months ended September 30, 2022 due to an unfavourable GCA cost adjustment incurred in the third quarter of 2021.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Royalties	38,577	17,185	124
Royalty expense—C$/boe	3.80	1.56	144

Percentage of revenue %	9	7

During the year ended December 31, 2021, royalty expenses increased C$21.4 million, or C$2.24/boe, compared to the prior year. On a percentage of revenue basis, royalties increased from 7% during the year ended December 31, 2020 to 9% during the year ended December 31, 2021.

The increase in royalty expense for the year ended December 31, 2021 is primarily due to higher commodity prices, which resulted in higher average royalty rates across all commodities. Higher commodity pricing also contributed to an earlier return of capital, and therefore fewer wells benefiting from the low initial 5% royalty rate in 2021 compared to 2020, under the MRF incentive program. These impacts were partially offset by higher GCA credits throughout 2021, compared to 2020.

Operating Expense

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Gas gathering and processing	31,180	29,707	5
Repairs and maintenance	12,043	7,688	57
Chemicals and fuel	14,332	7,886	82
Staff and contractor costs	7,315	6,016	22
Well servicing	2,012	1,306	54
Other	12,907	8,716	48

Operating expense	79,789	61,319	30
Operating expense—$/boe	8.87	8.07	10

For the nine months ended September 30, 2022, operating expense increased $18.5 million or $0.80/boe, respectively, compared to the corresponding periods of 2021. The increase is due to higher chemicals and fuel charges, repairs and maintenance charges and other operating costs. Higher per unit pricing and consumption drove the increased chemicals and fuel expense. The rise in repairs and maintenance charges reflects three battery turnarounds performed in the second quarter of 2022, with only one corresponding turnaround in the nine months of 2021. The increase in other operating costs is primarily due to higher carbon tax expense, resulting from a change in rates under the Government TIER program, higher water, emulsion and waste disposal costs related to high flowback volumes from new wells, and higher equipment rentals from new rental compressors added in the 2022 period.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Gas gathering and processing	37,900	37,532	1
Chemicals and fuel	11,819	11,114	6
Repairs and maintenance	10,187	8,448	21
Staff and contractor costs	8,200	9,852	(17)
Well servicing	1,916	1,206	59
Other	12,699	9,325	36

Operating expense	82,721	77,477	7
Operating expense—C$/boe	8.15	7.05	16

For the year ended December 31, 2021, operating expense increased $5.2 million or $1.10/boe when compared to the corresponding period of 2020. The increase was due to higher “other” operating expense and increased repairs and maintenance charges. Higher well servicing costs, chemicals and fuel, and gas gathering and processing fees were almost entirely offset with decreases in staff and contractor costs.

Other operating expense increased primarily as the result of a one-time favorable accrual adjustment recognized in the first half of 2020, higher federal carbon tax expense, higher environmental remediation activities and increased regulator levies. Repairs and maintenance costs increased as the result of the plant turnaround and compressor overhauls completed in the third and fourth quarters of 2021. Well servicing increases primarily relate to a higher number of workover and wireline activities performed in 2021 compared to 2020. Higher chemicals and fuel is primarily due to increases in global pricing which came into effect in the fourth quarter of 2021, and more than offset slight decreases in chemical consumption for the year overall. Gas gathering and processing increased due to higher take-or-pay charges under firm service agreements, as a result of increased firm volume commitments effective May 2021 coupled with lower gas volumes produced. Decreases in staff and contractor costs were a result of efficiency initiatives including negotiated rate reductions with third-party vendors.

Transportation Expense

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	% Change
Transportation expense—gross	52,481	46,623	13
Transportation income	—	(168)	(100)

Net transportation expense	52,481	46,455	13

(Cdn$ per boe)
Transportation expense—gross	5.84	6,14	(5)
Transportation income	—	(0.02)	(100)

Net transportation expense	5.84	6.12	(5)

During the nine months ended September 30, 2022, gross transportation expense was $52.5 million or $5.84/boe, compared to $46.6 million or $6.14/boe in the same period of 2021.

The increase in gross transportation expense for the nine months ended September 30, 2022 of $5.9 million, was due to higher overall volumes. This was partially offset by a decrease in per unit fees of $0.30/boe, caused by lower take-or-pay charges for the nine months ended September 30, 2022. Increased oil production allowed the Company to fulfill its oil firm service commitments. Additionally, the Company increased gas production and was able to secure permanent and temporary reassignments for a portion of its unused gas firm service commitments.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Transportation expense—gross	62,044	57,393	8
Transportation income	(180)	(411)	(56)

Net transportation expense	61,864	56,982	9

(Per boe)
Transportation expense—gross	6.11	5.22	17
Transportation income	(0.02)	(0.04)	(50)

Net transportation expense	6.09	5.18	18

For the year ended December 31, 2021, gross transportation expense was C$62.0 million or C$6.11/boe, an increase of C$4.7 million or C$0.89/boe compared to the prior year. The increase in gross transportation expense is largely due to higher gas and NGL transportation charges. An increase in committed firm service gas volumes effective April 2021, coupled with a small decline in gas volumes produced, resulted in higher take-or-pay charges in 2021. Further contributing to higher gas transportation charges was a higher proportion of gas volumes sold to ex-Alberta markets, which typically earn a premium to Alberta market prices but also have higher transportation fees.

Higher NGL transportation expense was due to increased trucking and longer terminal wait times, as competitor activity resumed to normal levels following pandemic related shut ins throughout 2020.

Risk Management Contracts

Hammerhead continues to execute a consistent risk management program which is primarily designed to reduce volatility in revenues and cash flows, help ensure there are sufficient cash flows to service Hammerhead’s debt obligations and fund a portion of Hammerhead’s capital program.

Risk management contract settlements are recognized as a realized gain or loss. The fair value of Hammerhead’s unsettled risk management contracts is recorded as an asset or liability at each reporting period with any change in the mark-to-market positions of the outstanding contracts recognized as an unrealized gain or loss in net profit (loss). Both realized and unrealized gains and losses on risk management contracts vary based on fluctuations related to the specific terms of outstanding contracts in the period including contract types, contract quantities and the underlying commodity reference prices.

The following table summarizes the liability position of risk management contracts outstanding:

(Cdn$ thousands)	September 30, 2022	December 31, 2021	December 31, 2020
Oil liability	(2,421)	(13,463)	(11,954)
NGL liability	(16,976)	(9,869)	—
Gas (liability) asset	(2,254)	(2,773)	2,497

Net fair value liability	(21,651)	(26,105)	(9,457)

The following table summarizes the realized losses or gains on risk management contract settlements, as well as the unrealized losses and gains related to changes in the fair value of outstanding contracts:

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	% Change
Realized loss on risk management contracts [1]	(93,375)	(59,199)	58
Unrealized gain (loss) on risk management contracts [2]	4,455	(62,887)	(107)

Total loss on risk management contracts	(89,120)	(122,086)	(27)

(Cdn$ per boe)	2022	2021	% Change
Realized loss on risk management contracts [1]	(10.41)	(7.79)	34
Unrealized gain (loss) on risk management contracts [2]	0.50	(8.28)	(106)

Total loss on risk management contracts	(9.91)	(16.07)	(38)

(1)	Represents actual cash settlements under the respective contracts.
(2)	Represents the change in fair value of contracts outstanding during the period.

During the nine months ended September 30, 2022, the Company incurred realized losses on risk management contracts of $93.6 million, compared to realized losses of $59.2 million in the comparative period of 2021. The increased losses relate to improvements in strip pricing across all commodities relative to the underlying prices of the risk management contracts, with the largest impact incurred on the settlement of the Company’s gas and oil contracts.

The unrealized gain on risk management contracts of $4.5 million for the nine months ended September 30, 2022 is primarily due to the settlement of out-of-the money contracts throughout the year on all commodities, partially offset by the improvements in strip pricing across all commodities from December 31 to September 30, relative to the underlying prices of the risk management contracts outstanding. The unrealized loss on risk management contracts of $62.9 million for the nine months ended September 30, 2021 is due to improvements in strip pricing across all commodities from December 31 to September 30, relative to the underlying prices of the risk management contracts outstanding.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Realized (loss) gain on risk management contracts[1]	(95,407)	66,121	(244)
Unrealized loss on risk management contracts[2]	(16,649)	(18,353)	(9)

Total (loss) gain on risk management contracts	(112,056)	47,768	(335)

(Cdn $ per boe)
Realized (loss) gain on risk management contracts[1]	(9.40)	6.02	(256)
Unrealized loss on risk management contracts[2]	(1.64)	(1.67)	(2)

Total (loss) gain on risk management contracts	(11.04)	4.35	(354)

(1)	Represents actual cash settlements under the respective contracts.
(2)	Represents the change in fair value of contracts outstanding during the period.

During the year ended December 31, 2021, Hammerhead incurred realized losses on risk management contracts of C$95.4 million compared to realized gains of C$66.1 million during the prior year. The year-over-year change relates to improvements in strip pricing across all commodities relative to the underlying prices of the risk management contracts, with the largest impact incurred on settlement of Hammerhead’s oil contracts.

The unrealized loss on risk management contracts of C$16.6 million for the year ended December 31, 2021 is due to improvements in strip pricing across all commodities at December 31, 2021, relative to the underlying prices of the risk management contracts. The unrealized loss on risk management contracts of C$18.4 million for the year ended December 31, 2020 is primarily related to improvements in crude oil strip pricing at December 31, 2020 relative to the underlying prices of the risk management contracts, as well as settlement of in-the-money contracts throughout the year.

As at September 30, 2022, the Company held the following outstanding risk management contracts:

Remaining Term	Reference		Total Daily Volume (bbls/d)	Weighted Average (Price/bbls)
Crude Oil Swaps
Oct 1, 2022 – Dec 31, 2022	CDN$	WTI	1,000	72.95
Oct 1, 2022 – Dec 31, 2022	US$	WTI	4,100	81.16
Jan 1, 2023 – Jun 30, 2023	US$	WTI	1,000	87.00
Jan 1, 2023 – Dec 31, 2023	US$	WTI	1,100	65.00

NGL Swaps
Oct 1, 2022 – Dec 31, 2022	CDN$	OPIS	1,000	27.50

Remaining Term	Reference		Total Daily Volume (GJ/d)	Total Daily Volume (MMbtu/d)	Weighted Average (CDN$/GJ)	Weighted Average (US$/MMbtu)
Natural Gas Swaps
Apr 1, 2023 – Sep 30, 2023	CDN$	AECO	30,000	—	4.96	—
Oct 1, 2022 – Dec 31, 2022	US$	Dawn	—	30,000	—	3.50
Jan 1, 2023 – Jun 30, 2023	US$	Dawn	—	30,000	—	3.04

Natural Gas Collar
Oct 1, 2022 – Dec 31, 2022	US$	NYMEX	—	55,000	—	5.00 - 14.50
Jan 1, 2023 – Dec 31, 2023	US$	NYMEX	—	30,000	—	5.00 - 9.80

As at December 31, 2021, Hammerhead held the following outstanding risk management contracts:

Remaining Term	Reference		Total Daily Volume (bbls/d)	Weighted Average (Price/bbls)
Crude Oil Swaps
Jan 1, 2022 – Dec 31, 2022	CDN$	WTI	1,000	72.95
Jan 1, 2022 – Jun 30, 2022	US$	WTI	1,000	75.15
Jan 1, 2022 – Dec 31, 2022	US$	WTI	2,600	66.94
Jan 1, 2023 – Dec 31, 2023	US$	WTI	1,100	65.00

NGL Swaps
Jan 1, 2022 – Dec 31, 2022	CDN$	OPIS	1,000	27.50

Remaining Term	Reference		Total Daily Volume (MMbtu/d)	Weighted Average (US$/MMbtu)
Natural Gas Swaps
Jan 1, 2022 - Dec 31, 2022	US$	Dawn	30,000	3.50
Jan 1, 2023 - June 30, 2023	US$	Dawn	30,000	3.04

Operating Netback

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	% Change
Revenue	645,968	300,660	115
Royalties	(81,653)	(24,066)	239
Operating expense	(79,789)	(61,319)	30
Net transportation expense	(52,481)	(46,455)	13

Operating netback, excluding realized losses on risk management contracts	432,045	168,820	156
Realized losses on risk management contracts	(93,575)	(59,199)	58

Operating netback[1]	338,470	109,621	209

(Cdn$ per boe)
Revenue	71.83	39.59	81
Royalties	(9.08)	(3.17)	186
Operating expense	(8.87)	(8.07)	10
Net transportation expense	(5.84)	(6.12)	(5)

Operating netback, excluding realized losses on risk management contracts	48.04	22.23	116
Realized losses on risk management contracts	(10.41)	(7.79)	34

Operating netback[2]	37.63	14.44	161

(1)

Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to Operating netback. Refer to the subsection "Non-GAAP and Other Specified Financial Measures."

(2)

Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Refer to the subsection "Non-GAAP and Other Specified Financial Measures."

For the nine months ended September 30, 2022, the Company’s operating netback was $37.63/boe, an increase of $23.19/boe from the prior year. Improvements in commodity pricing generated $32.24/boe of additional revenue, which was partially offset by a $5.91/boe increase in royalty expense, and a $2.62/boe increase in realized losses on risk management contracts.

	Year Ended December 31,
(Cdn$ thousands, except per boe and per share)	2021	2020	% Change
Revenue	439,843	263,514	67
Royalties	(38,577)	(17,185)	124
Operating expense	(82,721)	(77,477)	7
Net transportation expense	(61,864)	(56,982)	9

Operating netback, excluding realized (losses) gains on risk management contracts	256,681	111,870	129
Realized (losses) gains on risk management contracts	(95,407)	66,121	(244)

Operating netback [1]	161,274	177,991	(9)

(C$/boe)	2021	2020	% Change
Revenue	43.34	23.97	81
Royalties	(3.80)	(1.56)	144
Operating expense	(8.15)	(7.05)	16
Net transportation expense	(6.09)	(5.18)	18

Operating netback, excluding realized (losses) gains on risk management contracts	25.30	10.18	149
Realized (losses) gains on risk management contracts	(9.40)	6.02	(256)

Operating netback [2]	15.90	16.20	(2)

(1)

Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to Operating netback. Refer to the subsection "Non-GAAP and Other Specified Financial Measures."

(2)

Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Refer to the subsection "Non-GAAP and Other Specified Financial Measures."

For the year ended December 31, 2021, Hammerhead’s operating netback was C$15.90/boe, a decrease of C$0.30/boe from the prior year. Although improvements in commodity pricing generated C$19.37/boe of additional revenue, it also resulted in an increase in realized losses on risk management contracts of C$15.42/boe and a C$2.24/boe increase in royalty expense, which offset the increase in revenue. Further contributing to the decrease in operating netback were increases in both operating and transportation expense of C$1.10/boe and C$0.91/boe, respectively.

General and Administrative (“G&A”) Expense

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Salaries and benefits	14,267	13,708	4
Information technology	1,764	1,621	9
Insurance	1,364	721	89
Professional fees[1]	1,092	997	10
Office rent	504	551	(9)
Other	1,514	870	74

Gross G&A expense	20,505	18,468	11
Capitalized G&A	(3,780)	(3,544)	7

Net G&A expense	16,725	14,924	12
Net G&A—$/boe	1.86	1.97	(5)

(1)	Professional fees include external audit, legal and reserve evaluation fees and other contract services.

For the nine months ended September 30, 2022, gross G&A expense increased by $2.0 million or 11%, compared to the same period in 2021. The increase was primarily due to higher salaries and benefits, higher insurance premiums and increased other G&A expense.

Higher salaries and benefits was due to the 2022 employee short term incentive program and a higher headcount compared to prior year. Increased insurance costs reflect higher rates under the annual corporate policy, and increased other G&A expense relates a rise in travel, donations and corporate events as operations normalized with the lifting of COVID-19 restrictions during the current year.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Salaries and benefits	19,370	16,525	17
Information technology	2,195	1,958	12
Professional fees[1]	1,467	3,038	(52)
Insurance	1,059	844	25
Office rent	751	736	2
Other[2]	1,418	1,027	38

Gross G&A expense	26,260	24,128	9
Capitalized G&A	(4,695)	(2,290)	105

Net G&A expense	21,565	21,838	(1)
Net G&A—C$/boe	2.12	1.99	7

(1)	Professional fees include external audit, legal and reserve evaluation fees and other contract services.
(2)

During the year ended December 31, 2021, “other” includes ESG (defined below) expenses, general office supplies, travel and communication expenses. During the year ended December 31, 2020, “other” includes general office supplies, travel and communication expenses.

For the year ended December 31, 2021, gross G&A expense increased by C$2.1 million, or 9%, compared to the prior year. The increase primarily relates to an increase in salaries and benefits of C$2.8 million, or 17%, and an increase in Other G&A expense of C$0.4 million, or 38%, partially offset by a decrease in professional fees of C$1.6 million, or 52%. The increase in salaries and benefits is due to a reduction in government assistance received from the Canada Emergency Wage Subsidy (“CEWS”) program, amendments to Hammerhead’s short term incentive program, and the restoration of pre-pandemic wages. The increase in Other

G&A expense for the year ended December 31, 2021 primarily relates to environmental, social and governance (“ESG”) spending and director fees. The decrease in professional fees is primarily driven by lower fees incurred during the negotiation of the 2021 Credit Agreement, compared to 2020.

Capitalized G&A expense varies with the composition and compensation levels of technical departments and their time attributed to capital projects. Capitalized G&A expense increased for year ended December 31, 2021 as compared to the prior year, based on higher capital activity in 2021. Capital spending in 2020 was lower as Hammerhead managed its liquidity in the face of the COVID-19 pandemic.

Transaction Costs

	Nine Months Ended September 30
(Cdn$ thousands, except per boe)	2022	2021	% Change
Transaction costs	16,021	—	100
Transaction costs - C$/boe	1.78	—	100

On September 26, 2022, Hammerhead and DCRD announced the Business Combination. NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively. For more information about the Business Combination, see the section entitled “The Business Combination.”

For the nine months ended September 30, 2022 the Company incurred $16.0 million in transaction costs related to the pending business combination with DCRD.

Optimization Fees

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Optimization fees	19,708	670	2,841
Optimization fees C$/boe	1.94	0.06	3,133

Optimization fees relate to a business improvement project intended to reduce costs and increase efficiencies throughout Hammerhead. The project was initiated in late 2020 through a third party consulting group, and was completed in the fourth quarter of 2021.

Hammerhead incurred fees of C$19.7 million for the year ended December 31, 2021. By comparison, Hammerhead incurred fees of C$0.7 million for the year ended December 31, 2020. The increase in 2021 relates to the timing of consulting services performed, and fees incurred with respect to termination of the service agreement.

Share-based Compensation Expense

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Gross share-based compensation expense	12,668	14,786	(14)
Capitalized share-based compensation expense	(3,726)	(3,504)	6

Net share-based compensation expense	8,942	11,282	(21)
Net share-based compensation expense—$/boe	0.99	1.49	(34)

Changes in gross share-based compensation expense relate to the number of units granted, the timing of grants, the fair value of units on the grant date, the vesting period over which the related expense is recognized and the timing and quantity of forfeitures.

Gross share-based compensation decreased by $2.1 million or 14% for the nine months ended September 30, 2022, compared to the same period of 2021. The decrease was primarily due to awards issued during 2021 which had accelerated vesting terms that fully vested by the second quarter of 2022.

Capitalized share-based compensation for the nine months ended September 30, 2022 increased by $0.2 million or 6%, compared to the same period of 2021, as a result of higher capital activity in 2022.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Gross share-based compensation	18,658	8,352	123
Capitalized share-based compensation	(4,619)	(1,197)	286

Net share-based compensation	14,039	7,155	96
Net share-based compensation—C$/boe	1.38	0.65	112

Gross share-based compensation increased by C$10.3 million, or 123%, for the year ended December 31, 2021 compared to the prior year, primarily due to the annual Hammerhead RSUs granted in January of 2021, which had an accelerated vesting period of 15 months.

Capitalized share-based compensation for the year ended December 31, 2021 increased by C$3.4 million, or 286%, compared to the prior year. The increase was primarily driven by higher gross share-based compensation in 2021 coupled with increased capital activity in 2021.

Finance Expense

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Interest on 2020 Senior Notes—Cash	1,785	—	100
Interest on 2020 Senior Notes—PIK Interest	10,586	10,853	(2)

Total interest on 2020 Senior Notes	12,371	10,853	14
Interest and fees on bank debt	5,143	4,892	5
Interest on lease obligation	175	142	23
Interest on Letter of Credit Facility	46	60	(23)
Accretion of decommissioning liabilities	415	(67)	(719)

Total finance expense	18,150	15,880	14

Cash interest expense—$/boe	0.79	0.67	18
Non-cash interest and accretion expense—$/boe	1.22	1.42	(14)

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	% Change
Average principal debt outstanding during the period:
Term debt—2020 Senior Notes	137,823	124,265	11
Bank debt—Credit Facility	85,537	117,911	(27)

Total average principal debt outstanding	223,360	242,176	(8)

Finance expense is primarily comprised of interest incurred on the Company’s outstanding 2020 Senior Notes (as defined herein) and Credit Facility borrowings (bank debt).

Senior Notes

The Company’s 2020 Senior Notes bear interest at 12%, with the option of paying interest as cash or as paid-in-kind (“PIK”). During the nine months ended September 30, 2022, interest expense on the 2020 Senior Notes increased by $1.5 million or 14% compared to the same period of 2021. The increase was due to a higher outstanding principal amount on which the interest is calculated, as a result of accrued PIK interest.

Bank Debt

During the nine months ended September 30, 2022, interest expense and fees on bank debt increased $0.3 million or 5% compared to the same period of 2021. The increase was due to higher standby fees incurred as the borrowing base for the credit facility was raised to $300.0 million on June 9, 2022, compared to a borrowing base of $175.0 million as at September 30, 2021.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	% Change
Senior Notes Interest on 2017 Senior Notes	—	9,177	(100)
Interest on 2020 Senior Notes—PIK	14,660	8,714	68

Total Senior Notes interest	14,660	17,891	(18)
Interest and fees on bank debt	5,979	16,961	(65)
Interest on Letter of Credit Facility	419	711	(41)
Interest on lease obligation	181	286	(37)
Amortization of financing costs (discount and debt issue)	—	1,459	(100)
Accretion – decommissioning liabilities	25	36	(31)

Total finance expense	21,264	37,344	(43)

Cash interest expense—C$/boe	0.65	2.47	(74)
Non-cash interest and accretion expense—C$/boe	1.45	0.93	56

Average principal debt outstanding during the period:
Term debt—Senior Notes	125,823	176,294	(29)
Bank debt—Credit Facility	113,633	244,366	(53)

Total average principal debt outstanding	239,456	420,660	(43)

Term Debt – Senior Notes

On July 10, 2017, Hammerhead issued the 2017 Senior Notes, which bore interest at 9% per annum, payable in cash semi-annually. On June 19, 2020, Hammerhead amended its 2017 Senior Notes indenture whereby the holders of the 2017 Senior Notes approved the redemption of US$48.0 million of the principal balance, reducing the principal owing from US$160.0 million to US$112.0 million. Under the 2020 Senior Notes indenture, the effective interest rate increased from 9% to 12%, with the option of paying interest as cash or as PIK Interest. Hammerhead has exercised the PIK Interest option since the amendment date, and therefore all interest accrued since June 19, 2020 has been added to the principal balance outstanding. On October 10, 2020, Hammerhead was granted an additional debt redemption of US$24.0 million related to the 2020 Senior Notes principal balance, reducing the principal owing (excluding PIK Interest) from US$112.0 million to US$88.0 million, with no corresponding change to the effective interest rate.

During the year ended December 31, 2021, interest expense on the 2020 Senior Notes decreased by C$3.2 million, or 18%, as compared to the prior year. The decrease was due to a lower average principal outstanding, resulting from the June and October 2020 debt redemptions.

Bank Debt

Interest expense and fees on bank debt decreased by C$11.0 million, or 65%, for the year ended December 31, 2021, as compared to the prior year. The decrease was due to a lower average outstanding principal amount, a lower effective interest rate under the 2021 Credit Agreement and lower fees incurred during the negotiation of the 2021 Credit Agreement.

(Gain) Loss on Foreign Exchange

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	%Change
Realized loss (gain) on foreign exchange	2,257	(18)	(12,639)
Unrealized loss on foreign exchange	5,916	289	1,947

Loss on foreign exchange	8,173	271	2,916

The Company’s foreign exchange impacts primarily relate to the 2020 Senior Notes, which are denominated in US dollars and translated into Canadian dollars at the end of each reporting period.

During the nine months ended September 30, 2022, realized loss on foreign exchange increased $2.3 million or 12,639% compared to the same period of 2021. The increase was due to the repayment of a portion of the 2020 Senior Notes which settled at a weaker exchange rate during the period. This was partially offset by a foreign exchange hedge entered into by the Company for the purpose of settling a portion of the 2020 Senior Notes.

Relative to the US dollar, the Canadian dollar weakened from 1.2678 at December 31, 2021 to 1.3707 at September 30, 2022. This resulted in a higher Canadian dollar liability for the 2020 Senior Notes and a corresponding unrealized foreign exchange loss of $5.9 million for the nine months ended September 30, 2022. Similarly, the Canadian dollar weakened from 1.2732 at December 31, 2020 to 1.2741 at September 30, 2021. This resulted in a higher Canadian dollar liability for the 2020 Senior Notes, and a corresponding unrealized foreign exchange loss of $0.3 million for the nine months ended September 30, 2021.

	Year Ended December 31,
(Cdn$ thousands)	2021	2020	%Change
Realized (gain) loss on foreign exchange	(9)	4	(325)
Unrealized (gain) loss on foreign exchange	(341)	813	(142)

(Gain) loss on foreign exchange	(350)	817	(143)

Relative to the US dollar, the Canadian dollar strengthened slightly from 1.2732 at December 31, 2020 to 1.2678 at December 31, 2021. This resulted in a slightly lower Canadian dollar liability for the 2020 Senior Notes, and a corresponding unrealized foreign exchange gain of C$0.3 million for the year ended December 31, 2021.

Relative to the US dollar, the Canadian dollar strengthened from 1.2988 at December 31, 2019 to 1.2732 at December 31, 2020. However, during the year ended December 31, 2020, Hammerhead made two debt redemptions on its 2020 Senior Notes, which required revaluation of the outstanding balance immediately prior to redemption. The first redemption occurred on June 19, 2020, at a weaker foreign exchange rate than the previous year-end revaluation, resulting in a loss on revaluation. Although foreign exchange rates strengthened as at revaluation prior to the second debt redemption and as at the year-end revaluation on December 31, 2020, it was not sufficient to entirely offset the unrealized loss on revaluation prior to the initial debt redemption. As a result, Hammerhead recognized a net unrealized loss on foreign exchange of C$0.8 million for the year ended December 31, 2020.

For more information regarding the impact that exchange rates may have on Hammerhead’s business, please see “Risk Factors— Risks relating to Hammerhead’s Business and the E&P Industry— Hammerhead may be adversely affected by foreign currency and interest rate fluctuations.”

Depletion and Depreciation Expense

	Nine Months Ended September 30,
(Cdn$ thousands, except per boe)	2022	2021	%Change
Depletion of developed and producing assets	106,732	92,389	16
Depreciation of corporate assets	1,456	1,017	43
Depreciation of right-of-use assets	578	551	5
Total depletion and depreciation expense	108,766	93,957	16

Depletion and depreciation expense—$/boe	12.09	12.37	(2)

Depletion and depreciation reflect the development costs of Hammerhead’s investments which are initially capitalized and then amortized to net income over the estimated useful lives of the assets. The Company’s developed and producing assets are depleted using the unit-of-production method based on the estimated recoverable amount from total proved and probable (“2P”) reserves determined in accordance with NI 51-101. The depletion base consists of the historical net book value of capitalized costs plus estimated future development costs required to develop the Company’s estimated 2P reserves. Depletion and depreciation rates are subject to change based on changes in the carrying value of the asset base, changes in future development costs, reserve updates and changes in production. Depletion expenses are calculated using depletion rates and production volumes applicable to each depletable asset.

During the nine months ended September 30, 2022, depletion and depreciation expense increased $14.8 million or 16% compared to the same period of 2021. The increase related to higher depletion of developed and producing assets, driven by higher production volumes. This was partially offset by a lower depletion rate, caused by a reduction in future development costs.

	Year Ended December 31,
(Cdn$ thousands, except per boe)	2021	2020	%Change
Depletion of developed and producing assets	122,623	132,859	(8)
Depreciation of corporate assets	1,481	1,590	(7)
Depreciation of right-of-use assets	741	735	—
Impairment	2,488	—	100

Total depletion, depreciation and impairment expense	127,333	135,184	(6)
C$/boe	12.55	12.30	2

During the year ended December 31, 2021, depletion, depreciation and impairment expense decreased C$7.9 million, or 6%, compared to the prior year. The decrease for the year ended December 31, 2021 related to lower depletion of developed and producing assets, due to lower production volumes. This impact was partially offset by a C$2.5 million impairment expense in the fourth quarter of 2021 related to a decommissioned pipeline.

Funds from Operations

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	%Change
Operating netback [1]	338,470	109,621	209
G&A expense	(16,725)	(14,924)	12
Optimization fees	—	(6,043)	(100)
Transaction costs	(16,021)	—	100
Cash interest expense	(7,149)	(5,094)	40
Realized foreign exchange (loss) gain	(2,257)	18	(12,639)
Other cash impacts [2]	2,560	567	352

Funds from operations [3]	298,878	84,145	255

	Nine Months Ended September 30,
(Cdn$ per boe)	2022	2021	%Change
Operating netback [4]	37.63	14.44	161
G&A expense	(1.86)	(1.97)	(6)
Optimization fees	—	(0.79)	(100)
Transaction costs	(1.78)	—	100
Cash interest expense	(0.79)	(0.67)	18
Realized foreign exchange (loss)	(0.25)	—	100
Other cash impacts [2]	0.28	0.07	300

Funds from operations [5]	33.23	11.08	200

Weighted average common shares outstanding (000s)
Basic	391,549	391,102	—
Diluted	957,324	391,102	145
Per common share – basic [6]	0.76	0.22
Per common share – diluted [7]	0.31	0.22

(1)

Operating netback is a non-GAAP measure. Oil and gas revenue from operations is the most directly comparable GAAP measure to operating netback. Oil and gas revenue for the nine months ended September 30, 2022 and 2021 were $646.0 million and $300.7 million, respectively. Refer to the subsection “Non–GAAP and Other Specified Financial Measures.”

(2)	Other cash impacts consist of treating and processing income, the Company’s recoveries related to royalty interest and bad debt allowances.
(3)

Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the nine months ended September 30, 2022 and 2021 was $295.2 million and $87.6 million, respectively. Refer to the subsection “Non–GAAP and Other Specified Financial Measures.”

(4)

Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Oil and gas revenue per boe for the nine months ended September 30, 2022 and 2021 were $71.83/boe and $39.59/boe, respectively. Refer to the subsection “Non–GAAP and Other Specified Financial Measures.”

(5)

Funds from operations per boe is a non–GAAP measure. Net cash from operating activities per boe is the most directly comparable GAAP measure for funds from operations per boe. Net cash from operating activities for the nine months ended September 30, 2022 and 2021 was $32.83/boe and $11.53/boe, respectively. Refer to the subsection “Non–GAAP and Other Specified Financial Measures.”

(6)

Funds from operations per common share – basic is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities per common share – basic for the nine months ended September 30, 2022 and 2021 was $0.75 and $0.22, respectively. Refer to the subsection “Non–GAAP and Other Specified Financial Measures.”

(7)

Funds from operations per common share – diluted is a non–GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities per common share – diluted for the nine months ended September 30, 2022 and 2021 was $0.31 and $0.22, respectively. Refer to the subsection “Non–GAAP and Other Specified Financial Measures.”

The Company generated funds from operations of $298.9 million during the nine months ended September 30, 2022, a $214.7 million or 255% increase from the same period of 2021. The increase is primarily due to a $228.8 million increase in operating netback, a $6.0 million decrease in optimization fees and a $2.0 million increase in other cash impacts. This was offset with a $16.0 million increase in transaction costs, a $2.3 million increase in realized foreign exchange loss and a $2.1 million increase cash interest expense related to the repayment of the 2020 Senior Notes, as well as a $1.8 million increase in G&A expense.

	Year Ended December 31,
(Cdn$ thousands)	2021	2020	% Change
Operating netback [1]	161,274	177,991	(9)
G&A expense	(21,565)	(21,838)	(1)
Optimization fees	(19,708)	(670)	2,841
Cash interest expense	(6,579)	(27,135)	(76)
Realized foreign exchange (loss) gain	9	(4)	(325)
Other cash impacts [2]	1,022	1,143	(11)

Funds from operations [3]	114,453	129,487	(12)

	Year Ended December 31,
(C$/ boe)	2021	2020	% Change
Operating netback [4]	15.90	16.20	(2)
G&A expense	(2.12)	(1.99)	7
Optimization fees	(1.94)	(0.06)	3,133
Cash interest expense	(0.65)	(2.47)	(74)
Other cash impacts[1]	0.10	0.10	—

Funds from operations [5]	11.29	11.78	(4)

Weighted average common shares outstanding (000s)
Basic	391,106	391,052	—
Diluted	391,106	728,575	(46)
Per common share – basic (C$/share) [6]	0.29	0.33
Per common share – diluted (C$/share) [7]	0.29	0.18

(1)

Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Oil and gas revenue for the years ended December 31, 2021 and 2020 were C$439.8 million and $263.5 million, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(2)	Other cash impacts consist of treating and processing income, the Company’s recoveries related to royalty interest and bad debt allowances.

(3)

Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the years ended December 31, 2021 and 2020 was C$121.1 million and C$119.7 million, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(4)

Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Oil and gas revenue per boe for the years ended December 31, 2021 and 2020 was C$43.34/boe and C$23.97/boe. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(5)

Funds from operations per boe is a non-GAAP measure. Net cash from operating activities per boe is the most directly comparable GAAP measure for funds from operations per boe. The net cash from operating activities per boe for the years ended December 31 2021 and 2020 was C$11.94/boe and C$10.89/boe, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(6)

Funds from operations per common share – basic is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities per common share - basic for the years ended December 31, 2021 and 2020 was C$0.31 for both respective years. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(7)

Funds from operations per common share – diluted is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities per common share - diluted for the years ended December 31, 2021 and 2020 was C$0.31 and C$0.16, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

Funds from operations were C$114.5 million for the year ended December 31, 2021, a C$15.0 million, or 12%, decrease from the prior year. The decrease is primarily due to higher optimization fees of C$19.0 million and a C$16.7 decrease in operating netback, partially offset by a reduction in cash interest paid of C$20.6 million.

Net Profit (Loss)

	Nine Months Ended September 30,
(Cdn$ thousands, except per share)	2022	2021	%Change
Net profit (loss)	157,802	(108,960)	(254)
Net profit (loss) attributable to ordinary equity holders—basic	139,281	(124,945)	(211)
Weighted average common shares outstanding—basic	391,549	391,102	—
Per common share – basic	0.36	(0.32)
Net profit (loss) attributable to ordinary equity holders—diluted	139,281	(124,945)	(211)
Weighted average common shares outstanding—diluted	957,324	391,102	145
Per common share – diluted	0.15	(0.32)

(Cdn$ thousands)
Net loss, nine months ended September 30, 2021	(108,960)
Increase from funds from operations[1]	219,902
Add (deduct) change in non-cash items:
Increase in unrealized gain on risk management contracts	67,342
Loss on property disposition	13,813
Increase in depletion, depreciation and impairment expense	(14,809)
Increase in unrealized loss on foreign exchange	(5,627)
Change in fair value of warrants	(10,598)
Other	(3,261)

Net profit, nine months ended September 30, 2022	157,802

(1)

Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the nine months ended September 30, 2022 and 2021 was $295.2 million and $87.6 million, respectively, an increase of $207.7 million. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

The Company reported a net profit of $157.8 million for the nine months ended September 30, 2022, compared to a net loss of $109.0 million in the same period of 2021. The $266.8 million improvement was primarily due to a $219.9 million increase in funds from operations and a $67.3 million increase in unrealized gain on risk management contracts. This was partially offset by the remaining non-cash impacts of $20.4 million as outlined in the table above.

	Year Ended December 31,
(Cdn$ thousands, except per share)	2021	2020	Change
Net profit (loss)	(71,821)	53,410	(234)
Net profit (loss) attributable to ordinary equity holders—basic	(93,601)	34,566	(371)
Weighted average common shares outstanding—basic	391,106	391,052	—
Per common share – basic	(0.24)	0.09
Net profit (loss) attributable to ordinary equity holders—diluted	(93,601)	34,669	(370)
Weighted average common shares outstanding—diluted	391,106	728,575	(46)
Per common share – diluted	(0.24)	0.05

(Cdn$ thousands)	Year Ended December 31, 2021
Net profit, year ended December 31, 2020	53,410
Decrease from funds from operations [1]	(15,034)
Add (deduct) change in non-cash items:
Decrease in gain on debt redemptions	(88,160)
Loss on asset disposition	(13,813)
Decrease in depletion, depreciation and impairment	7,851
Increase in share-based compensation	(6,884)
Increase in finance expense, non-cash	(4,476)
Increase in loss on warrant valuation	(4,077)
Decrease in unrealized loss on risk management contracts	1,704
Increase in unrealized gain on foreign exchange	1,154
Gain on farm-out	(3,496)
Net loss, year ended December 31, 2021	(71,821)

(1)	Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the years ended December 31, 2021 and 2020 was C$121.1 million and C$119.7 million, respectively, an increase of C$1.4 million. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

Hammerhead reported a net loss of C$71.8 million for the year ended December 31, 2021, compared to a net profit of C$53.4 million for the prior year. The C$125.2 million change was primarily due to non-cash items, including an C$88.2 million reduction in gains related to the 2020 Senior Notes debt redemption, a C$13.8 million loss on asset disposition, a C$6.9 million increase in share-based compensation expense, a C$4.5 million increase in non-cash finance costs related to the PIK Interest on the 2020 Senior Notes, a C$4.1 million change in fair value of Hammerhead warrants and a C$3.5 million reduction in gains related to a farm-out transaction. These impacts were partially offset by a C$7.9 million decrease in depletion, depreciation and impairment, a C$1.7 million decrease in unrealized losses on risk management contracts and a C$1.2 million increase in unrealized gain on foreign exchange.

Deferred Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The components of the unrecognized deferred tax asset are as follows:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
PP&E	(81,924)	(78,119)
Decommissioning liability	6,801	7,245
Lease liability	903	416
Share and debt issue costs	(980)	171
Foreign exchange	(505)	(910)
Unrealized loss on risk management contracts	6,004	2,175
Charitable donations	160	145
Non-capital losses	101,621	88,958
Deferred income tax asset not recognized	(32,080)	(20,081)

Deferred income taxes	—	—

The deferred income tax provision differs from the expected amount calculated by applying the Canadian combined federal and provincial income tax rate of 23.00% (December 31, 2020 – 23.99%) as summarized in the following table:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Net (loss) profit before income taxes	(71,821)	53,410
Statutory income tax rate	23.00%	23.99%

	(16,519)	12,813
Increase (decrease) resulting from:
Share-based compensation	3,229	1,716
Warrant revaluation	22	(955)
Rate change	(50)	(586)
Prior year true-up	1,377	(293)
Change in unrecognized tax assets	12,000	(13,617)
Other	(59)	922

Deferred income tax expense (recovery)	—	—

At December 31, 2021, Hammerhead had approximately C$441.8 million of non-capital losses which begin to expire after 2034 (December 31, 2020 – C$386.8 million). Hammerhead has not recognized a deferred tax asset in relation to these losses because of the uncertainty regarding future taxable profits against which such losses can be offset.

For information on the income tax considerations generally applicable to persons who will be beneficial owners of New SPAC Securities following the Business Combination, please see the sections “Material Canadian Tax Considerations” and “Material U.S. Federal Income Tax Considerations for U.S. Holders”

Capital Expenditures

Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Net cash used in investing activities for the nine months ended September 30, 2022 and 2021 was $222.6 million and $49.0 million, respectively. Net cash used in investing activities for the years ended December 31, 2021 and 2020 was C$91.2 million and C$113.3 million, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	% Change
Drilling and completion	121,085	49,745	143
Equipment, facilities and pipelines	71,451	13,273	438
Workovers and maintenance capital	11,327	2,532	347
Land	1,311	—	100
Geological & geophysical	163	1	16,200
Other [1]	4,870	4,608	6

Capital expenditures [2]	210,207	70,159	200

(1)	Other includes capitalized salaries and benefits and corporate capital expenditures.
(2)

Capital expenditures is a non-GAAP measure. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures. Net cash used in investing activities for the nine months ended September 30, 2022 and 2021 was $222.6 million and $49.0 million, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

Capital expenditures for the nine months ended September 30, 2022 were $210.2 million, up $140.0 million from the comparative period of 2021.

For the nine months ended September 30, 2022, the Company incurred approximately $117.0 million in its Karr area. Over half of these expenditures related to the drill, completion and tie-in of a four gross (four net) well pad, which came on-stream in April of 2022, the drill and tie-in activity of a nine gross (nine net) well pad, and the preliminary drilling activity on one gross (0.35 net) development well. The remaining spend in the Karr area related to facility and pipeline expansion projects, as well as minor costs on workover and maintenance capital. The Company also incurred approximately $67.6 million in its Gold Creek area, primarily related to the drill, completion and tie-in of a five gross (five net) well pad which came on-stream in May of 2022, the drill, completion and tie-in of a four gross (four net) well pad which came on-stream in March of 2022 and the initial costs to construct, drill and tie-in one gross (one net) development well.

For the nine months ended September 30, 2021 the Company incurred approximately $39.4 million in its Gold Creek area, the majority of which related to the construction, drill, completion and tie-in of a six gross (six net) well pad and to initiate drilling and tie-in activities of two gross (two net) development wells and two gross (two net) water wells. In addition, the Company incurred approximately $21.8 million in its Karr area, mostly related to the completion and tie-in of four gross (3.5 net) development wells.

	Year Ended December 31,
(Cdn$ thousands)	2021	2020	% Change
Drilling and completion	104,051	63,941	63
Equipment, facilities and pipelines	22,742	21,012	8
Workovers and maintenance capital	5,851	5,757	2
Geological & geophysical (“G&G”)	1	45	(98)
Capitalized and other [1]	5,899	3,607	64

Capital expenditures [2]	138,544	94,362	47

(1)	Other includes capitalized salaries and benefits and corporate capital expenditures.
(2)

Capital expenditures is a non-GAAP measure. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures. Net cash used in investing activities for the years ended December 31, 2021 and 2020 was C$91.2 million and C$113.3 million, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

Capital expenditures for the year ended December 31, 2021 were C$138.5 million. During the year ended December 31, 2021, Hammerhead incurred approximately C$74.4 million in its Gold Creek area, of which the majority related to the drill, completion and tie-in of two pads, each with six gross (six net) wells, which came on-stream in October 2021 and January 2022. The remaining funds incurred in Gold Creek were primarily related to water disposal facilities and initiating drills on a four gross (four net) well extension from an existing pad. Hammerhead also incurred approximately C$53.7 million in its Karr area, the majority of which related to the drill, completion and tie-in of a three gross (three net) well pad which came on-stream in January 2022, as well as the completion and tie-in of a two gross (two net) well pad which came on-stream in the first quarter of 2021. The remaining funds incurred in Karr were primarily related to initiating drilling on a four gross (four net) well pad, completion of one gross (one net) well, and completion and tie-in of one gross (0.5 net) well under Hammerhead’s farm-out agreement.

Capital expenditures for the year ended December 31, 2020 were C$94.4 million. Approximately half of Hammerhead’s capital investment related to the drill, completion and tie-in of eight gross (eight net) development wells in the Gold Creek area, all of which came on-stream in June 2020. During the fourth quarter of 2020, Hammerhead incurred C$20.3 million to complete and tie-in six gross (six net) development wells in the Gold Creek area, all of which came on-stream in January 2021. Other expenditures during 2020 primarily related to workover and maintenance capital, water disposal facilities in Gold Creek, and development under the farm-out agreement.

Farm-out agreement

On July 16, 2019, Hammerhead entered into a Farmin and Joint Operating Agreement (“the Agreement”) with a counterparty (the “Counterparty”) in the Karr area. The Agreement will allow the Counterparty to obtain a partial working interest in specific wells and land once it has met certain earn-in criteria, and will allow Hammerhead to avoid upcoming land expiries with reduced capital spending required. The Agreement is accounted for as a “farmin outside of the E&E phase” as the lands and wells involved relate only to Montney zones within Hammerhead’s existing properties, which have all been classified as D&P.

Hammerhead and the Counterparty agreed upon three test wells, each of which has a corresponding land block. As the earn-in criteria was met for each test well, the Counterparty obtained a working interest percentage in the well and corresponding land block.

During 2020, Hammerhead and the Counterparty consulted on potential drilling options for up to 4 additional wells to be drilled in the period Q4 2020 – Q4 2021 on farmout lands, and agreed to drill an additional well in 2020 on specific lands which would result in Hammerhead as operator, or other specific lands which would result in the Counterparty as operator. Other than these wells, neither Hammerhead nor the Counterparty could drill another well on any of the farmout lands prior to December 31, 2021 without the other party’s consent. On or after Jan 1, 2022, either party may drill & complete additional wells on the farmout lands, as long as the other party receives the option to participate. Consent from both parties is not required to move forward with a new well at that point.

Disposition

For the year ended December 31, 2021, proceeds from the disposition of certain non-core assets and undeveloped land were C$10.0 million. Hammerhead recognized a loss on disposition in the amount of C$13.8 million. The proceeds received from the sale were used to pay down outstanding bank debt.

Net Well Information

Development Wells	Nine Months Ended September 30,
(Number of wells) [1]	2022	2021
Spud	22.00	9.00
Rig released	19.35	7.00
Completed	14.00	3.50
Wells brought on-stream [2]	22.00	8.85

(1)	Well counts include development Montney and Duvernay wells. Information is shown on a net well basis. The Company has no exploratory wells and did not drill any dry exploratory or development wells.
(2)

On-stream dates are based on the first production date after the well is tied-in to the permanent well site facilities. Wells brought on-stream may include wells drilled and/or completed in a prior period.

As at September 30, 2022, the Company had 146.0 gross (143.3 net) Montney wells and one gross (one net) Duvernay well capable of producing. As at September 30, 2021, the Company had 119.0 gross (116.3 net) Montney wells and one gross (one net) Duvernay well capable of producing.

Development Wells	Year Ended December 31,
(Number of wells)[1]	2021	2020
Spud	19	3.50
Rig released	17	5.85
Completed	17.50	14.70
Wells brought on-stream[2]	14.85	12.35

(1)	Well counts include development Montney and Duvernay wells. Information is shown on a net well basis. The Company has no exploratory wells and did not drill any dry exploratory or development wells.
(2)

On-stream dates are based on the first production date after the well is tied-in to the permanent well site facilities. Wells brought on-stream may include wells drilled and/or completed in a prior period.

As at December 31, 2021, Hammerhead had 131.0 gross (128.3 net) Montney wells and one gross (one net) Duvernay well capable of producing. This includes six gross (six net) wells that were flowing through test equipment and not yet tied-in to permanent well site facilities. As at December 31, 2020, Hammerhead had 114.0 gross (112.45 net) Montney wells and two gross (two net) Duvernay wells capable of producing.

The gross and net wells as of December 31, 2021 based on production type are as follows:

Area	Oil		Gas
	Gross	Net	Gross	Net
Canada
Alberta	127	123.3	5	5
Total Canada	127	123.3	5	5

The gross and net wells as of December 31, 2020 based on production type are as follows:

Area	Oil		Gas
	Gross	Net	Gross	Net
Canada
Alberta	116	114.45	5	5
Total Canada	116	114.45	5	5

Land Acreage

	September 30, 2022			December 31, 2021
	Gross acres	Net acres	Working interest percentage	Gross acres	Net acres	Working interest percentage
Montney	119,840	107,664	90	126,738	113,730	90
Duvernay	7,858	6,610	84	25,476	23,908	94

	September 30, 2022
	Gross acres	Net acres
Undeveloped	107,698	94,374
Developed	35,360	33,896

As of September 30, 2022, Hammerhead held 94,374 net undeveloped acres. Approximately 95% of Hammerhead’s undeveloped acreage is held indefinitely. Of the remaining 5%, 640 net acres will expire in June 2023, 640 net acres will expire in August 2023 and 640 net acres will expire in November 2023. A further 864 acres are also scheduled to expire in 2023, however Hammerhead is expecting to receive continuation for those lands. In August 2024, 448 net acres are set to expire, which Hammerhead is expecting will be continued. In March 2025, 896 net acres are set to expire, which Hammerhead is expecting will be continued. Finally in 2027, 1,280 net acres will expire. Of the lands expiring, 672 net acres hold proved undeveloped reserves, all of which expire in March 2025. Due to the recent activity in the area and associated production from multiple competitor wells, Hammerhead is confident that the lands holding reserves will be continued. The other expiring lands do not hold reserves nor do they impact New SPAC’s near term development plans. Hammerhead will apply to Alberta Energy for continuation of all expiring lands. Continuation will be awarded if the lands are deemed by Alberta Energy as capable of production meaning the lands must have associated production or Hammerhead must be able to include mapping that proves the potential productivity of the lands.

	December 31, 2021			December 31, 2020
	Gross acres	Net acres	Working interest percentage	Gross acres	Net acres	Working interest percentage
Montney	126,738	113,730	90	192,161	177,428	92
Duvernay	25,476	23,908	94	90,401	89,249	99

In conjunction with the disposition of Hammerhead’s non-core assets, Hammerhead disposed of 100% of its working interest in certain undeveloped lands in the Montney (35,541 net acres) and Duvernay (4,800 net acres) areas.

Capital Resources and Liquidity

Capital Resources

Bank Debt

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Syndicated facility	107,800	106,300
Operating facility	—	—

Total bank debt outstanding	107,800	106,300

The Company’s bank debt is pursuant to Credit Facilities with a syndicate of lenders under the 2022 Credit Agreement. On June 9, 2022, the Company amended its existing Credit Facilities pursuant to the 2022 Credit Agreement. Under the 2022 Credit Agreement, the maximum aggregate principal amount of the Credit Facilities was increased to $300.0 million, consisting of a $280.0 million revolving syndicated facility and a $20.0 million operating facility. The 2022 Credit Agreement has a term out date of May 31, 2023, with an option to extend for an additional 364 days at the lenders’ discretion, and a maturity date of the first anniversary of the term out date. Notwithstanding the foregoing, the Company shall not permit any maturity date to extend beyond the maturity date of the 2020 Senior Notes.

On December 15, 2022, the aggregate maximum principal amount of the Credit Facility was increased to C$350,000,000, consisting of a C$330,000,000 revolving syndicated facility and a C$20,000,000 operating facility.

Under the 2022 Credit Agreement, determination of the borrowing base is made by the lenders at their sole discretion, and is subject to re-determinations semi-annually as of May 31st and November 30th of the respective year.

As at September 30, 2022, Hammerhead was compliant with all covenants and cross default clauses stated in the 2022 Credit Agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations and repayment of the 2020 Senior Notes, as well as other standard business operating covenants. The Company is not subject to financial covenants. The lenders have first lien on all of the assets of the Company, Prairie Lights Power GP Inc. and Prairie Lights Power Limited Partnership.

Amounts borrowed in Canadian dollars under the 2022 Credit Agreement bear interest based on the referenced Canadian prime lending rate or the bankers’ acceptance rate in effect, at the Company’s option, plus an applicable margin or fee, respectively. The applicable rate is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The 2022 Credit Agreement also includes standby fees on balances not drawn.

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Credit Facility	106,300	—
Tranche A	—	105,600
Tranche B	—	55,000
Operating	—	3,000

Total bank debt outstanding	106,300	163,600

Bank debt due within one year	—	163,600
Bank debt due beyond one year	106,300	—

Undrawn bank debt capacity (Cdn$ thousands)	December 31, 2021	December 31, 2020
Borrowing base capacity	175,000	125,600
Credit Facility	(106,300)	—
Tranche A	—	(105,600)
Operating	—	(3,000)
Operating – letters of credit	—	(910)

Undrawn bank debt capacity	68,700	16,090

The Company’s bank debt is held in a credit facility with a syndicate of lenders. On May 31, 2021, Hammerhead amended its existing credit facility pursuant to the 2021 Credit Agreement. The 2021 Credit Agreement eliminated the tranche A and tranche B components of the previous facility and extended the maturity date of the bank debt. Under the 2021 Credit Agreement, the aggregate principal borrowing base was increased to C$175.0 million, consisting of a C$155.0 million revolving syndicated facility and a C$20.0 million operating facility. The 2021 Credit Agreement has a term out date of May 31, 2022 and a maturity date of May 31, 2023, with an option to extend for an additional 364 days at the lenders’ discretion.

Under the 2021 Credit Agreement, borrowing base reviews are subject to re-determination semi-annually as of May 31st and November 30th of the respective year. The determination of the borrowing base is made by the lenders at their sole discretion.

On November 13, 2020, the CAD denominated letters of credit were transferred to the Letters of Credit Facility. As at December 31, 2021, CAD denominated letters of credit issued by CIBC totaled C$13.8 million (December 31, 2020—C$14.6 million). On August 17, 2021, the USD denominated letters of credit were transferred to the Letters of Credit Facility. As at December 31, 2021, Hammerhead’s USD denominated guaranteed letters of credit, translated into Canadian dollars and issued by CIBC, totaled C$0.9 million (December 31, 2020—C$0.9 million held by the operating facility).

As at December 31, 2021, Hammerhead was compliant with all covenants and cross default clauses stated in the 2021 Credit Agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations, as well as other standard business operating covenants. Hammerhead is not subject to financial covenants. The lenders have first lien on all of the assets of the Company, Prairie Lights Power GP Inc. and Prairie Lights Power Limited Partnership.

Amounts borrowed in Canadian dollars under the 2021 Credit Agreement bear interest at Hammerhead’s option based on the referenced Canadian prime lending rate, plus an applicable margin, or the bankers’ acceptance rate in effect. The applicable rate is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The 2021 Credit Agreement also includes standby fees on balances not drawn.

Term Debt

(Cdn$ thousands)	September 30, 2022	December 31, 2021
2020 Senior Notes – outstanding principal	120,648	120,648
Principal repayment, net of outstanding PIK interest [1]	(44,661)	23,374
Foreign exchange revaluation [2]	1,627	(9,275)

Total carrying value of long-term debt	77,614	134,747

(1)

The Company repaid CDN$78.6 million of principal on its 2020 Senior Notes. The repayment is netted with the accumulated PIK interest of $32.1 million. Total accrued unpaid PIK as at September 30, 2022 is $1.8 million.

(2)	The 2020 Senior Notes are issued in US dollars and are revalued to Canadian dollars at each reporting period, using the period end foreign exchange rate.

The 2020 Senior Notes have a maturity date of July 10, 2024. The notes bear interest at 12% per annum and provide the option of paying interest as cash or as PIK interest. PIK interest is added to the principal balance of the 2020 Senior Notes and is due on maturity.

On September 26, 2022, the Company repaid, at par value, US$59.3 million of principal and accrued interest on its 2020 Senior Notes, reducing the aggregate principal balance outstanding down to US$56.5 million.

The debt repayment was accounted for in accordance with IFRS 9 Financial Instruments, with the transaction costs of $0.2 million related to the settlement recognized as part of the loss on debt repayment. The following table summarizes the calculation of the loss on repayment of the 2020 Senior Notes:

(Cdn$ thousands)
Net carrying amount of 2020 Senior Notes, prior to repayment	78,621
Less principal repaid	(78,621)
Transaction costs incurred	(218)

Loss on debt repayment	(218)

On settlement of US$57.9 million of principal, $5.2 million of the accumulated unrealized loss recognized for the nine months ended September 30, 2022, was reclassed to realized foreign exchange loss on the statement of profit (loss). The realized foreign exchange loss on debt was offset with a $3.2 million realized foreign exchange gain from the settlement of a foreign currency hedge entered into during the three months ended September 30, 2022.

As at September 30, 2022, the Company was in compliance with all covenants related to the 2020 Senior Notes.

(Cdn$ thousands)	December 31, 2021	December 31, 2020
2020 Senior Notes – unsecured[1]	152,174	152,174
Redemption of principal	(31,526)	(31,526)
Paid-in-kind interest	23,374	8,714
Foreign exchange revaluation[2]	(9,275)	(8,927)

Total carrying value of long-term debt	134,747	120,435

(1)	The 2020 Senior Notes principal value of US$112.0 million was translated at the June 19, 2020 foreign exchange rate of 1.3587.
(2)

The 2020 Senior Notes are issued in US dollars and are revalued to Canadian dollars at each reporting period, using the period end foreign exchange rate. Changes in the foreign exchange rate will increase or decrease the Canadian dollar liability. The foreign exchange impact is recognized as an unrealized gain or loss in the consolidated statements of profit (loss) each reporting period.

On July 10, 2017, Hammerhead issued US$160.0 million in principal amount of 2017 Senior Notes through a private placement. Proceeds net of fees, discounts and costs totaled US$148.0 million. The 2017 Senior Notes were carried at amortized cost, net of discounts and debt issue costs of US$12.0 million and C$0.3 million. The 2017 Senior Notes bore interest at 9% per annum, payable semi-annually in arrears on July 15 and January 15.

On June 19, 2020, Hammerhead amended its 2017 Senior Notes indenture whereby the holders of the 2017 Senior Notes approved an initial debt redemption of US$48.0 million, reducing the aggregate principal balance owing from US$160.0 million to US$112.0 million. The maturity date of the 2020 Senior Notes was extended to July 10, 2024 and bears interest at 12% per annum. Under the amended and restated indenture, Hammerhead has the option of paying interest as cash or as PIK Interest. PIK Interest is added to the principal payable balance of the 2020 Senior Notes and is due on maturity. Under the 2020 Senior Notes indenture, Hammerhead was granted the right to undertake an additional debt redemption of US$24.0 million, subject to the receipt of an additional equity draw on the June 2020 Investment Agreement (defined below) on or before September 30, 2020. On

September 29, 2020, Hammerhead received an additional equity investment of C$25.0 million and subsequently redeemed US$24.0 million related to the 2020 Senior Notes principal balance on October 10, 2020 for a total cost of US$1.0 dollar.

Both the June 19, 2020 and October 10, 2020 debt redemptions were treated as debt reductions in accordance with IFRS 9 Financial Instruments, as the debt redemptions resulted in substantially different terms and cash flows.

If a change of control or a specified asset disposition occurs, each holder of the 2020 Senior Notes has the right to require Hammerhead to purchase all or any part of the holder’s 2020 Senior Notes for cash, at a price equal to 101% of the principal amount repurchased plus accrued and unpaid interest (“the Put Option”). While the Put Option met the definition of an embedded derivative, it is considered to be closely related to the underlying value of the term debt.

There are no maintenance financial covenants related to the 2020 Senior Notes; however, there are standard business operating covenants, as well as covenants that may limit Hammerhead’s ability to incur additional debt. As at December 31, 2021, Hammerhead was in compliance with all covenants related to the 2020 Senior Notes.

Letters of Credit

The Company has guaranteed letters of credit in both Canadian and US dollars. As at September 30, 2022 and December 31, 2021, the Company’s Canadian dollar denominated letters of credit were guaranteed through EDC and totaled $13.8 million. The Company’s US dollar denominated letters of credit were previously guaranteed by the operating facility, but were transferred to EDC on August 17, 2021. As at September 30, 2022, the Company’s US dollar denominated guaranteed letters of credit, translated into Canadian dollars, totaled $1.0 million (December 31, 2021 - $0.9 million).

June 2020 Equity Commitment

On June 17, 2020, Hammerhead entered into the June 2020 Investment Agreement. Under the June 2020 Investment Agreement, Hammerhead has agreed to issue up to 600.0 million Hammerhead Series IX Preferred Shares and 33.7 Hammerhead 2020 Warrants, in exchange for aggregate cash proceeds of up to C$300.0 million. The Hammerhead Series IX Preferred Shares have been classified as equity.

Under the June 2020 Investment Agreement, draws on the remaining equity commitment are subject to approval of Riverstone EMEA and satisfaction of terms and conditions, at any time prior to June 17, 2024. On February 5, 2021 Hammerhead received an additional equity investment of C$33.7 million cash proceeds in exchange for the issuance of 67.4 million Hammerhead Series IX Preferred Shares.

				(Cdn$ thousands)
				Issue Costs
		Number of Shares (000’s)	Gross Cash			Net Cash
June 17, 2020	Initial draw	150,000	75,000	—	(1,125)	73,875
Common share warrants		—	—	(10,530)	—	—
September 29, 2020	Second draw	50,000	25,000	—	(14)	24,986

As at December 31, 2020		200,000	100,000	(10,530)	(1,139)	98,861
February 5, 2021	Third draw	67,405	33,702	—	(22)	33,680

As at December 31, 2021 and September 30, 2022		267,405	133,702	(10,530)	(1,161)	132,541

December 2020 Equity Commitment

On December 8, 2020, Hammerhead entered into the December 2020 Investment Agreement with HV RA II LLC. Under the December 2020 Investment Agreement, Hammerhead has agreed to issue up to 23.1 million

Hammerhead Series IX Preferred Shares and 1.3 million Hammerhead 2020 Warrants, in exchange for aggregate cash proceeds of up to C$11.6 million. The Hammerhead Series IX Preferred Shares have been classified as equity.

On February 5, 2021 Hammerhead received an additional equity investment of C$1.3 million cash proceeds in exchange for the issuance of 2.6 million Hammerhead Series IX Preferred Shares. HV RA II LLC may be required to invest all or a portion of the remaining equity commitment at any time prior to June 17, 2024, subject to further investment made by Riverstone EMEA under the June 2020 Investment Agreement.

			(Cdn$ thousands)
				Issue Costs
		Number of Shares (000’s)	Gross Cash Proceeds	Non-cash	Cash	Net Cash Proceeds
December 8, 2020	Initial draw	7,700	3,850	—	(199)	3,651
Common share warrants		—	—	(405)	—	—

As at December 31, 2020		7,700	3,850	(405)	(199)	3,651
February 5, 2021	Second draw	2,595	1,298	—	—	1,298

As at December 31, 2021 and September 30, 2022		10,295	5,148	(405)	(199)	4,949

Liquidity

Capital Management and Liquidity

Hammerhead’s objective when managing capital is to maintain a flexible capital structure and sufficient liquidity to meet its financial obligations and to execute its business plans. Hammerhead considers its capital structure to include shareholders’ equity, the funds available under outstanding debt agreements, funds from operations and working capital. Modifications to Hammerhead’s capital structure can be accomplished through issuing common and preferred shares, issuing new debt, adjusting capital spending and acquiring or disposing of assets, though there is no certainty that any of these additional sources of capital would be available if required.

Working Capital, Adjusted Working Capital and Available Funding

Working capital provides useful information by highlighting net assets that are expected to be realized, or net liabilities that are expected to be settled, within the current operating cycle. Available funding allows management and other users to evaluate the Company’s short term liquidity, and its capital resources available at a point in time. Available funding is not a standardized financial measure under IFRS and therefore may not be comparable with the calculation of similar measures disclosed by other entities.

Adjusted Working Capital Deficit (Cdn$ thousands)	September 30, 2022	December 31, 2021	December 31, 2020
Current assets	81,692	64,712	44,251
Current liabilities	(142,190)	(141,240)	(233,890)

Working capital deficit	(60,498)	(76,528)	(189,639)
Current portion of bank debt	—	—	163,600

Adjusted working capital deficit	(60,498)	(76,528)	(26,039)

(1)

Adjusted working capital deficit is a non-GAAP measure. Working capital is the most directly comparable GAAP measure for adjusted working capital deficit. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

Available Funding (Cdn$ thousands)	September 30, 2022	December 31, 2021	December 31, 2020
Working capital deficit	(60,498)	(76,528)	(189,639)
Debt capacity	192,200	68,700	16,090
Equity commitment[1]	172,700	172,700	207,700

Available funding[2]	304,402	164,872	34,151

(1)

See “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Capital Resources and Liquidity” for a breakdown of the remaining equity commitment under the June 2020 Investment Agreement and December 2020 Investment Agreement.

(2)	Available funding is a non-GAAP measure. Working capital is the most directly comparable GAAP measure for available funding. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

Net Debt, Annualized Quarterly Adjusted EBITDA and Net Debt to Annualized Quarterly Adjusted EBITDA

Annualized quarterly adjusted EBITDA indicates the Company’s ability to generate funds from its asset base on a continuing basis, for future development of its capital program and settlement of financial obligations. Hammerhead’s short-term capital management objective is to fund its capital expenditures using primarily funds from operations, noting value-creating activities may be financed with a combination of funds from operations and other sources of capital. Net debt is used to assess and monitor liquidity at a point in time, while net debt to annualized quarterly adjusted EBITDA assists the Company in monitoring its capital structure and financing requirements. Net debt, annualized quarterly adjusted EBITDA and net debt to annualized quarterly adjusted EBITDA are not standardized measures under IFRS and therefore may not be comparable with the calculation of similar measures disclosed by other entities.

(Cdn$ thousands)	September 30, 2022	December 31, 2021	December 31, 2020
Working capital deficit	60,498	76,528	189,639
Current portion of bank debt	—	—	(163,600)
Adjusted working capital deficit[1]	60,498	76,528	26,039
Bank debt	107,800	106,300	163,600
Term debt	77,614	134,747	120,435

Total net debt [2]	245,912	317,575	310,074
Annualized quarterly adjusted EBITDA [3]	391,232	180,048	144,676

Net debt to annualized adjusted EBITDA [4]	0.6	1.8	2.14

(1)

Adjusted working capital deficit is a non-GAAP measure. Working capital deficit is the most directly comparable GAAP measure for adjusted working capital deficit. Refer to the subsection “Non-GAAP and Other Specified Financial Measures.”

(2)

Net debt is a non-GAAP measure. The Company’s third party debt obligations of the bank debt and the term debt are the most directly comparable GAAP measures for net debt. Refer to subsection “Non-GAAP and Other Specified Financial Measures”.

(3)

Annualized quarterly adjusted EBITDA is a non-GAAP measure. Net profit (loss) before income tax is the most directly comparable GAAP measure to annualized quarterly adjusted EBITDA. For the quarter ended September 30, 2022 the net profit (loss) was C$67.3 million. For the quarters ended December 31, 2021 and

2020 the net profit (loss) was C$37.1 million and C$22.6 million, respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures”.
(4)

The Company’s net debt to annualized quarterly adjusted EBITDA is a non-GAAP measure, derived from the net debt non-GAAP measure and annualized quarterly adjusted EBITDA non-GAAP measure, where the directly comparable GAAP measures are the Company’s debt obligations of bank debt and term debt, and the Company’s net profit (loss), respectively. Refer to the subsection “Non-GAAP and Other Specified Financial Measures”.

Cash Flow and Long Term Liquidity

The primary sources of cash for Hammerhead during the nine months ended September 30, 2022, were funds from operations and draws on the bank debt. The primary uses of cash were the repayment of a portion the outstanding term debt, the Company’s capital development program, as well as repayment of some of the outstanding bank debt. During the nine months ended September 30, 2022, Hammerhead’s cash flow from operating activities increased C$207.6 million to C$295.2 million from C$87.6 million. Improved pricing across all commodities, coupled with increased production, was the primary driver of the C$266.8 million increase in net profit loss before adjustments to non-cash items. This was offset with a C$52.7 million net decrease in adjustments for non-cash items and a C$11.6 million decrease in change in non-cash working capital from operating activities. The net decrease in adjustments for non-cash items was primarily due to the change from an unrealized loss of $62.9 million to an unrealized gain of C$4.5 million related to the Company’s risk management contracts, this was offset with higher depletion and depreciation expense as well as a higher loss on warrant revaluation for the nine months ended September 30, 2022, when compared to the prior period. The change in non-cash working capital from operating activities for the nine months ended September 30, 2022 is due to higher outstanding receivables as a result of improved pricing driving a higher overall revenue balance period over period, slightly offset with a decrease in outstanding payables related to the Company’s operating activities.

The primary sources of cash for Hammerhead during the year ended December 31, 2021, were funds from operations, equity proceeds from the 2020 Investment agreement and proceeds from disposition of the Simonette properties. The primary uses of cash were the Company’s capital development program, as well as repayment of bank debt. During the fiscal year ended December 31, 2021, Hammerhead’s cash flow from operating activities increased C$1.4 million to C$121.1 million from C$119.7 million for the prior year. Adjustments from non-cash items increased C$110.7 million primarily due to a prior year gain of C$88.2 million on debt extinguishment not adjusted for in the current year and a $13.8 million loss from an asset disposal recognized during the year ended December 31, 2021. Non-cash working capital improved C$15.9 million due to a higher outstanding payable balance, partially offset with an increase in outstanding receivables as a result of improved pricing driving up the total receivable balance. Offsetting the increases in non-cash operating items and working capital was a decrease in net profit loss of C$125.2 million. Though revenue from operations saw significant improvement compared to prior year, the Company also saw higher losses on realized risk management contracts and optimization fees driving an overall net loss position for the year ended December 31, 2021.

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company addresses its liquidity risk through its capital management of cash, working capital, Credit Facility capacity, and equity issuances along with its planned capital expenditure program. Additionally, upon the consummation of the Business Combination, Hammerhead will have access to any remaining proceeds from the Trust Account after payments to redeeming DCRD Public Shareholders.

The Company has determined that both its current and long term financial obligations, including commitments (see below), are adequately funded from the available borrowing capacity on the Credit Facility and from funds from operations.

The following table summarizes the timing of cash flows for the Company’s financial liabilities as at September 30, 2022:

(Cdn$ thousands)	< 1 Year	1 to 5 Years	Total
Accounts payable and accrued liabilities	111,354	—	111,354
Estimated interest on bank debt and letters of credit	7,444	29,776	37,220
2020 Senior Notes and estimated interest	—	93,253	93,253
Risk management contracts	30,022	—	30,022
Lease liabilities	814	3,376	4,190

Total financial liabilities	149,634	126,405	276,039

The following table summarizes the timing of cash flows for the Company’s financial liabilities as at December 31, 2021:

(Cdn $thousands)	<1 Year	1-5 Years	Total
Accounts payable and accrued liabilities	116,866	—	116,866
Estimated interest on bank debt and letters of credit	4,130	3,165	7,295
2020 Senior Notes and estimated interest	—	180,834	180,834
Risk management contracts	23,344	3,050	26,394
Lease liabilities	1,030	3,927	4,957

Total financial liabilities	145,370	190,976	336,346

Contractual Obligations and Commitments

At September 30, 2022, the Company is committed to future payments under the following agreements:

(Cdn$ thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
Firm transportation & processing	98,960	101,075	89,405	76,285	57,766	195,465	618,956

Office buildings [1]	912	825	763	763	763	191	4,217
Drilling services	1,392	—	—	—	—	—	1,392

Total annual commitments	101,264	101,900	90,168	77,048	58,529	195,656	624,565

(1)	Relates to non-lease components and non-indexed variable payments.

At December 31, 2021, Hammerhead is committed to future payments under the following agreements:

(Cdn$ thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
Office buildings[1]	912	912	788	763	763	763	4,901
Firm transportation & processing	94,533	101,171	98,816	87,740	67,357	219,767	669,384

Total annual commitments	95,445	102,083	99,604	88,503	68,120	220,530	674,285

(1)	Relates to non-lease components and non-indexed variable payments.

Quantitative and Qualitative Disclosures About Market Risk

Hammerhead is exposed to a number of market risks, including changes in market prices, such as commodity prices, foreign exchange rates and interest rates that may affect the Company’s income or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return. For the fair value on the Company’s risk management contracts, see Commodity Price Risk section below.

Currency Risk

Currency risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company’s petroleum and natural gas sales are conducted in Canada and are denominated in Canadian dollars; however, Canadian commodity prices are influenced by fluctuations in the Canada to US dollar exchange rate as global oil prices are generally denominated in US dollars.

The Company is also exposed to currency risk in relation to its 2020 Senior Notes, which are denominated in US dollars. A 10% strengthening (weakening) of the US dollar would have contributed a $7.8 million increase (decrease) to the Company’s net loss before tax for the nine months ended September 30, 2022 (nine months ended September 30, 2021 – $13.2 million), resulting from the revaluation of the 2020 Senior Notes.

Interest Rate Risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The interest charged on the Credit Facility fluctuates with floating interest rates. The Company is exposed to interest rate risk related to borrowings drawn under its Credit Facility.

An increase (decrease) in the interest rates of 1% would have increased (decreased) interest expense by $0.6 million for the nine months ended September 30, 2022 (nine months ended September 30, 2021—$0.9 million). An increase or decrease in the interest rates by 1% would have increased or decreased interest expense by $1.1 million for the year ended December 31, 2021 (year ended December 31, 2020—$2.4 million).

Commodity Price Risk

The Company’s operational results and financial condition are largely dependent on the commodity price received for its oil and natural gas production. Commodity prices have fluctuated widely in recent years due to global and regional factors including supply and demand fundamentals, inventory levels, weather, economic and geopolitical factors.

Commodity price risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted not only by the relationship between the Canadian and United States dollars but also worldwide economic events that influence supply and demand.

Hammerhead enters into risk management contracts to manage its exposure to commodity price fluctuations, which have served to protect and provide certainty on a portion of the Company’s cash flows. All risk management contracts entered into by Hammerhead are entered into for purposes other than trading purposes. Risk management contracts are valued using valuation techniques with observable market inputs. The most frequently applied valuation techniques include forward pricing and swap models using present value calculations and third-party option valuation models. The models incorporate various inputs including the foreign exchange spot and forward rates, and forward curves and volatilities of the underlying commodity.

See the subsection “Hammerhead Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” for:

•	the fair value of all risk management contracts outstanding as at September 30, 2022 and December 31, 2021, by commodity type

•	a summary of the terms of all outstanding risk management contracts as at September 30, 2022 and December 31, 2021

•

a breakdown of all realized and unrealized gains and losses on risk management contracts recognized during the nine months ended September 30, 2022 and September 30, 2021, and the years ended December 31, 2021 and December 31, 2020.

Hammerhead manages the risks associated with changes in commodity prices by entering into a variety of risk management contracts. The Company assesses the effects of movement in commodity prices on income before tax. When assessing the potential impact of these commodity price changes, the Company believes a 10% volatility is a reasonable measure.

A 10% change in commodity prices would have resulted in the following impact to the Company’s unrealized gain (loss) on risk management contracts and net income before tax, assuming all other variables including the Canadian dollar to United States dollar exchange rate, remained constant for the nine months ended September 30, 2022:

(Cdn$ thousands)	Increase 10%	Decrease 10%
Crude oil	(11,041)	11,041
Natural gas	(16,972)	19,339
NGL	(481)	481

A 10% change in commodity prices would have resulted in the following impact to unrealized gains (losses) on risk management contracts and net income before tax, assuming all other variables, including the Canadian/United States dollar exchange rate, remain constant, for the year ended December 31, 2021:

(Cdn$ thousands)	Increase 10%	Decrease 10%
Crude Oil	(18,559)	18,559
Natural Gas	(7,960)	8,889
NGL	(1,205)	(1,205)

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance that all the assets are safeguarded and transactions are appropriately authorized, and to facilitate the preparation of relevant, reliable and timely information. Due to inherent limitations, internal control over financial reporting may not prevent or detect all misstatements due to fraud or error. The control framework Hammerhead’s officers used to design and evaluate Hammerhead’s internal controls over financial reporting is the Internal Control – Integrated Framework (2013) by The Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). All control systems by their nature can only provide reasonable, but not absolute, assurance that the objectives of the control system are met.

Emerging Growth Company Accounting Election

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. NewCo currently prepares its consolidated financial statements in accordance with IFRS as issued by the IASB, so NewCo is unable to make use of the extended transition period. NewCo will comply with new or revised accounting standards on or before the relevant dates on which adoption of such standards is required by the IASB.

NewCo may rely on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, NewCo is not required to, among other things: (a) provide an auditor’s attestation report on NewCo’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

New SPAC will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of New SPAC’s first fiscal year following the fifth anniversary of the Closing, (b) the last date of New SPAC’s fiscal year in which New SPAC has total annual gross revenue of at least $1.235 billion, (c) the date on which New SPAC is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New SPAC has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Non-GAAP and Other Specified Financial Measures

Hammerhead uses certain measures commonly used in the oil and natural gas industry that are not defined under IFRS, as outlined below. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS and should be read in conjunction with the consolidated financial statements of Hammerhead included elsewhere in this proxy statement/prospectus. Readers are cautioned that these non-GAAP and capital management measures are not standardized financial measures under IFRS, and might not be comparable to similar financial measures disclosed by other entities. Hammerhead compensates for these limitations by providing a reconciliation of these non-GAAP and other specified financial measures to the most directly comparable IFRS financial measures. Hammerhead encourages investors and others to review its financial information in its entirety, not to place undue reliance on any single financial measure and to view these non-GAAP measures in conjunction with their respective related IFRS financial measures.

The non-GAAP and capital management measures used in this summary are summarized as follows:

Non-GAAP Financial Measures

Capital Expenditures

Management uses capital expenditures to determine the amount of cash flow used for capital reinvestment. See the following table for the reconciliation of capital expenditures to net cash used in investing activities, the most directly comparable GAAP measure.

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021
Net cash used in investing activities	222,597	48,990
Proceeds from asset disposition	—	10,027
Net change in accounts payable related to the addition of PP&E	(12,390)	11,142

Capital expenditures	210,207	70,159

	Year Ended December 31,
(Cdn$ thousands)	2021	2020
Net cash used in investing activities	91,180	113,328
Proceeds from asset disposition	10,027	—
Changes in non-cash working capital	37,337	(18,966)

Capital expenditures	138,544	94,362

Adjusted Working Capital

Adjusted working capital is comprised of current assets less current liabilities on Hammerhead’s balance sheet, including the current portion of risk management contracts, and excludes the current portion of the Credit Facilities.

Adjusted working capital is included within the non-IFRS measures because a surplus of adjusted working capital will result in a future net cash inflow to the business which can be used for future funding and a deficiency of adjusted working capital will result in a future net cash outflow which may require a future draw from Hammerhead’s existing funding capacity in order to settle the short-term liabilities in excess of current assets.

The following is a reconciliation of adjusted working capital to the most directly comparable GAAP measure, working capital:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Current assets	64,712	44,251
Current liabilities	(141,240)	(233,890)

Working capital deficit	(76,528)	(189,639)
Current portion of bank debt	—	163,600

Available Funding

The available funding measure allows management and other users to evaluate the Company’s short term liquidity, and its capital resources available at a point in time. Available funding is comprised of working capital, the undrawn component of Hammerhead’s Credit Facilities, plus the remaining equity commitment related to the December 2020 Investment Agreement and the June 2020 Investment Agreement. Hammerhead’s available funding is disclosed under the subsection “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Liquidity,” which includes a reconciliation from its most directly comparable GAAP measure, working capital.

Operating netback

Operating netback is calculated by deducting royalties, operating expense, transportation expense, and realized (losses) gains from risk management contracts from oil and gas revenue. Hammerhead’s management believes that operating netback is a key performance indicator to assess the profitability of the Company’s developed and producing assets, and to provide investors with information that is also commonly presented by peers within the industry. Hammerhead’s netback is disclosed in the subsection “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Operating Netback,” which includes a reconciliation from its most directly comparable GAAP measure, oil and gas revenue.

Funds from Operations

Funds from operations is comprised of cash provided by operating activities, excluding the impact of changes in non-cash working capital and settlement of decommissioning obligations. Hammerhead management believes excluding the changes in non-cash working capital provides a more meaningful performance measure of the Company’s operations on an ongoing basis, as it removes the impact of changes in timing of collections and payments, which are variable. Decommissioning provision costs incurred also vary depending upon the Company’s planned capital program and the maturity of operating areas requiring environmental remediation. Funds from operations as presented should not be considered an alternative to, or more meaningful than, cash flow from operating activities, net profits or other measures of financial performance calculated in accordance with IFRS.

The following table reconciles funds from operations to net cash from operating activities, which is the most directly comparable GAAP measure:

	Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021
Net cash from operating activities	295,224	87,571
Changes in non-cash working capital	8,699	(2,900)
Realized foreign exchange loss on debt repayment	(5,168)	—
Settlement of decommissioning obligations	123	—
Loss on settlement under long term retention program	—	(527)

Funds from operations	298,878	84,144

	Year Ended December 31,
(Cdn$ thousands)	2021	2020
Cash flow from operating activities	121,111	119,686
Changes in non-cash working capital	(6,131)	9,801
Loss on settlement under long term retention program	(527)	—

Funds from operations	114,453	129,487

Non-GAAP Financial Ratios

Operating Netback per boe

Management calculates operating netback per boe as operating netback divided by the Company’s total production. Operating netback is a non-GAAP financial measure component of operating netback per boe. Hammerhead management believes this performance measure provides key information about the profitability of the Company’s developed and producing assets, isolated for the impact of changes in production volumes. Hammerhead’s operating netback per boe is disclosed in the subsection “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Operating Netback.”

Funds from Operations per boe and Funds from Operations per Basic Share and Diluted Share

Funds from operations per boe is calculated by dividing funds from operations by the Company’s total production. Funds from operations per basic share and diluted share is calculated by dividing funds from operations by the Company’s basic and diluted weighted average shares outstanding. Funds from operations is a non-GAAP financial measure component of funds from operations per boe, and funds from operations per basic share and diluted share.

Funds from operations per boe is utilized by management to assess the profitability of the Company’s developed and producing assets and to compare current results to prior periods or to peers by isolating for the impact of changes in production volumes. Funds from operations per basic share and diluted share is utilized by Management to indicate the funds generated from the business that could be allocated to each shareholder’s equity position. Funds from operations per boe and funds from operations per basic share and diluted share are disclosed in the subsection “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Funds from Operations.”

Capital Management Measures

Adjusted EBITDA

Adjusted EBITDA is calculated as net profit (loss) before interest and financing expenses, income taxes, depletion, depreciation and amortization, adjusted for certain non-cash items, or other items that are not considered part of normal business operations. Annualized quarterly adjusted EBITDA is adjusted EBITDA for the quarter, multiplied by four. Adjusted EBITDA indicates the Company’s ability to generate funds from its asset base on a continuing basis, for future development of its capital program and settlement of financial obligations.

Adjusted EBITDA as presented should not be considered an alternative to, or more meaningful than, net profit (loss) before income tax, or other measures of financial performance calculated in accordance with IFRS. The following is a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net profit (loss) before income tax:

	Three Months Ended September 30,
(Cdn$ thousands)	2022	2021	% Change
Net profit (loss) before income tax	67,251	(25,319)	(366)
Add (deduct):
Unrealized (gain) loss on risk management contracts	(44,774)	9,302	(581)
Optimization fees	—	852	(100)
Transaction costs	16,021	—	100
Share-based compensation	1,055	3,414	(69)
Depletion and depreciation	35,802	28,015	28
Finance expense	6,221	4,779	30
Loss (gain) on foreign exchange	5,570	3,536	58
Loss on warrant liability	10,824	(23)	(47,161)
Loss on debt repayment	218	—	100
Other income, excluding transportation income	(380)	(300)	27

Adjusted EBITDA	97,808	24,256	303
Annualized quarterly adjusted EBITDA	391,232	97,024	303

	Year Ended December 31,
(Cdn$ thousands)	2021	2020	% Change
Net profit (loss) before income tax	(71,821)	53,410	(234)
Add (deduct):
Unrealized (gain) loss on risk management contracts	16,649	18,353	(9)
Optimization fees	19,708	670	2,841
Share-based compensation	14,039	7,155	96
Depletion and depreciation	127,333	135,184	(6)
Finance expense	21,264	37,344	(43)
(Gain) loss on foreign exchange	(350)	817	(143)
Loss (gain) on warrant liability	96	(3,981)	(102)
Gain on debt redemptions of financial liabilities	—	(88,160)	—
Loss on asset disposition	13,813	—	—
Other income, excluding transportation income	(1,022)	(4,639)	(78)

Adjusted EBITDA	139,709	156,153	(11)

Net Debt and Net Debt to Adjusted EBITDA

Net debt is calculated as the outstanding balance on the Company’s Credit Facility, the 2020 Senior Notes and working capital. The 2020 Senior Notes are calculated as the principal amount outstanding, plus accrued PIK Interest, converted to Canadian dollars at the closing exchange rate for the period. Net debt to annualized quarterly adjusted EBITDA is net debt divided by annualized quarterly adjusted EBITDA. Net debt is used to assess and monitor liquidity at a point in time, while net debt to annualized quarterly adjusted EBITDA assists the company in monitoring its capital structure and financing requirements.

Net debt and net debt to annualized quarterly adjusted EBITDA are disclosed in the subsection entitled “Hammerhead Management’s Discussion and Analysis of Financial Condition And Results Of Operations—Liquidity.”

EXECUTIVE COMPENSATION

DCRD

None of DCRD management has received any cash compensation for services rendered to DCRD. Commencing on August 11, 2021, DCRD agreed to pay an affiliate of DCRD Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or DCRD’s liquidation, DCRD will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid to DCRD Sponsor, or DCRD management, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Initial Business Combination. However, these individuals will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on DCRD’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DCRD’s audit committee will review on a quarterly basis all payments that were made to DCRD Sponsor, or DCRD management, or DCRD’s or their affiliates.

Pursuant to the Business Combination Agreement, DCRD has the right to appoint one board member to the New SPAC Board. DCRD has designated James AC McDermott to the New SPAC Board. Although it is possible that some or all of DCRD management may negotiate employment or consulting arrangements to remain with New SPAC after the Business Combination, DCRD is not party to any agreements with DCRD management that provide for benefits upon termination of employment.

For more information about the interests of DCRD Sponsor and DCRD management in the Business Combination, see the subsection entitled “The Business Combination—Interests of Certain Persons in the Business Combination.”

Hammerhead

Historical Compensation of Hammerhead’s Directors

For the fiscal year ended December 31, 2021, Hammerhead paid $50,000 to each of Messrs. Charron and Hanlon in director fees, and each were granted 100,000 Hammerhead RSUs pursuant to the Hammerhead Share Award Plan described below. Additionally, Hammerhead paid $92,554.79 and $50,000 to each of Messrs. Charron and Hanlon in director fees, respectively, during the 2021 year that related to services provided in 2020. For the fiscal year ended December 31, 2021, Hammerhead paid an aggregate of $200,000 in director fees to 1901 Partners Management, LP on behalf of Mr. Begley. Of the fees paid to 1901 Partners Management, LP during the fiscal year ended December 31, 2021, $100,000 related to services provided in 2020. Messrs. Charron and Hanlon’s 2021 awards vest with respect to 25% of the Hammerhead RSUs subject to the award on December 31, 2022, and with respect to the remaining 75% of the Hammerhead RSUs subject to the award in 25% annual installments thereafter.

Hammerhead did not pay any compensation or provide any benefits for the fiscal year ended December 31, 2021 to other non-employee directors.

Historical Compensation of Hammerhead’s Executive Officers – Year Ended December 31, 2021

Cdn Dollars			Short-term Benefits	Share- based Payments

Name	Title	Salaries & Fees (1)	Other (2)	RSUs (3)	Total
Scott Sobie	President, Chief Executive Officer	$515,000	$1,340,002	$3,390,252	$5,245,254
Michael G. Kohut	SVP & Chief Financial Officer	$324,500	$498,597	$1,508,285	$2,331,382
David M. Anderson	SVP, Operations & Business Development	$324,450	$501,818	$1,508,285	$2,334,553
Daniel Labelle	SVP, Development & A&D	$324,450	$503,298	$1,508,285	$2,336,033
Nicki Stevens	SVP, Production, Marketing & ESG	$285,000	$427,996	$1,324,347	$2,037,343
Scott Rennie	SVP Development	$67,574	$541,484	$—	$609,058

(1)	‘Salary and Fees’ represents the actual salary amounts paid to executive officers in the fiscal year ending December 31, 2021.
(2)

‘Other’ represents bonuses earned by the executive officers for services in the fiscal year of 2021 and other fringe benefits provided to the executive officers, including fitness allowance, life insurance, dependent life insurance, accidental death & dismemberment, parking, executive medical assessments, health spending accounts, and additional Best Doctor’s coverage and loan settlements under the long term retention program.

(3)	Share based payments represent the Black Scholes valuation of RSU awards granted in the fiscal year ending December 31, 2021, and do not represent any type of cash disbursement.

The breakdown of ‘other’ benefits is as follows:

Cdn Dollars

Name	Title	Bonus	Fringe Benefits	Total
Scott Sobie	President, Chief Executive Officer	$1,319,900	$20,102	$1,340,002
Michael G. Kohut	SVP & Chief Financial Officer	$485,000	$13,597	$498,597
David Anderson	SVP, Operations & Business Development	$485,000	$16,818	$501,818
Daniel Labelle	SVP, Development & A&D	$485,000	$18,298	$503,298
Nicki Stevens	SVP, Production, Marketing & ESG	$410,900	$17,096	$427,996
Scott Rennie	SVP Development	$—	$541,484	$541,484

Philosophy

Hammerhead’s executive compensation program is designed to attract and retain high performing leaders and value creators. In efforts to continue Hammerhead’s path for sustainable growth, the Hammerhead Board and its compensation committee support executive compensation that reinforces engagement, continuous improvement and optimizes corporate performance. Hammerhead’s approach to executive compensation is competitive with peer Canadian oil and gas companies where there is substantial upside for high performance and downside for under performance. The objectives of the program aim to provide competitive wages as compared to Hammerhead’s peers, emphasize pay for performance through an annual short-term incentive program, and at-risk pay that aligns executive and stakeholder’s interests for value creation.

Compensation Committee

Hammerhead’s compensation committee provides oversight for evaluating Hammerhead’s compensation and board governance practices. This includes compensation and assessment of performance for the CEO, directors and overall approach to employee compensation programs and annual compensation recommendations. The compensation committee governs the application of compensation practices to corporate performance as measured by annual key performance indicators within Hammerhead’s corporate scorecard. The compensation committee ensures there is a clear understanding of Hammerhead’s approach to compensation and that a direct correlation exists between pay and performance.

The compensation committee evaluates executive compensation practices based on the following:

Competitive Review and Governance

In Hammerhead’s efforts to attract and retain high performing talent and to ensure it is competitive in its pay practices, Hammerhead targets the 50th–75th percentile of market data. Hammerhead uses the Mercer Total Compensation Survey for the petroleum industry (“MTCS”) and completes a detailed review of its practices and pay each year. In addition to the MTCS, Hammerhead uses other industry compensation data including APEGA and the Calgary Exchange Group annual compensation planning survey. Hammerhead also references government statistics based on inflation and economic indicators and utilizes public company reporting on top 5 named executive officers.

From time to time, Hammerhead will engage the support of third-party compensation consultant advisors to provide an unbiased approach to executive and board compensation practices. This instills governance and is intended to ensure that Hammerhead’s approach is competitive and effective. Hammerhead’s executive compensation consists of a base salary and variable incentive pay programs such as a short term pay for performance cash bonus program, and a long-term incentive under its equity plans of restricted share units and or stock options. In addition to wages and incentive programs, executives also receive health, dental and wellness benefits.

Elements of Executive Compensation

Hammerhead strives to ensure that every employee understands how they contribute and impact the results of the organization. Hammerhead’s executive compensation framework includes a combination of guaranteed and variable pay based on performance. There are three elements to executive total compensation with weighted emphasis on variable components of pay for performance and at-risk pay. The variable component of compensation on a percentage basis is commensurate with the degree of responsibility and accountability in the organization, with the executives having significantly more of compensation based on achieving corporate results.

Hammerhead’s compensation framework has three elements: (1) guaranteed pay, (2) incentive compensation, and (3) benefits and other compensation.

1)	Guaranteed Pay – Annual Base Salary

•	Hammerhead provides a competitive annual base salary that targets the 50-75% percentile of the market.
•	Executive may be paid above or below target based on various considerations such as experience, length in the role, and comparison to others in similar roles.

2)	Incentive Compensation – Pay for Performance and At-Risk Pay

•	Short-Term Incentive – Annual Bonus Program

Executives participate in the Pay for Performance annual cash bonus program (“Bonus Program”) with all other employees. The program considers corporate, team and individual performance metrics that are applied to bonus targets. Performance metrics are detailed within the annual corporate scorecard which provides a final multiplier at the end of each performance period. The multiplier and overall review of the corporate scorecard is recommended to and approved by the compensation committee. If approved, the multiplier is applied to the corporate portion of the executive’s bonus target. Executive bonus targets are weighted primarily on corporate performance.

•	Long-Term Incentive – Equity based compensation

•	Hammerhead Share Award Plan

Hammerhead has the Hammerhead Share Award Plan pursuant to which Hammerhead provides directors, officers, employees and other eligible service providers the opportunity through Hammerhead RSU awards to acquire an increased proprietary interest in Hammerhead. The Hammerhead RSUs are subject to the Hammerhead Share Award Plan with typical vesting of 25% per year upon the first, second, third and fourth anniversary of the grant date with an expiration of five years from the grant date.

•	Hammerhead Share Option Plan

Hammerhead has the Hammerhead Share Option Plan pursuant to which Hammerhead provides directors, officers, employees and other eligible service providers the opportunity through Hammerhead Option grants to acquire an increased proprietary interest in Hammerhead. The Hammerhead Options are subject to the Hammerhead Share Option Plan with typical vesting of 25% per year upon the first, second, third and fourth anniversary of the grant date with an expiration of five years from the grant date.

3)	Benefits and Other Compensation

Hammerhead provides executives with other compensation in the form of group Health, Dental and Insurance benefits; Annual Executive Health Assessment; Best Doctors Program; Sick Leave (Salary Continuance) and Long-Term Disability; Business Travel Medical Insurance; Out of Country medical Insurance; parking benefits; Health Care Spending Account; Employee Assistance Program and Fitness Allowance.

Employment Agreements

Scott Sobie, Employment Agreement

Effective April 27, 2015, Scott Sobie entered into an amended and restated executive employment agreement covering the terms and conditions of his employment as President and Chief Executive Officer.

Pursuant to his employment agreement, if terminated without just cause, Mr. Sobie would be entitled to severance payments including (i) two times his annual salary, (ii) an amount equal to his current performance target percentage multiplied by the amount determined in (i), and (iii) an amount equal to 15% multiplied by the amount determined in (i) to account for lost benefits, in each case, in effect immediately prior to his termination. Such payments would be subject to a release of claims. If there is a change in control, Mr. Sobie would be entitled, within 6 months following the change of control, to terminate employment and still receive these severance benefits.

Mr. Sobie’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

Michael G. Kohut, Employment Agreement

Effective January 8, 2019, Michael G. Kohut entered into an executive employment agreement covering the terms and conditions of his employment as Senior Vice President & Chief Financial Officer.

Pursuant to his employment agreement, if terminated without just cause, Mr. Kohut would be entitled to severance payments including (i) one times his annual salary, (ii) an amount equal to his current performance target percentage multiplied by the amount determined in (i), and (iii) an amount equal to 15% of his current salary to account for lost benefits, in each case, in effect immediately prior to his termination. Additionally, Mr. Kohut would be entitled to an amount equal to l/12th of the total payments in (i)-(iii) for each full year of employment, up to a maximum additional amount of 50% of the total payments in (i)-(iii). Such payments are subject to a release of claims. If there is a change in control, Mr. Kohut would be entitled, within one year following the change of control, to terminate employment under certain good reason events and still receive these severance benefits.

Mr. Kohut’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

David M. Anderson, Employment Agreement

Effective April 30, 2015, David M. Anderson entered into an executive employment agreement covering the terms and conditions of his employment as Senior Vice President, Business Development & Operations.

Pursuant to his employment agreement, if terminated without just cause, Mr. Anderson would be entitled to severance payments including (i) one times his annual salary, (ii) an amount equal to his current performance target percentage multiplied by the amount determined in clause (i) and (iii) an amount equal to 15% of his current salary to account for lost benefits, in each case, in effect immediately prior to his termination. Additionally, Mr. Anderson would be entitled to an amount equal to 1/12th of the total payments in clauses (i)-(iii) for each full year of employment, up to a maximum additional amount of 50% of the total payments in clauses (i)-(iii). Such payments are subject to a release of claims. If there is a change in control, Mr. Anderson would be entitled, within one year following the change of control, to terminate employment under certain good reason events and still receive these severance benefits.

Mr. Anderson’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

Daniel Labelle, Employment Agreement

Effective April 28, 2015, Daniel Labelle entered into an executive employment agreement covering the terms and conditions of his employment as Senior Vice President, Development and A&D.

Pursuant to his employment agreement, if terminated without just cause, Mr. Labelle would be entitled to severance payments including (i) one times his annual salary, (ii) an amount equal to his current performance target percentage multiplied by the amount determined in (i), and (iii) an amount equal to 15% of his current salary to account for lost benefits, in each case, in effect immediately prior to his termination. Additionally, Mr. Labelle would be entitled to an amount equal to l/12th of the total payments in (i)-(iii) for each full year of employment, up to a maximum additional amount of 50% of the total payments in (i)-(iii). Such payments are subject to a release of claims. If there is a change in control, Mr. Labelle would be entitled, within one year following the change of control, to terminate employment under certain good reason events and still receive these severance benefits.

Mr. Labelle’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

Nicki Stevens, Employment Agreement

Effective April 30, 2015, Nicki Stevens entered into an executive employment agreement covering the terms and conditions of her employment as Senior Vice President, Production, Marketing and ESG.

Pursuant to her employment agreement, if terminated without just cause, Ms. Stevens would be entitled to severance payments including (i) one times her annual salary, (ii) an amount equal to her current performance target percentage multiplied by the amount determined in (i), and (iii) an amount equal to 15% of her current salary to account for lost benefits, in each case, in effect immediately prior to her termination. Additionally, Ms. Stevens would be entitled to an amount equal to l/12th of the total payments in (i)-(iii) for each full year of employment, up to a maximum additional amount of 50% of the total payments in (i)-(iii). Such payments are subject to a release of claims. If there is a change in control, Ms. Stevens would be entitled, within one year following the change of control, to terminate employment under certain good reason events and still receive these severance benefits.

Ms. Stevens’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

New SPAC

Historical compensation of New SPAC’s Directors

New SPAC did not pay any compensation or provide any benefits for the fiscal year ended December 31, 2021 to the New SPAC Directors.

Executive Officer and New SPAC Director Compensation following the Business Combination

Hammerhead is engaging a third-party executive compensation advisory firm to assist in the review and development of its executive and director compensation programs that will be in effect following the Business Combination.

For more information about the holdings of directors and executive officers following consummation of the Business Combination including the number of New SPAC Common Shares to be held by each individual, see the section entitled “Beneficial Ownership of New SPAC Securities.”

Equity Compensation

In connection with the Business Combination, New SPAC intends to adopt one or more New SPAC Incentive Plans in order to facilitate the grant of equity incentive awards to directors, employees (including executive officers) and consultants of New SPAC and certain of its affiliates and to enable New SPAC to obtain and retain the services of these individuals, which is essential to New SPAC’s long-term success. A third party compensation consulting advisor has been engaged to review executive and director compensation plans including the New SPAC Equity Incentive Plans. We expect that the New SPAC Incentive Plans will be effective immediately following the SPAC Amalgamation Effective Time.

Additionally, under the terms of the Plan of Arrangement, on the Closing Date pursuant to the Company Amalgamation:

(a)

each then issued and outstanding Hammerhead Option will be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (i) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead Option multiplied by (ii) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Hammerhead Common Share Exchange Ratio; and

(b)

each then issued and outstanding Hammerhead RSU will be exchanged for an option to acquire a number of Hammerhead Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead RSU multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) subject to the applicable Hammerhead RSU divided by (y) the Hammerhead Common Share Exchange Ratio.

It is expected that New SPAC will adopt an option plan and a share award plan solely to provide for the issuance of share options and share awards in exchange for the outstanding Hammerhead Options and Hammerhead RSUs, respectively, under the Plan of Arrangement (collectively, the “Legacy Plans”), which plans will be effective immediately following the SPAC Amalgamation Effective Time. The Legacy Plans are expected to be in substantially the same form as the Hammerhead Share Option Plan and Hammerhead Share Award Plan, subject to such changes to provide for the Business Combination and such changes as may be required by applicable laws and stock exchange rules. Under the terms of the Legacy Plans and the policies of the TSX, New SPAC will not be entitled to make any further grants of options or share awards under the Legacy Plans. Upon completion of the Business Combination, the Hammerhead Option Plan and Hammerhead Share Award Plan will be discontinued.

The principal features of the Hammerhead Share Option Plan and Hammerhead Share Award Plan are summarized below. The final terms of the Legacy Plans and the New SPAC Incentive Plans are qualified in their entirety by reference to the actual text of the plans evidencing the applicable awards, which will be finalized prior to the SPAC Amalgamation Effective Time and filed following the completion of the Business Combination.

Terms of Hammerhead Share Option Plan

Defined Terms

In this description of the Hammerhead Share Option Plan, the abbreviations and terms set forth below have the following meanings:

“All or Substantially All of the Assets” means greater than 90% of the aggregate fair market value of the assets of Hammerhead and its subsidiaries, on a consolidated basis, as determined by the Hammerhead Board in its sole discretion.

“Black Out Period” means the period of time when, pursuant to any policies of Hammerhead, any securities of Hammerhead may not be traded by certain persons as designated by Hammerhead, including any holder of a Hammerhead Option.

“Change of Control” means: (i) a successful takeover bid; or (ii) (A) any change in the beneficial ownership or control of the outstanding securities or other interests of Hammerhead which results in: (I) a person or group of persons “acting jointly or in concert” within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time; or (II) an affiliate or associate of such person or group of persons, holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of Hammerhead; and (B) members of the Hammerhead Board who are members of the Hammerhead Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Hammerhead Board at any time within sixty days of such change; or (iii) Incumbent Directors no longer constituting a majority of the Hammerhead Board; (iv) the winding up of Hammerhead or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of Hammerhead within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of Hammerhead is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of Hammerhead for purposes of the ABCA shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of Hammerhead and its subsidiaries, on a consolidated basis, as determined in accordance with the Hammerhead Share Option Plan; or (v) any determination by a majority of the Hammerhead Board that a “Change of Control” has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of the Hammerhead Share Option Plan.

“Current Market Price” means, as at any date when the Current Market Price is to be determined, the weighted average trading price per Hammerhead Common Share on the TSX, or, if the Hammerhead Common Shares are not listed on the TSX, on any stock exchange in Canada on which the Hammerhead Common Shares are then listed, for the last five (5) trading days immediately prior to the date of determination, or if the Hammerhead Common Shares are not listed upon any stock exchange in Canada, the Current Market Price shall be determined by the Hammerhead Board, acting reasonably.

“Exchange” means the stock exchange, if any, on which the Hammerhead Common Shares are listed and posted for trading and, if the Hammerhead Common Shares are listed on more than one stock exchange, such stock exchange as may be selected for such purpose by the Hammerhead Board.

“HHR Group” means, collectively, Hammerhead, any entity that is a subsidiary of Hammerhead from time to time, including, without limitation, any entity designated by the Hammerhead Board from time to time as a member of the HHR Group for the purposes of this Hammerhead Share Option Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities) provided, however, that with respect to any Optionee that is subject to United States federal income taxation, such entity is a “service recipient” within the meaning of Code Section 409A with respect to such Optionee.

“Fair Market Value” with respect to a Hammerhead Common Share, as at any date, means the weighted average of the prices at which the Hammerhead Common Shares traded on the Exchange (or, if the Hammerhead Common Shares are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of the Hammerhead Common Shares occurs) for the five (5) trading days on which the Hammerhead Common Shares traded on the said stock exchange immediately preceding such date. In the event that the Hammerhead Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Hammerhead Common Shares as determined by the Hammerhead Board in its sole discretion. The determination of Fair Market Value with respect to Optionees who are subject to United States federal income taxation will be made in accordance with Code Sections 409A and 422, as applicable.

“Incumbent Directors” means any member of the Hammerhead Board who was a member of the Hammerhead Board at the effective date of the Hammerhead Share Option Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Hammerhead Board, including a majority of the Incumbent Directors then on the Hammerhead Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control.

“In-the-Money Value” means the amount by which the Current Market Price on the Pricing Date exceeds the exercise price of the applicable Hammerhead Options, multiplied by the number of Hammerhead Common Shares related to the applicable Hammerhead Options.

“Optionee” means a holder of Hammerhead Options.

“Pricing Date” means the date Hammerhead receives notice from an Optionee that has elected to exercise a vested Hammerhead Option by surrendering such Hammerhead Option in exchange for the In-the-Money Value of Hammerhead Option in lieu of purchasing the number of Hammerhead Common Shares then issuable on the exercise of the vested Hammerhead Option subject to the provisions of the Hammerhead Share Option Plan and if permitted by the Committee.

“Service Provider” means a director, officer or employee of, or a person or company engaged by, one or more of the entities comprising the HHR Group to provide services to an entity within the HHR Group.

Purpose and Administration

The purpose of the Hammerhead Share Option Plan is to aid in attracting, retaining and motivating the officers, directors, employees and other eligible Service Providers of the HHR Group in the growth and development of the HHR Group by providing them with the opportunity through Hammerhead Options to acquire an increased proprietary interest in Hammerhead.

The Hammerhead Share Option Plan is administered by a committee of the Hammerhead Board appointed from time to time by the Hammerhead Board to administer the Hammerhead Share Option Plan or, if no such committee is appointed, the Hammerhead Board (the “Committee”) pursuant to any rules of procedure that may be fixed by the Hammerhead Board.

Granting of Hammerhead Options

The Committee may from time to time designate officers, directors and employees of, and other eligible Service Providers to, the HHR Group to whom Hammerhead Options may be granted and the number of Hammerhead Common Shares to be optioned to each, provided that the number of Hammerhead Common Shares to be optioned shall not exceed the limitations provided below.

Limitations to the Hammerhead Share Option Plan

Notwithstanding any other provision of the Hammerhead Share Option Plan the maximum number of Hammerhead Common Shares issuable on exercise of outstanding Hammerhead Options at any time shall be limited to 10.0% of the aggregate number of issued and outstanding Hammerhead Common Shares, less the aggregate number of Hammerhead Common Shares issuable pursuant to incentive stock options issued and outstanding pursuant to the incentive stock option plan at such time.

Any increase in the issued and outstanding Hammerhead Common Shares (whether as a result of the exercise of Hammerhead Options or otherwise) will result in an increase in the number of Hammerhead Common Shares that may be issued on exercise of Hammerhead Options outstanding at any time and any increase in the number of Hammerhead Options granted will, upon exercise, make new grants available under the Hammerhead Share Option Plan.

Hammerhead Options that are cancelled, terminated or expire prior to the exercise of all or a portion thereof shall result in the Hammerhead Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Hammerhead Options pursuant to the Hammerhead Share Option Plan to the extent of any Hammerhead Common Shares issuable thereunder that are not issued under such cancelled, terminated or expired Hammerhead Options.

Vesting

The Committee may, in its sole discretion, determine: (i) the time during which Hammerhead Options shall vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist. In the absence of any determination by the Committee to the contrary, Hammerhead Options will vest and be exercisable as to one-quarter (1/4) of the total number of Hammerhead Common Shares subject to Hammerhead Options on each of the first, second, third and fourth anniversaries of the date of grant (computed in each case to the nearest whole Hammerhead Common Share). Notwithstanding the foregoing, the Committee may, at its sole discretion, at any time or in the agreement in respect of any Hammerhead Options granted, accelerate or provide for the acceleration of vesting of Hammerhead Options previously granted.

Hammerhead Option Price

The exercise price of Hammerhead Options granted under the Hammerhead Share Option Plan shall be fixed by the Committee when such Hammerhead Options are granted, provided that the exercise price of Hammerhead Options shall not be less than such minimum price as may be required by the stock exchange, if any, on which the Hammerhead Common Shares are listed at the time of grant.

Hammerhead Option Terms

The period during which a Hammerhead Option is exercisable shall, subject to the provisions of the Hammerhead Share Option Plan requiring or permitting acceleration of rights of exercise or the extension of the exercise period, be such period, not in excess of fifteen years, as may be determined from time to time by the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be five years from the date of grant. Each Hammerhead Option shall, among other things, contain provisions to the effect that Hammerhead Option shall be personal to the Optionee and shall not be assignable. In addition, unless Hammerhead and an Optionee agree otherwise in an agreement for Hammerhead Options or other written agreement (such as an agreement of employment or a retirement agreement), each Hammerhead Option shall provide that:

(a)

upon the death of the Optionee, Hammerhead Option shall terminate on the date determined by the Committee which shall not be more than 12 months from the date of death and, in the absence of any determination to the contrary, will be 12 months from the date of death;

(b)

if the Optionee shall no longer be a director or officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HHR Group (other than by reason of death or termination for cause or retirement), Hammerhead Option shall terminate on the expiry of the period not in excess of six months as prescribed by the Committee at the time of grant, following the date that the Optionee ceases to be a director or officer of, or an employee of or a consultant or other Service Provider to, any of the entities comprising the HHR Group; and, in the absence of any determination to the contrary, will terminate ninety (90) days following the date that the Optionee ceases to be a director or officer of, or an employee of or a consultant or other Service Provider to, any of the entities comprising the HHR Group;

(c)

if the Optionee shall no longer be a director or officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HHR Group by reason of termination for cause, Hammerhead Option shall terminate immediately on such termination for cause (whether notice of such termination occurs verbally or in writing); and

(d)

if the Optionee shall no longer be an officer of or be in the employ of any of the entities comprising of the HHR Group due to the Optionee’s retirement, Hammerhead Option shall terminate twelve months following the date that the Optionee ceases to be an officer of or be in the employ of any of the entities in the HHR Group;

provided that the number of Hammerhead Common Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of termination: (i) shall in the case of death of the Optionee, be all of the Hammerhead Common Shares that may be acquired on exercise of Hammerhead Options held by such Optionee (or his or her heirs or successors), whether or not previously vested, and the vesting of all such Hammerhead Options shall be accelerated on the date of death for such purpose; and (ii) in any case other than death or termination for cause, shall be the number of Hammerhead Common Shares which the Optionee was entitled to purchase on the date the Optionee ceased to be an officer, director, employee, consultant or other Service Provider, as the case may be. In the event of termination for cause, all of the Hammerhead Common Shares optioned, whether vested or unvested, shall be forfeited.

If any Hammerhead Options may not be exercised due to any Black-Out Period at any time within the three-business day period prior to the normal expiry date of such Hammerhead Options (the “Restricted Options”), the expiry date of all Restricted Options shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange and approved by the Committee).

Cashless Exercise

Subject to the provisions of the Hammerhead Share Option Plan, if permitted by the Committee, an Optionee may elect to exercise a vested Hammerhead Option by surrendering such Hammerhead Option in exchange for the In-the-Money Value of Hammerhead Option in lieu of purchasing the number of Hammerhead Common Shares then issuable on the exercise of the vested Hammerhead Option. If the Optionee so elects to exercise Hammerhead Option, the Optionee shall be entitled to payment of the In-the-Money Value of the vested Hammerhead Option determined as of the Pricing Date. The In-the-Money Value shall be paid in Hammerhead Common Shares issued from treasury with the number of Hammerhead Common Shares issuable being equal to the number obtained by dividing the In-the-Money Value of Hammerhead Options in respect of which such election is made by the Current Market Price on the Pricing Date.

Surrender Offer

A Optionee may make an offer (the “Surrender Offer”) to Hammerhead, at any time, for the disposition and surrender by the Optionee to Hammerhead (and the termination thereof) of any of Hammerhead Options granted under the Hammerhead Share Option Plan for an amount (not to exceed the Fair Market Value of the Hammerhead Common Shares less the exercise price of Hammerhead Options) specified in the Surrender Offer by the Optionee, and Hammerhead may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, the Hammerhead Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by Hammerhead to the Optionee. Hammerhead may, in its sole discretion, elect to allow an Optionee to claim such deductions in computing taxable income of such Optionee, if any, that may be available to the Optionee in respect of any amount received by the Optionee, provided that Hammerhead shall be under no obligation, express or implied, to make such election.

Alterations in Shares

In the event: (a) of any change in the Hammerhead Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Hammerhead Common Shares at prices substantially below Fair Market Value; or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Hammerhead Common Shares are converted into or exchangeable for any other securities or property; then the Hammerhead Board may make such adjustments to the Hammerhead Share Option Plan, to any Hammerhead Options and to any agreements for Hammerhead Options outstanding under the Hammerhead Share Option Plan, and make such amendments to any agreements for Hammerhead Options outstanding under the Hammerhead Share Option Plan, as the Hammerhead Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Optionees hereunder and/or to provide for the Optionees to receive and accept such other securities or property in lieu of Hammerhead Common Shares, and the Optionees shall be bound by any such determination. However, with respect to Optionees who are subject to United States federal income taxation, no adjustments shall be made that result in taxation to the Optionee under Code Section 409A.

For greater certainty, and notwithstanding anything to the contrary to the foregoing paragraph, no adjustment shall be made in accordance with respect to the issue of Hammerhead Common Shares being made pursuant to or in connection with (i) any share option plan or share purchase plan, including this Hammerhead Share Option Plan and the incentive stock option plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of Hammerhead, or (ii) the issuance of additional Hammerhead Common Shares pursuant to a public offering or private placement by Hammerhead or a take-over bid made by Hammerhead for the securities of another entity.

Provisions Related to Merger/Sale etc.

Except in the case of a transaction that is a Change of Control and to which accelerated vesting and termination of Hammerhead Options applies, if Hammerhead enters into any transaction or series of transactions whereby Hammerhead or All or Substantially All of the Assets would become the property of another trust, body corporate, partnership or other person (a “Successor”), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction, Hammerhead and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of Hammerhead under the Hammerhead Share Option Plan outstanding on consummation of such transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of Hammerhead under the Hammerhead Share Option Plan with the same effect as though the Successor had been named as Hammerhead therein and thereafter, Hammerhead shall be relieved of all obligations and covenants under the Hammerhead Share Option Plan and the obligation of Hammerhead to the Optionees in respect of Hammerhead Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Hammerhead Common Shares upon vesting of Hammerhead Options.

Acceleration of Vesting and Termination of Option

Notwithstanding any other provision in the Hammerhead Share Option Plan or the terms of any option agreement, if there takes place a Change of Control, all issued and outstanding Hammerhead Options shall be automatically fully vested and exercisable (whether or not then vested) immediately prior to the time such Change of Control takes place and shall terminate on the 90th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Hammerhead Board, in its absolute discretion, prior to the time such Change of Control takes place.

Amendments

The Committee may amend or discontinue the Hammerhead Share Option Plan and Hammerhead Options granted thereunder at any time without the approval of the shareholders of Hammerhead or any Optionee whose Hammerhead Option is amended or terminated, provided that, subject to the paragraph that follows, no amendment to the Hammerhead Share Option Plan or Hammerhead Options granted pursuant to the Hammerhead Share Option Plan may be made without the consent of the Optionee if it adversely alters or impairs any Hammerhead Option previously granted to such Optionee under the Hammerhead Share Option Plan.

Notwithstanding the foregoing, the Committee may amend or terminate the Hammerhead Share Option Plan or any outstanding Hammerhead Option granted under the Hammerhead Share Option Plan at any time without the approval of the shareholders of Hammerhead or any Optionee whose Hammerhead Option is amended or terminated in order to conform the Hammerhead Share Option Plan or such Hammerhead Option, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Hammerhead Option previously granted.

Hammerhead Share Award Plan

Defined Terms

In this description of the Hammerhead Share Award Plan, the abbreviations and terms set forth below have the following meanings:

“Account” means an account maintained by Hammerhead for each Participant and which will be credited with Hammerhead RSUs in accordance with the terms of the Hammerhead Share Award Plan.

“All or Substantially All of the Assets” means greater than 90% of the aggregate fair market value of the assets of Hammerhead and its subsidiaries, on a consolidated basis, as determined by the Hammerhead Board in its sole discretion.

“As-Converted Basis” means: (i) with respect to Hammerhead Series III Preferred Shares, the number of Hammerhead Common Shares that Hammerhead Series III Preferred Shares would be converted into if converted at the time of the relevant calculation at the Conversion Ratio (as defined in the terms and conditions attaching to Hammerhead Series III Preferred Shares) then in effect; (ii) 1.13208 Hammerhead Common Shares for each Hammerhead Series II Preferred Share, subject to customary adjustments; and (iii) with respect to Hammerhead Series VII Preferred Shares, the number of Hammerhead Common Shares that Hammerhead Series VII Preferred Shares would be converted into if converted at the time of the relevant calculation at the Conversion Ratio (as defined in the terms and conditions attaching to Hammerhead Series VII Preferred Shares) then in effect; and (iv) with respect to Hammerhead Series IX Preferred Shares, the number of Hammerhead Common Shares that Hammerhead Series IX Preferred Shares would be converted into if converted at the time of the relevant calculation at the Conversion Ratio (as defined in the terms and conditions attaching to Hammerhead Series IX Preferred Shares) then in effect.

“Award Date” means the date or dates on which an award of Hammerhead RSUs is made to a Participant in accordance with the Hammerhead Share Award Plan.

“Black-Out Period” means the period of time, if any, when, pursuant to any policies of Hammerhead, any securities of Hammerhead may not be traded by certain persons as designated by Hammerhead, including any Participant that holds a Hammerhead RSU.

“Cessation Date” means the date that is the earlier of: (i) the effective date of the Service Provider’s termination, resignation, death or retirement, as the case may be; and (ii) the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider’s position or job, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws.

“Dividend Equivalent” means a bookkeeping entry whereby each Hammerhead RSU is credited with the equivalent amount of the dividend paid on a Hammerhead Common Share in accordance with the Hammerhead Share Award Plan.

“Dividend Market Value” means the Fair Market Value per Hammerhead Common Share on the dividend record date.

“Exchange” means the stock exchange, if any, on which the Hammerhead Common Shares are listed and posted for trading and, if the Hammerhead Common Shares are listed on more than one stock exchange, such stock exchange as may be selected for such purpose by the Hammerhead Board.

“Fair Market Value” with respect to a Hammerhead Common Share, as at any date, means the weighted average of the prices at which the Hammerhead Common Shares traded on the Exchange (or, if the Hammerhead Common Shares are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of the Hammerhead Common Shares occurs) for the five (5) trading days on which the Hammerhead Common Shares traded on the said stock exchange immediately preceding such date. In the event that the Hammerhead Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Hammerhead Common Shares as determined by the Hammerhead Board in its sole discretion.

“HHR Group” means, collectively, Hammerhead, any entity that is a subsidiary of Hammerhead from time to time, and any other entity designated by the Hammerhead Board from time to time as a member of the HHR Group for the purposes of the Hammerhead Share Award Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities).

“Participant” means a Service Provider determined to be eligible to participate in the Hammerhead Share Award Plan in accordance with the Hammerhead Share Award Plan and, where applicable, a former Service Provider deemed eligible to continue to participate in the Hammerhead Share Award Plan.

“Preferred Shares” means collectively, Hammerhead Series II Preferred Shares, Hammerhead Series III Preferred Shares, Hammerhead Series VII Preferred Shares and Hammerhead Series IX Preferred Shares.

“Vesting Date” means, with respect to any Hammerhead RSUs, the date upon which such Hammerhead RSUs shall irrevocably vest and become exercisable by the Participant in accordance with the terms hereof.

Purpose and Administration

The purpose of the Hammerhead Share Award Plan is to: (a) aid in attracting, retaining and motivating the directors, officers, employees and other eligible Service Providers of the HHR Group in the growth and development of the HHR Group by providing them with the opportunity through Hammerhead RSUs to acquire an increased proprietary interest in Hammerhead; (b) more closely align their interests with those of Hammerhead’s shareholders; (c) focus such Service Providers on operating and financial performance and long-term shareholder value; and (d) motivate and reward for their performance and contributions to Hammerhead’s long-term success.

The Hammerhead Share Award Plan shall be administered by the Hammerhead Board. Notwithstanding the foregoing, to the extent permitted by applicable law, the Hammerhead Board may, from time to time, delegate to a committee (the “Committee”) of the Hammerhead Board all or any of the powers conferred on the Hammerhead Board under the Hammerhead Share Award Plan. In such event, the Committee will exercise the powers delegated to it by the Hammerhead Board in the manner and on the terms authorized by the Hammerhead Board. The Hammerhead Board or the Committee may delegate or sub-delegate to any director or officer of Hammerhead the whole or any part of the administration of the Hammerhead Share Award Plan and shall determine the scope of such delegation or sub-delegation in its sole discretion.

Granting of Hammerhead RSUs

An award of Hammerhead RSUs pursuant to the Hammerhead Share Award Plan will be made and the number of such Hammerhead RSUs awarded will be credited to each Participant’s Account, effective as of the Award Date. The number of Hammerhead RSUs to be credited to each Participant’s Account shall be determined by the Hammerhead Board, or the Committee delegated by the Hammerhead Board to do so, each in its sole discretion.

Credits for Dividends

A Participant’s Account shall be credited with a Dividend Equivalent in the form of additional Hammerhead RSUs only if the Hammerhead Board, in its sole discretion, so determines. Such Dividend Equivalent, if any, shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Hammerhead Common Share by the number of Hammerhead RSUs recorded in the Participant’s Account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.

Vesting

The Hammerhead Board or the Committee may, in its sole discretion, determine: (a) the time during which Hammerhead RSUs shall vest and whether there shall be any other conditions or performance criteria to vesting; (b) the method of vesting; or (c) that no vesting restriction shall exist. In the absence of any determination by the Hammerhead Board or the Committee to the contrary, Hammerhead RSUs (and any corresponding Dividend Equivalents) will vest and become exercisable on the third anniversary of the Award Date (computed in each case to the nearest whole Share Award). Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or any agreement in respect of any Hammerhead RSUs granted, accelerate or provide for the acceleration of vesting in whole or in part of Hammerhead RSUs previously granted.

Limits on Issuances

Notwithstanding any other provision of the Hammerhead Share Award Plan, the maximum number of Hammerhead Common Shares issuable pursuant to outstanding Hammerhead RSUs at any time shall be limited to 12% of the aggregate number of issued and outstanding Hammerhead Common Shares and Preferred Shares (on an As-Converted Basis) less the number of Hammerhead Common Shares issuable pursuant to Hammerhead Options issued and outstanding pursuant to the Hammerhead Share Option Plan at such time.

Any increase in the issued and outstanding Hammerhead Common Shares and Preferred Shares, whether as a result of the issue of Hammerhead Common Shares from treasury on exercise of vested Hammerhead RSUs or otherwise, will result in an increase in the number of Hammerhead Common Shares that may be issued pursuant to Hammerhead RSUs outstanding at any time and any increase in the number of Hammerhead RSUs granted will, upon vesting and the issue of Hammerhead Common Shares upon exercise of such Hammerhead RSUs from treasury, make new grants available under the Hammerhead Share Award Plan. Further, if the acquisition of Hammerhead Common Shares by Hammerhead for cancellation should result in the foregoing tests no longer being met, this shall not constitute non-compliance with this section of the Hammerhead Share Award Plan for any Hammerhead RSUs outstanding prior to such purchase of Hammerhead Common Shares for cancellation.

Hammerhead RSUs that are cancelled, surrendered, terminated or that expire prior to the final Vesting Date or exercise thereof shall result in such Hammerhead Common Shares being available to be issued in respect of a subsequent grant of Hammerhead RSUs pursuant to the Hammerhead Share Award Plan to the extent of any Hammerhead Common Shares which have not been issued from treasury in respect of any such Hammerhead RSUs.

Share Award Terms

The term during which a Hammerhead RSU may be outstanding shall, subject to the provisions of the Hammerhead Share Award Plan requiring or permitting the acceleration or the extension of the term, be such period as may be determined from time to time by the Hammerhead Board or the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction.

In addition, unless otherwise determined by the Hammerhead Board or the Committee, or unless Hammerhead and a Participant agree otherwise in a written agreement (including an employment or consulting agreement), each Hammerhead RSU shall provide that if a Participant shall cease to be a director, officer of or be in the employ of, or a consultant or other Service Provider to, any of the entities comprising the HHR Group for any reason whatsoever (other than death or retirement) including, without limitation, resignation or involuntary termination (with or without cause), as determined by the Hammerhead Board in its sole discretion, before all of Hammerhead RSUs credited to the Participant’s Account have vested, have been exercised or are forfeited pursuant to any other provision hereof: (a) such Participant shall cease to be a Participant as of the Cessation Date; (b) the former Participant shall forfeit all unvested Hammerhead RSUs in the Participant’s Account effective as at the Cessation Date; (c) any underlying Hammerhead Common Shares corresponding to any vested Hammerhead RSUs that have not been exercised on the Cessation Date shall be exercised by the former Participant within 90 days of the Cessation Date in accordance with Hammerhead Share Award Plan; and (d) the former Participant shall not be entitled to any further distribution of Hammerhead Common Shares or any payment from the Hammerhead Share Award Plan.

Notwithstanding the preceding paragraph or anything else contained in the Hammerhead Share Award Plan to the contrary, unless otherwise determined by the Hammerhead Board or the Committee, or unless Hammerhead and a Participant agree otherwise in a written agreement (including an employment or consulting agreement), if a Participant shall cease to be an officer of or be in the employ of, or a consultant or other Service Provider to, any of the entities comprising the HHR Group due to the death of the Participant, any unvested Hammerhead RSUs in the deceased Participant’s Account effective as at the time of the Participant’s death shall be deemed to have vested immediately prior to the Cessation Date with the result that the deceased Participant shall not forfeit any unvested Hammerhead RSUs and any underlying Hammerhead Common Shares corresponding to any such vested Hammerhead RSUs that have not been exercised shall be exercised by the legal representative of the deceased former Participant’s estate within 12 months of the Cessation Date in accordance with Hammerhead Share Award Plan.

Delivery of Shares by Hammerhead

Hammerhead shall, as soon as practicable after the vesting and exercise of any Hammerhead RSUs granted under the Hammerhead Share Award Plan, issue from treasury to the Participant the number of Hammerhead Common Shares required to be delivered upon the vesting and exercise of such Participant’s Hammerhead RSUs.Hammerhead shall register and deliver certificates for such Hammerhead Common Shares to the Participant by first class insured mail, unless Hammerhead shall have received alternative instructions from the Participant acceptable to Hammerhead for the registration and/or delivery of the certificates. The Participant shall exercise any vested Hammerhead RSUs by: (i) delivering to Hammerhead a notice of exercise in writing, in such form as may be approved by the Hammerhead Board or the Committee from time to time, signed by the Participant and stating the Participant’s intention to exercise a particular Hammerhead RSUs together with payment of the exercise price of $0.01 per Hammerhead RSU so exercised; and (ii) if the vested Hammerhead

RSUs are being exercised by the legal representative of a deceased former Participant’s estate, providing Hammerhead with satisfactory evidence of the Participant’s death. Upon receipt of the exercise notice, aggregate exercise price and evidence of the Participant’s death (if applicable), Hammerhead shall cause the Hammerhead Common Shares in respect of which Hammerhead RSUs has been exercised to be issued.

Surrender Offer

A Participant may make an offer (the “Surrender Offer”) to Hammerhead, at any time, for the disposition and surrender by the Participant to Hammerhead (and the termination thereof) of any of Hammerhead RSUs granted hereunder that have vested for an amount (not to exceed the Fair Market Value of the Hammerhead Common Shares less the exercise price of Hammerhead RSUs) specified in the Surrender Offer by the Participant, and Hammerhead may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, Hammerhead RSUs in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Participant any further rights thereunder upon payment of the amount (less all taxes and other amounts required by law to by withheld by Hammerhead) of the Surrender Offer agreed to by Hammerhead and the Participant.

Notwithstanding the preceding paragraphs or anything else contained in the Hammerhead Share Option Plan to the contrary, unless otherwise determined by the Hammerhead Board or the Committee, or unless Hammerhead and a Participant agree otherwise in a written agreement (including an employment or consulting agreement or a retirement agreement), and subject to the terms of any retirement agreement entered into by the Participant with Hammerhead, each Hammerhead RSU shall provide that if a Participant shall cease to be an officer of or be in the employ of, any of the entities comprising the HHR Group due to the Participant’s retirement before all of Hammerhead RSUs credited to the Participant’s Account have vested, have been exercised or are forfeited pursuant to any other provision hereof: (a) such Participant shall cease to be a Participant as of the Cessation Date; (b) the former Participant shall forfeit all unvested Hammerhead RSUs in the Participant’s Account effective as at the Cessation Date; (c) any underlying Hammerhead Common Shares corresponding to any vested Hammerhead RSUs that have not been exercised on the Cessation Date shall be exercised by the former Participant within 12 months of the Cessation Date in accordance with the Hammerhead Share Award Plan; and (d) the former Participant shall not be entitled to any further distribution of Hammerhead Common Shares or any payment from the Hammerhead Share Award Plan.

Where the expiry date of a Hammerhead RSU occurs on a date when a Participant is subject to a Black-Out Period, such expiry date shall be extended to a date which is within seven business days following the end of such Black-Out Period (or such longer period as approved by the Hammerhead Board or the Committee).

The Hammerhead Share Award Plan does not confer upon a Participant any right with respect to continuation of employment by or service provision to any of the entities comprising the HHR Group, nor does it interfere in any way with the right of the Participant or any of the entities comprising the HHR Group to terminate the Participant’s employment or service provision at any time.

Alterations of Shares

In the event: (a) of any change in the Hammerhead Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Hammerhead Common Shares at prices substantially below Fair Market Value; or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Hammerhead Common Shares are converted into or exchangeable for any other securities or property; then the Hammerhead Board may make such adjustments to the Hammerhead Share Award Plan, to any Hammerhead RSUs outstanding under the Hammerhead Share Award Plan as the Hammerhead Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants hereunder and/or to provide for the Participants to receive and accept such other securities or property in lieu of Hammerhead Common Shares, and the Participants shall be bound by any such determination.

No adjustment shall be made with respect to the issue of Hammerhead Common Shares being made pursuant to or in connection with: (a) any share option plan or share purchase plan, including the Hammerhead Share Award Plan and the Hammerhead Share Option Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of Hammerhead; (b) the issuance of additional Hammerhead Common Shares pursuant to a public offering or private placement by Hammerhead or a take-over bid or other acquisition made by Hammerhead for the securities of another entity; or (c) upon exercise or vesting of any convertible securities of Hammerhead outstanding from time to time.

Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which the paragraph below applies, if Hammerhead enters into any transaction or series of transactions whereby Hammerhead or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a “Successor”), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction Hammerhead and the Successor will execute such instruments and do such things as the Hammerhead Board or the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of Hammerhead under the Hammerhead Share Award Plan on consummation of such transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of Hammerhead under the Hammerhead Share Award Plan with the same effect as though the Successor had been named as Hammerhead herein and therein and thereafter, Hammerhead shall be relieved of all obligations and covenants under the Hammerhead Share Award Plan and the obligation of Hammerhead to the Participants in respect of Hammerhead RSUs shall terminate and be at an end and the Participants shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Hammerhead Common Shares upon vesting of Hammerhead RSUs.

Change of Control

Notwithstanding any other provision in the Hammerhead Share Award Plan but subject to any provision to the contrary contained in a written agreement (such as an agreement of employment) between Hammerhead and a Participant, if there takes place a Change of Control, all issued and outstanding Hammerhead RSUs shall vest (whether or not then vested) and be exercisable immediately prior to the time such Change of Control takes place and shall terminate on the 90th day after the occurrence of such Change of Control or at such earlier time as may be established by the Hammerhead Board or the Committee, in its absolute discretion, prior to the time such Change of Control takes place.

Amendment or Discontinuance of the Hammerhead Share Award Plan

The Hammerhead Board may amend or discontinue the Hammerhead Share Award Plan and any Hammerhead RSU granted thereunder at any time without the approval of the shareholders of Hammerhead or any Participant whose Hammerhead RSU is amended or terminated, provided that no amendment to the Hammerhead Share Award Plan or Hammerhead RSUs granted pursuant to the Hammerhead Share Award Plan may be made without the consent of the Participant, if it adversely alters or impairs any Hammerhead RSU previously granted to such Participant under the Hammerhead Share Award Plan.

Notwithstanding the foregoing, the Hammerhead Board may amend or terminate the Hammerhead Common Share Award Plan or any outstanding Hammerhead RSU granted hereunder at any time without the approval of the shareholders of Hammerhead or any Participant whose Hammerhead RSU is amended or terminated, in order to conform the Hammerhead Share Award Plan or such Hammerhead RSU, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Hammerhead RSU previously granted.

Without limiting the foregoing, the Hammerhead Board may correct any defect or supply any omission or reconcile any inconsistency in the Hammerhead Share Award Plan in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to the Hammerhead Share Award Plan, and may make such determinations as it deems necessary or desirable for the administration of the Hammerhead Share Award Plan.

On termination of the Hammerhead Share Award Plan, any outstanding Hammerhead RSUs under the Hammerhead Share Award Plan shall immediately vest and the number of Hammerhead Common Shares corresponding to such Hammerhead RSUs shall be delivered to the Participants in accordance with and upon compliance with the Hammerhead Share Award Plan. The Hammerhead Share Award Plan will finally cease to operate for all purposes when: (i) the last remaining Participant receives delivery of all Hammerhead Common Shares corresponding to all Hammerhead RSUs credited to the Participant’s Account; or (ii) all unexercised Hammerhead RSUs expire in accordance with the terms of the Hammerhead Share Award Plan.

Employment Agreements

In connection with the Business Combination, New SPAC or one of its affiliates intends to enter into new employment agreements with certain members of Hammerhead’s management and New SPAC or one of its affiliates.

MANAGEMENT OF NEW SPAC AFTER THE BUSINESS COMBINATION

The following information concerning the management of New SPAC is based on the Plan of Arrangement, the New SPAC Closing Articles, the form of which is attached as Annex D to this proxy statement/prospectus, and the New SPAC Closing Bylaws, which is attached as Annex J to this proxy statement/prospectus, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of Hammerhead and is subject to change.

Directors and Executive Officers

The executive officers and directors of New SPAC following the Company Amalgamation will be as follows:

Name	Age	Position
Scott Sobie	58	President, Chief Executive Officer and Director Nominee
Michael G. Kohut	56	Senior Vice President, Chief Financial Officer and Director Nominee
Daniel Labelle	52	Senior Vice President, Development and A&D
David Anderson	52	Senior Vice President, Operations and Alternative Energy
Nicki Stevens	53	Senior Vice President, Production, Marketing and ESG
A. Stewart Hanlon	62	Director Nominee
J. Paul Charron	65	Director Nominee
Robert Tichio	45	Director Nominee
Jesal Shah	37	Director Nominee
James McDermott	54	Director Nominee
Bryan Begley	51	Director Nominee

In connection with the Company Amalgamation, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will become members of the New SPAC Board.

Executive Officers

Scott Sobie, C.E.T.

Mr. Sobie’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

Michael G. Kohut

Mr. Kohut’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

Daniel Labelle, M.Sc., P. Geo.

Mr. Labelle’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

David Anderson, P.Eng.

Mr. Anderson’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

Nicki Stevens, P.Eng.

Ms. Stevens’ business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

Directors and Director Nominees

Scott Sobie, C.E.T.

Mr. Sobie’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

We believe that Mr. Sobie is qualified to serve as a member of the New SPAC Board because of his operational and historical expertise gained from serving as Hammerhead’s President and Chief Executive Officer and his professional and educational experience in the energy industry.

Michael G. Kohut

Mr. Kohut’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

We believe that Mr. Kohut is qualified to serve as a member of the New SPAC Board because of his historical experience gained from serving as Hammerhead’s Chief Financial Officer and his financial and executive experience in the energy industry.

A. Stewart Hanlon, CA, CPA

Mr. Hanlon’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

We believe that Mr. Hanlon is qualified to serve as a member of the New SPAC Board because of his finance, business development and operational experience in the energy industry.

J. Paul Charron, CA, CPA

Mr. Charron’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

We believe that Mr. Charron is qualified to serve as a member of the New SPAC Board because of his executive and finance experience in the energy industry, as well as his service on a number of boards of companies in the energy industry.

Robert Tichio, MBA

Mr. Tichio’s business background information is set forth in the subsection entitled “Business of DCRD and Certain Information About DCRD—Management—Executive Officers and Directors.”

We believe that Mr. Tichio is qualified to serve as a member of the New SPAC Board because of his extensive private equity and mergers and acquisitions experience in the energy industry.

Jesal Shah, MBA

Mr. Shah’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

We believe that Mr. Shah is qualified to serve as a member of the New SPAC Board because of his extensive private equity and mergers and acquisitions experience in the energy industry.

James McDermott, MBA

Mr. McDermott’s business background information is set forth in the subsection entitled “Business of DCRD and Certain Information About DCRD—Management—Executive Officers and Directors.”

We believe that Mr. McDermott is qualified to serve as a member of the New SPAC Board because of his extensive investment and leadership experience.

Bryan Begley

Mr. Begley’s business background information is set forth in the subsection entitled “Business of Hammerhead and Certain Information About Hammerhead—Management—Executive Officers and Directors.”

We believe that Mr. Begley is qualified to serve as a member of the New SPAC Board because of his executive, private equity and board experience in the energy industry.

Family Relationships

There are no family relationships between any of New SPAC’s executive officers and directors or director nominees.

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the proposed directors or executive officers of New SPAC, and to the best of New SPAC’s knowledge, no shareholder that, following completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New SPAC, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the proposed directors or executive officers of New SPAC, and to the best of New SPAC’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New SPAC, has, within the 10 years prior to the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Other than as disclosed below, none of the proposed directors or executive officers of New SPAC, and to the best of New SPAC’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New SPAC is, as at the date of this prospectus, or has been within the 10 years before the date of this proxy statement/prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Mr. Tichio was a director of EP Energy Corporation and Castex Energy I, LLC, the general partner of Castex Energy 2005, L.P. Both entities previously filed for Chapter 11 reorganizations with the U.S. Bankruptcy Courts and have since emerged from bankruptcy proceedings. Mr. Tichio no longer serves as a director for either company.

Corporate Governance

The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201—Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101—Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates and position descriptions for the board chair, committee chairs, and the CEO, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regulator board assessments.

New SPAC recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, has adopted, or will be adopting in connection with the closing of the Business Combination, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing New SPAC’s anticipated approach to corporate governance in relation to the Corporate Governance Guidelines.

Election of Directors

Election and Appointment of Directors

Under the New SPAC Closing Articles, the New SPAC Board is to consist of a minimum of 3 and a maximum of 11 directors. The New SPAC Closing Articles do not provide for the New SPAC Board to be divided into classes.

At any general meeting of New SPAC Shareholders at which directors are to be elected, a separate vote of New SPAC Shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the ABCA and New SPAC’s by-laws, any vacancy occurring on the New SPAC Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the New SPAC Closing Articles, the directors then in office shall, without delay, call a special meeting of New SPAC Shareholders to fill the vacancy, and if they fail to call a meeting or if there are no directors then in office, any New SPAC Shareholder can call the meeting. Any director appointed in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been duly elected and qualified or until his or her earlier resignation, death or removal.

Orientation and Continuing Education

Following closing of the Business Combination, it is expected that the New SPAC Board will implement an orientation program for new directors. It is anticipated that new directors will be provided with comprehensive orientation and education as to the nature and operation of the company and its business, the role of the New SPAC’s Board and its committees, and the contribution that an individual director is expected to make. The governance and ESG committee will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of New SPAC’s business remains current. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Director Term Limits and Other Mechanisms of Board Renewal

Subject to the ABCA, the New SPAC Shareholders shall at the first meeting of New SPAC Shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the next annual meeting of New SPAC Shareholders following the election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of New SPAC Shareholders following his or her election but, if qualified, is eligible for re-election. Notwithstanding the foregoing, if directors are not elected at a meeting of New SPAC Shareholders, the incumbent directors continue in office until their successors are elected.

Following closing of the Business Combination, New SPAC anticipates implementing mandatory age-related retirement policies and other mechanisms of board renewal and that New SPAC’s governance and ESG committee will seek to maintain the composition of the New SPAC Board in a way that provides, in the judgment of the New SPAC Board, the best mix of skills and experience to provide for New SPAC’s overall stewardship.

Removal of Directors

Subject to the ABCA, the New SPAC Shareholders may by ordinary resolution at a special meeting remove any director or directors from office before the expiration of his or her term of office and may elect any person in his or her stead for the remainder of the director’s term. Notwithstanding the foregoing sentence, where the holders of any class or series of shares of New SPAC have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Proceedings of Board of Directors

A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors. In accordance with the relevant mandates of the New SPAC Board and its committees, it is expected that time will be set aside at every meeting to meet in camera (without management present) to facilitate open and candid discussion.

New SPAC Board Conflicts of Interest

Any New SPAC Director who has a material personal interest in a contract or proposed contract of New SPAC, holds any office or owns any property such that the director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the directors’ duties or interests as a director, must give the directors notice of the interest at a meeting of directors.

For purposes of managing any potential conflicts of interest, a director who has a material interest in a matter before the New SPAC Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by the New SPAC Board or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the ABCA regarding conflicts of interest.

Certain members of the New SPAC Board are also members of the board of directors of other public companies. See the section entitled “Management After the Business Combination.”

Director Term Limits and Other Mechanisms of Board Renewal

The ABCA will allow for the removal of a director by ordinary resolution of the shareholders passed at a special meeting.

New SPAC’s by-laws will specify all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting. Directors are eligible for re-election or reappointment.

Indemnification and Insurance Obligations of New SPAC Following the Business Combination

Under Section 124 of the ABCA, except in respect of an action by or on behalf of New SPAC to procure a judgment in New SPAC’s favor, New SPAC may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New SPAC is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of New SPAC, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New SPAC, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from New SPAC in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New SPAC, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). New SPAC may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

A corporation may advance funds to an indemnifiable person in order to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

Subject to the aforementioned prohibitions on indemnification, an indemnifiable person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New SPAC’s by-laws will require New SPAC to indemnify directors or officers of New SPAC, former directors or officers of New SPAC or other individuals who, at New SPAC’s request, act or acted as directors or officers or in a similar capacity of another entity of which New SPAC is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because New SPAC’s by-laws will require that indemnification be subject to the ABCA, any indemnification that New SPAC provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New SPAC may also, pursuant to the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New SPAC or a related body corporate.

Foreign Private Issuer Status

After the consummation of the Business Combination, New SPAC will be a “foreign private issuer” under the securities laws of the United States and the rules of the NASDAQ. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. New SPAC intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NASDAQ’s listing standards.

Board Mandate

The primary responsibility of the New SPAC Board will be to appoint competent management and to oversee the management of New SPAC with a view to maximize shareholder value and ensure corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal controls. Subject to the provisions of the ABCA, the New SPAC Board may delegate certain of those powers and authority that the directors of New SPAC, or independent directors, as applicable, deemed necessary or desirable to effect the actual administration of the duties of the New SPAC Board.

In general terms, the New SPAC Board will endeavour to:

(a)	define the principal objective(s) of New SPAC based upon the recommendations of the chief executive officer of New SPAC (the “Chief Executive Officer”) and others deemed appropriate for such purpose;

(b)	monitor the management of the business and affairs of New SPAC with the goal of achieving New SPAC’s principal objective(s) as defined by the New SPAC Board;

(c)	discharge the duties imposed on the New SPAC Board by applicable laws; and

(d)	for the purpose of carrying out the foregoing responsibilities, take all such actions as the New SPAC Board deems necessary or appropriate.

Without limiting the generality of the foregoing, the New SPAC Board will endeavor to perform the following general duties.

•	Review progress towards the achievement of the goals established in the strategic, operating and capital plans.

•	Review the principal risks of New SPAC’s business identified by the Chief Executive Officer and review management’s implementation of the appropriate systems to manage these risks.

•	Approve the annual operating and capital budgets and plans and subsequent revisions thereof.

•	Approve the establishment of credit facilities and borrowings.

•	Approve issuances of additional shares or other securities to the public.

Monitoring and Acting

•	Monitor New SPAC’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances.

•	Monitor overall human resource policies and procedures, including compensation and succession planning.

•	Appoint the Chief Executive Officer and determine the terms of the Chief Executive Officer’s employment with New SPAC.

•	Approve the distribution policy of New SPAC.

•	Review the systems implemented by management and the New SPAC Board which are designed to maintain or enhance the integrity of New SPAC’s internal control and management information systems.

•	Monitor the “good corporate citizenship” of New SPAC, including compliance by New SPAC with all applicable environmental laws.

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In consultation with the Chief Executive Officer, establish the ethical standards to be observed by all officers and employees of New SPAC and use reasonable efforts to ensure that a process is in place to monitor compliance with those standards.

•	Require that the Chief Executive Officer institute and monitor processes and systems designed to ensure compliance with applicable laws by New SPAC and its officers and employees.

•	Approve all matters relating to a transaction involving New SPAC.

Compliance Reporting and Corporate Communications

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Review the procedures implemented by New SPAC’s management and the New SPAC Board which are designed to ensure that the financial performance of New SPAC is properly reported to New SPAC Shareholders, other security holders and regulators on a timely and regular basis.

•	Recommend to New SPAC Shareholders a firm of chartered accountants to be appointed as New SPAC’s auditors.

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Review the procedures designed and implemented by management and the independent auditors to ensure that the financial results are reported fairly and in accordance with generally accepted accounting principles.

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Review the procedures implemented by New SPAC’s management and the New SPAC Board which are designed to ensure the timely reporting of any other developments that have a significant and material impact on the value of New SPAC.

•	Review, consider and where required, approve, the reports required under NI 51-101.

•	Report annually to New SPAC Shareholders on the New SPAC Board’s stewardship for the preceding year.

•	where required, approve any policy designed to enable New SPAC to communicate effectively with the New SPAC Shareholders and the public generally.

Governance

•	In consultation with the Chair of the New SPAC Board, develop a position description for the Chair of the New SPAC Board.

•	Facilitate the continuity, effectiveness and independence of the New SPAC Board by, amongst other things,

•	selecting nominees for election to the New SPAC Board;

•	appointing a Chair of the New SPAC Board who is not a member of management;

•	appointing from amongst the directors an audit committee and such other committees of the New SPAC Board as the New SPAC Board deems appropriate;

•	defining the mandate or terms of reference of each committee of the New SPAC Board;

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ensuring that processes are in place and are utilized to assess the effectiveness of the Chair of the New SPAC Board, the New SPAC Board as a whole, each committee of the New SPAC Board and each director; and

•	establishing a system to enable any director to engage an outside adviser at the expense of New SPAC.

•	Review annually the adequacy and form of the compensation of directors.

Delegation

•	The New SPAC Board may delegate its duties to and receive reports and recommendations from any committee of the New SPAC Board.

Composition

•	On at least an annual basis, the New SPAC Board shall conduct an analysis and make a positive affirmation as to the “independence” of a majority of the New SPAC Board members.

•	Members should have or obtain sufficient knowledge of New SPAC and the oil and gas business to assist in providing advice and counsel on relevant issues.

Meetings

•	The New SPAC Board shall meet at least four times per year and/or as deemed appropriate by the New SPAC Board Chair.

•	Minutes of each meeting shall be prepared by the Secretary to the New SPAC Board.

•	The Chief Executive Officer or his designate(s) may be present at all meetings of the New SPAC Board.

•	Vice-Presidents and such other staff as appropriate to provide information to the New SPAC Board shall attend meetings at the invitation of the New SPAC Board.

Reporting / Authority

•	Following each meeting, the secretary will promptly report to the New SPAC Board by way of providing draft copies of the minutes of the meetings.

•	Supporting schedules and information reviewed by the New SPAC Board at any meeting shall be available for examination by any director upon request to the Chief Executive Officer.

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The New SPAC Board shall have the authority to review any corporate report or material and to investigate activity of New SPAC and to request any employees to cooperate as requested by the New SPAC Board.

The New SPAC Board may retain persons having special expertise and/or obtain independent professional advice to assist in fulfilling its responsibilities at the expense of New SPAC.

Board Committees

Upon consummation of the Business Combination, New SPAC will establish a separately standing audit committee, governance and ESG committee, compensation committee and reserves committee.

Audit Committee

Effective upon consummation of the Business Combination, New SPAC will establish an audit committee of the New SPAC Board, which is expected to be comprised of A. Stewart Hanlon, J. Paul Charron and James AC McDermott. The New SPAC Board is expected to determine that each such director is independent under the Listing Rules, National Instrument 52-110 - Audit Committees (“NI 52-110”) and under Rule 10A-3 of the Exchange Act. A. Stewart Hanlon is expected to serve as the chairman of the audit committee. Each member of the audit committee is expected to meet the financial literacy requirements of the NASDAQ and the New SPAC Board is expected to determine that A. Stewart Hanlon is an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. New SPAC will comply with NI 52-110 and intends to rely on the exemptions for U.S. listed issuers thereunder.

The New SPAC Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including:

•	appointing, compensating, retaining, evaluating, terminating and overseeing New SPAC’s independent registered public accounting firm;

•	discussing with New SPAC’s independent registered public accounting firm their independence from New SPAC’s management;

•	reviewing with New SPAC’s independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by New SPAC’s independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with New SPAC’s management and New SPAC’s independent registered public accounting firm the interim and annual financial statements;

•	reviewing and monitoring New SPAC’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing New SPAC’s policies on risk assessment and risk management;

•	reviewing related party transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Governance and ESG Committee

Effective upon consummation of the Business Combination, New SPAC will establish a governance and ESG committee of the New SPAC Board, which is expected to be comprised of A. Stewart Hanlon and James AC McDermott, each of whom is independent under the applicable rules of the SEC and the NASDAQ Listing Rules, NI-58-101 and James AC McDermott is expected to serve as the chairman of the committee. The New SPAC Board is expected to adopt, effective upon completion of the Business Combination, a governance and ESG charter, which details the principal functions of the governance and ESG committee. The governance and ESG committee will be responsible for overseeing the selection of persons to be nominated to serve on the New SPAC Board.

The governance and ESG committee will be responsible for, among other things:

•	identifying individuals qualified to become members of the New SPAC Board, consistent with criteria approved by the New SPAC Board;

•	evaluating the overall effectiveness of the New SPAC Board and its committees; and

•	reviewing developments in corporate governance compliance and developing and recommending to the New SPAC Board a set of corporate governance guidelines and principles.

The governance and ESG committee will consider persons identified by its members, management, directors and others. The guidelines for selecting nominees, which will be specified in the governance and ESG committee charter, will generally provide that persons to be nominated should:

•	have demonstrated notable or significant achievements in business, education or public service;

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possess the requisite intelligence, education and experience to make a significant contribution to the New SPAC Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the New SPAC Shareholders.

The governance and ESG committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the New SPAC Board. The governance and ESG committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The governance and ESG committee will not distinguish among nominees recommended by New SPAC Shareholders and other persons.

Compensation Committee

Effective upon consummation of the Business Combination, New SPAC will establish a compensation committee comprised of Bryan Begley and A. Stewart Hanlon. Bryan Begley and A. Stewart Hanlon are independent under the applicable rules of the SEC and the NASDAQ. Bryan Begley is expected to serve as chairman of the compensation committee.

The New SPAC Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter, which will detail the principal functions of the compensation committee, including:

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reviewing and approving corporate goals and objectives with respect to the compensation of New SPAC’s Chief Executive Officer, evaluating New SPAC’s Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•	reviewing and setting or making recommendations to the New SPAC Board regarding the compensation of New SPAC’s other executive officers;

•	reviewing and making recommendations to the New SPAC Board regarding director compensation;

•	reviewing and approving or making recommendations to the New SPAC Board regarding New SPAC’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Compensation Committee Interlocks and Insider Participation

None of New SPAC’s proposed officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers is expected to serve on New SPAC’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers is expected to serve on the New SPAC Board.

Reserves Committee

Effective upon consummation of the Business Combination, New SPAC will establish a reserves committee of the New SPAC Board comprised entirely of independent directors, in accordance with NI 51-101 guidelines. The reserves committee will be comprised of J. Paul Charron and Bryan Begley. J. Paul Charron and Bryan Begley are independent under the applicable rules of the SEC and the NASDAQ. J. Paul Charron is expected to serve as chair of the reserves committee.

The reserves committee is responsible for:

•	assisting New SPAC’s management in fulfilling its responsibilities under NI 51-101 with respect to the oil and natural gas reserves evaluation process;

•	reviewing any public disclosure and regulatory filings with respect to any reserves evaluation and related oil and natural gas activities;

•	acting as the steward of New SPAC’s operational performance;

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reviewing New SPAC’s operating, development and portfolio management strategies, capital allocation, budgeting and forecasting and ensuring that New SPAC has in place an adequate process to review all material capital investments; and

•	reviewing and monitoring the adequacy of New SPAC’s health, safety and environmental emergency response policies, plans, reporting and resources.

Independence of Directors

NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

As a result, New SPAC will adhere to the rules of the NASDAQ and applicable Canadian securities laws in determining whether a director is independent. The New SPAC Board will consult with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the NASDAQ generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of NI 52-110. Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with New SPAC which could, in the view of the New SPAC Board, be reasonably expected to interfere with the exercise of such director’s independent judgement. The New SPAC Board is expected to determine that A. Stewart Hanlon, J. Paul Charron, James AC McDermott and Bryan Begley will be considered independent directors.

Risk Oversight

The New SPAC Board will oversee the risk management activities designed and implemented by New SPAC’s management. The New SPAC Board will execute its oversight responsibility both directly and through its committees. The New SPAC Board will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. New SPAC’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the New SPAC Board and the audit committee. The New SPAC Board will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the New SPAC Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Code of Business Conduct and Ethics

In connection with the Business Combination, New SPAC intends to adopt a Code of Conduct and Ethics and to post such Code of Conduct and Ethics and any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and the NASDAQ.

Shareholder Communication with the New SPAC Board

New SPAC Shareholders and interested parties may communicate with the New SPAC Board, any committee chairperson or the independent directors as a group by writing to the New SPAC Board or committee chairperson in care of Robert Tichio.

Insider Trading Policy

Upon closing of the Business Combination, New SPAC intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about New SPAC; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of New SPAC, during a restricted period.

Diversity

New SPAC recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the governance and ESG committee will, when identifying candidates to nominate for election to the New SPAC Board or appoint as senior management or in its review of senior management succession planning and talent management:

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consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to New SPAC’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•	consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

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consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the New SPAC Board or for appointment as senior management and in general with regard to succession planning for the New SPAC Board and senior management; and

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as required, engage qualified independent external advisors to assist the New SPAC Board in conducting its search for candidates that meet the board of directors’ criteria regarding skills, experience and diversity.

DESCRIPTION OF NEW SPAC SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of the New SPAC Closing Articles, the New SPAC Closing Bylaws and of applicable Canadian law as they will be in effect upon Closing of the Business Combination. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. This description does not cover any temporary COVID-19 related matters under applicable law. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this proxy statement/ prospectus. The description is qualified in its entirety by reference to the complete text of the New SPAC Closing Articles, the form of which is attached as Annex D to this proxy statement/prospectus, and the New SPAC Closing Bylaws, which is attached as Annex J to this proxy statement/prospectus. We urge you to read the full text of the New SPAC Closing Articles and the New SPAC Closing Bylaws.

Authorized Share Capital

The authorized share capital of New SPAC will consist of an unlimited number of New SPAC Class A Common Shares, without par value, and First Preferred Shares (“New SPAC Preferred Shares”), issuable in series and limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any New SPAC Preferred Shares.

Share Terms

New SPAC Class A Common Shares

Voting Rights

The holders of the New SPAC Class A Common Shares are entitled to receive notice of and to attend any meeting of the New SPAC Shareholders, except meetings at which only holders of a different class or series of shares of New SPAC are entitled to vote, and are entitled to one vote for each New SPAC Class A Common Share.

Dividend Rights

Subject to the prior rights and privileges attached to any other class or series of shares of New SPAC, the holders of the New SPAC Class A Common Shares are entitled to receive dividends at such times and in such amounts as the directors of New SPAC may in their discretion from time to time declare.

Liquidation

Subject to the prior rights and privileges attached to any other class or series of shares of New SPAC, upon the voluntary or involuntary liquidation, dissolution or winding-up of New SPAC or any other distribution of its assets among the New SPAC Shareholders for the purpose of winding up its affairs (such event, a “Distribution”), each holder of New SPAC Class A Common Shares will have the right to receive, in cash or other assets, for each New SPAC Class A Common Share held, from out of (but only to the extent of) the remaining property of New SPAC legally available for distribution to New SPAC Shareholders, its pro rata share of such remaining property based on the number of New SPAC Class A Common Shares held by such New SPAC Shareholder, and will rank equally with all holders of New SPAC Class A Common Shares with respect to such Distribution.

New SPAC Preferred Shares

Issuance in Series

Subject to filing articles of amendment in accordance with the ABCA, the New SPAC Board may: (a) at any time and from time to time issue the New SPAC Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the New SPAC Board; and (b) from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of New SPAC Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

At Closing, no New SPAC Preferred Shares will be issued and outstanding.

Dividend Rights

The holders of each series of New SPAC Preferred Shares (if any) will be entitled, in priority to holders of New SPAC Class A Common Shares and any other shares of New SPAC ranking junior to the New SPAC Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of New SPAC Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

Liquidation

In the event of a Distribution, the holders of each series of New SPAC Preferred Shares will be entitled, in priority to holders of New SPAC Class A Common Shares and any other shares of New SPAC ranking junior to the New SPAC Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of New SPAC Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

Notices

For the purpose of determining New SPAC Shareholders entitled to receive notice of or to vote at a meeting of New SPAC Shareholders, the New SPAC Board may fix in advance a date as the record date for that determination of New SPAC Shareholders, but that record date will not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held. Notice of the time and place of a meeting of New SPAC Shareholders must be sent to each New SPAC Shareholder entitled to vote at the meeting not less than 21 days and not more than 50 days before the meeting.

Transfer of New SPAC Shares

New SPAC’s by-laws will provide that if a share in registered form is presented for registration of transfer, New SPAC will register the transfer if: (a) the share is endorsed by an appropriate person, as defined in the Securities Transfer Act (Alberta); (b) reasonable assurance is given that the endorsement is genuine and effective; (c) New SPAC has no duty to enquire into adverse claims or has discharged any such duty; (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer is rightful or is to a bona fide purchaser; and (f) the transfer fee, if any, has been paid.

Amendment/Variation of Class Rights

Under the ABCA, certain fundamental changes, such as changes to a corporation’s articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution is a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

New SPAC Directors – Appointment and Retirement

The New SPAC by-laws will provide that the New SPAC Board will consist of such number of directors as is fixed by the articles, or where the articles specify a variable number, will consist of such number of directors as is not less than the minimum nor more than the maximum number of directors provided in the articles and as will be fixed from time to time by resolution of the New SPAC Shareholders.

The New SPAC Closing Articles will provide that New SPAC will have a board of directors consisting of a minimum of 3 directors and a maximum of 11 directors.

Directors are generally elected by shareholders by ordinary resolution; however, the New SPAC Closing Articles will also provide that the New SPAC Board may, between annual meetings, appoint one or more directors to hold office until the close of the next annual meeting of New SPAC Shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of New SPAC Shareholders.

New SPAC’s by-laws will specify that all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting. Directors are eligible for re-election or reappointment.

New SPAC Directors – Voting

Questions arising at any meeting of the New SPAC Board will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.

Powers and Duties of New SPAC Directors

Under the ABCA, the directors are charged with the management, or supervision of the management, of the business and affairs of New SPAC. In discharging their responsibilities and exercising their powers, the legislation requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors’ “fiduciary duties” of loyalty and care, respectively. Further, the directors’ responsibilities may not be delegated (or abdicated) to shareholders and include the obligation to consider the long-term best interests of the Corporation and it may be appropriate for the directors of New SPAC to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.

Directors’ and Officers’ Indemnity

Under Section 124 of the ABCA, except in respect of an action by or on behalf of New SPAC to procure a judgment in New SPAC’s favor, New SPAC may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New SPAC is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of New SPAC, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New SPAC, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from New SPAC in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New SPAC, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). New SPAC may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

A corporation may advance funds to an indemnifiable person in order to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

Subject to the aforementioned prohibitions on indemnification, an indemnifiable person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New SPAC’s by-laws will require New SPAC to indemnify directors or officers of New SPAC, former directors or officers of New SPAC or other individuals who, at New SPAC’s request, act or acted as directors or officers or in a similar capacity of another entity of which New SPAC is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because New SPAC’s by-laws will require that indemnification be subject to the ABCA, any indemnification that New SPAC provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New SPAC may also, pursuant to the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New SPAC or a related body corporate.

Takeover Provisions

National Instrument 62-104 – Take-Over Bids and Issuer Bids (an “NI 62-104”) is applicable to New SPAC and provides that a take-over bid is triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons any of whom are in the local jurisdiction where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. When a take-over bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a takeover bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or state that they are unable to make or are not making a recommendation regarding the bid. Strict timelines must be adhered to. NI 62-104 also contains a number of exemptions to the takeover bid and issuer bid requirements.

Compulsory Acquisitions

The ABCA provides that, if within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is the shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares of New SPAC to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the ABCA, to acquire the shares of that class held by an offeree who does not accept the take-over bid.

Ongoing Reporting Obligations under Canadian Securities Law

Following Closing, New SPAC is expected to become a reporting issuer in the Province of Alberta by filing a non-offering prospectus and will be subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Among these reporting obligations is the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of New SPAC and their interests in, and rights and obligations associated with, related financial instruments. As New SPAC will not be a foreign issuer under applicable Canadian securities laws, it will generally not be entitled under exemptions available to such foreign issuers to satisfy its Canadian reporting obligations through periodic and current reports that it files with the SEC to satisfy its U.S. reporting obligations but, as an “SEC Issuer” (as such term is defined under Canadian securities laws) it may, in certain instances, rely on other available exemptions from its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC to satisfy its U.S. reporting obligations.

Periodic Reporting under U.S. Securities Law

New SPAC will be a “foreign private issuer” under the securities laws of the United States and the exchange listing rules of the NASDAQ (the “Listing Rules”). Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. New SPAC intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NASDAQ listing standards. Subject to certain exceptions, the Listing Rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of the NASDAQ.

Additionally, because New SPAC qualifies as a “foreign private issuer” under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including, among others: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

New SPAC will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

Controlled Company Exemption

Following the completion of the Business Combination, the Riverstone Parties will control a majority of the voting power of the outstanding New SPAC Common Shares. As a result, New SPAC will be a “controlled company” within the meaning of NASDAQ rules, and New SPAC may qualify for and rely on exemptions from certain corporate governance requirements. Under NASDAQ corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to:

•	have a board that includes a majority of “independent directors,” as defined under NASDAQ rules;

•	have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	have independent director oversight of director nominations.

NewCo intends to rely on the exemption from having a board that includes a majority of “independent directors” as defined under NASDAQ rules. New SPAC may elect to rely on additional exemptions and it will be entitled to do so for as long as New SPAC is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of New SPAC Common Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Listing of New SPAC Securities

NewCo has applied to have the New SPAC Class A Common Shares and New SPAC Public Warrants listed on the NASDAQ and the TSX. Listing is subject to the approval of the TSX and the NASDAQ, respectively, in accordance with their respective original listing requirements. The TSX has not conditionally approved New SPAC’s listing application and there is no assurance that the TSX or the NASDAQ will approve New SPAC’s listing applications. Any such listing of the New SPAC Common Shares and New SPAC Warrants will be conditional upon New SPAC fulfilling all of the listing requirements and conditions of the TSX and the NASDAQ, respectively. It is anticipated that upon the Closing the New SPAC Class A Common Shares and New SPAC Warrants will be listed on the NASDAQ under the ticker symbols “HHRS” and “HHRSW,” respectively, and on the TSX under the ticker symbols “HHRS” and “HHRS.WT,” respectively.

Certain Insider Trading and Market Manipulation Laws

Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this proxy statement/prospectus and should not be viewed as legal advice for specific circumstances.

In connection with its listing on the NASDAQ, New SPAC will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the New SPAC Board and New SPAC employees in New SPAC Common Shares or in financial instruments the value of which is determined by the value of the shares.

United States

United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the New SPAC Board, officers and other employees of New SPAC may not purchase or sell shares or other securities of New SPAC when he or she is in possession of material, non-public information about New SPAC (including New SPAC’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about New SPAC.

Canada

Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as “material, non-public information”). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than when it is necessary in the course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as “tipping”); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, from recommending or encouraging another person or company: (A) to purchase or sell a security of the issuer; or (B) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A “security” includes not just equity securities, but any security (e.g., derivatives).

A person or company is in a special relationship with an issuer if (a) the person or company is an insider, affiliate or associate of (i) the issuer, (ii) a person or company that is considering or evaluating whether to make a take-over bid, or a person or company that is proposing to make a take-over bid, for the securities of the issuer, or (iii) a person or company that is considering or evaluating whether, or a person or company that is proposing, (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (b) the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of (i) the issuer, or (ii) person or company described in clause (a)(ii) or (iii); (c) the person is a director, officer or employee of (i) the issuer, (ii) a subsidiary of the issuer, (iii) a person or company that controls the issuer, directly or indirectly, or (iv) a person or company described in clause (a)(ii) or (iii) or (b); (d) the person or company learned of material, non-public information about the issuer while the person or company was a person or company described in clause (a), (b) or (c); (e) the person or company (i) learns of material, non-public information about the issuer from any other person or company described in this section, including a person or company described in this clause, and (ii) knows or ought reasonably to know that the other person or company is a person or company in a special relationship with the issuer. Thus, members of the New SPAC Board, officers and other employees of New SPAC may not purchase or sell New SPAC Class A Common Shares or other securities of New SPAC when he or she is in possession of material, non-public information about New SPAC (including New SPAC’s business, prospects or financial condition), nor may they inform (or “tip”) anyone else of such material, non-public information about New SPAC.

Rule 144

All New SPAC Class A Common Shares and New SPAC Warrants received by DCRD Shareholders in the Business Combination are expected to be freely tradable, except that New SPAC Class A Common Shares and New SPAC Warrants received in the Business Combination by persons who become affiliates of New SPAC for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New SPAC generally include individuals or entities that control, are controlled by or are under common control with, New SPAC and may include the directors and executive officers of New SPAC as well as its principal shareholders.

Resale under Canadian Securities Laws

The New SPAC Class A Common Shares to be issued in connection with the Business Combination, will not be legended and may be resold in each of the provinces and territories of Canada, provided that: (i) New SPAC is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon New SPAC becoming a reporting issuer by filing a non-offering prospectus in the Province of Alberta); (ii) the trade is not a “control distribution” (as defined in NI 45-102); (iii) no unusual effort is made to prepare the market or create a demand for the New SPAC Class A Common Shares; (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (v) if the selling securityholder is an insider or officer (as defined under applicable Canadian securities legislation) of New SPAC, the insider or officer has no reasonable grounds to believe that New SPAC is in default of applicable Canadian securities legislation. Following Closing, New SPAC is expected to become a reporting issuer in the Province of Alberta by filing a non-offering prospectus. Each holder of New SPAC Class A Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Registration Rights

Pursuant to the A&R Registration Rights Agreement, New SPAC will agree that, within 15 business days after the Closing, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) the Resale Registration Statement, and New SPAC will use its commercially reasonable efforts to cause the Resale Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand New SPAC’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

New SPAC Warrants

New SPAC will assume the DCRD Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each DCRD Warrant then outstanding and unexercised will automatically without any action on the part of its holder be converted into a New SPAC Warrant. Each New SPAC Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding DCRD Warrant immediately prior to the SPAC Amalgamation, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, following the SPAC Amalgamation: (A) each New SPAC Warrant will be exercisable solely for New SPAC Common Shares; (B) the number of New SPAC Common Shares subject to each New SPAC Warrant will be equal to the number of DCRD Class A Ordinary Shares subject to the applicable DCRD Warrant; and (C) the per share exercise price for the New SPAC Class A Common Shares issuable upon exercise of such New SPAC Warrant will be equal to the per share exercise price for the DCRD Class A Ordinary Shares subject to the applicable DCRD Warrant, as in effect immediately prior to the SPAC Amalgamation. The terms of the DCRD Warrant Agreement are described below.

DCRD Public Warrants

Each whole DCRD Warrant entitles the registered DCRD Warrant Holder to purchase one DCRD Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the completion of the Initial Business Combination provided in each case that DCRD has an effective registration statement under the Securities Act covering the DCRD Class A Ordinary Shares issuable upon exercise of the DCRD Warrants and a current prospectus relating to them is available (or DCRD permits DCRD Warrant Holders to exercise their warrants on a “cashless basis” under the circumstances specified in the DCRD Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the DCRD Warrant Holder. Pursuant to the DCRD Warrant Agreement, a DCRD Warrant Holder may exercise its warrants only for a whole number of DCRD Class A Ordinary Shares.

This means that only a whole DCRD Warrant may be exercised at any given time by a DCRD Warrant Holder. The DCRD Warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

DCRD will not be obligated to deliver any DCRD Class A Ordinary Shares pursuant to the exercise of a DCRD Warrant and will have no obligation to settle such DCRD Warrant exercise unless a registration statement under the Securities Act with respect to the DCRD Class A Ordinary Shares underlying the DCRD Warrants is then effective and a prospectus relating thereto is current, subject to DCRD satisfying its obligations described below with respect to registration. No DCRD Warrant will be exercisable and DCRD will not be obligated to issue the DCRD Class A Ordinary Shares upon exercise of a DCRD Warrant unless the DCRD Class A Ordinary Shares issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered DCRD Warrant Holder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a DCRD Warrant, the DCRD Warrant Holder will not be entitled to exercise such DCRD Warrant and such DCRD Warrant may have no value and expire worthless. In no event will DCRD be required to net cash settle any DCRD Warrant. In the event that a registration statement is not effective for the exercised DCRD Warrants, the purchaser of DCRD Units containing such DCRD Warrant will have paid the full purchase price for the DCRD Units solely for the DCRD Class A Ordinary Shares underlying such DCRD Units.

DCRD has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the DCRD Class A Ordinary Shares issuable upon exercise of the DCRD Warrants. DCRD will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the DCRD Warrants in accordance with the provisions of the DCRD Warrant Agreement. Notwithstanding the above, if any DCRD Class A Ordinary Shares are at the time of any exercise of a DCRD Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, DCRD may, at its option, require DCRD Public Warrant Holders who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event DCRD so elects, DCRD will not be required to file or maintain in effect a registration statement, but DCRD will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. To exercise the DCRD Warrants on a “cashless basis,” each DCRD Warrant Holder would pay the exercise price by surrendering the DCRD Warrants in exchange for a number of DCRD Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of (i) the number of DCRD Class A Ordinary Shares underlying the DCRD Warrants and (ii) the difference between the exercise price of the DCRD Warrants and the “fair market value” (defined below) by (y) such fair market value and (B) the product of the number of DCRD Warrants surrendered and 0.361 (subject to adjustment). The “fair market value” as used in this paragraph means the average last reported sale price of the DCRD Class A Ordinary Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of DCRD Warrants for Cash When the Price Per DCRD Class A Ordinary Share Equals or Exceeds $18.00

Once the DCRD Warrants become exercisable, DCRD may redeem the outstanding DCRD Public Warrants for cash (except as described below with respect to the DCRD Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per DCRD Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each DCRD Warrant Holder; and

•

if, and only if, the reported last sale price of the DCRD Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before DCRD sends the notice of redemption to the DCRD Warrant Holders.

DCRD will not redeem the DCRD Warrants for cash unless a registration statement under the Securities Act covering the DCRD Class A Ordinary Shares issuable upon exercise of the DCRD Warrants is effective and a current prospectus relating to such DCRD Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the DCRD Warrants become redeemable by DCRD, DCRD may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

DCRD has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and DCRD issues a notice of redemption of the DCRD Warrants, each DCRD Warrant Holder will be entitled to exercise his, her or its DCRD Warrant prior to the scheduled redemption date. However, the price of the DCRD Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of DCRD Warrants for Cash When the Price Per DCRD Class A Ordinary Share Equals or Exceeds $10.00

Once the DCRD Warrants become exercisable, DCRD may redeem the outstanding DCRD Warrants for cash (except as described below with respect to the DCRD Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per DCRD Warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period, DCRD Warrant Holders will be able to exercise their DCRD Warrants on a “cashless basis” prior to redemption and receive that number of DCRD Class A Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the DCRD Class A Ordinary Shares except as otherwise described below; and

•

if, and only if, the last reported sale price of the DCRD Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which DCRD sends the notice of redemption to the DCRD Warrant Holders;

Beginning on the date the notice of redemption is given until the DCRD Warrants are redeemed or exercised, DCRD Warrant Holders may elect to exercise their DCRD Warrants on a “cashless basis.” The numbers in the table below represent the number of DCRD Class A Ordinary Shares that a DCRD Warrant Holder will receive upon a cashless exercise in connection with a redemption by DCRD pursuant to this redemption feature, based on the “fair market value” of the DCRD Class A Ordinary Shares on the corresponding redemption date (assuming DCRD Warrant Holders elect to exercise their DCRD Warrants and such DCRD Warrants are not redeemed for $0.10 per warrant), and the number of months that the corresponding redemption date precedes the expiration date of the DCRD Warrants, each as set forth in the table below.

		Fair Market Value of DCRD Class A Ordinary Shares
Redemption Date (period to expiration of DCRD Warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.318	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of the DCRD Class A Ordinary Shares means the average last reported sale price of the DCRD Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to DCRD Warrant Holders. DCRD will provide DCRD Warrant Holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of DCRD Class A Ordinary Shares to be issued for each DCRD Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average last reported sale price of the DCRD Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to DCRD Warrant Holders is $11.00 per share, and at such time there are 57 months until the expiration of the DCRD Warrants, DCRD Warrant Holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 DCRD Class A Ordinary Shares for each whole warrant. For example, where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the DCRD Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to DCRD Warrant Holders is $13.50 per share, and at such time there are 38 months until the expiration of the DCRD Warrants, DCRD

Warrant Holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 DCRD Class A Ordinary Shares for each whole warrant. In no event will the DCRD Warrants be exercisable on a “cashless basis” in connection with this redemption feature for more than 0.361 DCRD Class A Ordinary Shares per whole warrant (subject to adjustment). Finally, as reflected in the table above, if the DCRD Warrants are “out of the money” (i.e. the last reported trading price of the DCRD Class A Ordinary Shares is below the exercise price of the warrants) and about to expire, they cannot be exercised on a “cashless basis” in connection with a redemption by DCRD pursuant to this redemption feature, since they will not be exercisable for any DCRD Class A Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the DCRD Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding DCRD Warrants to be redeemed when the DCRD Class A Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the last reported trading price of the DCRD Class A Ordinary Shares is below the exercise price of the warrants. DCRD has established this redemption feature to provide DCRD with the flexibility to redeem the DCRD Warrants without the DCRD Warrants having to reach the $18.00 per share threshold. DCRD Warrant Holders choosing to exercise their DCRD Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of DCRD Class A Ordinary Shares for their DCRD Warrants, based on the “redemption price” as determined pursuant to the above table. DCRD has calculated the “redemption prices” as set forth in the table above to reflect a Black-Scholes option pricing model with a fixed volatility input as of August 10, 2021. This redemption right provides DCRD an additional mechanism by which to redeem all of the outstanding DCRD Warrants (other than the DCRD Private Placement Warrants) and therefore have certainty as to its capital structure as the DCRD Warrants would no longer be outstanding and would have been exercised or redeemed, and DCRD will effectively be required to pay the redemption price to DCRD Warrant Holders if it chooses to exercise this redemption right, it will allow DCRD to quickly proceed with a redemption of the DCRD Warrants if it determines it is in its best interest to do so. As such, DCRD would redeem the DCRD Warrants in this manner when it believes it is in its best interest to update its capital structure to remove the DCRD Warrants and pay the redemption price to the DCRD Warrant Holders.

As stated above, DCRD can redeem the DCRD Warrants when DCRD Class A Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to DCRD’s capital structure and cash position while providing DCRD Warrant Holders with the opportunity to exercise their warrants on a “cashless basis” for the applicable number of DCRD Class A Ordinary Shares. If DCRD chooses to redeem the DCRD Warrants when DCRD Class A Ordinary Shares are trading at a price below the exercise price of the DCRD Warrants, this could result in the DCRD Warrant Holders receiving fewer DCRD Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for the DCRD Class A Ordinary Shares if and when such DCRD Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50. No fractional DCRD Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a DCRD Warrant Holder would be entitled to receive a fractional interest in a share, DCRD will round down to the nearest whole number of the number of DCRD Class A Ordinary Shares to be issued to the DCRD Warrant Holder.

Redemption Procedures

A DCRD Warrant Holder may notify DCRD in writing in the event it elects to be subject to a requirement that such DCRD Warrant Holder will not have the right to exercise such DCRD Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a DCRD Warrant Holder may specify) of DCRD Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a DCRD Warrant is adjusted pursuant to the following three paragraphs. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of DCRD Class A Ordinary Shares deliverable upon exercise of a DCRD Warrant immediately prior to such adjustment and the denominator of which is the number of DCRD Class A Ordinary Shares deliverable upon exercise of a DCRD Warrant as so adjusted. The number of shares in the table above will be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a DCRD Warrant.

If the number of outstanding DCRD Class A Ordinary Shares is increased by a share dividend payable in DCRD Class A Ordinary Shares, or by a subdivision of DCRD Class A Ordinary Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of DCRD Class A Ordinary Shares issuable on exercise of each DCRD Warrant will be increased in proportion to such increase in the outstanding DCRD Class A Ordinary Shares. A rights offering to holders of DCRD Class A Ordinary Shares entitling such holders to purchase DCRD Class A Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of DCRD Class A Ordinary Shares equal to the product of (i) the number of DCRD Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for DCRD Class A Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per DCRD Class A Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for DCRD Class A Ordinary Shares, in determining the price payable for DCRD Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the average last reported sale price of the DCRD Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which DCRD Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if DCRD, at any time while the DCRD Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of DCRD Class A Ordinary Shares on account of such DCRD Class A Ordinary Shares (or other DCRD Ordinary Shares into which the DCRD Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of DCRD Class A Ordinary Shares in connection with a proposed Initial Business Combination, (d) to satisfy the redemption rights of the holders of DCRD Class A Ordinary Shares in connection with a shareholder vote to approve an amendment to the DCRD Articles (i) in a manner that would affect the substance or timing of DCRD’s obligation to redeem 100% of its DCRD Class A Ordinary Shares if it does not complete the Initial Business Combination within 18 months from the closing of the DCRD IPO or (ii) with respect to any other provision relating to the rights of holders of DCRD Class A Ordinary Shares or pre-Initial Business Combination activity, or (e) in connection with the redemption of the DCRD Public Shares upon DCRD’s failure to complete the Initial Business Combination, then the DCRD Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each DCRD Class A Ordinary Share in respect of such event.

If the number of outstanding DCRD Class A Ordinary Shares is decreased by a consolidation, combination, or reclassification of DCRD Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of DCRD Class A Ordinary Shares issuable on exercise of each DCRD Warrant will be decreased in proportion to such decrease in outstanding DCRD Class A Ordinary Shares.

Whenever the number of DCRD Class A Ordinary Shares purchasable upon the exercise of the DCRD Warrants is adjusted, as described above, the DCRD Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of DCRD Class A Ordinary Shares purchasable upon the exercise of the DCRD Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of DCRD Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding DCRD Class A Ordinary Shares (other than those described above or that solely affects the par value of such DCRD Class A Ordinary Shares), or in the case of any merger or consolidation of DCRD with or into another corporation (other than a consolidation or merger in which DCRD is the continuing corporation and that does not result in any reclassification or reorganization of outstanding DCRD Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of DCRD as an entirety or substantially as an entirety in connection with which DCRD is dissolved, the DCRD Warrant Holders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the DCRD Warrants and in lieu of the DCRD Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the DCRD Warrant Holder would have received if such DCRD Warrant Holder had exercised their DCRD Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of DCRD Class A Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered DCRD Warrant Holder properly exercises the warrant within thirty days following public disclosure of such transaction, the DCRD Warrant exercise price will be reduced as specified in the DCRD Warrant Agreement based on the Black-Scholes value (as defined in the DCRD Warrant Agreement) of the DCRD Warrant. The purpose of such exercise price reduction is to provide additional value to the DCRD Warrant Holders when an extraordinary transaction occurs during the exercise period of the DCRD Warrants pursuant to which the DCRD Warrant Holders otherwise do not receive the full potential value of the DCRD Warrants. The warrant exercise price will not be adjusted for other events.

The DCRD Warrants have been issued in registered form under the DCRD Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and DCRD. The DCRD Warrant Agreement provides that the terms of the DCRD Warrants may be amended without the consent of any DCRD Warrant Holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding DCRD Public Warrants to make any change that adversely affects the interests of the registered DCRD Public Warrant Holders. If an amendment adversely affects the DCRD Private Placement Warrants in a different manner than the DCRD Public Warrants or vice versa, then the vote or written consent of the registered holders of the DCRD Public Warrants and 65% of the DCRD Private Placement Warrants, voting as separate classes, will be required.

In addition, if (x) DCRD issues additional DCRD Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at a newly issued price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the DCRD Board and, in the case of any such issuance to DCRD Sponsor or its affiliates, without taking into account any DCRD Founder Shares held by DCRD Sponsor or its affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average last reported trading price of the DCRD Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which DCRD consummates its Initial Business Combination (such price, the “market value”) is below $9.20 per share, (i) the exercise price of the DCRD Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, (ii) the $18.00 per share redemption trigger price described above under “Redemption of DCRD Warrants for Cash

When the Price Per DCRD Class A Ordinary Share Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and (iii) the $10.00 per share redemption trigger price described above under “Redemption of DCRD Warrants for Cash When the Price Per DCRD Class A Ordinary Share Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

The DCRD Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to DCRD, for the number of DCRD Warrants being exercised. The DCRD Warrant Holders do not have the rights or privileges of holders of DCRD Class A Ordinary Shares or any voting rights until they exercise their warrants and receive DCRD Class A Ordinary Shares. After the issuance of the DCRD Class A Ordinary Shares upon exercise of the DCRD Warrants, each such holder of DCRD Class A Ordinary Shares will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the DCRD Warrants. If, upon exercise of the DCRD Warrants, a DCRD Warrant Holder would be entitled to receive a fractional interest in a share, DCRD will, upon exercise, round down to the nearest whole number of the DCRD Class A Ordinary Shares to be issued to the DCRD Warrant Holder.

DCRD Private Placement Warrants

The DCRD Private Placement Warrants (including the DCRD Class A Ordinary Shares issuable upon exercise of the DCRD Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination (except, among other limited exceptions to DCRD management and other persons or entities affiliated with DCRD Sponsor), and they will not be redeemable by DCRD so long as they are held by the initial purchasers of the DCRD Private Placement Warrants or their or its permitted transferees (including certain Riverstone Fund V Entities). The initial purchasers, or their permitted transferees, have the option to exercise the DCRD Private Placement Warrants for cash or on a “cashless basis.” Except as described below, the DCRD Private Placement Warrants have terms and provisions that are identical to those of the DCRD Public Warrants, including as to exercise price, exercisability and exercise period. If the DCRD Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the DCRD Private Placement Warrants will be redeemable by DCRD in all redemption scenarios and exercisable by such holders on the same basis as the DCRD Public Warrants.

If holders of the DCRD Private Placement Warrants elect to exercise them on a “cashless basis,” they would pay the exercise price by surrendering their warrants in exchange for a number of DCRD Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of (A) the number of DCRD Class A Ordinary Shares underlying the warrants and (B) the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) such fair market value. The “fair market value” means the average last reported sale price of the DCRD Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent for New SPAC Common Shares in the United States is expected to be Computershare Trust Company of Canada. Each person investing in New SPAC Common Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a New SPAC Shareholder.

For as long as any New SPAC Class A Common Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the New SPAC Class A Common Shares reflected in the register administered by New SPAC’s transfer agent.

New SPAC will list the New SPAC Class A Common Shares in registered form and such New SPAC Class A Common Shares, through the transfer agent, will not be certificated. New SPAC has appointed Computershare Inc. as its agent in New York to maintain the shareholders’ register of New SPAC on behalf of the New SPAC Board and to act as transfer agent and registrar for the New SPAC Class A Common Shares. The New SPAC Class A Common Shares will be traded on the NASDAQ in book-entry form.

The warrant agent for the New SPAC Warrants is expected to be Computershare Trust Company, N.A.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

The rights of the DCRD Shareholders and the relative powers of the DCRD Board are governed by the laws of the Cayman Islands, including the Companies Act, and the DCRD Articles. As a result of the Business Combination, each outstanding DCRD Ordinary Share that is not redeemed by the holder thereof will, following the Domestication, be exchanged for a New SPAC Common Share at the SPAC Amalgamation Effective Time. Because New SPAC is an Alberta corporation, the rights of the New SPAC Shareholders will be governed by applicable Alberta law, including the ABCA, the New SPAC Closing Articles and the New SPAC Closing Bylaws.

There are differences between the rights of DCRD Shareholders under Cayman Islands law and the rights of New SPAC Shareholders following the completion of the Business Combination under Alberta law. In addition, there are differences between the DCRD Articles and the New SPAC Closing Articles, together with the New SPAC Closing Bylaws, as they will be in effect from and after the Company Amalgamation Effective Time and from and after the SPAC Amalgamation Effective Time, as applicable.

The following is a summary comparison of the material differences between the rights of DCRD Shareholders under Cayman Islands law and the DCRD Articles and the rights DCRD Shareholders will have as New SPAC Shareholders under Alberta law and the New SPAC Closing Articles, together with the New SPAC Closing Bylaws, following the completion of the Business Combination. The discussion in this section does not include a description of certain other rights or obligations under U.S. and Alberta securities laws or the Listing Rules, many of which are similar to, or have an effect on, matters described herein under Cayman Islands or Alberta law. Such other rights or obligations generally apply equally to DCRD Ordinary Shares and New SPAC Common Shares.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. DCRD Shareholders are urged to carefully read the relevant provisions of the Companies Act, the ABCA, the DCRD Articles, the New SPAC Closing Articles and the New SPAC Closing Bylaws that will be in effect following the Company Amalgamation Effective Time and the SPAC Amalgamation Effective Time, respectively. References in this section to the New SPAC Closing Articles and the New SPAC Closing Bylaws are references thereto as they will be in effect following the Company Amalgamation Effective Time and the SPAC Amalgamation Effective Time, respectively. As of the SPAC Amalgamation Effective Time, the New SPAC Closing Bylaws will be effective as set forth in Annex J to this proxy statement/prospectus. As of the Company Amalgamation Effective Time, the New SPAC Closing Articles will be effective substantially in the form set forth in Annex D to this proxy statement/prospectus.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

Authorized Capital / Shares

DCRD is authorized to issue a maximum of 555,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each. DCRD has 31,625,000 DCRD Class A Ordinary Shares and 7,906,250 DCRD Class B Ordinary Shares issued and outstanding.

Under the DCRD Articles, the DCRD Board, or the DCRD Shareholders by ordinary resolution, may divide

The authorized capital of New SPAC will consist of: (a) one class of shares, the New SPAC Class A Common Shares, in an unlimited number; and (b) one class of shares, to be designated as “First Preferred Shares,” issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares.

Subject to the filing of Articles of Amendment in accordance with the ABCA, the New SPAC Board

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)
shares into certain classes or series from time to time and fix certain rights (including voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes or series.	may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the New SPAC Board. Before issuance, the New SPAC Board will fix the designation, rights, privileges, restrictions and conditions attaching to each series of First Preferred Shares including the amount, if any, specified as being payable preferentially to such series on a distribution; the extent, if any, of further participation on a distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

Voting Rights

Under the Companies Act and the DCRD Articles, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a majority of the shareholders present in person or represented by proxy at the general meeting and entitled to vote on such matter). The DCRD Shareholders will have one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable stock exchange rules then in effect, except that (i) only holders of the DCRD Class B Ordinary Shares have the right to vote on the appointment and removal of directors prior to the Initial Business Combination, and (ii) in a vote to continue DCRD in a jurisdiction outside the Cayman Islands (which requires a special resolution), holders of the DCRD Class B Ordinary Shares have ten (10) votes for every DCRD Class A Ordinary Share and holders of the DCRD Class A Ordinary Shares will have one (1) vote for every DCRD Class A Ordinary Share.

Under the New SPAC Articles, the holders of the New SPAC Class A Common Shares will be entitled to receive notice of and to attend any meeting of the New SPAC Shareholders, except meetings at which only holders of a different class or series of shares of New SPAC are entitled to vote, and will be entitled to one vote for each New SPAC Class A Common Share. The voting rights attaching to each series of First Preferred Shares (if any) will be fixed by the New SPAC Board before issuance.

Unless a ballot is demanded by a shareholder with the right to vote, motions are voted on by a show of hands with each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

Appraisal / Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair value for their shares, which if necessary may ultimately be determined by the court.

The ABCA provides that shareholders are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith.

The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares of the corporation of that class; (ii) amend its articles to add, change or remove any restrictions on the business(es) it is permitted to carry on; (iii) amend its articles to add or remove an express statement establishing the unlimited liability of shareholders; (iv) approve certain amalgamations; (v) continue the corporation into another jurisdiction; (vi) sell, lease or exchange all or substantially all of its property; or (vii) approve an arrangement, where the terms of the arrangement permit dissent.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

A court may also make an order permitting a shareholder to dissent in certain circumstances.

Dividends

Under the Companies Act and the DCRD Articles, the directors, by resolution, and the DCRD Shareholders by ordinary resolution provided no such dividend will exceed the amount recommended by the directors, may declare dividends on shares in issue and authorize payment out of the funds of DCRD lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied that DCRD will, immediately after the payment of the dividend, satisfy the solvency test (that is, if the directors can determine based on the facts at the time that the company can in the future, following the payment of the dividend, pay its debts as they fall due in the ordinary course of business).

Directors may, before resolving to pay any distribution, set aside such sums as they think proper as a reserve or reserves.

Distributions may be made in cash or in specie.

Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

Under the New SPAC Articles, the holders of the New SPAC Class A Common Shares will be entitled to receive dividends at such times and in such amounts as the New SPAC Board may in their discretion from time to time declare, subject to the prior rights and privileges attached to any other class or series of shares of New SPAC. The holders of each series of First Preferred Shares (if any) will be entitled, in priority to holders of New SPAC Class A Common Shares and any other shares of New SPAC ranking junior to the First Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of First Preferred Shares, the amount of accumulated dividends (if any) specified as being payable preferentially to the holders of such series.

Under the ABCA, New SPAC may not pay a dividend in money or other property if there are reasonable grounds for believing that New SPAC is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of New SPAC’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

New SPAC may also pay a dividend by issuing shares.

The ABCA provides that no special rights, privileges, restrictions or conditions attached to a series of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Purchase and Repurchase of Shares

Subject to the Companies Act and the rules of the designated stock exchange, DCRD may purchase its own shares (including redeemable shares) in such manner and on such other terms as the directors may determine and agree with such shareholder at the time of such purchase, provided that immediately after such purchase or repurchase DCRD is able to pay its debts as they fall due in the ordinary course of business.

Shares that DCRD purchases, redeems or acquires may, at the option of DCRD, be cancelled immediately or held as treasury shares in accordance with the Companies Act. In the event that the directors do not specify that the relevant shares are to be held as treasury shares, such shares will be cancelled.

Under the ABCA, the purchase or other acquisition by New SPAC of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above).

Subject to such solvency tests, New SPAC may redeem, on the terms and in the manner provided in the New SPAC, any of its shares that has a right of redemption attached to it.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

Redemption Rights

Upon consummation of the Initial Business Combination, the DCRD Articles provide holders of DCRD Class A Ordinary Shares with the opportunity to redeem their DCRD Class A Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Initial Business Combination, including interest not previously released (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding DCRD Class A Ordinary Shares, provided that DCRD will not repurchase DCRD Class A Ordinary Shares to the extent that such repurchase would cause DCRD’s net tangible assets to be less than $5,000,001.

If DCRD seeks to amend any provision of the DCRD Articles that would affect the substance or timing of DCRD’s obligation to redeem 100% of the shareholders’ DCRD Class A Ordinary Shares if DCRD has not consummated the Initial Business Combination within eighteen months after the date of the closing of the DCRD IPO, DCRD must provide the DCRD Public Shareholders with the opportunity to redeem their DCRD Class A Ordinary Shares in connection with such vote.

After consummation of the Initial Business Combination, holders of DCRD Class A Ordinary Shares are not entitled to redemption rights with respect to their shares.

See above under “Purchase and Repurchase of Shares.”

Pre-emptive Rights

None.	None.

Lien on Shares and Calls on Shares

DCRD will have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with DCRD (whether presently payable or not) by such shareholder or his, her or its estate, either alone or jointly with any other person.	Not applicable.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

Forfeiture of Shares

If a call or instalment of a call remains unpaid after it has become due and payable, DCRD may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred or sustained by DCRD by reason of such non-payment.

If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of directors.

Not applicable.

Election of Directors

The Companies Act provides that there must be at least one (1) director of DCRD. The DCRD Articles provide that there will be up to nine (9) directors of DCRD, unless otherwise determined by a vote of a majority of the directors.

The DCRD Articles provide that prior to the Initial Business Combination, a vote of the majority of the issued and outstanding DCRD Class B Ordinary Shares entitled to vote and voting will be required to appoint any person as director of DCRD.

After an Initial Business Combination, a vote of a majority of the issued and outstanding DCRD Ordinary Shares entitled to vote and voting will be required to appoint any person as director of DCRD.

The New SPAC by-laws will provide that the New SPAC Board will consist of such number of directors as is fixed by the New SPAC Articles, or where the articles specify a variable number, will consist of such number of directors as is not less than the minimum nor more than the maximum number of directors provided in the New SPAC Articles and as will be fixed from time to time by resolution of the New SPAC Shareholders.

The New SPAC Articles will provide that the New SPAC Board will consist of not less than three (3) directors and not more than eleven (11) directors.

Directors are generally elected by the New SPAC Shareholders by ordinary resolution; however, the New SPAC Articles will also provide that the directors may, between annual meetings, appoint one or more additional directors of New SPAC to serve until the next annual meeting, but the number of additional directors will not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of New SPAC.

Removal of Directors; Vacancies

The DCRD Articles provide that the office of a director will be vacated if the director: (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; or is removed from office pursuant to any other provisions of the DCRD Articles.

The DCRD Articles provide that prior to the Initial Business Combination, a vote of the majority of the issued and outstanding DCRD Class B Ordinary Shares entitled to vote and voting will be required to remove a director of DCRD for cause.

New SPAC’s by-laws will allow for the removal of a director by ordinary resolution of the New SPAC Shareholders passed at a special meeting.

New SPAC’s by-laws will specify all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, unless elected for a period of time (not to exceed the close of the third annual meeting of New SPAC Shareholders following election). Directors are eligible for re-election or reappointment.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

After an Initial Business Combination, a vote of a majority of the issued and outstanding DCRD Ordinary Shares entitled to vote and voting will be required to remove any person as director of DCRD.

For so long as DCRD is listed on a stock exchange, any and all vacancies in the DCRD Board, however occurring, will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders of DCRD.

Under the ABCA, a vacancy among the directors created by the removal of a director may be filled by the New SPAC Shareholders at the meeting at which the director is removed or, if not filled by the New SPAC Shareholders at such meeting, by the remaining directors. In the case of a vacancy caused by the death, resignation or disqualification to act as a director under the ABCA, the remaining directors may fill the vacancy.

Under the ABCA, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors will call a special meeting of the New SPAC Shareholders to fill the vacancy, and if the remaining directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Manner of Acting by Board; Quorum

The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed will be two (2) directors where there are two or more directors of the company.

Questions arising at any meeting of the directors will be decided by a majority of votes of the directors. In the case of an equality of votes, the chairman will have a second or casting vote.

New SPAC’s by-laws will provide that the quorum for the transaction of business at any meeting of the New SPAC Board will consist of a majority of the directors holding office or such greater number of directors as the New SPAC Board may from time to time determine.

Director Action by Written Consent

The DCRD Articles provide that a resolution in writing signed by all the directors will be valid and effective as if it had been passed at a meeting of the directors.	New SPAC’s by-laws will provide that a resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the New SPAC Board or a committee of directors is as valid as if it had been passed at a meeting of the New SPAC Board or committee of directors, as the case may be.

Indemnification of Directors and Officers

Every member of DCRD management (including any alternate director) will be indemnified out of the assets of DCRD to the fullest extent permissible under the laws of the Cayman Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful default or willful neglect, as determined by a court of competent jurisdiction.	Under Section 124 of the ABCA, except in respect of an action by or on behalf of New SPAC to procure a judgment in New SPAC’s favor, New SPAC may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New SPAC is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative,

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of New SPAC, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New SPAC, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from New SPAC in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, or administrative, investigative or other action or proceeding to in which the Indemnified Person is made a party involved by reason of being or having been a director or officer of New SPAC, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and was substantially successful on the merits in the Indemnified Person’s defense of the action or proceeding, (ii) fulfills the Discretionary Indemnification Conditions , and (iii) is fairly and reasonably entitled to indemnity (collectively, the “Mandatory Indemnification Conditions”). New SPAC may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

A corporation may advance funds to an indemnifiable person in order to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

Subject to the aforementioned prohibitions on indemnification, an indemnifiable person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New SPAC’s by-laws will require New SPAC to indemnify directors or officers of New SPAC, former directors or officers of New SPAC or other individuals who, at New SPAC’s request, act or acted as directors or officers or in a similar capacity of another entity of which New SPAC is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because New SPAC’s by-laws will require that indemnification be subject to the ABCA, any indemnification that New SPAC provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New SPAC may also, pursuant to the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New SPAC or a related body corporate.

Fiduciary Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

duty to not improperly fetter the exercise of future discretion;

duty to exercise authority for the purpose for which it is conferred;

duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent

Under the ABCA, a director or officer of a corporation in exercising the director’s or officer’s powers and discharging the director’s or officer’s duties to the corporation must: (i) act honestly and in good faith with a view to the best interest of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the ABCA and the regulations thereunder, and the articles and by-laws of the corporation. These statutory duties are in addition to duties under common law and equity.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)
person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

Limitation on Liability of Directors

No directors will be liable to DCRD for any loss or damage incurred by DCRD as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful default or willful neglect of such director, as determined by a court of competent jurisdiction.	Under the ABCA, no provision in a contract, or in the articles, the bylaws or a resolution of the corporation, relieves a director or officer from the duty to act in accordance with the ABCA or the regulations thereunder or relieves the director or officer from liability for a breach of the duty to act in accordance with the ABCA.

Annual General Meeting

The DCRD Articles provide that for so long as the DCRD’s shares are traded on a designated stock exchange, DCRD will in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the directors in accordance with the rules of the stock exchange, unless such stock exchange does not require the holding of an annual general meeting.	The ABCA provides that the directors of New SPAC shall call an annual meeting of shareholders to be held not later than 18 months after (i) the date of its incorporation or (ii) the date of its certificate of amalgamation, in the case of an amalgamated corporation, and subsequently not later than 15 months after holding the last preceding annual meeting.

Extraordinary General Meeting

The DCRD Articles provide that extraordinary general meetings may be called only by a majority vote of the directors, by the Chief Executive Officer or by the Chairman.

Shareholders may bring certain business before a general meeting by following the relevant procedures set out in the DCRD Articles.

The ABCA provides that the New SPAC Board may at any time call a special meeting of the New SPAC Shareholders.

New SPAC Shareholders may bring certain business before a general meeting by following the requirement set forth in the ABCA. See below under “Anti-Takeover Provisions” for further information on shareholder proposals.

Notice Provisions and Record Date

At least ten (10) days’ notice in writing (counting from the date service is deemed to take place) will be given of any general meeting.

For the purpose of determining shareholders entitled to receive notice of, attend or vote at any meeting of shareholders, or to determine those shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a shareholder for any other purpose, the directors may provide that the register of members will be closed for transfers for a stated period which will not exceed forty (40) days. If the register of members will be so closed for the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at a meeting of shareholders the register of members will be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination will be the date of the closure of the register of members.

New SPAC’s by-laws will provide that provided New SPAC is not a reporting issuer, a notice of the time and place of each meeting of New SPAC Shareholders will be sent not less than seven (7) days and not more than sixty (60) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the New SPAC.

For the purpose of determining the New SPAC Shareholders entitled to receive notice of or to vote at a meeting, the directors may fix in advance a date as the record date for that determination of New SPAC Shareholders, but that record date will not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

Quorum and Actions

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is one or more shareholders holding at least one-third of the paid up voting share capital of DCRD present in person or by proxy and entitled to vote at that meeting.

The quorum necessary at a meeting to approve a matter pertaining to the modification of rights of shareholders will be one or more shareholders holding (or represented by proxy) one-third in nominal or par value amount of the issued shares of the relevant class of shareholders.

Business may only be transacted at a meeting if a quorum is present. A quorum at any meeting of New SPAC Shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the ABCA or by the New SPAC Articles or by any other by-law) will be persons present not being less than two (2) in number and holding or representing not less than 25% of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of New SPAC Shareholders, the New SPAC Shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting of New SPAC Shareholders, the New SPAC Shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

Shareholder Action Without Meeting / Acting by Written Consent

In relation to a special resolution, a resolution in writing signed by all the shareholders entitled to vote at a general meeting will be valid and effective as if the special resolution had been passed at a meeting of the shareholders.

In relation to an ordinary resolution, such a resolution may not be consented to in writing.

In relation to an ordinary resolution of the DCRD Class B Ordinary Shares only, such a resolution may be consented to in writing by all of the holders of DCRD Class B Ordinary Shares entitled to vote at a general meeting.

The ABCA provides that: (i) a resolution in writing signed by all the New SPAC Shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of New SPAC Shareholders; (ii) a resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of New SPAC Shareholders, and signed by all of the New SPAC Shareholders entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of New SPAC Shareholders; and (iii) if New SPAC is not a reporting issuer, a resolution in writing signed by at least 2/3 of the New SPAC Shareholders entitled to vote on that resolution or at that meeting is sufficient for the purposes of (i) and (ii).

Inspection of Books and Records

The directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of DCRD or any of them will be open to the inspection of shareholders not being directors, and no shareholder (not being a director) will have any right of inspecting any account or book or document of DCRD except as conferred by law or authorised by the directors or by ordinary resolution of DCRD.	Under the ABCA, New SPAC’s directors and the New SPAC Shareholders may, without charge, inspect certain of the records of New SPAC.

Class and Derivative Shareholder Suits

DCRD’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands	Under the ABCA, a shareholder (including a beneficial shareholder), director or officer of a corporation, a creditor (in certain circumstances) and any person who, in the discretion of the court, is a

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) DCRD management usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against DCRD where the individual rights of that shareholder have been infringed or are about to be infringed.

proper person to make an application to court to prosecute or defend an action on behalf of a corporation (a derivative action) may, with judicial leave: (i) bring an action (being an action under the ABCA or any other law) in the name and on behalf of the corporation or any of its subsidiaries; or (ii) intervene in an action to which the corporation or any of its subsidiaries is a party, for the purposes of prosecuting, defending or discounting the action on behalf of the corporation or subsidiary.

Under the ABCA, the court may grant leave if: (i) the complainant has given reasonable notice to the directors of the corporation or its subsidiaries that the complainant’s intention to apply to the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to the court to be in the interests of the corporation or its subsidiary for the action be brought, prosecuted, defended or discontinued.

Under the ABCA, the court upon the final disposition of a derivative action may make any order it determines to be appropriate, including an order a corporation or its subsidiary to pay the complainant’s costs, including legal fees and disbursements.

Anti-Takeover Provisions

The DCRD Articles provide that the DCRD Board will be classified into three (3) classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings.

The authorised but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of DCRD by means of a proxy contest, tender offer, merger or otherwise.

Not applicable.

Variation of Rights Attaching to a Class / Series of Shares

Under Cayman Islands law and the DCRD Articles, the rights attached to any class of shares may only be materially adversely varied with the consent in writing of the holders of not less than two-thirds (2/3rds) of the issued shares of that class or with the sanction of a resolution of the shareholders passed at a separate meeting of the holders of the shares of that class by the holders of not less than two-thirds (2/3rds) of the issued shares of that class.	Under the ABCA, certain fundamental changes, such as changes to New SPAC Articles, changes to authorized share structure, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of New SPAC (other than in the ordinary course of business), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)

A special resolution is a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the New SPAC Shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all New SPAC Shareholders entitled to vote on the resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Amendments to Governing Documents

Amendment of any provision of the DCRD Articles requires a special resolution, meaning a resolution passed by holders of not less than two-thirds of the issued and outstanding shares of DCRD that are entitled to vote and that vote in a general meeting.	See “Variation of Rights Attaching to a Class / Series of Shares” above.

DCRD Sponsor and DCRD management have agreed that they will not propose any amendment to the DCRD Articles that would affect the substance or timing of DCRD’s obligation to redeem 100% of its public shares if the SPAC does not complete the Initial Business Combination within 18 months after the closing of the DCRD IPO, unless the DCRD provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment.

The provisions of the DCRD Articles relating to (i) the election and removal of directors prior to the business combination and (ii) the voting power in connection with the approval required to continue DCRD in a jurisdiction outside the Cayman Islands, may each only be amended by a special resolution passed by holders representing a majority of at least 90% of the votes cast a quorate general meeting.

Dissolution /Liquidations

The DCRD Articles provides that in the event that DCRD does not consummate a business combination by eighteen months after the closing of the DCRD IPO, DCRD will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares issued in the DCRD IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust fund, including interest earned on the trust fund and not previously released to the company to fund regulatory withdrawals	The New SPAC Articles provide that, subject to the prior rights and privileges attached to any other class or series of shares of New SPAC, upon the voluntary or involuntary liquidation, dissolution or winding-up of New SPAC or any other distribution of its assets among the New SPAC Shareholders for the purpose of winding up its affairs (such event referred to herein as a “Liquidation”), each holder of New SPAC Class A Common Shares will have the right to receive, in cash or other assets, for each New SPAC Class A Common Share held, from out of (but only

Rights of DCRD Shareholders (a Cayman Islands Exempted Company)	Rights of New SPAC Shareholders (an Alberta Corporation)
and/or to pay income taxes, if any, less up to $100,000 of interest to pay dissolution expenses, divided by the number of public shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DCRD’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.	to the extent of) the remaining property of New SPAC legally available for distribution to the New SPAC Shareholders, its pro rata share of such remaining property based on the number of New SPAC Class A Common Shares held, and will rank equally with all holders of New SPAC Class A Common Shares with respect to such Liquidation. In the event of a Liquidation, holders of each series of First Preferred Shares (if any) will be entitled, in priority to holders of New SPAC Class A Common Shares and any other shares of New SPAC ranking junior to the First Preferred Shares from time to time with respect to payment on a Liquidation, to be paid rateably with holders of each other series of First Preferred Shares the amount (if any) specified as being payable preferentially to the holders of such series on a Liquidation.

The ABCA provides that if a corporation has property or liabilities, or both, it may be dissolved by special resolution of the shareholder or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote, if (a) by the special resolution or resolutions, the New SPAC Shareholders authorize the directors to cause the corporation to distribute all property and discharge all liabilities, and (b) the corporation has distributed all property and discharged all liabilities before it sends articles of dissolution to the Alberta corporate Registrar.

A corporation that has no property and no liabilities may be dissolved by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DCRD Relationships and Related Party Transactions

Founder Shares

On February 24, 2021, DCRD issued an aggregate of 10,062,500 DCRD Founder Shares to DCRD Sponsor for a capital contribution of $25,000, or approximately $0.002 per share. In June 2021, DCRD Sponsor surrendered 1,437,500 DCRD Class B Ordinary Shares to DCRD for no consideration, which DCRD accepted and cancelled. In July 2021, DCRD surrendered an aggregate of 718,750 DCRD Founder Shares to DCRD for no consideration, which DCRD accepted and cancelled. In August 2021, DCRD Sponsor forfeited 207,755 DCRD Founder Shares, and an aggregate of 207,755 DCRD Founder Shares were issued to DCRD independent directors at their original purchase prices. DCRD Sponsor agreed to forfeit up to an aggregate of 1,031,250 DCRD Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the DCRD Founder Shares would represent 20% of the outstanding shares upon completion of the DCRD IPO. As a result of the underwriters’ exercise of the full overallotment, these shares are no longer subject to forfeiture, resulting in DCRD Initial Shareholders then holding an aggregate of 7,906,250 DCRD Founder Shares.

Pursuant to the DCRD Articles, the DCRD Founder Shareholders are not entitled to redemption rights with respect to any DCRD Founder Shares held by them in connection with the consummation of the Business Combination or upon DCRD’s liquidation. In addition, DCRD Sponsor and DCRD management have agreed to waive their redemption rights with respect to any DCRD Public Shares they may hold in connection with the consummation of the Business Combination.

The DCRD Founder Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the DCRD Founder Shares until the earlier to occur of (i) one year after the completion of the Initial Business Combination or (ii) subsequent to the Initial Business Combination, (x) if the last sale price of DCRD Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (y) the date on which DCRD completes a liquidation, merger, share exchange or other similar transaction that results in the DCRD Shareholder having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

On August 13, 2021, simultaneously with the consummation of the DCRD IPO, DCRD completed the private placement of 12,737,500 DCRD Private Placement Warrants at a purchase price of $1.00 per warrant, to DCRD Sponsor and DCRD’s independent directors, generating gross proceeds to DCRD of approximately $12,737,500. This amount includes the exercise in full of the underwriters’ option to purchase an additional 1,237,500 warrants to cover over-allotments. Each whole DCRD Private Placement Warrant is exercisable for one whole DCRD Class A Ordinary Share at a price of $11.50 per share. A portion of the proceeds from the sale of the DCRD Private Placement Warrants was added to the proceeds from the DCRD IPO held in the Trust Account such that at the closing of the DCRD IPO approximately $319 million was held in the Trust Account. If DCRD does not complete an Initial Business Combination by the Deadline Date, the proceeds from the sale of the DCRD Private Placement Warrants held in the Trust Account will be used to partially fund the redemption of the DCRD Public Shares (subject to the requirements of applicable law), and the DCRD Private Placement Warrants and all underlying securities will expire worthless. The DCRD Private Placement Warrants are non-redeemable and exercisable on a “cashless basis” so long as they are held by the initial purchasers of the DCRD Private Placement Warrants or their permitted transferees.

The holders of the DCRD Private Placement Warrants have agreed, subject to limited exceptions, not to transfer, assign, or sell any of their DCRD Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of the DCRD Founder Shares, DCRD Private Placement Warrants and DCRD Warrants that may be issued upon conversion of working capital loans (and any DCRD Class A Ordinary Shares issuable upon the exercise of the DCRD Private Placement Warrants and DCRD Warrants that may be issued upon conversion of working capital loans and upon conversion of the DCRD Founder Shares) will be entitled to registration rights pursuant to the registration rights agreement, dated August 10, 2021, requiring DCRD to register such securities for resale (in the case of the DCRD Founder Shares, only after conversion to DCRD Class A Ordinary Shares). The holders of at least $25 million in value of these securities are entitled to demand that DCRD file a registration statement covering such securities and to require DCRD to effect up to an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to DCRD’s completion of the Initial Business Combination.

Concurrently with the Closing, DCRD will enter into the A&R Registration Rights Agreement, pursuant to which New SPAC will agree that, within 15 business days after the Closing, New SPAC will file with the SEC (at New SPAC’s sole cost and expense) the Resale Registration Statement, and New SPAC will use its commercially reasonable efforts cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand New SPAC’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

Administrative Services Agreement

DCRD has agreed to pay an affiliate of DCRD Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. DCRD recorded an aggregate of $30,000 and $86,129 for the three and nine months ended September 30, 2022 in general and administrative expenses in connection with the related agreement. Upon completion of the Initial Business Combination or liquidation, DCRD will cease paying these monthly fees. There was $136,129 and $50,000 outstanding as of September 30, 2022 and December 31, 2021, respectively.

DCRD Sponsor and DCRD management, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on DCRD’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. DCRD’s audit committee will review on a quarterly basis all payments that were made to DCRD Sponsor and DCRD management, or their affiliates, and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on DCRD’s behalf.

Related Party Loans and Advances

DCRD’s liquidity needs up to the DCRD IPO were satisfied through the receipt of a $25,000 capital contribution from DCRD Sponsor in exchange for the issuance of DCRD Founder Shares to DCRD Sponsor and a loan from DCRD Sponsor for an aggregate amount of $0.3 million to cover organizational expenses and expenses related to the DCRD IPO pursuant to the Note. DCRD repaid the Note in full to DCRD Sponsor on August 19, 2021, and this facility is no longer available to DCRD. Subsequent to the consummation of the DCRD IPO, DCRD’s liquidity needs have been satisfied through the net proceeds of $55,752 from the DCRD Private Placement Warrants held outside of the Trust Account. Approximately $1,656,022 and $283,657 was due to DCRD Sponsor for expenses paid on DCRD’s behalf as of September 30, 2022 and December 31, 2021, respectively.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an Initial Business Combination, DCRD Sponsor or an affiliate of DCRD Sponsor or certain members of DCRD management may, but are not obligated to, loan DCRD funds as may be required. If DCRD completes an Initial Business Combination, DCRD will repay such loaned amounts. In the event that an Initial Business Combination does not close, DCRD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds held in the Trust Account would be used for such repayment. Up to $1.5 million of any such working capital loans made by DCRD Sponsor may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DCRD Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by DCRD management, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the Initial Business Combination, DCRD does not expect to seek loans from parties other than DCRD Sponsor or an affiliate of DCRD Sponsor as DCRD does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. As of September 30, 2022 and December 31, 2021, there was no outstanding balance under the Working Capital Loans.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor and Riverstone Fund V entered into the Sponsor Support Agreement with DCRD, NewCo and Hammerhead, pursuant to which, among other things, DCRD Sponsor and Riverstone Fund V each agreed to (and agreed to cause its controlled affiliates to) (i) waive the anti-dilution rights set forth in the DCRD Articles with respect to the DCRD Founder Shares held by it, (ii) vote all DCRD Class A Ordinary Shares and DCRD Founder Shares held by it in favor of the adoption and approval of the Business Combination and each other proposal related to the Business Combination included on the agenda for the DCRD Shareholders’ Meeting, except that DCRD Sponsor and Riverstone Fund V will not vote any DCRD Class A Ordinary Shares purchased by DCRD Sponsor and Riverstone Fund V after DCRD publicly announced its intention to engage in the Business Combination for or against any of the Proposals, (iii) not redeem any DCRD Founder Shares in connection with the DCRD Shareholders’ Meeting, (iv) not transfer the DCRD Founder Shares, DCRD Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (a) one year after the Closing or (b) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all New SPAC Shareholders having the right to exchange their shares for cash, securities or other property and (v) not transfer any DCRD Private Placement Warrants, any New SPAC Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing.

Sponsor Side Letter

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor entered into the Sponsor Side Letter with DCRD, Riverstone Fund V and certain Riverstone Fund V Entities. Pursuant to the Sponsor Side Letter, the DCRD Initial Shareholders have agreed to transfer 55% of the DCRD Founder Shares and 100% of the DCRD Private Placement Warrants held by them to certain Riverstone Fund V Entities prior to Closing. Upon the Founder Transfer, such Riverstone Fund V Entities have agreed to be bound by the restrictions on transfer applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the IPO Letter Agreement and the terms of the Sponsor Support Agreement. Accordingly, such Riverstone Fund V Entities are required to vote all of the DCRD Founder Shares held by them in favor of the Business Combination Proposal.

Hammerhead Relationships and Related Party Transactions

The Riverstone Parties, including certain Riverstone Fund V Entities, are shareholders of, and together own a controlling interest in, Hammerhead. As of September 30, 2022, the Riverstone parties owned approximately 83% of the outstanding shares of Hammerhead, including preferred shares on an as converted basis.

On June 17, 2020, Hammerhead entered into an investment agreement with Riverstone EMEA and Riverstone V REL for an equity commitment of C$300,000,000 (the “June 2020 Investment Agreement”). Pursuant to the June 2020 Investment Agreement Hammerhead issued 267,404,910 Hammerhead Series IX Preferred Shares and 33,721,985 Hammerhead 2020 Warrants to Riverstone EMEA for aggregate proceeds of $133,702,455. Under the June 2020 Investment Agreement, the remaining equity commitment is subject to approval of Riverstone EMEA and satisfaction of terms and conditions, at any time prior to June 17, 2024. However, it is expected that the June 2020 Investment Agreement will be terminated at Closing.

Employee Loans

Hammerhead presently has loans in an aggregate principal amount of $5,793,000 (the “Employee Loans”) outstanding to four management employees (collectively, the “Employee Borrowers”) pursuant to amended and restated limited recourse loan, pledge, call option and security agreements dated February 18, 2020 between Hammerhead and each of the Employee Borrowers, as amended (the “Employee Loan Agreements”). The largest aggregate principal amounts outstanding during the years of 2019, 2020 and 2021 were $6,590,000, $6,590,000 and $6,320,000, respectively. The interest rate on the Employee Loans is 1.0% per annum. The Employee Borrowers have pledged to Hammerhead certain Hammerhead Common Shares that they hold (the “Pledged Shares”) as security for the Employee Loans. The Employee Borrowers are permitted to repay the principal amount of the Employee Loans with Pledged Shares by delivery thereof to a subsidiary of Hammerhead designated for such purpose, and Hammerhead has a call option to purchase the Pledged Shares at a price equal to the lower of the fair market value thereof and $2.25 per Hammerhead Common Share if the Employee Borrower resigns without good reason or is terminated for cause on or before the earlier of (a) February 18, 2023 or (b) a Liquidity Event (as defined in the Employee Loan Agreements). The Employee Loans will be settled in accordance with the Plan of Arrangement.

BENEFICIAL OWNERSHIP OF NEW SPAC SECURITIES

The following table sets forth information regarding the expected beneficial ownership of New SPAC Common Shares immediately following the consummation of the Business Combination, assuming (i) no redemptions of DCRD Public Shares by DCRD Public Shareholders, and alternatively (ii) maximum redemptions of DCRD Public Shares by DCRD Public Shareholders, in each case, by:

•	each person who is, or is expected to be the beneficial owner of more than 5% of outstanding New SPAC Common Shares;

•	each of DCRD’s and Hammerhead’s named executive officers and directors;

•	each person who is the beneficial owner of more than 5% of outstanding DCRD Ordinary Shares;

•	each person who will become an executive officer or director of New SPAC post-Business Combination; and

•	all current executive officers and directors of DCRD, as a group pre-Business Combination, and all executive officers and directors of New SPAC, as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of DCRD Ordinary Shares prior to the Business Combination is based on 39,531,250 Ordinary Shares issued and outstanding in the aggregate as of December 14, 2022. Of these 39,531,250 Ordinary Shares, 31,625,000 were DCRD Class A Ordinary Shares and 7,906,250 were DCRD Class B Ordinary Shares.

The beneficial ownership of Hammerhead Common Shares prior to the Business Combination is based on 987,528,201 shares outstanding at September 30, 2022, on a fully diluted, as converted basis. Of these Hammerhead Common Shares, 392,486,824 were Hammerhead Common Shares, 1 was a Hammerhead Series I Preferred Share, 100,951,977 were Hammerhead Series II Preferred Shares, 88,888,888 were Hammerhead Series III Preferred Shares, 1 was a Hammerhead Series IV Preferred Share, 1 was a Hammerhead Series VI Preferred Share, 33,333,333 were Hammerhead Series VII Preferred Shares, 1 was a Hammerhead Series VIII Preferred Share, 277,700,000 were Hammerhead Series IX Preferred Shares, 10,529,750 were Hammerhead Options and 83,637,425 were Hammerhead RSUs.

The expected beneficial ownership of New SPAC Common Shares immediately following consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.” A foreign exchange rate of 1.357 on September 23, 2022 was used to calculate the number of New SPAC Common Shares to be received by Hammerhead shareholders in exchange for their Hammerhead Common Shares.

Unless otherwise indicated and subject to applicable community property laws, NewCo believes that all persons named in the table below have sole voting and investment power with respect to all DCRD Ordinary Shares and Hammerhead Common Shares, respectively, beneficially owned by them. Unless otherwise indicated, the address of each Hammerhead Shareholder named below is c/o New SPAC, Suite 2700, 525 8th Avenue SW, Calgary, Alberta, T2P 1G1.

The following table does not reflect record or beneficial ownership of the DCRD Warrants.

	Prior to the Business Combination			Prior to the Business Combination				After the Business Combination
								Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of DCRD Ordinary Shares		%	Number of Hammerhead Common Shares		%		Number of New SPAC Common Shares		%	Number of New SPAC Common Shares		%
Five Percent Holders of DCRD
Decarbonization Plus Acquisition Sponsor IV LLC(2)(3)	7,698,495		19.47	—		—		3,464,323			3,464,323
Directors and Executive Officers of DCRD:(4)
Erik Anderson(4)	—		—	—		—		—		—	—		—
Peter Haskopoulos(4)	—		—	—		—		—		—	—		—
Dr. Jennifer Aaker(2)(4)	41,551		*	—		—		18,698		*	18,698		*
Jane Kearns(2)(4)	41,551		*	—		—		18,698		*	18,698		*
Pierre Lapeyre, Jr.	7,698,495	(2) (3)	19.47	266,565,580	(5) (8)	68		78,233,929	(2) (7)		78,233,929	(2) (7)
David Leuschen	7,698,495	(2) (3)	19.47	266,565,580	(5) (8)	68		78,233,929	(2) (7)		78,233,929	(2) (7)
Robert Tichio(4)	—		—	—		—		—		—	—		—
James AC McDermott(2) (4)	83,102		*	—		—		37,396		*	37,396		*
Jeffrey Tepper(2)(4)	41,551		*	—		—		18,698		*	18,698		*
All Directors and Executive Officers of DCRD as a Group (9 Individuals)(2)	7,906,250		20	—		—		78,327,419			78,327,419
Directors and Executive Officers of Hammerhead
Scott Sobie	—			4,012,500		1.02		256,592		*	256,592		*
Michael G. Kohut	—			15,000		*		959		*	959		*
Daniel Labelle	—			1,008,500		*		64,492		*	64,492		*
David Anderson	—			350,000		*		22,382		*	22,382		*
Nicki Stevens	—			575,000		*		36,770		*	36,770		*
A. Stewart Hanlon	—			115,000		*		7,354		*	7,354		*
J. Paul Charron	—			115,000		*		7,354		*	7,354		*
Robert Tichio	—			—		—		—		—	—		—
Jesal Shah	—			—		—		—		—	—		—
Bryan Begley(6)	—			53,883,094		—		7,038,363		5.5	7,038,363		7.3
James McDermott	83,102			—		—		37,396		*	37,396		*
Five Percent Holders of New SPAC
Riverstone Parties(5)	—		—	266,565,580	(5) (8)	68		74,769,607	(2) (9)	58.5	74,769,607	(2) (9)	77.8
ZAM Ventures Luxembourg II S.A.R.l(6)				53,883,094				7,038,363		5.5	7,038,363		7.3
Directors and Executive Officers of New SPAC After Consummation of the Business Combination
Scott Sobie	—		—	4,012,500		1.02	*	256,592		*	256,592		*
Michael G. Kohut	—		—	15,000		*		959		*	959		*
Daniel Labelle	—		—	1,008,500		*		64,492		*	64,492		*
David Anderson	—		—	350,000		*		22,382		*	22,382		*
Nicki Stevens	—		—	575,000		*		36,770		*	36,770		*
A. Stewart Hanlon	—		—	115,000		*		7,354		*	7,354		*
J. Paul Charron	—		—	115,000		*		7,354		*	7,354		*
Bryan Begley(6)	—		—	—		—		7,038,363		—	—		—
Robert Tichio	—		—	—		—		—		—	—		—
Jesal Shah	—		—	—		—		—		—	—		—
James AC McDermott(2) (4)	83,102		*	—		—		37,396		*	37,396		*

*	Less than one percent.
(1)

The beneficial ownership of DCRD Ordinary Shares prior to the Business Combination is based on 39,531,250 DCRD Ordinary Shares outstanding at December 14, 2022, of which 31,625,000 were DCRD Class A Ordinary Shares and 7,906,250 were DCRD Class B Ordinary Shares. The beneficial ownership of Hammerhead Common Shares prior to the Business Combination is based on 987,528,201 shares outstanding as of September 30, 2022, on a fully diluted, as-converted basis.

(2)

Interests shown include DCRD Founder Shares, classified as DCRD Class B Ordinary Shares prior to the Domestication and DCRD Class B Common Shares following the Domestication. Pursuant to the SPAC Amalgamation, each DCRD Class B Common Share then issued and outstanding will be exchanged, on a one for one basis, for a New SPAC Class B Common Share, which will subsequently be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share.

(3)

DCRD Sponsor is the record holder of the securities reported herein. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C., which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings LLC, which is the sole member of Decarbonization Plus Acquisition Sponsor Manager IV, LLC, which is the managing member of Decarbonization Plus Acquisition Sponsor Holdings IV LLC, which is the managing member of DCRD Sponsor. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the DCRD Founder Shares held directly by DCRD Sponsor. Each such entity or individual disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(4)	The address for this person is 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(5)

Riverstone V Investment Management Cooperatief U.A. (“R5 IM Coop”), Riverstone V REL Hammerhead B.V. (“R5 REL HHR”), Riverstone V CIOC LP, and REL Hammerhead B.V. (together, the “Riverstone Investors”) are the record holders of the securities reported herein. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C., which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings II (Cayman), Ltd., which is the general partner of Riverstone Energy Limited Investment Holdings, L.P., which is the sole shareholder of REL IP General Partner Limited, which is the general partner of REL IP General Partner LP, which is the general partner of REL Batavia Partnership, L.P., which is the sole member of REL Investment Management III Coöperatief U.A., which is the sole member of REL Hammerhead B.V. In addition, Riverstone Energy GP V Ltd., an affiliate of Riverstone Holdings, is the sole member of Riverstone GP V Cayman LLC, which is the general partner of Riverstone Energy Partners V (Cayman), L.P., which is the general partner of Riverstone Global Energy and Power Fund V (Cayman), L.P., which is the sole member of R5 IM Coop, which is the majority member of R5 REL HHR, which is sole member of Riverstone V CIOC GP, LLC, which is the general partner of Riverstone V CIOC LP. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by the Riverstone Investors. Each such entity or individual disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019, or, in the case of R5 IM Coop, R5 REL HHR and REL Hammerhead B.V. is Herengracht 450, 1017 CA Amsterdam, The Netherlands.

(6)

ZAM Ventures Luxembourg II S.A.R.L. (“ZAM”) is the record holder of 53,883,094 Hammerhead Common Shares prior to the Business Combination. Following the Business Combination, ZAM will be the record holder of 7,038,363 New SPAC Common Shares in exchange for their Hammerhead Shares. Bryan Begley is one of the managing directors of 1901 Partners Management, LP (“1901”) which is the sole member of 1901 Lux Director, LLC (“Lux Director”), the Class A manager of ZAM. Mr. Begley has shared voting and investment discretion with respect to the shares of Hammerhead held of record by ZAM. As such, each of Mr. Begley, Lux Director and 1901 may be deemed to have or share beneficial ownership of the shares held directly by ZAM. Each such entity or individual disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o 1901 Partners Management, LP, 1 Village Plaza, Suite 103, Kings Park, NY 11754.

(7)

Includes (i) 70,420,169 New SPAC Class A Common Shares to be issued to the Riverstone Parties in exchange for their Hammerhead Shares in connection with the Business Combination, (ii) 4,348,438 New SPAC Class A Common Shares to be issued to certain Riverstone Fund V Entities in exchange for 4,348,438 New SPAC Class B Common Shares that will be held by these Riverstone Fund V Entities following the Founder Transfer and the SPAC Amalgamation and (iii) 3,464,323 New SPAC Class A Common Shares to be issued to DCRD Sponsor in exchange for 3,464,323 New SPAC Class B Common Shares that will be held by DCRD Sponsor following the Founder Transfer and the SPAC Amalgamation.

(8)	Includes Hammerhead Common Shares held by the Riverstone Parties.
(9)

Includes (i) 70,420,169 New SPAC Class A Common Shares to be issued to the Riverstone Parties in exchange for their Hammerhead Shares in connection with the Business Combination and (ii) 4,348,438 New SPAC Class A Common Shares to be issued to certain Riverstone Fund V Entities in exchange for 4,348,438 New SPAC Class B Common Shares that will be held by these Riverstone Fund V Entities following the Founder Transfer and the SPAC Amalgamation.

PRICE RANGE OF SECURITIES

New SPAC

Price Range of New SPAC’s Securities

Historical market price information regarding New SPAC is not provided because there is no public market for its securities.

New SPAC has not paid any cash dividends on the New SPAC Common Shares to date.

DCRD

Price Range of DCRD’s Securities and Dividends

The DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants are currently listed on the NASDAQ under the symbols “DCRDU,” “DCRD” and “DCRDW,” respectively. Each DCRD Unit consists of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant. The DCRD Units commenced trading on August 11, 2021. Commencing October 1, 2021, holders of DCRD Units were permitted to elect to separately trade DCRD Class A Ordinary Shares and DCRD Public Warrants included in the DCRD Units.

The following table sets forth, for the period indicated, the high and low sales prices per DCRD Unit, DCRD Class A Ordinary Share and DCRD Public Warrant as reported on the NASDAQ for the periods presented:

	DCRD Units (DCRDU)		DCRD Class A Ordinary Share (DCRD)		DCRD Public Warrants (DCRDW)
	High	Low	High	Low	High	Low
2022
Quarter ending December 31 (through December 14, 2022)	$10.44	$10.04	$10.20	$10.04	$0.68	$0.52
Quarter ended September 30, 2022	$10.29	$9.98	$10.15	$9.91	$0.60	$0.11
Quarter ended June 30, 2022	$10.73	$10.07	$9.96	$9.87	$0.59	$0.20
Quarter ended March 31, 2022	$10.41	$10.11	$9.95	$9.83	$0.97	$0.42
2021
Quarter ended December 31, 2021	$10.65	$10.04	$10.56	$9.75	$1.40	$0.51
August 11, 2021 to September 30, 2021	$10.24	$9.99	—	—	—	—

On September 23, 2022, the last trading date before the public announcement of the Business Combination, DCRD Units, DCRD Class A Ordinary Shares and DCRD Public Warrants closed at $10.11, $10.03 and $0.1899, respectively.

DCRD has not paid any cash dividends on the DCRD Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Hammerhead

Price Range of Hammerhead Securities and Dividends

Historical market price information regarding Hammerhead is not provided because there is no public market for its securities. Hammerhead has also not paid any dividends since incorporation and instead has directed cash flows to capital expenditures and debt reduction. The amount of future cash dividends, if any, is not assured and will be subject to the discretion of the Hammerhead Board and will depend on a variety of factors, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates, contractual restrictions (including under credit facilities), financing agreement covenants, solvency tests imposed by corporate law and other factors that the Hammerhead Board may deem relevant. See “Risk Factors.”

PROPOSAL NO. 1 — THE DOMESTICATION PROPOSAL

Overview

DCRD is asking its shareholders to approve, by Special Resolution, the Domestication of DCRD from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and the applicable provisions of the ABCA and pursuant to the Domestication Articles and Bylaws, the forms of which are attached as Annex B to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” and “The Business Combination Agreement and Related Agreements” for additional information on the Domestication. You are urged to read carefully the Domestication Articles and Bylaws in their entirety before voting on this proposal.

Effect of Domestication

After the Domestication, but before the SPAC Amalgamation, the Companies Act will cease to apply to DCRD and DCRD will thereupon become subject to the ABCA, and the Domestication Articles and Bylaws will govern the rights of DCRD Shareholders. The Domestication will not create a new legal entity, affect the continuity of DCRD or result in a change in its business. The Domestication will not affect DCRD’s status as a listed company on the NASDAQ and DCRD would remain subject to the listing requirements of the NASDAQ and applicable securities laws of the United States.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that DCRD be de-registered in the Cayman Islands pursuant to Article 192 of the DCRD Articles and be continued as a corporation in the Province of Alberta, Canada, and in connection with such continuation, the Domestication Articles and Bylaws are hereby adopted for purposes of the period between the continuance and the SPAC Amalgamation.”

Vote Required for Approval

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the DCRD Shareholders’ Meeting.

The Domestication Proposal (and consequently, the Domestication Articles and Bylaws and the Domestication) will be approved and adopted only if DCRD obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (66 2⁄3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class (provided that the holders of the DCRD Class B Ordinary Shares have ten votes for every DCRD Class B Ordinary Share and the holders of the DCRD Class A Ordinary Shares have one vote for every DCRD Class A Ordinary Share with respect to the Domestication Proposal). Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the DCRD Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the DCRD Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Domestication Proposal.

DCRD Sponsor and DCRD management have agreed to vote any DCRD Class A Ordinary Shares (except for any DCRD Class A Ordinary Shares purchased as described above under “The Business Combination—Potential Purchases of Public Shares”) held by them in favor of the Domestication Proposal. The DCRD Founder Shareholders have agreed to vote any DCRD Founder Shares held by them in favor of the Domestication Proposal.

Recommendation of the DCRD Board

THE DCRD BOARD UNANIMOUSLY RECOMMENDS THAT DCRD SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

Overview

DCRD is asking its shareholders to approve the Business Combination Agreement and the Business Combination. DCRD Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” and “The Business Combination Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Resolution to be Voted Upon

The full text of the Special Resolution to be proposed is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) (the “Act”) involving Hammerhead Resources Inc. (the “Company”), Decarbonization Plus Acquisition Corporation IV (“SPAC”), Hammerhead Energy Inc. (“NewCo”) and 2453729 Alberta ULC (“AmalCo”), all as more particularly described and set forth in the Registration Statement / Proxy Statement of the SPAC dated             , 2022 (the “SPAC Registration Statement / Proxy Statement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement, involving the Company, SPAC, Newco and AmalCo (the “Plan of Arrangement”), the full text of which is set out in Annex L dated September 25, 2022 as it may be amended, modified or supplemented in accordance with its terms (the “Business Combination Agreement”), which is attached as Annex A to the SPAC Registration Statement / Proxy Statement, as the Plan of Arrangement may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.

The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of the SPAC in approving the Arrangement, and the actions of the officers of the SPAC in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by the SPAC of its obligations thereunder, are hereby ratified and approved.

4.

The SPAC be and is hereby authorized to cooperate with and assist the Company in seeking the Final Order (as defined in the Business Combination Agreement) from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the SPAC Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the SPAC are hereby authorized and empowered, at their discretion, without further notice to or approval of the SPAC Shareholders: (i) to amend, modify, supplement or terminate the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.

Any officer or director of the SPAC is hereby authorized and directed, for and on behalf of the SPAC, to make an application to the Court for an order approving the Arrangement and to deliver to the Registrar of Corporations or Deputy Registrar of Corporations appointed under section 263 of the Act

(the “Registrar”) the articles of arrangement, a certified copy of the Final Order and to execute and, if appropriate, deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.

Any officer or director of the SPAC is hereby authorized and directed, for and on behalf of the SPAC, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the DCRD Shareholders’ Meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement, the Business Combination and the Plan of Arrangement) will be approved and adopted only if DCRD obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (66 2⁄3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the DCRD Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the DCRD Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

DCRD Sponsor and DCRD management have agreed to vote any DCRD Class A Ordinary Shares (except for any DCRD Class A Ordinary Shares purchased as described above under “The Business Combination—Potential Purchases of Public Shares”) held by them in favor of the Business Combination Proposal. The DCRD Founder Shareholders have agreed to vote any DCRD Founder Shares held by them in favor of the Business Combination Proposal.

Recommendation of the DCRD Board

THE DCRD BOARD UNANIMOUSLY RECOMMENDS THAT DCRD SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As required by applicable SEC guidance, DCRD is requesting that the DCRD Shareholders consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the New SPAC Closing Articles and the New SPAC Closing Bylaws that materially affect DCRD Shareholder rights. This non-binding advisory vote is not otherwise required by Cayman Islands law and is separate and apart from the Business Combination Proposal, but consistent with SEC guidance, DCRD is submitting this Proposal to its shareholders separately as the Sub-Proposals for approval. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, the New SPAC Closing Articles and the New SPAC Closing Bylaws will take effect upon the consummation of the Business Combination. In the Business Combination Agreement, DCRD, Hammerhead, New SPAC and AmalCo agreed that, at the Closing, New SPAC will amend its existing articles to be substantially in the form set forth as Annex D to this proxy statement/prospectus. There are certain differences in the rights of DCRD Shareholders prior to the Business Combination and under the DCRD Articles and the rights of New SPAC Shareholders after the Business Combination under the New SPAC Closing Articles and the New SPAC Closing Bylaws. For more information, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

The following table sets forth a summary of the principal proposed changes to be made between the DCRD Articles and the New SPAC Closing Articles, together with the New SPAC Closing Bylaws. This summary is qualified by reference to the complete text of the New SPAC Closing Articles, the form of which is attached to this proxy statement/prospectus as Annex D, and the New SPAC Closing Bylaws, which is attached to this proxy statement/prospectus as Annex J. You are encouraged to read the New SPAC Closing Articles and the New SPAC Closing Bylaws in their entirety for a more complete description of the terms of the New SPAC Closing Articles and the New SPAC Closing Bylaws.

	DCRD Articles	New SPAC Closing Articles and the New SPAC Closing Bylaws
Authorized Capital

DCRD is authorized to issue a maximum of 555,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each. DCRD has 31,625,000 DCRD Class A Ordinary Shares and 7,906,250 DCRD Class B Ordinary Shares issued and outstanding.

Under the DCRD Articles, the DCRD Board, or the DCRD Shareholders by ordinary resolution, may divide shares into certain classes or series from time to time and fix certain rights (including voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes or series.

The authorized capital of New SPAC will consist of: (a) one class of shares, the New SPAC Class A Common Shares, in an unlimited number; and (b) one class of shares, to be designated as “First Preferred Shares,” issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares.

Subject to the filing of Articles of Amendment in accordance with the ABCA, the New SPAC Board may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the New SPAC Board. Before issuance, the New SPAC Board will fix the designation, rights, privileges, restrictions and conditions attaching to

	DCRD Articles	New SPAC Closing Articles and the New SPAC Closing Bylaws
each series of First Preferred Shares including the amount, if any, specified as being payable preferentially to such series on a distribution; the extent, if any, of further participation on a distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

Declassification of Board	The DCRD Articles provide that the DCRD Board will be classified into three (3) classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings.	Not applicable.

Reduced Quorum for Shareholder Meetings

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is one or more shareholders holding at least one-third of the paid up voting share capital of DCRD present in person or by proxy and entitled to vote at that meeting.

The quorum necessary at a meeting to approve a matter pertaining to the modification of rights of shareholders will be one or more shareholders holding (or represented by proxy) one-third in nominal or par value amount of the issued shares of the relevant class of shareholders.

Business may only be transacted at a meeting if a quorum is present. A quorum at any meeting of New SPAC Shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the ABCA or by the New SPAC Articles or by any other by-law) will be persons present not being less than two (2) in number and holding or representing not less than 25% of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of New SPAC Shareholders, the New SPAC Shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting of New SPAC Shareholders, the New SPAC Shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

Other Matters	The DCRD Articles include a number of provisions related to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters.	These provisions will not be included in the New SPAC Closing Articles and the New SPAC Closing Bylaws, as they will not be relevant to New SPAC following the Closing.

The sub-proposals to be voted on by DCRD Shareholders are as follows:

PROPOSAL 3A:

Authorized Capital

The New SPAC Closing Articles and the New SPAC Closing Bylaws would change the authorized share capital from the existing (i) 500,000,000 DCRD Class A Ordinary Shares, (ii) 50,000,000 DCRD Class B Ordinary Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each, to (i) an unlimited number of New SPAC Class A Common Shares and (ii) First Preferred Shares, issuable in series, limited in number to an amount equal to not more than 20% of the number of issued and outstanding New SPAC Class A Common Shares at the time of issuance of any First Preferred Shares.

Please see the subsection entitled “The Business Combination—Ownership of New SPAC Common Shares After Closing” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information about the anticipated capitalization of New SPAC following the consummation of the Business Combination.

PROPOSAL 3B:

Declassification of Board of Directors

The New SPAC Closing Articles and the New SPAC Closing Bylaws would declassify the board of directors with the result being that each director will be elected annually for a term of one year.

PROPOSAL 3C:

Reduced Quorum For Shareholder Meetings

The New SPAC Closing Articles and the New SPAC Closing Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons holding or representing not less than 25% of the shares entitled to be voted at the meeting.

PROPOSAL 3D:

Other Matters

The New SPAC Closing Articles and the New SPAC Closing Bylaws would not include provisions relating to the DCRD Class B Ordinary Shares, the DCRD IPO, DCRD Sponsor, the Initial Business Combination and other related matters.

Reasons for the Approval of the Advisory Organizational Documents Proposals

New SPAC is an Alberta corporation. The proposed New SPAC Closing Articles and the New SPAC Closing Bylaws are consistent with Alberta law and are typical among public companies incorporated in Alberta.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the New SPAC Closing Articles, the form of which is attached to the proxy statement/prospectus in respect of the DCRD Shareholders’ Meeting as Annex D, and the New SPAC Closing Bylaws, a copy of which is attached to the proxy statement/prospectus in respect of the DCRD Shareholders’ Meeting as Annex J, will be approved and adopted upon the consummation of the Business Combination with such principal changes as described in the Advisory Organizational Documents Proposals.”

Vote Required for Approval

The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, DCRD, Hammerhead, New SPAC and AmalCo intend that the New SPAC Closing Articles and the New SPAC Closing Bylaws will take effect as soon as possible following the Company Amalgamation Effective Time and the SPAC Amalgamation Effective Time, respectively.

Recommendation of the DCRD Board

THE DCRD BOARD UNANIMOUSLY RECOMMENDS THAT DCRD SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE EXTENSION PROPOSAL

Overview

Pursuant to Section 172(a) of the DCRD Articles, if DCRD does not consummate an Initial Business Combination by the Deadline Date, DCRD will be required to cease all operations except for the purpose of winding up and liquidate the Trust Account by returning the then remaining funds in such account to the DCRD Public Shareholders and all DCRD Warrants will expire worthless. In order to provide additional time to consummate the Business Combination, to the extent there are any delays in completing the Business Combination, DCRD is seeking shareholder approval to extend the Deadline Date to March 13, 2023 to be effected by way of amendment and restatement of the DCRD Articles.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“It is resolved by Special Resolution that the DCRD Articles be and are hereby replaced in their entirety with a new Memorandum and Articles of Association, a copy of which is annexed hereto.”

Vote Required for Approval

The Extension Proposal will be approved and adopted only if DCRD obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (66 2/3%) of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the DCRD Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the DCRD Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Extension Proposal.

Recommendation of the DCRD Board

THE DCRD BOARD UNANIMOUSLY RECOMMENDS THAT DCRD SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXTENSION PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the DCRD Board to adjourn the DCRD Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Extension Proposal. In the event the Adjournment Proposal is put forth at the DCRD Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, nor the Extension Proposal will be submitted to the DCRD Shareholders for a vote. If the Adjournment Proposal is submitted for a vote at the DCRD Shareholders’ Meeting, and if the DCRD Shareholders approve the Adjournment Proposal, DCRD may adjourn the DCRD Shareholders’ Meeting and any adjourned session of the DCRD Shareholders’ Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from DCRD shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is submitted to DCRD Shareholders but is not approved by DCRD Shareholders, the DCRD Board may not be able to adjourn the DCRD Shareholders’ Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Extension Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the DCRD Shareholders’ Meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding DCRD Class A Ordinary Shares and DCRD Class B Ordinary Shares entitled to vote and actually cast thereon at the DCRD Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the DCRD Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the DCRD Board

THE DCRD BOARD UNANIMOUSLY RECOMMENDS THAT DCRD SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Burnet, Duckworth & Palmer LLP, Canadian counsel to New SPAC, has provided a legal opinion for New SPAC regarding the validity of the New SPAC Class A Common Shares offered by this proxy statement/prospectus. Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel to New SPAC, has provided a legal opinion regarding the enforceability of the New SPAC warrants. Vinson & Elkins L.L.P., U.S. counsel to DCRD, has provided a legal opinion regarding certain U.S. federal income tax matters. Bennett Jones LLP, Canadian counsel to DCRD, has provided a legal opinion regarding Canadian tax matters.

EXPERTS

The financial statements of DCRD as of December 31, 2021, and for the period from February 22, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hammerhead as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on the report of Ernst and Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Ernst and Young LLP, Chartered Professional Accountants, 2200 – 215 2nd Street S.W., Calgary, Alberta T2P 1M4 will be the auditors of New SPAC following Closing.

The NI 51-101 Reports as to the reserves of Hammerhead as of December 31, 2021, 2020 and 2019, respectively were prepared by McDaniel & Associates Consultants Ltd., independent qualified reserves evaluator of Hammerhead. McDaniel & Associates Consultants Ltd. also compiled three reports as to the reserves of Hammerhead as of December 31, 2021, 2020 and 2019, respectively, which were prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S-K and in conformity with Rule 4-10(a) of Regulation S-X, and are to be used for inclusion in certain filings of the SEC; such reports are filed as Exhibits 99.6, 99.7 and 99.8 to this Registration Statement.

HOUSEHOLDING INFORMATION

Unless DCRD has received contrary instructions, DCRD may send a single copy of this proxy statement/prospectus to any household at which two or more DCRD shareholders reside if DCRD believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce DCRD’s expenses. However, if shareholders prefer to receive multiple sets of DCRD’s disclosure documents at the same address, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of DCRD’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the DCRD Shareholder, the DCRD Shareholder should contact DCRD at its offices at 2744 Sand Hill Road, Suite 100, Menlo Park, California 94025 or its telephone number at (212) 993-0076 to inform DCRD of his or her request; or

If a bank, broker or other nominee holds the shares, the DCRD Shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for DCRD securities is Continental Stock Transfer & Trust Company.

The transfer agent for New SPAC securities is expected to be Computershare Trust Company of Canada.

FUTURE SHAREHOLDER PROPOSALS

New SPAC will be subject both to the listing requirements of the NASDAQ and the provisions of the ABCA with respect to shareholder proposals. As set out under the ABCA, simply submitting a shareholder proposal does not guarantee its inclusion in New SPAC’s proxy statement, because compliance with applicable law is a prerequisite for inclusion.

The ABCA will permit certain registered New SPAC Shareholders and beneficial owners of New SPAC Common Shares to submit shareholder proposals to New SPAC, which proposals may be included in New SPAC’s proxy statement. To be eligible to make a proposal, a person must be a registered New SPAC Shareholder or beneficial owner of the number of voting shares that is equal to at least 1% of all issued voting shares of New SPAC as of the day on which the registered holder or beneficial owner submits a proposal or whose fair market value as determined at close of business on the day before the registered holder or beneficial owner submits the proposal is at least $2000, for the 6-month period immediately before the day on which the registered holder or beneficial owner submits the proposal. Such person must have the support of at least 5% of the issued voting shares of New SPAC. Such person must provide to New SPAC the names and addresses of those registered holders or beneficial owners of shares who supported the proposal and the person must continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is to be made. To be considered for inclusion in New SPAC’s proxy statement for the annual meeting of New SPAC Shareholders, any such shareholder proposal under the ABCA must be received by New SPAC at least 90 days before the anniversary date of the last annual meeting of New SPAC Shareholders. In addition, New SPAC is not required to submit the proposal to the New SPAC Shareholders if (a) it clearly appears that the proposal has been submitted by the registered holder or beneficial owner primarily for the purpose of enforcing a personal claim or redressing a personal grievance against New SPAC, its directors, officers or security holders or any of them, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes; (b) New SPAC, at the request of the registered holder or beneficial owner, included a proposal in a management proxy circular relating to a meeting of New SPAC Shareholders held within 2 years preceding the receipt of the request, and the registered holder or beneficial owner failed to present the proposal in person or by proxy at such meeting; (c) substantially the same proposal was submitted to registered holders or beneficial owners in a management proxy circular or a dissident proxy circular relating to a meeting of New SPAC Shareholders held within 2 years preceding the receipt of the request of the registered holder or beneficial owner and the proposal was defeated; or (d) the rights being conferred by the ABCA are being abused to secure publicity.

Every New SPAC Shareholder is entitled to receive notice of, attend and vote at general meetings of New SPAC and to receive all notices, accounts and other documents required to be sent to New SPAC Shareholders under the New SPAC Closing Articles, the New SPAC Closing Bylaws, the ABCA, applicable Canadian securities laws and the Listing Rules. Under the ABCA, New SPAC must give not less than 21 days and not more than 50 days’ written notice of a general meeting. While New SPAC is listed on the NASDAQ, notice must be given within any time limits prescribed by the Listing Rules.

SUBMISSION OF SHAREHOLDER PROPOSALS

The DCRD Board is aware of no other matter that may be brought before the DCRD Shareholders’ Meeting. Under Cayman Islands law, only business that is specified in the notice of special meeting to shareholders may be transacted at the DCRD Shareholders’ Meeting.

If the Business Combination is consummated, you will be entitled to attend and participate in New SPAC’s annual general meetings of shareholders. If New SPAC holds a 2023 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual general meeting will be held. As a foreign private issuer, New SPAC will not be subject to the SEC’s proxy rules.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

NewCo is and New SPAC will be a corporation incorporated under the laws of the Province of Alberta. Other than Robert Tichio, Jesal Shah, Jim McDermott and Bryan Begley, all of New SPAC’s directors and executive officers as of the closing of the Business Combination will reside outside the United States. The majority of New SPAC’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon New SPAC or those persons or to enforce against New SPAC or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

NewCo has appointed CT Corporation System as its agent upon whom process may be served in any action brought against NewCo under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against New SPAC, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against New SPAC or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

DCRD files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DCRD’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or DCRD’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the Proposals to be presented at the DCRD Shareholders’ Meeting, you should contact DCRD’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902 470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: DCRD.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a DCRD shareholder and would like to request documents, please do so by January 16, 2023, in order to receive them before the DCRD Shareholders’ Meeting. If you request any documents from DCRD, DCRD will mail them to you by first class mail, or another equally prompt means. All information contained in this proxy statement/prospectus relating to DCRD and AmalCo has been supplied by DCRD, and all such information relating to Hammerhead and New SPAC has been supplied by Hammerhead. Information provided by either DCRD or Hammerhead does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of DCRD for the DCRD Shareholders’ Meeting. DCRD has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including DCRD, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of New SPAC in addition to being a proxy statement of DCRD for the DCRD Shareholders’ Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
Unaudited Financial Statements of Decarbonization Plus Acquisition Corporation IV
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-2

Condensed Statements of Operations for the Three Months Ended September 30, 2022 and September 30, 2021 (unaudited), the Nine Months Ended September 30, 2022 and for the period from February 22, 2021 (inception) through September 30, 2021 (unaudited)

F-3

Condensed Statements of Changes in Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2022 (unaudited), and the period from February 22, 2021 (inception) through September 30, 2021 (unaudited)

F-4
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2022 and for the period from February 22, 2021 (inception) through September 30, 2021 (unaudited)	F-5
Notes to Condensed Financial Statements	F-6

Audited Financial Statements of Decarbonization Plus Acquisition Corporation IV
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheet as of December 31, 2021	F-24
Statement of Operations for the period from February 22, 2021 (inception) through December 31, 2021	F-25
Statement of Changes in Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit for the period from February 22, 2021 (inception) through December 31, 2021	F-26
Statement of Cash Flows for the period from February 22, 2021 (inception) through December 31, 2021	F-27
Notes to Financial Statements	F-28

Audited Financial Statements of Hammerhead Resources Inc.
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Statements of Financial Position for the Years Ended December 31, 2021 and December 31, 2020	F-45
Consolidated Statements of Profit (Loss) and Comprehensive Profit (Loss) for the Years Ended December 31, 2021 and December 31, 2020	F-46
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2021 and December 31, 2020	F-47
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and December 31, 2020	F-48
Notes to Consolidated Financial Statements	F-49

Unaudited Financial Statements of Hammerhead Resources Inc.
Condensed Interim Consolidated Statements of Financial Position (Unaudited) as of September 30, 2022 and December 31, 2021	F-85
Condensed Interim Consolidated Statements of Profit (Loss) and Comprehensive Profit (Loss) (Unaudited) for the Three and Nine Months Ended September 30, 2022 and 2021	F-86
Condensed Interim Consolidated Statements of Changes in Equity (Unaudited) for the Nine Months Ended September 30, 2022 and 2021	F-87
Condensed Interim Consolidated Statements of Cash Flows (Unaudited) for the Three and Nine Months Ended September 30, 2022 and 2021	F-88
Notes to the Condensed Interim Consolidated Financial Statements (Unaudited) as at and for the three and nine months ended September 30, 2022 and 2021	F-89

PART I — FINANCIAL INFORMATION

Item 1.	Condensed Financial Statements

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

CONDENSED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
ASSETS
Cash	$—	$55,752
Prepaid insurance	533,642	678,673

Total current assets	533,642	734,425
Marketable securities held in Trust Account	321,345,066	319,421,010
Prepaid insurance, long-term portion	—	362,580

Total Assets	$321,878,708	$320,518,015

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$511,410	$59,454
Due to related party	1,656,022	283,657
Accrued expenses	10,321,631	5,729,184

Total current liabilities	12,489,063	6,072,295
Deferred underwriting fees payable	11,068,750	11,068,750
Derivative warrant liabilities	15,663,670	27,361,759

Total liabilities	39,221,483	44,502,804

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 31,625,000 shares at $10.16 and $10.10 per share redemption value as of September 30, 2022 and December 31, 2021, respectively	321,245,066	319,412,500
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 31,625,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,906,250 shares issued and outstanding	791	791
Additional paid-in capital	—	—
Accumulated deficit	(38,588,632)	(43,398,080)

Total shareholders’ deficit	(38,587,841)	(43,397,289)

Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$321,878,708	$320,518,015

The accompanying notes are an integral part of these unaudited condensed financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the period from February 22, 2021 (Inception) Through September 30, 2021
Formation and operating costs	3,475,847	574,351	6,980,131	1,101,866

Loss from operations	(3,475,847)	(574,351)	(6,980,131)	(1,101,866)
Other Income:
Gain (loss) on fair value of derivative warrant liabilities	(9,931,823)	(10,987,689)	11,698,089	(10,987,689)
Interest income	1,444,322	2,453	1,924,055	2,453
Transaction costs allocation to derivative warrant liabilities	—	(1,382,307)	—	(1,382,307)

Net income (loss)	$(11,963,348)	$(12,941,894)	$6,642,013	$(13,469,409)

Weighted average Class A ordinary shares outstanding, basic and diluted	31,625,000	16,843,750	31,625,000	7,011,878

Basic and diluted net income (loss) per Class A ordinary share	$(0.30)	$(0.53)	$0.17	$(0.95)

Weighted average Class B ordinary shares outstanding, basic and diluted	7,906,250	7,424,253	7,906,250	7,103,648

Basic and diluted net income (loss) per Class B ordinary share	$(0.30)	$(0.53)	$0.17	$(0.95)

The accompanying notes are an integral part of these unaudited condensed financial statements

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

CONDENSED STATEMENTS OF CHANGES IN ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

(UNAUDITED)

	Ordinary Shares Subject to Possible Redemption		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	31,625,000	$319,412,500	7,906,250	$791	$—	$(43,398,079)	$(43,397,289)
Net income	—	—	—	—	—	9,732,960	9,732,960

Balance as of March 31, 2022 (unaudited)	31,625,000	319,412,500	7,906,250	791	—	(33,665,119)	(33,664,328)

Accretion of Class A ordinary shares subject to redemption	—	388,244	—	—	—	(388,244)	(388,244)

Net income	—	—	—	—	—	8,872,401	8,872,401

Balance as of June 30, 2022 (unaudited)	31,625,000	$319,800,744	7,906,250	$791	$—	$(25,180,962)	$(25,180,171)

Accretion of Class A ordinary shares subject to redemption	—	1,444,322	—	—	—	(1,444,322)	(1,444,322)

Net loss	—	—	—	—	—	(11,963,348)	(11,963,348)

Balance as of September 30, 2022 (unaudited)	31,625,000	$321,245,066	7,906,250	$791	$—	$(38,588,632)	$(38,587,841)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021

AND THE PERIOD FROM FEBRUARY 22, 2021 (INCEPTION)

THROUGH SEPTEMBER 30, 2021

(UNAUDITED)

	Ordinary Shares Subject to Possible Redemption		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of February 22, 2021	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares to sponsor	—	—	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	—	—	(19,993)	(19,993)

Balance as of March 31, 2021 (unaudited)	—	—	7,906,250	791	24,209	(19,993)	5,007

Net loss	—	—	—	—	—	(507,522)	(507,522)

Balance as of June 30, 2021 (unaudited)	—	$—	7,906,250	$791	$24,209	$(527,515)	$(502,515)

Sale of Class A ordinary shares, net of transaction costs	31,625,000	275,828,487	—	—	—	—	—

Accretion of Class A ordinary shares subject to redemption	—	43,584,013	—	—	(24,209)	(43,559,804)	(43,584,013)

Net loss	—	—	—	—	—	(12,941,894)	(12,941,894)

Balance as of September 30, 2021 (unaudited)	31,625,000	$319,412,500	7,906,250	$791	$—	$(57,029,213)	$(57,028,422)

The accompanying notes are an integral part of these unaudited condensed financial statements

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30, 2022	For the period from February 22, 2021 (Inception) through September 30, 2021
Cash Flows from Operating Activities
Net income (loss)	$6,642,013	$(13,469,409)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from marketable securities held in Trust Account	(1,924,056)	(2,453)
Transaction costs allocated to derivative warrant liabilities	—	1,382,307
Change in fair value of derivative warrant liabilities	(11,698,089)	10,987,689
Formation and operating costs funded through issuance of ordinary shares to the Sponsor	—	15,930
Changes in operating assets and liabilities:
Prepaid insurance	507,611	(1,203,245)
Accounts payable and accrued expenses	5,044,403	519,638

Net cash used in operating activities	(1,428,118)	(1,769,543)

Cash Flows from Investing Activities

Investment of cash into Trust Account	—	(319,412,500)

Net cash used in investing activities	—	(319,412,500)

Cash Flows from Financing Activities
Proceeds from note payable and advances from related party	1,428,118	300,000
Repayment of note payable and advances from related party	(55,752)	(300,000)
Proceeds from sale of Class A ordinary shares, net of transaction costs	—	309,233,680
Proceeds from sale of Private Placement Warrants	—	12,737,500

Net cash used in financing activities	1,372,366	321,971,180

Net decrease in cash	(55,752)	789,137
Cash — beginning of period	55,752	—

Cash — end of period	$—	$789,137
Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fees payable	$11,068,750	$11,068,750

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Decarbonization Plus Acquisition Corporation IV (the “Company”) was incorporated as a Cayman Islands exempted company on February 22, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses that the Company has identified (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of September 30, 2022, the Company had not yet commenced operations. All activity for the period from February 22, 2021 (inception) through September 30, 2022 relates to the Company’s formation, and the initial public offering (the “Initial Public Offering” or “IPO”), which is described below, and Post IPO activities. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On August 13, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units”), including 4,125,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments (the “Over-Allotment Units”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $316,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 12,737,500 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to Decarbonization Plus Acquisition Sponsor IV LLC (the “Sponsor”), generating gross proceeds to the Company of $12,737,500, which is described in Note 4. The initial fair value of the private warrants issued in connection with the Initial Public Offering includes $7.6 million in excess fair value over the warrant price which is reflected as a loss and included gain (loss) on fair value of derivative warrant liabilities in the statement of operations during 2021.

Transaction costs amounted to $18,055,070, including $11,068,750 in deferred underwriting fees, $6,325,000 in upfront underwriting fees, and $661,320 in other offering costs related to the Initial Public Offering.

Following the closing of the Initial Public Offering on August 13, 2021, an amount of $319,412,500 ($10.10 per Unit) of the proceeds from the Initial Public Offering and Private Placement in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). Except with respect to interest earned on the funds in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering held in the Trust Account will not be released until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated memorandum and articles of association provide that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, included in the Units sold in the Initial Public Offering (the “Public Shares”) that have

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks shareholder approval, it will complete its Initial Business Combination only if a majority of the ordinary shares that are voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such Public Shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

Pursuant to the Company’s amended and restated memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquired Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no pre-emptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Business Combination Agreement

On September 25, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Hammerhead Resources Inc., an Alberta corporation (“Hammerhead”), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of the Company (“AmalCo”). Pursuant to the Business Combination Agreement, (i) the Company will transfer by way of continuation from the Cayman Islands to Alberta in accordance with the Cayman Islands Companies Act and domesticate as an Alberta corporation in accordance with the Business Corporations Act (Alberta) (the “ABCA”) (the “Domestication”), (ii) the Company will amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) and NewCo will survive the SPAC Amalgamation as “New SPAC” in accordance with the terms of a Plan of Arrangement (the “Plan of Arrangement”) and (iii) Hammerhead will amalgamate with AmalCo (the “Company Amalgamation” and together with the SPAC Amalgamation, the “Amalgamations”) to form a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement. The Amalgamations, together with the other transactions contemplated by the Business Combination Agreement, the Plan of Arrangement and all other agreements, certificates and instruments entered

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NOTES TO CONDENSED FINANCIAL STATEMENTS

into in connection therewith, are referred to herein as the “Proposed Transactions.” Hammerhead is an oil and natural gas exploration, development and production company. Hammerhead’s reserves, producing properties and exploration prospects are located in the province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. Affiliates of Riverstone Holdings LLC, which is affiliated with the Sponsor collectively own approximately 83% of the common shares of Hammerhead (on an as-converted basis) and two members of the board of directors of Hammerhead are affiliates of Riverstone Holdings LLC. The board of directors of the Company and the board of directors of Hammerhead each formed special committees to review and approve the Proposed Transactions. Refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2022 for additional information regarding the Proposed Transactions.

Liquidity and Going Concern

As of September 30, 2022, the Company had no cash on hand and a working capital deficit of $11,955,421. The net proceeds from the Initial Public Offering and the Private Placement Warrants (as described in Notes 3 and 4). Proceeds from the Initial Public Offering that were intended for working capital and other corporate activities have been fully utilized. Those funds were used in the payment of existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination. The Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (See Note 4) to cover working capital needs until the consummation of an Initial Business Combination, up to $1.5 million of which can be converted into New SPAC Warrants at the price of $1.00 per warrant.

The Company has incurred, and expects to incur, additional significant costs in pursuit of its financing and acquisition plans, including its Initial Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that that the Company has access to funds from the Sponsor and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Initial Business Combination and one year from the date of issuance of these financial statements. However, management has determined that if the Company is unable to complete an Initial Business Combination by February 13, 2023, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after this date. The Company intends to complete an Initial Business Combination before the mandatory liquidation date.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim information and in accordance with the instructions to Form F-4 and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting.

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NOTES TO CONDENSED FINANCIAL STATEMENTS

Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company included elsewhere in this proxy statement/prospectus. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not hold any cash or cash equivalents, outside of the funds held in the Trust Account, as of September 30, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

As of September 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in marketable securities and recorded at fair value on the condensed balance sheets.

Ordinary shares Subject to Possible Redemption

The Company accounts for its Public Shares subject to possible redemption in accordance with the guidance in ASC 480. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights

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NOTES TO CONDENSED FINANCIAL STATEMENTS

that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Public Shares feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Public Shares subject to possible redemption are classified as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Accordingly, as of September 30, 2022, 31,625,000 Public Shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Public Shares feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Public Shares subject to possible redemption are classified as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Accordingly, as of September 30, 2022, 31,625,000 Public Shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Public Shares subject to possible redemption are subject to the subsequent measurement guidance in ASC 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the ordinary shares is less than $10.10 per share. In accordance with the guidance, the Company has elected to measure the ordinary shares subject to possible redemption to their redemption amount (i.e., $10.10 per share) immediately as if the end of the first reporting period after the Initial Public Offering, August 13, 2021, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. The Class A ordinary shares subject to possible redemption reflected on the balance sheet as of September 30, 2022 and December 31, 2021 are reconciled in the following table:

Gross proceeds	$316,250,000

Less:
Deferred underwriting fees and other offering costs	(16,672,763)
Proceeds allocated to public warrants	(23,718,750)

Plus:
Total accretion of carrying value to redemption value	43,554,013

Class A ordinary shares subject to possible redemption at December 31, 2021	$319,412,500

Accretion of Class A ordinary shares subject to redemption	—

Class A ordinary shares subject to possible redemption at March 31, 2022	$319,412,500

Accretion of Class A ordinary shares subject to redemption	388,244

Class A ordinary shares subject to possible redemption at June 30, 2022	$319,800,744

Accretion of Class A ordinary shares subject to redemption	1,444,322

Class A ordinary shares subject to possible redemption at September 30, 2022	$321,245,066

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NOTES TO CONDENSED FINANCIAL STATEMENTS

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture, plus, to the extent dilutive, the incremental number of ordinary shares to settle Warrants (as defined below), as calculated using the treasury share method.

At September 30, 2022 and September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. Since the exercise of Warrants are contingent upon the occurrence of future events, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.

The Company has two classes of shares, which are referred to as “Class A Ordinary shares” and “Class B Ordinary shares” or “Founder Shares.” Earnings are shared pro rata between the two classes of shares as long as an Initial Business Combination is consummated. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings (loss) per share as the redemption value approximates fair value.

A reconciliation of the net income (loss) per ordinary share is as follows:

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the period from February 22 2021 (Inception) Through September 30, 2021
Redeemable Class A Ordinary Shares
Numerator: Net income (loss) allocable to Redeemable Class A Ordinary Shares	$(9,570,678)	$(8,982,611)	$5,313,610	$(6,690,920)
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares	31,625,000	16,843,750	31,625,000	7,011,878

Basic and diluted net income (loss) per share, Class A subject to possible redemption	$(0.30)	$(0.53)	$0.17	$(0.95)

Non-Redeemable Class B Ordinary Shares
Numerator: Net income (loss) allocable to non-redeemable Class B Ordinary Shares	$(2,392,670)	$(3,959,283)	$1,328,403	$(6,778,489)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	7,906,250	7,424,253	7,906,250	7,103,648

Basic and diluted net income (loss) per share, Class B non redeemable ordinary shares	$(0.30)	$(0.53)	$0.17	$(0.95)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and trust accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

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NOTES TO CONDENSED FINANCIAL STATEMENTS

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, other than the derivative warrant liabilities (see Note 8).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity and net income upon completion of the Initial Public Offering. Offering costs were $18,055,070 for the period from February 22, 2021 (inception) through December 31, 2021. Approximately $1,382,307 of this amount was allocated to warrant liabilities, and the remaining was allocated to the Class A ordinary shares. At September 30, 2022, there were $11,068,750 of deferred underwriting fees payable classified as long term liabilities, as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

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NOTES TO CONDENSED FINANCIAL STATEMENTS

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022 and December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 3 — Public Offering

In the Initial Public Offering, the Company sold 31,625,000 Units at a purchase price of $10.00 per Unit, including 4,125,000 Over-Allotment Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per share.

Note 4 — Related Party Transactions

Founder Shares

On February 24, 2021, the Company issued 10,062,500 Class B ordinary shares, $0.0001 par value of the Company (“Founder Shares”), in exchange for a $25,000 payment from the Sponsor to cover certain expenses on behalf of the Company (approximately $0.002 per share). As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Public Shares issuable upon conversion thereof. In June 2021, the Sponsor surrendered 1,437,500 Founder Shares to the Company for no consideration. In July 2021, the Sponsor surrendered 718,750 Founder Shares to the Company for no consideration, which were accepted and cancelled. In August 2021, the Sponsor surrendered 207,755 Founder Shares to the Company for no consideration, and an aggregate of 207,755 Founder Shares were issued by the Company to the Company’s independent directors at their original purchase price. The issuance of the Founder Shares to the Company’s independent directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of an Initial Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2022, the Company determined that the probability threshold

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NOTES TO CONDENSED FINANCIAL STATEMENTS

to recognize stock-based compensation expense was not met. Stock-based compensation would be recognized at the date an Initial Business Combination is considered probable (i.e., upon consummation of an Initial Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied by the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. The Sponsor agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would continue to represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s full exercise of the over-allotment option, these shares are no longer subject to forfeiture as of the release of these financial statements (see Note 2). The holders of Founders Shares will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 18 months from the closing of the Initial Public Offering, the holders of Founder Shares will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them.

The holders of Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Public Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

On August 13, 2021, simultaneously with the consummation of the Initial Public Offering, the Company completed the Private Placement of 12,737,500 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor and the Company’s independent directors, generating gross proceeds to the Company of approximately $12,737,500. This amount includes an additional 1,237,500 warrants purchased by the Sponsor as a result of the underwriters’ full exercise of their over-allotment option. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Public Shares at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account such that at the closing of the Initial Public Offering, $319.41 million was held in the Trust Account. If the Initial Business Combination is not completed within 18 months from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable for cash or on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

The Sponsor and the Company’s independent directors agreed to not transfer, assign, or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination, subject to limited exceptions.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (as defined below), if any, will be entitled to registration rights (in the case

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NOTES TO CONDENSED FINANCIAL STATEMENTS

of the Founder Shares, only after conversion of such shares to Public Shares) pursuant to a registration rights agreement, dated August 10, 2021. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the Nasdaq Capital Market, the Company agreed to pay the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative support made available to the Company. The Company recorded an aggregate of $30,000 and $86,129 for the three and nine months ended September 30, 2022, respectively, in general and administrative expenses in connection with the related agreement in the accompanying unaudited condensed statements of operations. The Company recorded an aggregate of $0 and $20,000 for the period from February 22, 2021 (Inception) to the periods ended March 31, 2021 and September 30, 2021, respectively, in general and administrative expenses in connection with the related agreement in the accompanying unaudited condensed statements of operations. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. There was $136,129 and $50,000 outstanding as of September 30, 2022 and December 31, 2021, respectively.

Related Party Loans

On February 24, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of August 23, 2021 or the completion of the Initial Public Offering. The Note was paid off in full on August 19, 2021, and this facility is no longer available to the Company.

Working Capital Loans

In addition, to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If any of the aforementioned parties makes any Working Capital Loans, up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability, and exercise period. As of September 30, 2022 and December 31, 2021, there was no outstanding balance under the Working Capital Loans.

Due to Related Party

The Sponsor has agreed to pay for certain of the Company’s expenses on their behalf in the form of non-interest bearing advances. Approximately $1,656,022 and $283,657 was due to the Sponsor as of September 30, 2022 and December 31, 2021, respectively. The outstanding due to related party amount is payable on demand.

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NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Underwriting Agreement

The Company paid a discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”).

A Deferred Discount of $11,068,750 will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Accrued Due Diligence Expenses

Due diligence expenses of approximately $5.7 million have been accrued in connection with completing an Initial Business Combination and will become payable when the Company completes its Initial Business Combination or twenty-four months from the respective invoice date.

Risks and Uncertainties

The Company continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Note 6 — Shareholders’ Deficit

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Ordinary Shares

The authorized ordinary shares of the Company include up to 500,000,000 Class A ordinary shares with a par value of $0.0001 per share and 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholders vote on the Initial Business Combination to the extent the Company seeks shareholder approval in connection with the Initial Business Combination. Holders

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NOTES TO CONDENSED FINANCIAL STATEMENTS

of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s amended and restated memorandum and articles of association). In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares to the Company for no consideration. In July 2021, the Sponsor surrendered an aggregate of 718,750 Founder Shares to the Company for no consideration, which were accepted and cancelled. At September 30, 2022 and December 31, 2021, there were 31,625,000 Class A ordinary shares issued and outstanding and there were 7,906,250 Class B ordinary shares issued and outstanding (see Note 2).

The Sponsor agreed to forfeit up to an aggregate of 1,031,250 Founder Shares depending on the extent to which the over-allotment option was not exercised by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 11, 2021, the underwriters exercised the over-allotment option in full; thus, these 1,031,250 Founder Shares are no longer subject to forfeiture.

Note 7 — Warrant Liabilities

The Company accounts for the 28,550,000 warrants issued in connection with the Initial Public Offering and the Private Placement (the 15,812,500 Public Warrants and the 12,737,500 Private Placement Warrants, and together, the “Warrants”) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant much be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants are tradable.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Warrants will become exercisable on the later of:

•	30 days after the completion of the Initial Business Combination or,

•	12 months from the closing of the Initial Public Offering

provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement).

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

The Company is not registering Class A ordinary shares issuable upon exercise of the Warrants at this time. However, the Company has agreed that within fifteen (15) business days, after the closing of the Initial Business Combination, the Company will file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•

if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganization, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined in part by the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise below;

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Note 8 — Fair Value Measurements

The Public Warrants and Private Placement Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Public Warrants and Private Placement Warrants are recorded in the statement of operations each period.

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of September 30, 2022 by level within the fair value hierarchy.

The Public Warrants and Private Placement Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Public Warrants and Private Placement Warrants are recorded in the statement of operations each period.

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of September 30, 2022 by level within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities held in Trust Account	$321,345,066	$—	$—	$321,345,066

	$321,345,066	$—	$—	$321,345,066

Liabilities:
Public Warrants	$8,696,875	$—	$—	$8,696,875
Private Placement Warrants	—	—	6,966,795	6,966,795

Total liabilities	$8,696,875	$—	$6,966,795	$15,663,670

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities held in Trust Account	$319,421,010	$—	$—	$319,421,010

	$319,421,010	$—	$—	$319,421,010

Liabilities:
Public Warrants	$14,959,333	$—	$—	$14,959,333
Private Placement Warrants	—	—	12,402,426	12,402,426

Total liabilities	$14,959,333	$—	$12,402,426	$27,361,759

The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and Black-Scholes model respectively, both Level 3 measurements. On October 1, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the final prospectus filed August 12, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 fair value liability. As such, as of September 30, 2022 and December 31, 2021, the Company classified the Public Warrants as Level 1. The estimated fair value of the Private Placement Warrants was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and Black-Scholes Models are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. Significant increases (decreases) in the expected volatility in isolation could result in a significantly higher (lower) fair value measurement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between Levels 1, 2 and 3 during the period ended September 30, 2022.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

Input	December 31 2021	September 30, 2022
Risk-free interest rate	1.35%	3.97%
Expected term until merger (years)	1.12	0.30
Expected term until expiration (years)	6.12	5.30
Expected volatility	13.00%	5.20%
Underlying share price	$9.86	$10.04
Exercise price	$11.50	$11.50

The primary significant unobservable input used in the fair value measurement of the Company’s Private Placement Warrants is the expected volatility of the ordinary shares. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.

Decarbonization Plus Acquisition Corporation IV

NOTES TO CONDENSED FINANCIAL STATEMENTS

The following table presents a summary of the changes in the fair value of the derivative warrant liabilities, based on the Level 3 inputs above:

	Public Warrant Liability	Private Warrant Liability	Total
Fair value, January 1, 2022	$14,959,333	$12,402,426	$27,361,759
Change in fair value	5,717,074	4,944,833	10,661,907

Fair value as of March 31, 2022	$9,242,259	$7,457,593	$16,699,852

Change in fair value	6,066,864	4,901,141	10,968,005

Fair value as of June 30, 2022	$3,175,395	$2,556,452	$5,731,847

Change in fair value	(5,521,480)	(4,410,343)	(9,931,823)

Fair value, September 30, 2022	$8,696,875	$6,966,795	$15,663,670

Note 9 — Subsequent Events

Management has evaluated the impact of subsequent events through the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Decarbonization Plus Acquisition Corporation IV

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Decarbonization Plus Acquisition Corporation IV (the “Company”) as of December 31, 2021, the related statements of operations, changes in ordinary shares subject to possible redemption and shareholders’ deficit and cash flows for the period from February 22, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 22, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statement

As described in Note 2 to the financial statements, the Company’s previously issued August 13, 2021 financial statement has been restated herein to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by February 13, 2023, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 29, 2022

PCAOB ID Number 100

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

BALANCE SHEET

December 31, 2021

ASSETS
Cash	$55,752
Prepaid insurance	678,673

Total current assets	734,425
Marketable securities held in Trust Account	319,421,010
Prepaid insurance, long-term portion	362,580

Total Assets	$320,518,015

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$59,454
Due to related party	283,657
Accrued expenses	5,729,184

Total current liabilities	6,072,295
Deferred underwriting fees payable	11,068,750
Derivative warrant liabilities	27,361,759

Total liabilities	44,502,804

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 31,625,000 shares at $10.10 per share redemption value	319,412,500

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 31,625,000 shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,906,250 shares issued and outstanding(1)(2)	791
Additional paid-in capital	—
Accumulated deficit	(43,398,080)

Total shareholders’ deficit	(43,397,289)

Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$320,518,015

(1)

In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares to the Company for no consideration. All shares and associated amounts have been retroactively restated to reflect the return of the shares (see Note 5).

(2)

In July 2021, the Sponsor surrendered 718,750 Class B ordinary shares to the Company for no consideration. All shares and associated amounts have been retroactively restated to reflect the return of the shares (see Note 5).

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

STATEMENT OF OPERATIONS

For The Period From February 22, 2021 (Inception) Through December 31, 2021
Formation and operating costs	$7,588,970

Loss from operation	(7,588,970)

Gain on fair value of derivative warrant liabilities	9,094,491
Interest income	8,510
Transaction costs allocated to derivative warrant liabilities	(1,382,307)

Net income	$131,724

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	14,338,023

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.01

Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted(1)(2)	7,906,250
Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.01

(1)

In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares to the Company for no consideration. All shares and associated amounts have been retroactively restated to reflect the return of the shares (see Note 5).

(2)

In July 2021, the Sponsor surrendered 718,750 Class B ordinary shares to the Company for no consideration. All shares and associated amounts have been retroactively restated to reflect the return of the shares (see Note 5).

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

STATEMENT OF CHANGES IN ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM FEBRUARY 22, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares
	Subject to Possible Redemption		Ordinary Shares		Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of February 22, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)(2)	—	—	7,906,250	791	24,209	—	25,000
Forfeiture of Founder Shares	—	—	(207,755)	(21)	(516)	—	(537)
Repurchase of ordinary shares by independent directors	—	—	207,755	21	516	—	537
Sale of Class A ordinary shares, net of transaction costs	31,625,000	275,858,487	—	—	—	—	—
Accretion of Class A ordinary shares to redemption value	—	43,554,013	—	—	(24,209)	(43,529,804)	(43,554,013)
Net income	—	—	—	—	—	131,724	131,724

Balance as of December 31, 2021	31,625,000	$319,412,500	7,906,250	$791	$—	$(43,398,080)	$(43,397,289)

(1)

In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares to the Company for no consideration. All shares and associated amounts have been retroactively restated to reflect the return of the shares (see Note 5).

(2)

In July 2021, the Sponsor surrendered 718,750 Class B ordinary shares to the Company for no consideration. All shares and associated amounts have been retroactively restated to reflect the return of the shares (see Note 5).

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

STATEMENT OF CASH FLOWS

For The Period From February 22, 2021 (Inception) Through December 31, 2021

Cash Flows from Operating Activities
Net Income	$131,724
Adjustments to reconcile net income to net cash used in operating activities:
Income from marketable securities held in Trust Account	(8,510)
Transaction costs allocated to derivative warrant liability	1,382,307
Change in fair value of derivative warrant liabilities	(9,094,491)
Formation and operating costs funded through issuance of ordinary shares to Sponsor	15,930
Changes in operating assets and liabilities:
Prepaid insurance	(1,041,253)
Accounts payable and accrued expenses	5,613,638

Net cash used in operating activities	(3,000,655)

Cash Flows from Investing Activities
Investment of cash into Trust Account	(319,412,500)

Net cash used in investing activities	(319,412,500)

Cash Flows from Financing Activities
Proceeds from note payable and advances from related party	300,000
Repayment of note payable and advances from related party	(300,000)
Due from related party	172,973
Proceeds from sale of Class A shares, net of UW commissions	309,925,000
Proceeds from sale of Private Placement Warrants	12,737,500
Offering costs paid	(366,566)

Net cash provided by financing activities	322,468,907

Net increase in cash	55,752
Cash - beginning of period	—

Cash - end of period	$55,752

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$175,000

Offering costs paid through promissory note and related party	$1,691,594

Offering costs paid through prepaid legal expense funded by sponsor	$9,070

Deferred underwriting fees payable	$11,068,750

The accompanying notes are an integral part of these financial statements

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Decarbonization Plus Acquisition Corporation IV (the “Company”) was incorporated as a Cayman Islands exempted company on February 22, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from February 22, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On August 13, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units”), including 4,125,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments (the “Over-Allotment Units”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $316,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 12,737,500 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to Decarbonization Plus Acquisition Sponsor IV LLC (the “Sponsor”), generating gross proceeds to the Company of $12,737,500, which is described in Note 4.

Transaction costs amounted to $18,055,070, including $11,068,750 in deferred underwriting fees, $6,325,000 in upfront underwriting fees, and $661,320 in other offering costs related to the Initial Public Offering. In addition, cash of $55,752 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on August 13, 2021, an amount of $319,412,500 ($10.10 per Unit) of the proceeds from the Initial Public Offering and Private Placement in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). Except with respect to interest earned on the funds in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering held in the Trust Account will not be released until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated memorandum and articles of association provide that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, included in the Units sold in the Initial Public Offering (the “Public Shares”) that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks shareholder approval, it will complete its Initial Business Combination only if a majority of the ordinary shares that are voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such Class A ordinary shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

Pursuant to the Company’s amended and restated memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and

(iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquired Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of December 31, 2021, the Company had a cash balance of $55,752 and working capital deficit of $5,337,870. The Company also has access to Working Capital Loans from the Sponsor (as defined in Note 5 below), to provide the Company with liquidity. Further, the Company’s liquidity needs were supplemented due to the Sponsor paying approximately $283,657 of the Company’s expenses on its behalf and through net proceeds from the Initial Public Offering and the Private Placement (as described in Notes 4 and 5). Proceeds from the Initial Public Offering are intended for existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination.

The Company has incurred, and expects to incur, additional significant costs in pursuit of its financing and acquisition plans, including its Initial Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” management has determined that that the Company has access to funds from the Sponsor, which is described in Note 5, and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Initial Business Combination and one year from the date of issuance of these financial statements. However, management has determined that if the Company is unable to complete an Initial Business Combination by February 13, 2023, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after this date. The Company intends to complete an Initial Business Combination before the mandatory liquidation date.

Note 2 — Restatement of Previously Issued IPO Balance Sheet

The Company has followed ASC 480 in accounting for its Class A ordinary shares subject to redemption. This included recording the Public Shares in permanent equity on its balance sheet. However, the Company maintained shareholders’ equity of at least $5,000,001 as the Company will not redeem Public Shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions.

In September 2021, the Company’s management re-evaluated and ultimately concluded that the classification of $5,000,001 in permanent equity was not appropriate and that the Class A ordinary shares should be reclassified as temporary equity. In connection with the preparation of the IPO balance sheet as of August 13, 2021, the Company concluded that it would change its accounting and reflect the full amount of all redeemable Class A ordinary shares in temporary equity. This was a change from the Company’s previous accounting practice whereby it maintained shareholders’ equity of at least $5,000,001 as the Company will not redeem Class A ordinary shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions.

On December 14, 2021, the Company’s management and the Audit Committee concluded that the Company’s previously issued IPO balance sheet should be restated to classify all of the Class A ordinary shares as temporary equity and should no longer be relied upon. As a result, the Company is restating its IPO balance sheet herein.

The impact of the restatement on the balance sheet as of August 13, 2021 is presented below:

	As of August 13, 2021
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Ordinary shares subject to possible redemption	261,299,500	58,113,000	319,412,500
Shareholders’ equity (deficit)
Class A ordinary shares - $0.0001 par value	575	(575)	—
Additional paid-in-capital	14,650,236	(14,650,236)	—
Accumulated deficit	(9,651,592)	(43,462,189)	(53,113,781)

Total shareholders’ equity (deficit)	5,000,010	(58,113,000)	(53,112,990)

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $55,752 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of December 31, 2021.

Marketable securities held in Trust Account

As of December 31, 2021, the assets held in the Trust Account were held in marketable securities.

Ordinary shares Subject to Possible Redemption

The Company accounts for its Public Shares subject to possible redemption in accordance with the guidance in ASC 480.

Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Public Shares feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Public Shares subject to possible redemption are classified as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Accordingly, as of December 31, 2021, 31,625,000 Public Shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Public Shares subject to possible redemption are subject to the subsequent measurement guidance in ASC 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the ordinary shares is less than $10.10 per share. In accordance with the guidance, the Company has elected to measure the ordinary shares subject to possible redemption to their redemption amount (i.e., $10.10 per share) immediately as if the end of the first reporting period after the Initial Public Offering, August 13, 2021, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. For the period from February 22, 2021 (inception) through December 31, 2021, the Company recorded an accretion of $43,554,013, of which $24,209 was recorded in additional paid-in capital and $43,529,804 was recorded in accumulated deficit. The Class A ordinary shares subject to possible redemption reflected on the balance sheet as of December 31, 2021 are reconciled in the following table:

Gross proceeds	$316,250,000

Less:
Deferred underwriting fees and other offering costs	(16,672,763)
Proceeds allocated to public warrants	(23,718,750)

Plus:
Total accretion of carrying value to redemption value	43,554,013

Class A ordinary shares subject to possible redemption	$319,412,500

Net Income Per Ordinary Share

Net income per ordinary share is computed by dividing net income by the weighted average number of shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture, plus, to the extent dilutive, the incremental number of ordinary shares to settle Warrants (as defined below), as calculated using the treasury share method.

At December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. Since the exercise of Warrants are contingent upon the occurrence of future events, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.

The Company has two classes of shares, which are referred to as “Class A Ordinary shares” and “Class B Ordinary shares” or “Founder Shares.” Earnings are shared pro rata between the two classes of shares as long as an Initial Business Combination is consummated. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

A reconciliation of the net income per ordinary share is as follows:

For The Period From February 22, 2021 (Inception) Through December 31, 2021
Redeemable Class A Ordinary Shares
Numerator
Net income allocable to Redeemable Class A Ordinary Shares	$84,906

Denominator
Weighted average shares outstanding, Redeemable Class A Ordinary Shares	14,338,023

Basic and diluted net income per share, Redeemable Class A Ordinary Shares	$0.01

Non-Redeemable Class B Ordinary Shares
Numerator
Net income allocable to Non-Redeemable Class B Ordinary Shares	$46,818

Denominator
Weighted average shares outstanding Non-Redeemable Class B Ordinary Shares	7,906,250

Basic and diluted net income per share, Non-Redeemable Class B Ordinary Shares	$0.01

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, other than the derivative warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity and net income upon completion of the Initial Public Offering. Offering costs were $18,055,070 for the period from February 22, 2021 (inception) through December 31, 2021. Approximately $1,382,307 of this amount was allocated to warrant liabilities, and the remaining was allocated to the Class A ordinary shares.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August the FASB issued a new standard (ASU 2020-06) to reduce the complexity of accounting for convertible debt and other equity-linked instruments. For certain convertible debt instruments with a cash conversion feature, the changes are a trade-off between simplifications in the accounting model (no separation of an “equity” component to impute a market interest rate, and simpler analysis of embedded equity features) and a potentially adverse impact to diluted EPS by requiring the use of the if-converted method. The new standard will also impact other financial instruments commonly issued by both public and private companies. For example, the separation model for beneficial conversion features is eliminated simplifying the analysis for issuers of convertible debt and convertible preferred stock. Also, certain specific requirements to achieve equity classification and/ or qualify for the derivative scope exception for contracts indexed to an entity’s own equity are removed, enabling more freestanding instruments and embedded features to avoid mark-to-market accounting. The new standard is effective for companies that are SEC filers (except for Smaller Reporting Companies) for fiscal years beginning after December 15, 2021 and interim periods within that year, and two years later for other companies. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The Company had adopted the standards at inception on February 22, 2021, and determined that the effects, if any, are immaterial to the Company’s financial statements.

Note 4 — Public Offering

In the Initial Public Offering, the Company sold 31,625,000 Units at a purchase price of $10.00 per Unit, including 4,125,000 Over-Allotment Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per share.

Note 5 — Related Party Transactions

Founder Shares

On February 24, 2021, the Company issued an aggregate of 10,062,500 Founder Shares in exchange for a $25,000 payment from the Sponsor to cover certain expenses on behalf of the Company (approximately $0.002 per share). As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Class A ordinary shares issuable upon conversion thereof. In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares to the Company for no consideration. In July 2021, the Sponsor surrendered an aggregate of 718,750 Founder Shares to the Company for no consideration, which were accepted and cancelled. In August 2021, the Sponsor forfeited 207,755 Founder Shares, and an aggregate of 207,755 Founder Shares were issued to the Company’s independent directors at their original purchase price. The issuance of the Founder Shares to directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of an Initial Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2021, the Company determined that an Initial Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date an Initial Business Combination is considered probable (i.e., upon consummation of an Initial Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. The Sponsor agreed to forfeit up to an aggregate of 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s exercise of the full exercise of the overallotment option, these shares are no longer subject to forfeiture as of the release of these financial statements (see Note 3). The Sponsor will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 18 months from the closing of the Initial Public Offering, the Sponsor will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them.

The Company’s initial shareholder have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in the Company’s shareholder having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

On August 13, 2021, simultaneously with the consummation of the Initial Public Offering, the Company completed the Private Placement of 12,737,500 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor and the Company’s independent directors, generating gross proceeds to the Company of approximately $12,737,500. This amount includes an additional 1,237,500 warrants purchased by the Sponsor as a result of the underwriters’ full exercise of their overallotment option. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A ordinary shares at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account such that at the closing of the Initial Public Offering, $319.41 million was held in the Trust Account. If the Initial Business Combination is not completed within 18 months from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable for cash or on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

The Sponsor and the Company’s independent directors agreed to not transfer, assign, or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination, subject to limited exceptions.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (as defined below), if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration rights agreement, dated August 10, 2021. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the NASDAQ, the Company agreed to pay the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative support made available to the Company. The Company recorded an aggregate of $50,000 for the period ended December 31, 2021, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2021, the $50,000 was still outstanding.

Related Party Loans

On February 24, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of August 23, 2021 or the completion of the Initial Public Offering. The Note was paid off in full on August 19, 2021, and this facility is no longer available to the Company.

Working Capital Loans

In addition, to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If any of the aforementioned parties makes any Working Capital Loans, up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability, and exercise period. As of December 31, 2021, there was no outstanding balance under the Working Capital Loans.

Due to Related Party

The Sponsor has agreed to pay for the Company’s expenses on their behalf. As of December 31, 2021, approximately $283,657 was due to the Sponsor.

Note 6 — Commitments and Contingencies

Underwriting Agreement

The Company paid a discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”).

A Deferred Discount of $11,068,750 will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Accrued Due Diligence Expenses

Due diligence expenses of approximately $5.5 million have been accrued in connection with completing an Initial Business Combination and will become payable when the Company completes its Initial Business Combination or twenty-four months from the respective invoice date.

Risks and Uncertainties

The Company continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 — Shareholders’ Deficit

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021, there were no preference shares issued or outstanding.

Ordinary Shares

The authorized ordinary shares of the Company include up to 500,000,000 Class A ordinary shares with a par value of $0.0001 per share and 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholders vote on the Initial Business Combination to the extent the Company seeks shareholder approval in connection with the Initial Business Combination. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s amended and restated memorandum and articles of association). In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares to the Company for no consideration. In July 2021, the Sponsor surrendered an aggregate of 718,750 Founder Shares to the Company for no consideration, which were accepted and cancelled. At December 31, 2021, there were 31,625,000 Class A ordinary shares issued and outstanding and there were 7,906,250 Class B ordinary shares issued and outstanding (see Note 3).

The Sponsor agreed to forfeit up to an aggregate of 1,031,250 Founder Shares depending on the extent to which the over-allotment option was not exercised by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 11, 2021, the underwriters exercised the over-allotment option in full; thus, these 1,031,250 Founder Shares are no longer subject to forfeiture.

Note 8 — Warrant Liabilities

The Company accounts for the 28,550,000 warrants issued in connection with the Initial Public Offering and the Private Placement (the 15,812,500 Public Warrants and the 12,737,500 Private Placement Warrants, and together, the “Warrants”) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant much be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants are tradable.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Warrants will become exercisable on the later of:

•	30 days after the completion of the Initial Business Combination or,

•	12 months from the closing of the Initial Public Offering

provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement).

The Company is not registering Class A ordinary shares issuable upon exercise of the Warrants at this time. However, the Company has agreed that within fifteen (15) business days, after the closing of the Initial Business Combination, the Company will file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•

if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganization, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined in part by the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Note 9 — Fair Value Measurements

The Public Warrants and Private Placement Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Public Warrants and Private Placement Warrants are recorded in the statement of operations each period. The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities held in Trust Account	$319,421,010	$—	$—	$319,421,010

	$319,421,010	$—	$—	$319,421,010

Liabilities:
Public Warrants	$14,959,333	$—	$—	$14,959,333
Private Placement Warrants	—	—	12,402,426	12,402,426

Total liabilities	$14,959,333	$—	$12,402,426	$27,361,759

The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model, a Level 3 measurement. On October 1, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the final prospectus filed August 12, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 fair value liability. As such, as of December 31, 2021, the Company classified the Public Warrants as Level 1. The estimated fair value of the Private Placement Warrants was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. Outside of the transfer of the Public Warrants from Level 3 to Level 1, there were no transfers between Levels 1, 2 and 3 during the period ended December 31, 2021.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

Input	August 13, 2021	December 31, 2021
Risk-free interest rate	0.93%	1.35%
Expected term until merger (years)	1.50	1.12
Expected term until expiration (years)	6.50	6.12
Expected volatility	24.00%	13.00%
Underlying share price	$9.25	$9.86

Exercise price	$11.50	$11.50

The primary significant unobservable input used in the fair value measurement of the Company’s Private Placement Warrants is the expected volatility of the ordinary shares. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.

The following table presents a summary of the changes in the fair value of the level 3 derivative warrant liabilities:

	Public Warrant Liability	Private Warrant Liability	Total
Fair value, August 13, 2021	$23,718,750	$20,380,000	$44,098,750
Change in fair value (1)	(8,759,417)	(7,977,574)	(16,736,991)
Transfers to level 1	(14,959,333)	—	(14,959,333)

Fair value, December 31, 2021	$—	$12,402,426	$12,402,426

(1)

The initial fair value of the private warrants issued in connection with the initial public offering includes $7,642,500 million in excess fair value over the warrant purchase price which is reflected as a loss and is included within Gain on fair value of derivative warrant liabilities in the statement of operations.

Note 10 — Subsequent Events

Management has evaluated the impact of subsequent events through March 29, 2022, the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Hammerhead Resources Inc.

Consolidated Financial Statements

As at and for the Year Ended December 31, 2021

Dated: September 22, 2022

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Hammerhead Resources Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Hammerhead Resources Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of profit (loss) and other comprehensive profit (loss), consolidated statements of changes in equity and consolidated statements of cash flows, for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Hammerhead Resources Inc. at December 31, 2021 and 2020, and its financial performance and its cash flows for each of the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We have served as Hammerhead Resources Inc.’s auditors since 2009.

Calgary, Canada

September 22, 2022

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at (Cdn$ thousands)	Note	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash		12,239	6,078
Accounts receivable	19	49,433	30,298
Prepaid expenses and deposits		2,751	2,680
Risk management contracts	19	289	5,195

Total current assets		64,712	44,251

Property, plant and equipment	4	1,408,839	1,415,661

Total assets		1,473,551	1,459,912

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	19	116,866	54,193
Bank debt	6	—	163,600
Current portion of lease obligations	8	1,030	1,445
Risk management contracts	19	23,344	14,652

Total current liabilities		141,240	233,890

Bank debt	6	106,300	—
Term debt	7	134,747	120,435
Non-current portion of lease obligations	8	3,927	1,807
Risk management contracts	19	3,050	—
Warrant liability	10	11,360	11,264
Decommissioning obligations	9	29,569	31,499

Total liabilities		430,193	398,895

SHAREHOLDERS’ EQUITY
Common share capital	12	584,275	583,483
Preferred share capital	12	606,131	571,154
Contributed surplus		83,704	65,311
Deficit		(230,752)	(158,931)

Total shareholders’ equity		1,043,358	1,061,017

Total liabilities and shareholders’ equity		1,473,551	1,459,912

Commitments	21

See accompanying notes to the consolidated financial statements.

Approved by the Board of Directors,

(signed) Stewart Hanlon Director and Audit Committee Chair	(signed) Scott Sobie President and Chief Executive Officer

CONSOLIDATED STATEMENTS OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)

For the years ended (Cdn$ thousands, except per share amounts)	Note	December 31, 2021	December 31, 2020
REVENUE
Oil and gas revenue	16	439,843	263,514
Royalties		(38,577)	(17,185)

Oil and natural gas revenue, net of royalties		401,266	246,329

RISK MANAGEMENT CONTRACTS
Realized (loss) gain on risk management contracts	19	(95,407)	66,121
Unrealized loss on risk management contracts	19	(16,649)	(18,353)

		(112,056)	47,768
OTHER INCOME		1,202	5,050

		290,412	299,147
EXPENSES
Operating		82,721	77,477
Transportation		62,044	57,393
General and administrative		21,565	21,838
Optimization fees	18	19,708	670
Share-based compensation	13	14,039	7,155
Depletion, depreciation and impairment	4	127,333	135,184
Finance	17	21,264	37,344
(Gain) loss on foreign exchange		(350)	817
Loss (gain) on warrant revaluation	10	96	(3,981)
Gain on debt redemptions		—	(88,160)
Loss on asset disposition	5	13,813	—

Total expenses		362,233	245,737

Net (loss) profit and comprehensive (loss) profit		(71,821)	53,410

Net (loss) profit per common share
Basic	12	(0.24)	0.09
Diluted	12	(0.24)	0.05

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended (Cdn$ thousands)	Note	December 31, 2021	December 31, 2020
Common share capital
Balance, beginning of period		583,483	583,483
Long term retention program	12	527	—
Exercise of restricted share units	12	265	—

Balance, end of period		584,275	583,483

Preferred share capital
Balance, beginning of period		571,154	468,338
Issued in private placement, net of share issue costs	12	34,977	91,577
Issued on exercise of purchase warrants		—	11,239

Balance, end of period		606,131	571,154

Contributed surplus
Balance, beginning of period		65,311	56,959
Recognized under share-based compensation plans	13	18,658	8,352
Exercise of restricted share units	12	(265)	—

Balance, end of period		83,704	65,311

Deficit
Balance, beginning of period		(158,931)	(212,341)
Net (loss) profit		(71,821)	53,410

Balance, end of period		(230,752)	(158,931)

Total shareholders’ equity, beginning of period		1,061,017	896,439
Total shareholders’ equity, end of period		1,043,358	1,061,017

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended (Cdn$ thousands)	Note	December 31, 2021	December 31, 2020
OPERATING ACTIVITIES
Net (loss) profit		(71,821)	53,410
Adjustments for non-cash items:
Unrealized loss on risk management contracts	19	16,649	18,353
Share-based compensation	13	14,039	7,155
Depletion, depreciation and impairment	4	127,333	135,184
Finance, non-cash	17	14,685	10,209
Unrealized (gain) loss on foreign exchange		(341)	813
Loss (gain) on warrant revaluation	10	96	(3,981)
Gain on debt redemptions		—	(88,160)
Loss on asset disposition	5	13,813	—
Loss on settlement under long term retention program	12	527	—
Gain on farmout transaction		—	(3,496)

Change in non-cash working capital	15	6,131	(9,801)

Net cash from operating activities		121,111	119,686

FINANCING ACTIVITIES
Drawdown of bank debt	6	51,500	23,300
Repayment of bank debt	6	(108,800)	(149,700)
Debt extinguishment transaction costs		—	(1,186)
Issued Series IX first preferred shares, net of issue costs	12	34,977	102,512
Proceeds from exercise of 2014 Warrants		—	22
Payment of lease obligations		(1,441)	(1,522)

Net cash used in financing activities		(23,764)	(26,574)

INVESTING ACTIVITIES
Additions to property, plant and equipment (“PP&E”)	4	(138,544)	(94,362)
Proceeds from asset disposition	5	10,027	—
Net change in accounts payable related to the addition of PP&E	15	37,337	(18,966)

Net cash used in investing activities		(91,180)	(113,328)

Net change in cash		6,167	(20,216)
Cash, beginning of period		6,078	26,450
Foreign exchange revaluation		(6)	(156)

Cash, end of period		12,239	6,078

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As at and for the years ended December 31, 2021 and 2020.

1.	REPORTING ENTITY

Hammerhead Resources Inc. (“HHR” or the “Company”) is an oil and natural gas exploration, development and production company. HHR’s reserves, producing properties and exploration prospects are located in the province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. The Company conducts certain of its operating activities jointly with others through unincorporated joint arrangements and these condensed interim consolidated financial statements reflect only the Company’s share of assets, liabilities, revenues and expenses under these arrangements. The Company conducts all of its principal business in one reportable segment.

Hammerhead was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on November 27, 2009 under the name 1504140 Alberta Ltd. It changed its name to Canadian International Oil Corp. (“CIOC”) on April 20, 2010. On October 1, 2017, CIOC amalgamated with its wholly owned subsidiary Canadian International Oil Operating Corp. and changed its name to “Hammerhead Resources Inc.” On December 15, 2017, the Company dissolved its foreign subsidiary “Canadian International Oil (USA) Corp.” On December 31, 2017, the Company dissolved its remaining foreign subsidiaries, “Canadian International Oil (Barbados) Corp.” and “Canadian International Oil (Overseas) Corp.” On March 11, 2019, the Company incorporated a new wholly owned subsidiary, “Prairie Lights Power GP Inc.”, and formed an associated limited partnership; “Prairie Lights Power Limited Partnership”, in order to initiate a power related project. The project is in its preliminary phase with no active operations as at the date of these annual consolidated financial statements.

The Company is controlled by Riverstone Holdings LLC. The Company’s head office is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, Canada, T2P 1G1.

2.	BASIS OF PRESENTATION

(a)	Statement of compliance

These annual consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The Company’s significant accounting policies under IFRS are presented in note 3. The annual consolidated financial statements were approved and authorized for issue by the Board of Directors of HHR on September 22, 2022 (the “Financial Statements”).

(b)	Basis of measurement

The Financial Statements have been prepared on a historical cost basis except for warrant liability (note 10) and derivative instruments (note 19), which are measured at fair value.

(c)	Functional and presentation currency

The Financial Statements are presented in Canadian dollars (“Cdn$”), which is also the Company’s functional currency. All references to US$ or USD are to United States dollars.

(d)	Use of estimates and judgements

During the first quarter of 2020, the World Health Organization declared the Coronavirus disease (“COVID-19”) to be a pandemic, triggering a sudden decline in economic activity and increase in economic uncertainty. The Company’s operations are particularly sensitive to changes in the demand for, and prices of, crude oil, natural gas and natural gas liquids. While commodity demand initially declined in response to lockdown measures, subsequent supply shortages and economic re-opening plans have contributed to a recent rebound, resulting in extreme price volatility over the past two years. Management cannot reasonably estimate the length or severity of this pandemic, or the extent to which the disruption may materially impact our financial results into the future.

The preparation of the Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected.

Information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the Financial Statements are as follows:

(i)	Reserves

Reserves engineering is an inherently complex and subjective process of estimating underground accumulations of petroleum and natural gas. The process relies on interpretations of available geological, geophysical, engineering, economic and production data. The accuracy of a reserves estimate is a function of the quality and quantity of available data, the interpretation of that data, the accuracy of various economic assumptions and the judgement of those preparing the estimate. Because these estimates depend on many assumptions, all of which may differ from actual results, reserves estimates and estimates of future net revenue may be different from the sales volumes ultimately recovered and net revenues actually realized. Changes in market conditions, regulatory matters and the results of subsequent drilling, testing and production may require revisions to the original estimates. Estimates of reserves impact: (i) the assessment of whether or not a new well has found economically recoverable reserves; (ii) depletion rates; (iii) the determination of net recoverable amount of oil and gas properties for impairment assessment and measurement, and (iv) the determination of reserve lives which affect the timing of decommissioning activities, all of which could have a material impact on earnings and financial positions. HHR’s reserves have been evaluated at December 31, 2021 and 2020 by independent third-party professional engineers, who work with information provided by the Company to evaluate reserves in accordance with National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”).

(ii)	Property, plant and equipment

HHR’s oil and gas assets are grouped into a cash generating unit (“CGU”). A CGU is the lowest level of integrated assets that generate identifiable cash inflows that are largely independent of the cash inflows of other assets or groups of assets. The allocation of assets into CGUs require significant judgement and interpretation with respect to the integration between assets, geological formation, geographical proximity, the existence of common sales points and shared infrastructures, product type, similar exposure to market risk and the way in which management monitors its operations. The recoverability of HHR’s oil and gas assets is assessed at the CGU level, and therefore, the determination of a CGU’s costs could have a significant impact on impairment losses or impairment reversals.

Judgements are required to assess when impairment indicators are evident and impairment testing is required. The Company monitors internal and external indicators of impairment relating to its tangible assets. The recoverable amounts of the Company’s CGU is determined based on the higher of the present value of value-in-use calculations and fair value less costs of disposal. Recoverable amounts calculated for impairment testing are based on estimates of future commodity prices, expected volumes, quantity of reserves and discount rates as well as future development costs, royalties and operating costs. These calculations require the use of estimates and assumptions, which by their nature, are subject to measurement uncertainty. In addition, judgement is exercised by management as to whether there have been indicators of impairment or of impairment reversal. Indicators of impairment or impairment reversal may include, but are not limited to a change in: the market value of assets, asset performance, estimates of future prices, royalties and costs, estimated quantity of reserves and appropriate discount rates.

(iii)	Depletion

Oil and natural gas development and production assets are depleted on a unit-of-production basis at a rate calculated by reference to proved plus probable reserves determined in accordance with NI 51-101 and incorporate the estimated future cost of developing and extracting those reserves.

(iv)	Provisions for decommissioning liability costs

Amounts recorded for decommissioning liabilities and the related accretion expense require the use of estimates with respect to the amount and timing of decommissioning expenditures and real interest rates. Actual costs and cash outflows can differ from estimates because of changes in law and regulations, public expectations, market conditions, discovery and analysis of site conditions and changes in technology. Decommissioning liabilities are recognized in the period when it becomes probable that there will be a future cash outflow.

(v)	Leases

Management applies judgement in reviewing each of its contractual arrangements to determine whether the arrangement contains a lease within the scope of IFRS 16. Leases that are recognized are subject to further management judgement and estimation in various areas specific to the arrangement.

Where a contract is identified as containing a lease, the Company recognizes a right-of-use asset and a corresponding lease obligation on the statement of financial position, as of the date the asset becomes available for use.

The right-of-use assets is measured at cost, comprised of; the initial measurement of the lease liability; the lease payments made at or before the commencement date, net of lease incentives received; the direct costs incurred; and an estimate of the costs to be incurred in restoring the underlying asset to the condition required by the terms of the lease.

The lease liability is measured as the present value of the future lease payments, including; fixed payments, net of incentives received; variable lease payments that depend on an index or a rate; amounts expected to be payable under residual value guarantees, the exercise price of a purchase option if there is reasonable certainty the option will be exercised; and payments of penalties for terminating the lease, if the lease term reflects exercising the option to terminate.

After initial recognition, the right-of-use asset is amortized over the shorter of the useful life of the asset and the lease term, with the depreciation expense recognized in the statement of profit (loss). The carrying amount of the lease liability is increased to reflect interest on the lease and reduced to reflect the lease payments made.

Amendments to the lease could result in a reassessment or modification of the lease liability and the corresponding right-of-use asset. Such amendments may include, but are not limited to, a change in the lease term, a change in the assessment of an option to purchase the underlying asset, a change in the amounts expected to be payable under a residual value guarantee, a change in future lease payments resulting from a change in an index or a rate used to determine those payments, a change in the scope of the lease resulting from the addition or removal of the right to use one or more underlying assets, and a change in the consideration for the lease.

The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease if it is reasonably certain not to be exercised. The Company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew by considering all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

Where the rate implicit in a lease is not readily determinable, the discount rate of lease obligations is estimated using a discount rate similar to HHR’s company-specific incremental borrowing rate. This rate represents the rate that HHR would incur to obtain the funds necessary to purchase an asset of a similar value, with similar payment terms and security in a similar economic environment.

(vi)	Share-based compensation

Compensation costs recorded pursuant to share-based compensation plans are subject to the estimated fair values of the awards on the grant date and the estimated number of units that will ultimately vest. The Company uses the Black-Scholes option valuation model to estimate the fair value of options, which requires the Company to determine the most appropriate inputs including the expected life of the options, volatility, forfeiture rates, risk free interest rates and future dividends, which by nature are subject to measurement uncertainty.

(vii)	Tax asset valuation and utilization

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. The Company is also subject to income tax audits and reassessments which may change its provision for income taxes. Therefore, the determination of income taxes is by nature complex and requires making certain estimates and assumptions. HHR recognizes net deferred tax benefit related to deferred tax assets to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of deferred tax assets requires the Company to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

(viii)	Fair value determination

The determination of fair value requires judgement and is based on market information, where available and appropriate. Fair value is best evidenced by an independent quoted market price for the same asset or liability in an active market. However, quoted market prices and active markets do not always exist. In those instances, fair valuation techniques are used. The Company applies judgement in determining the most appropriate inputs and the weighting ascribed to each such input as well as its selection of valuation methodologies. The calculation of fair value is based on market conditions as at each reporting date and may not be reflective of ultimate realizable value.

(ix)	Risk management contracts

Derivative risk management contracts are valued using valuation techniques with market observable inputs. The most frequently applied valuation techniques include Black-Scholes option valuation model and forward pricing and swap models. The models incorporate various inputs including the credit quality of counterparties, foreign exchange spot and forward rates, volatilities of commodity prices and forward rate curves of the underlying commodity. Changes in any of these assumptions would impact fair value of the risk management contracts and as a result, future net profit (loss) and other comprehensive profit (loss).

(x)	Warrant liability

The estimated fair value of the warrant liability depends on judgements regarding several key assumptions including volatility, projected and current share price, risk free rate, as well as likelihood and timing of a future liquidity event, among other considerations. Fluctuations in any of these assumptions could result in material differences in the warrant valuation.

(xi)	Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgement and estimates of the outcome of future events, including estimates and amounts of future cash flows.

(xii)	Capitalized general and administrative costs

The Company capitalizes general and administrative costs that are directly related to bringing an asset to a position in which it can be used to generate future economic benefits. Amounts recorded as capitalized general and administrative costs require the use of estimates and judgements and are, by nature, subject to measurement uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently by the Company and its subsidiaries for all periods presented in these Financial Statements.

(a)	Basis of consolidation

At December 31, 2021, the Financial Statements included the accounts of HHR and its wholly owned subsidiaries, including Prairie Lights Power GP Inc. and Prairie Lights Power Limited Partnership. Subsidiaries are consolidated from the date the Company obtains control and continues to be consolidated until the date such control ceases. Control is achieved when HHR is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All inter-entity transactions have been eliminated upon consolidation between HHR and its subsidiaries in these Financial Statements. HHR’s operations are viewed as a single operating segment by the chief operating decision maker of the Company for the purpose of resource allocation and assessing performance.

(b)	Joint arrangements

HHR conducts some of its oil and gas activities through joint operations. A joint operation is a type of joint arrangement over which two or more parties have joint control and rights to the assets and obligations for the liabilities relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities (being those that significantly affect the returns of the arrangement) require unanimous consent of the parties sharing control. HHR does not have any joint arrangements that are material to the Company, or that are structured using separate vehicles. In relation to its interests in joint operations, HHR recognizes in the Financial Statements its share of assets, liabilities, revenues and expenses of the arrangements.

(c)	Revenue recognition

Revenue associated with the sale of crude oil, natural gas and natural gas liquids is measured based on the consideration specified in contracts with customers. Revenue from contracts with customers is recognized when, or as, HHR satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when the customer obtains control of that good or service. The transfer of control of crude oil, natural gas and natural gas liquids coincides with title passing to the customer and the customer taking physical possession. HHR satisfies its performance obligations at a point in time and the amounts of revenue recognized relating to performance obligations satisfied over time are not significant. While the transaction price is variable under the terms of the contract, at the time of delivery, there is only a minimal risk of a change in the transaction price to be allocated to the volume sold. Accordingly, at the point of sale there is not a significant risk of revenue reversal relative to the cumulative revenue recognized and there is no need to constrain any variable consideration. The amount of revenue recognized is based on the agreed upon transaction price, whereby any variability in revenue is related specifically to the Company’s efforts to deliver production. Therefore, the resulting revenue is allocated to the production delivered in the period during which the variability occurs. As a result, HHR’s revenue is recognized in the month of delivery.

(d)	Foreign currency translation

Monetary assets and liabilities denominated in a foreign currency are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates during the year. The corresponding realized and unrealized gains and losses from foreign currency translations are recognized in the consolidated statement of profit (loss).

(e)	Financial instruments

Financial derivative instruments

Financial derivative instruments are included in current assets/liabilities except for those with maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets/liabilities.

The Company has not designated any of its financial derivative contracts as effective accounting hedges, and therefore has not applied hedge accounting, even though the Company considers all commodity contracts to be economic hedges. As a result, all financial derivative contracts are measured at fair value, with any gains and losses recorded in the consolidated statement of profit (loss).

The fair value of a financial derivative instrument on initial recognition is normally the transaction price. Subsequent to initial recognition, the fair values are based on quoted market prices where available from active markets, otherwise fair values are estimated based on market prices at the reporting date for similar assets or liabilities with similar terms and conditions, or by discounting future payments of interest and principal at estimated interest rates that would be available to the Company at the reporting date.

Financial assets and liabilities

HHR’s financial assets and financial liabilities are classified into two categories: Amortized Cost and Fair Value through Profit and Loss (“FVTPL”). The classification of financial assets is determined by their context in HHR’s business model and by the characteristics of the financial asset’s contractual cash flows. HHR does not classify any of its financial instruments as Fair Value through Other Comprehensive Income.

At initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods depends on classification of the financial instrument as described below:

•	Amortized Cost: Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and long-term debt are measured at amortized cost. The contractual cash flows received from the financial assets are solely payments of principal and interest and are held within a business model whose objective is to collect the contractual cash flows. The financial assets and financial liabilities are subsequently measured at amortized cost using the effective interest method.

•

FVTPL: Risk management contract assets and liabilities are measured initially at FVTPL and are subsequently measured at fair value with changes in fair value recognized in the consolidated statements of profit (loss) and comprehensive profit (loss).

Impairment of financial assets

Impairment losses are recognized using an expected credit loss model. The Company has adopted the simplified expected credit loss model for its accounts receivable, which permits the use of the lifetime expected loss provision. To measure the expected credit losses, accounts receivable have been grouped based on shared credit risk characteristics and days past due. The Company uses judgement in making these assumptions and selecting the inputs into the expected loss calculation based on past history, existing market conditions and forward looking estimates at the end of each reporting period.

Offsetting

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

(f)	Property, plant and equipment (“PP&E”)

PP&E primarily consists of petroleum and natural gas development and production assets, and is measured at cost less accumulated depletion and depreciation and accumulated impairment losses. These costs include property acquisitions, development drilling, completions, gathering and infrastructure, estimated decommissioning costs and transfers from E&E.

Once technical feasibility and commercial viability has been met, all costs directly attributable to bringing an asset to the location and condition necessary for use are capitalized; this includes cash and non-cash overhead charges associated with staff dedicated to capital projects. Costs of replacing components of equipment are recognized as property, plant and equipment only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are expensed as incurred. Such capitalized amounts generally represent costs incurred in developing proved and/ or probable reserves and bringing in or enhancing production from such reserves.

The gain or loss from the divestitures of PP&E is recognized in the consolidated statements of profit (loss). In addition, risk-sharing agreements in which the Company cedes a portion of its working interest to a third-party are generally considered to be disposals of PP&E, potentially resulting in a gain or loss on disposition.

Exchanges of assets within PP&E are measured at fair value unless the exchange transaction lacks commercial substance or the fair value of neither the asset received nor the asset given up is reliably measurable. The cost of the acquired asset is measured at the fair value of the asset received, unless the fair value of the asset given up is more clearly evident. Where fair value is not used, the cost of the acquired asset is measured at the carrying amount of the asset given up. The gain or loss on derecognition of the asset given up is recognized in profit (loss).

An asset within PP&E is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in profit (loss) in the period in which the item is derecognized.

(g)	Depletion and depreciation

Development and production costs are accumulated on a CGU basis (“depletion units”). The net carrying value of each depletion unit is depleted using the unit-of-production method by reference to the ratio of production in the year to the related proved plus probable reserves, taking into account estimated future development costs necessary to bring those reserves into production. These estimates are reviewed by independent reserve engineers at least annually. Undeveloped land is not depreciated.

Proved plus probable reserves are estimated annually by independent and qualified reserve evaluators and represent the estimated quantities of petroleum and natural gas which geological, geophysical and engineering data demonstrate with a specified degree of certainty to be recoverable in future years from known reservoirs and which are considered commercially producible.

Reserves are the remaining quantities of, petroleum and natural gas from known accumulations estimated to be recoverable from a given date forward. The estimates of reserves are determined from drilling, geological, geophysical and engineering data based on established technology and specified economic conditions. For depletion purposes, relative volumes of petroleum and natural gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

For other assets, depreciation is recognized in profit (loss) on a straight-line basis over the estimated useful life of three years of each part of an item of property and equipment. Leasehold improvements are depreciated over the term of the lease. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term.

(h)	Impairment

The Company reviews the carrying value of its PP&E at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s estimated recoverable amount is calculated.

For the purpose of impairment testing, PP&E assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets, known as a CGU. The recoverable amount of a CGU is the greater of its value in use (“VIU”) and its fair value less costs of disposal (“FVLCD”).

FVLCD is defined as the amount obtainable from the sale of an asset or CGU in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal or in the case of a lack of comparable transactions, based upon discounted after tax cash flows. The Company calculates FVLCD by reference to the after-tax future cash flows expected to be derived from production of proved plus probable reserves, less estimated selling costs. The estimated after-tax future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. VIU is determined by estimating the present value of the future net cash flows expected to be derived from the continued use of the asset or CGU.

An impairment loss is recognized in the consolidated statements of profit (loss) if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Impairment losses recognized in respect of CGUs are allocated to reduce the carrying amounts of the assets in the CGU on a pro rata basis.

Impairment losses previously recognized are assessed at each reporting date for any indication that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimate used to determine the recoverable amount and is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depletion and depreciation, if no impairment loss had been recognized.

(i)	Leases

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. A lease liability is recognized at the commencement date of the lease term as the present value of the lease payments that are not paid at that date. At the commencement date, a corresponding right-of-use asset is recognized at the amount of the lease obligation, adjusted for lease incentives received, retirement costs and initial direct costs. Depreciation is recognized on the right-of-use asset over the lease term. Interest expense is recognized on the lease liability using the effective interest rate method and payments are applied against the lease liability.

(j)	Provisions and contingencies

Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions are measured based on the best estimate of discounted future cash outflows.

Decommissioning obligations

The Company’s activities give rise to dismantling, decommissioning and site disturbance remediation activities. Asset retirement obligation estimates capitalized to PP&E are included in the depletable base. Decommissioning obligations are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the consolidated statement of financial position date. The present value of the estimated obligation is recorded as a liability with a corresponding increase in the carrying amount of the related asset. The obligation is subsequently adjusted at the end period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The increase in the provision due to the passage of time is recognized as accretion costs whereas increases or decreases due to changes in the estimated future cash flows or changes in the real rate are capitalized. Actual costs incurred upon settlement or towards the settlement of the decommissioning obligations are charged against the provision to the extent the provision was established.

Contingencies

Contingent liabilities are disclosed when HHR has a possible obligation arising from a past event and whose existence will be confirmed only by the occurence or non-occurence of one or more future events not wholly under its control, or when HHR has a present obligation that arises from past events but is not recognized because it is not probable that an outflow of resources will be required to settle the obligation, or the amount of the obligation cannot be measured with sufficient reliability. When a contingency is substantiated by confirming events, can be reliably measured and will likely result in an economic outflow, a liability is recognized in the Financial Statements as the best estimate required to settle the obligation.

Contingent assets are only disclosed when the inflow of economic benefits is probable. When the economic benefit becomes virtually certain, the asset is no longer contingent and is recognized in the Financial Statements.

(k)	Income taxes

Total income tax expense is composed of both current and deferred income taxes. Current income tax expense is the expected income tax payable on the taxable income for the current year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to income tax payable in respect of previous periods.

Deferred tax is recognized on the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they are reversed, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to do so, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or equity in the period in which the change occurs, depending on where the original deferred tax item was recorded.

(l)	Finance expense

Finance expense includes interest expense on borrowings, amortization of debt issue costs, and accretion of decommissioning obligations and office lease provisions due to the passage of time. All borrowing costs are recognized in finance expense using the effective interest method.

(m)	Share-based compensation

The Company’s share-based compensation plans are all equity settled awards. Under the Company’s share-based compensation plans, options, performance shares and restricted share units (“RSUs”) are granted to directors, officers, and employees, whereby services are rendered as consideration for equity instruments. The fair value of options, performance shares and RSUs granted is estimated at the date of grant using a Black-Scholes valuation model and adjusted to reflect the number of awards that are expected to fully vest. The compensation cost of the options, performance shares and RSUs is recognized, together with the corresponding increase in contributed surplus, over the vesting period. Upon exercise of the options, consideration paid by the option holders and the value in contributed surplus pertaining to the exercised options are recorded as share capital.

(n)	Per share amounts

Basic profit (loss) per common share is calculated by dividing profit (loss) for the period attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Profit (loss) attributable to common shareholders is calculated as net profit (loss), adjusted for the impact of any preferred share cumulative dividends earned in the period, as computed on a cash basis.

Diluted profit (loss) per common share is calculated giving effect to the potential dilution that would occur if all outstanding “in-the-money” stock options and RSUs were exercised, all dilutive convertible preferred shares were exercised or converted to common shares, and all dilutive share purchase warrants were exercised. Potential ordinary shares are treated as dilutive when, and only when, their conversion to ordinary shares would decrease earnings per share or increase loss per share from continuing operations.

For HHR options and RSUs, the number of dilutive common shares is determined using the treasury stock method.

For HHR’s convertible preferred shares with cumulative dividends, dividends can be paid in cash or as paid-in-kind (“PIK”) at the Company’s option. IAS 33 Earnings per Share requires the Company to presume that the dividends will be settled in ordinary shares for the purposes of computing diluted earnings per share. As a result, net profit (loss) is increased by the cash value of the cumulative dividends earned in the period, and originally adjusted for in basic earnings per share. The number of dilutive common shares is subsequently determined by adding the weighted average number of preferred shares outstanding, including all paid-in-kind dividends accrued to date, on an as-converted basis.

For HHR’s warrants with a dilutive impact, net profit (loss) is adjusted by the change in profit (loss) that would result from the conversion of the warrants into common shares. The number of dilutive common shares is determined using the treasury stock method.

(o)	Government grants

The Company may receive government grants which provide immediate financial assistance as compensation for costs or expenditures to be incurred. Government grants are accounted for when there is reasonable assurance that conditions attached to the grants are met and that the grants will be received. The Company recognizes government grants in profit (loss) on a systematic basis and in line with recognition of the expense that the grants are intended to compensate. Government grants related to expenses or losses already incurred are recognized in profit (loss) by deducting the grant from its related expense in the period in which it becomes receivable. Government grants related to assets are presented in the consolidated statement of financial position and are amortized into profit (loss) on a systematic basis over the life of the depreciable asset as a reduced depreciation expense.

(p)	Future accounting pronouncements

Various amendments to existing standards and new accounting requirements have been released that are effective January 1, 2022. These standards and interpretations have not been applied to the Financial Statements. The Company does not anticipate the new requirements will have a material impact on the Company’s Financial Statements on adoption.

4.	PROPERTY, PLANT AND EQUIPMENT (“PP&E”)

The following table reconciles movements of PP&E during the period:

(Cdn$ thousands)	Development and Production Assets	Corporate Assets	Right-of-Use Assets	Total
PP&E, at cost:
Balance - December 31, 2019	1,926,486	8,406	3,266	1,938,158
Additions [1]	101,361	1,316	—	102,677
Farmout transaction	3,496	—	—	3,496

Balance - December 31, 2020	2,031,343	9,722	3,266	2,044,331
Additions [1]	143,170	1,204	3,145	147,519
Dispositions	(51,360)	—	—	(51,360)

Balance - December 31, 2021	2,123,153	10,926	6,411	2,140,490

Accumulated depletion, depreciation and impairment
Balance - December 31, 2019	488,234	4,517	735	493,486
Depletion and depreciation	132,859	1,590	735	135,184

Balance - December 31, 2020	621,093	6,107	1,470	628,670
Depletion, depreciation and impairment	125,111	1,481	741	127,333
Dispositions	(24,352)	—	—	(24,352)

Balance - December 31, 2021	721,852	7,588	2,211	731,651

Net book value - December 31, 2020	1,410,250	3,615	1,796	1,415,661
Net book value - December 31, 2021	1,401,301	3,338	4,200	1,408,839

[1]

Additions for the year ended December 31, 2021 includes non-cash items of $1.2 million related to decommissioning obligation assets and $4.6 million related to share-based compensation (December 31, 2020 - $7.1 million and $1.2 million, respectively).

At December 31, 2021, an estimated $2.4 billion in future development costs associated with the proved plus probable undeveloped reserves were included in the calculation of depletion (December 31, 2020 – $2.5 billion).

(a)	Capitalization of General and Administrative and Share-Based Compensation Expenses

During the year ended December 31, 2021, $4.7 million (year ended December 31, 2020 – $2.3 million) of directly attributable general and administrative expenses and $4.6 million (year ended December 31, 2020 – $1.2 million) of share-based compensation expenses were capitalized to PP&E assets. These amounts directly related to development activities conducted during the period.

(b)	Impairment

At December 31, 2021 and 2020, the Company assessed its production and development assets for indicators of impairment and none were noted.

5.	DISPOSITION

Years Ended (Cdn$ thousands)	December 31, 2021	December 31, 2020
Proceeds from disposition	10,027	—
PP&E after net accumulated depletion and depreciation	(27,008)	—
Decommissioning liabilities disposed	3,168	—

Loss on disposition	(13,813)	—

During the year ended December 31, 2021, HHR disposed of certain non-core assets and undeveloped land for gross proceeds of $10.0 million, resulting in a loss on disposition of $13.8 million.

6.	BANK DEBT

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Credit facility	106,300	—
Tranche A	—	105,600
Tranche B	—	55,000
Operating	—	3,000

Total bank debt outstanding	106,300	163,600

Bank debt due within one year	—	163,600
Bank debt due beyond one year	106,300	—

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Borrowing base capacity	175,000	125,600
Credit facility	(106,300)	—
Tranche A	—	(105,600)
Operating	—	(3,000)
Operating – guaranteed letters of credit	—	(910)

Undrawn bank debt capacity	68,700	16,090

On May 31, 2021, the Company amended its existing credit facility. The amended credit facility eliminated the tranche A and tranche B components of the previous facility and extended the maturity date of the bank debt.

Under the amended credit facility agreement, the aggregate principal borrowing base was increased to $175.0 million, consisting of a $155.0 million revolving syndicated facility and a $20.0 million operating facility. The amended credit facility agreement has a term date of May 31, 2022 and a maturity date of May 31, 2023, with an option to extend for an additional 364 days at the lenders’ discretion.

Under the amended credit facility, borrowing base reviews are subject to re-determination semi-annually as of May 31st and November 30th of the respective year. The determination of the borrowing base is made by the lenders at their sole discretion.

On November 13, 2020, the CAD denominated guaranteed letters of credit were transferred to Export Development Canada (“EDC”). As at December 31, 2021, CAD denominated letters of credit held by EDC totaled $13.8 million (December 31, 2020 - $14.6 million). On August 17, 2021, the USD denominated letters of credit were transferred to EDC. As at December 31, 2021, the Company’s USD denominated guaranteed letters of credit, translated into Canadian dollars and held by EDC, totaled $0.9 million (December 31, 2020 - $0.9 million held by the operating facility).

As at December 31, 2021, Hammerhead is compliant with all covenants and cross default clauses stated in the amended credit facility agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations, as well as other standard business operating covenants. The Company is not subject to financial covenants. The lenders have first lien on all of the Company’s assets.

Amounts borrowed under the amended credit facility bear interest at the Company’s option based on the referenced Canadian prime lending rate, plus an applicable margin, or the bankers’ acceptance rate in effect. The applicable rate is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The amended credit facility also includes standby fees on balances not drawn.

7.	TERM DEBT

(Cdn$ thousands)	December 31, 2021	December 31, 2020
2020 Senior Notes – unsecured [1]	152,174	152,174
Redemption of principal	(31,526)	(31,526)
Paid-in-kind interest	23,374	8,714
Foreign exchange revaluation [2]	(9,275)	(8,927)

Total carrying value of long-term debt	134,747	120,435

[1]	The 2020 Senior Notes principal value of US$112.0 million was translated at the June 19, 2020 foreign exchange rate of 1.3587.
[2]

The 2020 Senior Notes are issued in US dollars and are revalued to Canadian dollars at each reporting period, using the period end foreign exchange rate. Changes in the foreign exchange rate will increase or decrease the Canadian dollar liability. The foreign exchange impact is recognized as an unrealized gain or loss in the consolidated statement of profit (loss) each reporting period.

On July 10, 2017, the Company issued US$160.0 million unsecured senior notes due July 10, 2022 through a private placement (the “2017 Senior Notes”). Proceeds net of fees, discounts and costs totaled US$148.0 million.

The 2017 Senior Notes were carried at amortized cost, net of discounts and debt issue costs of US$12.0 million and C$0.3 million. The 2017 Senior Notes bore interest at 9% per annum, payable semi-annually in arrears on July 15 and January 15.

On June 19, 2020, the Company amended its existing senior note agreement whereby the holders of the 2017 Senior Notes approved an initial debt redemption of US$48.0 million, reducing the aggregate principal balance owing from US$160.0 million to US$112.0 million (the “2020 Senior Notes”). The maturity date of the 2020 Senior Notes was extended to July 10, 2024 and bears interest at 12% per annum. Under the amended agreement, the Company has the option of paying interest as cash or as paid-in-kind (“PIK”). PIK interest is added to the principal payable balance of the 2020 Senior Notes and is due on maturity. Under the 2020 Senior Notes agreement, the Company was granted an additional debt redemption of US$24.0 million, subject to the receipt of an additional equity draw on the June 2020 Investment Agreement on or before September 30, 2020. On September 29, 2020, the Company received an additional equity investment of $25.0 million and subsequently redeemed US$24.0 million related to the 2020 Senior Notes principal balance on October 10, 2020 for a total cost of US$1.0 dollar.

The June 19, 2020 debt redemption of US$48.0 million related to the 2017 Senior Notes was treated as a debt extinguishment in accordance with IFRS 9 Financial Instruments, as the debt redemption resulted in substantially different terms and cash flows.

If a change of control or a specified asset disposition occurs, each holder of the 2020 Senior Notes has the right to require the Company to purchase all or any part of the holder’s 2020 Senior Notes for cash, at a price equal to 101% of the principal amount repurchased plus accrued and unpaid interest (“the Put Option”). While the Put Option met the definition of an embedded derivative, it is considered to be closely related to the underlying value of the term debt.

There are no maintenance financial covenants; however, there are standard business operating covenants, as well as covenants that may limit the Company’s ability to incur additional debt. As at December 31, 2021, the Company was in compliance with all covenants related to the 2020 Senior Notes.

8.	LEASE OBLIGATIONS

The Company incurs lease payments related to office facilities in Calgary and Grand Prairie. In the fourth quarter of 2021, the Company signed an amended lease agreement for its Calgary office space, which resulted in a lease modification. The Company has recognized lease liabilities measured at the present value of the remaining lease payments using an incremental borrowing rate for the Calgary and Grand Prairie offices of 4.6% and 7.0%, respectively (December 31, 2020 - 7.0% and 7.0%, respectively).

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Opening balance	3,252	4,774
Additions and modifications	3,145	—
Interest expense	181	286
Lease payments	(1,621)	(1,808)

Ending balance	4,957	3,252
Less: current portion	(1,030)	(1,445)

Ending balance - long-term portion	3,927	1,807

Variable payments which are not linked to an index relate to property tax. Such items are charged to operating expense and general and administrative expense in the consolidated statements of profit (loss) and are immaterial.

The following table details the undiscounted cash flows of Hammerhead’s lease obligations:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Less than 1 year	1,256	1,621
1-3 years	1,840	1,575
4-5 years	689	374
After 5 years	1,900	—

Total lease payments	5,685	3,570
Amounts representing interest	(728)	(318)

Present value of net lease payments	4,957	3,252

9.	DECOMMISSIONING OBLIGATIONS

Decommissioning obligations arise as a result of the Company’s net ownership interests in petroleum and natural gas assets including well sites, processing facilities and infrastructure. The following table provides a reconciliation of the carrying amount of the obligation associated with the retirement of oil and gas properties:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Balance, beginning of period	31,499	24,345
Obligations incurred	2,590	1,511
Obligations disposed	(3,168)	—
Change in rates	(1,195)	5,530
Change in estimates	(182)	77
Accretion of decommissioning obligations [1]	25	36

Balance, end of period	29,569	31,499

[1]	Accretion of the decommissioning obligation due to the passage of time is presented within finance expense in the consolidated statement of profit (loss). See note 17.

At December 31, 2021, a key assumption on which the carrying amount of the decommissioning obligations is based includes a risk free rate of 1.68% and an inflation rate of 1.82% (December 31, 2020 – 1.21% and 1.49%, respectively). As at December 31, 2021, the undiscounted and uninflated amount of the estimated cash flows required to settle the obligation is $26.7 million (December 31, 2020 – $27.3 million), which will be incurred over the next 35 years.

10.	WARRANT LIABILITY

The following table summarizes the warrants outstanding:

Number of warrants (000’s)	December 31, 2021	December 31, 2020
2020 Warrants	35,020	35,020
2013 Warrants	6,000	6,000

Total	41,020	41,020

The Company issued warrants in connection with the June 17 and December 8, 2020 investment agreements (the “2020 Warrants”) and the 2013 notes issuance (the “2013 Warrants”). The Company previously issued warrants in connection with the March 27, 2014 investment agreement (the “2014 Warrants”), which were fully exercised in 2020.

The warrants represent standalone written put options and are classified as a liability rather than equity as the warrants provide for a variable number of shares that could be issued which does not meet the ‘fixed for fixed’ requirement when classifying between debt or equity. The warrants were recorded at fair value upon inception and were net against the initial proceeds as a debt or equity issuance cost. The warrants are reassessed at the end of each reporting period with subsequent changes in fair value recognized through income as a non-cash item.

The warrants are considered a Level 3 financial instrument as the initial and subsequent valuations are based on prices or valuation techniques that are not based on observable market data. The 2020 and 2013 Warrants are valued using the Black-Scholes model, which requires several key assumptions including volatility, projected share price and likelihood of a future liquidity event, among other considerations.

2020 Warrants

On June 17, 2020 and December 8, 2020 the Company entered into investment agreements with affiliates of its shareholders, one of which holds a controlling interest in the Company (collectively the “2020 Investment Agreements” – see note 11) pursuant to which HHR issued under each respective agreement 33.7 million and 1.3 million common share purchase warrants. Each warrant entitles the holder to acquire one common share at a deemed exercise price equal to $0.25 per share. The 2020 Warrants are exercisable at any point in time before the earlier of: i) the date on which a liquidity event occurs; and ii) the date of an initial public offering.

2014 Warrants

On March 27, 2014, the Company entered into an investment agreement with an affiliate of its controlling shareholder pursuant to which HHR issued 34.3 million Series II preferred share purchase warrants. The 2014 Warrants provided anti-dilution protection in the event HHR raised equity below $2.65 per share down to a floor price of $1.75 per share.

Closing of the 2015 Investment Agreement on June 30, 2015 triggered a right to exercise certain 2014 Warrants for additional Series II preferred shares and reduced the anti-dilution protection of the remaining 2014 Warrants from $2.65 per share to $2.25 per share.

Closing of the 2020 Investment Agreement on June 17, 2020 triggered a right to exercise the remaining 2014 Warrants for additional Series II preferred shares. As a result, all of the remaining 2014 Warrants were exercised on June 17, 2020 for nominal proceeds.

2013 Warrants

On May 1, 2013, the Company issued 6.0 million common share purchase warrants. Each warrant entitles the holder thereof to acquire on a cashless exercise basis, provided a liquidity event has occurred, at any time on or before the date that is the earlier of: (i) three years from the date on which a liquidity event occurs; and (ii) ten years from the date of issuance of the warrants, one common share at a deemed exercise price equal to the lesser of: (i) $3.50 per share; and (ii) the liquidity price.

Additionally, immediately prior to the occurrence of a change of control transaction, each warrant will be automatically exercised on a cashless basis for 0.15 common shares per warrant.

The change in fair value of all warrants during the period is summarized in the following table:

(Cdn$ thousands)	2020 Warrants	2014 Warrants	2013 Warrants	Total
Fair value at December 31, 2019	—	14,621	906	15,527
New warrants issued	10,935	—	—	10,935
Change in fair value	103	(3,404)	(680)	(3,981)
Exercise of warrants	—	(11,217)	—	(11,217)

Fair value at December 31, 2020	11,038	—	226	11,264
Change in fair value	151	—	(55)	96

Fair value at December 31, 2021	11,189	—	171	11,360

11.	EQUITY COMMITMENT

(a) June 2020 Equity Commitment

On June 17, 2020, the Company entered into an investment agreement (“the June 2020 Investment Agreement”) with an affiliate of its controlling shareholder. Under the June 2020 Investment Agreement, the Company has agreed to issue up to 600.0 million Series IX first preferred shares and 33.7 million common share purchase warrants, in exchange for aggregate cash proceeds of up to $300.0 million. The preferred shares have been classified as equity.

Under the June 2020 Investment Agreement, draws on the remaining equity commitment are subject to approval of the controlling shareholder and satisfaction of terms and conditions, at any time prior to June 17, 2024. On February 5, 2021 the Company received an additional equity investment of $33.7 million cash proceeds in exchange for the issuance of 67.4 million Series IX first preferred shares.

			(Cdn$ thousands)
				Issue Costs
		Number of Shares (000’s)	Gross Cash Proceeds	Non-cash	Cash	Net Cash Proceeds
June 17, 2020	Initial draw	150,000	75,000	—	(1,125)	73,875
	Common share warrants [1]	—	—	(10,530)	—	—
September 29, 2020	Second draw	50,000	25,000	—	(14)	24,986

As at December 31, 2020		200,000	100,000	(10,530)	(1,139)	98,861
February 5, 2021	Third draw	67,405	33,702	—	(22)	33,680

As at December 31, 2021		267,405	133,702	(10,530)	(1,161)	132,541

1

The initial valuation of the common share purchase warrants was treated as a transaction cost with all subsequent adjustments to the valuation of the warrants recognized through the consolidated statements of profit (loss).

(b) December 2020 Equity Commitment

On December 8, 2020, the Company entered into an investment agreement (“the December 2020 Investment Agreement”) with an affiliate of one of its shareholders (“the Investor”). Under the December 2020 Investment Agreement, the Company has agreed to issue up to 23.1 million Series IX first preferred shares and 1.3 million common share purchase warrants, in exchange for aggregate cash proceeds of up to $11.6 million. The preferred shares have been classified as equity.

On February 5, 2021, the Company received an additional equity investment of $1.3 million cash proceeds in exchange for the issuance of 2.6 million Series IX first preferred shares. The Investor may be required to invest all or a portion of the remaining equity commitment at any time prior to June 17, 2024, subject to further investment made by an affiliate of the controlling shareholder under the June 2020 Investment Agreement.

			(Cdn$ thousands)
			Issue Costs
		Number of Shares (000’s)	Gross Cash Proceeds	Non-cash	Cash	Net Cash Proceeds
December 8, 2020	Initial draw	7,700	3,850	—	(199)	3,651
	Common share warrants [1]	—	—	(405)	—	—

As at December 31, 2020		7,700	3,850	(405)	(199)	3,651
February 5, 2021	Second draw	2,595	1,298	—	—	1,298

As at December 31, 2021		10,295	5,148	(405)	(199)	4,949

1

The initial valuation of the common share purchase warrants was treated as a transaction cost with all subsequent adjustments to the valuation of the warrants recognized through the consolidated statements of profit (loss).

12.	SHARE CAPITAL

(a) Common shares

Authorized

The Company is authorized to issue an unlimited number of voting common shares.

Issued and outstanding

The following table summarizes common shares issued and outstanding:

	Number of shares (000’s)	Amount (Cdn$ thousands)
Balance, December 31, 2019	391,159	583,483
Return to treasury [1]	(121)	—

Balance, December 31, 2020	391,038	583,483
Long term retention program	—	527
Exercise of restricted share units	110	265

Balance, December 31, 2021	391,148	584,275

1	Common shares returned to treasury to settle non-recourse loans.

(b) Preferred shares

Authorized

(i)	Series I preferred shares

The Company is authorized to issue one non-voting Series I preferred share.

The Series I preferred share is issued to provide the holder with the right to elect a director of the Company. The Series I preferred share does not carry any dividend or liquidation rights and is redeemable at the option of the Company at a price of $1.00 if the holder owns less than 5% of the outstanding common shares of the Company (including all Series II preferred shares calculated on an as-converted basis).

(ii)	Series II preferred shares

The Company is authorized to issue an unlimited number of Series II preferred shares, which have voting rights on an ‘as converted’ basis. The Series II preferred shares have preferential rights over the common shares with respect to the distribution of any assets on dissolution, liquidation, or winding-up. If dividends are paid to common shareholders, the Series II preferred shares receive a pari-passu number of dividends as if they had been converted to common shares.

The Series II preferred shares are convertible, at the option of the holder, into common shares of the Company initially at a rate of 1.13208 common share per Series II preferred share, subject to certain adjustments. In the event of a sale of the preferred shares by the holder or a liquidity event or an initial public offering, the Series II preferred shares are automatically converted into common shares.

(iii)	Series III preferred shares

The Company is authorized to issue an unlimited number of Series III preferred shares, which have voting rights on an ‘as converted’ basis. The Series III preferred shares have preferential rights over the common shares and Series II preferred shares with respect to the payment of dividends and the distribution of any assets on dissolution, liquidation or winding-up. If dividends are paid to common shareholders, the Series III preferred shares receive a pari-passu number of dividends as if they had been converted to common shares.

Holders of the Series III preferred shares will be entitled to receive a dividend accruing at a rate of 10% per annum, compounded quarterly for the first two years following the date of issuance. HHR issued 40.0 million Series III preferred shares on June 30, 2015, and an additional 48.9 million Series III preferred shares on December 10, 2015. The dividends are only payable if and when declared by the Board of Directors, and any dividends declared can be settled through the issuance of cash or additional Series III shares, at the Company’s option.

The Series III preferred shares plus any accrued share-based dividends are convertible, at the option of the holder, at any time including, without limitation, in connection with a liquidity event or an initial public offering. The conversion price per share is $2.25 plus the amount of all unpaid dividends that have accrued and been compounded thereon, divided by $2.25.

The Series III preferred shares plus any accrued share-based dividends may be purchased by the Company, at the option of the Company, in the event of an initial public offering, and any time after the second anniversary of the issue date at a price equal to the greater of: (i) the accreted value of the Series III preferred shares, plus all unpaid dividends that had accrued on such shares; and (ii) the fair market value if such shares were converted to common shares immediately prior to the purchase date.

(iv)	Series IV preferred shares

The Company is authorized to issue one non-voting Series IV preferred share.

The Series IV preferred share is issued to provide the holder with the right to elect a director of the Company. The Series IV preferred share does not carry any dividend or liquidation rights and is redeemable at the option of the Company at a price of $nil if the holder owns less than 5% of the outstanding common shares of the Company (including the Series II preferred shares and Series III preferred shares calculated on an as-converted basis, and assuming exercise or conversion of all then outstanding warrants, convertible equity or other equity-linked securities into common shares at their then applicable exercise or conversion prices).

(v)	Series V preferred shares

On August 27, 2017, all of the issued and outstanding Series V preferred shares were automatically converted to common shares at a conversion rate of approximately 1.2 common shares per preferred share, in accordance with the Series V preferred share terms. As of December 31, 2021 and 2020 there were no Series V preferred shares outstanding.

(vi)	Series VI preferred shares

The Company is authorized to issue one non-voting Series VI preferred share.

The Series VI preferred share is issued to provide the holder with the right to elect a director of the Company. The Series VI preferred share does not carry any dividend or liquidation rights and upon notice from the Company will be surrendered to the Company for consideration of $1.00 if the holder owns less than 5% of the outstanding common shares of the Company (including the Series II preferred shares and Series III preferred shares calculated on an as-converted basis and assuming exercise or conversion of all then outstanding warrants, convertible equity or other equity-linked securities into common shares at their then applicable exercise or conversion prices).

(vii)	Series VII preferred shares

The Company is authorized to issue an unlimited number of Series VII preferred shares, which have voting rights on an ‘as converted’ basis. Series VII preferred shares have preferential rights over all other shares of the Company with respect to the distribution of any assets on dissolution, liquidation, or winding-up. If dividends are paid to common shareholders, the Series VII preferred shares receive a pari-passu number of dividends as if they had been converted to common shares.

Holders of the Series VII preferred shares will be entitled to receive a dividend accruing at a rate of 15% per annum, compounded quarterly for the first five years following the date of issuance. HHR issued 33.3 million Series VII preferred shares on November 6, 2018. The dividends are only payable if and when declared by the Board of Directors, and while the 2020 Senior Notes are outstanding, are only payable with the issuance of additional Series VII shares (i.e. non-cash dividend or payment-in-kind dividend). After the 2020 Senior Notes have matured, any dividends declared can be settled with shares or cash, at the Company’s option.

The Series VII preferred shares plus any accrued share-based dividends are convertible to common shares at the option of the holder, at any time including, without limitation, in connection with a liquidity event. The number of shares is determined by using the following formula: (a) the sum of the issue price of the Series VII preferred share (as increased for any compounded dividend not paid in cash) plus all accrued and unpaid dividends on such Series VII preferred share at such time, divided by (b) the issue price of such Series VII preferred share.

In the event of an initial public offering the shares are automatically converted to common shares. The conversion ratio is based on a required return, which varies based on the time passed since issuance. The number of common shares issued as a result of an initial public offering conversion may not exceed the maximum amount of common shares issuable assuming the dividends accrued and compounded for 5 years after the share issue date. The number of common shares issued as a result of an initial public offering must be at least as many as would have been obtained assuming the dividends accrued and compounded throughout the period from the issue date to the date of the initial public offering.

The Series VII preferred shares can be repurchased at the Company’s option, at any time, subject to a minimum purchase amount. The purchase price is based on a required return, which varies based on the time passed since issuance.

(viii)	Series VIII preferred shares

The Company is authorized to issue one non-voting Series VIII preferred share.

The Series VIII preferred share is issued to provide the holder with the right to elect two directors of the Company. The Series VIII preferred share does not carry any dividend or liquidation rights and upon notice from the Company will be surrendered to the Company for cancellation for consideration of $3.00 if the holder owns less than 20% of the outstanding common shares of the Company (including the Series II preferred shares, Series III preferred shares and Series VII preferred shares calculated on an as-converted basis, and assuming exercise or conversion of all of the then outstanding warrants, convertible equity or other equity-linked securities into common shares at their then applicable exercise or conversion prices).

(ix)	Series IX preferred shares

The Company is authorized to issue an unlimited number of Series IX preferred shares, which have voting rights on an ‘as converted’ basis. The Series IX preferred shares have preferential rights over the common shares and all other preferred shares with respect to the distribution of any assets on dissolution, liquidation or winding-up. If dividends are paid to common shareholders, the Series IX preferred shares receive a pari-passu number of dividends as if they had been converted to common shares.

The Series IX preferred shares are convertible, at the option of the holder, into common shares of the Company initially at a rate of one common share per Series IX preferred share. In the event of an initial public offering, the Series IX preferred shares are automatically converted into common shares.

Issued and outstanding

The following table summarizes preferred shares issued and outstanding:

	Number of shares (000’s)	Amount (Cdn$ thousands)
Series I preferred shares
Balance, December 31, 2020 and December 31, 2021	one share	one dollar

Series II preferred shares
Balance, December 31, 2020 and December 31, 2021	100,952	185,093

Series III preferred shares
Balance, December 31, 2020 and December 31, 2021	88,889	198,945

Series IV preferred shares
Balance, December 31, 2020 and December 31, 2021	one share	one dollar

Series VI preferred shares
Balance, December 31, 2020 and December 31, 2021	one share	one dollar

Series VII preferred shares
Balance, December 31, 2020 and December 31, 2021	33,333	95,539

Series VIII preferred shares
Balance, December 31, 2020 and December 31, 2021	one share	three dollars

Series IX preferred shares
Balance, December 31, 2020	207,700	91,577
Issued in private placement, net of share issue costs (note 11)	70,000	34,977

Balance, December 31, 2021	277,700	126,554

Balance, December 31, 2020	430,874	571,154
Balance, December 31, 2021	500,874	606,131

(c) Per share amounts

The Company uses the treasury stock method to determine the dilutive effect of stock options, RSUs, warrants and convertible preferred shares. Under this method, only “in-the-money” dilutive instruments impact the calculation of diluted profit (loss) per common share.

The following table outlines the adjustments made to net (loss) profit, in computing the basic and diluted net (loss) profit per common share for the years ended December 31, 2021 and 2020:

Years Ended (Cdn$ thousands)	December 31, 2021	December 31, 2020
Basic
Net (loss) profits	(71,821)	53,410
Effect of Series VII cumulative preferred share dividends	(21,780)	(18,844)

Net (loss) profit attributable to ordinary equity holders - basic	(93,601)	34,566

Diluted
Net (loss) profit	(71,821)	53,410
Effect of Series VII cumulative preferred share dividends	(21,780)	(18,844)
Effect of 2020 warrant revaluation	—	103

Net (loss) profit attributable to ordinary equity holders-diluted	(93,601)	34,669

In computing the diluted loss per common share for the year ended December 31, 2021, the Company excluded the effect of all share options, RSUs, warrants and convertible preferred shares as they were anti-dilutive. In computing the diluted profit per common share for the year ended December 31, 2020, the Company excluded the effect of 1.7 million RSUs, 6.0 million warrants and 45.8 million convertible preferred shares as they were anti-dilutive.

The following table outlines the weighted average number of common shares outstanding used in the calculation of basic and diluted net (loss) profit per common share:

Years Ended
Number of shares (000’s)	December 31, 2021	December 31, 2020
Weighted average common shares outstanding, basic	391,106	391,052
Effect of convertible preferred shares	—	305,460
Effect of share options and RSUs	—	18,317
Effect of common share purchase warrants	—	13,746

Weighted average common shares outstanding, diluted	391,106	728,575

13.	SHARE-BASED COMPENSATION

Stock options

Options to acquire common shares are granted to officers and employees from time to time under the Company’s Stock Option Plan. Options granted under this plan are to be settled through the issuance of new common shares of the Company and have a maximum term of ten years to expiry. The vesting schedule is determined at the discretion of the Company’s Board of Directors; however, options typically vest in equal tranches over a four year period starting on the first anniversary of the grant date. Each option granted permits the holder to purchase one common share of the Company at the stated exercise price. The exercise price is equal to the market value of the shares on the grant date as determined by the Company’s Board of Directors. The following table summarizes the change in stock options outstanding:

	Number of options (000’s)	Weighted average exercise price ($/share)
Balance at December 31, 2019	12,890	2.52
Granted	1,183	0.50
Expired	(1,562)	2.21
Forfeited	(292)	2.68

Balance at December 31, 2020	12,219	0.50
Expired	(1,339)	0.50
Forfeited	(177)	0.50

Balance at December 31, 2021	10,703	0.50

During the year ended December 31, 2021, nil options were issued (year ended December 31, 2020 - 1.2 million at a fair value of $0.24/share using the Black-Scholes pricing model with weighted average assumptions as outlined below).

Years Ended (Cdn$ thousands)	December 31, 2021	December 31, 2020
Risk-free interest	—	0.32%
Expected volatility [1]	—	65%
Expected life (years)	—	3.75
Expected forfeiture rate [2]	—	Nil
Expected dividend yield	—	Nil

1	Given the limited trading of shares of the Company, a representative sample of peer group entities was used in order to determine expected share price volatility.
2	Expected forfeiture rate for the year ended December 31, 2020 was nil as all options granted during the year vested immediately.

The following table summarizes information regarding share options outstanding at December 31, 2021:

Exercise price per common share	Number of options outstanding (000’s)	Number of options exercisable (000’s)	Weighted average remaining term (years)
$0.00 - $0.50	10,703	9,902	5.21

Restricted share units

Under the Company’s Restricted Share Unit Plan, RSUs are awarded to officers and employees from time to time. The RSUs granted under this plan are to be settled through the issuance of common shares of the Company and have a maximum term of five years to expiry. The vesting schedule is determined at the discretion of the Company’s Board of Directors; however, RSUs typically vest in equal tranches over a four year period starting on the first anniversary of the grant date. During the year ended December 31, 2021, HHR granted an annual issuance of RSUs to its officers and employees that is expected to cliff vest on April 1, 2022. Each RSU granted permits the holder to purchase one common share of the Company for $0.01 per share.

The following table summarizes information regarding RSUs outstanding at December 31, 2021:

Number of RSUs (000’s)
Balance at December 31, 2019	19,821
Granted	112
Expired	(569)
Forfeited	(1,091)

Balance at December 31, 2020	18,273
Granted	43,380
Exercised	(110)
Expired	(1,693)
Forfeited	(4,872)

Balance at December 31, 2021	54,978

Exercisable at December 31, 2021	12,221

Performance shares

Under the Company’s Performance Share Plan, performance shares are directly allocated to directors, officers and employees from time to time at nil cost. Performance shares allocated under this plan vest subject to satisfaction of certain performance and service criteria and are held in escrow to be released when both criteria have been met.

No performance shares have been issued since 2014, and all of the performance shares previously allocated to directors, officers and employees are fully vested. The Company has 2.0 million unallocated performance shares outstanding at December 31, 2021 and 2020.

Long-term retention program

On June 10, 2016, the Company advanced loans totaling $7.4 million to participating officers and employees on a limited recourse basis by a pledge of common shares of the Company owned by the officers and employees. During the year ended December 31, 2021, $0.5 million in loan principal was settled (year ended December 31, 2020 - $0.3 million). The total value of the loans outstanding as of December 31, 2021 were $5.8 million (December 31, 2020 - $6.3 million).

Share-based compensation expense

The total fair value associated with share options, RSUs, performance shares, and long-term retention awards is recognized over the service period using cliff or graded vesting, resulting in share-based compensation expense as outlined in the following table:

Years Ended
(Cdn$ thousands)	December 31, 2021	December 31, 2020
Share-based compensation payments	18,658	8,352
Capitalized to developed and producing assets	(4,619)	(1,197)

Share-based compensation expense	14,039	7,155

14.	DEFERRED INCOME TAX

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The components of the unrecognized deferred tax asset are as follows:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
PP&E	(81,924)	(78,119)
Decommissioning liability	6,801	7,245
Lease liability	903	416
Share and debt issue costs	(980)	171
Foreign exchange	(505)	(910)
Unrealized loss on risk management contracts	6,004	2,175
Charitable donations	160	145
Non-capital losses	101,621	88,958
Deferred income tax asset not recognized	(32,080)	(20,081)

Deferred income taxes	—	—

The deferred income tax provision differs from the expected amount calculated by applying the Canadian combined federal and provincial income tax rate of 23.00% (December 31, 2020 – 23.99%) as summarized in the following table:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Net (loss) profit before income taxes	(71,821)	53,410
Statutory income tax rate	23.00%	23.99%

	(16,519)	12,813
Increase (decrease) resulting from:
Share-based compensation	3,229	1,716
Warrant revaluation	22	(955)
Rate change	(50)	(586)
Prior year true-up	1,377	(293)
Change in unrecognized tax assets	12,000	(13,617)
Other	(59)	922

Deferred income tax expense (recovery)	—	—

At December 31, 2021, the Company had approximately $441.8 million of non-capital losses which begin to expire after 2034 (December 31, 2020 – $386.8 million). The Company has not recognized a deferred tax asset in relation to these losses because of the uncertainty regarding future taxable profits against which such losses can be offset.

15.	SUPPLEMENTAL INFORMATION

Cash Flow Presentation

Changes in non-cash working capital and cash interest transactions are summarized in the following table:

Years Ended
(Cdn$ thousands)	December 31, 2021	December 31, 2020
Source (use) of cash:
Accounts receivable	(19,134)	2,993
Prepaid expenses and deposits	(71)	(634)
Accounts payable and accrued liabilities	62,673	(31,126)

	43,468	(28,767)

Related to operating activities	6,131	(9,801)
Related to investing activities	37,337	(18,966)

	43,468	(28,767)

Other:
Interest paid	6,433	35,582
Interest received	65	106

16.	REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenue from contracts with customers consists of crude oil and natural gas sales, treating, processing & gathering income and transportation income.

Hammerhead’s crude oil and field condensate, natural gas and natural gas liquids are generally sold under variable price contracts. The transaction price for variable priced contracts is based on the commodity market price, adjusted for quality, location or other factors. Hammerhead is required to deliver nominated volumes of crude oil and field condensate, natural gas and natural gas liquids to the contract counterparty. Each barrel equivalent of commodity delivered is considered to be a distinct performance obligation. The amount of revenue recognized is based on the agreed transaction price and is recognized as performance obligations are satisfied, therefore resulting in revenue recognition in the same month as delivery. Revenues are typically collected on the 25th day of the month following production.

Treating, processing & gathering fees charged to third parties are generally sold under multi-year contracts at fixed fees that vary by volume.

During the year ended December 31, 2021 and the year ended December 31, 2020, transportation income relates primarily to take-or-pay mitigation.

The following table presents the Company’s revenue from contracts with customers, disaggregated by revenue source:

Years Ended
(Cdn$ thousands)	December 31, 2021	December 31, 2020
Crude oil & field condensate	199,108	125,711
Natural gas	165,957	104,267
Natural gas liquids (“NGL”)	74,778	33,536

Total oil and natural gas revenue	439,843	263,514
Treating, processing & gathering	1,343	954
Transportation income	180	411

Total revenue from contracts with customers	441,366	264,879

Included in accounts receivable at December 31, 2021 was $43.2 million (December 31, 2020 – $25.5 million) of accrued oil and natural gas sales, which was collected subsequent to year end.

HHR has applied the practical expedient to recognize revenue in the amount to which the Company has the right to invoice. As such, no disclosure is included relating to the amount of transaction price allocated to remaining performance obligations and when these amounts are expected to be recognized as revenue.

17.	FINANCE EXPENSE

Years Ended
(Cdn$ thousands)	December 31, 2021	December 31, 2020
Senior Notes
Interest on 2017 Senior Notes	—	9,177
Interest on 2020 Senior Notes - PIK	14,660	8,714

Total Senior Notes interest	14,660	17,891
Interest and fees on bank debt	5,979	16,961
Interest on EDC facility - letters of credit	419	711
Interest on lease obligation	181	286
Amortization of financing costs (discount and debt issue)	—	1,459
Accretion – decommissioning liabilities	25	36

Total finance expense	21,264	37,344

18.	OPTIMIZATION FEES

Optimization fees relate to a business improvement project intended to reduce costs and increase efficiencies throughout the Company. The project was initiated in late 2020 through a third party consulting group, and was completed in the fourth quarter of 2021.

19.	FINANCIAL INSTRUMENTS, FAIR VALUES AND RISK MANAGEMENT

(a)	Fair Values of Financial Instruments

The Company classifies fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

•	Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

•

Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

•	Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

As at	December 31, 2021		December 31, 2020
(Cdn$ thousands)	Fair Value	Carrying Value	Fair Value	Carrying Value
Financial assets at amortized cost:
Cash	12,239	12,239	6,078	6,078
Accounts receivable	49,433	49,433	30,298	30,298

Financial assets at fair value through profit or loss:
Risk management contracts	289	289	5,195	5,195

Financial liabilities at amortized cost:
Accounts payable and accrued liabilities	116,866	116,866	54,193	54,193
Bank debt	106,300	106,300	163,600	163,600
Term debt	134,747	134,747	120,435	120,435

Financial liabilities at fair value through profit or loss:
Risk management contracts	26,394	26,394	14,652	14,652
Warrant liability	11,360	11,360	11,264	11,264

Assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the placement within the fair value hierarchy. The Company has estimated the fair value amounts using appropriate valuation methodologies and information available to management as of the valuation dates. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

•	Cash, accounts receivable, prepaid expenses and deposits, accounts payable and accrued liabilities - The carrying amounts approximate fair value due to the short-term maturity of these instruments.

•	Bank debt and long-term debt - The bank debt and long-term debt are valued at amortized cost.

•	Risk management contracts - The fair value of the risk management contracts are a level 2 in the fair value hierarchy. Inputs to the change in the fair value are disclosed in the note below.

•	Warrant liability - The fair value of the warrant liability is a level 3 in the fair value hierarchy. Inputs to the change in fair value of the warrant liability are disclosed in note 10.

During the year ended December 31, 2021 and the year ended December 31, 2020, there were no transfers of any financial assets or liabilities between levels.

Risk management contracts are valued using valuation techniques with observable market inputs. The most frequently applied valuation techniques include forward pricing and swap models using present value calculations and third-party option valuation models. The models incorporate various inputs including the credit quality of counterparties, foreign exchange spot and forward rates, and forward rate curves and volatilities of the underlying commodity. The fair values of the risk management contracts are net of a credit valuation adjustment attributable to risk management contract counterparty default risk or the Company’s own default risk.

(b)	Risk Management

The Company’s activities expose it to a variety of financial risks that arise as a result of its exploration, development, production and financing activities such as:

•	Credit risk

•	Liquidity risk

•	Market risk

•	Currency risk

•	Interest rate risk; and

•	Commodity price risk

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk and the Company’s management of capital. The Board of Directors oversees management’s establishment and execution of the Company’s risk management framework. Management has implemented, and monitors compliance with risk management policies. The Company’s risk management policies are established to identify and analyze the risks faced by the Company to set appropriate risk limits and controls and to monitor risks and adherence to market conditions and the Company’s activities.

(i)	Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s accounts receivable from joint operators and oil and natural gas marketers.

Accounts Receivable

All of the Company’s operations are conducted in Canada. The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. All of the Company’s petroleum and natural gas production is marketed under standard industry terms. Accounts receivable from oil and natural gas marketers are normally collected on the 25th day of the month following production. The Company’s policy to mitigate credit risk associated with these balances is to establish marketing relationships with a number of large purchasers and by entering into sales contracts with only established, credit-worthy counterparties. The Company historically has not experienced any collection issues with its oil and natural gas marketers.

Receivables from joint operators are typically collected within one to three months of the joint venture bill being issued. The Company attempts to mitigate the risk from joint venture receivables by obtaining the partners’ pre-approval of significant capital expenditures. However, the receivables are from participants in the oil and natural gas sector and collection of the balances is dependent on industry factors such as commodity price fluctuations, escalating costs and the risk of unsuccessful drilling. In addition, further risks exist with joint operators as disagreements occasionally arise that may increase the potential for non-collection. The Company does not typically obtain collateral from oil and natural gas marketers or joint operators; however, the Company can withhold its production from joint operators in the event of non-payment.

For the year ended December 31, 2021 and 2020, HHR had four external customers that constituted more than 10 percent of commodity sales.

As at December 31, 2021, the maximum exposure to credit risk for loans and receivables at the reporting date by type of customer was:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Oil and gas marketers	43,206	25,688
Joint venture	528	174
GST input tax credit	2,965	1,030
Risk management contracts	—	2,852
Other	2,734	554

Accounts receivable	49,433	30,298

HHR’s allowance for doubtful accounts was $0.1 million as at December 31, 2021 (December 31, 2020 – $0.1 million). Based on industry experience, the Company considers its joint interest accounts receivable to be in default when the receivable is more than 90 days past due. When determining whether amounts that are past due are collectible, management assesses the creditworthiness and past payment history of the counterparty as well as the nature of the past due amount.

Risk management contracts

HHR executes with each of its risk management counterparties an International Swap and Derivatives Association (“ISDA”) Master Agreement, which is a standard industry form contract containing general terms and conditions applicable to many types of derivative transactions. As of December 31, 2021, all of the risk management counterparties have entered inter-creditor agreements with the Company’s lender to eliminate the need to post any collateral. HHR’s risk management counterparties are all financial institutions that are engaged in similar activities and have similar economic characteristics that, in general, could cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. HHR does not require the posting of collateral for its benefit under its risk management agreements. However, HHR’s ISDA Master Agreements generally contain netting provisions whereby if on any date amounts would otherwise be payable by each party to the other, then on such date the party that owes the larger amount will pay the excess of that amount over the smaller amount owed by the other party, thus satisfying each party’s obligations. These provisions generally apply to all risk management transactions or all risk management transactions of the same type (e.g., commodity, interest rate, etc.), with the particular counterparty.

HHR’s risk management contracts are subject to master netting agreements that create a legally enforceable right to offset by counterparty. The following is a summary of HHR’s financial assets and financial liabilities that were subject to offsetting at December 31, 2021 and December 31, 2020. The net asset amounts represent the maximum exposure to credit risk for risk management contracts at each reporting date.

December 31, 2021	Gross Assets (Liabilities)	Amount Offset Gross Assets (Liabilities)	Net Amount Presented
(Cdn$ thousands)
Current:
Risk management contract assets	289	—	289
Risk management contract liabilities	(23,344)	—	(23,344)

Long-term:
Risk management contract liabilities	(3,050)	—	(3,050)

Net liability	(26,105)	—	(26,105)

December 31, 2020	Gross Assets (Liabilities)	Amount Offset Gross Assets (Liabilities)	Net Amount Presented
(Cdn$ thousands)
Current:
Risk management contract assets	5,195	—	5,195
Risk management contract liabilities	(14,652)	—	(14,652)

Net liability	(9,457)	—	(9,457)

(ii)	Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company addresses its liquidity risk through its capital management of cash, working capital, credit facility capacity, equity issuance along with its planned capital expenditure program. As outlined in note 6, at December 31, 2021, the Company had $68.7 million borrowing capacity under the credit facility.

In the next twelve months, HHR’s credit facility will undergo two borrowing base redeterminations. The Company has determined that its current financial obligations, including current commitments (note 21), are adequately funded from the available borrowing capacity and from working capital derived from operations. However, any reduction in the borrowing base could result in a material impact to HHR’s liquidity. Management believes that future funds generated from operations and equity issuances under the investment agreements entered into in 2020 will be sufficient to settle HHR’s financial liabilities.

The following table summarizes timing of cash flows for the Company’s financial liabilities at December 31, 2021:

(Cdn$ thousands)	< 1 Year	1 to 5 Years	Total
Accounts payable and accrued liabilities	116,866	—	116,866
Estimated interest on bank debt and letters of credit	4,130	3,165	7,295
2020 Senior Notes and estimated interest	—	180,834	180,834
Risk management contracts	23,344	3,050	26,394
Lease liabilities	1,030	3,927	4,957

Total financial liabilities	145,370	190,976	336,346

Estimated interest rates for future periods related to the credit facility were calculated using the published Canadian prime lending rate, plus an applicable margin and bankers’ acceptance rates in place as at the period end, based on the amended credit facility agreement terms and the Company’s proportion of debt outstanding under each interest option as at December 31, 2021. Estimated interest was computed based on the estimated interest rate and the principal balance outstanding as at December 31, 2021. The existing maturity date in the amended credit facility agreement is May 31, 2023, with an option to extend for an additional 364 days at the lenders’ discretion. Based on historical renewals on an annual basis, the principal balance of outstanding bank debt is not assumed to mature in the next five years.

The contractual maturity analysis assumes that both the principal amount of the 2020 Senior Notes and any PIK interest accrued is outstanding for the full term to maturity on July 10, 2024. Future PIK interest and principal payments have been converted from USD to CAD using the December 31, 2021 foreign exchange rate.

(iii)	Market risk

Market risk is the risk that changes in market prices, such as commodity prices, foreign exchange rates and interest rates will affect the Company’s income or the value of the financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return. For the fair value on the Company’s risk management contracts, see Commodity Price Risk section below.

The Company may use risk management contracts to manage market risks as disclosed below. All such transactions are conducted within risk management tolerances that are reviewed by the Board of Directors.

(iv)	Currency Risk

Currency risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. Substantially all of the Company’s petroleum and natural gas sales are conducted in Canada and are denominated in Canadian dollars; however, Canadian commodity prices are influenced by fluctuations in the Canada to US dollar exchange rate as global oil prices are generally denominated in US dollars.

The Company is also exposed to currency risk in relation to its 2020 Senior Notes, which are denominated in US dollars. A 10% strengthening (weakening) of the US dollar would have contributed a $13.5 million increase (decrease) to the Company’s net loss before tax for the year ended December 31, 2021 (year ended December 31, 2020 – $12.0 million), resulting from the revaluation of the 2020 Senior Notes.

(v)	Interest Rate Risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The interest charged on the credit facility fluctuates with floating interest rates. The Company is exposed to interest rate risk related to borrowings drawn under the credit facility.

An increase or decrease in the interest rates by 1% would have increased or decreased interest expense by $1.1 million for the year ended December 31, 2021 (year ended December 31, 2020 – $2.4 million).

(vi)	Commodity Price Risk

Commodity price risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted not only by the relationship between the Canadian and United States dollars but also worldwide economic events that influence supply and demand.

HHR enters into risk management contracts to manage its exposure to commodity price fluctuations, which have served to protect and provide certainty on a portion of the Company’s cash flows.

The following tables list the fair value of all outstanding risk management contracts by commodity type:

December 31, 2021	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Risk management contracts - current asset	276	13	—	289
Risk management contracts - current liability	(13,046)	(429)	(9,869)	(23,344)
Risk management contracts - long-term liability	(693)	(2,357)	—	(3,050)

Total net liability	(13,463)	(2,773)	(9,869)	(26,105)

December 31, 2020		Crude Oil	Natural Gas	Total
(Cdn$ thousands)
Risk management contracts - current asset		—	5,195	5,195
Risk management contracts - current liability		(11,954)	(2,698)	(14,652)

Total net (liability) asset		(11,954)	2,497	(9,457)

The following table summarizes commodity risk management contracts outstanding as at December 31, 2021:

		Total Daily Volume	Weighted Average

Remaining Term	Reference	(bbls/d)	(Price/bbls)
Crude Oil Swaps
Jan 1, 2022 – Dec 31, 2022	CDN$ WTI	1,000	72.95
Jan 1, 2022 – Jun 30, 2022	US$ WTI	1,000	75.15
Jan 1, 2022 – Dec 31, 2022	US$ WTI	2,600	66.94
Jan 1, 2023 – Dec 31, 2023	US$ WTI	1,100	65.00

NGL Swaps
Jan 1, 2022 – Dec 31, 2022	CDN$ OPIS	1,000	27.50

		Total Daily Volume	Weighted Average

Remaining Term	Reference	(MMbtu/d)	(US$/MMbtu)
Natural Gas Swaps
Jan 1, 2022 - Dec 31, 2022	US$ Dawn	30,000	3.50
Jan 1, 2023 - June 30, 2023	US$ Dawn	30,000	3.04

The following tables show the breakdown of realized and unrealized gains and losses recognized by commodity type:

Year Ended December 31, 2021	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized loss on risk management contracts	(62,112)	(23,452)	(9,843)	(95,407)
Unrealized loss on risk management contracts	(1,509)	(5,271)	(9,869)	(16,649)

Loss on risk management contracts	(63,621)	(28,723)	(19,712)	(112,056)

Year Ended December 31, 2020		Crude Oil	Natural Gas	Total
(Cdn$ thousands)
Realized gain (loss) on risk management contracts		67,322	(1,201)	66,121
Unrealized (loss) gain on risk management contracts		(18,758)	405	(18,353)

Gain (loss) on risk management contracts		48,564	(796)	47,768

The Company’s operational results and financial condition are largely dependent on the commodity price received for its oil and natural gas production. Commodity prices have fluctuated widely in recent years due to global and regional factors including supply and demand fundamentals, inventory levels, weather, economic and geopolitical factors.

HHR manages the risks associated with changes in commodity prices by entering into a variety of risk management contracts. The Company assesses the effects of movement in commodity prices on income before tax. When assessing the potential impact of these commodity price changes, the Company believes a 10% volatility is a reasonable measure. A 10% change in commodity prices would have resulted in the following impact to unrealized gains (losses) on risk management contracts and net income before tax, assuming all other variables, including the Canadian/United States dollar exchange rate, remain constant, for the year ended December 31, 2021:

(Cdn$ thousands)	Increase 10%	Decrease 10%
Crude oil	(17,242)	17,242
Natural gas	(7,172)	7,172
NGL	(1,998)	1,998

(c)	Capital Management

Hammerhead’s objective when managing capital is to maintain a flexible capital structure and sufficient liquidity to meet its financial obligations and to execute its business plans. The Company considers its capital structure to include shareholders’ equity, the funds available under outstanding debt agreements, funds from operations and working capital. Modifications to Hammerhead’s capital structure can be accomplished through issuing common and preferred shares, issuing new debt or replacing existing debt, adjusting capital spending and acquiring or disposing of assets, though there is no certainty that any of these additional sources of capital would be available if required.

Hammerhead’s short-term capital management objective is to fund its capital expenditures using primarily funds from operations, noting value-creating activities may be financed with a combination of funds from operations and other sources of capital. Adjusted EBITDA indicates the Company’s ability to generate funds from its asset base on a continuing basis, for future development of its capital program and settlement of financial obligations. Adjusted EBITDA is not a standardized measure and therefore may not be comparable with the calculation of similar measures by other entities.

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Net profit (loss) before income tax	(71,821)	53,410
Add (deduct):
Unrealized loss on risk management contracts	16,649	18,353
Optimization fees	19,708	670
Share-based compensation	14,039	7,155
Depletion and depreciation	127,333	135,184
Finance expense	21,264	37,344
(Gain) loss on foreign exchange	(350)	817
Loss (gain) on warrant liability	96	(3,981)
Gain on debt redemptions of financial liabilities	—	(88,160)
Loss on asset disposition	13,813	—
Loss on settlement under long term retention program	527	—
Other income, excluding transportation income	(1,022)	(4,639)

Adjusted EBITDA	140,236	156,153

Net debt is used to assess and monitor liquidity at a point in time, while net debt to adjusted EBITDA assists the company in monitoring it’s capital structure and financing requirements. Net debt, and net debt to adjusted EBITDA are not standardized measures and therefore may not be comparable with the calculation of similar measures by other entities.

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Total bank debt	106,300	163,600
Total term debt	134,747	120,435
Adjusted working capital deficit [1]	76,528	26,039

Total net debt	317,575	310,074
Adjusted EBITDA	140,236	156,153

Net debt to adjusted EBITDA	2.26	1.99

1	Adjusted working capital deficit is calculated as current liabilities less current assets, excluding any bank debt classified as current.

20.	RELATED PARTY TRANSACTIONS

All related party transactions occurred in the normal course of operations.

Key management personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company. Hammerhead has determined that the key management personnel of the Company consists of its officers and directors. The following table summarizes compensation paid or payable to key management personnel of the Company:

(Cdn$ thousands)	December 31, 2021	December 31, 2020
Salaries, bonuses, benefits and director fees	4,852	4,101
Share based compensation	9,071	5,259

Total key management compensation	13,923	9,360

During the year ended December 31, 2021, key management personnel were granted an aggregate of 19.5 million RSUs (December 31, 2020 – nil) and nil stock options (December 31, 2020 – 0.6 million stock options with an average exercise price of $0.50 per share).

At December 31, 2021, $5.6 million in limited recourse loans previously advanced to key management personnel remained outstanding (December 31, 2020 - $5.6 million). The loans bear interest at a fixed rate of 1% per annum, which resulted in the receipt of $0.1 million in cash interest received by the Company from key management personnel during the year (December 31, 2020 – $0.1 million).

21.	COMMITMENTS

At December 31, 2021, the Company is committed to future payments under the following agreements:

(Cdn$ thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
Office buildings [1]	912	912	788	763	763	763	4,901
Firm transportation & processing	94,533	101,171	98,816	87,740	67,357	219,767	669,384

Total annual commitments	95,445	102,083	99,604	88,503	68,120	220,530	674,285

1	Relates to non-lease components and non-indexed variable payments.

Hammerhead Resources Inc.

Consolidated Financial Statements

As at and for the Three and Nine Months Ended

September 30, 2022

Dated: November 17, 2022

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

As at (Cdn$ thousands)	Note	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	16	6,590	12,239
Accounts receivable	16	64,399	49,433
Prepaid expenses and deposits		3,363	2,751
Risk management contracts	16	7,340	289

Total current assets		81,692	64,712
Property, plant and equipment	4	1,505,254	1,408,839
Risk management contracts	16	1,031	—

Total assets		1,587,977	1,473,551

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	16	111,354	116,866
Current portion of lease obligations	7	814	1,030
Risk management contracts	16	30,022	23,344

Total current liabilities		142,190	141,240
Bank debt	5	107,800	106,300
Term debt	6	77,614	134,747
Non-current portion of lease obligations	7	3,376	3,927
Risk management contracts	16	—	3,050
Warrant liability	9, 16	22,048	11,360
Decommissioning obligations	8	21,108	29,569

Total liabilities		374,136	430,193

SHAREHOLDERS’ EQUITY
Common share capital	11	585,542	584,275
Preferred share capital	11	606,131	606,131
Contributed surplus		95,118	83,704
Deficit		(72,950)	(230,752)

Total shareholders’ equity		1,213,841	1,043,358

Total liabilities and shareholders’ equity		1,587,977	1,473,551
Commitments	17

See accompanying notes to the consolidated financial statements.

Approved by the Board of Directors,

(signed)	(signed)
Stewart Hanlon	Scott Sobie
Director and Audit Committee Chair	President and Chief Executive Officer

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS) (UNAUDITED)

		Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands, except per share amounts)	Note	2022	2021	2022	2021
REVENUE
Oil and gas revenue	14	206,518	103,047	645,968	300,660
Royalties		(31,728)	(10,053)	(81,653)	(24,066)
Oil and natural gas revenue, net of royalties		174,790	92,994	564,315	276,594

RISK MANAGEMENT CONTRACTS
Realized loss on risk management contracts	16	(28,307)	(26,707)	(93,575)	(59,199)
Unrealized gain (loss) on risk management contracts	16	44,774	(9,302)	4,455	(62,887)

		16,467	(36,009)	(89,120)	(122,086)
OTHER INCOME		380	309	2,560	734

		191,637	57,294	477,755	155,242
EXPENSES
Operating		26,212	21,116	79,789	61,319
Transportation		17,582	15,563	52,481	46,623
General and administrative		4,881	5,361	16,725	14,924
Optimization fees		—	852	—	6,043
Transaction costs	3	16,021	—	16,021	—
Share-based compensation	12	1,055	3,414	8,942	11,282
Depletion and depreciation	4	35,802	28,015	108,766	93,957
Finance	15	6,221	4,779	18,150	15,880
Loss on foreign exchange		5,570	3,536	8,173	271
Loss (gain) on warrant revaluation	9	10,824	(23)	10,688	90
Loss on debt repayment	6	218	—	218	—
Loss on asset disposition		—	—	—	13,813

Total expenses		124,386	82,613	319,953	264,202

Net profit (loss) and comprehensive profit (loss)		67,251	(25,319)	157,802	(108,960)

Net profit (loss) per common share
Basic		0.15	(0.08)	0.36	(0.32)
Diluted		0.06	(0.08)	0.15	(0.32)

See accompanying notes to the consolidated financial statements.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

For the nine months ended (Cdn$ thousands)	Note	September 30, 2022	September 30, 2021
Common share capital
Balance, beginning of period		584,275	583,483
Long term retention program	11	—	527
Exercise of restricted share units	11	1,267	176

Balance, end of period		585,542	584,186

Preferred share capital
Balance, beginning of period		606,131	571,154
Issued in private placement, net of share issue costs	11	—	34,977

Balance, end of period		606,131	606,131

Contributed surplus
Balance, beginning of period		83,704	65,311
Recognized under share-based compensation plans	12	12,668	14,786
Exercise of restricted share units		(1,254)	(176)

Balance, end of period		95,118	79,921

Deficit
Balance, beginning of period		(230,752)	(158,931)
Net profit (loss)		157,802	(108,960)

Balance, end of period		(72,950)	(267,891)

Total shareholders’ equity, beginning of period		1,043,358	1,061,017
Total shareholders’ equity, end of period		1,213,841	1,002,347

See accompanying notes to the consolidated financial statements.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

		Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands)	Note	2022	2021	2022	2021
OPERATING ACTIVITIES
Net profit (loss)		67,251	(25,319)	157,802	(108,960)
Adjustments for non-cash items:
Unrealized (gain) loss on risk management contracts	16	(44,774)	9,302	(4,455)	62,887
Share-based compensation	12	1,055	3,414	8,942	11,282
Depletion, depreciation and impairment	4	35,802	28,015	108,766	93,957
Finance, non-cash	15	2,639	3,752	11,001	10,786
Unrealized loss on foreign exchange		3,530	3,513	5,916	289
Loss (gain) on warrant revaluation	9	10,824	(23)	10,688	90
Settlement of decommissioning obligations	8	—	—	(123)	—
Loss on debt repayment	6	218	—	218	—
Loss on asset disposition		—	—	—	13,813
Non-cash settlement under long term retention program		—	—	—	527
Realized foreign exchange loss on debt repayment		5,168	—	5,168	—
Change in non-cash working capital	13	13,425	2,838	(8,699)	2,900

Net cash from operating activities		95,138	25,492	295,224	87,571

FINANCING ACTIVITIES
Drawdown of bank debt		82,000	—	129,500	30,000
Repayment of bank debt		(39,000)	(8,000)	(128,000)	(102,800)
Repayment of term debt	6	(78,621)	—	(78,621)	—
Debt repayment transaction costs	6	(218)	—	(218)	—
Issued Series IX first preferred shares, net of issue costs	11	—	—	—	34,977
Proceeds from common shares issued		13	—	13	—
Payment of lease obligations		(260)	(326)	(767)	(1,168)

Net cash used in financing activities		(36,086)	(8,326)	(78,093)	(38,991)

INVESTING ACTIVITIES
Additions to property, plant and equipment (“PP&E”)	4	(77,332)	(39,606)	(210,207)	(70,159)
Proceeds from asset disposition		—	—	—	10,027
Net change in accounts payable related to the addition of PP&E	13	18,663	18,797	(12,390)	11,142

Net cash used in investing activities		(58,669)	(20,809)	(222,597)	(48,990)

Net change in cash		383	(3,643)	(5,466)	(410)
Cash, beginning of period		6,324	9,294	12,239	6,078
Foreign exchange revaluation		(117)	7	(183)	(10)

Cash, end of period		6,590	5,658	6,590	5,658

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As at and for the three and nine months ended September 30, 2022 and 2021.

1.	REPORTING ENTITY

Hammerhead Resources Inc. (“HHR” or the “Company”) is an oil and natural gas exploration, development and production company. HHR’s reserves, producing properties and exploration prospects are located in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. The Company conducts certain of its operating activities jointly with others through unincorporated joint arrangements and these condensed interim consolidated financial statements reflect only the Company’s share of assets, liabilities, revenues and expenses under these arrangements. The Company conducts all of its principal business in one reportable segment.

The Company is controlled by Riverstone Holdings LLC. The Company’s head office is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, Canada, T2P 1G1.

2.	BASIS OF PRESENTATION

(a) Statement of compliance

These unaudited condensed interim consolidated financial statements (the “Interim Financial Statements”) were approved and authorized for issue by the Company’s Board of Directors on November 17, 2022.

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) as set out in Part I of the CPA Canada Handbook – Accounting. The Interim Financial Statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 – Interim Financial Reporting using accounting polices consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Interim Financial Statements should be read in conjunction with the audited annual consolidated financial statements of HHR as at and for the years ended December 31, 2021 and 2020 and the notes thereto (the “Annual Financial Statements”). The Interim Financial Statements have been prepared on a basis consistent with the accounting, estimation and valuation policies described in the Annual Financial Statements. Certain information and disclosures normally required to be included in the notes to the Annual Financial Statements prepared in accordance with IFRS have been condensed or omitted in the Interim Financial Statements. Certain comparative figures have been reclassified to correspond with current period presentation.

(b) Basis of measurement

The Interim Financial Statements have been prepared on a historical cost basis except for the warrant liability (note 9) and the risk management contracts (note 16), which are measured at fair value.

(c) Functional and presentation currency

The Interim Financial Statements are presented in Canadian dollars (“Cdn$”), which is also the Company’s functional currency. All references to US$ or USD are to United States dollars.

(d) Use of estimates and judgements

The preparation of the Interim Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected.

Information about significant areas of estimation uncertainty and critical judgments in applying accounting policies are outlined in the Annual Financial Statements.

3.	BUSINESS COMBINATION

On September 26, 2022, the Company announced that it had entered into a business combination agreement with Decarbonization Plus Acquisition Corporation IV (“DCRD”), an affiliate of Riverstone Investment Group LLC, to form a publicly traded company listed on the NASDAQ. The transaction is expected to close before the end of the first quarter of 2023, subject to customary closing conditions, including the receipt of necessary regulatory approvals. Transaction costs incurred for the three and nine months ended September 30, 2022 related to the transaction were $16.0 million.

4.	PROPERTY, PLANT AND EQUIPMENT (“PP&E”)

The following table reconciles movements of PP&E during the period:

(Cdn$ thousands)	Development and Production Assets	Corporate Assets	Right-of-Use Assets	Total
PP&E, at cost:
Balance - December 31, 2020	2,031,343	9,722	3,266	2,044,331
Additions [1]	143,170	1,204	3,145	147,519
Dispositions	(51,360)	—	—	(51,360)

Balance - December 31, 2021	2,123,153	10,926	6,411	2,140,490
Additions [1]	204,091	1,090	—	205,181

Balance - September 30, 2022	2,327,244	12,016	6,411	2,345,671

Accumulated depletion, depreciation and impairment
Balance - December 31, 2020	621,093	6,107	1,470	628,670
Depletion, depreciation and impairment	125,111	1,481	741	127,333
Dispositions	(24,352)	—	—	(24,352)

Balance - December 31, 2021	721,852	7,588	2,211	731,651
Depletion and depreciation	106,732	1,456	578	108,766

Balance - September 30, 2022	828,584	9,044	2,789	840,417

Net book value - December 31, 2021	1,401,301	3,338	4,200	1,408,839
Net book value - September 30, 2022	1,498,660	2,972	3,622	1,505,254

1

Additions for the nine months ended September 30, 2022 are net of non-cash movements of $(8.8) million related to decommissioning obligation assets and include non-cash charges of $3.7 million related to share-based compensation (December 31, 2021 - $1.2 million and $4.6 million, respectively).

At September 30, 2022, an estimated $2.2 billion in future development costs associated with the proved plus probable undeveloped reserves were included in the calculation of depletion (December 31, 2021 – $2.4 billion).

(a) Capitalization of General and Administrative and Share-Based Compensation Expenses

During the nine months ended September 30, 2022, $3.8 million (year ended December 31, 2021 – $4.7 million) of directly attributable general and administrative expenses and $3.7 million (year ended December 31, 2021 – $4.6 million) of share-based compensation expenses were capitalized to PP&E assets. These amounts directly related to development activities conducted during the period.

(b) Impairment

At September 30, 2022 and December 31, 2021, the Company assessed its production and development assets for indicators of impairment and none were noted.

5.	BANK DEBT

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Syndicated facility	107,800	106,300
Operating facility	—	—

Total bank debt outstanding	107,800	106,300

The Company’s bank debt is held in a credit facility with a syndicate of lenders. On June 9, 2022, the Company amended its existing credit facility. Under the amended credit facility agreement, the aggregate principal borrowing base was increased to $300.0 million, consisting of a $280.0 million revolving syndicated facility and a $20.0 million operating facility. The amended credit facility agreement has a term date of May 31, 2023 and a maturity date of May 31, 2024, with an option to extend for an additional 364 days at the lenders’ discretion. The total outstanding balance is due on the maturity date.

On December 15, 2022, the aggregate maximum principal amount of the Credit Facility was increased to C$350,000,000, consisting of a C$330,000,000 revolving syndicated facility and a C$20,000,000 operating facility.

Under the amended credit facility, determination of the borrowing base is made by the lenders at their sole discretion, and is subject to re-determinations semi-annually as of May 31st and November 30th of the respective year.

As at September 30, 2022, Hammerhead was compliant with all covenants and cross default clauses stated in the amended credit facility agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations, as well as other standard business operating covenants. The Company is not subject to financial covenants. The lenders have first lien on all of the Company’s assets.

Amounts borrowed under the amended credit facility bear interest at the Company’s option based on the referenced Canadian prime lending rate or the bankers’ acceptance rate in effect, plus an applicable margin or fee, respectively. The applicable margin or fee is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The amended credit facility also includes standby fees on balances not drawn.

The following are the applicable prime margin and bankers’ acceptance fee:

	Margin on Canadian Prime Rate	Bankers’ Acceptance Fee	Standby Fee
Credit facility	1.75% - 5.25%	2.75% - 6.25%	0.69% - 1.56%

Letters of Credit

The Company has guaranteed letters of credit in both Canadian and US dollars. As at September 30, 2022 and December 31, 2021, the Company’s Canadian dollar denominated letters of credit were guaranteed through

Export Development Canada (“EDC”) and totaled $13.8 million. The Company’s US dollar denominated letters of credit were previously guaranteed by the operating facility, but were transferred to EDC on August 17, 2021. As at September 30, 2022, the Company’s US dollar denominated guaranteed letters of credit, translated into Canadian dollars, totaled $1.0 million (December 31, 2021 - $0.9 million).

6.	TERM DEBT

(Cdn$ thousands)	September 30, 2022	December 31, 2021
2020 Senior Notes – outstanding principal	120,648	120,648
Principal repayment, net of outstanding PIK interest [1]	(44,661)	23,374
Foreign exchange revaluation [2]	1,627	(9,275)

Total carrying value of long-term debt	77,614	134,747

1

The Company repaid $78.6 million of principal on its 2020 Senior Notes. The repayment is netted with the accumulated PIK interest of $32.1 million. Total accrued unpaid PIK as at September 30, 2022 is $1.8 million.

2	The 2020 Senior Notes are issued in US dollars and are revalued to Canadian dollars at each reporting period, using the period end foreign exchange rate.

The 2020 senior notes agreement (“the 2020 Senior Notes”) has a maturity date of July 10, 2024. The notes bear interest at 12% per annum and provide the option of paying interest as cash or as paid-in-kind (“PIK”). PIK interest is added to the principal balance of the 2020 Senior Notes and is due on maturity.

On September 26, 2022, the Company repaid, at par value, US$59.3 million of principal and accrued interest on its 2020 Senior Notes, reducing the aggregate principal balance outstanding down to US$56.5 million.

The debt repayment was accounted for in accordance with IFRS 9 Financial Instruments, with the transaction costs of $0.2 million related to the settlement recognized as part of the loss on debt repayment. The following table summarizes the calculation of the loss on repayment of the 2020 Senior Notes:

(Cdn$ thousands)
Net carrying amount of 2020 Senior Notes, prior to repayment	78,621
Less principal repaid	(78,621)
Transaction costs incurred	(218)

Loss on debt repayment	(218)

On settlement of US$57.9 million of principal, $5.2 million of the accumulated unrealized loss recognized for the nine months ended September 30, 2022, was reclassed to realized foreign exchange loss on the statement of profit (loss). The realized foreign exchange loss on debt was offset with a $3.2 million realized foreign exchange gain from the settlement of a foreign currency hedge entered into during the three months ended September 30, 2022.

As at September 30, 2022, the Company was in compliance with all covenants related to the 2020 Senior Notes.

7.	LEASE OBLIGATIONS

The Company incurs lease payments related to office facilities in Calgary and Grande Prairie. The Company has recognized lease liabilities measured at the present value of the remaining lease payments using an incremental borrowing rate for the Calgary and Grande Prairie offices of 4.6% and 7.0%, respectively (December 31, 2021 - 4.6% and 7.0%, respectively).

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Balance, beginning of period	4,957	3,252
Additions and modifications	—	3,145
Interest expense	175	181
Lease payments	(942)	(1,621)

Balance, end of period	4,190	4,957
Current portion	814	1,030
Long-term portion	3,376	3,927

Variable payments which are not linked to an index relate to property tax. Such items are charged to operating expense and general and administrative expense in the consolidated statements of profit (loss) and are immaterial.

8.	DECOMMISSIONING OBLIGATIONS

Decommissioning obligations arise as a result of the Company’s net ownership interests in petroleum and natural gas assets including well sites, processing facilities and infrastructure. The following table provides a reconciliation of the carrying amount of the obligation associated with the retirement of oil and gas properties:

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Balance, beginning of period	29,569	31,499
Obligations incurred	2,201	2,590
Obligations disposed	—	(3,168)
Settlements [1]	(123)	—
Change in rates	(11,027)	(1,195)
Change in estimates	73	(182)
Accretion of decommissioning obligations [2]	415	25

Balance, end of period	21,108	29,569

1	For the period ended September 30, 2022, all obligations were indirectly settled through a government subsidy, whereby third party service providers were reimbursed on behalf of HHR.
2	Accretion of the decommissioning obligation due to the passage of time is presented within finance expense in the consolidated statement of profit (loss). See note 15.

At September 30, 2022, key assumptions on which the carrying amount of the decommissioning obligations is based include a risk free rate of 3.1% and an inflation rate of 1.8% (December 31, 2021 – 1.7% and 1.8%, respectively). As at September 30, 2022, the undiscounted and uninflated amount of the estimated cash flows required to settle the obligation is $29.0 million (December 31, 2021 – $26.7 million), which will be incurred over the next 35 years.

9.	WARRANT LIABILITY

The following table summarizes the warrants outstanding:

Number of warrants (000’s)	September 30, 2022	December 31, 2021
2020 Warrants	35,020	35,020
2013 Warrants	6,000	6,000

Total	41,020	41,020

The Company issued warrants in connection with the June 17 and December 8, 2020 investment agreements (the “2020 Warrants”) and the 2013 notes issuance (the “2013 Warrants”).

The warrants represent standalone written put options and are classified as a liability rather than equity as the warrants provide for a variable number of shares that could be issued, which does not meet the ‘fixed for fixed’ requirement when classifying between debt or equity. The warrants were recorded at fair value upon inception and were net against the initial proceeds as a debt or equity issuance cost. The warrants are reassessed at the end of each reporting period with subsequent changes in fair value recognized through income as a non-cash item.

The warrants are considered a level 3 financial instrument as the initial and subsequent valuations are based on prices or valuation techniques that are not based on observable market data. The 2020 and 2013 Warrants are valued using the Black- Scholes model, which requires several key assumptions including volatility, projected share price and likelihood of a future liquidity event, among other considerations.

The change in fair value of all warrants during the period is summarized in the following table:

(Cdn$ thousands)	2020 Warrants	2013 Warrants	Total
Fair value at December 31, 2020	11,038	226	11,264
Change in fair value	151	(55)	96

Fair value at December 31, 2021	11,189	171	11,360
Change in fair value	10,691	(3)	10,688

Fair value at September 30, 2022	21,880	168	22,048

10.	EQUITY COMMITMENT

(a) June 2020 Equity Commitment

On June 17, 2020, the Company entered into an investment agreement (“the June 2020 Investment Agreement”) with an affiliate of its controlling shareholder. Under the June 2020 Investment Agreement, the Company has agreed to issue up to 600.0 million Series IX first preferred shares and 33.7 million common share purchase warrants, in exchange for aggregate cash proceeds of up to $300.0 million. The preferred shares have been classified as equity.

As at September 30, 2022, the remaining equity commitment under the June 2020 Investment Agreement was $166.3 million, for which future draws are subject to approval of the controlling shareholder and satisfaction of certain terms and conditions, at any time prior to June 17, 2024.

		(Cdn$ thousands)
			Issue Costs
	Number of Shares (000’s)	Gross Cash Proceeds	Non-cash	Cash	Net Cash Proceeds
As at December 31, 2020	200,000	100,000	(10,530)	(1,139)	98,861
February 5, 2021	67,405	33,702	—	(22)	33,680

As at December 31, 2021 and September 30, 2022	267,405	133,702	(10,530)	(1,161)	132,541

(b) December 2020 Equity Commitment

On December 8, 2020, the Company entered into an investment agreement (“the December 2020 Investment Agreement”) with an affiliate of one of its shareholders (“the Investor”). Under the December 2020 Investment Agreement, the Company has agreed to issue up to 23.1 million Series IX first preferred shares and 1.3 million common share purchase warrants, in exchange for aggregate cash proceeds of up to $11.6 million. The preferred shares have been classified as equity.

As at September 30, 2022, the remaining equity commitment under the December 2020 Investment Agreement was $6.4 million. The Investor may be required to invest all or a portion of the remaining equity commitment at any time prior to June 17, 2024, subject to further investment made by an affiliate of the controlling shareholder under the June 2020 Investment Agreement.

		(Cdn$ thousands)
			Issue Costs
	Number of Shares (000’s)	Gross Cash Proceeds	Non-cash	Cash	Net Cash Proceeds
As at December 31, 2020	7,700	3,850	(405)	(199)	3,651
February 5, 2021	2,595	1,298	—	—	1,298

As at December 31, 2021 and September 30, 2022	10,295	5,148	(405)	(199)	4,949

11.	SHARE CAPITAL

(a) Common shares

Authorized

The Company is authorized to issue an unlimited number of voting common shares.

Issued and outstanding

The following table summarizes common shares issued and outstanding:

	Number of shares (000’s)	Amount (Cdn$ thousands)
Balance, December 31, 2020	391,038	583,483
Long term retention program	—	527
Exercise of restricted share units	110	265

Balance, December 31, 2021	391,148	584,275
Exercise of restricted share units	1,339	1,267

Balance, September 30, 2022	392,487	585,542

(b) Preferred shares

Authorized

Refer to note 12 of the Annual Financial Statements for a description of the authorized preferred shares.

Issued and outstanding

The following table summarizes preferred shares issued and outstanding:

	Number of shares (000’s)	Amount (Cdn$ thousands)
Series I preferred shares
Balance, December 31, 2021 and September 30, 2022	one share	one dollar

Series II preferred shares
Balance, December 31, 2021 and September 30, 2022	100,952	185,093

Series III preferred shares
Balance, December 31, 2021 and September 30, 2022	88,889	198,945

Series IV preferred shares
Balance, December 31, 2021 and September 30, 2022	one share	one dollar

Series VI preferred shares
Balance, December 31, 2021 and September 30, 2022	one share	one dollar

Series VII preferred shares
Balance, December 31, 2021 and September 30, 2022	33,333	95,539

Series VIII preferred shares
Balance, December 31, 2021 and September 30, 2022	one share	three dollars

Series IX preferred shares
Balance, December 31, 2020	207,700	91,577
Issued in private placement, net of share issue costs (note 10)	70,000	34,977

Balance, December 31, 2021 and September 30, 2022	277,700	126,554

Balance, December 31, 2021 and September 30, 2022	500,874	606,131

(c) Per share amounts

The Company uses the treasury stock method to determine the dilutive effect of stock options, restricted share units (“RSUs”), warrants and convertible preferred shares. Under this method, only “in-the-money” dilutive instruments impact the calculation of diluted profit (loss) per common share.

The following table outlines the adjustments made to net profit (loss), in computing the basic and diluted net profit (loss) per common share for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	2022	2021
Basic
Net profit (loss)	67,251	(25,319)	157,802	(108,960)
Effect of Series VII cumulative preferred share dividends	(6,469)	(5,584)	(18,521)	(15,985)

Net profit (loss) attributable to ordinary equity holders - basic	60,782	(30,903)	139,281	(124,945)

Diluted
Net profit (loss)	67,251	(25,319)	157,802	(108,960)
Effect of Series VII cumulative preferred share dividends	(6,469)	(5,584)	(18,521)	(15,985)

Net profit (loss) attributable to ordinary equity holders - diluted	60,782	(30,903)	139,281	(124,945)

In computing the diluted profit per common share for the three months ended September 30, 2022, the Company excluded the effect of 28.2 million warrants and 59.2 million convertible preferred shares as they were anti-dilutive. In computing the diluted loss per common share for the three months ended September 30, 2021, the Company excluded the effect of all share options, RSUs, warrants and convertible preferred shares as they were anti-dilutive.

In computing the diluted profit per common share for the nine months ended September 30, 2022, the Company excluded the effect of 0.4 million RSUs, 28.2 million warrants and 59.2 million convertible preferred shares as they were anti-dilutive. In computing the diluted loss per common share for the nine months ended September 30, 2021, the Company excluded the effect of all share options, RSUs, warrants and convertible preferred shares as they were anti-dilutive.

The following table outlines the weighted average number of common shares outstanding used in the calculation of basic and diluted net (profit) loss per common share:

	Three Months Ended September 30,		Nine Months Ended September 30,
Number of shares (000’s)	2022	2021	2022	2021
Weighted average common shares outstanding, basic	392,309	391,113	391,549	391,102
Effect of convertible preferred shares	500,324	—	500,324	—
Effect of share options and RSUs	75,124	—	65,451	—
Effect of common share purchase warrants	—	—	—	—

Weighted average common shares outstanding, diluted	967,757	391,113	957,324	391,102

12.	SHARE-BASED COMPENSATION

Stock options

The following table summarizes information regarding stock options outstanding at September 30, 2022:

Number of Options (000’s)
Balance at December 31, 2020	12,219
Expired	(1,339)
Forfeited	(177)

Balance at December 31, 2021	10,703
Expired	(173)

Balance at September 30, 2022	10,530

Exercisable at September 30, 2022	10,465

Restricted share units

The following table summarizes information regarding RSUs outstanding at September 30, 2022:

Number of RSUs (000’s)
Balance at December 31, 2020	18,273
Granted	43,380
Exercised	(110)
Expired	(1,693)
Forfeited	(4,872)

Balance at December 31, 2021	54,978
Granted	30,431
Exercised	(1,339)
Expired	(246)
Forfeited	(187)

Balance at September 30, 2022	83,637

Exercisable at September 30, 2022	60,914

Share-based compensation expense

The total fair value associated with share options and RSUs is recognized over the service period using cliff or graded vesting, resulting in share-based compensation expense as outlined in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	2022	2021
Share-based compensation payments	1,441	4,537	12,668	14,786
Capitalized to developed and producing assets	(386)	(1,123)	(3,726)	(3,504)

Share-based compensation expense	1,055	3,414	8,942	11,282

13.	SUPPLEMENTAL INFORMATION

Cash Flow Presentation

Changes in non-cash working capital and cash interest transactions are summarized in the following table:

	Nine Months Ended September 30,		Three Months Ended September 30,
(Cdn$ thousands)	2022	2021	2022	2021
Source (use) of cash:
Accounts receivable	15,555	622	(14,966)	(4,600)
Prepaid expenses and deposits	1,070	1,791	(611)	(3,275)
Accounts payable and accrued liabilities	15,463	19,222	(5,512)	21,917

	32,088	21,635	(21,089)	14,042

Related to operating activities	13,425	2,838	(8,699)	2,900
Related to investing activities	18,663	18,797	(12,390)	11,142

	32,088	21,635	(21,089)	14,042

Other:
Interest paid	3,081	937	6,649	4,998
Interest received	6	1	13	6

14.	REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table presents the Company’s revenue from contracts with customers, disaggregated by revenue source:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	2022	2021
Crude oil & field condensate	100,118	45,131	328,212	138,493
Natural gas	80,307	41,804	231,106	111,294
Natural gas liquids (“NGL”)	26,093	16,112	86,650	50,873

Total oil and gas revenue	206,518	103,047	645,968	300,660
Treating, processing & gathering	369	426	1,105	937
Transportation income	—	8	—	168

Total revenue from contracts with customers	206,887	103,481	647,073	301,765

15.	FINANCE EXPENSE

	Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	2022	2021
Interest on 2020 Senior Notes - Cash	1,785	—	1,785	—
Interest on 2020 Senior Notes - PIK	2,478	3,774	10,586	10,853

Total interest on 2020 Senior Notes	4,263	3,774	12,371	10,853
Interest and fees on bank debt	1,721	927	5,143	4,892
Interest on lease obligation	55	40	175	142
Interest on EDC facility - letters of credit	21	60	46	60
Accretion of decommissioning obligations	161	(22)	415	(67)

Total finance expense	6,221	4,779	18,150	15,880

16.	FINANCIAL INSTRUMENTS, FAIR VALUES AND RISK MANAGEMENT

(a) Fair Values of Financial Instruments

The Company classifies fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

•	Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

•

Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in level 2 are either directly or indirectly observable as of the reporting date.

•	Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

As at	September 30, 2022		December 31, 2021
(Cdn$ thousands)	Fair Value	Carrying Value	Fair Value	Carrying Value
Financial assets at amortized cost:
Cash	6,590	6,590	12,239	12,239
Accounts receivable	64,399	64,399	49,433	49,433

Financial assets at fair value through profit or loss:
Risk management contracts	8,371	8,371	289	289

Financial liabilities at amortized cost:
Accounts payable and accrued liabilities	111,354	111,354	116,866	116,866
Bank debt	107,800	107,800	106,300	106,300
Term debt	77,614	77,614	134,747	134,747

Financial liabilities at fair value through profit or loss:
Risk management contracts	30,022	30,022	26,394	26,394
Warrant liability	22,048	22,048	11,360	11,360

Assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the placement within the fair value hierarchy. The Company has estimated the fair value amounts using appropriate valuation methodologies and information available to management as of the valuation dates. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

•	Cash, accounts receivable, accounts payable and accrued liabilities - The carrying amounts approximate fair value due to the short-term maturity of these instruments.

•	Bank debt and term debt - The bank debt and term debt are valued at amortized cost. The amortized costs approximates the fair value of both the bank debt and term debt.

•

Risk management contracts - The fair value of the risk management contracts are a level 2 in the fair value hierarchy. Risk management contracts are valued using valuation techniques with observable market inputs. The most frequently applied valuation techniques include forward pricing and swap models using present value calculations and third-party option valuation models. The models incorporate various inputs including the foreign exchange spot and forward rates, and forward rate curves and volatilities of the underlying commodity. Inputs to the change in the fair value are disclosed in the note below.

•	Warrant liability - The fair value of the warrant liability is a level 3 in the fair value hierarchy. Inputs to the change in fair value of the warrant liability are disclosed in note 9.

During the nine months ended September 30, 2022 and the year ended December 31, 2021, there were no transfers of any financial assets or liabilities between levels.

(b) Risk Management

The Company’s activities expose it to a variety of financial risks that arise as a result of its exploration, development, production and financing activities such as:

•	Credit risk

•	Liquidity risk

•	Market risk

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk and the Company’s management of capital. The Board of Directors oversees management’s establishment and execution of the Company’s risk management framework. Management has implemented, and monitors compliance with risk management policies. The Company’s risk management policies are established to identify and analyze the risks faced by the Company to set appropriate risk limits and controls and to monitor risks and adherence to market conditions and the Company’s activities.

(i)	Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s accounts receivable from joint operators and oil and gas marketers.

Accounts Receivable

As at September 30, 2022, the maximum exposure to credit risk for loans and receivables at the reporting date, by type of customer, was:

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Oil and gas marketers	62,239	43,206
Joint venture	324	528
GST input tax credit	1,710	2,965
Other	126	2,734

Accounts receivable	64,399	49,433

HHR’s allowance for doubtful accounts was nominal as at September 30, 2022 and December 31, 2021. Based on industry experience, the Company considers its accounts receivable to be in default when the receivable is more than 90 days past due. When determining whether amounts that are past due are collectible, management assesses the creditworthiness and past payment history of the counterparty as well as the nature of the past due amount.

Risk management contracts

Financial assets and liabilities are only offset if HHR has the legal right to offset and intends to settle on a net basis or settle the asset and liability simultaneously. HHR’s risk management contracts are subject to master netting agreements that create a legally enforceable right to offset by counterparty, where the currency and timing of settlement are the same. The following is a summary of HHR’s financial assets and financial liabilities that were subject to offsetting at September 30, 2022 and December 31, 2021. The net asset amounts represent the maximum exposure to credit risk for risk management contracts at each reporting date.

September 30, 2022	Gross Assets (Liabilities)	Amount Offset Assets (Liabilities)	Net Amount Presented
(Cdn$ thousands)
Current:
Risk management contract assets	18,672	(11,332)	7,340
Risk management contract liabilities	(41,354)	11,332	(30,022)

Long-term:
Risk management contract assets	1,985	(954)	1,031
Risk management contract liabilities	(954)	954	—

Net liability	(21,651)	—	(21,651)

December 31, 2021	Gross Assets (Liabilities)	Amount Offset Assets (Liabilities)	Net Amount Presented
(Cdn$ thousands)
Current:
Risk management contract assets	289	—	289
Risk management contract liabilities	(23,344)	—	(23,344)

Long-term:
Risk management contract liabilities	(3,050)	—	(3,050)

Net liability	(26,105)	—	(26,105)

(ii)	Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company addresses its liquidity risk through its capital management of cash, working capital, credit facility capacity, and equity issuances along with its planned capital expenditure program. At September 30, 2022, the Company had $192.2 million borrowing capacity under the credit facility.

In the next twelve months, HHR’s credit facility will undergo two borrowing base redeterminations. The Company has determined that its current financial obligations, including current commitments (note 17), are adequately funded from the available borrowing capacity and from funds derived from operations. However, any reduction in the borrowing base could result in a material impact to HHR’s liquidity. Management believes that future funds generated from operations and equity issuances under the investment agreements entered into in 2020 will be sufficient to settle HHR’s financial liabilities.

The following table summarizes the timing of cash flows for the Company’s financial liabilities at September 30, 2022:

(Cdn$ thousands)	< 1 Year	1 to 5 Years	Total
Accounts payable and accrued liabilities	111,354	—	111,354
Estimated interest on bank debt and letters of credit	7,444	29,776	37,220
2020 Senior Notes and estimated interest	—	93,253	93,253
Risk management contracts	30,022	—	30,022
Lease liabilities	814	3,376	4,190

Total financial liabilities	149,634	126,405	276,039

Estimated interest for future periods related to the credit facility were calculated using the published Canadian prime lending rate and bankers’ acceptance rate in place as at the period end, plus an applicable margin or fee based on the credit facility agreement terms and the Company’s proportion of debt outstanding under each interest option as at September 30, 2022. The existing maturity date in the credit facility agreement is May 31, 2024, with an option to extend for an additional 364 days at the lenders’ discretion. Based on the Company’s history of renewals on an annual basis, the principal balance of outstanding bank debt is not assumed to mature in the next five years.

The contractual maturity analysis assumes that both the principal amount of the 2020 Senior Notes, and any PIK interest accrued, is outstanding for the full term to maturity on July 10, 2024. Future PIK interest and principal payments have been converted from US dollars to Canadian dollars using the September 30, 2022 foreign exchange rate.

(iii)	Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and commodity prices will affect the Company’s income or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return.

The Company may use risk management contracts to manage market risks as disclosed below. All such transactions are conducted within risk management policies that are reviewed by the Board of Directors. For the fair value of the Company’s risk management contracts, see the Commodity Price Risk section below.

Currency Risk

Currency risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company’s petroleum and natural gas sales are conducted in Canada and are denominated in Canadian dollars; however, Canadian commodity prices are influenced by fluctuations in the Canada to US dollar exchange rate as global oil prices are generally denominated in US dollars.

The Company is also exposed to currency risk in relation to its 2020 Senior Notes, which are denominated in US dollars. A 10% strengthening (weakening) of the US dollar would have contributed a $7.8 million increase (decrease) to the Company’s net loss before tax for the nine months ended September 30, 2022 (nine months ended September 30, 2021 – $13.2 million), resulting from the revaluation of the 2020 Senior Notes.

Interest Rate Risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is exposed to interest rate risk related to borrowings drawn under the credit facility, as the interest charged on the credit facility fluctuates with floating interest rates.

An increase (decrease) in the interest rates of 1% would have increased (decreased) interest expense by $0.6 million for the nine months ended September 30, 2022 (nine months ended September 30, 2021 - $0.9 million).

Commodity Price Risk

Commodity price risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted not only by the relationship between the Canadian and United States dollars but also worldwide economic events that influence supply and demand.

HHR enters into risk management contracts to manage its exposure to commodity price fluctuations, which have served to protect and provide certainty on a portion of the Company’s cash flows.

The following tables list the fair value of all outstanding risk management contracts by commodity type:

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Crude oil	(2,421)	(13,463)
Natural gas	(16,976)	(2,773)
NGL	(2,254)	(9,869)

Total net liability	(21,651)	(26,105)

The following table summarizes commodity risk management contracts outstanding as at September 30, 2022:

Remaining Term	Reference	Total Daily Volume (bbls/d)	Weighted Average (Price/bbls)
Crude Oil Swaps
Oct 1, 2022 – Dec 31, 2022	CDN$WTI	1,000	72.95
Oct 1, 2022 – Dec 31, 2022	US$ WTI	4,100	81.16
Jan 1, 2023 – Jun 30, 2023	US$ WTI	1,000	87.00
Jan 1, 2023 – Dec 31, 2023	US$ WTI	1,100	65.00

NGL Swaps
Oct 1, 2022 – Dec 31, 2022	CDN$OPIS	1,000	27.50

Remaining Term	Reference	Total Daily Volume (GJ/d)	Total Daily Volume (MMbtu/d)	Weighted Average (CDN$/GJ)	Weighted Average (US$/MMbtu)
Natural Gas Swaps
Apr 1, 2023 - Sept 30, 2023	CDN$AECO	30,000	—	4.96	—
Oct 1, 2022 - Dec 31, 2022	US$Dawn	—	30,000	—	3.50
Jan 1, 2023 - Jun 30, 2023	US$Dawn	—	30,000	—	3.04

Natural Gas Collar
Oct 1, 2022 - Dec 31, 2022	US$NYMEX	—	55,000	—	5.00 - 14.50
Jan 1, 2023 - Dec 31, 2023	US$NYMEX	—	30,000	—	5.00 - 9.80

The following tables show the breakdown of realized and unrealized gains and losses recognized by commodity type:

Three Months Ended September 30, 2022	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized loss on risk management contracts	(9,552)	(15,914)	(2,841)	(28,307)
Unrealized gain on risk management contracts	35,363	4,766	4,645	44,774

Gain (loss) on risk management contracts	25,811	(11,148)	1,804	16,467

Three Months Ended September 30, 2021	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized loss on risk management contracts	(17,189)	(6,213)	(3,305)	(26,707)
Unrealized gain (loss) on risk management contracts	7,005	(11,996)	(4,311)	(9,302)

Loss on risk management contracts	(10,184)	(18,209)	(7,616)	(36,009)

Nine Months Ended September 30, 2022	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized loss on risk management contracts	(46,969)	(36,642)	(9,964)	(93,575)
Unrealized gain (loss) on risk management contracts	11,042	(14,202)	7,615	4,455

Loss on risk management contracts	(35,927)	(50,844)	(2,349)	(89,120)

Nine Months Ended September 30, 2021	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized loss on risk management contracts	(40,306)	(12,854)	(6,039)	(59,199)
Unrealized loss on risk management contracts	(17,637)	(28,524)	(16,726)	(62,887)

Loss on risk management contracts	(57,943)	(41,378)	(22,765)	(122,086)

The Company’s operational results and financial condition are largely dependent on the commodity price received for its oil and natural gas production. Commodity prices have fluctuated widely in recent years due to global and regional factors including supply and demand fundamentals, inventory levels, weather, economic and geopolitical factors.

HHR manages the risks associated with changes in commodity prices by entering into a variety of risk management contracts. The Company assesses the effects of movement in commodity prices on income before tax. When assessing the potential impact of these commodity price changes, the Company believes a 10% volatility is a reasonable measure. A 10% change in commodity prices would have resulted in the following impact to the Company’s unrealized gain (loss) on risk management contracts and net income before tax, assuming all other variables including the Canadian dollar to United States dollar exchange rate, remained constant for the nine months ended September 30, 2022:

(Cdn$ thousands)	Increase 10%	Decrease 10%
Crude oil	(11,041)	11,041
Natural gas	(16,972)	19,339
NGL	(481)	481

(c) Capital Management

Hammerhead’s objective when managing capital is to maintain a flexible capital structure and sufficient liquidity to meet its financial obligations and to execute its business plans. The Company considers its capital structure to include shareholders’ equity, the funds available under outstanding debt and equity agreements, funds from operations and working capital. Modifications to Hammerhead’s capital structure can be accomplished through issuing common and preferred shares, issuing new debt, adjusting capital spending and acquiring or disposing of assets, though there is no certainty that any of these additional sources of capital would be available if required.

Hammerhead’s short-term capital management objective is to fund its capital expenditures using primarily funds from operations, noting value-creating activities may be financed with a combination of funds from operations and other sources of capital. Adjusted EBITDA indicates the Company’s ability to generate funds from its asset base on a continuing basis, for future development of its capital program and settlement of financial obligations.

Adjusted EBITDA is not a standardized measure and therefore may not be comparable with the calculation of similar measures by other entities.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Cdn$ thousands)	2022	2021	2022	2021
Net profit (loss) before income tax	67,251	(25,319)	157,802	(108,960)
Add (deduct):
Unrealized (gain) loss on risk management contracts	(44,774)	9,302	(4,455)	62,887
Optimization fees	—	852	—	6,043
Transaction costs	16,021	—	16,021	—
Share-based compensation	1,055	3,414	8,942	11,282
Depletion, depreciation and impairment	35,802	28,015	108,766	93,957
Finance	6,221	4,779	18,150	15,880
Loss on foreign exchange	5,570	3,536	8,173	271
Loss (gain) on warrant liability	10,824	(23)	10,688	90
Loss on debt redemptions of financial liabilities	218	—	218	—
Loss on asset disposition	—	—	—	13,813
Loss on settlement under long term retention program	—	—	—	527
Other income, excluding transportation income	(380)	(300)	(2,560)	(566)

Adjusted EBITDA	97,808	24,256	321,745	95,224

Net debt is used to assess and monitor liquidity at a point in time, while net debt to adjusted EBITDA assists the Company in monitoring its capital structure and financing requirements. Net debt and net debt to adjusted EBITDA are not standardized measures and therefore may not be comparable with the calculation of similar measures by other entities.

(Cdn$ thousands)	September 30, 2022	December 31, 2021
Total bank debt	107,800	106,300
Total term debt	77,614	134,747
Working capital deficit [1]	60,498	76,528

Total net debt	245,912	317,575
Annualized quarterly adjusted EBITDA	391,232	180,048

Net debt to annualized quarterly adjusted EBITDA	0.6	1.8

1	Working capital deficit is calculated as current liabilities less current assets.

17.	COMMITMENTS

At September 30, 2022, the Company is committed to future payments under the following agreements:

(Cdn$ thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
Firm transportation & processing	98,960	101,075	89,405	76,285	57,766	195,465	618,956
Office buildings [1]	912	825	763	763	763	191	4,217
Drilling services	1,392	—	—	—	—	—	1,392

Total annual commitments	101,264	101,900	90,168	77,048	58,529	195,656	624,565

1	Relates to non-lease components and non-indexed variable payments.

Execution Version

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

DECARBONIZATION PLUS ACQUISITION CORPORATION IV,

HAMMERHEAD RESOURCES INC.,

HAMMERHEAD ENERGY INC.

and

2453729 ALBERTA ULC

Dated as of September 25, 2022

A-i

A-ii

EXHIBITS

SCHEDULES

Schedule A	Company Knowledge Persons
Schedule B	SPAC Knowledge Persons
Schedule C	Key Company Shareholders
Schedule D	Lock-Up Shareholders

A-iii

BUSINESS COMBINATION AGREEMENT, dated as of September 25, 2022 (this “Agreement”), by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“SPAC”), Hammerhead Resources Inc., an Alberta corporation (the “Company”), Hammerhead Energy Inc., an Alberta corporation (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation (“AmalCo” and together with SPAC, the Company, and NewCo, collectively, the “Parties”).

Background

NewCo is a wholly owned direct Subsidiary of the Company newly formed solely for the purposes of engaging in the Transactions.

AmalCo is a wholly owned direct Subsidiary of SPAC newly formed solely for the purposes of engaging in the Transactions.

Prior to the SPAC Amalgamation and subject to the terms and conditions of this Agreement, SPAC shall transfer by way of continuation from the Cayman Islands to Alberta in accordance with the Cayman Islands Companies Act (as amended) (the “Companies Act”) and domesticate as an Alberta corporation in accordance with the applicable provisions of the Business Corporations Act (Alberta) (the “ABCA”) (such transfer by way of continuation and domestication, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, the “Domestication”).

Concurrently with and as part of the Domestication, SPAC shall file articles in substantially the form attached as Exhibit A hereto (the “Domestication Articles”).

Following the Domestication and subject to the terms and conditions of this Agreement, (i) SPAC shall amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) except that the legal existence of NewCo will not cease and NewCo will survive the SPAC Amalgamation as New SPAC, (ii) the articles of New SPAC will be the articles substantially in the form attached as Exhibit B hereto (the “New SPAC Articles”), (iii) the officers and directors of SPAC shall become the officers and directors of New SPAC, and (iv) New SPAC shall assume the SPAC Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the SPAC Amalgamation, all in accordance with the terms of the Plan of Arrangement.

Pursuant to the SPAC Amalgamation, (i) each then issued and outstanding SPAC Class A Common Share shall be exchanged, on a one-for-one basis, for a Class A common share in the authorized share capital of New SPAC (the “New SPAC Class A Common Shares”), (ii) each then issued and outstanding SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a Class B common share in the authorized share capital of New SPAC (the “New SPAC Class B Common Shares”), (iii) each then issued and outstanding SPAC Warrant shall be exchanged for a warrant to acquire one New SPAC Class A Common Share pursuant to the SPAC Warrant Agreement (the “New SPAC Warrants”), (iv) each then issued and outstanding SPAC Unit shall be exchanged for a unit of New SPAC representing one New SPAC Class A Common Share and one-half of one New SPAC Warrant (the “New SPAC Units”), (v) the common share of NewCo held by the Company will be exchanged for one New SPAC Class A Common Share, and (vi) immediately thereafter, the New SPAC Class A Common Share held by the Company will be purchased for cancellation for cash equal to the subscription price for the common share of NewCo, in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law.

On the Closing Date, prior to the Company Amalgamation and subject to the terms and conditions of this Agreement, each then issued and outstanding New SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share pursuant to the New SPAC Articles and in accordance with the Plan of Arrangement (the “Class B Conversion”).

On the Closing Date, immediately following the Class B Conversion, the Company Warrants shall either be exchanged for Company Class A Common Shares or cash, in either case, in accordance with the Plan of Arrangement (the “Company Warrant Settlement”).

On the Closing Date, following the Class B Conversion and the Company Warrant Settlement, and subject to the terms and conditions of this Agreement, (i) the Company and AmalCo shall amalgamate (the “Company Amalgamation” and together with the SPAC Amalgamation, the “Amalgamations”) to form one corporate entity (the “Amalgamated Company”), (ii) the articles of the Amalgamated Company will be the articles substantially in the form attached as Exhibit D (the “Company Closing Articles”), and (iii) the directors and officers of the Amalgamated Company shall be designated by the Company, all in accordance with the terms of the Plan of Arrangement.

Pursuant to the Company Amalgamation, (i) each then issued and outstanding Company Series IX Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Common Share Exchange Ratio, (ii) each then issued and outstanding Company Series VIII Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (iii) each then issued and outstanding Company Series VII Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Series VII Preferred Share Exchange Ratio, (iv) each then issued and outstanding Company Series VI Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (v) each then issued and outstanding Company Series IV Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (vi) each then issued and outstanding Company Series III Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Series III Preferred Share Exchange Ratio, (vii) each then issued and outstanding Company Series II Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the product of the Company Common Share Exchange Ratio and 1.13208, (viii) each then issued and outstanding Company Series I Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (ix) each then issued and outstanding Company Option shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (b) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company Option (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio, (x) each then issued and outstanding Company RSU shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Company Class A Common Shares subject to the applicable Company RSU multiplied by (b) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company RSU (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio and (xi) each then issued and outstanding Company Class A Common Share and Class B Common Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Common Share Exchange Ratio. New SPAC and each of the Lock-Up Shareholders shall become bound by a lock-up agreement in substantially the form attached as Exhibit C hereto (the “Lock-Up Agreement”) in accordance with the terms of the Plan of Arrangement.

Concurrently with the Company Amalgamation, (i) the New SPAC Articles shall be replaced with the articles in substantially the form attached as Exhibit E hereto (the “New SPAC Closing Articles”) in accordance with the terms of the Plan of Arrangement, (ii) the directors of the New SPAC immediately prior to the Company Amalgamation will resign and be replaced by (a) six individuals to be designated by the Company prior to the Closing and (b) one individual to be designated by SPAC prior to the Closing (the “Post-Closing Directors”), and (iii) the officers of New SPAC immediately prior to the Company Amalgamation will resign and be replaced by the officers of the Company prior to the Closing (collectively with the Post-Closing Directors, the “Post-Closing Officers and Directors”).

The Parties intend that: (a) for U.S. federal and applicable state income Tax purposes, (i) the Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Company Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended U.S. Tax Treatment”), and (b) for Canadian income Tax purposes, each of the Amalgamations are intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the ABCA, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Canadian Tax Act (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

Upon recommendation of the Company Special Committee, the Board of Directors of the Company (the “Company Board”) has unanimously (with Messrs. Tichio and Shah abstaining) (i) determined that the Transactions are in the best interests of the Company and are fair to the Company Shareholders, other than Riverstone Holdings, LLC and its affiliates (collectively, the “Riverstone Parties”), (ii) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions and (iii) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution.

Upon recommendation of the SPAC Special Committee, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the Transactions are in the best interests of SPAC and are fair to the SPAC Shareholders, (ii) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions and (iii) directed that the Transaction Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting and recommended that the SPAC Shareholders approve and adopt each of the Transaction Proposals at the SPAC Shareholders Meeting.

The Board of Directors of AmalCo (the “AmalCo Board”) has unanimously (i) determined that the Transactions are in the best interests of AmalCo, (ii) approved this Agreement, the Ancillary Agreements to which AmalCo is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the Ancillary Agreements to which AmalCo is or will be a party and the Transactions by the sole shareholder of AmalCo.

The Board of Directors of NewCo (the “NewCo Board”) has unanimously (i) determined that the Transactions are in the best interests of NewCo, (ii) approved this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions by the sole shareholder of NewCo.

Concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders are entering into agreements, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, each such Key Company Shareholder has agreed to support and vote in favor of the Arrangement Resolution.

Concurrently with the execution and delivery of this Agreement, the Sponsor, NewCo and the Company are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, among other things, (i) the Sponsor has agreed to waive the anti-dilution rights set forth in SPAC’s Amended and Restated Memorandum and Articles of Association adopted on August 10, 2021 (the “SPAC Memorandum and Articles of Association”) with respect to the SPAC Class B Ordinary Shares that may be triggered by the Transactions and (ii) the Sponsor has agreed to vote all SPAC Class B Ordinary Shares held by it in favor of each of the Transaction Proposals.

Concurrently with the Closing, the Parties intend to enter into a letter agreement governing certain post-Closing tax matters in substantially the form attached as Exhibit I hereto (the “Letter Agreement”).

Concurrently with the Closing, New SPAC and certain Company Shareholders and SPAC Shareholders shall enter into a registration rights agreement in substantially the form attached as Exhibit H hereto (the “Registration Rights Agreement”).

The Parties intend to complete the Amalgamations, the Class B Conversion, the SPAC Redemption, and the adoption of the New SPAC Closing Articles pursuant to the Plan of Arrangement.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, except with respect to Section 9.11 and Section 6.06(f), none of Riverstone Investment Group, LLC, WestRiver Group or any of their Affiliates (other than any Affiliate that is a Subsidiary of SPAC), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an Affiliate of SPAC for purposes of this Agreement.

“AmalCo Organizational Documents” means the incorporation and constitutional documents of AmalCo.

“Ancillary Agreements” means the Plan of Arrangement, the Support Agreements, the Sponsor Letter, the Lock-Up Agreement, the Registration Rights Agreement, the Letter Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, AmalCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (ii) the UK Bribery Act 2010 (“UKBA”); (iii) the Corruption of Foreign Publics Official Act (Canada) and the Criminal Code (Canada); (iv) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (v) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the directions of the Court in the Interim Order or Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Resolution” means (i) in the case of the Company, the special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Shareholders Meeting; and (ii) in the case of SPAC, the special resolution of the SPAC Shareholders to be considered at the SPAC Shareholders Meeting, in each case in substantially the form attached as Exhibit F hereto; in each case, including any amendments or variations thereto made in accordance with the Agreement or made at the direction of the Court in the Interim Order, with the consent of the Company and SPAC, each acting reasonably.

“As-Converted Company Options” means the number of Company Class A Common Shares that are issuable upon the exercise of Company Options that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to the Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company Options if they were so exercised, in each case, assuming that the fair market value of one Company Class A Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00.

“As-Converted Company RSUs” means (A) the number of Company Class A Common Shares that are issuable upon the exercise of Company RSUs that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to the Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company RSUs if they were so exercised, in each case, assuming that the fair market value of one Company Class A Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00; minus (B) 2,010,154 Company Class A Common Shares.

“As-Converted Company Series II Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series II Preferred Shares converted such shares in accordance with the Company Articles.

“As-Converted Company Series IX Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series IX Preferred Shares converted such shares in accordance with the Company Articles.

“Business Data” means all business information and data, including Personal Information, Seismic Data, and Confidential Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Calgary in Alberta, Canada (other than a Saturday, Sunday or public holiday in those cities); provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or administered by the Company and used in the conduct of the business of the Company or any Company Subsidiaries.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Code” means the United States Internal Revenue Code of 1986.

“Company 2013 Warrant Consideration” means a cash payment of Cdn$0.028 per Company 2013 Warrant.

“Company 2013 Warrants” means the 6,000,000 warrants to purchase Company Common Shares issuable pursuant to that certain warrant indenture dated May 1, 2013 by and between the Company and Olympia Trust Company.

“Company 2020 Warrants” means the (i) 33,721,985 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated June 17, 2020 by and between the Company and Riverstone V Investment Management Coöperatief U.A. (formerly, Riverstone V EMEA Holdings Coöperatief U.A.); and (ii) 1,298,296 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated December 8, 2020 by and between the Company and HV RA II LLC.

“Company Articles” means the articles of amalgamation of the Company dated October 1, 2017, as may be amended from time to time.

“Company Class A Common Shares” means the Company Common Shares after the reclassification of such Company Common Shares as “Company Class A Common Shares” pursuant to Section 3.2(a) of the Plan of Arrangement.

“Company Class B Common Shares” means the Class B Common Shares created in the capital of the Company pursuant to Section 3.2(a) of the Plan of Arrangement.

“Company Common Share Exchange Ratio” means the quotient obtained by (A) dividing (i) the Company Residual Equity Value by (ii) the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by (C) the Fully-Diluted Company Common Shares.

“Company Common Shares” means the common shares in the authorized share capital of the Company.

“Company Dissent Rights” means the rights of dissent granted to the Company Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“Company Group Member” means the Company and each Company Subsidiary.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS applicable to the Company, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof; (b) Effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Option Plan.

“Company Outstanding Shares” means the total number of Company Class A Common Shares, Company Class B Common Shares and Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time, expressed separately for each series of Company Preferred Shares then issued and outstanding.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Preferred Shares” means, collectively, the Company Series I Preferred Share, the Company Series II Preferred Shares, the Company Series III Preferred Shares, the Company Series IV Preferred Share, the Company Series VI Preferred Shares, the Company Series VII Preferred Shares, the Company Series VIII Preferred Share and the Company Series IX Preferred Shares.

“Company Required Approval” means approval by not less than two-thirds (66 2⁄3%) of the votes cast on the Arrangement Resolution by Company Shareholders, voting as a single class (and, in the case of the Company Preferred Shares, on an as-converted basis in accordance with the Company Articles), present in person or represented by proxy at the Company Shareholders Meeting.

“Company Residual Equity Value” means the Company Valuation minus (i) the Company Series VII Preferred Share Liquidation Preference, (ii) the Company Series III Preferred Share Liquidation Preference and (iii) $40.

“Company RSUs” means all share awards to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Award Plan.

“Company Series I Preferred Share” means the Series I First Preferred Share in the authorized share capital of the Company.

“Company Series II Preferred Shares” means the Series II First Preferred Shares in the authorized share capital of the Company.

“Company Series III Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series III Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series III Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time.

“Company Series III Preferred Share Liquidation Preference” means $179,631,775.98.

“Company Series III Preferred Shares” means the Series III First Preferred Shares in the authorized share capital of the Company.

“Company Series IV Preferred Share” means the Series IV First Preferred Share in the authorized share capital of the Company.

“Company Series VI Preferred Shares” means the Series VI First Preferred Shares in the authorized share capital of the Company.

“Company Series VII Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series VII Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series VII Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time.

“Company Series VII Preferred Share Liquidation Preference” means $130,603,883.57.

“Company Series VII Preferred Shares” means the Series VII First Preferred Shares in the authorized share capital of the Company.

“Company Series VIII Preferred Share” means the Series VIII First Preferred Share in the authorized share capital of the Company.

“Company Series IX Preferred Shares” means the Series IX First Preferred Shares in the authorized share capital of the Company.

“Company Share Award Plan” means the amended and restated share award plan of the Company effective August 31, 2016 as amended on November 7, 2019, December 31, 2020, March 30, 2022 and May 30, 2022, as such may have been further amended, supplemented or modified from time to time.

“Company Share Option Plan” means the share option plan of the Company effective March 21, 2011 as amended effective January 10, 2017, December 31, 2020, March 30, 2022 and May 30, 2022, as such may have been further amended, supplemented or modified from time to time.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed or otherwise advisable approve, the Arrangement Resolution.

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Special Committee” means the special committee of the Company Board, as designated by the Company Board.

“Company Subsidiary” means each Subsidiary of the Company, including NewCo.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of each of the Company, NewCo, and their respective Subsidiaries, and any and all filing fees payable by the Company, NewCo, or any of their respective Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Company Valuation” means $882,092,851.88.

“Company Warrants” means, collectively, the Company 2013 Warrants and the Company 2020 Warrants.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries.

“Contract” means any binding agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Alberta Court of King’s Bench.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Public Health Agency of Canada, Alberta Health Services, and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Current Employee” means an employee of the Company.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of SPAC’s initial public offering upon consummation of the Transactions.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured.

“Environmental Laws” means any and all applicable Laws relating to: (i) the prevention of pollution or the protection of the environment and natural resources; (ii) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (iii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iv) the health and safety of persons (regarding exposure to Hazardous Substances), or (v) applicable legislative, regulatory, governmental or quasi-governmental programs or schemes governing greenhouse gas emissions reductions and related offsets or environmental credits, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended, and all similar Laws of any Government with jurisdiction over the Company and its operations.

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) in the capital of such corporation, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Dual Use Regulation” means Regulation (EU) No 2021/821.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by Her Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“Final Order” means the final order of the Court pursuant to section 193 of the ABCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such affirmation or amendment is acceptable to each of SPAC and the Company, each acting reasonably.

“Fraud” means, with respect to any Person, fraud by such Person with respect to any Transaction Document, applying the common law of the State of New York in the United States of America.

“Fully-Diluted Company Common Shares” means the sum of (i) the As-Converted Company Series II Preferred Shares, (ii) the As-Converted Company Series IX Preferred Shares, (iii) the As-Converted Company Options, (iv) the As-Converted Company RSUs, and (v) the number of Company Class A Common Shares and Company Class B Common Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, including, for greater certainty, any Company Class A Common Shares issued in connection with the Company Warrant Settlement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA; (ii) a foreign public official as defined in the UKBA; (iii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada); (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company; and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Hazardous Substances” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (i) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (ii) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services, (iii) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (iv) under capital leases, (v) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (vi) for deferred revenues, (vii) under existing pension programs, (viii) in respect of dividend payable balances, or (ix) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (i) through (viii) above of any other Person.

“Insolvency Event” means, in relation to an entity:

(a)    the entity goes, or proposes to go, into bankruptcy or liquidation;

(b)    an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c)    a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d)    the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(e)    a writ of execution is issued against the entity or any of the entity’s assets;

(f)    the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;

(g)    the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);

(h)    the entity makes a general assignment for the benefit of creditors;

(i)    the entity proposes or takes any steps to implement a reorganization or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j)    the entity is declared or taken under applicable Law to be insolvent or the entity’s board of directors resolve that it is, or is likely to become insolvent; or

(k)    an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Intellectual Property” means (i) all Seismic Data, patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) Internet domain name registrations, (vi) rights of privacy (excluding those arising under Privacy/Data Security Laws) and publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from clauses (i) through (vi) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to section 193 of the ABCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations made thereunder.

“Issue Price” means the deemed issue price of the New SPAC Class A Common Shares to be issued in connection with the Company Amalgamation, which shall be $10.00 per New SPAC Class A Common Share.

“Key Company Shareholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry of direct reports, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii).

“Lock-Up Shareholders” means the persons and entities listed in Schedule D.

“made available” means (i) with respect to documents made available to SPAC, that such documents were posted in the Virtual Data Room (and the Company will use reasonable best efforts to provide to a Representative of SPAC such documents (a) via a downloadable link within two (2) days after the date hereof and (b) on a USB as promptly as reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the Occupational Health and Safety Act (Alberta) and the regulations thereto, including the Occupational Health and Safety Code and Occupational Health and Safety Regulation.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons.

“Oil and Gas Properties” means all legal and beneficial interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and Production Burdens, including royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all oil and gas production wells located on or producing from such leases and properties described in clause (a).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use or marketability of the Company’s or any Company Subsidiary’s assets, including without limitation their Oil and Gas Properties, that are subject thereto (but in all events excluding monetary Liens), (ii) the Liens set forth in Section 1.01(a) of the Company Disclosure Schedule, (iii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iv) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or IFRS, (v) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use or marketability of the Company’s or any Company Subsidiary’s Oil and Gas Properties, that are subject thereto, (vi) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the Company’s or any Company Subsidiary’s Oil and Gas Properties and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of the Oil and Gas Properties, that are subject thereto, (viii) Liens identified in the Financial Statements, (ix) all non-monetary registrations, encumbrances and instruments registered or pending registration against title to the Company Material Leased Real Property

(provided that such pending registration is referenced on certificate of title), that do not and would not, individually or in the aggregate, materially impair the current use or occupancy of the Company’s or any Company Subsidiary’s assets, including without limitation the Company Material Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), and (x) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s or the Company Subsidiary’s Oil and Gas Properties, that are subject hereto.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information about an identified or identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or household, including any internet protocol address or other persistent identifiers, and (iii) any other similar information or data regulated by Privacy/Data Security Laws.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached as Exhibit G hereto, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including the following Laws and their implementing regulations: the CAN-SPAM Act, Canada’s Anti-Spam Legislation, California Consumer Privacy Act, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security Laws, state data breach notification Laws, and the General Data Protection Regulation (EU) 2016/679.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means (i) prior to the Domestication, the redemption rights provided for in Section 170 of the SPAC Memorandum and Articles of Association, (ii) after the Domestication and prior to the SPAC Amalgamation Effective Time, the redemption rights provided for in Section 3.1(f) of the Domestication Articles, and (iii) after the SPAC Amalgamation Effective Time, the redemption rights provided for in Section 3.1 of the New SPAC Articles.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration) by a Governmental Authority or, for domain names, a private registrar.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA;

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) 50% or more owned or controlled, whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including without limitation OFAC, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada, (iii) the European Union and enforced by its member states, (iv) the United Nations, or (v) Her Majesty’s Treasury.

“Seismic Data” means geophysical information in the Company or any of its Subsidiaries possession, including all SEGP summary reports, surveyor’s ground elevation records, shot point maps, shooter’s records, seismic graph records, seismograph magnetic tapes, monitor records, field records and record sections and maps, SEGP survey on 3.5” disk, microfiche, field and stack on CD ROM and blackline prints in respect of the formations.

“Software” means all computer software (in any format, including object code, byte code or source code), and related system and user documentation.

“SPAC Amalgamation Certificate” means a certificate of the Company, dated as of the date of the SPAC Amalgamation, signed by a director or officer of the Company, certifying (on the Company’s behalf and without personal liability) that: (i) the representations and warranties of the Company contained in (a) Sections 3.01, 3.02, 3.03(f), 3.04, and 3.24, in each case solely with respect to NewCo, are true and correct in all material respects as of the date hereof and the SPAC Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly shall be so made as of an earlier date, in which case such representation and warranty is true and correct as of such specified date), (b) Section 3.08(a), solely with respect to NewCo, is true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the SPAC Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (c)

Sections 3.05, 3.08(b)(iii), and 3.20(b), in each case solely with respect to NewCo, are true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the SPAC Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly shall be so made as of an earlier date, in which case such representation and warranty is true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the Company and NewCo have performed or complied in all material respects with the agreements and covenants set forth in Sections 5.03 and 6.16(a) prior to the SPAC Amalgamation Effective Time.

“SPAC Amalgamation Conditions Precedent” means the conditions set forth in Section 7.01(a) through Section 7.01(g), in each case, with respect to the SPAC Amalgamation.

“SPAC Amalgamation Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“SPAC Class A Common Shares” means, following the Domestication, SPAC’s Class A common shares.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Common Shares” means, following the Domestication, SPAC’s Class B common shares.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC of its respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS applicable to SPAC, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (f), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including, (i) prior to the Domestication, the SPAC Memorandum and Articles of Association and the Trust Agreement, (ii) after the Domestication and prior to the SPAC Amalgamation Effective Time, the Domestication Articles and the Trust Agreement, and (iii) after the SPAC Amalgamation Effective Time, the New SPAC Articles and the Trust Agreement).

“SPAC Shareholder Approval” means (i) with respect to the approval of the Domestication, including the Domestication Articles, in each case by separate Special Resolution (provided that the holders of the SPAC Class B Ordinary Shares have ten votes for every SPAC Class B Ordinary Share and the holders of the SPAC Class A Ordinary Shares have one vote for every SPAC Class A Ordinary Share with respect to such proposal) and (ii) with respect to the Business Combination Proposal, in each case by separate Special Resolution.

“SPAC Shareholders” means collectively, the holders of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares and, following the Domestication, the holders of SPAC Class A Common Shares and SPAC Class B Common Shares and, following the SPAC Amalgamation, the holders of New SPAC Class A Common Shares and New SPAC Class B Common Shares.

“SPAC Special Committee” means the special committee of the SPAC Board, as designated by the SPAC Board pursuant to the SPAC Organizational Documents.

“SPAC Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the SPAC’s initial public offering, any alternative business combinations considered by the SPAC prior to the date of this Agreement and the Transactions, including the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees and any Deferred Underwriting Fees, in each case of SPAC and AmalCo, and any and all filing fees payable by SPAC or AmalCo or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“SPAC Unit” means one SPAC Class A Ordinary Share (or, following the Domestication, one SPAC Class A Common Share) and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated August 10, 2021 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares (or, following the Domestication, SPAC Class A Common Shares) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share (or, following the Domestication, SPAC Class A Common Shares) at an exercise price of $11.50.

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the SPAC Shareholders Meeting (noting that pursuant to Article 193 of the SPAC Memorandum and Articles of Association, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles, the holders of the SPAC Class B Ordinary Shares have ten votes for every SPAC Class B Ordinary Share and the holders of the SPAC Class A Ordinary Shares have one vote for every SPAC Class A Ordinary Share with respect to such proposal).

“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company.

“Subsidiary” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the business of the Company Group Members.

“Tax” means any and all taxes, duties, levies, assessments, fees or other charges imposed by any Taxing Authority or by any statutory, governmental, state, provincial, federal, cantonal, municipal, local or similar authority of any jurisdiction, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security, employment insurance premiums, Canada Pension Plan, Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, AmalCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the Domestication, the Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Dropbox, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

SECTION 1.02    Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
ABCA	Recitals
Action	§ 3.09
Agreement	Preamble
Alternative Transaction	§ 6.04
AmalCo	Preamble
AmalCo Board	Recitals
AmalCo Shareholder Approval	§ 4.10(b)
Amalgamated Company	Recitals
Amalgamations	Recitals
Audited Financial Statements	§ 6.14
Blue Sky Laws	§ 3.05(b)
Business Combination Proposal	§ 6.02
Change in Recommendation	§ 6.02
Claims	§ 5.05
Class B Conversion	Recitals
Closing	§ 2.07(a)
Closing Date	§ 2.07(a)
Companies Act	Recitals
Company	Preamble
Company Amalgamation	Recitals
Company Amalgamation Effective Time	§ 2.07(d)(iii)
Company Board	Recitals
Company Closing Articles	Recitals
Company Disclosure Schedule	Article III
Company Indemnified Persons	§ 6.06(a)
Company Independent Petroleum Engineers	§ 3.14(a)
Company Interested Party Transaction Company Material Leased Real Property Company Material Real Property Lease	§ 3.22(a) § 3.12(a) § 3.12(e)
Company Permits	§ 3.06
Company Real Property	§ 3.12(a)
Company Reserve Report	§ 3.14(a)
Company Warrant Settlement	Recitals
Confidentiality Agreement	§ 6.03(b)
Continuing Employees	§ 6.05(a)
Contracting Parties	§ 9.11
D&O Insurance	§ 6.06(b)
Data Security Requirements	§ 3.15(h)
Domestication	Recitals
Domestication Articles	Recitals
Exchange Act	§ 3.05(b)
Financial Statements	§ 3.07(a)
Good and Defensible Title	§ 3.14(a)
Governmental Authority	§ 3.05(b)
IFRS	§ 3.07(a)
Insurance Policies	§ 3.19(a)
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals

Defined Term	Location of Definition
Intervening Event	§ 6.02
Letter Agreement	Recitals
Lock-Up Agreement	Recitals
Material Contracts	§ 3.18(a)
Maximum Annual Premium	§ 6.06(b)
New SPAC New SPAC Articles	Recitals Recitals
New SPAC Class A Common Shares	Recitals
New SPAC Class B Common Shares	Recitals
New SPAC Closing Articles	Recitals
New SPAC Units	Recitals
New SPAC Warrants	Recitals
NewCo	Preamble
NewCo Board	Recitals
NewCo Shareholder Approval	§ 3.20(b)
Nonparty Affiliates	§ 9.11
Outside Date	§ 8.01(b)
Parties	Preamble
Payment Schedule	§ 2.08
Plans	§ 3.10(a)
Post-Closing Officers and Directors	Recitals
Redemption Shares	§ 2.07(e)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 6.01(a)
Remedies Exceptions	§ 3.04
Representatives	§ 6.03(a)
Rights-of-Way	§ 3.13
Riverstone Parties	Recitals
SEC	§ 4.07(a)
Securities Act	§ 2.02
SPAC	Preamble
SPAC Amalgamation	Recitals
SPAC Board	Recitals
SPAC Board Recommendation	§ 6.02
SPAC Indemnified Persons	§ 6.06(a)
SPAC Information	§ 2.04(e)
SPAC Memorandum and Articles of Association	Recitals
SPAC Preferred Shares	§ 4.03(a)
SPAC Redemption	§ 2.07(e)
SPAC SEC Reports	§ 4.07(a)
SPAC Shareholders Meeting	§ 6.02
SPAC Tail Policy	§ 6.06(c)
Sponsor Letter	Recitals
Support Agreements	Recitals
Tax Incentive	§ 3.16(l)
Terminating Company Breach	§ 8.01(f)
Terminating SPAC Breach	§ 8.01(g)
Transaction Proposals	§ 6.02
Trust Account	§ 4.12
Trust Agreement	§ 4.12
Trustee	§ 4.12
Updated Financial Statements	§ 6.14
Withholding Agent	§ 2.10

SECTION 1.03    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. Unless otherwise indicated, all references to “$” or dollars refer to United States dollars.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

(e)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)    References in Articles IV through IX to (i) “SPAC” shall refer to Decarbonization Plus Acquisition Corporation IV for all periods prior to the completion of the SPAC Amalgamation and to New SPAC for all periods after the completion of the SPAC Amalgamation; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.10 and 4.11, and (ii) “SPAC Class A Ordinary Shares,” “SPAC Class B Ordinary Shares,” “SPAC Warrants” and “SPAC Units” shall refer to such securities solely for periods prior to the SPAC Amalgamation.

ARTICLE II

THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

SECTION 2.01    The Arrangement. Upon the terms and subject to the conditions set forth in Article VII, following the Domestication, SPAC, the Company, NewCo, and AmalCo shall proceed to effect the Arrangement under section 193 of the ABCA on the terms contained in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the Arrangement Effective Time (as defined in the Plan of Arrangement), the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

SECTION 2.02    The Interim Order. No later than three (3) Business Days after the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act of 1933, as amended (the

“Securities Act”), the Company shall apply in a manner reasonably acceptable to SPAC pursuant to section 193 of the ABCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)    for the Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, including the Company Shareholders, the directors and auditors of the Company and the Registrar, and for the manner in which such notice is to be provided to such Persons, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(b)    that the required level of approval for the Arrangement Resolution shall be the Company Required Approval;

(c)    that, in all other respects, the terms, restrictions and conditions of the Company Articles and the bylaws of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(d)    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)    that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)    that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by the Court or applicable Law;

(g)     that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(h)    for the grant of the Company Dissent Rights to registered Company Shareholders as set forth in the Plan of Arrangement; and

(i)    for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

SECTION 2.03    The Company Shareholders Meeting.

(a)    Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Articles, the bylaws of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the Registration Statement / Proxy Statement is declared effective under the Securities Act), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Arrangement Resolution.

(b)    The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) any written notice of dissent or purported exercise by any Company Shareholder of Company Dissent Rights received by the Company, (iv) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (v) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

(c)    Unless required by Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Closing Date with respect to any claims regarding the Arrangement or Company Dissent Rights without the prior written consent of SPAC.

(d)    The Company shall not change the record date for the Company Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting unless required by the Court or applicable Law.

SECTION 2.04    Company Information Circular.

(a)    The Company shall promptly following execution of this Agreement prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law.

(b)    The Company shall use reasonable best efforts to ensure in all material respects, that the Company Information Circular (i) complies with the Company Articles, the Interim Order and applicable Law, except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure complies with applicable Law, (ii) does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, to the extent required by applicable Law.

(c)    The Company shall ensure that the Company Information Circular includes a statement that the Company Board has unanimously (with Messrs. Tichio and Shah abstaining) (i) determined that the Arrangement and the Transactions are in the best interests of the Company and the Arrangement is fair to the Company Shareholders, other than the Riverstone Parties, and (ii) recommended that the Company Shareholders vote in favor of the Arrangement Resolution.

(d)    The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that each of the Key Company Shareholders has entered into the Support Agreements pursuant to which, among other things, the Key Company Shareholders (i) will not transfer their Company Shares (other than certain permitted transfers), (ii) will vote their Company Shares in favor of the

Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions and (iii) will not exercise, and will waive, Company Dissent Rights.

(e)    SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”). The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(f)    Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

SECTION 2.05    The Final Order. If: (a) the Interim Order is obtained; and (b) the Arrangement Resolution is approved at the Company Shareholders Meeting by Company Shareholders as provided for in the Interim Order and as required by applicable Law, the Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the SPAC Shareholder Approval. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (a) the date that is ten Business Days after the date on which the Court grants telephonic or other remote means of hearing the application, (b) the date the Court specifies as the hearing date for the Final Order; and (c) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.

SECTION 2.06    Court Proceedings.

(a)    In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the

Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)    Subject to the terms of this Agreement, SPAC will cooperate with, and assist, the Company in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by SPAC in connection therewith.

SECTION 2.07    Transactions.

(a)    As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article VII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)    Not later than one Business Day prior to the Closing Date, SPAC shall complete the Domestication upon the terms and subject to the conditions set forth in this Agreement.

(c)    Not later than one Business Day prior to the Closing Date, following the Domestication, the Company shall provide SPAC the SPAC Amalgamation Certificate and, subject only to the satisfaction or waiver of the SPAC Amalgamation Conditions Precedent, (A) the SPAC Amalgamation shall occur, (B) New SPAC shall adopt the New SPAC Articles, (C) the officers and directors of SPAC shall become the officers and directors of New SPAC, (D) New SPAC shall assume the SPAC Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the SPAC Amalgamation and (E) the New SPAC Class A Common Share received by the Company in connection with the SPAC Amalgamation will be purchased for cancellation for cash equal to the subscription price for the common share of NewCo, in each case upon the terms and subject to the conditions set forth in the Plan of Arrangement.

(d)    On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below:

(i)    the Class B Conversion;

(ii)    the Company Warrant Settlement;

(iii)    the Company Amalgamation, including the adoption of the Company Closing Articles (the occurrence of such event, being the “Company Amalgamation Effective Time”);

(iv)    the New SPAC Articles shall be replaced with the New SPAC Closing Articles;

(v)    New SPAC and each Lock-Up Shareholder shall become bound by the Lock-Up Agreement; and

(vi)    the SPAC Redemption.

(e)    On the Closing Date, at the Company Amalgamation Effective Time, pursuant to the SPAC Organizational Documents and in accordance with the Plan of Arrangement, each New SPAC Class A Common Share issued and outstanding immediately prior to the Company Amalgamation Effective Time with respect to which a SPAC Shareholder has validly exercised and not revoked its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from the New SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and as promptly as practical after the Company Amalgamation Effective Time, the New SPAC shall make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”).

(f)    In the event that the New SPAC Class A Common Share and New SPAC Warrants comprising a single New SPAC Unit have not been detached so as to permit separate transferability or trading thereof prior to the Company Amalgamation Effective Time, then effective at the Company Amalgamation Effective Time, any and all New SPAC Units shall be automatically detached and broken out into their constituent parts, such that a holder of one New SPAC Unit shall thereupon hold one New SPAC Class A Common Share and one-half of one New SPAC Warrant.

(g)    On the Closing Date, at the Company Amalgamation Effective Time, each officer and director of the New SPAC immediately prior to the Company Amalgamation Effective Time shall resign and be replaced by the Post-Closing Officers and Directors.

SECTION 2.08    Payment Schedule. At least two (2) Business Days prior to the Closing, the Company shall deliver to SPAC a schedule setting forth with respect to each registered holder of Company Common Shares and Company Preferred Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) the total number of Company Outstanding Shares of each class or series held by such holder as of immediately prior to the Company Amalgamation Effective Time, and (c) the number of New SPAC Class A Common Shares issuable to each holder of Company Outstanding Shares based on the applicable exchange ratios set forth in the Plan of Arrangement. The Payment Schedule shall be subject to review and approval by SPAC, acting reasonably. The Company will review any comments to the Payment Schedule provided by SPAC and consider and incorporate in good faith any reasonable comments proposed by SPAC. Once approved by SPAC and the Company, SPAC, AmalCo, NewCo and New SPAC shall be entitled to rely fully on the Payment Schedule for purposes of this Agreement and the Plan of Arrangement and all payments required to be made hereunder and thereunder, and none of SPAC, AmalCo, NewCo, New SPAC or any of their respective Affiliates shall, absent manifest error of which such Party was actually aware, have any liability to any Person for any payment made in accordance with the calculations set forth in the Payment Schedule for the benefit of the holders of Company Outstanding Shares pursuant to this Article II and the Plan of Arrangement based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate).

SECTION 2.09    Exchange Agent.

(a)    As promptly as reasonably practicable following the date of this Agreement, NewCo shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Class A Common Shares, the Company Class B Common Shares and Company Preferred Shares (“Company Certificates”) and each Company Class A Common Share, Company Class B Common Share and Company Preferred Share held in book-entry form on the share transfer books of the Company immediately prior to the Closing, in either case, for New SPAC Class A Common Shares based on the applicable exchange ratios set forth in the Plan of Arrangement.

(b)    Concurrently with mailing the Company Information Circular, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Shareholders and holders of the Company Warrants.

(c)    In accordance with the Plan of Arrangement, (i) New SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.09 through the Exchange Agent, evidence of New SPAC Class A Common Shares in book-entry form representing the portion of the consideration issuable pursuant to the Plan of Arrangement, and (ii) the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company 2013 Warrants and for exchange in accordance with this Section 2.09 through the Exchange Agent, the Company 2013 Warrant Consideration issuable pursuant to the Plan of Arrangement.

SECTION 2.10    Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates and the Exchange Agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable Canadian Law, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as compensation for services, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The applicable Withholding Agent is hereby authorized to dispose of such portion of any share or other security payable, issuable or transferable pursuant to this Agreement as is necessary to provide sufficient funds to such Withholding Agent to enable it to comply with such deduction and withholding requirement and such Withholding Agent shall use commercially reasonable efforts to notify the other Parties of such disposition and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the Party entitled to receive such consideration. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as the Withholding Agent reasonably determines. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 3.01, Section 3.02, Section 3.03 or Section 3.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule), the Company hereby represents and warrants to each of SPAC and AmalCo as follows:

SECTION 3.01    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Alberta, Canada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b)    Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

SECTION 3.02    Organizational Documents.

(a)    The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of amalgamation and all amendments thereto, and the bylaws of the Company. Such certificate of amalgamation and all amendments thereto, and bylaws are in full force and effect. The Company is not in material violation of any of the provisions of its certificate of amalgamation or bylaws. The Company has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. Each Company Subsidiary has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.03    Capitalization.

(a)    A true and complete list of all the Equity Interests (including Company Shares, Company Warrants, Company RSUs and Company Options) issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. With respect to each Company Preferred Share, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable conversion (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and class or series of Company Shares issuable upon conversion of each Company Preferred Share should such number be ascertainable as at the date of this Agreement. With respect to each Company RSU and Company Option, Section 3.03(a) of the Company Disclosure Schedule also lists (i) the date of grant and named of holder, (ii) any applicable exercise (or similar) price, (iii) any applicable expiration (or similar) date, (iv) whether each Company RSU and Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions), and (v) the number and class or series of Company Shares issuable upon exercise or settlement. With respect to each Company Warrant, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable exercise (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and class or series of Company Shares issuable upon exercise of each Company Warrant. All such Equity Interests (i) are duly authorized, validly issued, fully paid and, in respect of the Company Shares, nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws, the Company Articles and in respect of the Company Options and Company RSUs, the form of grant agreements, and (iii) were issued and granted or allotted in compliance in all material respects with applicable securities Laws, the Company Share Award Plan and/or the Company Share Option Plan, as applicable, the forms of agreement used thereunder, and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a Party and the Company Articles.

(b)    A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries directly or indirectly owns, and has never owned, any Equity Interest in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated associated, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and where applicable, nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, no Company Group Member is a trustee of any trust.

(c)    Except as set forth in Section 3.03(a) or Section 3.03(c) of the Company Disclosure Schedule, and except for this Agreement and the Plan of Arrangement, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the Equity Interests or other securities of the Company.

(d)    Except as set forth in Section 3.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e)    Section 3.03(e) of the Company Disclosure Schedule sets forth a list of all Indebtedness of each Company Group Member as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)    As of the date of this Agreement, one common share of NewCo is issued and outstanding. At all times prior to the SPAC Amalgamation Effective Time, no other Equity Interests of NewCo shall be issued or outstanding. The outstanding common share of NewCo (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued and granted or allotted to the Company, and is legally and beneficially owned by the Company, free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws and the organizational documents of NewCo and (iii) was issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which NewCo is a party and the organizational documents of NewCo.

SECTION 3.04    Authority Relative to this Agreement. Each of the Company and NewCo has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Approval of the Arrangement Resolution and consents required under the terms of the Material Contracts and set forth in Section 3.04, Section 3.05(b) and Section 3.05(c) of the Company Disclosure Schedule, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and NewCo and the consummation by the Company, and NewCo of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or NewCo are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Required Approval of the Arrangement Resolution and receipt of the NewCo Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and NewCo and, assuming the due authorization, execution and delivery by SPAC and AmalCo, constitutes a legal, valid and binding obligation of the Company and NewCo, enforceable against the Company and NewCo in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 3.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of the Company and NewCo does not and, subject to receipt of the Company Required Approval and the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(a), Section 3.05(b) and Section 3.05(c), the performance of the Transactions by the Company and NewCo will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company and NewCo does not, and the performance of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and Canadian securities Laws, (B) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (C) as set forth in Section 3.05(b) of the Company Disclosure Schedule and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, neither the Company nor any Company Subsidiary is a U.S. Business as that term is defined in 31 CFR § 800.252.

(c)    Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, no consent or approval from, or notice to, any third party under any Material Contract or an Oil and Gas Lease of any Company Group Member is required to be obtained or made by any Company Group Member in connection with the execution and delivery of this Agreement by Company or the consummation of the Transactions.

SECTION 3.06    Permits; Compliance. Each of the Company and the Company Subsidiaries is and since January 1, 2019 has been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of (a) any Law, including Ex-Im Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit; except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07    Financial Statements.

(a)    The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Financial Statements”), and each of which are set forth as Section 3.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)    Except as and to the extent reflected or reserved for in the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2021 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) that will be paid off or discharged prior to or at the Closing, (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (v) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

(c)    Since January 1, 2019, (i) neither the Company nor any Company Subsidiary has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 3.08    Absence of Certain Changes or Events.

(a)    NewCo was formed on September 1, 2022, solely for the purpose of engaging in the Transactions and is, and will be at all times prior to the SPAC Amalgamation, wholly owned by the Company. Since the date of its incorporation, NewCo has not engaged, and at all times prior to the SPAC Amalgamation will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which NewCo is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. NewCo does not have, and prior to the SPAC Amalgamation will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(b)    Since December 31, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the Ancillary Agreements, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including the Oil and Gas Properties) other than in the Ordinary Course, and (iii) there has not been a Company Material Adverse Effect; and (iv) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Sections 5.01(b)(ii), (v), (vii), (viii), (x), (xiii), (xvi), (xvii), (xviii), (xix) and, only with respect to the covenants in each of the foregoing subsections of Section 5.01(b), Section 5.01(b)(xx).

SECTION 3.09    Absence of Litigation. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Company Group Member for the benefit of any current or former employee, officer, director and/or consultant of each Company Group Member, or under which each Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). No Company Group Member has within the past six (6) years maintained, sponsored, contributed to, or was required to contribute to Employee Benefit Plans primarily for the benefit of current or former employees in the United States of America, including Employee Benefit Plans subject to ERISA or the Code.

(b)    With respect to each Plan, the Company has made available to SPAC, if applicable a true and complete copy of the current plan document and all amendments thereto, together with all material agreements or documents relating thereto. No Company Group Member has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c)    None of the Plans is or was within the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a plan providing a “retiring allowance” or a “retirement compensation arrangement”, each as defined as subsection 248(1) of the Canadian Tax Act, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(d)    Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, redundancy, termination, change in control, retention, or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the funding of or the time of payment or vesting, or increase the amount, of any equity award, benefit or other compensation due from each Company Group Member to any individual.

(e)    Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Plans provides, nor does any Company Group Member have or reasonably expect to have any obligation to provide, retiree life or medical to any current or former employee, officer, director or consultant of each Company Group Member or their respective beneficiaries or dependents after termination of employment or service except as may be required by applicable Law.

(f)    Each Plan is and has been within the past six (6) years maintained, administered, funded, communicated and invested (where applicable) in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Company Group Member has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any Company Group Member or other party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan and no Taxes, penalties or fees are owing or exigible under any Plan.

(g)    All contributions, premiums or payments required to be made or remitted with respect to any Plan have been timely made or remitted to the extent due or properly accrued on the consolidated financial statements of each Company Group Member. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies exist in any Plan.

(h)    All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries and all such data is complete and correct in all material respects, and is in a form that is sufficient for the proper administration of each Plan.

SECTION 3.11    Labor and Employment Matters.

(a)    Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, which sets forth for each such individual the following: (1) employing entity; (2) title or position (including whether full- or part-time); (3) location of employment; (4) hire date; (5) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (6) details of any visa or other work permit (including type of visa and expiration date, as applicable); (7) the period of notice to terminate his or her employment if other than the requirement to provide notice required under common law; (8) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and other variable pay); and (9) incentive payment history over the past year. With respect to all Current Employees who are on disability leave, maternity leave or any other authorized or unauthorized leaves, the Company has made available to SPAC a true, correct and complete list of: (1) the reason for the employee’s leave, if known by the Company; (2) date the leave started; and (3) expected return date (where available). The Company Subsidiaries do not have, and have never had, any employees.

(b)    Section 3.11(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Persons who have entered into written agreements to provide services to any Company Group Member in the capacity of an independent contractor as of the date of this Agreement, which sets forth for each Person: (1) a description of the services provided and the location where such services are provided; (2) the compensation applicable to such services; (3) engaging Company Group Member; and (4) details of any Contract applicable to such services.

(c)    The individuals set forth on Sections 3.11(a) and 3.11(b) of the Company Disclosure Schedule represent the entirety of those individuals necessary to operate and manage the business of the Company and the Company Subsidiaries as currently operated and managed.

(d)    As of the date of this Agreement and during all times during the three (3)-year period immediately prior to the date hereof, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Company Group Member for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects.

(e)    No employee of the Company is or has ever been represented by a labor union, works council, trade union, industrial organization, or similar representative of employees with respect to his or her employment with the Company, and the Company is not and has never been a party to, subject to, or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against the Company with respect to any employees of the Company or any other individuals who have provided services with respect to the Company. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Authority or demands for recognition as the bargaining unit representative with respect to the Company and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any of their respective employees. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of the Company at any time within the three-year period immediately prior to this Agreement, except as did not result in or would not result in, individually or in the aggregate, a Company Material Adverse Effect.

(f)    There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of their respective current or former employees or any other individuals who have provided services to any Company Group Member.

(g)    The Company is and has been since January 1, 2019 in all material respects, in compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company, and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(h)    Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Authority pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Company Subsidiary or any current or former employees of the Company or any Company Subsidiary. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Authority pursuant to any Occupational Health and Safety Laws regarding the Company or the Company Subsidiaries.

(i)    No Company Group Member contributes or has any obligation to contribute to any fund for a Plan that is a defined benefit plan in respect of the Current Employees and no Company Group Member is liable to contribute in respect of any such defined benefit plan or fund.

(j)    No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Company Group Member or other person other than pursuant to any Plan set out in Section 3.10(a) of the Company Disclosure Schedule.

(k)    There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise (including any Taxes) due on the part of any Company Group Member or any Current Employee or independent contractor of the Company Group Member (if applicable) that are outstanding and unpaid.

SECTION 3.12    Real Property. No Company Group Member is the legal or beneficial owner of any fee simple interest in real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) each Company Group Member has valid leasehold estates or contractual rights of occupancy in respect of all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by any Company Group Member (collectively, the “Company Material Leased Real Property”) free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) Section 3.12 of the Company Disclosure Schedule sets forth a complete list of all Company Material Leased Real Property, and except as would not be expected to result in a Company Material Adverse Effect, the Company Material Leased Real Property comprises all of the real property necessary for the Company Group Members to conduct their business in the Ordinary Course, (c) the Company Material Leased Real Property and its current use, occupancy and operation do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws and no Company Group Member has made an application for re-zoning or land-use re-designation with respect to any of the Company Material Leased Real Property, (d) except as would not be expected to result in a Company

Material Adverse Effect, the applicable Company Group Member has legal access to and from the Company Material Leased Real Property, (e) each agreement under which any Company Group Member is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and to the knowledge of the Company, is valid and enforceable against such Company Group Member and the other parties thereto, in accordance with its terms, subject to the Remedies Exceptions, and no Company Group Member, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (f) to the knowledge of the Company, as of the date of this Agreement, there does not exist any pending or threatened, condemnation or eminent domain Action that affect Group Member’s Oil and Gas Properties or Company Material Leased Real Property.

SECTION 3.13    Rights-of-Way. Each Company Group Member has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Group Member has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducts their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.14    Oil and Gas Matters.

(a)    Except for property sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by McDaniel & Associates Consultants Ltd. (the “Company Independent Petroleum Engineers”) as of December 31, 2021 relating to the Oil and Gas Properties owned by the applicable Company Group Member referred to in each such reserve report, copies of which are attached to Section 3.14(a) of the Company Disclosure Schedule (collectively, the “Company Reserve Report”), the Company Group Members have Good and Defensible Title to all (i) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and (ii) Oil and Gas Properties reflected in the Mineral Property Report dated September 14, 2022, a copy of which is attached to Section 3.14(a) of the Company Disclosure Schedule (the “Company Mineral Property Report”) and, in each case, as attributable to interests owned by the Company Group Members. The term “Good and Defensible Title” means that, except for Permitted Liens: (A) The Company Group Members have not transferred, assigned, hypothecated, alienated, mortgaged or encumbered the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the Company Reserve Report and/or the Company Mineral Property Report); (B) as of Closing, the Oil and Gas Properties shall be free and clear of all Liens (other than Permitted Liens) created by, through or under any Company Group Members; (C) no Company Group Members have done any act or thing whereby any of the Oil and Gas Properties may be reduced, cancelled or terminated; and (D) as of the Closing, and subject to the Permitted Liens, New SPAC shall be entitled to hold and enjoy the Oil and Gas Properties without any lawful interruption by any Person claiming, by, through or under Company or any Company Group Member.

(b)    The factual, non-interpretive data supplied to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the Company Reserve Report, by or on behalf of the Company Group Members that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Company Group Members in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. To the Company’s knowledge, any assumptions or estimates provided by each Company Group Member to the Company Independent Petroleum Engineers in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of each Company Group Member set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of each Company Group Member at the dates indicated therein and are in accordance with all applicable Laws and good industry practices and applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production in accordance with good industry practices, to the Company’s knowledge, there have been no changes in respect of the matters addressed in the Company Reserve Report that have had, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a Company Group Member have been timely and properly paid and (iii) no Company Group Member (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease or Material Contract, as applicable (or entitle the lessor or counterparty thereunder to cancel or terminate such Oil and Gas Lease or Material Contract, as applicable) included in the Oil and Gas Properties owned or held by any Company Group Member. To the Company’s knowledge, Section 3.14(c) of the Company Disclosure Schedule sets forth (A) all the material Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Oil and Gas Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement and (B) all Material Contracts in which a Company Group Member has earned, or is entitled to earn, an interest in (legal or beneficial in nature), or a similar right to produce, or otherwise benefit from, the Oil and Gas Properties or the Hydrocarbons associated thereto.

(d)    To the Company’s knowledge, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company Group Members are being received by them in a timely manner and are not being held in suspense, or otherwise being setoff or reduced, for any reason other than (i) awaiting preparation and confirmation of title and operating documents for recently drilled wells or (ii) as may be permitted by applicable Law, in accordance with the standard industry practices, and in the Ordinary Course.

(e)    All Hydrocarbon, water, CO2 or injection wells and any tangible equipment located on any of the Oil and Gas Properties operated by any Company Group Member that were drilled and completed and are operated by any Company Group Member have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material Contract, and to the knowledge of the Company, all such wells and tangible equipment operated by a third party have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material Contract.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by any Company Group Member (and, to the knowledge of the Company, all Oil and Gas Properties owned or held by such Company Group Member and operated by a third party) have been operated as a reasonably prudent operator in accordance with good industry practices and at all times in accordance with applicable Laws.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, except in the Ordinary Course, there is no well or any tangible equipment included in the Oil and Gas Properties of any Company Group Member that is subject to any order from any Governmental Authority or written notice pursuant to an Oil and Gas Lease or a Material Contract from any other third party requiring that such well or any tangible equipment included therein, be suspended, reworked, modified, plugged, abandoned, remediated or reclaimed.

(h)    Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Company Group Member or any Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by a Company Group Member in excess of $100,000.

(i)    Except as set out in Schedule 3.14(i) of the Company Disclosure Schedule, no Company Group Member is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j)    To the Company’s knowledge, no Company Group Member is in breach or default of, in any material respect, any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease or Material Contract. As of the date hereof, no Company Group Member has received from any applicable lessor or counterparty any written notice of any material default or material breach by such Company Group Member under any Oil and Gas Lease or Material Contract for which default or breach has not been cured or remedied.

(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Group Member has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to such Company Group Member, taken as a whole and is not reflected in the Company Reserve Reports.

(l)    With respect to Oil and Gas Properties operated by each Company Group Member, all tangible equipment included therein, used in connection with the operation of the Oil and Gas Properties or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(m)    There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the Company Group Members that would be triggered by the consummation of the Transactions, or otherwise exercisable by a third party now or at any time in the future, which would result in a loss of any portion of such Oil and Gas Properties or related rights of use, access and enjoyment under any Oil and Gas Lease or Material Contract.

(n)    Subject to the Permitted Liens, the Company and/or Company Subsidiaries have good, valid and merchantable title to the Seismic Data, free and clear of all existing claims of third parties (including any transfer, assignment or change of control fees, payments or penalties) and the Seismic Data has not be licensed or disclosed to any third parties.

SECTION 3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction), (ii) written Contracts currently in effect granting a right, license or other permission to use any material Company-Licensed IP, including Seismic Data and the Software of any other Person (other than generally commercially available Software with aggregate annual license and maintenance fees of less than $75,000); and (iii) Software constituting Company-Owned IP that is otherwise material to the business of the Company or any Company Subsidiary, as such business is currently being conducted or proposed to be conducted. The Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries, as such business is currently being conducted or proposed to be conducted.

(b)    The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company is unaware of any facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property and other Intellectual Property expiring in the Ordinary Course.

(c)    The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce its Intellectual Property rights, including the secrecy of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(d)    As of the date of this Agreement, there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person). To the knowledge of the Company, (A) the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property of other Persons; and (B), no other Person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing set forth in this Section 3.15(d).

(e)    Neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any other Person is in material breach or in material default of any Contract specified in Section 3.15(a).

(f)    Each item of Company IP will continue to be owned by or licensed to the Company or applicable Company Subsidiary on identical terms and conditions immediately following the Closing Date as are in effect immediately prior to the Closing Date.

(g)    The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All of such plans and procedures have been proven reasonably effective upon testing in all material respects. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(h)    The Company and each of the Company Subsidiaries currently comply and previously have complied in all material respects with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) industry standards to which the Company or any Company Subsidiary is bound, and (D) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable safeguards designed to protect the security, integrity and confidentiality of the Business Systems and any Business Data stored thereon, including where applicable, implementing procedures preventing unauthorized access and the introduction of Disabling Devices, adopting disaster recovery and business continuity plans, and the taking and storing on-site and off-site of back-up copies of data considered by the Company to be critical. Such safeguards comply with all Privacy/Data Security Laws. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. Neither the Company nor any of the Company Subsidiaries has (x) experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Business Data stored on the Business Systems; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Person, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and to the Company’s knowledge, there is no reasonable basis for the same.

(i)    The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the same manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. Other than any applicable limitations or prohibitions imposed by Privacy/Data Security Laws, the Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations that would prohibit NewCo from receiving or using Personal Information or other Business Data held by the Company and/or the Company Subsidiaries after the Closing Date, in the same manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

SECTION 3.16    Taxes.

(a)    All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Company and each of the Company Subsidiaries, or for which the Company and the Company Subsidiaries may be liable, have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with IFRS as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equity holder or other third party. Neither the Company nor any Company Subsidiary has taken advantage of any Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any material payment obligation of the Company or any Company Subsidiary to any Taxing Authority.

(b)    Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d)    Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, in each case other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)    All payments by, to or among the Company, the Company Subsidiaries and their Affiliates are in material compliance with all relevant transfer pricing requirements imposed by any Taxing Authority, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies. The Company has made available to SPAC true, correct and complete copies of all transfer pricing documentation prepared by or with respect to the Company and any Company Subsidiary during the past three years.

(f)    Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g)    Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, no material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or, to the knowledge of the Company, has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority.

(h)    Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(i)    There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(j)    Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to Tax in such jurisdiction.

(k)    To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(l)    The Company and the Company Subsidiaries are in material compliance with all terms and conditions of any Tax incentives (including those based on COVID-19 relief), Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”) and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m)    None of Sections 80 to 80.04, both inclusive, of the Canadian Tax Act have applied or will apply to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act.

(n)    Neither the Company nor any Company Subsidiary has acquired property from any Person in circumstances where the Company or any Company Subsidiary did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(o)    The Company and the Company Subsidiaries are registrants for purposes of the Excise Tax Act (Canada). All material input tax credits claimed by the Company and the Company Subsidiaries pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(p)    None of the Company or any Company Subsidiary has taken any action that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent the Company or any Company Subsidiary from taking any actions required by this Agreement or any Ancillary Agreement. To the Company’s knowledge, as of the date hereof, there are not any facts or circumstances that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent the Company or any Company Subsidiary from taking any actions required by this Agreement or any Ancillary Agreement.

(q)    The Company is a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

(r)    The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and is not expected to be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for the taxable year of the Company that includes the Closing Date.

SECTION 3.17    Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule, (a) since January 1, 2019, neither the Company nor any of the Company Subsidiaries has violated nor is it in violation of, any applicable Environmental Law; (b) none of the properties currently or, to the Company’s knowledge, formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is actually, or, to the Company’s knowledge, allegedly currently liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary is and has been in material compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has provided all material environmental Company Permits, assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products, activities or to any properties currently or formerly owned, leased or operate by the Company or any Company Subsidiary.

SECTION 3.18    Material Contracts

(a)    Section 3.18(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 3.18(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)    each Contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that a Company Group Member will make payments in excess of $250,000 annually or $1,000,000 in the aggregate for the remaining term of such contract;

(ii)    each Contract (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(iii)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12)-month period;

(iv)    all Contracts evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(v)    each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company Group Members, taken as a whole, other than contracts for the sale of Hydrocarbons by the Company Group Members in the Ordinary Course;

(vi)    each contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(vii)    all partnership, joint venture or similar agreements, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of any Company Group Member;

(viii)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring a Company Group Member to make expenditures that would reasonably be expected to be in excess of $250,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(ix)    all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, Software, or other items to or for use by a Governmental Authority;

(x)    all Contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(xi)    all Contracts that (A) limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, (B) require any Company Group Member to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company Group Members;

(xii)    all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xiii)    all leases or master leases of personal or real property (other than Oil and Gas Leases) reasonably likely to result in annual payments of $50,000 or more in a twelve (12)-month period;

(xiv)    all Oil and Gas Leases;

(xv)    all Contracts involving use of any Company-Licensed IP required to be listed in Section 3.15(a) of the Company Disclosure Schedule;

(xvi)    Contracts which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;

(xvii)    all Contracts that relate to the direct or indirect issuance, acquisition or disposition of any securities or business (whether by merger, issuance or sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Company Subsidiary;

(xviii)    all Contracts relating to a Company Interested Party Transaction;

(xix)    all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)    all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)    Contracts for the development of Company-Owned IP for the benefit of the Company (other than Contracts of employment);

(xxii)    Contract pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;

(xxiii)    Contract pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party;

(xxiv)    any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days; and

(xxv)    each Contract that is a gathering, transportation, processing or similar agreement to which a Company Group Member is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days.

(b)    (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)    The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 3.19    Insurance.

(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b)    With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms

(subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 3.20    Board Approval; Vote Required.

(a)    The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board approving the Agreement and the Transactions contemplated by the Plan of Arrangement. Subject to the terms of the Interim Order, if the Company Required Approval in respect of the Arrangement Resolution is obtained, no additional approval or vote from any holders of any class or series of authorized shares of the Company would then be necessary to adopt this Agreement or the Plan of Arrangement and approve the Transactions. The Company Shareholders that are party to the Support Agreements are the registered holders of at least 662/3% of the Company Shares and all of the Company Preferred Shares as of the date hereof.

(b)    NewCo has made available to SPAC a complete and correct copy of the resolutions of the NewCo Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of authorized shares of NewCo necessary to adopt this Agreement and the Plan of Arrangement and approve the Transactions is the affirmative vote or prior written consent of the sole shareholder of NewCo as at the date hereof (the “NewCo Shareholder Approval”).

SECTION 3.21    Certain Business Practices.

(a)    Neither the Company nor the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any of their respective officers or directors is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors or officers, relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s knowledge, is such a proceeding, investigation, or disclosure pending or threatened.

(b)    Neither the Company nor the Company Subsidiaries nor, to the Company’s knowledge, their respective officers or directors have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (a) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (b) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (c) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist the Company or any Company Subsidiary or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)    There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving the Company or any Company Subsidiary or, to the Company’s knowledge, their respective directors or officers relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Company or any Company Subsidiary with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)    The Company and the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)    The operations of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. The Company and the Company Subsidiaries, and, to the Company’s knowledge, their respective directors and officers have not knowingly falsified any entry in any book, record, or account of the Company or Company Subsidiaries, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s/Company Subsidiaries’ assets in reasonable detail.

(f)    Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary is a Person that is: (i) the subject of any Sanctions; or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including certain regions of Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

(g)    No director, officer or employee of the Company or any Company Subsidiary is a Government Official.

SECTION 3.22    Interested Party Transactions.

(a)    Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course or as set forth in Section 3.22(a) of the Company Disclosure Schedule, no director, officer or other Affiliate of the Company or any Company Subsidiary has, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation) (each such transaction, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2019, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company; or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b)    Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, there are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

SECTION 3.23    Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 3.24    Brokers. Except as set forth on Section 3.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts, including its engagement letter, between the Company and the Persons identified on Section 3.24 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 3.25    Sexual Harassment and Misconduct. No Company Group Member has entered into a settlement agreement with a current or former employee, officer or director of any Company Group Member resolving allegations of sexual harassment or other misconduct by an employee, officer or director of any Company Group Member, and there are no, and since January 1, 2021 there have not been any, Actions pending or, to the knowledge of the Company, threatened, against any Company Group Member, in each case, involving allegations of sexual harassment or other misconduct by an employee, officer or director of any Company Group Member.

SECTION 3.26    Solvency. No Company Group Member is the subject of an Insolvency Event and, to the knowledge of the Company, there are no circumstances that justify a Company Group Member being the subject of an Insolvency Event.

SECTION 3.27    Records.

(a)    The records of each Company Group Member:

(i)    are in the possession or under the control of the Company Group Member;

(ii)    have been properly maintained in all material respects in accordance with all applicable Laws in Canada or any other jurisdiction in which a Company Group Member operates;

(iii)    do not contain any material inaccuracies; and

(iv)    include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in Canada or any other jurisdiction in which a Company Group Member operates.

(b)    Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by a Company Group Member has been duly delivered or made.

SECTION 3.28    Company’s and NewCo’s Reliance. None of the Company or NewCo is relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC or any of its Subsidiaries or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the SPAC Disclosure Schedule), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 7.03. Neither SPAC nor any of its respective shareholders, Affiliates or Representatives shall have any liability to any of the Company or NewCo or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or NewCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule), the Transaction Documents or in any certificate delivered by SPAC pursuant to this Agreement. The Company and NewCo acknowledge that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC pursuant to this Agreement, neither SPAC nor any of its shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC and/or any of its Subsidiaries.

SECTION 3.29    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, AmalCo, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, AmalCo, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, AmalCo, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC Disclosure Schedule or the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SPAC hereby represents and warrants to each of the Company and NewCo as follows:

SECTION 4.01    Corporate Organization.

(a)    Each of SPAC and AmalCo is a corporation, exempted company or unlimited liability corporation, duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SPAC and AmalCo is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a SPAC Material Adverse Effect.

(b)    AmalCo is the only Subsidiary of SPAC. Except for AmalCo, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

SECTION 4.02    Organizational Documents. SPAC has, prior to the date of this Agreement, made available to the Company complete and correct copies of the SPAC Organizational Documents and the AmalCo Organizational Documents. The SPAC Organizational Documents and the AmalCo Organizational Documents are in full force and effect. Neither SPAC nor AmalCo is in material violation of any of the provisions of the SPAC Organizational Documents or the AmalCo Organizational Documents, as applicable. SPAC and AmalCo have conducted their business in compliance with the SPAC Organizational Documents or the AmalCo Organizational Documents, respectively, except for such failures, individually or in the aggregate which have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

SECTION 4.03    Capitalization.

(a)    The authorized share capital of SPAC is $55,500, divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 preferred shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement, (i) 31,625,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 7,906,250 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 28,550,000 SPAC Warrants are issued and outstanding, and (v) 28,550,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The New SPAC Class B Common Shares outstanding after the SPAC Amalgamation will be exchanged for New SPAC Class A Common Shares on the Closing Date pursuant to the New SPAC Articles and in accordance with the terms of the Plan of Arrangement.

(b)    All outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Units and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c)    Except for the SPAC Warrants and the SPAC Class B Ordinary Shares, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the letter agreement entered into by and among SPAC, Sponsor and the other parties thereto in connection with SPAC’s initial public offering, the Sponsor Letter and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares or any of the Equity Interests or other securities of SPAC. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d)    As of the date of this Agreement, one common share of AmalCo is issued and outstanding. At all times prior to the Company Amalgamation Effective Time, no other Equity Interests of AmalCo shall be issued or outstanding. The outstanding common share of AmalCo (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued and granted or allotted to SPAC, and is legally and beneficially owned by SPAC, free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws and the AmalCo Organizational Documents and (iii) was issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which AmalCo is a party and the AmalCo Organizational Documents.

SECTION 4.04    Authority Relative to This Agreement. Each of SPAC and AmalCo has all necessary corporate or limited company power and authority to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval and the AmalCo Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SPAC and AmalCo and the consummation by SPAC and AmalCo of the Transactions have been, subject to the receipt of SPAC Shareholder Approval and the AmalCo Shareholder Approval, duly and validly authorized by all necessary corporate or limited company action and no other corporate or limited company proceedings on the part of SPAC or AmalCo are necessary to authorize this Agreement or to consummate the Transactions (other than the SPAC Shareholders Meeting to be convened and the receipt of the SPAC Shareholder Approval at the SPAC Shareholders Meeting and the AmalCo Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC and AmalCo and, assuming due authorization, execution and delivery by the Company and NewCo, constitutes a legal, valid and binding obligation of SPAC and AmalCo enforceable against SPAC and AmalCo in accordance with its terms subject to the Remedies Exceptions.

SECTION 4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of SPAC and AmalCo does not, and the performance of the Transactions by SPAC and AmalCo will not, subject to receipt of the SPAC Shareholder Approval and the AmalCo Shareholder Approval, (i) conflict with or violate the SPAC Organizational Documents or the AmalCo Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to SPAC or AmalCo or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC or AmalCo pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which SPAC or AmalCo is a party or by which SPAC or AmalCo or any asset or property is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)    The execution and delivery of this Agreement by SPAC and AmalCo does not, and the performance of the Transactions by SPAC and AmalCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and Canadian securities Laws; (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands in accordance with the Companies Act and the applicable requirements and required approval of the Alberta Corporate Registrar in accordance with the ABCA; (iii) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a SPAC Material Adverse Effect.

SECTION 4.06    Compliance.

(a)    Neither SPAC nor AmalCo is or has been in conflict with, or in default, breach or violation of (a) any Law applicable to SPAC or AmalCo or by which any property or asset of SPAC or AmalCo is bound or affected including Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws, or (b) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which SPAC or AmalCo is a party or by which SPAC or AmalCo or any property or asset of SPAC or AmalCo is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. SPAC and AmalCo are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, and AmalCo to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

SECTION 4.07    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since August 10, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore made available to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c)    Except as and to the extent set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities, debts and obligations that have arisen since the date of the most recent balance sheet included in the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports in the Ordinary Course; (B) liabilities, debts and obligations incurred in connection with the Transactions; and (C) liabilities for fees and expenses incurred in connection with the Transactions.

(d)    Since its initial public offering, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e)    SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)    SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since August 10, 2021, there have been no material changes in SPAC’s internal control over financial reporting.

(g)    There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 4.08    Absence of Certain Changes or Events.

(a)    AmalCo was formed on September 12, 2022, solely for the purpose of engaging in the Transactions and is, and will be at all times prior to the Company Amalgamation, wholly owned by SPAC or New SPAC. Since the date of its organization, AmalCo has not engaged, and at all times prior to the Company Amalgamation will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which AmalCo is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. AmalCo does not have, and prior to the Company Amalgamation will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(b)    Since August 10, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the Ordinary Course, (ii) there has not been a SPAC Material Adverse Effect, and (iii) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants sets forth in Section  5.02.

SECTION 4.09    Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC or AmalCo, or any property or asset of SPAC, or AmalCo. Neither SPAC nor AmalCo nor any material property or asset of SPAC or AmalCo is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority or any material order, writ, judgement, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10    Board Approval; Vote Required.

(a)    The SPAC Board and the SPAC Special Committee have made available to the Company a complete and correct copy of the resolutions of the SPAC Board and the SPAC Special Committee in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the SPAC Shareholder Approval.

(b)    AmalCo has made available to the Company a complete and correct copy of the resolutions of the AmalCo Board, in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any interest of AmalCo necessary to adopt this Agreement and the Plan of Arrangement and approve the Transactions is the affirmative vote or prior written consent of the sole shareholder of AmalCo as at the date hereof (the “AmalCo Shareholder Approval”).

SECTION 4.11    Brokers. Except as set forth on Section 4.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or AmalCo. SPAC has provided the Company with a true and complete copy of all Contracts, including its engagement letter, between SPAC, AmalCo and the Persons identified in Section 4.11 of the SPAC Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.12    SPAC Trust Account. As of the date of this Agreement, SPAC has no less than $319,412,500 in the trust account established by SPAC for the benefit of its public shareholders (including, if applicable, an aggregate of approximately $11,068,750 of Deferred Underwriting Fees) maintained at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 10, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate Contracts, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than the public shareholders of SPAC who shall have elected to redeem their public shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder has exercised its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the funds in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 4.13    Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and AmalCo have no and have never had any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC and AmalCo have no unsatisfied material liability with respect to any officer or director. SPAC and AmalCo have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 4.14    Taxes.

(a)    All material Tax Returns of SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by SPAC, or for which SPAC may be liable, have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of this Agreement. SPAC has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equity holder or other third party. SPAC has not taken advantage of any Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any material payment obligation of SPAC to any Taxing Authority.

(b)    Other than as a beneficiary thereto, SPAC is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)    SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which SPAC is or was a member.

(d)    SPAC has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes. SPAC does not have any material liability for the Taxes of any Person as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, in each case other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)    SPAC is not a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and SPAC has no request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(f)    SPAC has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(g)    No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to SPAC. There is no outstanding claim, assessment or deficiency against SPAC for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of SPAC, threatened by any Taxing Authority.

(h)    SPAC has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(i)    There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of SPAC except for Permitted Liens.

(j)    SPAC has not received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC does not file Tax Returns stating that SPAC is or may be subject to Tax in such jurisdiction.

(k)    To the knowledge of SPAC, SPAC is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(l)    SPAC is in material compliance with all terms and conditions of any Tax Incentives and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m)    None of Sections 80 to 80.04, both inclusive, of the Canadian Tax Act have applied or will apply to SPAC. SPAC has no material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act.

(n)    SPAC has not acquired property from any Person in circumstances where SPAC did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(o)    SPAC has not taken any action that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent SPAC from taking any actions required by this Agreement or any Ancillary Agreement. To SPAC’s knowledge, as of the date hereof, there are not any facts or circumstances that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent SPAC from taking any actions required by this Agreement or any Ancillary Agreement.

(p)    On the Closing Date, SPAC will be a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

SECTION 4.15    Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DCRDU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DCRD.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DCRDW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

SECTION 4.16    Business Activities; Assets.

Since its incorporation, SPAC has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the SPAC Organizational Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). SPAC does not own any real property. SPAC does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by SPAC is owned free and clear of any Lien.

SECTION 4.17    Material Contracts.

(a)    Section 4.17 of the SPAC Disclosure Schedule lists, as of the date of this Agreement, lists all material Contracts to which SPAC is a party or by which SPAC or any of its assets or properties is bound, including without limitation any the following types of Contracts to which SPAC is a party or bound (such Contracts as are required to be set forth on Section 4.17 of the SPAC Disclosure Schedule being the “SPAC Material Contracts”):

(i)    each Contract to which SPAC is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by SPAC on the date of this Agreement;

(ii)    each Contract with any of the Affiliates of SPAC;

(iii)    all Contracts evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which SPAC granted to any Person a security interest in or Lien on any of the material property or assets of SPAC, and all Contracts guarantying the debts or other obligations of any Person;

(iv)    all Contracts that limit, or purport to limit, the ability of SPAC to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses;

(v)    all Contracts relating to a SPAC Interested Party Transaction; and

(vi)    all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on SPAC, including injunctive or other non-monetary relief.

(b)    (i) Each SPAC Material Contract is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other parties thereto, and SPAC is not in breach or violation of, or default under, any SPAC Material Contract nor has any SPAC Material Contract been canceled by the other party; (ii) to SPAC’s knowledge, no other party is in breach or violation of, or default under, any SPAC Material Contract; and (iii) SPAC has not received any written, or to the knowledge of SPAC, oral claim of default under any such SPAC Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a SPAC Material Adverse Effect. No party to a SPAC Material Contract has given written notice of or, to the knowledge of SPAC, threatened (i) any potential exercise of termination rights with respect to any SPAC Material Contract or (ii) any non-renewal or modification of any SPAC Material Contract.

(c)    SPAC has furnished or made available to the Company true and complete copies of all SPAC Material Contracts, including amendments thereto that are material in nature.

SECTION 4.18    Certain Business Practices.

(a)    Neither SPAC, nor to the knowledge of SPAC, any of its officers or directors is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither SPAC nor, to the knowledge of the SPAC, any of its directors or officers is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving SPAC or, to SPAC’s knowledge, any of its directors or officers, relating to Sanctions Laws or Ex-Im Laws, nor to SPAC’s knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b)    Neither SPAC nor to the knowledge of SPAC, any of its directors or officers have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (a) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (b) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (c) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist SPAC or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)    There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving SPAC or, to its knowledge, its directors or officers relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of SPAC, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on SPAC with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)    SPAC has conducted its business in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)    The operations of SPAC is and has been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. SPAC and to its knowledge, its directors and officers have not knowingly falsified any entry in any book, record, or account of SPAC, and all such entries fairly and accurately reflect the relevant transactions and dispositions of SPAC’s assets in reasonable detail.

(f)    No directors or officers of SPAC is a Person that is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) a Sanctioned Person; or (ii) located, organized, or resident in a Sanctioned Country; or (iii) otherwise targeted under any Sanctions Laws.

(g)    No director or officer of SPAC is a Government Official.

SECTION 4.19    Interested Party Transactions.

(a)    Except for the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of SPAC has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that SPAC furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, SPAC, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with SPAC (including any “preferred pricing” or similar benefit enjoyed by SPAC as a result of any such affiliation) (each such transaction, a “SPAC Interested Party Transaction”). The Company has not, since incorporation, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of SPAC; or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between SPAC on the one hand and any immediate family member of any director, officer of SPAC on the other hand.

(b)    There are no transactions, Contracts, arrangements or understandings between SPAC, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

SECTION 4.20    Solvency. SPAC is not the subject of an Insolvency Event and, to the knowledge of SPAC, there are no circumstances that justify SPAC being the subject of an Insolvency Event.

SECTION 4.21    Sexual Harassment and Misconduct. (a) SPAC has not entered into a settlement agreement with a current or former officer or director of SPAC, resolving allegations of sexual harassment or other misconduct by an officer or director of SPAC, and (b) there are no, and since the formation of SPAC, there have not been any Actions pending or, to the knowledge of SPAC, threatened, against SPAC, in each case, involving allegations of sexual harassment or other misconduct by an officer or director of SPAC.

SECTION 4.22    Records.

(a)    The records of SPAC:

(i)    are in the possession or under the control of SPAC;

(ii)    have been properly maintained in all material respects in accordance with all applicable Laws of the Cayman Islands or any other jurisdiction in which SPAC operates;

(iii)    do not contain any material inaccuracies; and

(iv)    include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in the Cayman Islands or any other jurisdiction in which SPAC operates.

(b)    Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by SPAC has been duly delivered or made.

SECTION 4.23    Insurance.

(a)    Section 4.23 of the SPAC Disclosure Schedule sets forth, with respect to each material insurance policy under which SPAC is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b)    With respect to each such Insurance Policy, except as would not be expected to result in a SPAC Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) SPAC is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of SPAC, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.24    SPAC’s and AmalCo’s Independent Investigation and Reliance. Each of SPAC and AmalCo is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and AmalCo together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and AmalCo and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. None of SPAC or AmalCo is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 7.02. None of the Company, NewCo, nor any of their respective shareholders, Affiliates or Representatives shall have any liability to SPAC, AmalCo or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, AmalCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule), the Transaction Documents or in any certificate delivered by the Company pursuant to this Agreement. SPAC and AmalCo acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or any certificate delivered by the Company pursuant to this Agreement, none of the Company, NewCo, nor any of their respective shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

SECTION 4.25    Investment Canada Act. SPAC is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the Investment Canada Act.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.01    Conduct of Business by the Company.

(a)    The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)    conduct their business in the Ordinary Course; and

(ii)    use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all material Oil and Gas Properties and all Company Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b)    By way of amplification and not limitation, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)    amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary, other than pursuant to the exercise or settlement (as applicable) of Company Options, Company Preferred Shares, Company RSUs or Company Warrants, that are outstanding as of the date of this Agreement in accordance with their terms;

(iv)    form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)    declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests, other than non-cash accruing dividends on the Company Series VII Preferred Shares;

(vi)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests other than purchases of Company Common Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Company Options or Company RSUs in accordance with their terms;

(vii)     (A) acquire (including without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances other than the reimbursement of expenses of employees in the Ordinary Course, or intentionally grant any security interest in any of its assets; or (C) merge, consolidate, combine or amalgamate with any Person;

(viii)    other than in the Ordinary Course, as required under the terms of any Employee Benefit Plan in effect on the date hereof (or any Employee Benefit Plan adopted or amended after the date hereof in accordance with this Agreement) or as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor receiving annual compensation equal to or greater than $300,000, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor receiving annual compensation equal to or greater than $300,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees; (E) hire any new employees holding an executive position; or (E) transfer or terminate the employment or engagement of any employee holding an executive position other than any such termination for cause;

(ix)    adopt, amend and/or terminate any material Employee Benefit Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(x)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi)    other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)     other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii)    materially amend or modify any Oil and Gas Lease, extend, renew or terminate any material Oil and Gas Lease, or enter into any new material Oil and Gas Lease;

(xiv)    other than in the Ordinary Course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company-Owned IP to the extent such Company-Owned IP remains material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv)    other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any material Intellectual Property related to the business of the Company;

(xvi)    enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii)    voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii)    fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

(xix)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xx)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 5.02    Conduct of Business by SPAC.

(a)    Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Company Amalgamation Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and AmalCo shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, and SPAC shall cause AmalCo not to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)    amend or otherwise change the SPAC Organizational Documents or the AmalCo Organizational Documents;

(ii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or AmalCo, except as required by the SPAC Organizational Documents;

(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, other than redemptions from the funds in the Trust Account that are required pursuant to the SPAC Organizational Documents;

(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of any of its Equity Interests or any Equity Interests in AmalCo, except for redemptions from the funds in the Trust Account and the Class B Conversion;

(v)    form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(vi)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SPAC or AmalCo, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including, without limitation, any phantom interest), of SPAC or AmalCo, except in connection with the Class B Conversion or in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(vii)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into any strategic joint ventures, partnerships or alliances with any other Person, or (B) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up, except as required by the SPAC Organizational Documents;

(viii)    incur any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or AmalCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(ix)    merge, consolidate, combine or amalgamate with any Person;

(x)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xi)     other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC or AmalCo, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)    amend the Trust Agreement or any other agreement related to the Trust Account;

(xiii)    other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any SPAC Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of SPAC’s material rights thereunder, or (B) enter into any Contract that would have been a SPAC Material Contract had it been entered into prior to the date of this Agreement;

(xiv)    hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xv)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(xvi)    other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC; or

(xvii)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 5.03    Conduct of Business by NewCo and AmalCo . Between the date hereof and the Company Amalgamation Effective Time or the earlier termination of this Agreement, none of NewCo or

AmalCo shall engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

SECTION 5.04    Domestication.

(a)    Subject to obtaining the SPAC Shareholder Approval, prior to the SPAC Amalgamation, SPAC shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the ABCA and the Companies Act, including by (a) making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act in connection with the Domestication and the Alberta Corporate Registrar, (b) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands and (c) obtaining a Certificate of Continuation issued pursuant to section 188 of the ABCA. The Domestication shall be effective upon obtaining the Certificate of Continuation issued pursuant to section 188 of the ABCA.

(b)    For the avoidance of doubt (i) any reference in this Agreement to SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares for periods from and after the Domestication and prior to the SPAC Amalgamation will be deemed to refer to SPAC Class A Common Shares and SPAC Class B Common Shares (respectively); and (ii) any reference in this Agreement to SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Units or SPAC Warrants for periods from and after the SPAC Amalgamation will be deemed to refer to the New SPAC Class A Common Shares, New SPAC Class  B Common Shares, New SPAC Units and New SPAC Warrants (respectively).

SECTION  5.05    Claims Against Trust Account. The Company and NewCo agree that, notwithstanding any other provision contained in this Agreement, the Company and NewCo do not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company and/or NewCo on the one hand, and SPAC and/or AmalCo on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company and NewCo hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the funds in the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or NewCo from pursuing a claim against SPAC, AmalCo or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC or AmalCo to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC, AmalCo or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company, NewCo, or any of their Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SPAC shall be entitled to recover from the Company and NewCo the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action.

SECTION 5.06    Change of Name. In the event the conditions precedent set out in Article VII of this Agreement are not satisfied or waived, and the Parties do not procced with the steps set forth in Section 3.2 of the Plan of Arrangement and the SPAC Amalgamation has occurred, SPAC shall take all actions necessary to cause New SPAC to change the name of New SPAC to a name that does not include a reference to “Hammerhead” concurrently with termination of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Registration Statement / Proxy Statement.

(a)    As promptly as reasonably practicable after the date hereof, SPAC, the Company and NewCo shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and NewCo shall file with the SEC, a registration statement on Form F-4 relating to the Transactions (the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to NewCo and which will be used as a proxy statement with respect to the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market). Each of SPAC, NewCo and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, NewCo and the Company shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.01; provided, however, that none of SPAC, NewCo nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. NewCo shall promptly advise the Company and SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the securities covered by the Registration Statement / Proxy Statement for offering or sale in any jurisdiction, and each of NewCo, SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b)    Unless required by the relevant law, no filing of, or amendment or supplement to the Registration Statement / Proxy Statement will be made by NewCo, the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of NewCo, the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of NewCo, the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the SEC or the staff of the SEC relating to the Registration Statement / Proxy Statement will be made by NewCo, the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)    SPAC represents that the information supplied by SPAC and AmalCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the Closing. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to SPAC, AmalCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)    The Company represents that the information supplied by the Company and NewCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the Closing. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC. All documents that NewCo is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)    If either Party sends any material communication regarding Tax consequences related to the Transactions to its equity holders, including the Company Information Circular, each Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equity holders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

(f)    The Parties shall prepare and NewCo (as predecessor of New SPAC) or New SPAC, as applicable, shall file with the Alberta Securities Commission, a preliminary and final non-offering prospectus in sufficient time for New SPAC to become a reporting issuer in the Province of Alberta as promptly as reasonably practicable following (but not on or before) the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and NewCo shall give SPAC and its counsel a reasonable opportunity to review and comment on drafts of the preliminary and final non-offering prospectus prior to their respective filings and shall accept the reasonable comments made by SPAC and its counsel for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto.

SECTION 6.02    SPAC Shareholders Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) to seek (A) approval of the Domestication, including the Domestication Articles, (B) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the approval of the Arrangement Resolution) (the “Business Combination Proposal”), (C) if put, the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if put, such proposal will be put before any of the foregoing proposals) and (D) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (D), together, the “Transaction Proposals”), which SPAC Shareholders Meeting shall be held as promptly in accordance with the SPAC Organizational Documents as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SPAC Shareholders at the SPAC Shareholders Meeting. SPAC shall, through the SPAC Board, upon recommendation of the SPAC Special Committee, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board, upon recommendation of the SPAC Special Committee, recommends that the SPAC Shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board, upon the recommendation of the SPAC Special Committee, may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Special Committee determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Special Committee or the SPAC Board of its fiduciary obligations under applicable Law (provided that such notification would not, after consultation with its outside legal counsel, constitute a breach by the SPAC Special Committee or the SPAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, (a) SPAC may postpone or adjourn the SPAC Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to the SPAC Shareholders or if, as of the time for which the SPAC Shareholders Meeting is scheduled, there are insufficient SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals and (b) SPAC shall provide the Company with (i) updates with respect to the aggregate tally of the proxies received by SPAC in respect of the Transaction Proposals, (ii) updates with respect to any communication (written or oral) from any SPAC Shareholder in opposition to the Transaction Proposals, (iii) the right to reasonably demand postponement or adjournment of the SPAC Shareholders Meeting if, based on the tally of proxies, SPAC will not receive the SPAC Shareholder Approval in respect of the Business Combination Proposal; provided, that the SPAC Shareholders Meeting, so postponed or adjourned at the request of the Company, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the date of the first SPAC Shareholders Meeting, and (v) the right to review and comment on all communications sent to SPAC Shareholders in connection with the SPAC Shareholders Meeting.

SECTION 6.03    Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Company Amalgamation Effective Time, the Company, SPAC, NewCo and AmalCo shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party

(and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)    All information obtained by the Parties pursuant to this Section 6.03 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 11, 2022, by and between the Company and SPAC (the “Confidentiality Agreement”).

(c)    Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 6.04    Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Company Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article VIII, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (x) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any Subsidiary, (y) the sale or transfer of the assets of the Company and its Subsidiaries to any Person (except, in the cases of clauses (x) and (y) with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of this Agreement, the Support Agreements or the Plan of Arrangement), or (z) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand and (B) with respect to SPAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that since January 1, 2021 has executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (a) Closing, and (b) the termination of this Agreement pursuant to

Article VIII, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.04 by such Party.

SECTION 6.05    Employee Matters.

(a)    The New SPAC shall, or shall cause its applicable Subsidiary to, provide the employees of the Company who remain employed immediately after the Closing (the “Continuing Employees”), with continuing employment on substantially similar terms to their current employment, and credit for purposes of eligibility to participate, vesting and determining entitlement to or the level of benefits, as applicable, but not for purposes of benefit accrual, under any Employee Benefit Plan established or maintained by the New SPAC or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit pension plans or programs) for their service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit for the same period of service. In addition, subject to the terms of all governing documents and the consent of the applicable insurer, the New SPAC shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the New SPAC or any of its Subsidiaries that cover the Continuing Employees or their dependents to the extent satisfied or waived under those health and welfare benefit plans in which such Continuing Employee currently participates, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the New SPAC shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b)     Prior to the Closing, NewCo (or New SPAC as its successor) shall adopt a customary equity incentive plan that is reasonably acceptable to the Company and SPAC.

(c)    The provisions of this Section 6.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Current Employee or Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, SPAC, NewCo, AmalCo or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

(d)    Prior to the Closing, NewCo and the Company shall use reasonable best efforts to obtain (i) a duly executed termination agreement relating to the employment agreement of each of Scott Sobie, Michael Kohut, Daniel Labelle, David Anderson and Nicki Stevens in force and effect as of the date hereof and (ii) an employment agreement entered into by and between New SPAC or one of its Affiliates and each of Scott Sobie, Michael Kohut, Daniel Labelle, David Anderson and Nicki Stevens on terms mutually agreeable by each of such officers and New SPAC, in each case subject to and effective as of Closing and approved by SPAC.

SECTION 6.06    Directors’ and Officers’ Indemnification.

(a)    Following the Closing, the organizational documents of the New SPAC shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC or any Subsidiary of SPAC (“SPAC Indemnified Persons”) than are set forth in the SPAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SPAC Indemnified Persons, unless such modification shall be required by applicable Law. With respect to the provisions of the organizational documents of the Company or the Amalgamated Company, as applicable, and any Company Subsidiaries or any agreement or contract relating to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or such Company Subsidiary (“Company Indemnified Persons”), such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the Company Indemnified Persons, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, the New SPAC shall defend, indemnify and hold harmless each present and former director and officer of the Company, SPAC, AmalCo, and NewCo against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors or officers in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)    Prior to the Closing, the Company may purchase a prepaid “tail” policy or policies in respect of the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s D&O Insurance (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to the Company for coverage of the Company and the Amalgamated Company under such insurance policy or policies for the most recent policy year (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then the Company may obtain a “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. The New SPAC shall maintain any such “tail” policy or policies in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, NewCo, SPAC and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.06(b), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c)    Prior to or in connection with the Closing, SPAC or NewCo shall purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to SPAC for coverage of SPAC under such insurance policy or policies for the most recent policy year (the “SPAC Maximum Annual Premium”). If the premium of such insurance coverage exceeds the SPAC Maximum Annual Premium, then SPAC may obtain a “tail” policy or policies with the greatest coverage available for a cost not exceeding the SPAC Maximum Annual Premium from an insurance carrier with the same or better credit rating as SPAC’s current directors’ and officers’ liability insurance carrier. The New SPAC shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

(d)    Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of the New SPAC. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.06(d), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)    On the Closing Date, the New SPAC shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company and the New SPAC with the post-Closing directors and officers of the New SPAC, and (ii) shall assume all rights and obligations of SPAC under all indemnification agreements then in effect between SPAC and any Person who is or was a director or officer of SPAC prior to the SPAC Amalgamation Effective Time and that have either been (a) made available to the Company prior to the date hereof or (b) are entered into after the date hereof in accordance with Section 5.02, which indemnification agreements shall continue to be effective following the Closing.

(f)    For a period of six (6) years from the Closing, the New SPAC shall defend, indemnify and hold harmless the Sponsor, its Affiliates, and their respective present and former directors and officers (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (“Indemnified Liabilities”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the Transactions and the Sponsor’s ownership of equity securities of SPAC, or its control or ability to influence SPAC, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of the Sponsor Letter or any other agreement between the Sponsor, on the one hand, and the Company or New SPAC or any of their respective Subsidiaries, on the other hand, or (ii) fraud of an Indemnified Party; in each case for the foregoing clauses (i) and (ii), solely if such breach or fraud is established by a final, non-appealable judgment.

SECTION 6.07    Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 6.08    Further Action; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied.

(b)    Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any

Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 6.09    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 6.09 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.09.

SECTION 6.10    Stock Exchange Listing. From the date of this Agreement through the SPAC Amalgamation Effective Time, SPAC shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units to be tradable over, the Nasdaq Capital Market. From the date of this Agreement through the SPAC Amalgamation Effective Time, the Parties shall use reasonable best efforts to have New SPAC listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the Parties in writing, as of the SPAC Amalgamation Effective Time.

SECTION 6.11     Trust Account. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Company Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 6.12    Certain Actions.

(a)    Immediately prior to the Closing, the Company shall, and shall cause its Affiliates to, terminate or cause to be terminated all of the agreements set forth on Section 6.12 of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and all Company Group Members shall be released from all liabilities thereunder effective as of the Closing.

(b)    Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 6.12(b)), commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 6.12(b), the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

SECTION 6.13    Intended Tax Treatment. This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall use its reasonable best efforts to: (a) cause the Transactions contemplated by this Agreement to qualify for the Intended Tax Treatment; (b) except for actions required by this Agreement or any Ancillary Agreement, not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; (c) report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless, solely in the case of the Intended U.S. Tax Treatment, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or, solely in the case of the Intended Canadian Tax Treatment, required to do so pursuant to applicable Law; and (d) cooperate with one another, their respective Tax advisors and the Tax advisors of the Key Company Shareholders in connection with providing to SPAC, NewCo, the Company, or any of the Key Company Shareholders any opinion or other advice relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion or advice. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to SPAC or any equity holders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or any equity holders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations. Concurrently with the Closing, New SPAC will deliver to certain of the Key Company Shareholders the Letter Agreement.

SECTION 6.14    Delivery of Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”), and (ii) any other audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement (together with the Audited Financial Statements, the “Updated Financial Statements”); provided that upon delivery of such Updated Financial Statements as and when such Updated

Financial Statement have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement / Proxy Statement, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 6.14, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

SECTION 6.15    Post-Closing Directors and Officers. All officers and directors of New SPAC, in each case immediately prior to the Company Amalgamation Effective Time, shall execute written resignations effective as of the Company Amalgamation Effective Time. The Parties hereto shall take all necessary action so that immediately after the Company Amalgamation Effective Time, the Post-Closing Officers and Directors shall serve as the sole officers and directors of the New SPAC.

SECTION 6.16    NewCo and AmalCo Shareholder Approvals.

(a)    Promptly following the execution of this Agreement, the Company shall deliver the NewCo Shareholder Approval as the sole shareholder of NewCo.

(b)    Promptly following the execution of this Agreement, SPAC shall deliver the AmalCo Shareholder Approval as the sole shareholder of AmalCo.

SECTION 6.17    Transferred Information.

(a)    Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions, and if the determination is made to proceed with such Transactions, to complete them.

(b)    Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)    After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)    Where required by applicable Law, the Company further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

SECTION 6.18    Extension. If either Party reasonably believes that the Closing will not occur on or before February 13, 2023, SPAC shall take all actions necessary to seek the approval of the SPAC Shareholders to extend the deadline for SPAC to consummate its initial business combination to a date after February 13, 2023 in accordance with the SPAC Organizational Documents so as to permit the consummation of the Transactions.

ARTICLE VII

CONDITIONS TO THE TRANSACTIONS

SECTION 7.01    Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, NewCo and AmalCo to consummate the Company Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Company Amalgamation Effective Time of the following conditions:

(a)    Company Required Approval. The Company Required Approval of the Arrangement Resolution shall have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Arrangement Resolution shall have been delivered to SPAC.

(b)    Final Order. The Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c)    SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Companies Act, the SPAC Organizational Documents and the rules and regulations of Nasdaq Capital Market and a certified copy of such Arrangement Resolution shall have been delivered to the Company.

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e)    Stock Exchange Listing. The New SPAC Class A Common Shares and New SPAC Warrants shall have been accepted for listing on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(f)    Penny Stock. The New SPAC Class A Common Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(g)    Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(h)    Pre-Closing Transactions. The Domestication and the SPAC Amalgamation shall have been consummated in accordance with this Agreement and the Plan of Arrangement, as applicable.

(i)    Delivery of the Letter Agreement. Delivery of the Letter Agreement to the Key Company Shareholders set forth in the Letter Agreement in accordance with Section 6.13 (Intended Tax Treatment).

SECTION 7.02    Conditions to the Obligations of SPAC and AmalCo. The obligations of SPAC and AmalCo to consummate the Company Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Company Amalgamation Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in (x) Section 3.01, Section 3.02, Section 3.03 (other than 3.03(a) and 3.03(c)), Section 3.04, Section 3.05(a)(i),

Section 3.20 and Section 3.24 shall each be true and correct in all material respects as of the date hereof and the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 3.03(a), 3.03(c), 3.08(a) and 3.08(b) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of this Section 7.02(a), a representation or warranty made with respect to NewCo that was true and correct (to the applicable standard set forth above) as of the SPAC Amalgamation Effective Time shall be deemed to be true and correct as of the Company Amalgamation Effective Time.

(b)    Agreements and Covenants.

(i)    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that for the purposes of this Section 7.02(b)(i), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(ii)    NewCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that for purposes of this Section 7.02(b)(ii), a covenant of NewCo shall only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to NewCo (or if earlier, the Outside Date).

(c)    Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, certifying (on the Company’s behalf and without personal liability) as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d).

(d)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Company Amalgamation Effective Time.

SECTION 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Company Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Company Amalgamation Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of SPAC contained in (x) Section 4.01, Section 4.02, Section 4.03 (other than 4.03(a), 4.03(b) and 4.03(c)), Section 4.04, Section 4.05(a)(i), Section 4.10 and Section 4.11 shall each be true and correct in all material respects as of the date hereof and the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.08(a) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)    Agreements and Covenants.

(i)    SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that for the purposes of this Section 7.03(b)(i), a covenant of SPAC shall only be deemed to have not been performed if SPAC has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(ii)    AmalCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(ii), a covenant of AmalCo shall only be deemed to have not been performed if AmalCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c)    Officer Certificate. New SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the former Chief Executive Officer of SPAC and current Chief Executive Officer of New SPAC, certifying (on SPAC’s behalf and without personal liability) as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(d).

(d)    Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Company Amalgamation Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Company Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC or the Company, as follows:

(a)    by mutual written consent of SPAC and the Company;

(b)    by either SPAC or the Company if the Company Amalgamation Effective Time shall not have occurred prior to April 25, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date;

(c)    by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d)    by either SPAC or the Company if the SPAC Shareholder Approval of the Transaction Proposals is not obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Companies Act, the SPAC Memorandum and Articles of Association and the rules and regulations of Nasdaq Capital Market, except that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the SPAC Shareholder Approval;

(e)    by either SPAC or the Company if the Company Required Approval in respect of the Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law except that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the Company Shareholder Approval;

(f)    by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or NewCo set forth in this Agreement, or if any representation or warranty of the Company or NewCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC or AmalCo is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company or NewCo, SPAC may not terminate this Agreement under this Section 8.01(f) for so long as the Company or NewCo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or AmalCo set forth in this Agreement, or if any representation or warranty of SPAC or AmalCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company or NewCo are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or AmalCo, the Company may not terminate this Agreement under this Section 8.01(g) for so long as SPAC or AmalCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to SPAC and the Outside Date; and

(h)    by the Company, at any time prior to SPAC’s receipt of the SPAC Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation.

SECTION 8.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) as set forth in Article IX, and any corresponding definitions set forth in Article I, (ii) in the case of termination subsequent to a willful and material breach of this Agreement by a Party or (iii) in the case of Fraud.

SECTION 8.03    Expenses. Except as set forth in this Section 8.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that if the Closing shall occur, New SPAC shall pay or cause to be paid, (i) the SPAC Transaction Expenses (ii) the Company Transaction Expenses; and (iii) the out-of-pocket fees and expenses of the Key Company Shareholders incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of each of the Key Company Shareholders.

SECTION 8.04    Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Company Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 8.05    Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or NewCo, (ii) waive any inaccuracy in the representations and warranties of the Company or NewCo contained herein or in any document delivered by the Company or NewCo pursuant hereto and (iii) waive compliance with any agreement of the Company or NewCo or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or AmalCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or AmalCo contained herein or in any document delivered by SPAC or AmalCo pursuant hereto and (iii) waive compliance with any agreement of SPAC or AmalCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or AmalCo:

Decarbonization Plus Acquisition Corporation IV

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076 Attention: Peter Haskopoulos and Robert Tichio

Email: phaskopoulos@riverstonellc.com, rtichio@riverstonellc.com with a copy to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

and

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, TX 77002

Attention: Ramey Layne

Email: rlayne@velaw.com

and

Bennett Jones LLP

4500, 855-2nd Street SW

Calgary, Alberta T2P 4K7

Attention: John Mercury; John Lawless

Email: MercuryJ@bennettjones.com; LawlessJ@bennettjones.com

if to the Company or NewCo:

Hammerhead Resources Inc.

2700, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Attention: Scott Sobie, President and Chief Executive Officer

Email: SSobie@hhres.com

with a copy to:

Burnet, Duckworth & Palmer LLP

2400, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko; Lindsay Cox

Email: wsm@bdplaw.com; lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz; Ian M. Hazlett

Email: agivertz@paulweiss.com; ihazlett@paulweiss.com

SECTION 9.02    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX and any corresponding definitions set forth in Article I.

SECTION 9.03    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamations) without the prior express written consent of the other Parties.

SECTION 9.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 2.10, Section 6.05(d), Section 6.06, Section 6.13, Section 8.03 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons and in the case of Section 6.13 and Section 8.03, the Key Company Shareholders in consideration for entering into the Support Agreements).

SECTION 9.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Companies Act shall also apply to the Domestication). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 9.07    Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

SECTION 9.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09    Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10    Specific Performance.

(a)    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 9.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

SPAC, NewCo, AmalCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

By	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

[Signature Page to Business Combination Agreement]

HAMMERHEAD ENERGY INC.

By:	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Business Combination Agreement]

2453729 ALBERTA ULC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

[Signature Page to Business Combination Agreement]

HAMMERHEAD RESOURCES INC.

By	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF DOMESTICATED ARTICLES

[Intentionally Omitted]

EXHIBIT B

FORM OF NEW SPAC ARTICLES

[Intentionally Omitted]

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

[Intentionally Omitted]

EXHIBIT D

FORM OF COMPANY CLOSING ARTICLES

[Intentionally Omitted]

EXHIBIT E

FORM OF NEW SPAC CLOSING ARTICLES

[Intentionally Omitted]

EXHIBIT F

FORM OF ARRANGEMENT RESOLUTION

[Intentionally Omitted]

EXHIBIT G

FORM OF PLAN OF ARRANGEMENT

[Intentionally Omitted]

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

EXHIBIT I

FORM OF LETTER AGREEMENT

[Intentionally Omitted]

SCHEDULE A

COMPANY KNOWLEDGE PERSONS

1.	Scott Sobie
2.	Mike Kohut
3.	Daniel Labelle
4.	David Anderson
5.	Nicki Stevens

Schedule A

SCHEDULE B

SPAC KNOWLEDGE PERSONS

1.	Robert Tichio
2.	Peter Haskopoulos

Schedule B

SCHEDULE C

KEY COMPANY SHAREHOLDERS

1.	Riverstone V REL Hammerhead B.V.
2.	REL Hammerhead B.V.
3.	Riverstone V Investment Management Coöperatief U.A.
4.	Riverstone V CIOC LP
5.	ZAM Ventures Luxembourg II S.À.R.L.
6.	HV RA II LLC
7.	Scott Sobie
8.	Michael Kohut
9.	Daniel Labelle
10.	David Anderson
11.	Nicki Stevens
12.	J. Paul Charron
13.	A. Stewart Hanlon

Schedule C

SCHEDULE D

LOCK-UP SHAREHOLDERS

1.	Riverstone V REL Hammerhead B.V.
2.	REL Hammerhead B.V.
3.	Riverstone V Investment Management Coöperatief U.A.
4.	Riverstone V CIOC LP
5.	ZAM Ventures Luxembourg II S.À.R.L.
6.	HV RA II LLC
7.	Scott Sobie
8.	Mike Kohut
9.	Daniel Labelle
10.	David Anderson
11.	Nicki Stevens
12.	J. Paul Charron
13.	A. Stewart Hanlon
14.	Robert Tichio
15.	Jesal Shah

Schedule D

Annex B-1

FORM OF DOMESTICATION ARTICLES AND BYLAWS

[Attached]

BUSINESS CORPORATIONS ACT

FORM 11

Alberta	ARTICLES OF CONTINUANCE
1. NAME OF THE CORPORATION: DECARBONIZATION PLUS ACQUISITION IV CORPORATION	2. CORPORATE ACCESS NO.
3.	THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE

The attached Schedule of Share Capital is incorporated into and forms part of this form.

4.	RESTRICTIONS IF ANY ON SHARE TRANSFERS:

None.

5.	NUMBER OR MINIMUM AND MAXIMUM NUMBER, OF DIRECTORS THAT THE CORPORATION MAY HAVE:

Not less than Three (3) directors and not more than Nine (9) directors.

6.	RESTRICTION IF ANY ON BUSINESS THE CORPORATION MAY CARRY ON.

None.

7.	IF CHANGE OF NAME EFFECTED, PREVIOUS NAME.

Decarbonization Plus Acquisition Corporation IV

8.	DETAILS OF INCORPORATION.

Name: Decarbonization Plus Acquisition Corporation IV

Date of Formation: February 22, 2021

Jurisdiction: Cayman Islands

Registration Number: 371997

9.	OTHER PROVISIONS IF ANY.

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

DATE	SIGNATURE	NAME AND TITLE

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a)	one class of shares, to be designated as “Class A Common Shares”, up to a maximum number of 500,000,000 shares; and

(b)	one class of shares, to be designated as “Class B Common Shares”, up to a maximum number of 50,000,000 shares,

and such shares shall have attached thereto the respective rights, privileges, restrictions and conditions set forth or otherwise provided for in this Schedule of Share Capital.

ARTICLE I

DEFINITIONS

1.1	Definitions

In these Articles, the following terms have the following indicated meanings:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations made pursuant to it, as from time to time amended;

(b)	“Articles” means the articles of continuance of the Corporation, as may be amended or restated from time to time;

(c)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Corporation are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the directors, which must include a majority of the independent directors and each of the non-independent directors nominated by the Sponsor;

(d)	“By-laws” means the by-laws of the Corporation from time to time in force and effect;

(e)	“Class A Shares” means the Class A Common Shares in the capital of the Corporation;

(f)	“Class B Shares” means the Class B Common Shares in the capital of the Corporation;

(g)	“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Corporation;

(h)	“Corporation” means Decarbonization Plus Acquisition IV Corporation;

(i)

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Corporation’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

(j)

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time;

(k)	“Founders” means the Sponsor and all shareholders immediately prior to the consummation of the IPO;

(l)	“Initial Conversion Ratio” has the meaning ascribed thereto in Section 2.2(a);

(m)	“Investor Group” means the Sponsor and its affiliates, successors and assigns;

(n)	“IPO” means the Corporation’s initial public offering of securities;

(o)	“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 4,125,000 additional units at the IPO price, less the underwriting discounts and commissions;

(p)	“Public Shares” means the Class A Shares issued as part of the units issued in the IPO (which excludes the Class A Shares to be issued upon the conversion of the Class B Shares);

(q)	“Redemption Price” has the meaning ascribed thereto in Section 3.11(f);

(r)	“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto;

(s)	“SEC” means the United States Securities and Exchange Commission;

(t)

“Share” means a share in the capital of the Corporation. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in this Schedule of Share Capital the expression “Share” shall include a fraction of a Share;

(u)	“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company;

(v)

“Trust Fund” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited; and

(w)	“Underwriter” means an underwriter of the IPO.

ARTICLE II

CLASS A COMMON SHARES AND CLASS B COMMON SHARES

2.1	Voting

(a)

Subject to Section 2.1(d), the holders of the Class A Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Share.

(b)

The holders of the Class B Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to, if the Class B Shares are voting as a separate class, one vote for each Class B Share, and if voting as a single class with the Class A Shares, one vote for each Class A Share into which such Class B Shares would be convertible pursuant to Section 2.4(e).

(c)

Except as otherwise specified in this Schedule of Share Capital or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis pursuant to Section 2.4(e)) will vote as a single class.

(d)	Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election or removal of directors (and such removal may only be for cause).

2.2	Dividends

(a)	The holders of the Class A Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

(b)	The holders of the Class B Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

2.3	Liquidation

(a)

Upon the liquidation, dissolution or winding-up of the Corporation, each holder of Class A Shares shall have the right to receive, in cash or other assets, for each Class A Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Shares held thereby, and shall rank equally with all holders of Class A Shares with respect to such distribution.

(b)

Upon the liquidation, dissolution or winding-up of the Corporation, the holders of the Class B Shares shall not be entitled to receive any of the remaining property of the Corporation legally available for distribution to shareholders.

2.4	Founder Share Conversion, Anti-Dilution Rights and Limitations

(a)

Subject to adjustment as provided in Section 2.4(b), Class B Shares will be automatically converted into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at the time of a Business Combination (or immediately following the consummation thereof), subject to adjustment to account for share subdivisions, share capitalizations, reorganizations, recapitalizations, or other adjustments to the authorized capital of the Corporation.

(b)

Notwithstanding the Initial Conversion Ratio, in the event that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares will automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty percent (20%) of the sum of:

(i)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option); plus

(ii)

the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Corporation in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Corporation’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

(c)	Notwithstanding anything to the contrary contained herein in no event will the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

(d)

References in Sections 2.4(a) to 2.4(e) to “converted”, “conversion” or “exchange” will mean the compulsory redemption without notice of Class B Shares of any shareholder and, on behalf of such shareholders, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion will be registered in the name of such shareholder or in such name as the shareholder may direct.

(e)

Each Class B Share will convert into its pro rata number of Class A Shares as set forth in this Section 2.4(e). The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share will convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which will be the total number of Class A Shares into which all of the issued and outstanding Class B Shares will be converted pursuant to Section 2.4(a) and the denominator of which will be the total number of issued and outstanding Class B Shares at the time of conversion.

(f)

The directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the directors may, subject to the Act and the Corporation being able to pay its debts in the ordinary course of business, make payments out of its capital.

(g)

Notwithstanding anything to the contrary herein, the holders of Class B Shares will not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Corporation, or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Corporation to purchase Class A Shares in connection with a shareholder vote to amend the Articles (A) in a manner that would modify the substance or timing of the Corporation’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Corporation has not completed an initial Business Combination by March 13, 2023 or (B) with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

2.5	Founder Share Surrender

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Corporation’s issued shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO) pursuant to Sections 2.4(a) to 2.4(f).

ARTICLE III

BUSINESS COMBINATION REQUIREMENTS

3.1	Business Combination Requirements

(a)

Notwithstanding any other provision of the Articles, the provisions of this Article III will apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Section 3.1(h). In the event of a conflict between the provisions of this Article III and any provisions of the Articles or By-laws, the provisions of this Article III will prevail.

(b)	Prior to the consummation of any Business Combination, the Corporation will either:

(i)	submit such Business Combination to its shareholders for approval; or

(ii)

provide shareholders with the opportunity to have their shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, provided that the Corporation will not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than US$5,000,001.

(c)

If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it will file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

(d)

If, alternatively, the Corporation holds a shareholder vote to approve a proposed Business Combination, the Corporation will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

(e)	At a general meeting called for the purposes of approving a Business Combination pursuant to the Articles:

(i)	one or more shareholders holding at least one-third of the Shares present in person or by proxy and entitled to vote at that meeting will form a quorum; and

(ii)

subject to the Act, in the event that a majority of the Shares voted (including all of the Shares held by the Founders voted) are voted for the approval of a Business Combination, the Corporation will be authorized to consummate a Business Combination.

(f)

Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Section 3.1(b) any shareholder holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation will pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

(g)

The Redemption Price will be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions will be cancelled and share certificates (if any) returned to the relevant shareholders as appropriate.

(h)

In the event that either the Corporation does not consummate a Business Combination by March 13, 2023, or such later time as the shareholders of the Corporation may approve in accordance with the Articles and By-Laws or a resolution of the Corporation’s shareholders is passed pursuant to the Act to commence the voluntary liquidation of the Corporation prior to the consummation of a Business Combination for any reason, the Corporation will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining shareholders and the directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Alberta law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(i)

If any amendment is made to Section 3.1(h) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Public Shares if the Corporation has not consummated an initial Business Combination by March 13, 2023, or any amendment is made with respect to any other provisions of the Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or director will be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

(j)

Except for the withdrawal of interest to pay taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund will be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Section 3.1(f), a repurchase of Shares by means of a tender offer pursuant to Section 3.1(b)(ii), a distribution of the Trust Fund pursuant to Section 3.1(h) or an amendment under Section 3.1(i). In no other circumstance will a holder of Public Shares have any right or interest of any kind in the Trust Fund.

(k)

After the issue of Public Shares, and prior to the consummation of a Business Combination, the directors will not issue additional shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the shareholders prior to or in connection with the completion of a Business Combination.

(l)

The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Corporation’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Corporation’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(m)

The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Corporation if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the directors that did not have an interest in such transaction. In the event the Corporation enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or directors of the Corporation, the Corporation, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Corporation from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

SCHEDULE OF OTHER PROVISIONS

1.

The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The directors of the Corporation may at any time declare a share to be wholly or in part exempt from any such lien thereon.

2.	Any meeting of the security holders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

3.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

Annex B-2

DECARBONIZATION PLUS ACQUISITION IV CORPORATION

BY-LAW NO. 1

(Continued)

(Continued)

		Page

EXECUTION OF CONTRACTS		22
80.	Execution of Contracts	22

FISCAL PERIOD		22
81.	Fiscal Period	22

CONFLICT WITH LAW, ARTICLES OR UNANIMOUS SHAREHOLDER AGREEMENT		23
82.	Conflict with Law, Articles or Unanimous Shareholder Agreement	23

EXECUTION AND DELIVERY BY ELECTRONIC MEANS		23
83.	Execution and Delivery by Electronic Means	23

BY-LAW NO. 1

A By-law relating generally to the conduct of the business and affairs of Decarbonization Plus Acquisition IV Corporation, (the “Corporation”) is made as follows:

DEFINITIONS/INTERPRETATION/OFFICE/AGENT/SEAL

1.	Definitions

In this By-law and all other by-laws of the Corporation, the following terms have the following indicated meanings:

(a)

“Act” means the Business Corporations Act (Alberta) and the regulations made pursuant to it, as from time to time amended, and in the case of such amendment, any reference in the By-laws are to be read as referring to the amended provisions thereof;

(b)	“Audit Committee” means the audit committee of the Corporation formed pursuant to Paragraph 27 hereof, or any successor audit committee.

(c)	“Articles” means the articles of continuance of the Corporation, as amended or restated from time to time;

(d)	“Board” means the board of directors of the Corporation;

(e)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Corporation are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the directors, which must include a majority of the independent directors and each of the non-independent directors nominated by the Sponsor;

(f)	“By-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(g)	“Chair” means the chairperson of the Board;

(h)

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Corporation’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

(i)

“electronic means”, in respect of attending or holding a meeting, means a method of electronic or telephonic communication that enables all persons attending the meeting to hear and communicate with each other instantaneously, including, without limitation, teleconferencing and computer network-based or internet-based communication platforms;

(j)

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time;

(k)	“IPO” means the Corporation’s initial public offering of securities;

(l)

“recorded address” means, subject to Paragraph 73 of the By-laws: (i) in the case of a shareholder, their address as recorded in the securities register of the Corporation, and in the case of joint shareholders, the address appearing in the securities register of the Corporation in respect of the joint holding or the first address so appearing if there is more than one; (ii) in the case of a director, their latest address as recorded in the most recent notice filed under section 106 or 113 of the Act; or (iii) in the case of an officer, auditor or member of a committee of the Board, their latest address as shown in the records of the Corporation;

(m)	“Seal” means the seal of the Corporation (if adopted) including any facsimile thereof;

(n)	“SEC” means the United States Securities and Exchange Commission;

(o)	“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company;

(p)	“Sponsor Director” means any director designated as a Sponsor Director by the Sponsor by notice in writing to the Corporation;

(q)

“STA” means the Securities Transfer Act (Alberta) and the regulations made pursuant to it, as from time to time amended, and in the case of such amendment, any reference in the By-laws are to be read as referring to the amended provisions thereof;

(r)

“Trust Fund” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited; and

(s)	“Underwriter” means an underwriter of the IPO.

2.	Interpretation

(a)	Defined Terms. All terms used in the By-laws that are defined in the Act and are not otherwise defined in the By-laws will have the meanings given to such terms in the Act.

(b)	Number. Words importing the singular number include the plural and vice versa.

(c)

Headings. The headings used in the By-laws are inserted for reference purposes only. The headings are not to affect the construction or interpretation of the By-laws or to indicate that all of the provisions of the By-laws relating to any topic are to be found in any particular paragraph.

(d)

Certain Terms. The term “including”, “includes” and “include” means “including (or includes or include) without limitation.” Any reference to a specific Paragraph number refers to the specified Paragraph in these By-laws, and any reference to a specific section number refers to the specified section in the Act unless another act is otherwise specified.

(e)

Computation of Time. Where a given number of days’ notice or calculating a period of time is required to be given under the Articles or By-laws, the day the notice is sent will not be counted in such number of days or period.

3.	Registered Office

The Corporation shall at all times have a registered office within Alberta. Subject to section 20(4) of the Act, the directors of the Corporation may at any time:

(a)	change the address of the registered office within Alberta;

(b)	designate, or revoke or change a designation of, a records office within Alberta; or

(c)	designate, or revoke or change a designation of, a post office box within Alberta as the address for service by mail of the Corporation.

4.	Agent for Service

The Corporation must appoint an agent for service who is a resident Albertan in accordance with section 20.1 of the Act. The Corporation must also give notice to the Registrar upon any of the following:

(a)	the initial appointment of agent for service;

(b)	any change in the name, address or other contact information of the agent for service; or

(c)	the death of the agent for service or the revocation of the agent’s appointment.

Upon death or revocation, the Corporation must appoint a new agent for service and provide notice of such appointment without delay. The Corporation may also appoint an alternative agent for service in accordance with section 20.2 of the Act.

5.	Seal

The directors may by resolution from time to time adopt and change a Seal.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a director or a Secretary (or an assistant Secretary) or in the presence of any one or more persons as the Board may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

The Corporation may maintain a facsimile of the Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board may appoint for the purpose.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Corporation.

DIRECTORS

6.	Number

Subject to section 101(2) of the Act, the number of directors will be the number fixed by the Articles, or where the Articles provide for a minimum and maximum number of directors, the Board shall determine from time to time the number of directors within such limits. If the Board fails to set such a number, the shareholders will fix the number of directors within such limits by special resolution.

7.	Vacancies

Subject to section 111 of the Act, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the Articles. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the Articles, the directors then in office shall, without delay, call a special meeting of shareholders to fill the vacancy, and if they fail to call a meeting or if there are no directors then in office, any shareholder can call the meeting.

Any director appointed in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of directors is increased or decreased, the board of directors will determine the class or classes to which the increased or decreased number of directors will be apportioned; provided, however, that no decrease in the number of directors will shorten the term of any incumbent director.

8.	Powers

The directors shall manage, or supervise the management of, the business and affairs of the Corporation and may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation that are not expressly directed or required to be done in some other manner by the Act, the Articles, the By-laws, any special resolution of the shareholders of the Corporation, a unanimous shareholder agreement or by statute.

9.	Duties

Every director and officer of the Corporation in exercising his or her powers and discharging his or her duties shall:

(a)	act honestly and in good faith with a view to the best interests of the Corporation; and

(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

10.	Qualification

The following persons are disqualified from being a director of the Corporation:

(a)	anyone who is less than 18 years of age;

(b)	anyone who

(i)	is a represented adult as defined in the Adult Guardianship and Trustee Act (Alberta) or is the subject of a certificate of incapacity that is in effect under the Public Trustee Act (Alberta),

(ii)	is a formal patient as defined in the Mental Health Act (Alberta),

(iii)	is the subject of an order under The Mentally Incapacitated Persons Act (Alberta) appointing a committee of the person or estate or both, or

(iv)	has been found to be a person of unsound mind by a court elsewhere than in Alberta;

(c)	a person who is not an individual; and

(d)	a person who has the status of bankrupt.

Unless required by the Articles, a director of the Corporation is not required to hold shares issued by the Corporation.

11.	First Directors

Each director named in the notice of directors delivered with the articles of incorporation will hold office from the issue of the certificate of incorporation until the first meeting of shareholders.

12.	Election of Directors/Term of Office

Subject to sections 106 and 107 of the Act, , the shareholders of the Corporation shall at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders following the election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election but, if qualified, is eligible for re-election. Notwithstanding the foregoing, if directors are not elected at a meeting of shareholders, the incumbent directors continue in office until their successors are elected.

Each director will hold office until:

(a)	the expiration of their term;

(b)	until their successor has been duly elected and qualified; or

(c)	until their earlier death, resignation or removal.

13.	Consent to Election

A person who is elected or appointed as a director is not a director unless such person was present at the meeting when the person was elected or appointed and did not refuse to act as a director, or if the person was not present at the meeting when the person was elected or appointed, the person consented to act as a director in writing before the person’s election or appointment or within 10 days after it, or the person has acted as a director pursuant to the election or appointment.

14.	Removal

Subject to section 107(g) of the Act, the shareholders of the Corporation may by ordinary resolution at a special meeting remove any director or directors from office before the expiration of his or her term of office and may elect any person in his or her stead for the remainder of the director’s term. Notwithstanding the foregoing sentence, where the holders of any class or series of shares of the Corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

15.	Vacation of Office

A director of the Corporation ceases to hold office when:

(a)	the director dies or resigns;

(b)	the director is removed from office; or

(c)	the director becomes disqualified under Paragraph 10 of this By-law.

A resignation of a director becomes effective at the time a written resignation is sent to the Corporation, or A resignation of a director becomes effective at the time a written resignation is sent to the Corporation, or at the time specified in the resignation, whichever is later.

16.	Validity of Acts

An act of a director or officer is valid notwithstanding an irregularity in the director or officer’s election or appointment or a defect in the director or officer’s qualifications.

MEETINGS OF DIRECTORS

17.	Regular and Special Purpose Meetings

Unless the Articles otherwise provide, meetings of directors and of any committee of directors may be held at any place within or outside Alberta, or may be held entirely by electronic means. A meeting of directors may be convened by any director, or by the secretary or assistant secretary (if any) at the requisition of a director, at any time. The Secretary (if any) or any other officer or any director shall, as soon as reasonably practicable following receipt of a direction from any of the foregoing, send a notice of the applicable meeting to the directors in accordance with Paragraph 19.

18.	Attendance by Electronic Means

A director may attend a meeting of directors and of any committee of directors by electronic means. Any director attending a meeting by electronic means will be deemed to be present in person at that meeting.

19.	Notice

Notice of the date and time for the holding of any meeting of directors (or a committee of the Board) must be sent to each director (or each director who is a member of such committee, as the case may be), not less than 48 hours before the time of the meeting, except that a meeting of directors (or of any committee of directors) may be held at any time without notice if all the directors (or members of such committee) are present (except where a director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting has not been lawfully called) or if all the absent directors waive notice of the meeting. The notice of meeting of the directors (or a committee of the Board) must also specify the location at which the meeting will be held or, in the case of a meeting that is to be held, or that a director may attend, by electronic means, the information required for attendees to access the meeting. Any notice of meeting of the directors (or a committee of the Board) may be sent to the directors (or members of the applicable committee) by way of email or text message in addition to the methods of giving notice specified in Paragraph 73. The notice of a meeting of directors must specify any matter referred to in section 115(3) of the Act (such matters are listed in Paragraph 26(a) – (k) of this By-law) that is to be dealt with at the meeting but need not otherwise specify the purpose or the business to be transacted at the meeting.

For the first meeting of directors to be held following the election of directors at an annual or special meeting of the shareholders, or for a meeting of directors at which a director is appointed to fill a vacancy on the Board, no notice of such meeting need be given to the newly elected or appointed director or directors in order for the meeting to be duly constituted so long as a quorum of the directors is present.

20.	Waiver of Notice

Notice of any meeting of directors or of any committee of directors or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any director in writing or email addressed to the Corporation or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a director at any meeting of directors or of any committee of directors is a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

21.	Omission of Notice

The accidental omission to give notice of any meeting of directors or of any committee of directors to, or the non-receipt of any notice by, any person will not invalidate any resolution passed or any proceeding taken at such meeting.

22.	Adjournment

Any meeting of directors or of any committee of directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to a fixed time and place. Notice of an adjourned meeting of directors or committee of directors is not required to be given if the date, time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting will be duly constituted if held in accordance with the terms of the adjournment and a quorum is present at such meeting. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting will be deemed to have terminated immediately after its adjournment. Any business may be brought before or dealt with at the adjourned meeting that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

23.	Quorum and Voting

Subject to the Articles, the quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, if there are two (2) directors the quorum shall be two (2), if there is one (1) director the quorum shall be one (1), and if there are more than two (2) directors the quorum shall be a majority of the directors holding office or such greater number of directors as the board may from time to time determine. A quorum of directors may exercise all the powers of the directors. Subject to the Act, directors cannot transact business at a meeting of directors unless a quorum is present. Questions arising at any meeting of directors will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will have a second or casting vote.

24.	Conduct of Meetings

The directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be chairman of the meeting. The secretary (if any), or in his or her absence or inability to act, the individual whom the chair of the meeting appoints as secretary, will act as secretary of the meeting and keep the meeting minutes.

25.	Resolution instead of Meeting

A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors. A resolution in writing dealing with all matters required by the Act or the By-laws to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the Act and the By-laws relating to meetings of directors.

COMMITTEES OF DIRECTORS

26.	General

The directors may from time to time appoint from among themselves a managing director or one or more committees of directors, and may delegate to any such managing director or committee, any of the powers of the directors, except that no managing director or committee will have the authority to:

(a)	submit to the shareholders any question or matter requiring the approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor;

(c)	appoint additional directors

(d)	issue securities except in the manner and on the terms authorized by the directors;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation, except in the manner and on the terms authorized by the directors;

(g)	pay a commission referred to in section 42 of the Act;

(h)	approve a management proxy circular referred to in Part 12 of the Act;

(i)	approve any financial statements referred to in section 155 of the Act;

(j)	adopt, amend or repeal by-laws of the Corporation; or

(k)	exercise any other power under the Act that a committee of directors has no authority to exercise.

Subject to any regulations imposed on it by the directors, a committee appointed by the directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

A committee appointed by the directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair of the meeting shall have a second or casting vote.

27.	Audit Committee

Subject to section 171(3) of the Act, for so long as the shares of the Corporation are listed or quoted on a Designated Stock Exchange, the Board shall appoint from among themselves an Audit Committee to be composed of not fewer than three directors, a majority of whom are not officers or employees of the Corporation or any of its affiliates, to hold such position until the next annual meeting of shareholders.

The directors shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. For so long as the shares of the Corporation are listed or quoted on the Designated Stock Exchange, the composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

Each member of the Audit Committee shall serve at the pleasure of the Board and, in any event, only so long as such member is a director of the Corporation. The directors may fill vacancies in the Audit Committee by election from among themselves. The Audit Committee, if appointed, shall have power to fix its quorum at not less than a majority of its members and to determine its own rules of procedure subject to any requirements imposed by the Board from time to time and this Paragraph 27.

The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate. The auditor of the Corporation is entitled to receive notice of every meeting of the Audit Committee and, at the expense of the Corporation, to attend and be heard thereat. If requested by a member of the Audit Committee, the auditor shall attend every meeting of the committee held during the term of office of the auditor. The auditor of the Corporation or any member of the Audit Committee may call a meeting of the Audit Committee.

The Audit Committee, if appointed, shall review the financial statements of the Corporation referred to in section 155 of the Act before they are approved by the Board under section 158 of the Act, and will have such other powers and duties as may from time to time by resolution be assigned to it by the Board.

Any payment made to members of the Audit Committee (if one exists) will require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

REMUNERATION OF DIRECTORS, OFFICERS AND EMPLOYEES

28.	Remuneration of Directors, Officers and Employees

The directors of the Corporation may fix the remuneration of the directors, officers and employees of the Corporation. Any remuneration paid to a director of the Corporation will be in addition to the salary paid to such director in his or her capacity as an officer or employee of the Corporation. Subject to section 120 of the Act, the directors may also by resolution award special remuneration to any director in undertaking any special services on the Corporation’s behalf other than the routine work ordinarily required of a director of the Corporation. The confirmation of any such resolution by the shareholders will not be required. The directors, officers and employees will also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

SUBMISSION OF CONTRACTS OR TRANSACTIONS TO SHAREHOLDERS FOR APPROVAL

29.	Submission of Contracts or Transactions to Shareholders for Approval

The directors, in their discretion, may submit any contract, act or transaction for approval, ratification or confirmation at any annual or special meeting of shareholders called for the purpose of considering the same. Any contract, act or transaction approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such shareholders’ meeting (unless any different or additional requirement is imposed by the Act or other applicable law or by the Corporation’s Articles or any other By-law) will be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved, ratified and/or confirmed by every shareholder of the Corporation.

CONFLICT OF INTEREST

30.	Conflict of Interest

A director or officer of the Corporation who is:

(a)	a party to a material contract or material transaction or proposed material contract or proposed material transaction with the Corporation; or

(b)

a director or an officer of, or has a material interest in, any person who is a party to a material contract or material transaction or proposed material contract or proposed material transaction with the Corporation;

shall, at the time and in the manner provided in the Act, disclose in writing to the Corporation or request to have entered in the minutes of meetings of directors, the nature and extent of his or her interest.

If a material contract is made or a material transaction is entered into between the Corporation and one or more of its directors or officers, or between the Corporation and another person of which a director or officer of the Corporation is a director or officer or in which he or she has a material interest, the director or officer will not be accountable to the Corporation or its shareholders for any profit or gain realized from the contract or transaction, and the contract will not be void or voidable, by reason only of that relationship or by reason only that such director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if (a) the director or officer disclosed his or her interest in accordance with the Act, and (b) the contract or transaction was reasonable and fair to the Corporation at the time it was approved.

Even if the foregoing conditions are not met, a director or officer, acting honestly and in good faith, will not be accountable to the Corporation or to its shareholders for any profit or gain realized from any such contract or transaction by reason only of his or her holding the office of director or officer, and the contract or transaction, if it was reasonable and fair to the Corporation at the time it was approved, will not be void or voidable by reason only of the director’s or officer’s interest therein where (a) the contract or transaction is confirmed or approved by special resolution at a meeting of the shareholders duly called for that purpose, and (b) the nature and extent of the director or officer’s interest in the contract or transaction are disclosed in reasonable detail in the notice calling the meeting or in the information circular.

PROTECTION OF DIRECTORS AND OFFICERS

31.	Indemnities to Directors and Others

(a)

The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, or any other individual permitted by the Act to be so indemnified in the manner and to the fullest extent permitted by the Act. Without limiting the generality of the foregoing, but subject to section 124 of the Act, the Corporation shall indemnify such individual against all costs, charges and expenses, including costs reasonably incurred in the defence of an action or proceeding and an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(b)

The Corporation shall advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in Paragraph 31(a). The individual shall repay the money if the individual does not fulfill the conditions of Paragraph 31(c).

(c)	The Corporation shall not indemnify an individual under Paragraph 31(a) unless the individual:

(i)

acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(d)

The Corporation shall, with the approval of a court, indemnify an individual referred to in Paragraph 31(a), or advance money under Paragraph 31(a), in respect of an action by or on behalf of the Corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Corporation or other entity as described in Paragraph 31(a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in Paragraph 31(c). The individual must repay the money if the individual does not fulfill the conditions of Paragraph 31(c).

32.	Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in Paragraph 31(a) against any liability incurred by that individual to the extent permitted by the Act.

OFFICERS

33.	Appointment of Officers

The directors may appoint, annually or as often as may be required, from among themselves, a Chair of the Board (either on a full-time or part-time basis), a President, one or more Vice-Presidents (to which title may be added words indicating seniority or function), a Secretary and a Treasurer. None of such officers except the Chair needs to be a director of the Corporation although a director may be appointed to any office of the Corporation. Two or more offices of the Corporation may be held by the same person. The directors may from time to time appoint other officers, employees and agents as they deem necessary.

34.	Powers and Duties

The powers and duties of the officers of the Corporation will be as provided from time to time by resolution of the Board, or by such other description of the respective officer role approved by the Board as set out in a policy, mandate, agreement, job description or other terms of reference. In the absence of such resolution or other role description, the respective officers will have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation, subject to the control of the Board. The directors may from time to time and subject to the provisions of the Act, vary, add to or limit the duties and powers of any officer, employee or agent.

35.	Removal of Officers and Vacation of Office

Subject to the Articles, all officers, employees and agents are subject to removal by resolution of the directors at any time, with or without cause.

An officer of the Corporation ceases to hold office when such officer dies, resigns or is removed from office. A resignation of an officer becomes effective at the time a written resignation is sent to the Corporation, or at the time specified in the resignation, whichever is later.

36.	Vacancies

If the office of Chair of the Board, President, Vice-President, Secretary, Treasurer, or any other office created by the directors pursuant to Paragraph 33 is or becomes vacant by reason of death, resignation, removal from office or in any other manner whatsoever, the directors may appoint an individual to fill such vacancy.

37.	Duties of Officers may be Delegated

In case of the absence or inability or refusal to act of any officer of the Corporation or for any other reason that the directors may deem sufficient, the directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

38.	Agents and Attorneys

The Corporation shall have power from time to time to appoint agents or attorneys for the Corporation within or outside Canada with such powers (including the power to sub-delegate) of management, administration or otherwise as the directors, Chair, or the President of the Corporation may consider necessary or appropriate.

SHAREHOLDERS’ MEETINGS

39.	Annual Meetings

The annual meeting of shareholders may be held entirely by electronic means or at such place as the directors may determine. Subject to section 132 of the Act, the directors shall call the Corporation’s first annual meeting not later than 18 months after the Corporation’s date of incorporation, and subsequently the directors must call each annual meeting not later than 15 months after holding its last preceding annual meeting.

For so long as the Corporation’s shares are traded on a Designated Stock Exchange, the Corporation will in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

40.	Shareholder Proposals

Shareholders seeking to bring business before an annual general meeting of the Corporation, or to nominate candidates for appointment as directors at an annual general meeting, must submit a proposal to the Corporation in accordance with section 136 of the Act. Such notice must be received by the Secretary at the Corporation’s principal office no later than the close of business on the date specified in the Act. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein.

41.	Cancellation or Postponement of Annual Meeting

Subject to Paragraph 39, the directors (or the chief executive officer or the chairman, as applicable) may cancel or postpone any duly convened general meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The directors (or the chief executive officer or the chairman) will give shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the directors (or the chief executive officer or the chairman) may determine.

42.	Calling of Meeting of Shareholders

Subject to Paragraph 39, the directors (by majority approval), the chief executive officer of the Corporation or the chairman of the board of directors of the Corporation (as applicable) may, whenever they think fit, call a meeting of shareholders.

43.	Meeting on Requisition of Shareholders

The registered holders or beneficial owners of not less than 5% of the issued shares of the Corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. The requisition must state the business to be transacted at the meeting and be sent to each director and to the registered office of the Corporation. Subject to section 142(3) of the Act, upon receipt of the requisition, the directors shall call a meeting of shareholders to transact the business stated in the requisition. If the directors do not call a meeting within 21 days after receiving the requisition, any registered or beneficial shareholder who signed the requisition may call the meeting.

44.	Attendance by Electronic Means and Electronic Voting

A shareholder or any other person entitled to attend a meeting of shareholders may attend a meeting by electronic means. A person attending a meeting of shareholders by electronic means will be deemed to be present in person at that meeting. A vote at a meeting of shareholders may be held by any electronic, telephonic or other method that the Corporation has made available for that purpose. Any person entitled to attend and vote at a meeting of shareholders may vote at such meeting by any electronic, telephonic or any another method that the Corporation has made available for that purpose.

45.	Notice

A notice in writing of a meeting of shareholders stating the date and time of the meeting must be sent not less than 21 days and not more than 50 days before the meeting to each director, to the auditor and to each shareholder of the Corporation entitled to vote at the meeting, who, on the record date for notice is registered on the records of the Corporation or its transfer agent as a shareholder. The notice of meeting must also specify the place at which the meeting will be held. In the case of a meeting that is to be held, or that a shareholder may attend, by electronic means, the notice of meeting must include the information required for attendees to access the meeting. Notice of a meeting of shareholders called for any purpose other than considering the financial statements and auditor’s report, fixing the number of directors, electing directors, or reappointing the incumbent auditor must state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and the text of any special resolution to be submitted to the meeting.

46.	Waiver of Notice

Any shareholder, duly appointed proxy of any shareholder, director or auditor of the Corporation may waive notice of any meeting of shareholders, or the time for the giving of any such notice, or any irregularity in any meeting or in the notice to any meeting, in writing or by email or other form of recorded electronic transmission addressed to the Corporation or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a shareholder or any other person entitled to attend a meeting of shareholders is a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

47.	Omission of Notice

The accidental omission to give notice of any meeting of shareholders to, or the non-receipt of any notice by, any person will not invalidate any resolution passed or any proceeding taken at any such meeting.

48.	Record Dates

The directors may fix in advance a date as the record date for the determination of shareholders: (a) entitled to receive payment of a dividend; (b) entitled to participate in a liquidation or distribution; or (c) for any other purpose except the right to receive notice of or to vote at a meeting of shareholders, but such record date cannot precede by more than 50 days the particular action to be taken.

The directors may also fix in advance a date as the record date for the determination of shareholders entitled to receive notice of or to vote at a meeting of shareholders, but such record date cannot precede by more than 50 days or by less than 21 days the date on which the meeting is to be held.

If no record date is fixed,

(a)	the record date for the determination of shareholders entitled to receive notice of or to vote at a meeting of shareholders will be,

(i)	at the close of business on the last business day preceding the day on which the notice is sent; or

(ii)	if no notice is sent, the day on which the meeting is held; and

(b)

the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote will be at the close of business on the day on which the directors pass the resolution relating to that purpose.

49.	Shareholder List

The officer of the Corporation who has charge of the securities register shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each shareholder in accordance with section 137 of the Act. If a record date is fixed pursuant to Paragraph 48, such officer shall prepare this list no later than 10 days after setting the record date. If no record date is fixed, then such officer shall prepare this list at the close of business on the day immediately preceding the day on which notice of a shareholders’ meeting is given, or where no notice of a shareholders’ meeting is given, on the day on which the meeting is held. Shareholders may examine the list of shareholders during usual business hours at the records office of the Corporation or at the place where the securities register is maintained, and at the meeting of shareholders for which the list was prepared. If this meeting is held solely by means of telephonic or electronic means, the list will be open for inspection by any shareholder during the time of the meeting.

50.	Conduct of Meetings

The Chair of the Board (if any) shall preside as chair at all meetings of shareholders, or in his or her absence, inability, refusal or failure to act, the President (if any), or, in his or her absence, inability, refusal or failure to act, a Vice-President who is also a director (if there is more than one eligible Vice-President, the position of chair of the meeting will be designated in order of seniority), shall act as chairperson of, and preside at the meeting. In the absence of all such persons or, in case of their inability, refusal or failure to act, the persons present entitled to vote shall choose another director as chair. If no director is present, or if all the directors present refuse to act, then the persons entitled to vote shall choose one from among themselves to be chair of the meeting. The secretary (if any), or in his or her absence, inability, refusal or failure to act, the individual whom the chair of the meeting appoints as secretary, shall act as secretary of the meeting and keep the meeting minutes.

The chairperson of any shareholders’ meeting will have the right and authority to make decisions, and to establish rules and procedures for the proper conduct at the meeting. His or her decision in any matter will be conclusive and binding on the shareholders. Such decisions, rules or procedures may include:

(a)	determining the validity of any instruments of proxy;

(b)	admitting or rejecting a vote;

(c)	determining when the polls or ballots will open and close for any given matter to be voted on at the meeting; and

(d)	limiting the time allotted for participants’ questions or comments.

51.	Votes

Votes at meetings of shareholders may be cast either personally or by proxy. Subject to Paragraph 52, every question submitted to any meeting of shareholders will be decided on a show of hands, except when a ballot is required by the chair of the meeting or is demanded by a shareholder or proxyholder entitled to vote at the meeting. A shareholder or proxyholder may demand a ballot either before or on the declaration of the result of any vote by a show of hands. At every meeting at which shareholders are entitled to vote, each shareholder present in person and every proxyholder will have one vote on a show of hands. Upon any ballot on which shareholders are entitled to vote, each shareholder present in person or by proxy will (subject to the Articles) have one vote for every share registered in the name of such shareholder. In the case of an equality of votes, the Chair or an acting chair of the meeting will be entitled to have a second or casting vote in addition to the vote or votes to which he or she may be entitled as a shareholder or proxyholder.

At any meeting of shareholders, unless a ballot is demanded, an entry in the minutes of the meeting that a resolution was carried or defeated following a vote by way of a show of hands is sufficient proof of the results of the vote, and no record need be kept of the number or proportion of votes for or against the resolution. However, the chair of the meeting may direct that a record be kept of the number or proportion of votes for or against the resolution for any purpose the chair of the meeting considers appropriate.

If at any meeting a ballot is demanded on the election of a chair for the meeting or on the question of an adjournment or termination, the ballot must be taken immediately without adjournment. If a ballot is demanded on any other question or as to the election of directors, the ballot must be taken in such manner and at such time as the chair of the meeting directs. The result of a ballot will be deemed to be the decision of the shareholders upon the said question. A demand for a ballot may be withdrawn.

52.	Right to Vote

Subject to section 139 of the Act or unless the Articles otherwise provide, each share of the Corporation entitles the holder of such share to one vote at a meeting of shareholders.

Where a body corporate or a trust, association or other unincorporated organization is a shareholder of the Corporation, any individual authorized by a resolution of the directors of the body corporate or the directors, trustees or other governing body of the association, trust or unincorporated organization, to represent it at meetings of shareholders of the Corporation will be recognized as the person entitled to vote at all such meetings of shareholders in respect of the shares held by such body corporate or by such trust, association or other unincorporated organization and the chair of the meeting may establish or adopt rules or procedures in relation to the recognition of a person to vote shares held by such body corporate or by such trust, association or other unincorporated organization.

If a clearing house (or its nominee) is a shareholder of the Corporation, it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Corporation or at any general meeting of any class of shares of the Corporation provided that, if more than one person is so authorised, the authorisation will specify the number and class of shares in respect of which each such person is so authorised. A person so authorised pursuant to this Paragraph will be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual shareholder holding the number and class of shares specified in such authorisation.

Where a person holds shares as a personal representative, such person or his or her proxy is the person entitled to vote at all meetings of shareholders in respect of the shares so held by him or her, and the chair of the meeting may establish or adopt rules or procedures in relation to the recognition of such person to vote the shares in respect of which such person has been appointed as a personal representative.

Where a person mortgages, pledges or hypothecates his or her shares, such person or such person’s proxy is the person entitled to vote at all meetings of shareholders in respect of such shares so long as such person remains the registered owner of such shares unless, in the instrument creating the mortgage, pledge or hypothec, the person has expressly empowered the person holding the mortgage, pledge or hypothec to vote in respect of such shares, in which case, subject to the Articles, such holder or such holder’s proxy is the person entitled to vote in respect of the shares and the chair of the meeting may establish or adopt rules or procedures in relation to the recognition of the person holding the mortgage, pledge or hypothec as the person entitled to vote in respect of the applicable shares.

Where two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons who are present, in person or by proxy, vote, they shall vote as one on the shares jointly held by them and the chair of the meeting may establish or adopt rules or procedures in that regard.

53.	Proxy Provisions Do Not Apply to All Companies

If and for so long as the Corporation is a public company, Paragraphs 54 to 55 apply only insofar as they are not inconsistent with any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states of the United States that is applicable to the Corporation and insofar as they are not inconsistent with the regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commission or similar authorities appointed under that legislation.

54.	Proxies

Every shareholder entitled to vote at a meeting of shareholders may, by means of a proxy, appoint a proxyholder and one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

A proxy must be in a form compliant with the Act and must be signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature, or if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. A proxy will be valid only at the meeting in respect of which it is given or any adjournment of that meeting.

An instrument appointing a proxyholder may be in the following form or in any other form which complies with the requirements of the Act:

The undersigned shareholder of                                               hereby appoints                                               of                                              , whom failing,                                               of                                               as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the meeting of the shareholders of the said Corporation to be held on the          day of                     , 20     and at any adjournment thereof in the same manner, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment thereof.

Dated the          day of                     , 20    .

Signature of Shareholder

55.	Time for Deposit of Proxies

The directors may specify in a notice calling a meeting of shareholders a time not exceeding 48 hours, excluding non-business days, preceding the meeting or an adjournment of the meeting before which time proxies to be used at the meeting must be deposited with the Corporation or its agent. If no such time is specified in a notice, a proxy cannot be acted upon unless it is received by the Secretary or by the Chair prior to the time of voting at the meeting or any adjournment thereof.

56.	Adjournment

The chair of the meeting may, with the consent of the meeting, adjourn any meeting of shareholders from time to time to a fixed time and place. If the meeting is adjourned by one or more adjournments for an aggregate of less than 30 days, it is not necessary to give notice of the adjourned meeting other than by announcement at the time of an adjournment. If the meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given as for an original meeting. If the meeting is adjourned by one or more adjournments for an aggregate of more than 90 days and the Corporation is not a private issuer, then the shareholders who wish to appoint a proxy will have to submit a new proxy.

Any adjourned meeting will be duly constituted if held in accordance with the terms of the adjournment and a quorum is present at such meeting. If there is no quorum present at the adjourned meeting, the original meeting will be deemed to have terminated immediately after its adjournment. Any business may be brought before or dealt with at the adjourned meeting that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

57.	Quorum

Subject to the final paragraph of this Paragraph 57, at any meeting of the shareholders of the Corporation:

(a)

one or more shareholders, present in person or represented by proxy, will be quorum for purposes of electing a chair of the meeting and for adjourning the meeting to a fixed time and place, but not for the transaction of any other business; and

(b)

one or more shareholders, present in person or represented by proxy, who hold or represent by proxy at least one-third in the aggregate of the issued and outstanding shares of the Corporation entitled to vote at such meeting will be quorum for the transaction of all other business.

If a quorum (as contemplated by Paragraph 57(b)) is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholder or shareholders present and entitled to vote shall form a quorum.

If the Corporation has only one shareholder, or one shareholder holding a majority of the shares entitled to vote at the meeting, that shareholder present on their own behalf or by proxy constitutes a meeting and a quorum for such meeting.

58.	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders will be those entitled to vote at such meeting, the directors and auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other person may be admitted only on the invitation of the Chair or with the consent of the meeting.

59.	Resolution instead of Meetings

A resolution in writing signed by all the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the Act or the By-laws to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the Act or the By-laws relating to meetings of shareholders.

SHARES AND TRANSFERS

60.	Issuance

Subject to the Articles and the Act and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Board may issue shares in the Corporation at the times and to the persons and for the consideration that the Board determines, except that no share can be issued until it is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Additionally, the Board will not allot, issue or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of the Corporation to carry out a conversion described in the Articles.

Subject to the Act, the Corporation may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the

Corporation from time to time, provided, however, that the directors will not grant options over shares (including fractions of a share) to the extent that it may affect the ability of the Corporation to carry out a conversion described in the Articles.

The Corporation may issue units of securities in the Corporation, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in the Corporation, upon such terms as the directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters inform the Corporation of their decision to allow earlier separate trading, subject to the Corporation filing a Current Report on Form 8-K with the SEC, containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds of the IPO and the issuance of a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

61.	Share Certificates

Every shareholder is entitled to a share certificate or to a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate, at the shareholder’s option, stating the number and class or series of shares held by the shareholder on the securities register. The share certificates, if any, must be in compliance with the Act and will bear legends required under applicable laws including the Exchange Act, and in such form as the Board may from time to time by resolution approve. Such certificates must be signed by any one director or officer of the Corporation or by or on behalf of a registrar, transfer agent or branch transfer agent of the Corporation, or by a trustee who certifies it in accordance with a trust indenture. Any signatures required on a share certificate may be electronic, printed or otherwise mechanically reproduced. If a share certificate contains an electronic, printed or mechanically reproduced signature of a person, the Corporation may issue the share certificate, notwithstanding that such person has ceased to be a director or an officer of the Corporation, and the share certificate is as valid as if he or she were a director or an officer at the date of its issue.

62.	Replacement of Share Certificates

A shareholder must report to the Corporation any destruction, theft or loss of a share certificate. The Board or any officer or agent designated by the Board may, in their discretion direct the issue of a new share certificate upon the cancellation of a share certificate that has been destroyed, stolen or lost in replacement thereof and require the shareholder to give the Corporation an indemnity sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been destroyed, lost or stolen together with a reasonable fee and evidence of loss and of title (including a statutory declaration).

63.	Transfer Agents and Registrars

The directors may from time to time by resolution appoint or remove: (a) one or more trust corporations as its agent or agents to maintain a central securities register or registers; and (b) an agent or agents to maintain a branch securities register or registers for the Corporation.

64.	Dealings with Registered Holder

Subject to the Act, the STA, the Civil Enforcement Act (Alberta) and this By-law, the Corporation may treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of an owner of the security.

65.	Registration of Transfers

Subject to the Act, the STA, the Articles and the rules or regulation of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to, the Exchange Act): (a) no share transfer will be registered until the share certificate representing the shares to be transferred has been presented together with either an endorsement on the certificate or a duly executed share transfer power of attorney, in each case in compliance with the STA; and (b) in the case of uncertificated shares, no share transfer will be registered until a duly executed share transfer power of attorney has been presented for registration in compliance with the Act, the STA and the Articles.

66.	Enforcement of Lien for Indebtedness

Subject to section 66 of the STA:

(a)

The Corporation has a first and paramount lien on every share registered in the name of a person indebted or under liability to the Corporation (whether he is the sole registered holder of a share or one (1) of two (2) or more joint holders) for all amounts owing by him or his estate to the Corporation (whether or not presently payable). The directors may at any time declare a share to be wholly or in part exempt from the provisions of this section 66.

(b)

The Corporation may sell, in such manner as the directors may determine, any share on which the Corporation has a lien, but no sale will be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

(c)

For giving effect to any such sale the directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser will be registered as the holder of the shares comprised in any such transfer and he will not be bound to see to the application of the purchase money, nor will his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

(d)

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Corporation will be received by the Corporation and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue will (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares immediately prior to the sale.

67.	Electronic, Book-Based or Other Uncertificated Registered Positions

Subject to section 48(1) of the Act, a registered security holder may have their holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other uncertificated entry or position on the register of security holders to be kept by the Corporation or its agent in place of a physical share certificate pursuant to a registration system that may be adopted by the Corporation or its transfer agent. The By-laws will be read such that a registered holder of securities of the Corporation pursuant to any such electronic, book-based, direct registration service or other uncertificated entry or position will be entitled to all of the same benefits, rights, entitlements and will incur the same duties and obligations as a registered holder of securities evidenced by a physical share certificate. The Corporation and its transfer agent (if any) may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a security registration system by electronic, book-based, direct registration system or other uncertificated means.

DIVIDENDS

68.	Dividends

Subject to the Articles, the directors may from time to time by resolution declare, and the Corporation may pay, dividends on its issued shares.

The Corporation cannot declare or pay a dividend if there are reasonable grounds for believing that:

(a)	the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b)	the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

The Corporation may pay a dividend consisting of fully paid shares of the Corporation, money or other property.

69.	Joint Shareholders

In case several persons are registered as joint holders of any securities of the Corporation, any one of such persons may give effectual receipts for all dividends and payments on account of dividends, principal, interest and or redemption payments in respect of such securities.

70.	Dividend Payments

A dividend payable in money is to be paid by: (a) an electronic funds transfer to the bank account designated by the registered holder; (b) a cheque sent by prepaid ordinary mail to the registered holder at their recorded address; or (c) such other method as the Corporation and registered holder agree. In the case of joint holders, the cheque will be made payable to the order of all of such joint holders unless such joint holders otherwise direct, and if more than one address is recorded in the Corporation’s security register in respect of such joint holding, the cheque will be mailed to the first address that is listed. Payment of the dividend (plus the amount of the tax required by law to be deducted) will discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority. In the event of non-receipt of any dividend by the person to whom it was sent, the Corporation shall resend to such person payment for the same amount by way of electronic funds transfer, cheque or such other method as the Corporation and registered holder agree, and on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt as any officer or director may from time to time require, whether generally or in any particular case.

71.	Unclaimed Dividends

Any dividend unclaimed after a period of six years from the date it was declared to be payable will be forfeited and will revert to the Corporation.

VOTING SECURITIES IN OTHER BODIES CORPORATE

72.	Voting Securities in other Bodies Corporate

All securities or other interests held from time to time by the Corporation in a body corporate or a partnership, trust, association or other unincorporated organization carrying voting rights that may be exercised by or on behalf of the Corporation, whether as a holder, trustee or otherwise, may be voted at all meetings of the applicable shareholders, unitholders or holders of such securities or other interests, as the case may be, and in such manner and by such person or persons as the Board determines from time to time. Any officer of the Corporation may also from time to time execute and deliver, for and on behalf of the Corporation, proxies and arrange for the issuance of voting certificates or other evidence of the right to vote in such names as such officer may determine, without the necessity of a resolution or other action by the Board.

NOTICES

73.	Method of Giving Notice

Any notice, document or other communication (in this Paragraph, a “Notice”) to be given (which term includes sent, delivered or served) pursuant to the Act, the Articles, the By-Laws, or any unanimous shareholder agreement, to a shareholder, director, officer, auditor or member of a committee of directors will be sufficiently given if delivered in one of the following ways:

(a)	delivered personally to the addressee during normal business hours at their recorded address (such a Notice will be deemed to be received by the addressee when actually delivered);

(b)	delivered by a prepaid courier service to the addressee’s recorded address (such a Notice will be deemed to be received by the addressee when actually delivered);

(c)

sent by registered mail (postage prepaid) to the addressee (such a Notice will be deemed to have been received by the addressee on the third business day following the date of mailing unless there are reasonable grounds for believing that the addressee did not receive the notice or document at that time or at all);

(d)	transmitted by email or other electronic means consented to by the directors in accordance with the provisions of the Act and the procedures set out below; or

(e)	sent in a manner prescribed by a unanimous shareholder agreement in respect of the Corporation, if applicable.

A notice or document required to be sent or delivered as noted above in this Paragraph 73 or pursuant to section 256 or section 257 of the Act may be sent by electronic means in accordance with the provisions of the Electronic Transactions Act (Alberta).

The Secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditory or member of a committee of directors in accordance with any information believed by him or her to be reliable.

74.	Undelivered Notices

If the Corporation sends a notice or document to a shareholder and the notice or document is returned on two consecutive occasions because the shareholder cannot be found, the Corporation is not required to send any further notices or documents to the shareholder until the shareholder informs the Corporation in writing of the shareholder’s new address.

75.	Notice to Joint Shareholders

If two or more persons are registered as joint holders of any share, any notice will be addressed to all such joint holders but notice given to any one or more of such persons at the recorded address for such joint shareholder will be sufficient notice to all of them.

76.	Persons Becoming Entitled by Operation of Law

Every person who becomes entitled to any shares in the capital of the Corporation by operation of law, transfer or by any other means shall be bound by every notice or document in respect of such shares, including those notices and documents sent to the prior owner of such shares before their name and address was entered on the records of the Corporation.

77.	Signatures upon Notices

Subject to applicable law and the requirements of any regulatory authority, the signature of any director or officer of the Corporation upon any notice need not be a manual signature.

78.	Proof of Service

A certificate of any officer of the Corporation in office at the time of the making of the certificate or of an agent of the Corporation as to facts in relation to the mailing or delivery or sending of any notice or document to any shareholder, director, officer or auditor of the Corporation or any other person or publication of any notice or document will be conclusive evidence thereof and will be binding on every shareholder, director, officer or auditor of the Corporation or other person, as the case may be.

CUSTODY OF SECURITIES

79.	Custody of Securities

All securities (including warrants) owned by the Corporation may be kept (in the name of the Corporation) with a chartered bank or a trust company or in a safety deposit box or with such other depositaries or in such other manner as may be determined from time to time by any officer or director.

All securities (including warrants) belonging to the Corporation may be issued and held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee, will be held in the names of the nominees jointly with right of survivorship) and will be endorsed in blank with endorsement guaranteed in order to enable transfer thereof to be completed and registration thereof to be effected.

EXECUTION OF CONTRACTS

80.	Execution of Contracts

Contracts, documents or instruments requiring the signature of the Corporation may be signed by any director or officer alone or any person or persons authorized by resolution of the directors and all contracts, documents or instruments so signed will be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments.

The term “contracts, documents or instruments” as used in this By-law includes agreements, notices, deeds, mortgages, hypothecs, charges, cheques, drafts, directions for the payment of money, acceptances, conveyances, transfers and assignments of property (real or personal, or immovable or movable), releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of securities.

The signature of any director or officer or any other person appointed by resolution of the directors on all contracts, documents or instruments executed or issued by or on behalf of the Corporation may be electronic or mechanically reproduced. Such signatures will be valid and have the same legal effect as if the contracts, documents or instruments were signed manually, notwithstanding that the persons whose signature is affixed or reproduced may have ceased to hold office at the date of the delivery or issue of such contracts, documents or instruments.

FISCAL PERIOD

81.	Fiscal Period

The fiscal period of the Corporation will terminate on December 31 of each year or such other day in each year as the Board may from time to time by resolution determine.

CONFLICT WITH LAW, ARTICLES OR UNANIMOUS SHAREHOLDER AGREEMENT

82.	Conflict with Law, Articles or Unanimous Shareholder Agreement

The By-laws are enacted subject to the Act, the Articles and any unanimous shareholder agreement. If the By-laws conflict with the Act, the Articles or any unanimous shareholder agreement, the conflict will be resolved in favour of the Act, Articles or unanimous shareholder agreement.

EXECUTION AND DELIVERY BY ELECTRONIC MEANS

83.	Execution and Delivery by Electronic Means

The By-laws, resolutions, consents and other documents required by the Act to be kept with the records of the Corporation may be executed and delivered in counterparts and all of which, when taken together, will be deemed to constitute one and the same document. Counterparts may be executed by electronic means (including by electronic signature) and delivered by email or other means of electronic transmission, and any such execution and delivery will be deemed to have the same legal effect as delivery of an original signed counterpart of such document.

[Signature page follows]

MADE the          day of                     , 20    .

Name: Title:

Annex B-3

DECARBONIZATION PLUS ACQUISITION IV CORPORATION

BY-LAW NO. 2

A by-law respecting the borrowing of money, the giving of guarantees and the giving of security by Decarbonization Plus Acquisition IV Corporation (hereinafter called the “Corporation”) is hereby made as follows:

The directors of the Corporation may from time to time:

(a)	borrow money on the credit of the Corporation;

(b)

issue, reissue, sell or pledge debt obligations of the Corporation, including bonds, debentures, notes or other evidences of indebtedness or guarantees of the Corporation, whether secured or unsecured;

(c)

subject to section 45 of the Business Corporations Act (Alberta) , give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, including any individual, partnership, association, body corporate, trustee, executor, administrator or legal representative;

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation;

(e)

delegate to one or more directors, a committee of directors or one or more officers of the Corporation as may be designated by the directors, all or any of the powers conferred by the foregoing clauses of this by-law to such extent and in such manner as the directors shall determine at the time of each such delegation.

In the event any provision of any other by-law of the Corporation now in force is inconsistent with or in conflict with any provision of this by-law, the provisions of this by-law shall prevail to the extent necessary to remove the inconsistency or conflict.

MADE the      day of                     , 20    .

Name:
Title:

Annex C

FORM OF NEW SPAC ARTICLES

[Attached]

BUSINESS CORPORATIONS ACT

Alberta	Articles of Amalgamation
1. Name of Amalgamated Corporation HAMMERHEAD ENERGY INC.
2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

3.	Restrictions on share transfers (if any):

None.

4.	Number, or minimum and maximum number of directors:

Not less than Three (3) directors and not more than Nine (9) directors.

5.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.

6.	Other provisions (if any):

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

7. Name of Amalgamating Corporations	Corporate Access Number	Business Number
Decarbonization Plus Acquisition IV Corporation	[●]	[●]
Hammerhead Energy Inc.	2024557825	[●]

DATE	SIGNATURE	NAME AND TITLE

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a)	one class of shares, to be designated as “Class A Common Shares”, up to a maximum number of 500,000,000 shares; and

(b)	one class of shares, to be designated as “Class B Common Shares”, up to a maximum number of 50,000,000 shares,

and such shares shall have attached thereto the respective rights, privileges, restrictions and conditions set forth or otherwise provided for in this Schedule of Share Capital.

ARTICLE I

DEFINITIONS

1.1	Definitions

In these Articles, the following terms have the following indicated meanings:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations made pursuant to it, as from time to time amended;

(b)	“Articles” means the articles of amalgamation of the Corporation, as may be amended or restated from time to time;

(c)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Corporation are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the directors, which must include a majority of the independent directors and each of the non-independent directors nominated by the Sponsor;

(d)	“By-laws” means the by-laws of the Corporation from time to time in force and effect;

(e)	“Class A Shares” means the Class A Common Shares in the capital of the Corporation;

(f)	“Class B Shares” means the Class B Common Shares in the capital of the Corporation;

(g)	“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Corporation;

(h)	“Corporation” means Hammerhead Energy Inc.;

(i)

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Corporation’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

(j)

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time;

(k)	“Founders” means the Sponsor and all shareholders immediately prior to the consummation of the IPO;

(l)	“Initial Conversion Ratio” has the meaning ascribed thereto in Section 2.2(a);

(m)	“Investor Group” means the Sponsor and its affiliates, successors and assigns;

(n)	“IPO” means the Corporation’s initial public offering of securities;

(o)	“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 4,125,000 additional units at the IPO price, less the underwriting discounts and commissions;

(p)	“Public Shares” means the Class A Shares issued as part of the units issued in the IPO (which excludes the Class A Shares to be issued upon the conversion of the Class B Shares);

(q)	“Redemption Price” has the meaning ascribed thereto in Section 3.11(f);

(r)	“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto;

(s)	“SEC” means the United States Securities and Exchange Commission;

(t)

“Share” means a share in the capital of the Corporation. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in this Schedule of Share Capital the expression “Share” shall include a fraction of a Share;

(u)	“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company;

(v)

“Trust Fund” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited; and

(w)	“Underwriter” means an underwriter of the IPO.

ARTICLE II

CLASS A COMMON SHARES AND CLASS B COMMON SHARES

2.1	Voting

(a)

Subject to Section 2.1(d), the holders of the Class A Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Share.

(b)

The holders of the Class B Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to, if the Class B Shares are voting as a separate class, one vote for each Class B Share, and if voting as a single class with the Class A Shares, one vote for each Class A Share into which such Class B Shares would be convertible pursuant to Section 2.4(e).

(c)

Except as otherwise specified in this Schedule of Share Capital or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis pursuant to Section 2.4(e)) will vote as a single class.

(d)	Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election or removal of directors (and such removal may only be for cause).

2.2	Dividends

(a)	The holders of the Class A Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

(b)	The holders of the Class B Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

2.3	Liquidation

(a)

Upon the liquidation, dissolution or winding-up of the Corporation, each holder of Class A Shares shall have the right to receive, in cash or other assets, for each Class A Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Shares held thereby, and shall rank equally with all holders of Class A Shares with respect to such distribution.

(b)

Upon the liquidation, dissolution or winding-up of the Corporation, the holders of the Class B Shares shall not be entitled to receive any of the remaining property of the Corporation legally available for distribution to shareholders.

2.4	Founder Share Conversion, Anti-Dilution Rights and Limitations

(a)

Subject to adjustment as provided in Section 2.4(b), Class B Shares will be automatically converted into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at the time of a Business Combination (or immediately following the consummation thereof), subject to adjustment to account for share subdivisions, share capitalizations, reorganizations, recapitalizations, or other adjustments to the authorized capital of the Corporation.

(b)

Notwithstanding the Initial Conversion Ratio, in the event that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares will automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty percent (20%) of the sum of:

(i)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option); plus

(ii)

the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Corporation in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Corporation’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

(c)	Notwithstanding anything to the contrary contained herein in no event will the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

(d)

References in Sections 2.4(a) to 2.4(e) to “converted”, “conversion” or “exchange” will mean the compulsory redemption without notice of Class B Shares of any shareholder and, on behalf of such shareholders, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion will be registered in the name of such shareholder or in such name as the shareholder may direct.

(e)

Each Class B Share will convert into its pro rata number of Class A Shares as set forth in this Section 2.4(e). The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share will convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which will be the total number of Class A Shares into which all of the issued and outstanding Class B Shares will be converted pursuant to Section 2.4(a) and the denominator of which will be the total number of issued and outstanding Class B Shares at the time of conversion.

(f)

The directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the directors may, subject to the Act and the Corporation being able to pay its debts in the ordinary course of business, make payments out of its capital.

(g)

Notwithstanding anything to the contrary herein, the holders of Class B Shares will not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Corporation, or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Corporation to purchase Class A Shares in connection with a shareholder vote to amend the Articles (A) in a manner that would modify the substance or timing of the Corporation’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Corporation has not completed an initial Business Combination by March 13, 2023 or (B) with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

2.5	Founder Share Surrender

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Corporation’s issued shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO) pursuant to Sections 2.4(a) to 2.4(f).

ARTICLE III

BUSINESS COMBINATION REQUIREMENTS

3.1	Business Combination Requirements

(a)

Notwithstanding any other provision of the Articles, the provisions of this Article III will apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Section 3.1(h). In the event of a conflict between the provisions of this Article III and any provisions of the Articles or By-laws, the provisions of this Article III will prevail.

(b)	Prior to the consummation of any Business Combination, the Corporation will either:

(i)	submit such Business Combination to its shareholders for approval; or

(ii)

provide shareholders with the opportunity to have their shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public

Shares then in issue, provided that the Corporation will not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than US$5,000,001.

(c)

If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it will file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

(d)

If, alternatively, the Corporation holds a shareholder vote to approve a proposed Business Combination, the Corporation will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

(e)	At a general meeting called for the purposes of approving a Business Combination pursuant to the Articles:

(i)	one or more shareholders holding at least one-third of the Shares present in person or by proxy and entitled to vote at that meeting will form a quorum; and

(ii)

subject to the Act, in the event that a majority of the Shares voted (including all of the Shares held by the Founders voted) are voted for the approval of a Business Combination, the Corporation will be authorized to consummate a Business Combination.

(f)

Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Section 3.1(b) any shareholder holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation will pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

(g)

The Redemption Price will be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions will be cancelled and share certificates (if any) returned to the relevant shareholders as appropriate.

(h)

In the event that either the Corporation does not consummate a Business Combination by March 13, 2023, or such later time as the shareholders of the Corporation may approve in accordance with the Articles and By-Laws or a resolution of the Corporation’s shareholders is passed pursuant to the Act to commence the voluntary liquidation of the Corporation prior to the consummation of a Business Combination for any reason, the Corporation will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining shareholders and the directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Alberta law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(i)

If any amendment is made to Section 3.1(h) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Public Shares if the Corporation has not consummated an initial Business Combination by March 13, 2023, or any amendment is made with respect to any other provisions of the Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or director will be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

(j)

Except for the withdrawal of interest to pay taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund will be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Section 3.1(f), a repurchase of Shares by means of a tender offer pursuant to Section 3.1(b)(ii), a distribution of the Trust Fund pursuant to Section 3.1(h) or an amendment under Section 3.1(i). In no other circumstance will a holder of Public Shares have any right or interest of any kind in the Trust Fund.

(k)

After the issue of Public Shares, and prior to the consummation of a Business Combination, the directors will not issue additional shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the shareholders prior to or in connection with the completion of a Business Combination.

(l)

The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Corporation’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Corporation’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(m)

The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Corporation if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the directors that did not have an interest in such transaction. In the event the Corporation enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or directors of the Corporation, the Corporation, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Corporation from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

SCHEDULE OF OTHER PROVISIONS

1.

The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The directors of the Corporation may at any time declare a share to be wholly or in part exempt from any such lien thereon.

2.	Any meeting of the security holders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

3.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

Annex D

FORM OF NEW SPAC CLOSING ARTICLES

[Attached]

RESTATED ARTICLES OF INCORPORATION

Business Corporations Act

(Alberta)

Section 180

1. Name of Corporation: Hammerhead Energy Inc.	2. Corporate Access Number:

3.	The classes of shares and any maximum number of shares the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

4.	Restriction on Share Transfers (if any):

None.

5.	Number, or minimum and maximum number of directors:

Not less than Three (3) directors and not more than Eleven (11) directors.

6.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.

7.	Other Provisions, if any:

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

The Restated Articles of Incorporation correctly set out above, and without substantive change represent, the Articles of Incorporation as amended and supersede the original Articles of Incorporation.

Name of Person Authorizing (please print)	Signature

Title (please print)	Date

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for Alberta Registries, Research and Program Support, 3rd Floor, Commerce Place, 10155 – 102 Street, Edmonton, Alberta T5J 4L4, (780) 422-7330.

SCHEDULE OF SHARE CAPITAL

The authorized capital of the Corporation shall consist of:

(a)	one class of shares, to be designated as “Class A Common Shares”, in an unlimited number; and

(b)

one class of shares, to be designated as “First Preferred Shares”, issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding Class A Common Shares at the time of issuance of any First Preferred Shares, such shares having attached thereto the following rights, privileges, restrictions and conditions.

CLASS A COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Class A Common Shares shall be as follows:

1.	Voting

The holders of the Class A Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class or series of shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Common Share.

2.	Dividends

Subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, the holders of the Class A Common Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

3.	Liquidation

Subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or any other distribution of its assets among its shareholders for the purpose of winding up its affairs (such event referred to herein as a “Distribution”), each holder of Class A Common Shares shall have the right to receive, in cash or other assets, for each Class A Common Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Common Shares held thereby, and shall rank equally with all holders of Class A Common Shares with respect to such Distribution.

FIRST PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the First Preferred Shares, as a class, shall be as follows:

1.	Issuance in Series

(a)

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

(b)

Subject to the filing of Articles of Amendment in accordance with the Act and the provisions, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of First Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2.	Dividends

The holders of each series of First Preferred Shares shall be entitled, in priority to holders of Class A Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of First Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

3.	Liquidation

In the event of a Distribution, holders of each series of First Preferred Shares shall be entitled, in priority to holders of Class A Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of First Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

SCHEDULE OF OTHER PROVISIONS

a.	The directors of the Corporation may, without authorization of the shareholders:

i.	borrow money on the credit of the Corporation;

ii.	issue, reissue, sell or pledge debt obligations of the Corporation;

iii.	subject to the Business Corporations Act (Alberta), give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and;

iv.	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

b.	The directors may, by resolution, delegate the powers referred to in section (a) hereof to a director, a committee of directors or an officer.

c.	Any meeting of the shareholders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

d.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

Annex E

Execution Version

September 25, 2022

Decarbonization Plus Acquisition Corporation IV

2744 Sand Hill Road

Menlo Park, CA

Hammerhead Resources Inc.

2700, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Re:    Sponsor Letter

Ladies and Gentlemen:

This letter (this “Sponsor Letter”) is being delivered to you in accordance with that Business Combination Agreement, dated as of the date hereof, by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“SPAC”), Hammerhead Resources Inc., an Alberta corporation (the “Company”), Hammerhead Energy Inc., an Alberta corporation (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation (the “Business Combination Agreement”), and the transactions contemplated therein (the “Business Combination”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company (the “Sponsor”), currently is the record owner of (i) 7,698,495 SPAC Class B Ordinary Shares (the “SPAC Founder Shares”) and (ii) 12,488,255 SPAC Warrants that were acquired in a private placement that occurred simultaneously with the consummation of the SPAC’s initial public offering (the “Private Placement Warrants” and collectively with the SPAC Founder Shares, the “Sponsor Equity”).

On or about the date hereof, the Sponsor and the other holders of SPAC Founder Shares and Private Placement Warrants (collectively, the “Sponsor Group”) entered into a letter agreement (the “Sponsor Side Letter”) with Riverstone Global Energy and Power Fund V (Cayman), L.P. (“Riverstone”) and certain other affiliates of Riverstone pursuant to which the Sponsor Group agreed to transfer to Riverstone or one of its controlled affiliates a portion of its Sponsor Equity in connection with the Business Combination (the “Sponsor Group Transfer”).

In order to induce the Company and SPAC to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)

Each of the Sponsor and, to the extent the Sponsor Group Transfer occurs prior to the record date of the the extraordinary general meeting of SPAC’s shareholders relating to the Business Combination (the “SPAC Shareholder Meeting”), Riverstone, irrevocably agrees that it shall (and shall cause its controlled affiliates to):

a)

vote any SPAC Class A Ordinary Shares and SPAC Founder Shares owned by it in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the SPAC Shareholder Meeting, except that it shall not vote any SPAC Class A Ordinary Shares that it purchases after SPAC publicly announces its intention to engage in the Business Combination for or against any of the aforementioned proposals;

b)

when the SPAC Shareholder Meeting is held, appear at such meeting or otherwise cause the SPAC Class A Ordinary Shares and SPAC Founder Shares owned by it (all such shares, the “Covered Shares”) to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written resolution), or cause to be voted at such meeting, or validly execute and return and cause such written resolution to be granted with respect to, all of such Covered Shares against (i) any Alternative Transaction and (ii) any other action that would reasonably be expected to (A) impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled, (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of it contained in this Sponsor Letter or (C) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of shares of SPAC (other than as contemplated by the Business Combination Agreement);

d)

vote (or execute and return an action by written resolution), or cause to be voted at such meeting, or validly execute and return and cause such written resolution to be granted with respect to, all of such Covered Shares against any change in business, management or Board of Directors of SPAC (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any SPAC Founder Shares owned by it in connection with such SPAC shareholder approval.

Prior to any valid termination of the Business Combination Agreement, the Sponsor or Riverstone, as the case may be, shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Sponsor Letter.

The obligations of the Sponsor or Riverstone, as the case may be, specified in this paragraph 1 shall apply whether or not the Business Combination or any action described above is recommended by the SPAC Board.

2)	Each of the Sponsor and Riverstone agrees that it shall not (and shall cause its controlled affiliates not to):

a)

Transfer any SPAC Founder Shares, SPAC Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (i) one year after the Closing or (ii) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds US$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all of New SPAC’s shareholders having the right to exchange their shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

b)

Transfer any Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing (the “Warrants Lock-up Period”).

Notwithstanding the provisions set forth in paragraphs 2(a) and 2(b), Transfers of the SPAC Founder Shares, SPAC Class B Common Shares, New SPAC Class B Common Shares, Private Placement Warrants, New SPAC Warrants and New SPAC Class A Common Shares issued or issuable upon the exercise or conversion of the SPAC Class B Common Shares and New SPAC Warrants and that are held by the Sponsor or any of its permitted transferees (that have complied with this paragraph) are permitted in accordance with paragraph 7(c) of that certain Letter Agreement, dated August 10, 2021, among SPAC, its officers and directors and the Sponsor ((as amended), the “SPAC Letter Agreement”), including to effect the Sponsor Group Transfer.

3)

The Sponsor hereby agrees that, during the period commencing on the date hereof and ending at the Closing, the Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any affiliate of the Sponsor (other than SPAC and its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand.

4)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; and (ii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided that the exercise of any Private Placement Warrant(s) or New SPAC Warrants shall not constitute a “Transfer”.

5)

This Sponsor Letter, the SPAC Letter Agreement, the Sponsor Side Letter, the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6)

Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the SPAC Organizational Documents, each of Sponsor and Riverstone hereby irrevocably and unconditionally waives and agrees not to assert or perfect, and agrees to cause its controlled affiliates to waive and agree not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the New SPAC Class B Common Shares will convert into New SPAC Class A Common Shares pursuant to the Business Combination Agreement and the SPAC Organizational Documents or any other adjustment or anti-dilution protections that arise in connection with the issuance of shares and the other transactions contemplated by the Business Combination Agreement.

7)

No party hereto may, except as set forth herein, assign either this Sponsor Letter or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 2, without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter shall be binding on the Sponsor, Riverstone, SPAC, NewCo and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8)

Nothing in this Sponsor Letter shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Letter or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Letter shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9)

This Sponsor Letter may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10)

This Sponsor Letter shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Letter or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Letter a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11)

This Sponsor Letter, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Letter or the transactions contemplated hereby shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Letter or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

13)

This Sponsor Letter shall terminate upon the earlier of (a) the expiration of each of the Warrants Lock-up Period and the Founder Shares Lock-up Period and (b) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing; provided, that the obligations of Sponsor or Riverstone, as the case may be, set forth in paragraph 1 shall terminate immediately following the Closing or upon the earlier termination of the Business Combination Agreement in accordance with its terms prior to the Closing.

14)

Each of the Sponsor and Riverstone hereby represents and warrants to SPAC and the Company as follows: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Letter and consummate the transactions contemplated hereby; (ii) this Sponsor Letter has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Letter, this Sponsor Letter constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iii) the execution and delivery of this Sponsor Letter by such party does not, and the performance by the such party of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of such party, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such party or such party’s SPAC Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (iv) there are no Actions pending against such party or, to the knowledge of such party, threatened against such party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (v) except for fees described on Section 4.11 of the SPAC Disclosure Schedule (solely as it relates to the Sponsor), no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such party or its controlled affiliates (excluding the Company) in connection with the Business Combination Agreement or the transactions contemplated thereby based upon any arrangement or agreement made by such party or its controlled affiliates (excluding the Company) for which SPAC or any of its controlled affiliates or, following the Closing, the Company, NewCo, New SPAC or any of their controlled affiliates, would have any obligations or liabilities of any kind or nature; (vi) such party has had the opportunity to read the Business Combination Agreement and this Sponsor Letter and has had the opportunity to consult with its tax and legal advisors; (vii) such party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such party’s obligations hereunder; (viii) such party has, or will have after completion of the Sponsor Group Transfer, good title to all such SPAC Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such SPAC Founder Shares or Private Placement Warrants) affecting any such SPAC Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Letter, (B) the SPAC Organizational Documents, (C) the Sponsor Side Letter, (D) the Business Combination Agreement, (E) the Amended and Restated Limited Liability Company Agreement of the Sponsor, (F) the SPAC Letter Agreement or (G) any applicable securities Laws; (x) the Sponsor Equity are the only SPAC Founder Shares, Private Placement Warrants or other equity securities of SPAC Beneficially Owned by the Sponsor as of the date hereof and (xi) Riverstone does not Beneficially Own any SPAC Founder Shares, Private Placement Warrants or other equity securities of SPAC as of the date hereof.

15)

Each of the Sponsor and Riverstone hereby agrees and acknowledges that: (i) SPAC and, prior to any valid termination of the Business Combination Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or Riverstone, as the case may be, of its obligations under paragraphs 1 and 2, as applicable, of this Sponsor Letter, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in Law or in equity, in the event of such breach. The Sponsor or Riverstone, as the case may be, shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in Law or in equity, in the event of a breach under this Sponsor Letter.

16)

If, and as often as, (a) there is any share split, share dividend, combination or reclassification that results in the Sponsor or Riverstone acquiring new SPAC Founder Shares, SPAC Class A Ordinary Shares, Private Placement Warrants or other equity securities of SPAC, (b) the Sponsor or Riverstone purchases or otherwise acquires Beneficial Ownership of any SPAC Founder Shares, SPAC Class A Ordinary Shares, Private Placement Warrants or other equity securities of SPAC after the date of this Sponsor Letter, or (c) Sponsor or Riverstone acquires the right to vote or share in the voting of any SPAC Founder Shares, SPAC Class A Ordinary Shares or other equity securities of SPAC after the date of this Sponsor Letter, then, in each case, such SPAC Founder Shares, SPAC Class A Ordinary Shares, Private Placement Warrants and other equity securities of SPAC, as applicable, acquired or purchased by the Sponsor or Riverstone shall be subject to the terms of this Sponsor Letter; provided, however, that the terms of paragraph 2 shall only apply to SPAC Founder Shares and Private Placement Warrants.

17)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature page follows.]

Sincerely,

DECARBONIZATION PLUS ACQUISITION SPONSOR IV LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Officer

RIVERSTONE GLOBAL ENERGY AND POWER FUND V (CAYMAN), L.P.
By: Riverstone Energy Partners V (Cayman), L.P., its general partner
By: Riverstone GP V Cayman LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Acknowledged and Agreed:

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

Acknowledged and Agreed:

HAMMERHEAD RESOURCES INC.

By:	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

Acknowledged and Agreed:

HAMMERHEAD ENERGY INC.

By:	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

Annex F

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

F-1

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among Hammerhead Energy Inc., an Alberta corporation (such entity, following the Business Combination (as defined below), the “Company”), Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on August 10, 2021, Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (the “SPAC”), the Sponsor and certain other security holders named therein (the “SPAC Holders”) entered into that certain Registration Rights Agreement (the “SPAC Registration Rights Agreement”), pursuant to which the SPAC granted the Sponsor and such other SPAC Holders certain registration rights with respect to certain securities of the SPAC;

WHEREAS, on September 25, 2022, the SPAC, Hammerhead Resources Inc., an Alberta corporation (“Hammerhead”), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (such entity, prior to the Business Combination, “NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of the SPAC (“AmalCo”), entered into that certain Business Combination Agreement (as amended, the “BCA”), pursuant to which, among other things, on or about the date hereof, (i) SPAC transferred by way of continuation from the Cayman Islands to Alberta and domesticated as an Alberta corporation, (ii) SPAC amalgamated with NewCo to form the Company and (iii) Hammerhead amalgamated with AmalCo to form a new wholly owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, on September 25, 2022, the Sponsor, James AC McDermott, Jeffrey Tepper, Dr. Jennifer Aaker, Jane Kearns (collectively, the “Sponsor Group”), Riverstone Global Energy and Power Fund V (Cayman), L.P. and certain of its controlled affiliates (“Riverstone”) and the SPAC, entered into that certain letter agreement pursuant to which the Sponsor Group agreed to transfer to Riverstone a portion of its Class B ordinary shares of the SPAC and warrants to purchase Class A ordinary shares of the SPAC in connection with the Business Combination;

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders own Class A common shares in the authorized share capital of the Company (“Common Shares”), and [    ]1 owns warrants to purchase 12,737,500 Common Shares (the “Private Placement Warrants”); and

WHEREAS, in connection with the Closing, the Company and the SPAC Holders desire to amend and restate the SPAC Registration Rights Agreement in its entirety as set forth herein, and the other Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

[1]	NTD: To be populated with the ultimate recipient of the PPWs.

F-2

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Action” shall mean material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority.

“Agreement” shall have the meaning given in the Preamble.

“AmalCo” shall have the meaning given in the Recitals.

“BCA” shall have the meaning given in the Recitals.

“Block Trade” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least US$25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Governmental Authority” shall mean any governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal).

“Hammerhead” shall have the meaning given in the Recitals.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2 of this Agreement.

F-3

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“NewCo” shall have the meaning given in the Recitals.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any Common Shares issued or issuable upon the exercise of any such Private Placement Warrants) held by a Holder immediately following the Closing, (b) any outstanding Common Shares held by a Holder immediately following the Closing (including any Common Shares issued or issuable upon exercise of any other outstanding equity securities of the Company (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder immediately following the Closing), (c) any equity securities (including the Common Shares issued or issuable upon the exercise of any such equity security) of the Company issuable immediately following the Closing upon conversion of any working capital loans in an amount up to US$1,500,000 in the aggregate made to the SPAC by a Holder and (d) any other equity security of the Company issued or issuable with respect to any such Common Shares held by a Holder immediately following the Closing by way of a share sub-division or share dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

F-4

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Shares are then listed);

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    fees and disbursements of counsel for the Company;

(E)    fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    reasonable fees and expenses of one (1) U.S. legal counsel and one (1) local counsel (if applicable) selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering, not to exceed US$50,000 for each such counsel, with respect to any one Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Riverstone” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Holders” shall have the meaning given in the Recitals.

“SPAC Registration Rights Agreement” shall have the meaning given in the Recitals.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Group” shall have the meaning given in the Recitals.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

F-5

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1    Registration.

2.1.1    Shelf Registration. (a) The Company agrees that, within fifteen (15) business days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities (a “Shelf Registration”).

(b)    The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to Section 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.2    Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement (an “Underwritten Demand”). The Company shall, within five (5) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company in consultation with the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.2 in any twelve (12)-month period, (ii) any Underwritten Offering unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Underwritten Offering equals or exceeds US$25 million, or (iii) an Underwritten Offering pursuant to this subsection 2.1.2 within ninety (90) days after the closing of an Underwritten Offering.

2.1.3    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Common Shares or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten

F-6

Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Shares or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4    Registration Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If the Company proposes to (i) file a Registration Statement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) (C) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (D) for an offering of debt that is convertible into equity securities of the Company or (E) for a dividend reinvestment plan, or (ii) consummate an Underwritten Offering for its own account or for the account of shareholders of the Company (other than pursuant to the terms of this Agreement), then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than five (5) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) three (3) days in the case of filing a Registration Statement and (b) two (2) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the

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intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)    If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Shares or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.1.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b)    If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Shares or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.1.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Shares or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a

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request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3    Block Trades and Other Coordinated Offerings.

2.3.1     Notwithstanding any other provision of this Article II, but subject to Section 2.4 and Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (y) covering all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and, as promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice of withdrawal to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5    A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 hereof.

2.4    Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of

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underwriters to firmly underwrite the offer; (B) the filing, initial effectiveness, or continued use of a Registration Statement in respect of such Underwritten Offering at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (C) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of a majority of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the majority of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1    prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade or Other Coordinated Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4    prior to any Registration of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action

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necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10    in accordance with Section 3.4 of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty enter into confidentiality agreements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort

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letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders or the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.14    in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Underwriters or Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.15    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.16    make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17    use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2    Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information upon reasonable notice, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that

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such information is necessary or advisable to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4    Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees and inclusive of all reasonable outside attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (“Holder Information”) and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees and inclusive of all reasonable outside attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one outside counsel (and one local counsel in the applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

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4.1.5    If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy or telegram, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Sponsor, to: 2744 Sand Hill Road, Menlo Park, CA 94025, or by email at: phaskopoulos@riverstonellc.com, if to the Company, to: 2700, 525 – 8th Avenue SW, Calgary, AB, T2P 1G1, or by email at: ssobie@hhres.com, and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

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5.2.4    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an executed joinder to this Agreement from the applicable assignee in the form of Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. ALL LEGAL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ANY COURT OF CHANCERY OF THE STATE OF DELAWARE; PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN A COURT OF CHANCERY OF THE STATE OF DELAWARE, THEN ANY SUCH ACTION MAY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT. THE PARTIES HEREBY (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR THEMSELVES AND WITH RESPECT TO THEIR RESPECTIVE PROPERTIES FOR THE PURPOSE OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY PARTY, AND (B) AGREE NOT TO COMMENCE ANY ACTION RELATING THERETO EXCEPT IN THE COURTS DESCRIBED ABOVE IN THE STATE OF DELAWARE, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED HEREIN. EACH OF THE PARTIES FURTHER AGREES THAT NOTICE AS PROVIDED HEREIN SHALL CONSTITUTE SUFFICIENT SERVICE OF PROCESS AND THE PARTIES FURTHER WAIVE ANY ARGUMENT THAT SUCH SERVICE IS INSUFFICIENT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, (I) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS IN THE STATE OF DELAWARE AS DESCRIBED HEREIN FOR ANY REASON, (II) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) THAT (A) THE ACTION IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

5.5    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other

F-16

Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6    Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, and (b) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of August 10, 2021, by and between the SPAC and Continental Stock Transfer & Trust Company, and assigned to and assumed by the Company on or about the date hereof, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement, including the SPAC Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7    Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

F-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HAMMERHEAD ENERGY INC., an Alberta corporation

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

F-18

SPAC:

DECARBONIZATION PLUS ACQUISITION CORPORATION IV,
a Cayman Islands exempted company

By:
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief AccountingOfficer and Secretary

HOLDERS:

DECARBONIZATION PLUS ACQUISITION SPONSOR IV LLC,
a Cayman Islands limited liability company

By: Decarbonization Plus Acquisition Sponsor Holdings IV LLC, its Sole and Managing Member

By:
Name:	Peter Haskopoulos
Title:	Authorized Person

Address:

James AC McDermott

Address:

Jeffrey Tepper

Address:

Dr. Jennifer Aaker

Address:

Jane Kearns

Address:

[Signature Page to Registration Rights Agreement]

F-19

[Company shareholder][2]

Address:

[Company shareholder]

Address:

[2]

NTD: To include affiliates of Hammerhead prior to the Closing including, for certainty, directors and officers, and affiliates of the Company after the Closing including, for certainty, directors and officers.

F-20

Exhibit A

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Amended and Restated Registration Rights Agreement, dated as of [                ], 2022 (as amended, modified and waived from time to time, the “Agreement”), by and among Hammerhead Energy Inc., an Alberta corporation (the “Company”), Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company, and the persons named as parties therein (including pursuant to other Joinders). Capitalized terms herein shall have the meaning set forth in the Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Agreement, and the undersigned will be deemed for all purposes to be a Holder, and the undersigned’s                  [Common Shares][Private Placement Warrants] will be deemed for all purposes to be Registrable Securities under the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of                 , 20    .

[ ]

By:
Name:
Title:

Agreed and Accepted as of

[    ], 20

HAMMERHEAD ENERGY INC.

By:
Name:
Title:

F-21

Annex G

FORM OF LOCK-UP AGREEMENT

[Attached]

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [    ], 2022, by and among the Lock-Up Shareholders (as defined in the Business Combination Agreement) (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”) and Hammerhead Energy Inc., an Alberta corporation (such entity, following the Business Combination (as defined below), the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on September 25, 2022, Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“DCRD”), Hammerhead Resources Inc., an Alberta corporation (“Hammerhead”), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (such entity, prior to the Business Combination, “NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of DCRD (“AmalCo”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, on or about the date hereof, (i) DCRD transferred by way of continuation from the Cayman Islands to Alberta and domesticated as an Alberta corporation, (ii) DCRD amalgamated with NewCo to form the Company and (iii) Hammerhead amalgamated with AmalCo to form a wholly owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, in connection with the Business Combination, pursuant to the Plan of Arrangement, each Lock-Up Party has become bound by this Agreement with respect to all Lock-Up Securities (as defined below); and

WHEREAS, the Company and each Lock-Up Party has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Company Securities” means (a) the Class A common shares in the authorized share capital of the Company (“Company Common Shares”), (b) any option or right to acquire Company Common Shares, (c) any Company Common Shares issued or issuable upon the exercise of any option or other right to acquire such Company Common Shares and (d) any equity securities of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b) or (c) by way of conversion, dividend, share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“Lock-Up Securities” means any Company Securities Beneficially Owned by a Lock-Up Party as of the date hereof, other than any Company Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person or any investment fund or other entity directly or indirectly controlled or managed by such Person or such Person’s Affiliate, including a registered retirement savings plan, (c) any Affiliate of any Family Member of such Person, (d) if the Person is a corporation, partnership, limited liability company or other business entity, its direct or indirect shareholders, partners, members or other equityholders, and (e) the Company in connection with the repurchase of Company Common Shares issued pursuant to equity awards granted under an equity incentive plan or other equity award plan or pursuant to loan agreements between the Company and certain employees of the Company.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), excluding entry into this Agreement and the consummation of the transactions contemplated hereby.

2.    Lock-Up.

2.1    Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with the Company not to effect any Transfer of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the date hereof and ending on the earlier of: (i) the date that is six (6) months following the date hereof; and (ii) the date that the last sale price of the Company Common Shares equals or exceeds US$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period.

2.2    Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may (x) Transfer, without the consent of the Company, any of such Lock-Up Party’s Lock-Up Securities (i) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to the Company, or (ii) (a) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, or for estate planning purposes; (b) in the case of an individual, pursuant to a qualified domestic relations order; (c) in the case of an individual, by gift to a charitable organization; (d) in the case of an entity, by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or (e) pursuant to any liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Securities for cash, securities or other property subsequent to the Business Combination, or (y) enter into any trading plan providing for the sale of Company Common Shares by the Lock-Up Party, which trading plan meets the requirements of Rule 10b5-1(c) of the Exchange Act, provided, however, that (a) such plan does not provide for, or permit, the sale of any Company Common Shares during the Lock-Up Period and (b) the Company shall not be required to effect, and the Lock-Up Party shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan; provided, that in connection with any Transfer of such Lock-Up Securities pursuant to clause (x)(i), (x)(ii)(a), (x)(ii)(b), (x)(ii)(c) or (x)(ii)(d) above, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute and deliver a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party may not make a

Transfer to a Permitted Transferee or otherwise pursuant to this Section 2.2 if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (i) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (ii) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer).

2.3    Legends. Any certificates representing the Lock-Up Securities shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF DURING THE TERM OF THE LOCK-UP EXCEPT IN ACCORDANCE WITH THE TERMS OF THE LOCK-UP AGREEMENT BETWEEN THE COMPANY AND SECURITYHOLDER.”

3.    Additional Agreements.

3.1    Company Board Release. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Board of Directors of the Company shall be entitled to release any Lock-Up Party from any or all of its obligations hereunder on behalf of the Company, provided, however, that if one Lock-Up Party is released, the other Lock-Up Parties shall also be similarly released to the same relative extent as the released Lock-Up Party.

4.    Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any Lock-Up Party or designee of any Lock-Up Party from serving on the Board of Directors of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such Person’s capacity as a director of the Company. Each Lock-Up Party is entering into this Agreement solely in its capacity as the owner of Company Securities following the consummation of the Business Combination.

5.    Termination. This Agreement shall terminate upon the expiration of the Lock-Up Period. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 5 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

6.    Miscellaneous.

6.1    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order than the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.2    Non-survival. None of the covenants, obligations or other agreements in this Agreement or in any schedule, statement, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement.

6.3    Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 6.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 6.3 shall be void ab initio.

6.4    Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (1) the Company and (2) Lock-Up Parties holding 75% of the Company Common Shares (assuming the exercise and conversion of all then-outstanding Company Securities) that are then subject to this Agreement. Any such amendment shall be binding on all the Lock-Up Parties, provided that no amendment shall be binding upon any Lock-Up Party to the extent that it materially increases any obligation upon, or otherwise materially adversely changes the rights of, such Lock-Up Party, except upon the written consent of such Lock-Up Party.

6.5    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in the Court of King’s Bench of Alberta without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

6.6    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (provided no “bounceback” or notice of non-delivery is received) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6):

(i)    if to the Company, to:

Hammerhead Energy Inc.

2700, 525 8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Scott Sobie

Email: ssobie@hhres.com

with copies to:

Burnet, Duckworth & Palmer LLP

2400, 525 8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko and Lindsay Cox

Email: wsm@bdplaw.com, lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz and Ian M. Hazlett

Email: agivertz@paulweiss.com, ihazlett@paulweiss.com

(ii)    if to a Lock-Up Party, to the address for notice set forth on Schedule A hereto,

with a copy (which shall not constitute notice) to:

Burnet, Duckworth & Palmer LLP

2400, 525 8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko and Lindsay Cox

Email: wsm@bdplaw.com, lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz and Ian M. Hazlett

Email: agivertz@paulweiss.com, ihazlett@paulweiss.com

6.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in Court of King’s Bench of Alberta. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the Province of Alberta, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the Province of Alberta as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the Province of Alberta as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9    Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

6.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.11    Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.12    Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

6.13    Further Assurances. At the request of the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.14    Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.15    Several Liability. The liability of any Lock-Up Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s covenants or agreements contained in this Agreement.

Annex H

CONFIDENTIAL	September 25, 2022

Special Committee of the Board of Directors

Decarbonization Plus Acquisitions Corporation IV

2744 Sand Hill Road, Suite 100

Menlo Park, California 94025

Dear Members of the Special Committee:

Decarbonization Plus Acquisition Corporation IV, a Cayman Island exempted company (“DCRD” or the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to provide the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) with an opinion in connection with the Special Committee’s consideration of a business combination transaction (the “Business

Combination”) with Hammerhead Resources, Inc., an Alberta corporation (“Hammerhead”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement (defined below).

Specifically, the Special Committee has requested that Duff & Phelps provide a written opinion addressed to the Special Committee as to whether the aggregate consideration (in the form of New SPAC Class A Common Shares having an assumed value per share equal to the Assumed Value (defined below)) to be paid by DCRD (or its applicable successor entity, New SPAC) (the “Consideration”) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement is fair, from a financial point of view, to the public shareholders of DRCD, in the aggregate, other than DCRD’s sponsors, including the applicable affiliates and affiliated persons of Decarbonization Plus Acquisition Sponsor IV LLC and its managing member Riverstone Holdings LLC and their respective affiliates (the “Excluded Holders”) (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead)) (this “Opinion”).

For the avoidance of doubt, Duff & Phelps is expressing no opinion with respect to the allocation of the Consideration, relevant applicable exchange ratios relating thereto, among the holders of the various classes or series of capital stock of Hammerhead pursuant to the Business Combination Agreement, or to the impact of the Domestication, SPAC Amalgamation, Class B Conversion or Company Warrant Settlement.

kroll.com	Kroll, LLC 167 N. Green Street Floor 12 Chicago, IL 60607	T: +1 312 697 4600 F: +1 312 697 0112

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

Description of the Business Combination

It is Duff & Phelps’ understanding that DCRD is contemplating entering into a Business Combination Agreement, to be dated September 25, 2022 (the “Business Combination Agreement”), by and among DCRD, Hammerhead, Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability company and wholly owned subsidiary of DCRD (“AmalCo”), pursuant to which, among other things:

1.

DCRD shall, in the Domestication, transfer by way of continuation from the Cayman Islands to Alberta in accordance with the Cayman Islands Companies Act (as amended) and domesticate as an Alberta corporation in accordance with the applicable provisions of the Business Corporations Act (Alberta);

2.

Following the Domestication, DCRD shall effect the SPAC Amalgamation, whereby DCRD shall amalgamate with NewCo to form one corporate entity, New SPAC, and the legal existence of NewCo will not cease and NewCo will survive the SPAC Amalgamation as New SPAC, with the accompanying recapitalization of New SPAC as described in the Business Combination Agreement;

3.

Following the SPAC Amalgamation, on the Closing Date, New SPAC shall effect the Class B Conversion and Hammerhead shall effect the Company Warrant Settlement, pursuant to which each then issued and outstanding New SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share pursuant to the New SPAC Articles and in accordance with the Plan of Arrangement and the Company Warrants shall either be exchanged for Company Common Shares or cash, in either case, in accordance with the Plan of Arrangement; and

4.

Following the Class B Conversion and the Company Warrant Settlement, on the Closing Date, Hammerhead and AmalCo shall amalgamate to form one corporate entity in the Company Amalgamation, which will be a wholly owned subsidiary of New SPAC.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable it to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	DCRD’s audited financial statements for the year ended December 31, 2021 included in DCRD’s Form 10-K filed with the SEC on March 29, 2022;

b.	DCRD’s unaudited interim financial statements for the quarter and six-month period ended June 30, 2022 included in DCRD’s Form 10-Q filed with the SEC on August 12, 2022;

c.	Consolidated audited financial statements for Hammerhead for the year ended December 31, 2021;

d.

Consolidated unaudited quarterly financial information for Hammerhead for the quarter and six months ended June 30, 2022, which management of Hammerhead identified as being the most current financial statements available;

e.	Capitalization information for Hammerhead, DCRD, New SPAC and the Amalgamated Company, prepared by DCRD, including capitalization information for New SPAC pro forma for the

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

Domestication, SPAC Amalgamation, Class B Conversion and the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation, the “New SPAC Capitalization”), provided to us by management of DCRD and on which were instructed to rely by the Special Committee and the management of DCRD;

f.

Financial projections for the years ended 2022 and 2023, prepared by Hammerhead management and provided to us by management of Hammerhead (the “Hammerhead Corporate Model”) and on which Duff & Phelps was instructed to rely by the Special Committee and the management of DCRD;

g.	Hammerhead hedging summary report provided by the management of Hammerhead;

h.

Hammerhead evaluation of petroleum reserves report prepared by McDaniel & Associates Consultants Ltd., dated as of December 31, 2021 as updated by Hammerhead management for strip pricing as of September 9, 2022, adjusted to CAD realized pricing (the “Hammerhead Reserve Report”) and on which Duff & Phelps was instructed to rely by the Special Committee and the management of DCRD;

i.	Other industry reports that Duff & Phelps deemed relevant;

j.	Hammerhead company overview presentation dated May 2022;

k.	A draft of the Business Combination Agreement dated September 25, 2022; and

l.	A draft of the Plan of Arrangement dated September 25, 2022;

2.

Discussed the information referred to above and the background and other elements of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) with the management of DCRD and certain members of the Special Committee of DCRD (in their capacity as members of the Special Committee);

3.

Discussed with certain members of the Special Committee of DCRD, management of DCRD and Hammerhead management the plans and intentions with respect to the management and operation of New SPAC following the completion of the Business Combination;

4.

Discussed with DCRD management and certain members of the Special Committee of DCRD (in their capacity as members of the Special Committee) their assessment of the strategic rationale for, and the potential benefits of, the Business Combination;

5.

Participated in due diligence calls with certain members of DCRD management, the Special Committee of DCRD and Hammerhead management discussing the operations of Hammerhead including, but not limited to the Hammerhead Corporate Model and the Hammerhead Reserve Report;

6.	Reviewed the historical trading price and trading volume of DCRD’s ordinary shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

7.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; and

8.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

Assumptions

In performing its analyses and rendering this Opinion with respect to the Business Combination, Duff & Phelps, with the consent of DCRD and the Special Committee:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including DCRD and Hammerhead and their respective management, including all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and did not independently verify such information;

2.

Relied upon the fact that the members of the Special Committee have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

3.	Relied upon the New SPAC Capitalization provided to us by management of DCRD and on which Duff & Phelps was instructed to rely by the Special Committee and the management of DCRD;

4.

Assumed that the Hammerhead Corporate Model and the Hammerhead Reserve Report furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions;

5.

Assumed that information supplied by and representations made by DCRD and Hammerhead and their respective management are substantially accurate regarding DCRD, Hammerhead, New SPAC, and the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation);

6.	Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

7.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

8.

Assumed that the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation will occur as contemplated by the draft documents reviewed by Duff & Phelps and as described by management of DCRD and Hammerhead;

9.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of DCRD or Hammerhead since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

10.

Assumed that all of the conditions required to implement the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will be satisfied and that the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will be completed in a timely manner in accordance with the Business Combination Agreement and the Plan of Arrangement without any material amendments thereto or any material waivers of any terms or conditions thereof;

11.	Assumed that the consummation of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

Amalgamation) will comply in all respects with all applicable foreign, federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on DCRD, Hammerhead, New SPAC, or the contemplated benefits expected to be derived in the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation); and

12.

Assumed a value of $10.00 per share of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares and New SPAC Class A Common Shares in calculating the value of such shares (the “Assumed Value”), with such $10.00 value being based on DCRD’s nature as a special purpose acquisition company, DCRD’s initial public offering and DCRD’s approximate cash per outstanding share of SPAC Class A Ordinary Shares (excluding, for the avoidance of doubt, the dilutive impact of the SPAC Class B Ordinary Shares or any SPAC Warrants), notwithstanding any differences between such classes of stock.

To the extent that any of the foregoing assumptions, representations or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Qualifications

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the solvency of DCRD, Hammerhead, or New SPAC or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of DCRD or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from DCRD’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Business Combination, or (iii) advise the Special Committee, the Board of Directors or any other party with respect to alternatives to the Business Combination.

Duff & Phelps has assumed that (a) for U.S. federal and applicable state income Tax purposes, (i) the

Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Company Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) for Canadian income Tax purposes, each of the Amalgamations are intended to (i) qualify as an amalgamation within the meaning of

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

section 87 of the Canadian Tax Act and for the purposes of the ABCA, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Canadian Tax). Duff & Phelps is not expressing any view or rendering any opinion regarding the tax consequences of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) or any portion thereof to DCRD, Hammerhead, New SPAC or their respective shareholders.

Duff & Phelps is not expressing any opinion as to the market price or value of DCRD’s ordinary shares or the equity of Hammerhead or New SPAC (or anything else) either before or after the consummation of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) or how any such shares may trade at any time. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of DCRD’s, Hammerhead’s, or New SPAC’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of DCRD’s or Hammerhead’s officers, directors, or employees, or any class of such persons, relative to the Consideration, or with respect to the fairness of any such compensation.

Limiting Conditions

This Opinion is furnished for the use and benefit of the Special Committee in connection with the Business Combination. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in the proxy statement/prospectus and any other filing DCRD is required to make with the Securities and Exchange Commission in connection with the Business Combination if such inclusion is required by the applicable law.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) does not address or express any view on any transaction related to the Business Combination; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder of DCRD or Hammerhead should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction, and (iv) does not indicate that the Consideration is the best possibly attainable by DCRD under any circumstances; instead, it merely states whether the Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Except for the Opinion expressed herein, Duff & Phelps does not express any view or opinion as to (i) any other term, aspect or implication of (a) the Business Combination (including, without limitation, the form or structure of the Business Combination or any portion thereof (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation)) or the Business Combination Agreement or Plan of Arrangement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Business Combination or (ii) the fairness, financial or otherwise, of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) to, or of any consideration to be paid to or received by, the holders of any class of securities of DCRD or Hammerhead (including, without limitation, the fairness or the potential dilutive or other effects of the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation)).

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

This Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of DCRD, Hammerhead, New SPAC or any other party). Duff & Phelps also does not address, or express a view with respect to, any acquisition of control or effective control of Hammerhead or New SPAC by any stockholder or group of stockholders of Hammerhead (including, without limitation, any voting, control, consent rights or similar rights, preferences or privileges as among or in comparison to any classes or groups of security holders or other constituents of DCRD, Hammerhead, New SPAC or any other party).

This Opinion does not in any way address the appropriate capital structure of New SPAC, whether New SPAC should be issuing debt or equity securities or a combination of both in the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation), or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation) or the likelihood of obtaining such financing, or whether or not Hammerhead, DCRD, New SPAC their respective security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination (including, without limitation, the Domestication, SPAC Amalgamation, Class B Conversion, Company Warrant Settlement and Company Amalgamation).

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and DCRD, dated July 26, 2022 (the “Engagement Letter”). This Opinion is confidential, and the use and disclosure of this Opinion is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services.

No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in this Opinion.

Pursuant to the terms of the Engagement Letter, a portion of such fee is payable upon delivery of this Opinion and a portion is payable upon and subject to the closing of the Business Combination. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Duff & Phelps may seek to provide DCRD, Hammerhead, New SPAC and their respective affiliates and equity holders with financial advisory and other services unrelated to the Business Combination in the future, for which services Duff & Phelps would expect to receive compensation.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the aggregate Consideration to be paid by DCRD (or its applicable successor entity, New SPAC) to the holders of capital stock of Hammerhead, in the aggregate, in connection with the Company Amalgamation pursuant to the Business Combination Agreement is fair, from a financial point of view, to the public shareholders of DCRD other than the Excluded Holders (without giving effect to any impact of the Business Combination or any part thereof on any particular shareholder other than in its capacity as a shareholder of DCRD, and not, for the avoidance of doubt, as a shareholder (or affiliate of a shareholder) of Hammerhead)).

Special Committee of the Board of Directors

Decarbonization Plus Acquisition Corporation IV

September 25, 2022

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps

Duff & Phelps Opinions Practice

Kroll, LLC

Annex I

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT is made effective as of September 25, 2022

BETWEEN:

DECARBONIZATION PLUS ACQUISITION CORPORATION IV, a Cayman Islands exempted company (“SPAC”)

- and –

HAMMERHEAD RESOURCES INC., an Alberta corporation (the “Company”)

- and –

[SECURITYHOLDER] (the ”Securityholder”)

WHEREAS concurrently with the execution and delivery of this Agreement, SPAC, the Company, Hammerhead Energy Inc. (“NewCo”) and 2453729 Alberta ULC (“AmalCo”) have entered into a business combination agreement (the ”Business Combination Agreement”) regarding a proposed arrangement under section 193 of the Business Corporations Act (Alberta) pursuant to which, among other things: (a) SPAC shall transfer by way of continuation from the Cayman Islands to Alberta and domesticate as an Alberta corporation and shall subsequently amalgamate with NewCo to form New SPAC; (b) the Company shall effect the Company Warrant Settlement; (c) the Company shall merge with AmalCo; (d) each Company Preferred Share outstanding shall be exchanged for New SPAC Class A Common Shares based on the applicable exchange ratio provided in the Plan of Arrangement; (e) each Company RSU and each Company Option then outstanding shall be exchanged for an option to acquire New SPAC Class A Common Shares based on the applicable exchange ratio provided in the Plan of Arrangement and (f) each Company Common Share outstanding after the Company Warrant Settlement shall be exchanged for New SPAC Class A Common Shares based on the applicable exchange ratio provided in the Plan of Arrangement (the “Arrangement”);

AND WHEREAS the Securityholder beneficially owns, or exercises control or direction over, the Company Common Shares, the Company Preferred Shares, the Company Warrants, the Company Options and/or the Company RSUs set out in Schedule A hereto;

AND WHEREAS the Securityholder understands and acknowledges that SPAC and the Company are entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by the Securityholder and the terms and conditions contained herein and, in consideration for SPAC and the Company entering into the Business Combination Agreement and agreeing to the provisions of this Agreement, the Securityholder agrees to be bound by this Agreement, which sets out the terms and conditions upon which it has agreed, among other things, to support the Arrangement and to cause its Subject Securities to be voted in favour of the Arrangement;

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties covenant and agree as follows:

1.	Definitions

In this Agreement, any capitalized term used herein and not defined in this Section 1 shall have the meaning ascribed thereto in the Business Combination Agreement or the Plan of Arrangement, as applicable. Unless the context otherwise requires, the following words and phrases used in this Agreement (including the recitals hereto) shall have the meanings hereinafter set out:

“Agreement” means this support agreement, as amended, supplemented or modified from time to time;

“AmalCo” has the meaning ascribed thereto in the recitals to this Agreement;

“Arrangement” has the meaning ascribed thereto in the recitals to this Agreement;

“Business Combination Agreement” has the meaning ascribed thereto in the recitals to this Agreement;

“Company” has the meaning ascribed thereto in the recitals to this Agreement;

“NewCo” has the meaning ascribed thereto in the recitals to this Agreement;

“Party” means a party to this Agreement, and “Parties” means all parties to this Agreement;

“Relevant Securities” means Company Common Shares, Company Preferred Shares, Company Warrants, Company Options, Company RSUs and, if applicable after the date hereof, any other securities of the Company having voting rights in respect of the Arrangement under applicable Law;

“Securityholder” has the meaning ascribed thereto in the recitals to this Agreement;

“SPAC” has the meaning ascribed thereto in the recitals to this Agreement; and

“Subject Securities” means all Relevant Securities beneficially owned, or over which control or direction is exercised by the Securityholder, including any Relevant Securities that the Securityholder acquires beneficial ownership of, or control or direction over, after the date hereof.

2.	Securityholder Covenants

Subject to the terms and conditions of this Agreement, the Securityholder hereby covenants and agrees, solely in the Securityholder’s capacity as securityholder of the Company and not in the Securityholder’s capacity as an officer or director of the Company, if applicable, with SPAC and the Company that, unless otherwise consented to in writing by SPAC and the Company the Securityholder shall:

(a)

vote (or cause to be voted) all Subject Securities at any meeting of Company Shareholders called to vote on any of the matters described in clauses (i), (ii) or (iii) below (and any other meeting of holders of any other Relevant Securities, as applicable, at which the Securityholder is entitled to vote in respect of any of the matters described in clauses (i), (ii) or (iii) below), including the Company Shareholders Meeting: (i) for and in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement; (ii) other than as contemplated in paragraph (i), against any business combination, arrangement, amalgamation, merger, consolidation, reorganization, recapitalization, liquidation, dissolution, winding-up, material asset sale or similar transaction involving the Company, or any issue of securities by the Company, or any resolution to approve, ratify or adopt any of the foregoing; and (iii) against any resolution, transaction or other action that is inconsistent with, or could reasonably be likely to impede, interfere with, delay, postpone, or adversely affect the Arrangement or any of the other matters and transactions contemplated by the Business Combination Agreement, including against any Alternative Transaction in respect of the Company, and, in each case, cause the Subject Securities to be counted as present at the Company Shareholders Meeting and any such other meeting of holders of any other Relevant Securities in respect of any of the matters described in clauses (i), (ii) or (iii) above, as applicable, for quorum purposes;

(b)

without limiting paragraph 2(a): (i) duly deposit or deliver (or cause to be duly deposited or delivered) valid proxies, duly completed and executed, in respect of the Subject Securities, at least seven (7) calendar days prior to the Company Shareholders Meeting, directing that all of the Subject Securities, as applicable, be voted in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement; (ii) upon the SPAC’s written request, provide SPAC with confirmation of the deposit or delivery of valid proxies as aforesaid; and (iii) not take (or permit any Person on its behalf to take) any action to withdraw, amend or invalidate any proxy deposited or delivered pursuant to this Agreement;

(c)

not sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, grant a security interest in or option, or enter into any derivative transactions in respect of, or otherwise dispose of any right or interest (including any economic consequence of ownership) in, any of the Subject Securities, or enter into any agreement, arrangement or understanding in connection therewith other than pursuant to the Arrangement prior to the Closing or the termination of the Business Combination Agreement in accordance with the terms thereof, provided that: (i) the foregoing restriction shall not prevent the Securityholder from converting or exercising any of the Subject Securities in accordance with their terms; and (ii) the Securityholder may sell, gift, transfer, assign or convey any or all of the Subject Securities (to the extent permitted by the terms of the applicable Subject Securities) to an Affiliate or associate (as defined in the Securities Act (Alberta)) of the Securityholder, provided that such Affiliate or associate enters into an agreement with SPAC on the same terms as this agreement, or otherwise agrees with SPAC to be bound by the provisions hereof;

(d)

not: (i) grant or agree to grant any proxy, power of attorney or other right to vote any of the Subject Securities, deposit any of its Subject Securities into a voting trust or pooling agreement, or enter into any agreement, arrangement or understanding with respect to the voting of any of its Subject Securities, that is inconsistent with, or would interfere with or prohibit or prevent the Securityholder from satisfying its obligations provided in, this Agreement; (ii) deposit or tender (or permit to be deposited or tendered) any securities of the Company to any take-over bid or other Alternative Transaction in respect of the Company; or (iii) requisition or join in the requisition of any meeting of the Company Shareholders or the holders of any other Relevant Securities;

(e)

not: (i) take any action, that opposes or competes with, or could reasonably be expected to frustrate, impede, interfere with, delay, postpone, restrain, prevent or adversely affect the Arrangement or any of the other matters and transactions contemplated by the Business Combination Agreement; or (ii) act jointly or in concert with any Person or group of Persons with respect to voting securities of the Company or SPAC in opposition to or competition with the Arrangement or any of the other matters and transactions contemplated by the Business Combination Agreement, or in support of any Alternative Transaction in respect of the Company;

(f)

not exercise or assert (or permit to be exercised or asserted on its behalf): (i) any Company Dissent Rights or any other rights of dissent or appraisal with respect to the Subject Securities in respect of the Arrangement or the Arrangement Resolution, all of which rights are hereby irrevocably waived by the Securityholder to the fullest extent permitted by Law; or (ii) any other rights or remedies with respect to the Subject Securities that are available pursuant to applicable Law that could reasonably be expected to frustrate, impede, interfere with, delay, postpone, restrain, prevent or adversely affect the Arrangement or any of the other matters and transactions contemplated by the Business Combination Agreement;

(g)

not: (i) withdraw, amend, modify or qualify, or publicly propose or state any intention to withdraw, amend, modify or qualify, its support for the Arrangement or any of the other matters and transactions contemplated by the Business Combination Agreement; or (ii) accept, approve, endorse, recommend or enter into, or publicly propose or state any intention to accept, approve, endorse, recommend or enter into, any publicly disclosed Alternative Transaction in respect of the Company, or make or enter into any agreement, arrangement or understanding, written or oral, in respect of an Alternative Transaction in respect of the Company;

(h)

not: (i) solicit any proxies, or participate in any solicitation of proxies, with respect to the voting of any securities of the Company other than in favour of the Arrangement Resolution and the other matters and transactions contemplated by the Business Combination Agreement; or (ii) make any announcement or public disclosure with respect to any of the matters in this paragraph 2(h), except to the extent required by applicable Law;

(i)

immediately cease all solicitations, encouragements, discussions, negotiations or other activities (including through any Affiliate or Representative), if any, with any Person other than SPAC and its Representatives, with respect to any Alternative Transaction in respect of the Company or expression of interest relating to an Alternative Transaction in respect of the Company, or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Transaction in respect of the Company;

(j)

not take or omit to take any action that would cause any of its representations or warranties set forth in Section 3 to become untrue or incorrect in any material respect, and promptly notify SPAC if any of its representations and warranties contained herein becomes untrue or incorrect in any material respect;

(k)

not act jointly or in concert or otherwise knowingly cooperate in any way with, or assist (including by providing financial assistance), facilitate, encourage or participate in, any effort or attempt by any other Person or group of Persons to do or seek to do anything contrary to the foregoing; and

(l)

not do indirectly, including through any Affiliate or Representative, that which it may not do directly by the terms of this Section 2, provided that for certainty any actions by any Representative of the Securityholder who is a director of the Company which are taken or omitted from being taken in such Representative’s capacity as a director of the Company shall not be deemed or interpreted to be indirect actions of the Securityholder hereunder.

3.	Securityholder Representations and Warranties

The Securityholder represents and warrants to SPAC and the Company as follows, and acknowledges that SPAC is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)

the Securityholder has all necessary power, authority, right and capacity to execute and deliver this Agreement, and to perform its obligations hereunder and complete the transactions contemplated hereby;

(b)

this Agreement has been duly executed and delivered by the Securityholder and constitutes a legal, valid and binding agreement of the Securityholder enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction;

(c)

none of the execution, delivery or performance of this Agreement by the Securityholder, or completion of the transactions contemplated hereby, violates or constitutes a breach or default under, or conflicts with (or would with the giving of notice, the lapse of time or the happening of any other event or condition violate or constitute a breach or default under, of conflict with), any governing documents of the Securityholder or pursuant to any applicable Law, to which the Securityholder is bound, except in each case as would not impair the ability of the Securityholder to perform its obligations hereunder;

(d)	as of the date hereof, the Securityholder beneficially owns, and exercises control and direction over the number of Subject Securities set forth opposite its name on Schedule A hereto;

(e)	as of the date hereof, the Securityholder has the sole and exclusive right to sell and vote or direct the sale and voting of the Subject Securities set forth on Schedule A hereto;

(f)

none of the Subject Securities are subject to any shareholders’ agreement, voting trust, pooling agreement or similar agreement, commitment, understanding or arrangement, or any right or privilege (by Law or contract) capable of becoming a shareholders’ agreement, voting trust, pooling agreement or similar agreement, commitment, understanding or arrangement, in each case, that are inconsistent with, or would interfere with, or prohibit or prevent it from satisfying its obligations pursuant to, this Agreement;

(g)	there is no proxy in existence with respect to any of the Subject Securities;

(h)

no Person has, or to the knowledge of the Securityholder, will at any time during the term of this Agreement have, any agreement or option, or any right or privilege (by Law or contract) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto (including any right to vote), other than pursuant to this Agreement and the Business Combination Agreement; and

(i)

as of the date hereof, there is no claim, action, lawsuit or other legal proceeding in progress or pending or, to the knowledge of the Securityholder, threatened against it that adversely affects the Securityholder’s ability to enter into this Agreement and perform its obligations hereunder, or its title to any of the Subject Securities.

4.	Representations and Warranties of SPAC

SPAC represents and warrants to the Securityholder as follows, and acknowledges that the Securityholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	SPAC has all necessary power, authority, right and capacity to execute and deliver this Agreement, and to perform its obligations hereunder and complete the transactions contemplated hereby;

(b)

this Agreement has been duly executed and delivered by SPAC and constitutes a legal, valid and binding agreement of SPAC enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction;

(c)

none of the execution, delivery or performance of this Agreement by SPAC, or completion of the transactions contemplated hereby, violates or constitutes a breach or default under, or conflicts with (or would with the giving of notice, the lapse of time or the happening of any other event or condition violate or constitute a breach or default under, of conflict with) any articles, by-laws, agreement, arrangement, deed, indenture, understanding or restriction of any kind, including pursuant to any applicable Law, to which SPAC is a party or by which it is bound, except in each case as would not impair the ability of SPAC to perform its obligations hereunder; and

(d)

there is no claim, action, lawsuit or other legal proceeding in progress or pending or, to the knowledge of SPAC, threatened against it or any of its affiliates that adversely affects SPAC’s ability to enter into this Agreement and perform its obligations hereunder.

5.	Representations and Warranties of the Company

The Company represents and warrants to the Securityholder as follows, and acknowledges that the Securityholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	the Company has all necessary power, authority, right and capacity to execute and deliver this Agreement, and to perform its obligations hereunder and complete the transactions contemplated hereby;

(b)

this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction;

(c)

none of the execution, delivery or performance of this Agreement by the Company, or completion of the transactions contemplated hereby, violates or constitutes a breach or default under, or conflicts with (or would with the giving of notice, the lapse of time or the happening of any other event or condition violate or constitute a breach or default under, of conflict with) any articles, by-laws, agreement, arrangement, deed, indenture, understanding or restriction of any kind, including pursuant to any applicable Law, to which the Company is a party or by which it is bound, except in each case as would not impair the ability of the Company to perform its obligations hereunder; and

(d)

there is no claim, action, lawsuit or other legal proceeding in progress or pending or, to the knowledge of the Company, threatened against it or any of its affiliates that adversely affects the Company’s ability to enter into this Agreement and perform its obligations hereunder

6.	Termination

This Agreement and the Parties’ respective rights and obligations hereunder shall terminate on the earliest of:

(a)	the mutual written consent of SPAC, the Company and the Securityholder, by instrument in writing signed by each Party, to terminate this Agreement;

(b)

notice being delivered by the Securityholder to SPAC and the Company if, following the date of this Agreement and without the prior written consent of the Securityholder, there is any amendment or modification to the Business Combination Agreement and the Arrangement that materially adversely affects the Securityholder, including, but not limited to, any amendment or modification (whether or not materially adverse to the Securityholder) to decrease the amount of, or change the form of, the consideration payable for the Subject Securities as set out in the Arrangement;

(c)	the time (if any) at which the Business Combination Agreement is terminated in accordance with the terms thereof; and

(d)	the Closing.

Upon termination or expiration of this Agreement, as applicable, neither Party shall have any further obligations or liabilities under this Agreement, provided, however, that: (i) the provisions of Sections 7-16 and 19, inclusive, shall survive termination of this Agreement, and (ii) nothing herein shall relieve a Party from liability for any breach of this Agreement that occurs prior to termination, or prejudice the rights of the other Parties as a result of any such breach. For the avoidance of doubt, the representations and warranties of the Securityholder and SPAC set forth in Sections 3 and 4 hereof shall not survive the termination of this Agreement.

SPAC (and New SPAC as its successor) agree that the Securityholder is an intended third party beneficiary of the provision in Section 6.13 (Intended Tax Treatment) of the Business Combination Agreement and confirms that the obligations in Section 6.13 (Intended Tax Treatment) of the Business Combination Agreement that are to be performed post-Closing shall survive for the period set forth in the Business Combination Agreement.

7.	Shares Subject to Plan of Arrangement

The Securityholder understands and acknowledges that, in accordance with the Plan of Arrangement: (i) all Subject Securities will be exchanged for new securities of New SPAC (the “New SPAC Securities”); and (ii) the Securityholder will become bound by a lock-up agreement, substantially in the form attached to the Arrangement Agreement, pursuant to which, among other things, the Securityholder will not be able to transfer such New SPAC Securities during the period commencing on the Closing Date and ending on the earlier of: (x) the date that is six (6) months following the Closing Date; and (y) the date that the last sale price of the New SPAC Class A Common Shares equals or exceeds US$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period.

8.	Remedies

The Parties acknowledge and agree that if any provision of this Agreement were not performed in accordance with the specific terms hereof or are otherwise breached, the non-breaching Parties would suffer irreparable harm for which monetary damages would not be an adequate remedy, and, accordingly, that the Parties shall be entitled to equitable relief, including remedies of specific performance and temporary and permanent injunctive relief to enforce performance and/or restrain any actual or threatened non-performance or other breach of the terms and provisions hereof without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives: (a) any defense in any action for specific performance that a remedy at Law would be adequate; and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8):

(a)	if to the Securityholder:

[__]

(b)	if to SPAC:

Decarbonization Plus Acquisition Corporation IV

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076

Attention: Erik Anderson, Peter Haskopoulos and Robert Tichio

Email: erik@wrg.vc, phaskopoulos@riverstonellc.com, rtichio@riverstonellc.com with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

and

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, TX 77002

Attention: Ramey Layne

Email: rlayne@velaw.com

and

Bennett Jones LLP

4500, 855-2nd Street SW

Calgary, Alberta T2P 4K7

Attention: John Mercury; John Lawless

Email: MercuryJ@bennettjones.com; LawlessJ@bennettjones.com

(c)	if to the Company:

Hammerhead Resources Inc.

2700, 525 8 Avenue SW

Calgary, Alberta T2P 1G1

Attention: Scott Sobie, President and Chief Executive Officer

Email: SSobie@hhres.com

with a copy to (which shall not constitute notice):

Burnet, Duckworth & Palmer LLP

2400, 525 8 Avenue SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko; Lindsay Cox

Email: ws@bdplaw.com; lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz; Ian M. Hazlett

Email: agivertz@paulweiss.com; ihazlett@paulweiss.com

10.	Interpretation

(a)

Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms; (iv) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement; (v) the terms “Article”, “Section” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement; (vi) the word “including” means “including without limitation”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)	All references to “$” or dollars refer to United States dollars.

(c)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(d)	The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

11.	Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

12.	Entire Agreement; Assignment

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. No Party may assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person without the prior express written consent of the other Parties.

13.	Amendment

This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the Parties, and any attempt to make such amendment, modification or supplement without an instrument in writing signed by each of the Parties shall be null and void.

14.	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Alberta Court of Queen’s Bench. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Alberta, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Alberta as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Alberta as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

16.	Costs and Expenses

Except to the extent set forth in the Business Combination Agreement, each Party shall bear and be solely responsible for the fees, charges and disbursements of its respective financial, legal and other advisors, and all other costs and expenses of any nature or kind whatsoever, howsoever incurred, in connection with the preparation, execution, delivery and performance of this Agreement and completion of the transactions contemplated hereby and by the Business Combination Agreement.

17.	Disclosure

(a)

The Securityholder agrees to promptly provide SPAC and the Company with any information pertaining to the Securityholder that SPAC or the Company may reasonably require for the preparation of any news release or disclosure document (including, without limitation, in connection with the SPAC Shareholders Meeting or the Company Shareholders Meeting, as the case may be) required to be filed by SPAC or the Company with any Governmental Authority in connection with the matters contemplated by this Agreement and to promptly notify SPAC and the Company of any required corrections to any such information provided by the Securityholder for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Except as required by applicable Law, no Party shall make any public announcement or statement with respect to this Agreement without the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed.

(b)

The Securityholder irrevocably and unconditionally consents to the public disclosure by SPAC and the Company: (i) of the existence of this Agreement, pursuant to applicable Law and the Court proceedings to be commenced under section 193 of the ABCA in respect of the Arrangement; (ii) of the details of this Agreement being set out in the news release announcing the entering into of the Business Combination Agreement, any documents filed by SPAC or the Company pursuant to applicable Law and materials filed with the Court; and (iii) to this Agreement being filed on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) and on the System for Electronic Document Analysis and Retrieval (SEDAR) pursuant to applicable Law, and with the Court.

18.	Fiduciary Duties

SPAC and the Company hereby agree and acknowledge that the Securityholder is bound hereunder solely in his capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Securityholder in his capacity as a director or officer of the Company (if the Securityholder holds such office) or restrict, limit or prohibit the Securityholder in his capacity as a director or officer of the Company (if the Securityholder holds such office) from fulfilling or exercising his fiduciary duties as a director or officer owing to the Company under applicable laws.

19.	Counterparts

This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

By:
Name:
Title:

HAMMERHEAD RESOURCES INC.

By:
Name:
Title:

SECURITYHOLDER

By:
Name:
Title:

SCHEDULE A

SUBJECT SECURITIES

Name of Registered Securityholder/Securityholder:

Number of Subject Securities Held:

Company Common Shares

Company Series I Preferred Shares

Company Series II Preferred Shares

Company Series III Preferred Shares

Company Series IV Preferred Shares

Company Series VI Preferred Shares

Company Series VII Preferred Shares

Company Series VIII Preferred Shares

Company Series IX Preferred Shares

Company 2013 Warrants

Company 2020 Warrants

Company Options

Address for Notice:

Telephone:

Email:

Annex J

NEW SPAC CLOSING BYLAWS

[Attached]

GENERAL BY-LAW

BY-LAW NO. 1

A BY-LAW RELATING GENERALLY TO THE CONDUCT OF THE AFFAIRS OF

HAMMERHEAD ENERGY INC.

(hereinafter called the “Corporation”)

IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

DIVISION ONE

INTERPRETATION

1.01	In the by-laws of the Corporation, unless the context otherwise specifies or requires:

a.

“Act” means the Business Corporations Act of Alberta, as from time to time amended and every statute that may be substituted therefore and, in the case of such substitution, any references in the by-laws of the Corporation to provisions of the Act shall be read as references to the substituted provisions therefore in the new statute or statutes;

b.	“appoint” includes “elect” and vice versa;

c.	“articles” means the articles of incorporation or continuance of the Corporation, as from time to time amended or restated;

d.	“board” means the board of directors of the Corporation;

e.	“business day” means a day which is not a non-business day;

f.	“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

g.	“electronic means” shall have the meaning ascribed to such term in the Act;

h.	“meeting of shareholders” includes an annual and a special meeting of shareholders;

i.	“non-business day” means Saturday, Sunday and any other day that is a holiday as from time to time defined in The Interpretation Act of Alberta;

j.

“Regulations” means the regulations under the Act as published or from time to time amended and every regulation that may be substituted therefore and, in the case of such substitution, any references in the by-laws of the Corporation to provisions of the Regulations shall be read as references to the substituted provisions therefore in the new regulations;

k.	“reporting issuer” shall have the meaning ascribed to such term in the Act;

l.

“signing officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by virtue of section 3.01 of this by-law or by a resolution passed pursuant thereto; and

m.

“special meeting of shareholders” means a meeting of any particular class or classes of shareholders and a meeting of all shareholders entitled to vote at any annual meeting of shareholders at which special business is to be transacted.

Save as aforesaid, all terms which are contained in the by-laws of the Corporation and which are defined in the Act or the Regulations shall, unless the context otherwise specifies or requires, have the meanings given to such terms in the Act or the Regulations. Words importing the singular number include the plural and vice versa; and the word “person” shall include an individual, partnership, association, body corporate, body politic, trustee, executor, administrator and legal representative.

Headings used in the by-laws are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

DIVISION TWO

BANKING AND SECURITIES

2.01 Banking Arrangements

The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefore, shall be transacted with such banks, trust companies or other bodies corporate or organizations or any other persons as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of power as the board may from time to time prescribe or authorize.

2.02 Voting Rights in Other Bodies Corporate

The signing officers of the Corporation may execute and deliver instruments of proxy and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of such voting certificates or evidence of the right to exercise such voting rights. In addition, the board, or failing the board, the signing officers of the Corporation, may direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

DIVISION THREE

EXECUTION OF INSTRUMENTS

3.01 Authorized Signing Officers

Unless otherwise authorized by the board, deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Corporation by any two of the president, chair of the board, managing director, any vice-president, any director, secretary, treasurer, any assistant secretary or any assistant treasurer or any other officer created by by-law or by the board. In addition, the board may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed. Any signing officer may affix the corporate seal to any instrument requiring the same, but no instrument is invalid merely because the corporate seal is not affixed thereto.

3.02 Cheques, Drafts and Notes

All cheques, drafts or orders for the payment of money and all notes and acceptances and bills of exchange shall be signed by such officer or person or persons, whether or not officers of the Corporation, and in such manner as the board may from time to time designate by resolution.

DIVISION FOUR

DIRECTORS

4.01 Number

The board shall consist of such number of directors as is fixed by the articles, or where the articles specify a variable number, shall consist of such number of directors as is not less than the minimum nor more than the maximum number of directors provided in the articles and as shall be fixed from time to time by resolution of the shareholders.

4.02 Election and Term

Subject to the articles or a unanimous shareholder agreement, the election of directors shall take place at each annual meeting of shareholders and all of the directors then in office, unless elected for a longer period of time (not to exceed the close of the third (3rd) annual meeting of shareholders following election), shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall, subject to the articles or a unanimous shareholder agreement, be the number of directors then in office, or the number of directors whose terms of office expire at the meeting, as the case may be, except that, if cumulative voting is not required by the articles and the articles otherwise permit, the shareholders may resolve to elect some other number of directors. Where the shareholders adopt an amendment to the articles to increase the number or minimum number of directors, the shareholders may, at the meeting at which they adopt the amendment, elect the additional number of directors authorized by the amendment. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected. If the articles provide for cumulative voting, each director elected by shareholders (but not directors elected or appointed by creditors or employees) ceases to hold office at the annual meeting and each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by such shareholder multiplied by the number of directors such shareholder is entitled to vote for, and such shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in any manner. If a shareholder has voted for more than one candidate without specifying the distribution among such candidate, such shareholder shall be deemed to have divided such shareholder’s votes equally among the candidates for whom such shareholder voted.

4.03 Removal of Directors

Subject to the Act and the articles, the shareholders may by ordinary resolution passed at a special meeting remove any director from office, except a director elected by employees or creditors pursuant to the articles or a unanimous shareholder agreement, and the vacancy created by such removal may be filled at the same meeting, failing which it may be filled by the board. However, if the articles provide for cumulative voting, no director shall be removed pursuant to this section where the votes cast against the resolution for such director’s removal would, if cumulatively voted at an election of the full board, be sufficient to elect one or more directors.

4.04 Consent

A person who is elected or appointed a director is not a director unless:

a.	such person was present at the meeting when such person was elected or appointed and did not refuse to act as a director, or

b.	if such person was not present at the meeting when such person was elected or appointed:

i.	such person consented in writing to act as a director before such person’s election or appointment or within ten (10) days after it, or

ii.	such person has acted as a director pursuant to the election or appointment.

4.05 Vacation of Office

A director of the Corporation ceases to hold office when:

a.	such director dies or resigns;

b.	such director is removed in accordance with section 109 of the Act; or

c.	such director becomes disqualified under subsection 105(1) of the Act.

4.06 Committee of Directors

The directors may appoint from among their number a managing director, or a committee of directors, however designated, and subject to section 115 of the Act may delegate to the managing director or such committee any of the powers of the directors. A committee may be comprised of one director.

4.07 Transaction of Business of Committee

Subject to the provisions of this by-law with respect to participation in a meeting, the powers of a committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all of the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place in or outside Alberta and may be called by any one member of the committee giving notice in accordance with the by-laws governing the calling of meetings of the board.

4.08 Procedure

Unless otherwise determined herein or by the board, each committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chair and to regulate its procedure.

4.09 Remuneration and Expenses

Subject to any unanimous shareholder agreement, the directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

4.10 Vacancies

Subject to the Act, a quorum of the board may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the articles. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the articles, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

4.11 Action by the Board

Subject to any unanimous shareholder agreement, the board shall manage or supervise the management of the business and affairs of the Corporation. Notwithstanding a vacancy among the directors, a quorum of directors may exercise all the powers of the directors. If the Corporation has only one director, that director may constitute a meeting.

DIVISION FIVE

MEETING OF DIRECTORS

5.01 Place of Meeting

Meetings of the board may be held at any place within or outside Alberta.

5.02 Notice of Meeting

Unless the board has made regulations otherwise, meetings of the board may be summoned on twenty-four (24) hours’ notice, given verbally or in writing, and whether by means of telephone or electronic means in accordance with the provisions of the Electronic Transactions Act, or any other means of communication. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including any proposal to:

a.	submit to the shareholders any question or matter requiring approval of the shareholders;

b.	fill a vacancy among the directors or in the office of auditor;

c.	appoint additional directors;

d.	issue securities, except in the manner and on the terms authorized by the board;

e.	declare dividends;

f.	purchase, redeem or otherwise acquire shares issued by the Corporation, except in the manner and on the terms authorized by the board;

g.	pay a commission for the sale of shares;

h.	approve a management proxy circular;

i.	approve any financial statements to be placed before the shareholders at an annual meeting; or

j.	adopt, amend or repeal by-laws.

Provided, however, that a director may in any manner, and either before or after the meeting, waive notice of a meeting and attendance of a director at a meeting of the board shall constitute a waiver of notice of the meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

For the first meeting of the board to be held immediately following an election of directors no notice of such meeting shall be necessary, and for a meeting of the board at which a director is to be appointed to fill a vacancy in the board, no notice of such meeting shall be necessary to the newly elected or appointed director or directors in order to legally constitute the meeting, provided, in each case, that a quorum of the directors is present.

5.03 Adjourned Meeting

Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting.

5.04 Calling of the Meetings

Meetings of the board shall be held from time to time at such time and at such place as the board, the chair of the board, the managing director, the chief executive officer or any two directors may determine. Should more than one of the above-named call a meeting at or for substantially the same time, there shall be only one meeting held and such meeting shall occur at the time and place determined by, in order of priority, the board, any two directors, the chair, or the chief executive officer. A meeting may be held entirely by electronic means.

5.05 Regular Meetings

The board may, from time to time, appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, and forthwith to each director subsequently elected or appointed, but no other notice shall be required for any such regular meeting except where the Act or this by-law requires the purpose thereof or the business to be transacted thereat to be specified.

5.06 Chair

The chair of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chair of the board, chief executive officer, managing director or president. If no such officer is present, the directors present shall choose one of their number to be chair.

5.07 Quorum

The quorum for the transaction of business at any meeting of the board shall consist of a majority of the directors holding office or such greater number of directors as the board may from time to time determine.

5.08 Voting

Questions arising at any meeting of the board shall be decided by a majority of votes, and in the event of any equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

5.09 Participation in Meeting

A director may participate in a meeting of the board or a committee of the board by electronic means, telephone, or other communication facilities as permit all persons participating in the meeting to hear or otherwise communicate with each other, and a director participating in such meeting by such means is deemed to be present at the meeting.

5.10 Resolution in Lieu of Meeting

Notwithstanding any of the foregoing provisions of this by-law, a resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the board or a committee of directors is as valid as if it had been passed at a meeting of the board or committee of directors, as the case may be. A copy of every such resolution shall be kept with the minutes of the proceedings of the directors or committee of directors. Any such resolution in writing is effective for all purposes at such time as the resolution states regardless of when the resolution is signed and may be signed in counterpart.

DIVISION SIX

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.01	Conflict of Interest

A person that is a director or officer shall not be disqualified from such person’s office, or be required to vacate such person’s office, by reason only that such person is a party to, or is a director or officer or has a material interest in any person who is a party to, a material contract or material transaction or proposed material contract or proposed material transaction with the Corporation or a subsidiary thereof. Such a director or officer shall, however, disclose the nature and extent of such director’s or officer’s interest in the contract or transaction or proposed contract or transaction at the time and in the manner provided by the Act. Subject to the provisions of the Act, a person that is a director or officer shall not by reason only of such person’s office be accountable to the Corporation or to its shareholders for any profit or gain realized from such a contract or transaction, and such contract or transaction shall not be void or voidable by reason only of such person’s interest therein, provided that the required declaration and disclosure of interest is properly made, the contract or transaction is approved by the directors or shareholders, if necessary, and it was fair and reasonable to the Corporation at the time it was approved and, if required by the Act, the director refrains from voting as a director on the contract or transaction.

Even if the above conditions are not met, a director or officer acting honestly and in good faith shall not be accountable to the Corporation or to its shareholders for any profit realized from a material contract or material transaction for which disclosure is required by the Act, and such contract or transaction shall not be void or voidable by reason only of the director or officer’s interest therein, provided that the material contract or material transaction was approved or confirmed by special resolution at a meeting of the shareholders, disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before such contract or transaction was approved or confirmed, and such contract or transaction was reasonable and fair to the Corporation at the time it was approved or confirmed.

6.02 Limitation of Liability

Every director and officer of the Corporation, in exercising such director’s or officer’s powers and discharging such director’s or officer’s duties, shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer, for the time being of the Corporation, shall be liable for the acts, neglects or defaults of any other director or officer or employee or for joining in any act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting for any dealings with any moneys, securities or other assets belonging to the Corporation or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of such director’s or officer’s respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the Regulations thereunder or from liability for any breach thereof. The directors, for the time being of the Corporation, shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board.

No act or proceeding of any director or officer or the board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the election, appointment or qualification of such director or officer or board.

6.03 Indemnity

Subject to section 124 of the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and such director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal, administrative, investigative or other action or proceeding to which such director or officer is involved by reason of being or having been a director or officer of the Corporation or body corporate, if:

a.	the director or officer acted honestly and in good faith with a view to the best interests of the Corporation; and

b.

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that such director’s or officer’s conduct was lawful.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires. Nothing herein contained shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this section 6.03.

6.04 Insurance

The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 6.03 against any liability incurred by such person:

a.	in such person’s capacity as a director or officer of the Corporation; or

b.	in such person’s capacity as a director or officer of another body corporate where such person acts or acted in that capacity at the Corporation’s request.

DIVISION SEVEN

OFFICERS

7.01 Election or Appointment

Subject to any unanimous shareholder agreement, the board may, from time to time, appoint a chair of the board, chief executive officer, a president, one or more vice-presidents, a secretary, and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers powers to manage the business and affairs of the Corporation. Except for a managing director and a chair of the board who must be directors, an officer may, but need not be, a director and one person may hold more than one office.

7.02 Chair of the Board

The chair of the board shall, when present, preside at all meetings of the board and at all meetings of shareholders.

If no managing director is appointed, the board may assign to the chair of the board any of the powers and duties that, by any provision of this by-law, are assigned to the managing director; and the chair shall, subject to the provisions of the Act, have such other powers and duties as the board may specify. During the absence or disability of the chair of the board, the chair’s duties shall be performed and the chair’s powers exercised by the chief executive officer, if any, managing director, if any, or by the president.

7.03 Managing Director

The managing director, if any, and shall have, subject to the authority of the board, general supervision of the business and affairs of the Corporation; and such managing director shall, subject to the provisions of the Act, have such other powers and duties as the board may specify.

7.04 Chief Executive Officer

The chief executive officer shall, subject to the authority of the board and the managing director, if any, have such powers and duties as the board may specify. During the absence or disability of the managing director, or if no managing director has been appointed, the chief executive officer shall also have the powers and duties of that office; provided, however, that unless such chief executive officer is a director such chief executive officer shall not preside as chair at any meeting of the board or of a committee of directors. If appointed, the chief executive officer shall, subject to the authority of the board and the board’s discretion to alter or restrict such powers, full power to manage and direct the business and affairs of the Corporation (except such matters and duties as by law must be transacted or performed by the board and/or by the shareholders) and to employ and discharge agents and employees of the Corporation and may delegate to them any lesser authority. A chief executive officer shall conform to all lawful orders given to such chief executive officer by the board and shall at all reasonable times give to the board any information the board may require regarding the affairs of the Corporation. Any agent or employee appointed by a chief executive officer shall be subject to discharge by the board.

7.05 President

The president shall, subject to the authority of the board, the managing director, if any, and the chief executive officer, if any, shall have such powers and duties as the board may specify. During the absence or disability of the chief executive officer, or if no chief executive officer has been appointed, the president shall also have the powers and duties of that office; provided, however, that unless such president is a director such president shall not preside as chair at any meeting of the board or of a committee of directors.

7.06 Vice-President

During the absence or disability of the president, the president’s duties shall be performed and such president’s powers exercised by the vice-president or, if there is more than one, by the vice-president designated from time to time by the board or the president; provided, however, that a vice-president who is not a director shall not preside as chair at any meeting of the board or of a committee of directors. A vice-president shall have such other powers and duties as the board, the chief executive officer or the president may prescribe.

7.07 Secretary

The secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of directors and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; such secretary shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; such secretary shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and such secretary shall have such other powers and duties as the board or the chief executive officer, if any, may specify.

7.08 Powers and Duties of Other Officers

The powers and duties of all other officers shall be such as the terms of their engagement call for or as the board, the managing director, if any, or the chief executive officer, if any, or the president may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board or the chief executive officer, if any, or the president otherwise directs.

7.09 Variation of Powers and Duties

The board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

7.10 Vacancies

If the office of any officer of the Corporation shall be or become vacant by reason of death, resignation, disqualification or otherwise, the board, by resolution, may appoint a person to fill such vacancy.

7.11 Remuneration and Removal

The remuneration of all officers appointed by the board shall be determined from time to time by resolution of the board. The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify such officer or employee from receiving such remuneration as may be determined. All officers shall be subject to removal by resolution of the board at any time, with or without cause, notwithstanding any agreement to the contrary, provided however that this right of removal shall not limit in any way such officer’s right to damages by virtue of such agreement or any other rights resulting from such removal in law or equity.

7.12 Agents and Attorneys

The Corporation, by or under the authority of the board, shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including the power to sub-delegate) of management, administration or otherwise as may be thought fit.

7.13 Conflict of Interest

An officer shall disclose such officer’s interest in any material contract or material transaction or proposed material contract or proposed material transaction with the Corporation in accordance with section 6.01.

7.14 Fidelity Bonds

The board may require such officers, employees and agent of the Corporation, as the board deems advisable, to furnish bonds for the faithful discharge of their powers and duties, in such forms and with such surety as the board may from time to time determine.

DIVISION EIGHT

SHAREHOLDERS’ MEETINGS

8.01	Annual Meetings

Subject to the Act, the annual meeting of shareholders shall be held at such time and on such day in each year and at such place or places as the board, the chair of the board, the managing director or the president may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors if required by the Act or the articles, and for the transaction of such other business as may properly be brought before the meeting.

8.02 Special Meetings

The board shall have the power to call a special meeting of shareholders at any time.

8.03 Place of Meetings

Meetings of shareholders shall be held as provided for in the articles, or failing any reference in the articles, at such place in Alberta as the board may determine. Subject to the Act, if the directors or the shareholders of the Corporation call a meeting of shareholders, the directors or the shareholders, as the case may be, may determine that the meeting shall be held entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

8.04 Record Date for Notice

The board may fix in advance a date, preceding the date of any meeting of shareholders by not more than fifty (50) days and not less than twenty-one (21) days, as a record date for the determination of shareholders entitled to notice of or to vote at the meeting. If no record date is fixed, the record date for the determination of the shareholders entitled to receive notice of or to vote at the meeting shall be the close of business on the date immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

8.05 Notice of Meeting

Provided that the Corporation is not a reporting issuer, a notice of the time and place of each meeting of shareholders shall be sent not less than seven (7) days and not more than sixty (60) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the Corporation. If the Corporation is a “reporting issuer”, a notice of the time and place of each meeting of shareholders shall be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the Corporation. Such notice may be sent by electronic means in accordance with the Electronic Transactions Act (or any successor legislation governing electronic delivery), or by mail addressed to, or may be delivered personally to, the shareholder, at such shareholder’s latest address or email address as shown in the records of the Corporation or its transfer agent, to the director, at such director’s latest address or email address as shown in the records of the Corporation or in the last notice filed pursuant to section 106 or 113 of the Act, or to the auditor, at such auditor’s most recent address or email address as shown in the records of the Corporation. A notice of meeting of shareholders sent by mail or by email to a shareholder, director or auditor in accordance with the above is deemed to be served on the day on which it was deposited in the mail or delivered by electronic means. A notice of a meeting is not required to be sent to shareholders who are not registered on the records of the Corporation or its transfer agent on the record date as determined according to section 8.04 hereof. Notice of a meeting of shareholders at which special business is to be transacted shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting. A special meeting and an annual meeting may be convened by one and the same notice and it shall not be an objection to the notice that it only convenes the second meeting contingently on any resolution being passed by the requisite majority at the first meeting.

8.06 Right to Vote

Subject to the provisions of the Act as to authorized representatives of any other body corporate, at any meeting of shareholders in respect of which the Corporation has prepared the list referred to in section 8.07 hereof, every person who is named in such list shall be entitled to vote the shares shown thereon opposite such person’s name except to the extent that such person has transferred any of such person’s shares after the record date set pursuant to section 8.04 hereof, or, if no record date is fixed, after the date on which the list referred to in section 8.07 is prepared, and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that such person owns such shares, demands not later than ten (10) days before the meeting that such person’s name be included to vote the transferred shares at the meeting. In the absence of a list prepared as aforesaid in respect of a meeting of shareholders, every person shall be entitled to vote at the meeting who at the close of business on the record date, or if no record date is set, at the close of business on the date preceding the date notice is sent, is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

8.07 List of Shareholders Entitled to Notice

The Corporation shall prepare a list of shareholders entitled to receive notice of a meeting, and showing the number of shares held by each shareholder in accordance with section 137 of the Act. If a record date for the meeting is fixed pursuant to section 8.04 hereof by the board, the shareholders listed shall be those registered at the close of business on the record date. If no record date is fixed by the board, the shareholders listed shall be those listed at the close of business on the last business day immediately preceding the day on which notice of a meeting is given, or where no such notice is given, the day on which the meeting is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where its central securities register is maintained and at the place where the meeting is held.

8.08 Meetings Without Notice

A meeting of shareholders may be held without notice at any time and place permitted by the Act:

a.

if all the shareholders entitled to vote thereat are present in person or represented by proxy or if those not present or represented by proxy waive notice of or otherwise consent to such meeting being held; and

b.	if the auditors and the directors are present or waive notice of or otherwise consent to such meeting being held.

At such meetings any business may be transacted which the Corporation at a meeting of shareholders may transact. If the meeting is held at a place outside Canada, shareholders not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to a meeting being held at such place.

8.09 Waiver of Notice

A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders and attendance of any such person at a meeting of shareholders shall constitute a waiver of notice of the meeting except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

8.10 Chair, Secretary and Scrutineers

The chair of the board or, in the chair’s absence, the chief executive officer, if such an officer has been elected or appointed and is present, or otherwise the president or a vice-president who is a shareholder of the Corporation, shall be chair of any meeting of shareholders. If no such officer is present within fifteen (15) minutes from the time fixed for holding the meeting, or declines to be chair of the meeting, the persons present and entitled to vote shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair with the consent of the meeting.

8.11 Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

8.12 Quorum

A quorum at any meeting of shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the Act or by the articles or by any other by-law) shall be persons present not being less than two (2) in number and holding or representing not less than twenty-five (25%) per cent of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting of shareholders, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

8.13 Participation in Meeting

A shareholder or any other person entitled to attend a meeting may participate in a meeting of shareholders by electronic means, telephone or other communication facilities as permit all persons participating in the meeting to hear or otherwise communicate with each other, and a person participating in such a meeting by such means is deemed to be present at the meeting. Subject to the Act, any person participating in a meeting pursuant to this section and entitled to vote at the meeting may vote by electronic means, telephone or other communication facility that the Corporation has made available for that purpose.

8.14 Proxyholders and Representatives

Votes at meetings of the shareholders may be given either personally or by proxy; or, in the case of a shareholder, who is a body corporate or association, by an individual authorized by a resolution of the board or governing body of the body corporate or association to represent it at a meeting of shareholders of the Corporation, upon producing a certified copy of such resolution or otherwise establishing such individual’s authority to vote to the satisfaction of the secretary or the chair.

A proxy shall be executed by the shareholder or such shareholder’s attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and is valid only at the meeting in respect of which it is given or any adjournment of that meeting. A person appointed by proxy need not be a shareholder.

8.15 Time for Deposit of Proxies

The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than forty-eight (48) hours exclusive of Saturdays and holidays, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time having been specified in such notice, it has been received by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof prior to the time of voting.

8.16 Joint Shareholders

If two or more persons hold shares jointly, any one of them present in person or duly represented at a meeting of shareholder may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or represented and vote, they shall vote as one the shares jointly held by them.

8.17 Votes to Govern

Except as otherwise required by the Act, all questions proposed for the consideration of shareholders at a meeting of shareholders shall be determined by a majority of the votes cast and in the event of an equality of votes at any meeting of shareholders, the chair shall not have a second or casting vote.

8.18 Conduct of Vote

Subject to the Act, voting at a meeting of shareholders shall be by a show of hands, unless a ballot is required or demanded as hereinafter provided, and may be held, subject to the Act, entirely by electronic means, telephone or other communication facility, if the Corporation makes such a communication facility available. Every person who is present or otherwise participating in the meeting pursuant to section 8.13 hereof and entitled to vote shall have one vote. Whenever a vote shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or defeated and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of shareholders upon the said question.

8.19 Ballots

On any question proposed for consideration at a meeting of shareholders, a shareholder, proxyholder or other person entitled to vote may demand and the chair may require that a ballot be taken either before or upon the declaration of the result of any vote. If a ballot is demanded on the election of a chair or on the question of an adjournment it shall be taken forthwith without an adjournment. A ballot demanded or required on any other question shall be taken in such manner as the chair shall direct. A demand or requirement for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares that such person is entitled to vote at the meeting upon the question, to the number of votes as provided for by the articles or, in the absence of such provision in the articles, to one vote for each share such person is entitled to vote. The result of the ballot so taken shall be the decision of the shareholders upon the question. The demand or requirement for a ballot shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the ballot has been demanded or required.

8.20 Adjournment

The chair at a meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of shareholders is adjourned for less than thirty (30) days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the time of the adjournment. Subject to the Act, if a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty (30) days or more, notice of the adjourned meeting shall be given in the same manner as notice for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than ninety (90) day, subsection 149(1) of the Act does not apply.

8.21 Resolution in Lieu of a Meeting

A resolution in writing signed by such percentage or number of shareholders as is required by the Act is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing signed in accordance with the section of the by-laws and the Act dealing with all matters required to be dealt with at a meeting of shareholders satisfies all the requirements of the Act relating to meetings of shareholders. A copy of every such resolution in writing shall be kept with minutes of the meetings of shareholders. Any such resolution in writing is effective for all purposes at such time as the resolution states regardless of when the resolution is signed and may be signed in counterpart.

8.22 Only One Shareholder

Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or duly represented constitutes a meeting.

DIVISION NINE

SHARES

9.01 Non-Recognition of Trusts

Subject to the Act, the Corporation may treat the registered holder of any share as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payment in respect of the share, and otherwise to exercise all the rights and powers of an owner of the share.

9.02 Certificates

The shareholder is entitled at such shareholder’s option to a share certificate that complies with the Act or a non-transferable written acknowledgement of such shareholder’s right to obtain a share certificate from the

Corporation in respect of the securities of the Corporation held by such shareholder. Share certificates and acknowledgements of a shareholder’s right to a share certificate, respectively, shall be in such form as described by the Act and as the board shall from time to time approve. A share certificate shall be signed by at least one director or officer of the Corporation or by or on behalf of a registrar, transfer agent or branch transfer agent of the Corporation, or by a trustee who certifies it in accordance with a trust indenture, and any signatures required on the share certificate may, if permitted by the board, be printed or otherwise mechanically reproduced on it. A share certificate may be in electronic form if permitted by the board.

9.03 Replacement of Share Certificates

The board or any officer or agent designated by the board may in its or such officer’s or agent’s discretion direct the issuance of a new share certificate or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, destroyed or wrongfully taken on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

9.04 Joint Holders

The Corporation is not required to issue more than one share certificate in respect of a share held jointly by several persons, and delivery of a certificate to one of several joint holders is sufficient delivery to all. Any one of such holders may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such certificate.

DIVISION TEN

TRANSFER OF SECURITIES

10.01 Registration of Transfer

If a share in registered form is presented for registration of transfer, the Corporation shall register the transfer if:

a.	the share is endorsed by an appropriate person, as defined in the Securities Transfer Act (Alberta);

b.	reasonable assurance is given that the endorsement is genuine and effective;

c.	the Corporation has no duty to enquire into adverse claims or has discharged any such duty;

d.	any applicable law relating to the collection of taxes has been complied with;

e.	the transfer is rightful or is to a bona fide purchaser; and

f.	the transfer fee, if any, has been paid.

10.02 Transfer Agents and Registrar

The board may from time to time by resolution appoint or remove one or more companies as its agent or agents to maintain a central securities register or registers, and an agent or agents to maintain a branch securities register or registers. Agents so appointed may be designated as transfer agent or registrar according to their functions, and a person may be appointed and designated with functions as both registrar and transfer or branch transfer agent. Registration of the issuance or transfer of a security in the central securities register or in a branch securities register is complete and valid registration for all purposes.

10.03 Securities Registers

A central securities register of the Corporation shall be kept at its registered office or at any other place in Alberta designated by the board to record the shares and other securities issued by the Corporation in registered form, showing with respect to each class or series of shares and other securities:

a.	the name and current contact information of each person who is or has been a holder;

b.	the number of shares or other securities held by each holder; and

c.	the date and particulars of the issuance and transfer of each share or other security.

A branch securities register or registers may be kept either in or outside Alberta at such place or places as the board may determine. A branch securities register shall only contain particulars of securities issued or transferred at that branch. Particulars of each issue or transfer of a security registered in a branch securities register shall also be kept in the corresponding central securities register.

10.04 Deceased Shareholders

In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make any dividend or other payments in respect thereof except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

DIVISION ELEVEN

DIVIDENDS AND RIGHTS

11.01 Dividends

Subject to the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Corporation. Dividends may be paid in money or property or by issuing fully-paid shares of the Corporation.

11.02 Dividend Cheques

A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and shall be mailed by prepaid ordinary mail to such registered holder at such registered holder’s address recorded in the Corporation’s securities register or registers or such address as such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

11.03 Non-Receipt of Cheques

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

11.04 Unclaimed Dividends

No dividend shall bear interest against the Corporation. Any dividend unclaimed after the last business day prior to the third anniversary of the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

11.05 Record Date for Dividends and Rights

The board may fix in advance a date, preceding by not more than fifty (50) days the date for the payment of any dividend, as a record date for the determination of the persons entitled to receive payment of such dividend. Where no record date is fixed in advance as aforesaid, the record date for the determination of the persons entitled to receive payment of any dividend shall be at the close of business on the day on which the resolution relating to such dividend is passed by the board.

DIVISION TWELVE

INFORMATION AVAILABLE TO SHAREHOLDERS

12.01 Confidential Information

Except as provided by the Act, no shareholders shall be entitled to obtain information respecting any details or conduct of the Corporation’s business which, in the opinion of the directors, it would be inexpedient in the interests of the Corporation to communicate to the public.

12.02 Conditions of Access to Information

The directors may from time to time, subject to rights conferred by the Act, determine whether and to what extent and at what time and place and under what conditions or regulations the documents, books and registers and accounting records of the Corporation or any of them shall be open to the inspection of shareholders and no shareholders shall have any right to inspect any document or book or register or account record of the Corporation except as conferred by statute or authorized by the board or by a resolution of the shareholders.

12.03 Registered Office and Separate Records Office

The registered office of the Corporation shall be at a place within Alberta and at such location therein as the board may from time to time determine. The records office will be at the registered office or at such location, if any, within Alberta, as the board may from time to time determine.

DIVISION THIRTEEN

NOTICES

13.01 Method of Giving Notices

A notice or document required by the Act, the Regulations, the articles or the by-laws to be sent to a shareholders or director of the Corporation may be sent by electronic means in accordance with the provisions of the Electronic Transactions Act, or by prepaid mail addressed to, or may be delivered personally to:

a.	the shareholder at such shareholder’s latest address or email address as shown in the records of the Corporation or its transfer agent; and

b.	the director at such director’s latest address or email address as shown in the records of the Corporation or in the last notice filed under section 106 or 113.

A notice or document sent by mail in accordance with the foregoing to a shareholder or director of the Corporation is deemed to be received by such shareholder or director at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholders or director did not receive the notice or document at the time or at all. A notice or document sent by electronic delivery in accordance with the foregoing to a shareholder or director of the Corporation is deemed to be received by such shareholder or director at the time of delivery unless there are reasonable grounds for believing that the shareholders or director did not receive the notice or document at the time or at all.

13.02 Notice to Joint Shareholders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all of such joint holders but notice addressed to one of such persons shall be sufficient notice to all of them.

13.03 Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholders from whom such person derives such person’s title to such share prior to such person’s name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person’s furnishing to the Corporation the proof of authority or evidence of such person’s entitlement prescribed by the Act.

13.04 Non-Receipt of Notices

If a notice or document is sent to a shareholder in accordance with section 13.01 and the notice or document is returned on two (2) consecutive occasions because the shareholder cannot be found, the Corporation is not required to send any further notice or documents to the shareholder until the shareholder informs the Corporation in writing of such shareholder new address; provided always, that in the event of the return of a notice of a shareholders meeting mailed or emailed to a shareholder in accordance with section 13.01 the notice shall be deemed to be received by the shareholder on the date deposited in the mail notwithstanding its return.

13.05 Omissions and Errors

Subject to the Act, the accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

13.06 Signature on Notices

Unless otherwise specifically provided, the signature of any director or officer of the Corporation to any notice or document to be given by the Corporation may be written, stamped, typewritten or printed or partly written, stamped, typewritten or printed.

13.07 Waiver of Notice

If a notice or document is required by the Act or the Regulations, the articles, the by-laws or otherwise to be sent, the sending of the notice or document may be waived or the time for the notice or document may be waived or abridged at any time with the consent in writing of the person entitled to receive it. The consent of a person entitled to waive the requirement for the sending of a notice or document or to waive or abridge the time for the notice or the document may be sent by electronic means in accordance with the provisions of the Electronic Transactions Act.

DIVISION FOURTEEN

MISCELLANEOUS

14.01 Directors to Require Surrender of Share Certificates

The directors in office when a Certificate of Continuance is issued under the Act are hereby authorized to require the shareholders of the Corporation to surrender their share certificate(s), or such of their share certificates as the directors may determine, for the purpose of cancelling the share certificates and replacing them with new share certificates that comply with section 48 of the Act, in particular, replacing existing share certificate with share certificates that are not negotiable securities under the Act. The directors in office shall act by resolution under this section 14.01 and shall in their discretion decide the manner in which they shall require the surrender of existing share certificates and the time within which the shareholders must comply with the requirement and the form or forms of the share certificates to be issued in place of the existing share certificates. The directors may take such proceedings as they deem necessary to compel any shareholder to comply with a requirement to surrender such shareholder’s share certificate or certificates pursuant to this section. Notwithstanding any other provision of this by-law, but subject to the Act, the director may refuse to register the transfer of shares represented by a share certificate that has not been surrendered pursuant to a requirement under this section.

14.02 Financial Assistance to Shareholders, Employees and Others

The Corporation may give financial assistance by means of a loan, guarantee or otherwise to any person for any purpose in accordance with the provisions of the Act and the Regulations including, without limitation, the disclosure requirements specified therein.

14.03 Severability

The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

MADE by the Board the 1st day of September, 2022.

/s/ Scott Sobie
Chief Executive Officer

/s/ Mike Kohut
Secretary

CONFIRMED by the Shareholders in accordance with the Business Corporations Act (Alberta), the 1st day of September, 2022.

/s/ Mike Kohut
Secretary

INDEX TO BY-LAW NO. 1

BANKING AND SECURITIES
Banking Arrangements	2.01	2
Voting Rights in Other Bodies Corporate	2.02	2

DIRECTORS
Number	4.01	3
Election and Term	4.02	3
Removal of Directors	4.03	4
Consent	4.04	4
Vacation of Office	4.05	4
Committee of Directors	4.06	4
Transaction of Business of Committee	4.07	4
Procedure	4.08	5
Remuneration and Expenses	4.09	5
Vacancies	4.10	5
Action by the Board	4.11	5

DIVIDENDS AND RIGHTS
Dividends	11.01	18
Dividend Cheques	11.02	18
Non-Receipt of Cheques	11.03	19
Unclaimed Dividends	11.04	19
Record Date for Dividends and Rights	11.05	19

EXECUTION OF INSTRUMENTS
Authorized Signing Officers	3.01	2
Cheques, Drafts and Notes	3.02	3

INFORMATION AVAILABLE TO SHAREHOLDERS
Confidential Information	12.01	19
Conditions of Access to Information	12.02	19
Registered Office and Separate Records Office	12.03	19

INTERPRETATION	1.01	1

MEETING OF DIRECTORS
Place of Meeting	5.01	5
Notice of Meeting	5.02	5
Adjourned Meeting	5.03	6
Calling of the Meeting	5.04	6
Regular Meetings	5.05	6
Chair	5.06	7
Quorum	5.07	7
Voting	5.08	7
Participation in Meeting	5.09	7
Resolution in Lieu of Meeting	5.10	7

MISCELLANEOUS
Directors to Require Surrender of Share Certificates	14.01	21
Financial Assistance to Shareholders, Employees and Others	14.02	21
Severability	14.03	22
NOTICES
Method of Giving Notices	13.01	20

Notice to Joint Shareholders	13.02	20
Persons Entitled by Death or Operation of Law	13.03	20
Non-Receipt of Notices	13.04	20
Omissions and Errors	13.05	21
Signature on Notices	13.06	21
Waiver of Notice	13.07	21

OFFICERS
Election or Appointment	7.01	9
Chair of the Board	7.02	9
Managing Director	7.03	9
Chief Executive Officer	7.04	10
President	7.05	10
Vice-President	7.06	10
Secretary	7.07	10
Powers and Duties of Other Officers	7.08	10
Variation of Powers and Duties	7.09	11
Vacancies	7.10	11
Remuneration and Removal	7.11	11
Agents and Attorneys	7.12	11
Conflict of Interest	7.13	11
Fidelity Bonds	7.14	11

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS
Conflict of Interest	6.01	7
Limitation of Liability	6.02	8
Indemnity	6.03	8
Insurance	6.04	9

SHARES
Non-Recognition of Trusts	9.01	16
Certificates	9.02	17
Replacement of Share Certificates	9.03	17
Joint Holders	9.04	17

SHAREHOLDERS’ MEETINGS
Annual Meetings	8.01	11
Special Meetings	8.02	12
Place of Meetings	8.03	12
Record Date for Notice	8.04	12
Notice of Meeting	8.05	12
Right to Vote	8.06	13
List of Shareholders Entitled to Notice	8.07	13
Meetings Without Notice	8.08	13
Waiver of Notice	8.09	14
Chair, Secretary and Scrutineers	8.10	14
Persons Entitled to be Present	8.11	14
Quorum	8.12	14
Participation in Meeting	8.13	14
Proxyholders and Representatives	8.14	15
Time for Deposit of Proxies	8.15	15
Joint Shareholders	8.16	15
Votes to Govern	8.17	15
Conduct of Vote	8.18	15

Ballots	8.19	16
Adjournment	8.20	16
Resolution in Lieu of a Meeting	8.21	16
Only One Shareholder	8.22	16

TRANSFER OF SECURITIES
Registration of Transfer	10.01	17
Transfer Agents and Registrar	10.02	18
Securities’ Registers	10.03	18
Deceased Shareholders	10.04	18

Annex K

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

(ADOPTED BY SPECIAL RESOLUTION DATED [        ], 2023)

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

(ADOPTED BY SPECIAL RESOLUTION DATED [        ], 2023)

1.	The name of the company is Decarbonization Plus Acquisition Corporation IV (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares of a nominal or par value of US$0.0001 and 5,000,000 preferred shares of a nominal or par value of US$0.0001 each, provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to subdivide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

(ADOPTED BY SPECIAL RESOLUTION DATED [        ], 2023)

i

ii

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

(ADOPTED BY SPECIAL RESOLUTION DATED [        ], 2023)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Decarbonization Plus Acquisition Corporation IV (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article 145 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Company are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the Directors, which must include a majority of the independent Directors and each of the non-independent Directors nominated by the Sponsor.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Shares” means the Class A ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in these Articles.

“Class B Shares” means the Class B ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in these Articles.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

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“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founders” means the Sponsor and all Members immediately prior to the consummation of the IPO.

“Investment Account” shall have the meaning ascribed to it herein.

“Investor Group” means the Sponsor and its affiliates, successors and assigns.

“IPO” means the Company’s initial public offering of securities.

“IPO Redemption” shall have the meaning ascribed to it in Article 169.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

in relation to Class B Shares only, approved in writing by all of the Class B Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Class A Shares and Class B Shares.

“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 4,125,000 additional units at the IPO price, less the underwriting discounts and commissions.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preferred Shares” means the Preferred Shares in the capital of the Company of $0.0001 nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Public Shares” means the Class A Shares issued as part of the units issued in the IPO (which excludes, the Class A Shares to be issued upon the conversion of the Class B Shares).

“Redemption Price” shall have the meaning ascribed to it in Article 169.

2

“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto.

“Register” means the Register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds (or, with respect to amending Article 100 or Article 192, a majority of at least 90% of the votes cast at a meeting of the Shareholders) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company.

“Sponsor Director” means any Director designated as a Sponsor Director by the Sponsor by notice in writing to the Company.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Trust Fund” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter” means an underwriter of the IPO.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

3

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

SHARES

8.

Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

4

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Articles 14 to 18.

9.

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters inform the Company of their decision to allow earlier separate trading, subject to the Company filing a Current Report on Form 8-K with the SEC, containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO and the issuance of a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

10.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.

Except as otherwise specified in these Articles or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis) shall vote as a single class.

FOUNDER SHARES CONVERSION, ANTI-DILUTION RIGHTS AND LIMITATIONS

14.

Subject to adjustment as provided in Article 15, Class B Shares shall be automatically converted into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at the time of a Business Combination (or immediately following the consummation thereof), subject to adjustment to account for share subdivisions, share capitalisations, reorganisations, recapitalisations, or other adjustments to the aggregate authorised or issued share capital of the Company.

15.

Notwithstanding the Initial Conversion Ratio, in the event that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares shall automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty percent (20%) of the sum of:

(a)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option); plus

(b)	the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with

5

or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Company’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

For the avoidance of doubt, such Class A Shares issued upon conversion will not have any redemption rights or be entitled to proceeds of liquidation from the Trust Fund if the Company does not consummate the Business Combination.

16.	Notwithstanding anything to the contrary contained herein in no event shall the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

17.

References in Articles 14 to Article 19 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

18.

Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to Article 14 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

19.

The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

20.

Notwithstanding anything to the contrary herein, the holders of Class B Shares shall not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Company, or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Class A Shares in connection with a shareholder vote to amend these Articles (A) in a manner that would modify the substance or timing of the Company’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Company has not completed an initial Business Combination by March 13, 2023 or (B) or with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

MODIFICATION OF RIGHTS

21.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the

6

holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two (2) or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

22.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares, any variation of the rights conferred upon the holders of Shares of any other Class or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

23.

If so determined by the Directors, any Person whose name is entered as a Member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

24.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

25.

Any two (2) or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

26.

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

27.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

28.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium,

7

contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

29.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one (1) of two (2) or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

30.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

31.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

32.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

33.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

34.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

35.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

36.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

37.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

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38.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

39.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40.

The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

41.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

42.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

43.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

44.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

45.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

46.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

47.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to, the Exchange Act), a Member may transfer all or any of his or her Shares.

48.

The instrument of transfer of any Share shall be in (a) any usual or common form, (b) such form as is prescribed by the Designated Stock Exchange, or (c) in any other form as the Directors may determine and

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shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

49.

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

50.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

51.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

52.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two (2) or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

53.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

54.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

55.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

56.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

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(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

57.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

58.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

59.	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 169 and 171;

(b)

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO) pursuant to Articles 14 to 19; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 165(b).

60.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

61.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

62.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

63.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

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64.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

65.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

66.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

67.

The Directors (by majority approval), the chief executive officer, or the chairman (as applicable) may, whenever they think fit, convene a general meeting of the Company. Members shall not have the right to call a general meeting of the Company except as provided for in Article 71.

68.

Subject to Article 100, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

69.

The Directors (or the chief executive officer or the chairman, as applicable) may cancel or postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors (or the chief executive officer or the chairman) shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors (or the chief executive officer or the chairman) may determine.

70.

Shareholders seeking to bring business before an annual general meeting of the Company, or to nominate candidates for appointment as directors at an annual general meeting, must provide written notice of such business to the Company. Such notice must be received by the Secretary at the Company’s principal office no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual general meeting. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein.

71.

To be in proper written form, a Member’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such Member proposes to bring before the annual general meeting (i) a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Articles, the language of the proposed amendment) and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of such Shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the Class or Series and number of Shares that are owned beneficially and of record by such Shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such Member and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including

12

their names) in connection with the proposal of such business by such Member, (v) any material interest of such Member and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such Member intends to appear in person or by proxy at the annual general meeting to bring such business before the annual general meeting.

72.

If at any time there are no Directors, any two (2) Shareholders (or if there is only one (1) Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

73.

At least ten (10) days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

74.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

75.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

76.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least one-third of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

77.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

78.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

79.

The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company and the chairman from time to time may adopt certain rules and regulations for the conduct of meetings as he or she sees fit.

80.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

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81.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)

give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

82.	A resolution put to the vote of the meeting shall be decided on a poll.

83.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

84.	In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

85.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

86.

Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or the Person represented by proxy is the holder.

87.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

88.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

89.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

90.	On a poll votes may be given either personally or by proxy.

91.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

92.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

93.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

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94.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

95.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

96.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

97.

If a clearing house (or its nominee) is a Member of the Company, it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS

98.	Subject to Articles 99, 101 and 102, the Company may by Ordinary Resolution appoint any Person to be a Director.

99.

Subject to Article 101, there shall be up to nine (9) Directors of the Company and the Directors may from time to time fix the maximum and minimum number of Directors to be appointed by resolution of the board of Directors.

100.	There shall be no shareholding qualification for Directors.

101.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at

15

such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until:

(a)	the expiration of their term;

(b)	until their successor shall have been duly elected and qualified; or

(c)	until their earlier death, resignation or removal.

No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

102.

Prior to an initial Business Combination, and subject to the terms of any Preferred Shares, only holders of Class B Shares will have the right to vote on the election of Directors pursuant to Article 101 or the removal of the Directors pursuant to Article 120 (and such removal may only be for cause).

103.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 99, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

ALTERNATE DIRECTOR

104.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

105.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

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106.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, a chief executive officer, a president, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other Officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

107.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

108.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

109.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

110.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

111.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

112.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

113.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

114.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver

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or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

115.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

BORROWING POWERS OF DIRECTORS

116.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

117.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

118.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

119.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

120.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	prior to the closing of an initial Business Combination, is removed from office by Ordinary Resolution of the holders of the Class B Shares (only);

(e)	following the closing of an initial Business Combination, is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(f)	is removed from office pursuant to any other provision of these Articles.

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PROCEEDINGS OF DIRECTORS

121.

The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

122.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

123.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two (2) or more Directors the quorum shall be two (2), and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

124.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

125.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

126.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

127.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

128.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

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129.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

130.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

131.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

132.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

133.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

134.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

135.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

136.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

137.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

138.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address

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as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

139.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

140.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

141.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

142.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

143.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

144.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

145.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

146.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

147.

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

148.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

149.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

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(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)

paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

150.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

151.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

INVESTMENT ACCOUNTS

152.

The Directors may establish separate accounts on the books and records of the Company (each an “Investment Account”) for each Class and Series, or for more than one Class or Series, as the case may be, and the following provisions shall apply to each Investment Account:

(a)	the proceeds from the allotment and issue of Shares of any Class or Series may be applied in the books of the Company to the Investment Account established for the Shares of such Class or Series;

(b)

the assets and liabilities and income and expenditures attributable to the Shares of any Class or Series may be applied or allocated for accounting purposes to the relevant Investment Account established for such Shares subject to these Articles;

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(c)

where any asset is derived from another asset (whether cash or otherwise), such derivative asset may be applied in the books of the Company to the Investment Account from which the related asset was derived and on each revaluation of an investment the increase or diminution in the value thereof (or the relevant portion of such increase or diminution in value) may be applied to the relevant Investment Account;

(d)

in the case of any asset of the Company which the Directors do not consider is attributable to a particular Investment Account, the Directors may determine the basis upon which any such asset shall be allocated among Investment Accounts and the Directors shall have power at any time and from time to time to vary such allocation;

(e)

where the assets of the Company not attributable to any Investment Accounts give rise to any net profits, the Directors may allocate the assets representing such net profits to the Investment Accounts as they may determine;

(f)

the Directors may determine the basis upon which any liability including expenses shall be allocated among Investment Accounts (including conditions as to subsequent re-allocation thereof if circumstances so permit or require) and shall have power at any time and from time to time to vary such basis and charge expenses of the Company against either revenue or the capital of the Investment Accounts; and

(g)

the Directors may in the books of the Company transfer any assets to and from Investment Accounts if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne under this Article, or in any similar circumstances.

153.

Subject to any applicable law and except as otherwise provided in these Articles the assets held in each Investment Account shall be applied solely in respect of Shares of the Class or Series to which such Investment Account relates and no holder of Shares of a Class or Series shall have any claim or right to any asset allocated to any other Class or Series.

NOTICES

154.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

155.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

156.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

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(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

157.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

158.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

159.

To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets of the Company against all actions or proceedings, whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending, or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such Director.

160.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

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(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

161.

The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

162.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

163.

The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS

164.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS COMBINATION REQUIREMENTS

165.

Notwithstanding any other provision of the Articles, the Articles under this heading “Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 172. In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

166.	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the

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Company to fund Regulatory Withdrawals or to pay taxes if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

167.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

168.

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

169.	At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles:

(a)	one or more Shareholders holding at least one-third of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum; and

(b)

in the event that a majority of the Shares voted (including all of the Founders Shares voted) are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

170.

Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Article 167, any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the Directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

171.

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

172.

(a) In the event that either the Company does not consummate a Business Combination by March 13, 2023, or such later time as the Members of the Company may approve in accordance with these Articles or a

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resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b) If any amendment is made to Article 172(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by March 13, 2023, or any amendment is made with respect to any other provisions of these Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

173.

Except for the withdrawal of interest to pay taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 170, a repurchase of Shares by means of a tender offer pursuant to Article 166(b), a distribution of the Trust Fund pursuant to Article 172(a) or an amendment under Article 172(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

174.

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination.

175.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Company’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

176.

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

177.

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors. A resolution of the Directors to approve a Business Combination will only be validly passed if all Sponsor Directors and a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) vote in favor of the Business Combination.

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178.

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

179.

The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or Officers of the Company if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the Directors that did not have an interest in such transaction. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, Officers or Directors, the Company, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

BUSINESS OPPORTUNITIES

180.

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or Officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the Articles under this section “Business Opportunities” set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

181.

To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

182.

To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which (i) may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other or (ii) the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a Director or Officer to any other entity.

183.

Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as a Director or officer of the Company and the opportunity is one that the Company is able to complete on a reasonable basis.

184.

Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

185.

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company and (if

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applicable) each Member hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities described in the Articles under this section “Business Opportunities”. To the fullest extent permitted by applicable law, the provisions of Articles 179 to 183 apply equally to activities conducted in the future and that have been conducted in the past.

WINDING UP

186.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

187.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

188.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

189.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of the Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

190.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

191.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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REGISTRATION BY WAY OF CONTINUATION

192.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

193.

With respect to a vote to continue the Company in a jurisdiction outside the Cayman Islands in accordance with Article 191 (including, but not limited to, the approval of the organisational documents of the Company in such other jurisdiction), notwithstanding any other Article herein, the holders of Class B Ordinary Shares shall have ten votes for every Class B Ordinary Share and holders of Class A Ordinary Shares will have one vote for every Class A Ordinary Share.

MERGERS AND CONSOLIDATION

194.	The Company may merge or consolidate in accordance with the Companies Act.

195.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

196.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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ANNEX L

FORM OF PLAN OF ARRANGEMENT

[Attached]

Final Form

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 shall have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement shall have the meanings hereinafter set out:

“ABCA” means the Business Corporations Act (Alberta);

“Affected Securities” means, collectively, the Company Shares, the Company Options, the Company Warrants, the Company RSUs, the SPAC Shares, the SPAC Units, the SPAC Warrants, the NewCo Common Shares and the AmalCo Common Shares;

“Affected Securityholders” means, collectively, the Company Securityholders, the SPAC Securityholders, the AmalCo Shareholders and the NewCo Shareholders;

“AmalCo” means 2453729 Alberta ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta;

“AmalCo Common Shares” means common shares in the authorized share capital of AmalCo;

“AmalCo Shareholder” means a holder of AmalCo Common Shares;

“Amalgamated Company” has the meaning ascribed thereto in Section 3.2(h);

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Effective Time” means 12:00:01 A.M. (Calgary time) on the Effective Date or such other time as the Company and SPAC may agree upon in writing;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order has been granted and all other conditions precedent to the Arrangement have been satisfied or waived, to give effect to the Arrangement;

“As-Converted Company Options” means the number of Company Class A Common Shares that are issuable upon the exercise of Company Options that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company Options if they were so exercised, in each case, assuming that the fair market value of one Company Class A Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00;

“As-Converted Company RSUs” means (A) the number of Company Class A Common Shares that are issuable upon the exercise of Company RSUs that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company RSUs if they were so exercised, in each case, assuming that the fair market value of one Class A Company Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00; minus (B) 2,010,154 Company Class A Common Shares;

“As-Converted Company Series II Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series II Preferred Shares converted such shares in accordance with the Company Articles;

“As-Converted Company Series IX Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series IX Preferred Shares converted such shares in accordance with the Company Articles;

“Business Combination Agreement” means the business combination agreement made as of September 25, 2022 by and among the Company, NewCo, SPAC and AmalCo, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means any day on which the principal offices of the U.S. Securities & Exchange Commission in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Calgary in Alberta, Canada (other than a Saturday, Sunday or public holiday in those cities); provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

“Certificate” means the first certificate or other proof of filing to be issued by the Registrar pursuant to section 193(11) or section 193(12) of the ABCA in respect of the Articles of Arrangement on the Effective Date;

“Closing” has the meaning given to such term in the Business Combination Agreement;

“Closing Conditions” means the conditions precedent set out in Article VII of the Business Combination Agreement;

“Closing Date” means the date on which Closing occurs which, for greater certainty, shall be, subject to the satisfaction or waiver of the Closing Conditions, one Business Day following the Effective Date;

“Closing Time” means 12:00:01 A.M. (Calgary time) on the Closing Date or such other time as the Company and SPAC may agree upon in writing;

“Code” means the United States Internal Revenue Code of 1986;

“Company” means Hammerhead Resources Inc., a corporation incorporated under the laws of the Province of Alberta;

“Company 2013 Warrant Consideration” means a cash payment of Cdn$0.028 per Company 2013 Warrant;

“Company 2013 Warrantholders” means, collectively, the holders of Company 2013 Warrants as of the Closing Time;

“Company 2020 Warrantholders” means, collectively, the holders of Company 2020 Warrants as of the Closing Time;

“Company 2013 Warrants” means the 6,000,000 warrants to purchase Company Common Shares issuable pursuant to that certain warrant indenture dated May 1, 2013 by and between the Company and Olympia Trust Company;

“Company 2020 Warrants” means the (i) 33,721,985 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated June 17, 2020 by and between the Company and Riverstone V Investment Management Coöperatief U.A. (formerly, Riverstone V EMEA Holdings Coöperatief U.A.); and (ii) the 1,298,296 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated December 8, 2020 by and between the Company and HV RA II LLC;

“Company Amalgamation” has the meaning ascribed thereto in Section 3.2(h);

“Company Amalgamation Effective Time” has the meaning ascribed thereto in Section 3.2(h);

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Shareholders Meeting;

“Company Articles” means the articles of amalgamation of the Company dated October 1, 2017, as may be amended from time to time, including pursuant to Section 3.2(a);

“Company Closing Articles” means the articles substantially in the form attached as Exhibit D to the Business Combination Agreement;

“Company Class A Common Shares” has the meaning ascribed thereto in Section 3.2(a);

“Company Class B Common Shares” has the meaning ascribed thereto in Section 3.2(a);

“Company Common Share Exchange Ratio” means the quotient obtained by (A) dividing (i) the Company Residual Equity Value by (ii) the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by (C) the Fully-Diluted Company Common Shares;

“Company Common Shares” means the common shares in the authorized share capital of the Company;

“Company Dissent Rights” has the meaning ascribed to such term in Section 4.1;

“Company Dissenting Shareholder” means a registered holder of Company Shares who dissents in respect of the Company Arrangement Resolution in strict compliance with the Company Dissent Rights, and who is ultimately entitled to be paid fair value for their Company Shares;

“Company Optionholders” means, at any time, the holders of Company Options;

“Company Options” means all options to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Option Plan;

“Company Preferred Shares” means, collectively, the Company Series I Preferred Share, the Company Series II Preferred Shares, the Company Series III Preferred Shares, the Company Series IV Preferred Share, the Company Series VI Preferred Shares, the Company Series VII Preferred Shares, the Company Series VIII Preferred Share and the Company Series IX Preferred Shares;

“Company Residual Equity Value” means the Company Valuation minus (i) the Company Series VII Preferred Share Liquidation Preference, (ii) the Company Series III Preferred Share Liquidation Preference and (iii) $40;

“Company RSUs” means all share awards to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Award Plan;

“Company Securityholders” means, collectively, the Company Shareholders, the Company Warrantholders, the Company Optionholders and holders of Company RSUs;

“Company Series I Preferred Share” means the Series I First Preferred Share in the authorized share capital of the Company;

“Company Series II Preferred Share Exchange Ratio” means 1.13208;

“Company Series II Preferred Shares” means the Series II First Preferred Shares in the authorized share capital of the Company;

“Company Series III Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series III Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series III Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time;

“Company Series III Preferred Share Liquidation Preference” means $179,631,775.98;

“Company Series III Preferred Shares” means the Series III First Preferred Shares in the authorized share capital of the Company;

“Company Series IV Preferred Share” means the Series IV First Preferred Share in the authorized share capital of the Company;

“Company Series VI Preferred Shares” means the Series VI First Preferred Shares in the authorized share capital of the Company;

“Company Series VII Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series VII Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series VII Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time;

“Company Series VII Preferred Share Liquidation Preference” means $130,603,883.57;

“Company Series VII Preferred Shares” means the Series VII First Preferred Shares in the authorized share capital of the Company;

“Company Series VIII Preferred Share” means the Series VIII First Preferred Share in the authorized share capital of the Company;

“Company Series IX Preferred Shares” means the Series IX First Preferred Shares in the authorized share capital of the Company;

“Company Shareholders” means, collectively, at any time, the holders of Company Shares as of any determination time prior to the Closing;

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed or otherwise advisable approve, the Arrangement Resolution;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;

“Company Valuation” means $882,092,851.88;

“Company Warrant Settlement” means the cashless exercise or exchange, as applicable, of the Company Warrants in accordance with Section 3.2(g);

“Company Warrantholders” means, at any time, the holders of Company Warrants outstanding at such time;

“Company Warrants” means, collectively, the Company 2013 Warrants and the Company 2020 Warrants;

“Court” means the Alberta Court of King’s Bench;

“Effective Date” means the date on which the Articles of Arrangement are filed with the Registrar;

“Employee Borrowers” means the four management employees who received loans from the Company in the aggregate principal amount of Cdn$5,793,000 pursuant to amended and restated limited recourse loan, pledge, call option and security agreements dated February 18, 2020;

”Exchange Agent” means the exchange agent appoint by NewCo in accordance with the terms of the Business Combination Agreement;

“Final Order” means the final order of the Court pursuant to section 193 of the ABCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such affirmation or amendment is acceptable to each of SPAC and the Company, each acting reasonably;

“Fully-Diluted Company Common Share Price” means the quotient obtained by dividing (A) the Company Residual Equity Value by (B) the Fully-Diluted Company Common Shares;

“Fully-Diluted Company Common Shares” means the sum of (i) the As-Converted Company Series II Preferred Shares, (ii) the As-Converted Company Series IX Preferred Shares, (iii) the As-Converted Company Options, (iv) the As-Converted Company RSUs, and (v) the number of Company Class A Common Shares and Company Class B Common Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, including, for greater certainty, any Company Class A Common Shares issued in connection with the Company Warrant Settlement;

“holder”, when used with reference to any securities of a Person, means the holder of such securities shown from time to time in the securities register maintained by or on behalf of such Person in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to section 193 of the ABCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC and the Company;

“Issue Price” means the deemed issue price of the New SPAC Class A Common Shares to be issued in connection with the Company Amalgamation, which shall be $10.00 per New SPAC Class A Common Share;

“Letter of Transmittal” means (i) a letter of transmittal to be sent by the Company to Company Shareholders and/or (ii) a letter of transmittal to be sent by the Company to the Company Warrantholders; in each case, in connection with the Arrangement;

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any contract granting or creating anything referred to in the foregoing clause (ii);

“Lock-Up Agreement” means the lock-up agreement substantially in the form attached as Exhibit C to the Business Combination Agreement;

“Lock-Up Shareholders” means the persons and entities listed in Schedule D to the Business Combination Agreement;

“New SPAC” has the meaning ascribed thereto in Section 3.1(a);

“New SPAC Articles” means the articles in substantially the form attached as Exhibit B to the Business Combination Agreement;

“New SPAC Class A Common Shares” has the meaning ascribed thereto in Section 3.1(a)(xiii);

“New SPAC Class B Common Shares” has the meaning ascribed thereto in Section 3.1(a)(xiv);

“New SPAC Closing Articles” means the articles in substantially the form attached as Exhibit E to the Business Combination Agreement;

“NewCo” means Hammerhead Energy Inc., a corporation incorporated under the laws of the Province of Alberta;

“NewCo Common Shares” means common shares in the authorized share capital of NewCo;

“NewCo Shareholders” means holders of NewCo Common Shares;

“NIB Notes” has the meaning ascribed thereto in Section 3.2(c);

“Post-Closing Directors” means the individuals set forth in Exhibit A to this Plan of Arrangement;

“Redeeming SPAC Shareholder” has the meaning ascribed thereto in Section 3.2(l);

“Redemption Amount” has the meaning ascribed thereto in Section 3.2(l);

“Redemption Rights” means the redemption rights attached to New SPAC Class A Common Shares set out in the New SPAC Articles;

“Redemption Shares” has the meaning ascribed thereto in Section 3.2(l);

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA;

“SPAC” means Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company which shall be a corporation continued under the ABCA prior to the Closing Date;

“SPAC Amalgamation” has the meaning ascribed thereto in Section 3.1(a);

“SPAC Class A Common Shares” means the Class A common shares in the authorized share capital of SPAC;

“SPAC Class B Common Shares” means the Class B common shares in the authorized share capital of SPAC;

“SPAC Securityholders” means, collectively, the SPAC Shareholders, the SPAC Warrantholders and the SPAC Unitholders;

“SPAC Shareholders” means, at any time, the holders of SPAC Shares issued and outstanding at such time;

“SPAC Shares” means, collectively, SPAC Class A Common Shares and SPAC Class B Common Shares;

“SPAC Unit” means one SPAC Class A Common Share and one-half of one SPAC Warrant;

“SPAC Unitholders” means, at any time, the holders of SPAC Units outstanding at such time;

“SPAC Warrantholders” means, at any time, the holders of SPAC Warrants outstanding at such time;

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Common Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Common Share at an exercise price of $11.50;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Withholding Agent” has the meaning ascribed to such term in Section 6.2.

1.2	Interpretation

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)

time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end;

(c)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT AND BINDING EFFECT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 193 of the ABCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate, shall become effective commencing at the Arrangement Effective Time and shall be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders (including Company Dissenting Shareholders), SPAC, NewCo, the Company, AmalCo, the Employee Borrowers, the Lock-Up Shareholders and New SPAC from and after the Arrangement Effective Time.

2.3	Filing of Articles of Arrangement

The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 and, subject to the satisfaction or waiver of the Closing Conditions, Section 3.2, have become effective in the sequence and at the times set out therein.

ARTICLE 3

ARRANGEMENT

3.1	Effective Date Transactions

Commencing at the Arrangement Effective Time on the Effective Date, the following transactions shall occur and shall be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)

SPAC shall amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) with the same effect as if they had amalgamated under section 181 of the ABCA, except that the separate legal existence of NewCo shall not cease and NewCo shall survive the SPAC Amalgamation as New SPAC notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new corporate access number to New SPAC (and for the avoidance of doubt, the SPAC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4) and 87(5) of the Tax Act, as applicable, and qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code), and upon the SPAC Amalgamation becoming effective:

(i)	without limiting the generality of the foregoing, NewCo shall survive the SPAC Amalgamation as New SPAC;

(ii)

the properties, rights and interests of NewCo shall continue to be the properties, rights and interests of New SPAC provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of NewCo to New SPAC;

(iii)

the separate legal existence of SPAC shall cease without SPAC being liquidated or wound up, and the property, rights and interests of SPAC shall become the property, rights and interests of New SPAC provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of SPAC to New SPAC;

(iv)	New SPAC shall continue to be liable for the obligations of each of SPAC and NewCo;

(v)	any existing cause of action, claim or liability to prosecution is unaffected by the SPAC Amalgamation;

(vi)	a civil, criminal or administrative action or proceeding pending by or against either NewCo or SPAC prior to the SPAC Amalgamation may be continued to be prosecuted by or against New SPAC;

(vii)	a conviction against, or a ruling, order or judgment in favour of or against, either NewCo or SPAC may be enforced by or against New SPAC;

(viii)	the name of New SPAC shall be Hammerhead Energy Inc.;

(ix)	the registered office of New SPAC shall be the registered office of SPAC;

(x)	the articles of amalgamation of New SPAC shall be the New SPAC Articles and the certificate of amalgamation of New SPAC is deemed to be the certificate of incorporation of New SPAC;

(xi)	the by-laws of New SPAC shall be the bylaws of NewCo;

(xii)

the size of the board of directors of New SPAC shall be nine directors, and the directors of SPAC shall be the current directors of New SPAC, to hold office until the next annual meeting of the shareholders of New SPAC or until their successors are elected or appointed;

(xiii)

each SPAC Class A Common Share outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one fully paid and non-assessable Class A common share in the authorized share capital of New SPAC (a “New SPAC Class A Common Share”), the holders of the SPAC Class A Common Shares so exchanged shall be added as registered holders of New SPAC Class A Common Shares on the securities register of New SPAC, and each SPAC Class A Common Share so exchanged shall be, and shall be deemed to be, cancelled without any repayment of capital;

(xiv)

each SPAC Class B Common Share outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one fully paid and non-assessable Class B common share in the authorized share capital of New SPAC (a “New SPAC Class B Common Share”), the holders of the SPAC Class B Common Shares so exchanged shall be added as registered holders of New SPAC Class B Common Shares on the securities register of New SPAC, and each SPAC Class B Common Share so exchanged shall be, and shall be deemed to be, cancelled without any repayment of capital;

(xv)

each NewCo Common Share outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one New SPAC Class A Common Share, the holders of the NewCo Common Shares so exchanged shall be added as registered holders of New SPAC Class A Common Shares on the securities register of New SPAC, and each NewCo Common Share so exchanged shall be, and shall be deemed to be, cancelled without any repayment of capital;

(xvi)	there shall be added to the stated capital of the New SPAC Class A Common Shares, in respect of the New SPAC Class A Common Shares issued by New SPAC to the former holders of

SPAC Class A Common Shares and NewCo Common Shares, an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the SPAC Class A Common Shares and NewCo Common Shares immediately prior to such exchange;

(xvii)

there shall be added to the stated capital of the New SPAC Class B Common Shares, in respect of the New SPAC Class B Common Shares issued by New SPAC to the former holders of SPAC Class B Common Shares, an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the SPAC Class B Common Shares immediately prior to such exchange;

(xviii)

each SPAC Warrant outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one warrant to acquire one New SPAC Class A Common Share (a “New SPAC Warrant”), and each SPAC Warrant so exchanged shall be, and shall be deemed to be, cancelled. Each New SPAC Warrant shall continue to be governed by the terms of the SPAC Warrant Agreement, any restriction on the exercise of any SPAC Warrant so replaced shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to such SPAC Warrant shall otherwise remain unchanged as a result of the replacement of such SPAC Warrant; and

(xix)

each SPAC Unit outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one unit of New SPAC representing one New SPAC Class A Common Share and one-half of one New SPAC Warrant (a “New SPAC Unit”), and each SPAC Unit so exchanged shall be, and shall be deemed to be, cancelled.

(b)

no certificates will be issued to represent the New SPAC Class A Common Shares, New SPAC Class B Common Shares or New SPAC Warrants and the certificates formerly representing the SPAC Class A Common Shares, SPAC Class B Common Shares, NewCo Common Shares and SPAC Warrants shall, following the Arrangement Effective Time, be deemed to represent the New SPAC Class A Common Shares, New SPAC Class B Common Shares and New SPAC Warrants, respectively; and

(c)

the New SPAC Class A Common Share issued to the Company in exchange for its NewCo Common Share pursuant to the SPAC Amalgamation shall be purchased by New SPAC in consideration for the payment by New SPAC to the Company of $10.00, the Company shall be removed as a registered holder of New SPAC Class A Common Shares on the securities register of New SPAC and the New SPAC Class A Common Share so purchased shall be, and shall be deemed to be, cancelled.

3.2	Closing Date Transactions

Following completion of the steps set out in Section 3.1 and subject to the satisfaction or waiver of the Closing Conditions, the transactions set out in this Section 3.2 shall occur starting at the Closing Time and thereafter shall be deemed to occur in successive five minute intervals in the order set out below without any further authorization, act or formality required on the part of any Person. For greater certainty, in the event the Closing Conditions are not satisfied or waived, the Arrangement shall be deemed to be complete upon the occurrence of the steps set out in Section 3.1 and the transactions set out in this Section 3.2 shall not occur:

(a)

the Company Articles shall be amended to authorize a new class of common shares in the capital of the Company having the rights, privileges and restrictions set forth in Exhibit B to this Plan of Arrangement (the “Company Class B Common Shares”) and concurrently, all of the issued and outstanding Company Common Shares shall be re-designated as class A common shares in the capital of the Company (the “Company Class A Common Shares”);

(b)

each Company Class A Common Share held by the Employee Borrowers shall be, and shall be deemed to be transferred to, and acquired by, the Company (free and clear of any Liens) in exchange for one fully paid and non-assessable Company Class B Common Share and:

(i)	each Company Class A Common Share so transferred to, and acquired by, the Company shall be, and shall be deemed to be, cancelled without any repayment of capital;

(ii)	each Employee Borrower shall cease to have any rights as a registered holder of Company Class A Common Shares; and

(iii)

an amount equal to the aggregate stated capital of all Company Class A Common Shares transferred to the Company pursuant to Section 3.2(b) shall be added to the stated capital of the Company Class B Common Shares;

(c)

the stated capital of the Company Class B Common Shares shall be reduced by an aggregate amount equal to the product of the Fully-Diluted Company Common Share Price multiplied by the number of issued and outstanding Company Class B Common Shares, and the Company shall satisfy such reduction in stated capital by issuing a non-interest bearing demand promissory note to each of the Employee Borrowers, with a principal amount equal to the product of the Fully-Diluted Company Common Share Price multiplied by the number of issued and outstanding Class B Common Shares held by the respective Employee Borrower (the “NIB Notes”), and the aggregate principal amounts of the NIB Notes shall equal the aggregate stated capital reduction amount;

(d)

the amount owing by the Company to each Employee Borrower pursuant to the NIB Notes shall be set-off against the amount owing by each Employee Borrower to the Company pursuant to certain loan agreements between the Company and each Employee Borrower, and all amounts owing by the Employee Borrowers to the Company shall be settled and discharged;

(e)

each New SPAC Class B Common Share outstanding immediately prior to the Closing Date shall be exchanged for one fully paid and non-assessable New SPAC Class A Common Share and the holders of the New SPAC Class B Common Shares shall cease to have any rights as the registered holders of New SPAC Class B Common Shares;

(f)

each Company Share held by a Company Dissenting Shareholder shall be, and shall be deemed to be, surrendered to the Company by the holder thereof, and each such Company Share so surrendered shall be cancelled and thereupon each such Company Dissenting Shareholder shall cease to have any rights as a holder of such Company Shares other than a claim against the Company in an amount determined and payable in accordance with Article 4, and the name of such Company Dissenting Shareholder shall be removed as the registered holder of such Company Shares from the securities register of the Company;

(g)	in respect of the Company Warrants outstanding immediately prior to the Closing Time:

(i)

each Company 2013 Warrant shall be, and shall be deemed to be, exchanged for the Company 2013 Warrant Consideration and the holder of each such Company 2013 Warrant shall be removed as the holder from the register of Company 2013 Warrants maintained by or on behalf of the Company;

(ii)

each Company 2020 Warrant shall be, and shall be deemed to be, exercised on a cashless basis for a number of Company Class A Common Shares determined by the formula (A-B)/A, where A is equal to the Fully-Diluted Company Common Share Price and B is equal to the applicable exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of such Company 2020 Warrant, the holder of each such Company 2020 Warrant shall be removed as the holder from the register of Company 2020 Warrants maintained by or on behalf of the Company, and the Company shall update the register of Company Class A Common Shares maintained by or on behalf of the Company to reflect the number of Company Class A Common Shares issued to the holder upon the cashless exercise of such Company 2020 Warrant;

(h)

immediately following step (g) above (the “Company Amalgamation Effective Time”), the Company shall amalgamate with and into AmalCo (the “Company Amalgamation”) to form one unlimited liability corporation (the “Amalgamated Company”) (and for the avoidance of doubt, the Company Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable, and qualify as a “reorganization” within the meaning of Section 368(a) of the Code), and upon the Company Amalgamation becoming effective:

(i)

the separate legal existence of AmalCo and the Company shall cease without AmalCo or the Company being liquidated or wound up, and the property, rights and interests of AmalCo and the Company shall become the property, rights and interests and obligations of the Amalgamated Company provided the Company Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of AmalCo or the Company to the Amalgamated Company;

(ii)	the Amalgamated Company shall continue to be liable for the liabilities and obligations of each of AmalCo and the Company;

(iii)	any existing cause of action, claim or liability to prosecution is unaffected by the Company Amalgamation;

(iv)

a civil, criminal or administrative action or proceeding pending by or against either AmalCo or the Company prior to the Company Amalgamation may be continued to be prosecuted by or against the Amalgamated Company;

(v)	a conviction against, or a ruling, order or judgment in favour of or against, either AmalCo or the Company may be enforced by or against the Amalgamated Company;

(vi)	the name of the Amalgamated Company shall be Hammerhead Resources ULC;

(vii)	the registered office of the Amalgamated Company shall be the same registered office as the Company;

(viii)

the articles of amalgamation of the Amalgamated Company shall be the Company Closing Articles and the certificate of amalgamation of the Amalgamated Company is deemed to be the certificate of incorporation of the Amalgamated Company;

(ix)	the by-laws of the Amalgamated Company shall be the same as the by-laws of AmalCo;

(x)

the size of the board of directors of the Amalgamated Company shall be three directors, and Scott Sobie, Robert Tichio and Mike Kohut shall be the initial directors of the Amalgamated Company, to hold office until the next annual meeting of the shareholders of the Amalgamated Company or until their successors are elected or appointed;

(xi)	in respect of the Company Preferred Shares:

(A)

each Company Series IX Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series IX Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Common Share Exchange Ratio and the holders of the Company Series IX Preferred Shares shall cease to have any rights as the registered holders of Company Series IX Preferred Shares;

(B)	each Company Series VIII Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any

Company Series VIII Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series VIII Preferred Shares shall cease to have any rights as the registered holders of Company Series VIII Preferred Shares;

(C)

each Company Series VII Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series VII Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Series VII Preferred Share Exchange Ratio and the holders of the Company Series VII Preferred Shares shall cease to have any rights as the registered holders of Company Series VII Preferred Shares;

(D)

each Company Series VI Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series VI Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series VI Preferred Shares shall cease to have any rights as the registered holders of Company Series VI Preferred Shares;

(E)

each Company Series IV Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series IV Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series IV Preferred Shares shall cease to have any rights as the registered holders of Company Series IV Preferred Shares;

(F)

each Company Series III Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series III Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Series III Preferred Share Exchange Ratio and the holders of the Company Series III Preferred Shares shall cease to have any rights as the registered holders of Company Series III Preferred Shares;

(G)

each Company Series II Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series II Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the product of (i) the Company Series II Preferred Share Exchange Ratio and (ii) the Company Common Share Exchange Ratio, and the holders of the Company Series II Preferred Shares shall cease to have any rights as the registered holders of Company Series II Preferred Shares; and

(H)

each Company Series I Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series I Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series I Preferred Shares shall cease to have any rights as the registered holders of Company Series I Preferred Shares;

(xii)

each Company Option outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by

(2) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company Option (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio;

(xiii)

each Company RSU outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company RSU multiplied by (2) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company RSU (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio;

(xiv)

each Company Class A Common Share and Company Class B Common Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Class A Common Share and Company Class B Common Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Common Share Exchange Ratio and the holders of the Company Class A Common Shares and Company Class B Common Shares shall cease to have any rights as the registered holders of Company Class A Common Shares and Company Class B Common Shares, and each holder of the Company Class A Common Shares and Company Class B Common Shares shall be added as a registered holder of New SPAC Class A Common Shares on the securities register of New SPAC;

(xv)

an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Class A Common Shares, Company Class B Common Shares and Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Class A Common Share, Company Class B Common Share and Company Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be added to the stated capital of the New SPAC Class A Common Shares;

(xvi)

each AmalCo Common Share outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for one common share in the authorized share capital of the Amalgamated Company; and

(xvii)

an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the AmalCo Common Shares, the Company Class A Common Shares, Company Class B Common Shares and the Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for avoidance of doubt, any Company Class A Common Share, Company Class B Common Share and Company Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be added to the stated capital of the common shares of the Amalgamated Company;

(i)	New SPAC and each of the Lock-Up Shareholders shall be deemed to be party to and bound by the Lock-Up Agreement;

(j)	the Articles of New SPAC shall be amended and restated substantially in the form of the New SPAC Closing Articles;

(k)

the directors of New SPAC immediately prior to the Company Amalgamation Effective Time shall be deemed to have resigned and be replaced by the Post-Closing Directors, to hold office until the next annual meeting of the shareholders of New SPAC or until their successors are elected or appointed;

(l)

each then issued and outstanding New SPAC Class A Common Share held by a holder (the “Redeeming SPAC Shareholder”) who has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed by New SPAC in consideration for an amount in cash per Redemption Share calculated in accordance the Redemption Rights (the “Redemption Amount”), the holder of the Redemption Shares so redeemed shall cease to have any rights as the registered holder of such Redemption Shares (other than the right to receive the applicable Redemption Amount) and shall be removed as a registered holder of such Redemption Shares on the securities register of New SPAC, and each Redemption Share so redeemed shall be, and shall be deemed to be, cancelled; and

(m)

if the New SPAC Class A Common Share and New SPAC Warrants comprising a single New SPAC Unit have not been detached so as to permit separate transferability or trading thereof prior to the Company Amalgamation Effective Time, then effective at the Company Amalgamation Effective Time, any and all New SPAC Units outstanding immediately prior to the Company Amalgamation Effective Time shall be automatically detached and broken out into their constituent parts, such that a holder of one New SPAC Unit shall thereupon hold one New SPAC Class A Common Share and one-half of one New SPAC Warrant.

Subject to the satisfaction or waiver of the Closing Conditions, the transactions provided for in this Section 3.2 shall be deemed to occur on the Closing Date in the order set out above notwithstanding that certain of the procedures related hereto are not completed until after the Closing Date (and provided that none of the foregoing shall occur or shall be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing shall be deemed to occur without further act or formality).

ARTICLE 4

DISSENT RIGHTS

4.1

Pursuant to the Interim Order, a registered holder of Company Shares may exercise dissent rights with respect to the Company Shares held by such holder (“Company Dissent Rights”) in connection with the Arrangement pursuant to and in accordance section 191 of the ABCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1; provided that the written notice of dissent to the Company Arrangement Resolution contemplated by section 191(5) of the ABCA must be sent to and received by the Company not later than 5:00 P.M. (Calgary time) on the Business Day that is two (2) Business Days before the Company Shareholders Meeting. Company Shareholders who exercise Company Dissent Rights and who:

(a)

are ultimately determined to be entitled to be paid fair value from the Company for the Company Shares in respect of which they have exercised Company Dissent Rights, will, notwithstanding anything to the contrary contained in Section 191 of the ABCA, be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.2(f) in consideration of such fair value, and in no case will the Amalgamated Company, New SPAC or any other Person be required to recognize such holders as holders of Company Shares after the Closing Time, and each Company Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Company Dissenting Shareholder has exercised Company Dissent Rights and the securities register of the Company shall be amended to reflect that such former holder is no longer the holder of such Company Shares as at and from the Closing Time; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have exercised Company Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Company Dissent Rights.

4.2

For greater certainty, in addition to any other restrictions in the Interim Order and under Section 191 of the ABCA, none of the following shall be entitled to exercise Company Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Company Arrangement Resolution; (ii) the holders of Company Options and Company RSUs; and (iii) any other Person who is not a registered holder of Company Shares as of the record date for the Company Shareholders Meeting. A person may only exercise Company Dissent Rights in respect of all, and not less than all, of such person’s Company Shares.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1	At or before the Closing Time:

(a)

New SPAC shall deposit, or cause to be deposited, in escrow with the Exchange Agent, for the benefit of and to be held on behalf of the Company Securityholders entitled to receive New SPAC Class A Common Shares pursuant to Section 3.2(h), certificates representing, or other evidence regarding the issuance of, the New SPAC Class A Common Shares that such Company Securityholders are entitled to receive under the Arrangement (calculated without reference to whether any Company Shareholder has exercised Company Dissent Rights); and

(b)

the Company shall deposit, or cause to be deposited, in escrow with the Exchange Agent, for the benefit of and to be held on behalf of the Company 2013 Warrantholders, Cdn$168,000 representing the aggregate Company 2013 Warrant Consideration.

5.2

Upon the surrender to the Exchange Agent of a certificate (or where applicable, confirmation of book-entry only entries) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares or Company Warrants, as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Exchange Agent may reasonably require, the Exchange Agent shall deliver: (i) with respect to a Company Shareholder or a Company 2020 Warrantholder, book-entry only entries representing the New SPAC Class A Common Shares that such Company Securityholder is entitled to receive under the Arrangement; and (ii) with respect to a Company 2013 Warrantholder, payment by cheque or wire transfer representing the aggregate Company 2013 Warrant Consideration that such Company 2013 Warrantholder is entitled to receive under the Arrangement, in each case, less any amounts required to be withheld pursuant to Section 6.2.

5.3

Until surrendered as contemplated by this Article 5, each certificate which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares or Company Warrants shall be deemed at all times after the Company Amalgamation Effective Time to represent only the right to receive upon such surrender the New SPAC Class A Common Shares or Company 2013 Warrant Consideration (as applicable) which such holder is entitled to receive pursuant to Section 5.2.

5.4

Any certificate formerly representing Company Shares or Company Warrants that is not deposited, together with all other documents required hereunder, on or before the last Business Day before the third anniversary of the Closing Date, and any right or claim by or interest of any kind or nature, including the right of a former Company Shareholder or Company Warrantholder to receive certificates (or where applicable, confirmation of book-entry only entries) representing New SPAC Class A Common Shares or the Company 2013 Warrant Consideration to which such holder is entitled pursuant to the Arrangement, shall terminate and be deemed to be surrendered and forfeited to New SPAC for no consideration and in respect of such forfeited New SPAC Class A Common Shares, such New SPAC Class A Common Shares shall be cancelled.

5.5

No Company Shareholder or Company Warrantholder shall be entitled to receive any consideration with respect to the Company Shares or the Company Warrants other than the consideration to which such holder is entitled to receive under the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

5.6

All dividends payable with respect to any New SPAC Class A Common Shares allotted and issued pursuant to this Plan of Arrangement for which a certificate has not been issued shall be paid or delivered to the Exchange Agent to be held by the Exchange Agent in trust for the registered holder thereof. The Exchange Agent shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Exchange Agent in such form as the Exchange Agent may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

5.7

In no event shall any Person be entitled to a fractional New SPAC Class A Common Share. Where the aggregate number of New SPAC Class A Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a New SPAC Class A Common Share being issuable, the number of New SPAC Class A Common Shares to be received by such Person shall be rounded up or down to the nearest whole New SPAC Class A Common Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Cash payments to the Company 2013 Warrantholders will be rounded up to the nearest nearest cent.

5.8

If any certificate which immediately prior to the Company Amalgamation Effective Time represented one or more outstanding Company Shares or Company Warrants that were transferred pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will pay and deliver, in exchange for such lost, stolen or destroyed certificate, the New SPAC Class A Common Shares or Company 2013 Warrant Consideration which such holder is entitled to receive pursuant to Section 5.2, less any amounts required to be withheld pursuant to Section 6.2. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to New SPAC and the Exchange Agent in such sum as New SPAC may direct, or otherwise indemnify New SPAC and the Exchange Agent in a manner satisfactory to New SPAC and the Exchange Agent, against any claim that may be made against New SPAC or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.9

Following the Closing Time, New SPAC shall prepare a register of the holders of options to acquire New SPAC Class A Common Shares issued pursuant to Section 3.2(h)(xii) and 3.2(h)(xiii). Such register shall contain the name and address of each holder, the number of New SPAC Class A Common Shares which are subject to the option, the per share exercise price and the expiry date of such option.

ARTICLE 6

EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1

From and after the Arrangement Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, the Employee Borrowers, the Lock-Up Shareholders, SPAC, NewCo, AmalCo, and any transfer agent or other exchange agent therefor in relation thereto (including the Exchange Agent), shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2

SPAC, New SPAC, the Company and, in each case, their Affiliates (each, a “Withholding Agent”), shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Plan of Arrangement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, the Tax Act, or other provision of U.S. state, local or non-U.S. Tax Law; provided, that, except with respect to withholding or deducting on any amounts treated as compensation for services, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The applicable Withholding Agent is hereby authorized to dispose of such portion of any share or other security payable, issuable or transferable pursuant to this Plan of Arrangement as is necessary to provide sufficient funds to such Withholding Agent to enable it to comply with such deduction and withholding requirement and such Withholding Agent shall use commercially reasonable efforts to notify the other Person of such disposition and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the Person entitled to receive such consideration. SPAC, New SPAC, the Company and AmalCo agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as the Withholding Agent reasonably determines. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made. To the extent a Withholding Agent becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Plan of Arrangement, the Withholding Agent shall notify the other Person as soon as reasonably practicable, and such Person shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

ARTICLE 7

AMENDMENTS

7.1

The Company and SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must: (a) be set out in writing; (b) be approved by the Company and SPAC, each acting reasonably; (c) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court; and (d) be communicated to the Affected Securityholders if and as required by the Court.

7.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or SPAC at any time prior to the Company Shareholders Meeting or the SPAC Shareholders Meeting (provided that the Company or SPAC shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting or the SPAC Shareholders Meeting, as applicable (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

7.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if: (a) it is consented to in writing by each of the Company and SPAC (in each case, acting reasonably); and (b) if required by the Court, it is consented to by some or all of the Company Securityholders or SPAC Securityholders voting in the manner directed by the Court.

7.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by New SPAC, provided that it concerns a matter which, in the reasonable opinion of New SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

7.5	This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the Business Combination Agreement.

ARTICLE 8

FURTHER ASSURANCES

8.1

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Final Form

EXHIBIT A

POST-CLOSING DIRECTORS1

[1]	Note: Names and addresses of six individuals to be designated by the Company and one individual to be designated by SPAC prior to the Closing Time to be inserted in this Exhibit A.

Final Form

EXHIBIT B

CLASS B COMMON SHARES

CLASS B COMMON SHARES

Unlimited number of Class B Common Shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of the Corporation; (ii) to receive any dividend declared by the Corporation; and (iii) to receive the remaining property of the Corporation upon dissolution.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Section 124 of the ABCA, except in respect of an action by or on behalf of New SPAC to procure a judgment in New SPAC’s favor, New SPAC may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New SPAC is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of New SPAC, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New SPAC, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from New SPAC in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New SPAC, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). New SPAC may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

A corporation may advance funds to an indemnifiable person in order to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

Subject to the aforementioned prohibitions on indemnification, an indemnifiable person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the person acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.

As permitted by the ABCA, New SPAC’s by-laws will require New SPAC to indemnify directors or officers of New SPAC, former directors or officers of New SPAC or other individuals who, at New SPAC’s request, act or acted as directors or officers or in a similar capacity of another entity of which New SPAC is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because New SPAC’s by-laws will require that indemnification be subject to the ABCA, any indemnification that New SPAC provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New SPAC may also, pursuant to the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New SPAC or a related body corporate.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NewCo pursuant to the foregoing provisions, NewCo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1†**	Business Combination Agreement, dated September 25, 2022 by and among DCRD, Hammerhead, NewCo and AmalCo (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

3.1**	Form of Domestication Articles and Bylaws (attached as Annex B-1 to B-3 to the proxy statement/prospectus that forms a part of this registration statement).

3.2**	Form of New SPAC Articles (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).

3.3**	Form of New SPAC Closing Articles (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).

3.4**	New SPAC Closing Bylaws (attached as Annex J to the proxy statement/prospectus that forms a part of this registration statement).

4.1**	Warrant Agreement, dated August 10, 2021, between DCRD and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to DCRD’s Current Report on Form 8-K (File No. 001-40731) filed with the SEC on August 13, 2021).

4.2**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to DCRD’s Registration Statement on Form S-1 (File No. 333-254259) filed with the SEC on July 30, 2021).

4.3**	Form of Amended and Restated Warrant Agreement by and among New SPAC, Computershare Inc. and Computershare Trust Company, N.A.

4.4**	Form of Amended and Restated Registration Rights Agreement by and among New SPAC and the holders named therein (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).

4.5**	Amended and Restated Indenture dated June 19, 2020 between Hammerhead, as issuer, Prairie Lights Power GP Inc. and Prairie Lights Power Limited Partnership, as guarantors and Computershare Trust Company, N.A., as trustee.

4.6**	Form of Warrant Assignment and Assumption Agreement by and among New SPAC, DCRD, Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent

5.1*	Opinion of Burnet, Duckworth & Palmer LLP regarding legality of securities being registered.

5.2*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

8.1**	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. federal income tax matters.

8.2*	Opinion of Bennett Jones LLP regarding certain Canadian tax matters.

10.1**	Sponsor Support Agreement, dated as of September 25, 2022, by and among DCRD Sponsor, DCRD, New SPAC and Hammerhead (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).

10.6**	Form of Lock-Up Agreement (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).

10.7**	Form of Hammerhead Shareholder Support Agreement (attached as Annex I to the proxy statement/prospectus that forms a part of this registration statement).

Exhibit Number	Description

10.8**	Sponsor Side Letter, dated as of September 25, 2022, by and among DCRD, DCRD Sponsor, Riverstone Fund V and certain Riverstone Fund V Entities (incorporated by reference to Exhibit 10.5 to DCRD’s Current Report on Form 8-K (File No. 001-40731) filed with the SEC on September 26, 2022).

10.09†‡**	Fourth Amended and Restated Credit Agreement dated June 9, 2022 between Hammerhead, as borrower, Canadian Imperial Bank of Commerce, National Bank of Canada, ATB Financial, Business Development Bank of Canada and Canadian Western Bank, as lenders (filed as Exhibit 10.10 to Amendment No. 1 to New SPAC’s Registration Statement on Form F-4).

10.10†‡**	Consent and Second Amending Agreement dated December 15, 2022 between Hammerhead, as borrower, Canadian Imperial Bank of Commerce, Royal Bank of Canada, ATB Financial, Business Development Bank of Canada and Canadian Western Bank, as lenders and Canadian Imperial Bank of Commerce, a Canadian chartered bank, as Agent.

21.1**	List of subsidiaries of New SPAC.

23.1*	Consent of Ernst and Young LLP.

23.2**	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Burnet, Duckworth & Palmer LLP (included as part of Exhibit 5.1 hereto).

23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.2 hereto).

23.5**	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 8.1 hereto).

23.6*	Consent of Bennett Jones LLP (included as part of Exhibit 8.2 hereto).

23.7**	Consent of McDaniel & Associates Consultants Ltd. with respect to the Hammerhead Resources Inc. reserve report (filed as Exhibit 23.6 to the initial filing of New SPAC’s Registration Statement on Form F-4).

24.1**	Powers of Attorney (included on the signature page of this registration statement).

99.1**	Form of Proxy Card of Decarbonization Plus Acquisition Corporation IV.

99.2**	Consent of A. Stewart Hanlon.

99.3**	Consent of J. Paul Charron.

99.4**	Consent of James McDermott.

99.5**	Consent of Bryan Begley.

99.6**	Reserve Report of McDaniel & Associates Consultants Ltd. as to reserves of Hammerhead Resources Inc. as of December 31, 2021.

99.7**	Reserve Report of McDaniel & Associates Consultants Ltd. as to reserves of Hammerhead Resources Inc. as of December 31, 2020.

99.8**	Reserve Report of McDaniel & Associates Consultants Ltd. as to reserves of Hammerhead Resources Inc. as of December 31, 2019.

107**	Filing Fee Table.

*	Filed herewith
**	Previously filed
***	To be filed by amendment
†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
‡

Portions of this exhibit have been redacted in compliance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is not material and is the type of information that the registrant customarily and actually treats as private and confidential.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on December 23, 2022.

Hammerhead Energy Inc.

By:	/s/ Scott Sobie
Name:	Scott Sobie
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on December 23, 2022

Name	Title	Date

* Scott Sobie	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2022

* Michael G. Kohut	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	December 23, 2022

* Robert Tichio	Director	December 23, 2022

* Jesal Shah	Director	December 23, 2022

*By:	/s/ Scott Sobie
Name:	Scott Sobie
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Hammerhead Energy Inc. has duly caused this registration statement to be signed by the following duly authorized representative in the United States on December 23, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director